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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Filed pursuant to Rule 424(b)(1)
Registration Statement No. 333-222475

           PROSPECTUS

495,366,932 Shares

Altice USA, Inc.

Class A Common Stock

Class B Common Stock

           This prospectus is being furnished to shareholders of record, as of May 23, 2018, of Altice N.V., a public limited liability company ("Naamloze vennootschap") incorporated in the Netherlands, in connection with the planned pro rata distribution (the "Distribution") by Altice N.V. to its shareholders of 495,366,932 shares consisting of a combination of Class B common stock, par value $0.01 per share (the "Class B common stock"), of Altice USA, Inc. ("Altice USA" or the "Company") and Class A common stock, par value $0.01 per share (the "Class A common stock" and, together with the Class B common stock, the "Altice USA common stock"). As of May 22, 2018, Altice N.V. indirectly owned 490,085,674 shares of Class B common stock and 51,456,042 shares of Class A common stock representing 73.5% of the total outstanding capital stock and 98.4% of the total voting power of the outstanding capital stock of Altice USA. The Distribution will not increase the number of outstanding shares of Altice USA.

           Each Altice N.V. common share outstanding as of 18:00 CET on May 23, 2018, the record date for the Distribution (the "Record Date"), will entitle the holder thereof to receive shares of Class A common stock and/or Class B common stock as described below. Delivery of the shares in the Distribution will be made in book-entry form.

           The Distribution will be structured as a distribution in kind to holders of Altice N.V.'s common shares A and common shares B. The number of shares of Altice USA common stock to be distributed to each Altice N.V. shareholder as of the Record Date will be based on such shareholder's ownership of Altice N.V. common shares. Pursuant to the terms of the Distribution, each Altice N.V. shareholder will be given the right to elect the percentage of shares of Class A common stock and shares of Class B common stock such shareholder receives in the Distribution. The number of shares of Class B common stock distributed will be subject to a cap of 247.7 million shares, representing 50% of the total shares of Altice USA common stock being distributed and approximately one-third of the total issued share capital of Altice USA (the "Class B Cap"). If the Class B Cap is exceeded, the shares of Class B common stock delivered to Altice N.V. shareholders of record who elect to receive them will be subject to proration, and such shareholders will receive shares of Class A common stock in lieu of the portion of shares of Class B common stock that is cut back.

           If an Altice N.V. shareholder of record does not make an election by 17:30 CET on June 4, 2018 (the "Election Deadline"), such shareholder will receive only shares of Class A common stock in the Distribution (the "Default Election"). Based on the final results of the election and any proration, immediately prior to the Distribution, Altice N.V. will convert shares of Class B common stock into the requisite number of shares of Class A common stock for the Distribution.

           Altice N.V. is ultimately controlled by Patrick Drahi through Next Alt S.à r.l. ("Next Alt"). As of May 22, 2018, Next Alt held 67.5% of the outstanding share capital and voting rights of Altice N.V., representing 49.5% of the economic rights and 69.6% of the voting power in general meetings. As of May 22, 2018, Altice N.V. (through CVC 3 B.V. ("CVC 3"), its direct wholly owned subsidiary), Neptune Holding US LP ("Holding LP"), a Delaware limited partnership controlled by CVC 3, Uppernext S.C.S.p. ("Uppernext"), an entity controlled by Mr. Drahi, and A4 S.A., an entity controlled by the family of Mr. Drahi, on a combined basis, owned 74.5% of our issued and outstanding shares of common stock, which represents 98.5% of the voting power of our outstanding capital stock.

           Mr. Drahi has informed us that Next Alt will elect to receive 100% of the shares of Altice USA to which it is entitled in the Distribution in the form of Class B common stock and will be subject to proration, in the same manner as other Altice N.V. shareholders, in the event the Class B Cap is exceeded. In connection with the Distribution, Next Alt will enter into voting agreements (the "Concert Group voting agreements") with certain current and former officers and directors of Altice N.V., Altice USA and other Altice Group companies (such officers and directors, collectively, the "Concert Group") with respect to all shares of Altice USA common stock they own (including any shares of Altice USA common stock that such members receive in the Distribution). In addition, the Concert Group members who are Altice USA directors or officers have informed us that they intend to elect to receive 100% of the shares of Altice USA to which such members are entitled in the Distribution in the form of Class B common stock. It is also expected that the other members of the Concert Group intend to elect to receive 100% of the shares of Altice USA to which such members are entitled in the Distribution in the form of Class B common stock. As a result of Next Alt's and the Concert Group's intended election, the Concert Group voting agreements and the Holding LP voting agreement (as defined herein), Mr. Drahi (through entities controlled directly or indirectly by him or his family (including Next Alt, Uppernext and A4 S.A.)) will control Altice USA immediately after giving effect to the Distribution regardless of the elections made by the other Altice N.V. shareholders. See "Certain Relationships and Related-Party Transactions—Right of First Refusal and Concert Group Voting Agreements."

           Fractional shares of Altice USA common stock will not be distributed in the Distribution. Fractional shares of Class A common stock and Class B common stock (after conversion into shares of Class A common stock) will be aggregated into whole shares of Class A common stock, which will be sold in the open market at prevailing market prices. The aggregate cash proceeds from such sales, net of any brokerage fees and other costs, will be distributed pro rata to holders who would have otherwise been entitled to receive a fractional share in the Distribution.

           The Distribution is expected to be effective as of 9:00 CET, on June 8, 2018 (the "Distribution Date").

           Altice N.V. shareholders will not be required to pay any consideration for the Altice USA common stock they receive in the Distribution, and they will not be required to surrender or exchange their common shares of Altice N.V. in connection with the Distribution. Prior to the Election Deadline and subject to the Class B Cap, Altice N.V. shareholders will, however, have the right to elect the percentage of shares of Class A common stock and shares of Class B common stock they wish to receive in the Distribution.

           Our shares of Class A common stock are listed on the New York Stock Exchange (the "NYSE") under the symbol "ATUS." Our Class B common stock will not be listed on the NYSE or any other stock exchange at the time of the Distribution and we do not currently intend to list our Class B common stock on the NYSE or any other stock exchange.

           In reviewing this prospectus, you should carefully consider the matters described in the "Risk Factors" section beginning on page 21 of this prospectus.

           Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 24, 2018.

        This prospectus is being furnished solely to provide information to Altice N.V. shareholders as of the Record Date who will receive shares of Altice USA common stock in the Distribution. It is not and is not to be construed as an inducement or encouragement to buy or sell any securities of Altice N.V. or Altice USA. This prospectus describes Altice USA's business, its relationship with Altice N.V. and how the Distribution affects Altice USA and its shareholders, and provides other information to assist you in evaluating the benefits and risks of holding or disposing of the Altice USA common stock that you will receive in the Distribution.

        The information contained in this prospectus is accurate only as of its date. Our business, financial condition, operating results and prospects may have changed since that date. Certain numerical figures included in this prospectus have been subject to rounding adjustments. Accordingly, such numerical figures shown as totals in various tables may not be arithmetic aggregations of the figures that precede them.

i

TRADEMARKS, SERVICE MARKS AND TRADE NAMES

        We own or have rights to use the trademarks, service marks and trade names that we and Altice N.V. use in connection with our businesses, such as Altice, Suddenlink, Optimum, Lightpath, Altice Media Solutions, Altice Labs, Altice Technical Services, News 12 Networks, News 12 Varsity and Audience Partners. Each trademark, service mark and trade name of any other company appearing in this prospectus is, to our knowledge, owned by such other company. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus are listed without the ® and ™ symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights or the rights of any applicable licensors to these trademarks, service marks and trade names.

MARKET AND INDUSTRY DATA

        Market and industry data and forecasts used in this prospectus have been obtained from independent industry sources. Some market data and statistical information contained in this prospectus are also based on management's estimates and calculations, which are derived from our review and interpretation of the independent sources, our internal market and brand research, our knowledge of the industry and public filings. Although we believe these sources to be reliable, we have not independently verified the data obtained from these sources and we cannot assure you of the accuracy or completeness of the data. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements contained in this prospectus.

ii

 INDUSTRY TERMS

        The following is a glossary of certain industry terms used throughout this prospectus:

ARPU	Average monthly revenue per residential customer.
Churn	Customer attrition rate.
CLEC	Competitive Local Exchange Carrier.
DBS	Direct Broadcast Satellite.
DOCSIS	Data Over Cable Service Interface Specification.
DSL	Digital subscriber line.
DVR	Digital video recorder.
FTTH	Fiber-to-the-home.
FTTT	Fiber-to-the-tower.
Gbps	Gigabits per second.
HD	High-definition.
HFC	Hybrid fiber-coaxial.
Homes Passed	Represents the estimated number of single residence homes, apartments and condominium units passed by the cable distribution network in areas serviceable without further extending the transmission lines. In addition, it includes commercial establishments that have connected to our cable distribution network.
ILEC	Incumbent Local Exchange Carrier.
Mbps	Megabits per second.
MDU	Multiple dwelling unit.
MVPD	Multichannel video programming distributor.
OTT	Over-the-top; video programming and other content transmitted over the Internet.
SIP	Session Initiated Protocol.
SMATV	Satellite Master Antenna Television.
SMB	Small and medium-sized business.
VOD	Video-on-demand.
VoIP	Voice over Internet Protocol.

iii

QUESTIONS AND ANSWERS ABOUT THE DISTRIBUTION

        The following questions and answers briefly address some commonly asked questions about the Distribution. They may not include all the information that is important to you. We encourage you to read carefully this entire prospectus and the other documents referred to herein. We have included references in certain parts of this section to a more detailed discussion of each topic presented in this section.

Why Is Altice N.V. Distributing Its Shares in Altice USA?

        Altice N.V. believes the proposed separation of Altice N.V. and Altice USA (the "Separation") through the Distribution will unlock more of the value of Altice USA and allow Altice N.V. management to effect a turnaround of its French business more expeditiously. In addition, the Distribution and resulting separation of Altice N.V. and Altice USA are expected to help Altice N.V. and Altice USA focus on their core businesses. Altice N.V. believes the Distribution will enhance management accountability, transparency and focus for both Altice USA's business and Altice N.V.'s remaining businesses. Altice N.V. also believes the Distribution will better enable investors to invest specifically in the geographic regions in which they are interested and allow for better geographic alignment between investors and securities analysts and the companies.

Is Altice N.V. Shareholder Approval Needed in Connection with the Distribution?

        Yes, under Altice N.V.'s articles of association, Altice N.V. is required to submit the distribution in kind that results in the Distribution to a shareholder vote at an Annual General Meeting ("AGM"). At the AGM, the Altice N.V. shareholders will be asked to approve (i) the distribution in kind and (ii) the board resolution approving the change in identity and character of the business of Altice N.V resulting from the Distribution.

What Is Being Distributed in the Distribution?

        495,366,932 shares in aggregate of our Class A common stock and Class B common stock will be distributed in the Distribution. The shares of Altice USA common stock to be distributed by Altice N.V. in connection with the Distribution will constitute approximately 67.2% of the issued and outstanding shares of Altice USA common stock immediately after the Distribution. The Distribution will not increase the number of outstanding shares of Altice USA.

        The Distribution will be structured as a distribution in kind to holders of Altice N.V.'s common shares A and common shares B. The number of shares of Altice USA common stock to be distributed to each Altice N.V. shareholder as of the Record Date will be based on such shareholder's ownership of Altice N.V. common shares. Pursuant to the terms of the Distribution, each Altice N.V. shareholder will be given the right to elect the percentage of shares of Class A common stock and shares of Class B common stock such shareholder receives in the Distribution. The number of shares of Class B common stock distributed will be subject to the Class B Cap. If the Class B Cap is exceeded, the shares of Class B common stock delivered to Altice N.V. shareholders of record who elect to receive them will be subject to proration, and such shareholders will receive shares of Class A common stock in lieu of the portion of shares of Class B common stock that is cut back.

        If an Altice N.V. shareholder of record does not make an election by the Election Deadline, such shareholder will receive the Default Election. Based on the final results of the election and any proration, immediately prior to the Distribution, Altice N.V. will convert shares of Class B common stock into the requisite number of shares of Class A common stock for the Distribution.

        As of May 22, 2018, Altice N.V. (through CVC 3) owned 5,281,258 shares of Class A common stock and 490,085,674 shares of Class B common stock. CVC 3 is also the sole member of Neptune Holding US GP LLC, which is the sole general partner of Holding LP. In connection with the

Distribution, shares of Altice USA common stock will be distributed by CVC 3 to Altice N.V. by means of a distribution from the share premium reserve in combination with a decrease of issued share capital of CVC 3 by way of cancelling shares. Subsequently Altice N.V. will transfer the Altice USA common stock to its shareholders. In addition, as of May 22, 2018, Altice N.V. indirectly through Holding LP owned 46,174,784 shares of Class A common stock (representing 6.3% of the Altice USA common stock, of which 2.7% is attributable to Neptune Management LP in connection with the Carry Unit Plan (as defined herein) and 3.6% is attributable to Altice N.V. (through CVC 3)).

        Prior to the Separation, CVC 3 will transfer its control of the general partner of Holding LP to us. CVC 3 will maintain substantially the same rights as a limited partner in Holding LP after the Separation as it had prior to the Separation. In addition, we and Next Alt intend to enter into an agreement (the "Holding LP voting agreement") pursuant to which Next Alt will be granted a proxy to vote the shares of Altice USA common stock held by Holding LP. See "Ancillary Agreements—Voting Agreement relating to Holding LP" for more information.

        Altice N.V. is ultimately controlled by Mr. Drahi through Next Alt. As of May 22, 2018, Next Alt held 67.5% of the outstanding share capital and voting rights of Altice N.V., representing 49.5% of the economic rights and 69.6% of the voting power in general meetings. Mr. Drahi has informed us that Next Alt will elect to receive 100% of the shares of Altice USA to which it is entitled in the Distribution in the form of Class B common stock and will be subject to proration, in the same manner as other Altice N.V. shareholders, in the event the Class B Cap is exceeded. In addition, the Concert Group members who are Altice USA directors or officers have informed us that they intend to elect to receive 100% of the shares of Altice USA to which such members are entitled in the Distribution in the form of Class B common stock. It is also expected that the other members of the Concert Group intend to elect to receive 100% of the shares of Altice USA to which such members are entitled in the Distribution in the form of Class B common stock. As a result of Next Alt's and the Concert Group's intended election, the Concert Group voting agreements and the Holding LP voting agreement, Mr. Drahi (through entities controlled directly or indirectly by him or his family (including Next Alt, Uppernext and A4 S.A.)) will control Altice USA immediately after giving effect to the Distribution regardless of the elections made by the other Altice N.V. shareholders. For more information regarding the Concert Group voting agreements, see "Certain Relationships and Related-Party Transactions—Right of First Refusal and Concert Group Voting Agreements."

        Fractional shares of Altice USA common stock will not be distributed in the Distribution. Fractional shares of Class A common stock and Class B common stock (after conversion into shares of Class A common stock) will be aggregated into whole shares of Class A common stock, which will be sold in the open market at prevailing market prices. The aggregate cash proceeds from such sales, net of any brokerage fees and other costs, will be distributed pro rata to holders who would have otherwise been entitled to receive a fractional share in the Distribution.

When Is the Distribution Expected to be Completed?

        The Distribution is expected to be completed on June 8, 2018.

What Will Altice N.V. Shareholders Receive in the Distribution?

        Each Altice N.V. shareholder, irrespective of whether such Altice N.V. shareholder holds Altice N.V. common shares A or common shares B, will be entitled to receive 0.4163 shares of Altice USA common stock for each whole Altice N.V. share held on the Record Date. As described above, the number of shares of Class A common stock and Class B common stock to be received by a shareholder will depend on the mix elected by such shareholder and any proration as a result of the Class B Cap.

Who Is Entitled to Receive Shares of Altice USA Common Stock in the Distribution?

        Each Altice N.V. common share outstanding as of the Record Date will entitle the holder thereof to receive shares of Class A common stock and/or Class B common stock as described above.

What Do Altice N.V. Shareholders Need to do to Receive Shares of Altice USA Common Stock?

        Holders of Altice N.V. common shares on the Record Date are not required to pay any cash or deliver any other consideration or give up any Altice N.V. common shares to receive the shares of Altice USA common stock in the Distribution. Pursuant to the terms of the Distribution, each Altice N.V. shareholder will be given the right to elect the percentage of shares of Class A common stock and shares of Class B common stock such shareholder receives in the Distribution until the Election Deadline, subject to the Class B Cap. Altice N.V. shareholders who hold their shares through a broker-dealer or financial institution will need to instruct such broker-dealer or financial institution to effect the election in accordance with its policies. Delivery of the shares in the Distribution will be made in book-entry form.

        If an Altice N.V. shareholder of record does not make an election by the Election Deadline, such shareholder will receive the Default Election. Based on the final results of the election and any proration, immediately prior to the Distribution, Altice N.V. will convert shares of Class B common stock into the requisite number of shares of Class A common stock for the Distribution.

        Holders of Altice N.V. common shares who sell those shares prior to the Record Date, so that they are not the record holder of such shares on the Record Date, will also be selling the right to receive the shares of Altice USA common stock that would have been distributed to them in the Distribution with respect to the Altice N.V. common shares they sell. Holders of Altice N.V. common shares on the Record Date will be entitled to receive the shares of Altice USA common stock that are distributable in respect of those shares even if such holders sell those Altice N.V. common shares prior to the Distribution Date.

Is the Distribution Subject to Any Conditions?

        The implementation of the Distribution is subject to the following conditions precedent being satisfied or waived.

  •
  Approval of Altice N.V. shareholders at the AGM of (i) the distribution in kind and (ii) the board resolution approving the change in identity and character of the business of Altice N.V. resulting from the Distribution;

  •
  The receipt of approvals from, or notices to, certain federal and state authorities in the United States, including the Federal Communications Commission and the Department of Justice;

  •
  This Registration Statement being declared effective by the U.S. Securities and Exchange Commission (the "Commission");

  •
  The prospectus prepared by Altice USA in connection with the Distribution for the purposes of Article 3 of Directive 2003/71/EC of the European Parliament and the Council being approved by the Netherlands Authority for the Financial Markets (Stichting Autoriteit Financiële Markten);

  •
  The entry into a master separation agreement (the "Master Separation Agreement"), the entry into a stockholders' agreement among Altice USA, Next Alt and certain other parties (the "post-Distribution stockholders' agreement") and the entry into, amendments to or termination of various arrangements between Altice N.V. and Altice USA, such as a license to use the Altice brand and the management agreement pursuant to which we pay a quarterly management fee to Altice N.V.;

  •
  (i) Altice USA's third amended and restated certificate of incorporation having been approved and adopted by the affirmative vote of the holders of a majority of the aggregate voting power of all outstanding shares of capital stock of Altice USA, (ii) Altice USA having mailed or caused to be mailed to its stockholders an Information Statement on Schedule 14C with respect to such approval and adoption and the 20-day waiting period under Regulation 14C under the Exchange Act shall have elapsed, and (iii) Altice USA having filed or caused to be filed with the Secretary of State of the State of Delaware the third amended and restated certificate of incorporation following the completion of the 20-day waiting period under Regulation 14C under the Exchange Act;

  •
  The absence of any law or any governmental order issued by a governmental authority of competent jurisdiction being in effect that enjoins or makes illegal the Separation; and

  •
  The declaration and payment of a one-time $1.5 billion dividend to Altice USA stockholders as of a record date prior to the Distribution (the "Pre-Distribution Dividend").

        As of the date of this prospectus, all of the foregoing conditions have been satisfied except: (i) the entry into the post-Distribution stockholders' agreement and the entry into, amendments to or termination of various arrangements between Altice N.V. and Altice USA, (ii) the filing of the third amended and restated certificate of incorporation with the Secretary of State of the State of Delaware following the completion of the 20-day waiting period under Regulation 14C under the Exchange Act, (iii) the absence of any law or governmental order issued by a governmental authority of competent jurisdiction being in effect that enjoins or makes the Separation illegal, and (iv) the payment of the Pre-Distribution Dividend. Holders of Altice N.V. shares that are entitled to receive shares of Altice USA common stock in the Distribution are not entitled to receive any portion of the Pre-Distribution Dividend.

        Altice N.V. shall, in its sole and absolute discretion, determine the Record Date, the Distribution Date and all terms of the Distribution, including the form, structure and terms of any transactions and/or offerings to effect the Distribution and the timing of and conditions to the consummation thereof. In addition and notwithstanding anything to the contrary set forth in this prospectus, Altice N.V. may at any time and from time to time until the Distribution decide to abandon or modify the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution or modifying or changing the terms of the Distribution if, at any time, the Altice N.V. board of directors determines, in its sole and absolute discretion, that the Distribution is not in the best interests of Altice N.V. or its shareholders or is otherwise not advisable. Entering into, terminating or modifying any agreements between Altice N.V. and Altice USA require prior approval of our Audit Committee pursuant to our Related-Party Transaction Approval Policy. See "Certain Relationships and Related-Party Transactions—Our Policy Regarding Related-Party Transactions."

What Will Govern Altice N.V. Shareholders' Rights as Altice USA Stockholders?

        Prior to the Distribution, CVC 3 B.V., a direct subsidiary of Altice N.V. and controlling stockholder of Altice USA, will approve and adopt Altice USA's third amended and restated certificate of incorporation and our Board of Directors ("Board") will approve and adopt Altice USA's second amended and restated bylaws. In this prospectus, we treat our third amended and restated certificate of incorporation and second amended and restated bylaws as being in effect on the date of this prospectus. The rights of Altice USA stockholders are governed by Delaware law, as well as Altice USA's third amended and restated certificate of incorporation and second amended and restated bylaws. A description of these rights is included in this prospectus under the heading "Description of Capital Stock."

How Many Classes of Common Stock Does Altice USA Have Outstanding and How Do They Differ from One Another?

        As of the date of this prospectus, Altice USA has 246,982,292 shares of Class A common stock and 490,086,674 shares of Class B common stock issued and outstanding. As of the date hereof, Altice USA has not issued any shares of its Class C common stock or its preferred stock.

        Holders of Class A common stock are entitled to one vote per share and holders of Class B common stock are entitled to twenty-five votes per share, in each case, on any matter submitted to a vote of Altice USA stockholders. Except as set forth in Altice USA's third amended and restated certificate of incorporation or as required by Delaware law, holders of shares of Class A common stock and Class B common stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of Altice USA stockholders.

        Except as set forth in Altice USA's third amended and restated certificate of incorporation or as required by Delaware law, all shares of Class A common stock and Class B common stock have the same rights and privileges and rank equally, share ratably and are identical in all respects for all matters.

        Each share of Class B common stock is convertible at any time upon written notice to Altice USA at the option of the holder into one share of Class A common stock pursuant to Altice USA's third amended and restated certificate of incorporation. For additional information about converting shares of Class B common stock into shares of Class A common stock, see "Description of Capital Stock—Class A Common Stock, Class B Common Stock and Class C Common Stock—Conversion and Transfers."

        Altice USA's third amended and restated certificate of incorporation does not provide for the automatic conversion of shares of Class B common stock upon transfer under any circumstances. As a result, the holders of Class B common stock will be free to transfer them without converting them into shares of Class A common stock. Any shares of Class B common stock that are converted into Class A common stock may not be reissued. The disparate voting rights of the shares of Class B common stock will not change upon transfer unless first converted into shares of Class A common stock.

        Our shares of Class A common stock are listed on the NYSE under the symbol "ATUS." Our Class B common stock will not be listed on the NYSE or any other stock exchange at the time of the Distribution and we do not currently intend to list our Class B common stock on the NYSE or any other stock exchange.

        For additional information about the Class A common stock and Class B common stock, please refer to the "Description of Capital Stock" included elsewhere in this prospectus.

What If Altice N.V. Shareholders Want to Convert or Sell Shares of Our Class B Common Stock Received in the Distribution?

        Our shares of Class B common stock will not be listed on the NYSE or any other stock exchange at the time of the Distribution and accordingly a trading market for our Class B common stock may not develop or be limited. Our Class B common stock is freely transferable (except for shares received by individuals who are our affiliates) and is convertible at any time upon written notice to Altice USA, without cost to the holder, into our Class A common stock on a share-for-share basis. Altice USA's third amended and restated certificate of incorporation provides that Altice USA will, no later than ten (10) calendar days after receipt by Altice USA of written notice from a holder of our Class B common stock, issue and take action to deliver a certificate or certificates representing the number of shares of our Class A common stock to which a converting holder is entitled (if such shares are certificated) or, if such shares are uncertificated, register such shares in book-entry form. The date of conversion will be the date of such issuance, in the case of certificated shares, or registration, in the case of uncertificated shares. Altice USA's third amended and restated certificate of incorporation further provides that Altice USA will not be liable for any losses incurred by any person resulting from any delay in effecting any such conversion.

        Shares of our Class B common stock that have been converted into our Class A common stock may not be converted back into shares of our Class B common stock. Individuals who may be considered our affiliates after the Distribution include individuals who control, are controlled by or are under common control with us, as those terms generally are interpreted for federal securities law purposes. These individuals may include some or all of our directors and executive officers. Individuals who are our affiliates will be permitted to sell their shares of Altice USA common stock only pursuant to an effective registration statement under the Securities Act, or an exemption from the registration requirements of the Securities Act, such as those afforded by Rule 144 thereunder.

Do Altice N.V. Shareholders Have to Convert Shares of Class B Common Stock Before Selling Them?

        No. Altice N.V. shareholders will be able to sell their shares of our Class B common stock without restriction, except for shares received by individuals who are our affiliates. Because our Class B common stock is unlisted, however, there may be a limited market for shares of our Class B common stock.

Are There Risks Associated with the Distribution and Our Business After the Distribution?

        Yes. You should carefully review the risks described in this prospectus under the heading "Risk Factors" beginning on page 21.

Who Can Altice N.V. Shareholders Contact with Questions About the Distribution?

        Altice N.V. shareholders should contact the following with questions about the Distribution:

        Head of Investor Relations, Nick Brown: +41 79 720 1503 / nick.brown@altice.net

Is Altice USA Common Stock Listed on a Stock Exchange?

        Our shares of Class A common stock are listed on the New York Stock Exchange under the symbol "ATUS." Our Class B common stock will not be listed on the NYSE or any other stock exchange at the time of the Distribution and we do not currently intend to list our Class B common stock on the NYSE or any other stock exchange.

What are the U.S. federal income tax consequences of the Distribution to Altice N.V. shareholders?

        For U.S. federal income tax purposes, a U.S. Holder (as defined below) of Altice N.V. shares will be treated as receiving a distribution on its Altice N.V. shares in an amount equal to the fair market value of the Altice U.S. shares received by such U.S. Holder and any cash received in lieu of fractional shares. As a result, the Distribution will be taxable as a foreign-source dividend to such U.S. Holder to the extent of the current and accumulated earnings and profits of Altice N.V. allocable to the Altice N.V. shares held by such U.S. Holder. Non-corporate U.S. Holders may benefit from the preferential long-term capital gains rate with respect to such dividend assuming they meet certain requirements. To the extent the fair market value of the Altice U.S. shares distributed to a U.S. Holder of Altice N.V. shares pursuant to the Distribution exceeds the current and accumulated earnings and profits of Altice N.V. allocable to the Altice N.V. shares held by such U.S. Holder, such excess will be treated as a non-taxable return of capital to the extent of the U.S. Holder's basis in the Altice N.V. shares, and as a capital gain thereafter.

        The Non-U.S. Holders of Altice N.V. shares will not be subject to U.S. federal income tax on the Distribution (unless the Distribution is effectively connected with the Non-U.S. Holder's conduct of a

U.S. trade or business, and if an applicable income tax treaty requires, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder in the United States).

        For further information concerning the U.S. federal income tax consequences of the Distribution, see "Material U.S. Federal Income Tax Consequences" beginning on page 61.

How Will Altice N.V. Shareholders Determine the Tax Basis They Will Have in the Shares of the Altice USA Common Stock Received in the Distribution?

        For U.S. federal income tax purposes, the shareholders of Altice N.V. will have a tax basis in each share of Altice USA Class A common stock and Class B common stock received in the Distribution equal to the fair market value of the share at the time of the Distribution.

SUMMARY

        This summary of certain information contained in this prospectus may not include all the information that is important to you. To understand fully and for a more complete description of the terms and conditions of the Distribution, you should read this prospectus in its entirety and the documents referred to herein. See "Where You Can Find More Information."

        Unless the context indicates otherwise, "Altice USA," "we," "us," "our" and the "Company" refer to Altice USA, Inc. and its consolidated subsidiaries, "Altice N.V." refers to our parent company, Altice N.V., prior to the Distribution and "Altice Group" refers to Altice N.V. and its consolidated subsidiaries. See "Industry Terms" for a glossary of certain abbreviations and terms used throughout this prospectus.

Information About Altice USA

        Altice USA is one of the largest broadband communications and video services providers in the United States. We deliver broadband, pay television, telephony services, proprietary content and advertising services to approximately 4.9 million residential and business customers. Our footprint extends across 21 states through a fiber-rich broadband network with more than 8.6 million homes passed as of March 31, 2018.

        We acquired Cequel Corporation ("Suddenlink" or "Cequel") on December 21, 2015 and Cablevision Systems Corporation ("Optimum" or "Cablevision") on June 21, 2016. These acquisitions are referred to throughout this prospectus as the "Suddenlink Acquisition" or the "Cequel Acquisition" and the "Optimum Acquisition" or the "Cablevision Acquisition," respectively, and collectively as the "Acquisitions." We are a holding company that does not conduct any business operations of our own. We serve our customers through two business segments: Optimum, which operates in the New York metropolitan area, and Suddenlink, which principally operates in markets in the south-central United States. We have made significant progress in integrating the operations of Optimum and Suddenlink and are realizing the operational and commercial benefits of common ownership and one management team.

        We are currently majority-owned and controlled by Altice N.V. As of May 22, 2018, Mr. Drahi (through entities controlled directly or indirectly by Mr. Drahi or his family (including Next Alt, Uppernext and A4 S.A.)) owned, on a combined basis, 74.5% of our issued and outstanding shares of common stock, which represents 98.5% of the voting power of our outstanding capital stock.

Information About Altice N.V.

        Altice Group is a multinational cable, fiber, mobile, telecommunications, content, media and advertising company operating in Western Europe (comprising France and Portugal), the U.S., Israel, the Dominican Republic and the French Overseas Territories.

        The parent company of the Altice Group is Altice N.V., which succeeded Altice S.A. pursuant to a cross-border merger completed on August 9, 2015. Altice N.V. is a public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands. Altice N.V. is ultimately controlled by Mr. Drahi through Next Alt. As of May 22, 2018, Next Alt held 67.5% of the share capital and voting rights of Altice N.V., representing 49.5% of the economic rights and 69.6% of the voting power in general meetings. Altice N.V.'s common shares A and common shares B are listed on Euronext Amsterdam.

        Altice Group has expanded internationally through a number of acquisitions of telecommunications businesses, including: SFR and PT Portugal in Western Europe; HOT in Israel; Altice Hispaniola and Tricom in the Dominican Republic; Cequel Corporation, which, through its subsidiary Cequel Communications, LLC, operates the 'Suddenlink' brand in the U.S., and Cablevision Systems Corporation in the U.S.

Risk Factors

        There are a number of risks you should carefully consider regarding the Distribution, our business and Altice USA common stock. These risks are discussed more fully under "Risk Factors" beginning on page 21 of this prospectus.

Company Information

        We were incorporated in Delaware on September 14, 2015. Our principal executive office is located at 1 Court Square West, Long Island City, NY 11101. Our telephone number at that address is (516) 803-2300. Our website address is www.alticeusa.com. Information on our and our subsidiaries' websites or Twitter feeds, the Altice N.V. website or Twitter feed, or any Altice N.V. filing, is deemed not to be a part of this prospectus and inclusions of websites and Twitter feeds are inactive textual references only.

SUMMARY OF THE DISTRIBUTION

Distributing Company	Altice N.V., a public limited liability company ("Naamloze vennootschap") incorporated in the Netherlands.
Distributed Company	Altice USA, Inc., a Delaware corporation.
Distributed Securities	495,366,932 shares in aggregate of the Class A common stock and Class B common stock.
Share Capital

Altice USA has two classes of outstanding common stock: Class A common stock and Class B common stock. Each share of Class A common stock is entitled to one vote. Each share of Class B common stock is entitled to twenty-five votes and is convertible at any time into one share of Class A common stock. We also have authorized 4,000,000,000 shares of Class C common stock, par value $0.01 (the "Class C common stock"), which if issued will be non-voting. In addition, our third amended and restated certificate of incorporation authorizes shares of undesignated preferred stock, the rights, preferences and privileges of which may be designated from time to time by our Board.

Record Date	The Record Date is 18:00 CET, on May 23, 2018.
Distribution Date	The Distribution Date is expected to be 9:00 CET, on June 8, 2018.
Election Deadline	The Election Deadline is 17:30 CET, on June 4, 2018.
Distribution Election

The Distribution will be structured as a distribution in kind to holders of Altice N.V.'s common shares A and common shares B. The number of shares of Altice USA common stock to be distributed to each Altice N.V. shareholder as of the Record Date will be based on such shareholder's ownership of Altice N.V. common shares. Pursuant to the terms of the Distribution, each Altice N.V. shareholder will be given the right to elect the percentage of shares of Class A common stock and shares of Class B common stock such shareholder receives in the Distribution. The number of shares of Class B common stock distributed will be subject to the Class B Cap. If the Class B Cap is exceeded, the shares of Class B common stock delivered to Altice N.V. shareholders of record who elect to receive them will be subject to proration, and such shareholders will receive shares of Class A common stock in lieu of the portion of shares of Class B common stock that is cut back.

If an Altice N.V. shareholder of record does not make an election by the Election Deadline, such shareholder will receive the Default Election. Based on the final results of the election and any proration, immediately prior to the Distribution, Altice N.V. will convert shares of Class B common stock into the requisite number of shares of Class A common stock for the Distribution.

Altice N.V. is ultimately controlled by Mr. Drahi through Next Alt. As of May 22, 2018, Next Alt held 67.5% of the outstanding share capital and voting rights of Altice N.V., representing 49.5% of the economic rights and 69.6% of the voting power in general meetings.

Mr. Drahi has informed us that Next Alt will elect to receive 100% of the shares of Altice USA to which it is entitled in the Distribution in the form of Class B common stock and will be subject to proration, in the same manner as other Altice N.V. shareholders, in the event the Class B Cap is exceeded. In addition, the Concert Group members who are Altice USA directors or officers have informed us that they intend to elect to receive 100% of the shares of Altice USA to which such members are entitled in the Distribution in the form of Class B common stock. It is also expected that the other members of the Concert Group intend to elect to receive 100% of the shares of Altice USA to which such members are entitled in the Distribution in the form of Class B common stock. As a result of Next Alt's and the Concert Group's intended election, the Concert Group voting agreements and the Holding LP voting agreement, Mr. Drahi (through entities controlled directly or indirectly by him or his family (including Next Alt, Uppernext and A4 S.A.)) will control Altice USA immediately after giving effect to the Distribution regardless of the elections made by the other Altice N.V. shareholders. For more information regarding the Concert Group voting agreements, see "Certain Relationships and Related-Party Transactions—Right of First Refusal and Concert Group Voting Agreements."

Distribution Ratio

Each Altice N.V. shareholder, irrespective of whether such Altice N.V. shareholder holds Altice N.V. common shares A or common shares B, will be entitled to receive 0.4163 shares of Altice USA common stock for each whole Altice N.V. share held on the Record Date. As described above, the number of shares of Class A common stock and Class B common stock to be received by a shareholder will depend on the mix elected by such shareholder and any proration as a result of the Class B Cap.

Fractional Shares

Fractional shares of Altice USA common stock will not be distributed in the Distribution. Fractional shares of Class A common stock and Class B common stock (after conversion into shares of Class A common stock) will be aggregated into whole shares of Class A common stock, which will be sold in the open market at prevailing market prices. The aggregate cash proceeds from such sales, net of any brokerage fees and other costs, will be distributed pro rata to holders who would have otherwise been entitled to receive a fractional share in the Distribution.

Conditions to the Distribution	The implementation of the Distribution is subject to the following conditions precedent being satisfied or waived.

•

Approval of Altice N.V. shareholders at the AGM of (i) the distribution in kind and (ii) the board resolution approving the change in identity and character of the business of Altice N.V. resulting from the Distribution;

• The receipt of approvals from, or notices to, certain federal and state authorities in the United States, including the Federal Communications Commission and the Department of Justice;
• This Registration Statement being declared effective by the Commission;

•

The prospectus prepared by Altice USA in connection with the Distribution for the purposes of Article 3 of Directive 2003/71/EC of the European Parliament and the Council being approved by the Netherlands Authority for the Financial Markets (Stichting Autoriteit Financiële Markten);

•

The entry into the Master Separation Agreement, the entry into the post-Distribution stockholders' agreement and the entry into, amendments to or termination of various arrangements between Altice N.V. and Altice USA, such as a license to use the Altice brand and the management agreement pursuant to which we pay a quarterly management fee to Altice N.V.;

•

(i) Altice USA's third amended and restated certificate of incorporation having been approved and adopted by the affirmative vote of the holders of a majority of the aggregate voting power of all outstanding shares of capital stock of Altice USA, (ii) Altice USA having mailed or caused to be mailed to its stockholders an Information Statement on Schedule 14C with respect to such approval and adoption and the 20-day waiting period under Regulation 14C under the Exchange Act shall have elapsed, and (iii) Altice USA having filed or caused to be filed with the Secretary of State of the State of Delaware the third amended and restated certificate of incorporation following the completion of the 20-day waiting period under Regulation 14C under the Exchange Act;

• The absence of any law or any governmental order issued by a governmental authority of competent jurisdiction being in effect that enjoins or makes illegal the Separation; and
• The declaration and payment of the Pre-Distribution Dividend.

As of the date of this prospectus, all of the foregoing conditions have been satisfied except: (i) the entry into the post-Distribution stockholders' agreement and the entry into, amendments to or termination of various arrangements between Altice N.V. and Altice USA, (ii) the filing of the third amended and restated certificate of incorporation with the Secretary of State of the State of Delaware following the completion of the 20-day waiting period under Regulation 14C under the Exchange Act, (iii) the absence of any law or governmental order issued by a governmental authority of competent jurisdiction being in effect that enjoins or makes the Separation illegal, and (iv) the payment of the Pre-Distribution Dividend. Holders of Altice N.V. shares that are entitled to receive shares of Altice USA common stock in the Distribution are not entitled to receive any portion of the Pre-Distribution Dividend.

Altice N.V. shall, in its sole and absolute discretion, determine the Record Date, the Distribution Date and all terms of the Distribution, including the form, structure and terms of any transactions and/or offerings to effect the Distribution and the timing of and conditions to the consummation thereof. In addition and notwithstanding anything to the contrary set forth in this prospectus, Altice N.V. may at any time and from time to time until the Distribution decide to abandon or modify the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution or modifying or changing the terms of the Distribution if, at any time, the Altice N.V. board of directors determines, in its sole and absolute discretion, that the Distribution is not in the best interests of Altice N.V. or its shareholders or is otherwise not advisable. Entering into, terminating or modifying any agreements between Altice N.V. and Altice USA require prior approval of our Audit Committee pursuant to our Related-Party Transaction Approval Policy. See "Certain Relationships and Related-Party Transactions—Our Policy Regarding Related-Party Transactions."

Trading Market and Symbol

Our Class A common stock is listed on the NYSE under the symbol "ATUS." Our Class B common stock will not be listed on the NYSE or any other stock exchange at the time of the Distribution and we do not currently intend to list our Class B common stock on the NYSE or any other stock exchange.

Tax Consequences to Altice N.V. Shareholders

For U.S. federal income tax purposes, a U.S. Holder of Altice N.V. shares will be treated as receiving a distribution on its Altice N.V. shares in an amount equal to the fair market value of the Altice U.S. shares received by such U.S. Holder. As a result, the Distribution will be taxable as a foreign-source dividend to such U.S. Holder to the extent of the current and accumulated earnings and profits of Altice N.V. allocable to the Altice N.V. shares held by such U.S. Holder. Non-corporate U.S. Holders may benefit from the preferential long-term capital gains rate with respect to such dividend assuming they meet certain requirements. To the extent the fair market value of the Altice U.S. shares distributed to a U.S. Holder of Altice N.V. shares pursuant to the Distribution exceeds the current and accumulated earnings and profits of Altice N.V. allocable to the Altice N.V. shares held by such U.S. Holder, such excess will be treated as a non-taxable return of capital to the extent of the U.S. Holder's basis in the Altice N.V. shares, and as a capital gain thereafter. The Non-U.S. Holders of Altice N.V. shares will not be subject to U.S. federal income tax on the Distribution (unless the Distribution is effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business, and if an applicable income tax treaty requires, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder in the United States). The U.S. Holders and Non-U.S. Holders of Altice N.V. may also be subject to taxes on the Distribution in other jurisdictions.

Relationship with Altice N.V. after the Distribution

In connection with the Distribution, on May 18, 2018, we entered into the Master Separation Agreement, and we will enter into certain agreements regarding, among other things, the license of the Altice brand and amendments to certain commercial agreements between the Company, on the one hand, and Altice N.V. and its affiliates, on the other hand. Entering into, terminating or modifying any agreements between Altice N.V. and Altice USA require prior approval of our Audit Committee pursuant to our Related-Party Transaction Approval Policy. As of the date of this prospectus, the Master Separation Agreement and each of the agreements or transactions described in "Ancillary Agreements" (other than the trademark license agreement) have been approved by our Audit Committee pursuant to the Company's Related-Party Transaction Approval Policy. See "The Master Separation Agreement," "Ancillary Agreements" and "Certain Relationships and Related-Party Transactions—Our Policy Regarding Related-Party Transactions."

Dividend Policy

As a condition to the Distribution, pursuant to authority delegated by our Board, our Audit Committee declared a one-time $1.5 billion dividend to Altice USA stockholders as of a record date of May 22, 2018 payable two business days prior to the Distribution, provided that the Master Separation Agreement has not been terminated on or prior to the payment date. Holders of Altice N.V. shares that are entitled to receive shares of Altice USA common stock in the Distribution are not entitled to receive any portion of the Pre-Distribution Dividend. Other than this dividend, we currently intend to retain any future earnings to fund the operation, development and expansion of our business and do not intend to pay any dividends on our Class A or Class B common stock. Any future determination relating to our dividend policy will be made in the sole and absolute discretion of our Board and will depend upon then existing conditions, including our financial condition, results of operations, contractual restrictions, capital requirements, business prospects and other factors that our Board may deem relevant. See "Dividend Policy" and "Description of Certain Indebtedness."

Although we do not currently intend to pay dividends other than as described above, our Board has authorized a share repurchase program of up to $2 billion for a three-year period following the Distribution with respect to our Class A common stock as a means to return capital to our stockholders, among other reasons.

Transfer Agents, Registrars and Conversion Agent

The transfer agent and registrar for our Class A common stock and Class B common stock is American Stock Transfer & Trust Company, LLC ("AST"). The conversion agent with respect to any conversions of Class B common stock to Class A common Stock is also AST. The transfer agent and registrar for Altice N.V.'s common shares A and common shares B is ING Bank N.V.

Risk Factors

Our business faces both general and specific risks and uncertainties. Our business also faces risks relating to the Distribution. Accordingly, you should read carefully the information set forth under "Risk Factors" beginning on page 21 of this prospectus.

SUMMARY HISTORICAL FINANCIAL DATA

        The summary consolidated historical balance sheet and operating data of Altice USA for the years ended December 31, 2017 and 2016 presented below have been derived from the audited consolidated financial statements of Altice USA included elsewhere herein. The summary consolidated historical balance sheet and operating data of Altice USA as of and for the three months ended March 31, 2018 and 2017 presented below have been derived from the unaudited condensed consolidated financial statements of Altice USA included elsewhere herein. The historical operating data of Altice USA for the year ended December 31, 2016 include the operating results of Cequel for the year ended December 31, 2016 and the operating results of Cablevision for the period from the date of acquisition, June 21, 2016, through December 31, 2016.

        The summary consolidated historical balance sheet and operating data of Altice USA for the three months ended March 31, 2018 presented below reflects the adoption of Accounting Standards Update ("ASU") No. 2014-09, Revenue from Contracts with Customers ("ASC 606") and ASU No. 2017-07 Compensation-Retirement Benefits (Topic 715) ("ASU 2017-07"). It also gives effect to the acquisition of Altice Technical Services US Corp. ("ATS") as the Company became the owner of 100% of the equity interests in ATS in March 2018. ATS was previously owned by Altice N.V. and a member of ATS's management through a holding company. As the acquisition is a combination of businesses under common control, the Company combined the results of operations and related assets and liabilities of ATS for all periods since its commencement of operations in April 2017.

        The summary consolidated historical balance sheet and operating data of Altice USA as of and for the three months ended March 31, 2017 and as of and for the years ended December 31, 2017 and 2016 presented below have been amended to retrospectively apply the adoption of ASC 606 and ASU No. 2017-07. The balance sheet data of Altice USA as of December 31, 2017 also gives effect to the ATS acquisition.

        The summary historical results presented below are not necessarily indicative of the results to be expected for any future period. This information should be read in conjunction with the audited consolidated financial statements of Altice USA and Management's Discussion and Analysis of Financial Condition and Results of Operations of Altice USA included elsewhere herein.

	Altice USA
	Three months March 31,		Year ended December 31,
	2018	2017	2017	2016
	(Unaudited)		(dollars in thousands)
Revenue:
Residential:
Pay TV	$1,033,708	$1,083,878	$4,274,122	$2,788,873
Broadband	701,621	625,918	2,608,595	1,651,574
Telephony	166,038	180,961	700,765	465,771
Business services and wholesale	333,090	319,420	1,298,213	819,541
Advertising	87,582	83,361	391,866	252,049
Other(a)	7,675	8,721	33,389	39,404

Total revenue	2,329,714	2,302,259	9,306,950	6,017,212
Operating expenses:
Programming and other direct costs	787,361	758,352	3,035,655	1,911,230
Other operating expenses	583,023	608,144	2,347,315	1,702,472
Restructuring and other expense	3,587	76,929	152,401	240,395
Depreciation and amortization	642,705	608,724	2,930,571	1,700,306

Operating income	313,038	250,110	841,008	462,809
Other non-operating expenses, net	(502,690)	(372,206)	(2,208,596)	(1,553,954)

Loss before income taxes	(189,652)	(122,096)	(1,367,588)	(1,091,145)
Income tax benefit	60,703	45,908	2,862,352	259,666

Net income (loss)	(128,949)	(76,188)	1,494,764	(831,479)
Net income attributable to noncontrolling interests	(2)	(237)	(1,587)	(551)

Net income (loss) attributable to Altice USA stockholders	$(128,951)	$(76,425)	$1,493,177	$(832,030)

Adjusted EBITDA(b)	$980,953	$943,611	$3,981,410	$2,417,878

Adjusted EBITDA margin	42.1%	40.9%	42.8%	40.2%
Capital Expenditures	$257,615	$257,427	$951,349	$625,541

Capital expenditures as a percentage of revenue	11.1%	11.2%	10.2%	10.4%
Adjusted EBITDA less capital expenditures	$723,338	$686,184	$3,030,061	$1,792,337

Adjusted EBITDA less capital expenditures as a percentage of revenue	31.0%	29.8%	32.6%	29.8%

(a)
Other revenue for the year ended December 31, 2016 includes revenue recognized by Newsday Media Group ("Newsday") for the period from June 21, 2016 (the "Cablevision Acquisition Date"), through July 7, 2016, the date the Company sold a 75% interest in Newsday and ceased consolidating its operating results.

(b)
We define Adjusted EBITDA, which is a non-GAAP financial measure, as net income (loss) excluding income taxes, income (loss) from discontinued operations, other non-operating income or expenses, loss on extinguishment of debt and write-off of deferred financing costs, loss on interest rate swap contracts, gain (loss) on equity derivative contracts, gain (loss) on investments, interest expense (including cash interest expense), interest income, depreciation and amortization (including impairments), share-based compensation expense or benefit, restructuring expense or credits and transaction expenses. We believe Adjusted EBITDA is an appropriate measure for evaluating the operating performance of the Company. Adjusted EBITDA and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in our industry. Internally, we use revenue and Adjusted EBITDA measures as important indicators of our business performance, and evaluate management's effectiveness with specific reference to these indicators. We believe Adjusted EBITDA provides management and investors a useful measure for period-to-period comparisons of our core business and operating results by excluding items that are not comparable across reporting periods or that do not otherwise relate to the Company's ongoing operating results. Adjusted EBITDA should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), and other measures of performance presented in accordance with U.S. generally accepted accounting principles ("GAAP"). Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies.

  We also use Adjusted EBITDA less Capital Expenditures as an indicator of the Company's financial performance. We believe this measure is one of several benchmarks used by investors, analysts and peers for comparison of performance in the Company's industry, although it may not be directly comparable to similar measures reported by other companies.

        The following is a reconciliation of net income (loss) to Adjusted EBITDA:

	Altice USA		Altice USA
	Three months ended March 31,		Year ended December 31,
	2018	2017	2017	2016
	(Unaudited)		(dollars in thousands)
Net income (loss)	$(128,949)	$(76,188)	$1,494,764	$(831,479)
Income tax benefit	(60,703)	(45,908)	(2,862,352)	(259,666)
Other expense (income)(a)	11,658	2,100	13,651	(1,186)
Loss on extinguishment of debt and write-off of deferred financing costs	4,705	—	600,240	127,649
Loss (gain) on interest rate swap contracts	31,922	(2,342)	(5,482)	72,961
Loss (gain) on equity derivative contracts, net(b)	(168,352)	71,044	236,330	53,696
Loss (gain) on investments and sale of affiliate interests, net	248,602	(131,658)	(237,354)	(141,896)
Interest expense, net	374,155	433,062	1,601,211	1,442,730
Depreciation and amortization	642,705	608,724	2,930,571	1,700,306
Restructuring and other expenses	3,587	76,929	152,401	240,395
Share-based compensation	21,623	7,848	57,430	14,368

Adjusted EBITDA	$980,953	$943,611	$3,981,410	$2,417,878

(a)
Includes primarily dividends received on Comcast common stock owned by the Company.

(b)
Consists of unrealized and realized losses (gains) due to the change in fair value of derivative contracts.

	Altice USA
Balance Sheet Data:	As of Mar. 31, 2018	As of Dec. 31, 2017	As of Dec. 31, 2016
	(Unaudited)	(dollars in thousands)
Cash and cash equivalents	1,427,651	$329,848	$486,792
Total assets	35,279,409	34,812,082	36,498,578
Total debt	22,973,894	21,941,311	24,030,065
Net debt excluding collateralized indebtedness and notes payable to affiliates and related parties(1)	20,194,972	20,261,989	20,507,204

(1)
Amounts presented are net of cash and cash equivalents.

Customer Metrics

        The following table sets forth certain customer metrics by segment (unaudited):

	As March 31, 2018			As of December 31, 2017			As of December 31, 2016
	Cablevision	Cequel	Total	Cablevision	Cequel	Total	Cablevision	Cequel	Total
	(in thousands, except per customer amounts)
Homes passed(a)	5,174	3,468	8,642	5,164	3,457	8,621	5,116	3,407	8,524
Total customer relationships(b)(c)	3,151	1,765	4,917	3,156	1,750	4,906	3,141	1,751	4,892
Residential	2,888	1,655	4,543	2,893	1,642	4,535	2,879	1,649	4,528
SMB	263	110	373	263	109	371	262	102	364
Residential customers:
Pay TV	2,340	1,035	3,375	2,363	1,042	3,406	2,428	1,107	3,535
Broadband	2,673	1,399	4,073	2,670	1,376	4,046	2,619	1,344	3,963
Telephony	1,954	596	2,550	1,965	592	2,557	1,962	597	2,559
Residential triple product customer penetration(d):	63.8%	25.7%	49.9%	64.2%	25.7%	50.2%	64.8%	25.5%	50.5%
Penetration of homes passed(e):	60.9%	50.9%	56.9%	61.1%	50.6%	56.9%	61.4%	51.4%	57.4%
ARPU(f)	$154.48	$113.58	$139.63	$155.39	$112.21	$139.75	$154.49	$109.30	$138.07

(a)
Represents the estimated number of single residence homes, apartments and condominium units passed by the cable distribution network in areas serviceable without further extending the transmission lines. In addition, it includes commercial establishments that have connected to our cable distribution network. For Cequel, broadband services were not available to approximately 100 homes passed and telephony services were not available to approximately 500 homes passed.

(b)
Represents number of households/businesses that receive at least one of the Company's services.

(c)
Customers represent each customer account (set up and segregated by customer name and address), weighted equally and counted as one customer, regardless of size, revenue generated, or number of boxes, units, or outlets. In calculating the number of customers, we count all customers other than inactive/disconnected customers. Free accounts are included in the customer counts along with all active accounts, but they are limited to a prescribed group. Most of these accounts are also not entirely free, as they typically generate revenue through pay-per-view or other pay services and certain equipment fees. Free status is not granted to regular customers as a promotion. In counting bulk residential customers, such as an apartment building, we count each subscribing family unit within the building as one customer, but do not count the master account for the entire building as a customer. We count a bulk commercial customer, such as a hotel, as one customer, and do not count individual room units at that hotel.

(d)
Represents the number of customers that subscribe to three of our services divided by total residential customer relationships.

(e)
Represents the number of total customer relationships divided by homes passed.

(f)
Calculated by dividing the average monthly revenue for the respective quarter (fourth quarter for annual periods) presented derived from the sale of broadband, pay television and telephony services to residential customers for the respective quarter by the average number of total residential customers for the same period.

RISK FACTORS

        You should consider carefully the risks and uncertainties described below, together with all of the other information in this prospectus, including the financial statements and the related notes included elsewhere in this prospectus and the information set forth under the caption "Cautionary Statement Regarding Forward-Looking Statements." We describe below what we believe are currently the material risks and uncertainties we face, but they are not the only risks and uncertainties we face. Some of the risks relate to our business, others to the Distribution. Some risks relate principally to the securities markets and ownership of our Class A common stock and Class B common stock. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that adversely affect our business. If any of the following risks actually occur, our business, financial condition, results of operations and future prospects could be materially and adversely affected. In that event, the market price of our Class A common stock or Class B common stock could decline.

Risk Factors Relating to the Distribution

The Distribution will result in a taxable dividend to the U.S. Holders of Altice N.V. shares and may result in a taxable dividend to Non-U.S. Holders of Altice N.V. shares.

        The Distribution will be subject to U.S. federal income tax as a foreign-source dividend to the U.S. Holders of Altice N.V. shares to the extent of the current and accumulated earnings and profits of Altice N.V. allocable to the Altice N.V. shares held by the respective U.S. Holder. Non-corporate U.S. Holders may benefit from the preferential long-term capital gains rate with respect to such dividend assuming they meet certain requirements. To the extent the fair market value of the Altice U.S. shares distributed to a U.S. Holder of Altice N.V. shares pursuant to the Distribution and any cash received in lieu of fractional shares exceed the current and accumulated earnings and profits of Altice N.V. allocable to the Altice N.V. shares held by such U.S. Holder, such excess will be treated as a non-taxable return of capital to the extent of the U.S. Holder's basis in the Altice N.V. shares, and as a capital gain thereafter. The Non-U.S. Holders of Altice N.V. shares will not be subject to U.S. federal income tax on the Distribution (unless the Distribution is effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business, and if an applicable income tax treaty requires, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder in the United States). The U.S. Holders and Non-U.S. Holders of Altice N.V. may also be subject to taxes on the Distribution in other jurisdictions.

The terms of our arrangements with the Altice Group, or that we obtained because we were part of the Altice Group, may be more favorable than what we will be able to obtain from an unaffiliated third party or following the Distribution when we are no longer a subsidiary of Altice N.V. We may be unable to replace the services, products and technology the Altice Group provides us in a timely manner or on comparable terms.

        Prior to the Distribution, our business has been operated as part of the Altice Group. As part of the Altice Group, we entered into a variety of transactions and agreements with our affiliates, including:

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  Our acquisition of software and network equipment such as routers, power supply and transceiver modules, including equipment to be used in our new home communications hub;

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  Our procurement of services, such as for the design, development, integration, support and maintenance of the user interface software for our new home communications hub; access to an international communications backbone, international carrier services and call termination services; and real estate and real estate services;

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  Our purchase of customer and technical service support and services and licensing of intellectual property, including patents, trademarks and other rights; and

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  Our acquisition of content, including our agreement relating to i24 News, an international news channel majority owned by Altice N.V. in which we have a 25% investment in its U.S. business.

        We negotiated these arrangements with the Altice Group in the context of a parent-subsidiary relationship. Although the Altice Group is contractually obligated to provide us with services, products and technology during the term of the relevant agreements, there can be no assurance that we will be able to replace these services, products or technology in a timely manner or on comparable terms. They also contain terms and provisions that may be more favorable than terms and provisions we might have obtained in arm's-length negotiations with unaffiliated third parties. When Altice Group ceases to provide services and products pursuant to those arrangements, our costs of procuring those services from third parties may increase. In addition, we may have received more favorable pricing or other terms from third party vendors because we were part of the Altice Group. After the Distribution, when we are no longer a subsidiary of Altice N.V., we may not be able to obtain equally favorable terms.

Our inter-company agreements are being negotiated while we are a subsidiary of Altice N.V.

        In connection with the Distribution, on May 18, 2018, we entered into the Master Separation Agreement, and we will enter into certain agreements regarding, among other things, the license of the Altice brand, and amendments to certain commercial agreements between the Company, on the one hand, and Altice N.V. and its affiliates, on the other hand. See "The Master Separation Agreement" and "Ancillary Agreements". The terms of these inter-company agreements are being established while we are a subsidiary of Altice N.V. and, therefore, may not be the result of arms'-length negotiations. We believe that the terms of these inter-company agreements are commercially reasonable and fair to all parties under the circumstances; however, conflicts could arise in the interpretation or any extension or renegotiation of the foregoing agreements after the Distribution. These inter-company arrangements are subject to compliance with the Altice USA Related-Party Transaction Approval Policy, which requires Audit Committee approval of certain agreements with Altice N.V. As of the date of this prospectus, the Master Separation Agreement and each of the agreements or transactions described in "Ancillary Agreements" (other than the trademark license agreement) have been approved by our Audit Committee pursuant to the Company's Related-Party Transaction Approval Policy. See "Certain Relationships and Related-Party Transactions—Our Policy Regarding Related-Party Transactions."

We may not realize the potential benefits from the Distribution in the near term or at all.

        We believe that, as an independent company, we will be able to, among other things, better focus our financial and operational resources on our specific business, implement and maintain a capital structure designed to meet our specific needs, design and implement corporate strategies and policies that are exclusively targeted to our business and more effectively respond to industry dynamics, and decouple our business from Altice N.V. as it focuses resources on addressing issues within other Altice Group businesses. However, by separating from Altice N.V., we may have less leverage with suppliers and we may experience other adverse events. In addition, we may be unable to achieve some or all of the benefits that we expect to achieve as an independent company in the time we expect, if at all. The completion of the Distribution will also require significant amounts of our management's time and effort, which may divert management's attention from operating and growing our business.

Altice N.V.'s board of directors may abandon the Distribution at any time.

        No assurance can be given that the Distribution will occur, or if it occurs that it will occur on the terms described in this prospectus. In addition to the conditions to the Distribution described herein (certain of which may be waived by the Altice N.V. board of directors in its sole discretion), the Altice N.V. board of directors may abandon the Distribution at any time prior to the Distribution Date for any reason or for no reason. If any condition to the Distribution is waived or if any material amendments or modifications are made to the terms of the Distribution, we intend to promptly issue a press release and file an amendment to this Registration Statement or file a Current Report on Form 8-K informing the market of the substance of such waiver, amendment or modification.

The combined market values of Altice N.V. common shares and Altice USA common stock that Altice N.V. shareholders will hold after the Distribution may be less than the market value of Altice N.V. common shares prior to the Distribution.

        After the Distribution, holders of Altice N.V. common shares prior to the Distribution will own a combination of Altice N.V. common shares and Altice USA common stock. Any number of matters, including the risks described in this prospectus, may adversely impact the value of Altice N.V. common shares and Altice USA common stock after the Distribution. Some of these matters may not have been identified by Altice N.V. prior to the consummation of the Distribution and, in any event, may not be within Altice N.V.'s or our control. In the event of any adverse circumstances, facts, changes or effects, the combined market values of Altice N.V. common shares and Altice USA common stock held by Altice N.V. shareholders after the Distribution may be less than the market value of Altice N.V. common shares before the Distribution.

Following the Distribution, certain of our overlapping directors and officers will have relationships with Altice N.V., Next Alt and A4 S.A., which may result in the diversion of corporate opportunities and other conflicts with respect to our business and executives.

        Following the Distribution, four of our directors, including Mr. Drahi, who is expected to join our Board as Chairman upon the completion of the Distribution, will be employed by or affiliated with Next Alt, Altice N.V. or A4 S.A., an entity controlled by the family of Mr. Drahi. These directors have fiduciary duties to us and, in addition, they have duties to Next Alt, Altice N.V. or A4 S.A. As a result, these directors and officers may face real or apparent conflicts of interest with respect to matters affecting both us and Altice N.V., Next Alt or A4 S.A., whose interests may be adverse to ours in some circumstances.

        Our third amended and restated certificate of incorporation will recognize that Mr. Drahi and certain directors, principals, officers, employees and/or other representatives of Next Alt, Altice N.V. and A4 S.A. and their affiliates (each such director, principal, officer, employee and/or other representative, an "Next Alt Group Representative" and collectively, the "Next Alt Group Representatives") may serve as our directors, officers or agents and that Mr. Drahi, Next Alt, Altice N.V., A4 S.A., the Next Alt Group Representatives and their respective affiliates, and members of our Board to be designated by Next Alt and A4 S.A. pursuant to the post-Distribution stockholders' agreement (the "Designated Directors"), may now engage, may continue to engage and may in the future engage in the same or similar activities or related lines of business as those in which we, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which we, directly or indirectly, may engage. In the third amended and restated certificate of incorporation we will renounce our rights to certain business opportunities and provide that none of Mr. Drahi, Next Alt, Altice N.V., A4 S.A., any Next Alt Group Representative, any Designated Director, or their respective affiliates, have any duty to refrain from, directly or indirectly, engaging in the same or similar business activities or lines of businesses in which we or any of our affiliates engage or are reasonably likely to engage, or otherwise competing with us or any of our affiliates, or have any duty to communicate such opportunities to us, unless such opportunities arise in or are predominantly related to North America. The third amended and restated certificate of incorporation will further provide that, to the fullest extent permitted by law, none of Mr. Drahi, Next Alt, Altice N.V., A4 S.A., any Next Alt Group Representative, any Designated Director (including any Designated Director who serves as one of our officers) or any of the foregoing persons' affiliates shall be liable to us or our stockholders for breach of any fiduciary duty solely because they engage in such activities.

In connection with the Distribution, Altice USA will agree to indemnify Altice N.V. for certain liabilities and Altice N.V. will agree to indemnify Altice USA for certain liabilities, and such indemnities may not be adequate.

        Pursuant to the Master Separation Agreement and other agreements with Altice N.V., including the Indemnification Agreement, Altice N.V. will agree to indemnify Altice USA for certain liabilities and Altice USA will agree to indemnify Altice N.V. for certain liabilities, in each case, for uncapped amounts. See "The Master Separation Agreement" and "Ancillary Agreements." Indemnity payments that Altice USA may be required to pay to Altice N.V. may be significant and could negatively impact our business. There can be no assurance that the indemnity from Altice N.V. will be sufficient to protect Altice USA against the full amount of such liabilities or that Altice N.V. will be able to fully satisfy its indemnification obligations. Moreover, even if we ultimately succeed in recovering from Altice N.V. any amounts for which we are held liable, we may be temporarily required to bear these losses ourselves.

Risk Factors Relating to Our Business

We operate in a highly competitive business environment which could materially adversely affect our business, financial condition, results of operations and liquidity.

        We operate in a highly competitive, consumer-driven industry and we compete against a variety of broadband, pay television and telephony providers and delivery systems, including broadband communications companies, wireless data and telephony providers, satellite-delivered video signals, Internet-delivered video content and broadcast television signals available to residential and business customers in our service areas. Some of our competitors include AT&T and its DirecTV subsidiary, CenturyLink, DISH Network, Frontier and Verizon. In addition, our pay television services compete with all other sources of leisure, news, information and entertainment, including movies, sporting or other live events, radio broadcasts, home-video services, console games, print media and the Internet.

        In some instances, our competitors have fewer regulatory burdens, easier access to financing, greater resources, greater operating capabilities and efficiencies of scale, stronger brand-name recognition, longstanding relationships with regulatory authorities and customers, more customers, more flexibility to offer promotional packages at prices lower than ours and greater access to programming or other services. This competition creates pressure on our pricing and has adversely affected, and may continue to affect, our ability to add and retain customers, which in turn adversely affects our business, financial condition and results of operations. The effects of competition may also adversely affect our liquidity and ability to service our debt. For example, we face intense competition from Verizon, which has constructed FTTH network infrastructure that passes a significant number of households in our New York metropolitan service area. We estimate that Verizon is currently able to sell a fiber-based triple play, including broadband, pay television and telephony services, to at least half of the households in our New York metropolitan service area and may expand these and other service offerings to more customers in the future. Any estimate of Verizon's build-out and sales activity in our New York metropolitan service area is difficult to assess because it is based on visual inspections and other limited estimating techniques and therefore serves only as an approximation.

        Our competitive risks are heightened by the rapid technological change inherent in our business, evolving consumer preferences and the need to acquire, develop and adopt new technology to differentiate our products and services from those of our competitors, and to meet consumer demand. We may need to anticipate far in advance which technology we should use for the development of new products and services or the enhancement of existing products and services. The failure to accurately anticipate such changes may adversely affect our ability to attract and retain customers, which in turn could adversely affect our business, financial condition and results of operations. Consolidation and cooperation in our industry may allow our competitors to acquire service capabilities or offer products that are not available to us or offer similar products and services at prices lower than ours. For example, Comcast and Charter Communications have agreed to jointly explore operational efficiencies to speed their respective entries into the wireless market, including in the areas of creating common operating platforms and emerging wireless technology platforms. In addition, changes in the regulatory and legislative environments may result in changes to the competitive landscape.

        In addition, certain of our competitors own directly or are affiliated with companies that own programming content or have exclusive arrangements with content providers that may enable them to obtain lower programming costs or offer exclusive programming that may be attractive to prospective customers. For example, DirecTV has exclusive arrangements with the National Football League that give it access to programming we cannot offer. AT&T also has an agreement to acquire Time Warner, which owns a number of cable networks, including TBS, CNN and HBO, as well as Warner Bros. Entertainment, which produces television, film and home-video content. AT&T's and DirecTV's potential access to Time Warner programming could allow AT&T and DirecTV to offer competitive and promotional packages that could negatively affect our ability to maintain or increase our existing customers and revenues. DBS operators such as DISH Network and DirecTV also have marketing arrangements with certain phone companies in which the DBS provider's pay television services are sold together with the phone company's broadband and mobile and traditional phone services.

        Another source of competition for our pay television services is the delivery of video content over the Internet directly to customers, some of which is offered without charging a fee for access to the content. This competition comes from a number of different sources, including companies that deliver movies, television shows and other video programming over broadband Internet connections, such as Netflix, Hulu, iTunes, YouTube, Amazon Prime, Sling TV, Playstation Vue, DirecTV Now and Go90. It is possible that additional competitors will enter the market and begin providing video content over the Internet directly to customers. Increasingly, content owners, such as HBO and CBS, are selling their programming directly to consumers over the Internet without requiring a pay-television subscription. The availability of these services has and will continue to adversely affect customer demand for our pay television services, including premium and on-demand services. Further, due to consumer electronics innovations, consumers are able to watch such Internet-delivered content on television sets and mobile devices, such as smartphones and tablets. Internet access services are also offered by providers of wireless services, including traditional cellular phone carriers and others focused solely on wireless data services. All wireless carriers have started to offer unlimited data plans, which could, in some cases, become a substitute for the fixed broadband services we provide. The Federal Communications Commission ("FCC") is likely to continue to make additional radio spectrum available for these wireless Internet access services.

        Our pay television services also face competition from broadcast television stations, entities that make digital video recorded movies and programs available for home rental or sale, SMATV systems, which generally serve large MDUs under an agreement with the landlord and service providers and open video system operators. Private cable systems can offer improved reception of local television stations and many of the same satellite-delivered program services that are offered by cable systems. SMATV systems currently benefit from operating advantages not available to franchised cable systems, including fewer regulatory burdens. Cable television has also long competed with broadcast television, which consists of television signals that the viewer is able to receive without charge using an "off-air" antenna. The extent of such competition is dependent upon the quality and quantity of broadcast signals available through "off-air" reception, compared to the services provided by the local cable system. The use of radio spectrum now provides traditional broadcasters with the ability to deliver HD television pictures and multiple digital-quality program streams. There can be no assurance that existing, proposed or as yet undeveloped technologies will not become dominant in the future and render our video service offering less profitable or even obsolete.

        Most broadband communications companies, which already have wired networks, an existing customer base and other operational functions in place (such as billing and service personnel), offer DSL services. We believe DSL service competes with our broadband service and is often offered at prices lower than our Internet services. However, DSL is often offered at speeds lower than the speeds we offer. In addition, DSL providers may currently be in a better position to offer Internet services to businesses since their networks tend to be more complete in commercial areas. They may also increasingly have the ability to combine video services with telephone and Internet services offered to their customers, particularly as broadband communications companies enter into co-marketing agreements with other service providers. In addition, current and future fixed and wireless Internet services, such as 3G, 4G and 5G fixed and wireless broadband services and Wi-Fi networks, and devices such as wireless data cards, tablets and smartphones, and mobile wireless routers that connect to such devices, may compete with our broadband services.

        Our telephony services compete directly with established broadband communications companies and other carriers, including wireless providers, as increasing numbers of homes are replacing their traditional telephone service with wireless telephone service. We also compete against VoIP providers like Vonage, Skype, GoogleTalk, Facetime, WhatsApp and magicJack that do not own networks but can provide service to any person with a broadband connection, in some cases free of charge. In addition, we compete against ILECs, other CLECs and long-distance voice-service companies for large commercial and enterprise customers. While we compete with the ILECs, we also enter into interconnection agreements with ILECs so that our customers can make and receive calls to and from customers served by the ILECs and other telecommunications providers. Federal and state law and regulations require ILECs to enter into such agreements and provide facilities and services necessary for connection, at prices subject to regulation. The specific price, terms and conditions of each agreement, however, depend on the outcome of negotiations between us and each ILEC. Interconnection agreements are also subject to approval by the state regulatory commissions, which may arbitrate negotiation impasses. We have entered into interconnection agreements with Verizon for New York, New Jersey and portions of Connecticut, and with Frontier for portions of Connecticut, which have been approved by the respective state commissions. We have also entered into interconnection agreements with other ILECs in New York and New Jersey. These agreements, like all interconnection agreements, are for limited terms and upon expiration are subject to renegotiation, potential arbitration and approval under the laws in effect at that time.

        We also face competition for our advertising sales from traditional and non-traditional media outlets, including television and radio stations, traditional print media and the Internet.

We face significant risks as a result of rapid changes in technology, consumer expectations and behavior.

        The broadband communications industry has undergone significant technological development over time and these changes continue to affect our business, financial condition and results of operations. Such changes have had, and will continue to have, a profound impact on consumer expectations and behavior. Our video business faces technological change risks as a result of the continuing development of new and changing methods for delivery of programming content such as Internet-based delivery of movies, shows and other content which can be viewed on televisions, wireless devices and other developing mobile devices. Consumers' video consumption patterns are also evolving, for example, with more content being downloaded for time-shifted consumption. A proliferation of delivery systems for video content can adversely affect our ability to attract and retain customers and the demand for our services and it can also decrease advertising demand on our delivery systems. Our broadband business faces technological challenges from rapidly evolving wireless Internet solutions. Our telephony service offerings face technological developments in the proliferation of telephony delivery systems including those based on Internet and wireless delivery. If we do not develop or acquire and successfully implement new technologies, we will limit our ability to compete effectively for customers, content and advertising. We cannot provide any assurance that we will realize, in full or in part, the anticipated benefits we expect from the introduction of our home communications hub, Altice One, or that it will be rolled out across our footprint in the timeframe we anticipate. In addition, we may be required to make material capital and other investments to anticipate and to keep up with technological change. These challenges could adversely affect our business, financial condition and results of operations.

        In the fourth quarter of 2017, we entered into a multi-year strategic agreement with Sprint pursuant to which we will utilize Sprint's network to provide mobile voice and data services to our customers throughout the nation, and our broadband network will be utilized to accelerate the densification of Sprint's network. We believe this additional product offering will enable us to deliver greater value and more benefits to our customers, including by offering "quad play" offerings that bundle broadband, pay television, telephony and mobile voice and data services to our customers. Some of our competitors already offer, or have announced plans to offer, their own "quad-play" offerings that bundle broadband, pay television, telephony and mobile voice and data services. If our customers do not view our quad play offers as competitive with those offered by our competitors, we could experience increased customer churn. We cannot provide any assurance that we will realize, in full or in part, the anticipated benefits we expect from the introduction of our mobile voice and data services, or that they will be rolled out in the timeframe we anticipate. In addition, we may be required to make material capital and other investments to anticipate and to keep up with technological change. These challenges could adversely affect our business, financial condition and results of operations.

Programming and retransmission costs are increasing and we may not have the ability to pass these increases on to our customers. Disputes with programmers and the inability to retain or obtain popular programming can adversely affect our relationship with customers and lead to customer losses.

        Programming costs are one of our largest categories of expenses. In recent years, the cost of programming in the cable and satellite video industries has increased significantly and is expected to continue to increase, particularly with respect to costs for sports programming and broadcast networks. We may not be able to pass programming cost increases on to our customers due to the increasingly competitive environment. If we are unable to pass these increased programming costs on to our customers, our results of operations would be adversely affected. Moreover, programming costs are related directly to the number of customers to whom the programming is provided. Our smaller customer base relative to our competitors may limit our ability to negotiate lower per-customer programming costs, which could result in reduced operating margins relative to our competitors with a larger customer base.

        The expiration dates of our various programming contracts are staggered, which results in the expiration of a portion of our programming contracts throughout each year. We attempt to control our programming costs and, therefore, the cost of our video services to our customers, by negotiating favorable terms for the renewal of our affiliation agreements with programmers. On certain occasions in the past, such negotiations have led to disputes with programmers that have resulted in temporary periods during which we did not carry or decided to stop carrying a particular broadcast network or programming service or services. For example, in 2017, we were unable to reach agreement with Starz on acceptable economic terms, and effective January 1, 2018, all Starz services were removed from our lineups in our Optimum and Suddenlink segments, and we launched alternative networks offered by other programmers under new long-term contracts. On February 13, 2018, we and Starz reached a new carriage agreement and we started restoring the Starz services previously offered by Optimum and Suddenlink. Also, in our Suddenlink segment, we were unable to reach agreement with Viacom on acceptable economic terms for a long-term contract renewal and, effective October 1, 2014, all Viacom networks were removed from our channel lineups in our Suddenlink footprint. We and Viacom did not reach a new agreement to include certain Viacom networks in the Suddenlink channel lineup until May 2017. To the extent we are unable to reach agreement with certain programmers on terms we believe are reasonable, we may be forced to, or determine for strategic or business reasons to, remove certain programming channels from our line-up and may decide to replace such programming channels with other programming channels, which may not be available on acceptable terms or be as attractive to customers. Such disputes, or the removal or replacement of programming, may inconvenience some of our customers and can lead to customer dissatisfaction and, in certain cases, the loss of customers, which could have a material adverse effect on our business, financial condition, results of operations and liquidity. There can be no assurance that our existing programming contracts will be renewed on favorable or comparable terms, or at all, or that the rights we negotiate will be adequate for us to execute our business strategy.

        We may also be subject to increasing financial and other demands by broadcast stations. Federal law allows commercial television broadcast stations to make an election between "must-carry" rights and an alternative "retransmission consent" regime. Local stations that elect "must-carry" are entitled to mandatory carriage on our systems, but at no fee. When a station opts for retransmission consent, cable operators negotiate for the right to carry the station's signal, which typically requires payment of a per-customer fee. Our retransmission agreements with stations expire from time to time. Upon expiration of these agreements, we may carry some stations under short-term arrangements while we attempt to negotiate new long-term retransmission agreements. In connection with any negotiation of new retransmission agreements, we may become subject to increased or additional costs, which we may not be able to pass on to our customers. To the extent that we cannot pass on such increased or additional costs to customers or offset such increased or additional costs through the sale of additional services, our business, financial condition, results of operations and liquidity could be materially adversely affected. In addition, in the event contract negotiations with stations are unsuccessful, we could be required, or determine for strategic or business reasons, to cease carrying such stations' signals, possibly for an indefinite period. Any loss of stations could make our video service less attractive to our customers, which could result in a loss of customers, which could have a material adverse effect on our business, financial condition, results of operations and liquidity. There can be no assurance that any expiring retransmission agreements will be renewed on favorable or comparable terms, or at all.

We may not be able to successfully implement our growth strategy.

        Our future growth, profitability and results of operations depend upon our ability to successfully implement our business strategy, which, in turn, is dependent upon a number of factors, including our ability to continue to:

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  simplify and optimize our organization;

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  reinvest in infrastructure and content;

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  invest in sales, marketing and innovation;

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  enhance the customer experience;

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  drive revenue and cash flow growth; and

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  opportunistically grow through value-accretive acquisitions.

        There can be no assurance that we can successfully achieve any or all of the above initiatives in the manner or time period that we expect. Furthermore, achieving these objectives will require investments which may result in short-term costs without generating any current revenues and therefore may be dilutive to our earnings. We cannot provide any assurance that we will realize, in full or in part, the anticipated benefits we expect our strategy will achieve. The failure to realize those benefits could have a material adverse effect on our business, financial condition and results of operations. In addition, if we are unable to continue improving our operational performance and customer experience we may face a decrease in new customers and an increase in customer churn, which could have a material adverse effect on our business, financial condition and results of operations. In particular, there can be no assurance that we will be able to successfully implement our plan to build a FTTH network within the anticipated timeline or at all or within the cost parameters we currently expect. Similarly, we may not be successful in deploying Altice One or the mobile voice and data services we intend to offer under our agreement with Sprint on our current timeline or realize, in full or in part, the anticipated benefits we expect from the introduction thereof, and we may face technological or other challenges in pursuing these or other initiatives.

The financial markets are subject to volatility and disruptions, which have in the past, and may in the future, adversely affect our business, including by affecting the cost of new capital and our ability to fund acquisitions or other strategic transactions.

        The capital markets experience volatility and disruption. At times, the markets have exerted extreme downward pressure on stock prices and upward pressure on the cost of new debt, which has severely restricted credit availability for many companies.

        Historical market disruptions have typically been accompanied by a broader economic downturn, which has historically led to lower demand for our products, such as video services, as well as lower levels of television advertising, and increased incidence of customers' inability to pay for the services we provide. A recurrence of these conditions may further adversely impact our business, financial condition and results of operations.

        We rely on the capital markets, particularly for offerings of debt securities and borrowings under syndicated facilities, to meet our financial commitments and liquidity needs if we are unable to generate sufficient cash from operations to fund such anticipated commitments and needs and to fund acquisitions or other strategic transactions. Disruptions or volatility in the capital markets could also adversely affect our ability to refinance on satisfactory terms, or at all, our scheduled debt maturities and could adversely affect our ability to draw on our revolving credit facilities.

        Disruptions in the capital markets as well as the broader global financial market can also result in higher interest rates on publicly issued debt securities and increased costs under credit facilities. Such disruptions could increase our interest expense, adversely affecting our business, financial position and results of operations.

        Our access to funds under our revolving credit facilities is dependent on the ability of the financial institutions that are parties to those facilities to meet their funding commitments. Those financial institutions may not be able to meet their funding commitments if they experience shortages of capital and liquidity or if they experience excessive volumes of borrowing requests within a short period of time. Moreover, the obligations of the financial institutions under our revolving credit facilities are several and not joint and, as a result, a funding default by one or more institutions does not need to be made up by the others.

        Longer term, volatility and disruptions in the capital markets and the broader global financial market as a result of uncertainty, changing or increased regulation of financial institutions, reduced alternatives or failures of significant financial institutions could adversely affect our access to the liquidity needed for our businesses. Such disruptions could require us to take measures to conserve cash or impede or delay potential acquisitions, strategic transactions and refinancing transactions until the markets stabilize or until alternative credit arrangements or other funding for our business needs can be arranged.

We are highly leveraged and have substantial indebtedness, which reduces our capability to withstand adverse developments or business conditions.

        Our subsidiaries have incurred substantial amounts of indebtedness to finance the Acquisitions, our operations, upgrades to our cable plant and acquisitions of other cable systems, sources of programming and other businesses. We have also incurred substantial indebtedness in order to offer new or upgraded services to our current and potential customers. At March 31, 2018, the carrying value of our total aggregate indebtedness, including collateralized indebtedness, was approximately $23.0 billion ($16.4 billion at our Cablevision segment and $6.6 billion at our Cequel segment). Because we are highly leveraged, our payments on our indebtedness are significant in relation to our revenues and cash flow, which exposes us to significant risk in the event of downturns in our businesses (whether through competitive pressures or otherwise), our industry or the economy generally, since our cash flows would decrease, but our required payments under our indebtedness would not.

        Economic downturns may impact our ability to comply with the covenants and restrictions in our indentures, credit facilities and agreements governing our other indebtedness and may impact our ability to pay or refinance our indebtedness as it comes due. If we do not repay or refinance our debt obligations when they become due and do not otherwise comply with the covenants and restrictions in our indentures, credit facilities and agreements governing our other indebtedness, we would be in default under those agreements and the underlying debt could be declared immediately due and payable. In addition, any default under any of our indentures, credit facilities or agreements governing our other indebtedness could lead to an acceleration of debt under any other debt instruments or agreements that contain cross-acceleration or cross-default provisions. If the indebtedness incurred under our indentures, credit facilities and agreements governing our other indebtedness were accelerated, we would not have sufficient cash to repay amounts due thereunder. To avoid a default, we could be required to defer capital expenditures, sell assets, seek strategic investments from third parties or otherwise reduce or eliminate discretionary uses of cash. However, if such measures were to become necessary, there can be no assurance that we would be able to sell sufficient assets or raise strategic investment capital sufficient to meet our scheduled debt maturities as they come due. In addition, any significant reduction in necessary capital expenditures could adversely affect our ability to retain our existing customer base and obtain new customers, which would adversely affect our business, financial position and results of operations.

        Our overall leverage and the terms of our financing arrangements could also:

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  make it more difficult for us to satisfy obligations under our outstanding indebtedness;

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  limit our ability to obtain additional financing in the future for working capital, capital expenditures or acquisitions;

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  limit our ability to refinance our indebtedness on terms acceptable to us or at all;

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  limit our ability to adapt to changing market conditions;

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  restrict us from making strategic acquisitions or cause us to make non-strategic divestitures;

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  require us to dedicate a significant portion of our cash flow from operations to paying the principal of and interest on our indebtedness, thereby limiting the availability of our cash flow to fund future capital expenditures, working capital and other corporate purposes;

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  limit our flexibility in planning for, or reacting to, changes in our business and the broadband communications industry generally; and

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  place us at a competitive disadvantage compared with competitors that have a less significant debt burden.

        In addition, a substantial portion of our indebtedness bears interest at variable rates. If market interest rates increase, our variable-rate debt will have higher debt service requirements, which could adversely affect our cash flows and financial condition. For more information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures About Market Risk—Interest Rate Risk." We have historically entered into, and may in the future enter into, hedging arrangements to limit our exposure to an increase in interest rates. Additionally, we have entered into two fixed to floating interest rate swap agreements. If there is an increase in interest rates, our obligations under these swap agreements may increase. Although we have entered, and may in the future continue to enter, into hedging arrangements, no amount of hedging activity can fully insulate us from the risks associated with changes in interest rates.

If we incur additional indebtedness, such indebtedness could further exacerbate the risks associated with our substantial indebtedness.

        If we incur additional indebtedness, such indebtedness will be added to our current debt levels and the related risks we currently face could be magnified. Any decrease in our revenues or an increase in operating costs (and corresponding reduction in our cash flows) would also adversely affect our ability to pay our indebtedness as it comes due.

We have in past periods incurred substantial losses from continuing operations, and we may do so in the future, which may reduce our ability to raise needed capital.

        We have in the past incurred substantial losses from continuing operations and we may do so in the future. Significant losses from continuing operations could limit our ability to raise any needed financing, or to do so on favorable terms, as such losses could be taken into account by potential investors, lenders and the organizations that issue investment ratings on our indebtedness.

A lowering or withdrawal of the ratings assigned to our subsidiaries' debt securities and credit facilities by ratings agencies may further increase our future borrowing costs and reduce our access to capital.

        Credit rating agencies continually revise their ratings for companies they follow. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. In addition, developments in our business and operations or the amount of indebtedness could lead to a ratings downgrade on our or our subsidiaries' indebtedness. The debt ratings for our subsidiaries' debt securities and credit facilities are currently below the "investment grade" category, which results in higher borrowing costs as well as a reduced pool of potential investors of that debt as some investors will not purchase debt securities or become lenders under credit facilities that are not rated in an investment grade rating category. In addition, there can be no assurance that any rating assigned will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency, if in that rating agency's judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. Any such fluctuation in the rating of us or our subsidiaries may impact our ability to access debt markets in the future or increase our cost of future debt which could have a material adverse effect on our business, financial condition and results of operations, which in return may adversely affect the market price of shares of our Class A common stock or Class B common stock.

Our subsidiaries' ability to meet obligations under their indebtedness may be restricted by limitations on our other subsidiaries' ability to send funds.

        Our subsidiaries that have incurred indebtedness under indentures and credit facilities are primarily holding companies whose ability to pay interest and principal on such indebtedness is wholly or partially dependent upon the operations of their respective subsidiaries and the distributions or other payments of cash, in the form of distributions, loans or advances, those other subsidiaries deliver to our indebted subsidiaries. Our subsidiaries are separate and distinct legal entities and, unless any such subsidiaries has guaranteed the underlying indebtedness, have no obligation, contingent or otherwise, to pay any amounts due on our indebted subsidiaries' indebtedness or to make any funds available to our indebted subsidiaries to do so. These subsidiaries may not generate enough cash to make such funds available to our indebted subsidiaries and in certain circumstances legal and contractual restrictions may also limit their ability to do so. Also, our subsidiaries' creditors, including trade creditors, in the event of a liquidation or reorganization of any subsidiary, would be entitled to a claim on the assets of such subsidiaries, including any assets transferred to those subsidiaries, prior to any of our claims as a stockholder and those creditors are likely to be paid in full before any distribution is made to us. To the extent that we are a creditor of a subsidiary, our claims could be subordinated to any security interest in the assets of that subsidiary and/or any indebtedness of that subsidiary senior to that held by us.

        In addition, our Optimum and Suddenlink businesses are each currently financed on a standalone basis and constitute separate financing groups, which are subject to covenants that restrict the use of their respective cash flows outside their respective restricted groups. Consequently, cash flows from operations of Optimum and its subsidiaries may not be able to be applied to meet the obligations or other expenses of Suddenlink and its subsidiaries and cash flows from operations of Suddenlink may not be able to be applied to meet the obligations or other expenses of Optimum and its subsidiaries, except to the extent that the relevant restricted group is able to pay a dividend under the agreements governing their respective indebtedness.

Our ability to incur additional indebtedness and use our funds is limited by significant restrictive covenants in financing agreements.

        The indentures, credit facilities and agreements governing the indebtedness of our subsidiaries contain various negative covenants that restrict our subsidiaries' (and their respective subsidiaries') ability to, among other things:

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  incur additional indebtedness and guarantee indebtedness;

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  pay dividends or make other distributions, or repurchase or redeem capital stock;

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  prepay, redeem or repurchase subordinated debt or equity;

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  issue certain preferred stock;

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  make loans and investments;

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  sell assets;

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  incur liens;

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  enter into transactions with affiliates;

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  create or permit any encumbrances or restrictions on the ability of their respective subsidiaries to pay dividends or make other distributions, make loans or advances or transfer assets, in each case to such subsidiary, or its other restricted subsidiaries; and

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  consolidate, merge or sell all or substantially all of their assets.

        We are also subject to certain affirmative covenants under our subsidiaries' revolving credit facilities, which, among other things, require the relevant Cablevision and Cequel subsidiaries to each maintain a specified financial ratio if there are any outstanding utilizations. Our ability to meet these financial ratios may be affected by events beyond our control and, as a result, there can be no assurance that we will be able to meet these ratios.

        Violation of these covenants could result in a default that would permit the relevant creditors to require the immediate repayment of the borrowings thereunder, which could result in a default under other debt instruments and agreements that contain cross-default provisions and, in the case of revolving credit facilities, permit the relevant lenders to restrict the relevant borrower's ability to borrow undrawn funds under such revolving credit facilities. A default under any of the agreements governing our indebtedness could materially adversely affect our growth, financial condition and results of operations.

        As a result, we may be:

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  limited in how we conduct our business;

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  unable to raise additional debt or equity financing to operate during general economic or business downturns; or

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  unable to compete effectively or to take advantage of new business opportunities.

        These restrictions could have a material adverse effect on our ability to grow in accordance with our strategy and on the value of our debt and equity securities. In addition, our financial results, substantial indebtedness and credit ratings could materially adversely affect the availability and terms of our financing.

We will need to raise significant amounts of funding over the next several years to fund capital expenditures, repay existing obligations and meet other obligations and the failure to do so successfully could adversely affect our business. We may also engage in extraordinary transactions that involve the incurrence of large amounts of indebtedness.

        Our business is capital intensive. Operating and maintaining our cable systems requires significant amounts of cash payments to third parties. Capital expenditures were $257.6 million and $257.4 for the three months ended March 31, 2018 and 2017 and $951.3 million and $625.5 million for the years ended 2017 and 2016 and primarily included payments for customer premise equipment, network infrastructure, support and other costs. Capital expenditures were $166,801 and $184,399 for the three months ended March 31, 2018 and 2017 and $711.4 million and $298.4 million in 2017 and for the period from the date of the Cablevision Acquisition through December 31, 2016, respectively, for our Cablevision segment and $90,814 and $73,028 for the three months ended March 31, 2018 and 2017 and $279.9 million and $327.2 million in 2017 and 2016, respectively, for our Cequel segment.

        We have commenced a plan to build a FTTH network, which will enable us to deliver more than 10 Gbps broadband speeds across our entire Optimum footprint and part of our Suddenlink footprint. We also introduced Altice One during the fourth quarter of 2017, which is our most advanced home communications hub, and have begun rolling it out across our Optimum footprint. Also in the fourth quarter of 2017, we entered into a multi-year strategic agreement pursuant to which we will utilize Sprint's network to provide mobile voice and data services to our customers throughout the nation, and our broadband network will be utilized to accelerate the densification of Sprint's network. We may not be able to execute these initiatives within the anticipated timelines and we may incur greater than anticipated costs and capital expenditures, fail to realize anticipated benefits, experience business disruptions or encounter other challenges to executing either as planned. The failure to realize the anticipated benefits of these initiatives could have a material adverse effect on our business, financial condition and results of operations.

        We expect these capital expenditures to continue to be significant as we further enhance our service offerings. We may have substantial future capital commitments in the form of long-term contracts that require substantial payments over a period of time. In the longer term, our ability to fund our operations, make planned capital expenditures, make scheduled payments on our indebtedness and repay our indebtedness depends on our future operating performance and cash flows and our ability to access the capital markets, which, in turn, are subject to prevailing economic conditions and to financial, business and other factors, some of which are beyond our control. Competition, market disruptions or deterioration in economic conditions could lead to lower demand for our products, as well as lower levels of advertising, and increased incidence of customers' inability to pay for the services we provide. These events would adversely impact our results of operations, cash flows and financial position. As such, we may not be able to generate sufficient cash from our operations to fund anticipated capital expenditures, meet all existing future contractual payment obligations and repay our indebtedness at maturity.

        As a result, we could be dependent upon our continued access to the capital and credit markets to issue additional debt or equity or refinance existing debt obligations. We intend to raise significant amounts of funding over the next several years to fund capital expenditures, repay existing obligations and meet other obligations. If we are unable to do so, we will need to take other actions including:

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  raise additional capital, through debt or equity issuances or both;

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  deferring capital expenditures by cancelling or scaling back spending programs;

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  sell assets or interests in one or more of our businesses;

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  seeking strategic investments from third parties; or

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  reducing or eliminating discretionary uses of cash.

        However, we may not be able to refinance existing obligations or raise any required additional capital or to do so on favorable terms. Borrowing costs related to future capital raising activities may be significantly higher than our current borrowing costs and we may not be able to raise additional capital on favorable terms, or at all, if financial markets experience volatility. If we are unable to pursue our spending programs, we may be forced to cancel or scale back those programs. Our choice of which spending programs to cancel or reduce may be limited. Failure to successfully pursue our capital expenditure and other spending plans could materially and adversely affect our ability to compete effectively. It is possible that in the future we may also engage in extraordinary transactions and such transactions could result in the incurrence of substantial additional indebtedness.

We rely on network and information systems for our operations and a disruption or failure of, or defects in, those systems may disrupt our operations, damage our reputation with customers and adversely affect our results of operations.

        Network and information systems are essential to our ability to deliver our services to our customers. While we have in place multiple security systems designed to protect against intentional or unintentional disruption, failure, misappropriation or corruption of our network and information systems, there can be no assurance that our efforts to protect our network and information systems will prevent any of the problems identified above. A problem of this type might be caused by events such as computer hacking, computer viruses, worms and other destructive or disruptive software, "cyber-attacks" and other malicious activity, defects in the hardware and software comprising our network and information systems, as well as natural disasters, power outages, terrorist attacks and similar events. Such events could have an adverse impact on us and our customers, including degradation of service, service disruption, excessive call volume to call centers and damage to our plant, equipment and data. Operational or business delays may result from the disruption of network or information systems and the subsequent remediation activities. Moreover, these events may create negative publicity resulting in reputation or brand damage with customers and our results of operations could suffer.

        We also use certain vendors to supply some of the hardware, software and support of our network, some of which have been customized or altered to fit our business needs. Certain of these vendors and suppliers may have leverage over us considering that there are limited suppliers of certain products and services, or that there is a long lead time and/or significant expense required to transition to another provider. In addition, some of these vendors and suppliers do not have a long operating history or may not be able to continue to supply the equipment and services we desire. Some of our hardware, software and operational support vendors and some of our service providers represent our sole source of supply or have, either through contract or as a result of intellectual property rights, a position of some exclusivity. In addition, because of the pace at which technological innovations occur in our industry, we may not be able to obtain access to the latest technology on reasonable terms. Any delays or the termination or disruption in these relationships as a result of contractual disagreements, operational or financial failures on the part of our vendors and suppliers, or other adverse events that prevent such vendors and suppliers from providing the equipment or services we need, with the level of quality we require, in a timely manner and at reasonable prices, could result in significant costs to us and have a negative effect on our ability to provide services and rollout advanced services. Our ability to replace such vendors and suppliers may be limited and, as a result, our business, financial condition, results of operations and liquidity could be materially adversely affected.

If we experience a significant data security breach or fail to detect and appropriately respond to a significant data security breach, our results of operations and reputation could suffer.

        The nature of our business involves the receipt and storage of information about our customers and employees. We have procedures in place to detect and respond to data security incidents. However, because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and may be difficult to detect for long periods of time, we may be unable to anticipate these techniques or implement adequate preventive measures. In addition, hardware, software or applications we develop or procure from third parties may contain defects in design or manufacture or other problems that could unexpectedly compromise information security. Unauthorized parties may also attempt to gain access to our systems or facilities and to our proprietary business information. If our efforts to protect the security of information about our customers and employees are unsuccessful, a significant data security breach may result in costly government enforcement actions, private litigation and negative publicity resulting in reputation or brand damage with customers, and our financial condition and results of operations could suffer.

A portion of our workforce is represented by labor unions. Collective bargaining agreements can increase our expenses. Labor disruptions could adversely affect our business, financial condition and results of operations.

        As of December 31, 2017, 208 Cablevision full-time employees were covered by collective bargaining agreements (primarily technicians in Brooklyn, New York) with the Communication Workers of America ("CWA"). Cablevision and the CWA entered into a collective bargaining agreement in 2015. This agreement was renewed in June 2016 for an additional three-year term. On March 10, 2017, the International Brotherhood of Electrical Workers ("IBEW") was certified to represent 100 employees in Oakland, New Jersey. We are currently negotiating a collective bargaining agreement with the IBEW relating to these employees and there can be no assurance that we will be able to reach an agreement on terms acceptable to us. The collective bargaining agreements with the CWA and IBEW covering these groups of employees or any other agreements with other unions may increase our expenses. In addition, any disruptions to our operations due to labor related problems could have an adverse effect on our business, financial condition and results of operations.

A significant amount of our book value consists of intangible assets that may not generate cash in the event of a voluntary or involuntary sale.

        At March 31, 2018, we reported approximately $35.3 billion of consolidated total assets, of which approximately $25.9 billion were intangible ($18.3 billion at our Cablevision segment and $7.6 billion at our Cequel segment). Intangible assets primarily included franchises from city and county governments to operate cable systems, goodwill, customer relationships and trade names. While we believe the carrying values of our intangible assets are recoverable, we may not receive any cash in the event of a voluntary or involuntary sale of these intangible assets, particularly if we were not continuing as an operating business. We urge our stockholders to read carefully our consolidated financial statements contained herein, which provide more detailed information about these intangible assets.

We may engage in acquisitions and other strategic transactions and the integration of such acquisitions and other strategic transactions could materially adversely affect our business, financial condition and results of operations.

        Our business has grown significantly as a result of acquisitions, including the Acquisitions, which entail numerous risks including:

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  distraction of our management team in identifying potential acquisition targets, conducting due diligence and negotiating acquisition agreements;

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  difficulties in integrating the operations, personnel, products, technologies and systems of acquired businesses;

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  difficulties in enhancing our customer support resources to adequately service our existing customers and the customers of acquired businesses;

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  the potential loss of key employees or customers of the acquired businesses;

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  unanticipated liabilities or contingencies of acquired businesses;

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  unbudgeted costs which we may incur in connection with pursuing potential acquisitions which are not consummated;

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  failure to achieve projected cost savings or cash flow from acquired businesses, which are based on projections that are inherently uncertain;

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  fluctuations in our operating results caused by incurring considerable expenses to acquire and integrate businesses before receiving the anticipated revenues expected to result from the acquisitions; and

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  difficulties in obtaining regulatory approvals required to consummate acquisitions.

        We also participate in competitive bidding processes, some of which may involve significant cable systems. If we are the winning bidder in any such process involving significant cable systems or we otherwise engage in acquisitions or other strategic transactions in the future, we may incur additional debt, contingent liabilities and amortization expenses, which could materially adversely affect our business, financial condition and results of operations. We could also issue substantial additional equity which could dilute existing stockholders.

        If our acquisitions, including the Acquisitions and the integration of the Optimum and Suddenlink businesses, do not result in the anticipated operating efficiencies, are not effectively integrated, or result in costs which exceed our expectations, our business, financial condition and results of operations could be materially adversely affected.

Significant unanticipated increases in the use of bandwidth-intensive Internet-based services could increase our costs.

        The rising popularity of bandwidth-intensive Internet-based services poses risks for our broadband services. Examples of such services include peer-to-peer file sharing services, gaming services and the delivery of video via streaming technology and by download. If heavy usage of bandwidth-intensive broadband services grows beyond our current expectations, we may need to incur more expenses than currently anticipated to expand the bandwidth capacity of our systems or our customers could have a suboptimal experience when using our broadband service. In order to continue to provide quality service at attractive prices, we need the continued flexibility to develop and refine business models that respond to changing consumer uses and demands and to manage bandwidth usage efficiently. Our ability to undertake such actions could be restricted by regulatory and legislative efforts to impose so-called "net neutrality" requirements on broadband communication providers like us that provide broadband services. For more information, see "Regulation—Broadband."

Our business depends on intellectual property rights and on not infringing on the intellectual property rights of others.

        We rely on our patents, copyrights, trademarks and trade secrets, as well as licenses and other agreements with our vendors and other parties, to use our technologies, conduct our operations and sell our products and services. Our intellectual property rights may be challenged and invalidated by third parties and may not be strong enough to provide meaningful commercial competitive advantage. Third parties have in the past, and may in the future, assert claims or initiate litigation related to exclusive patent, copyright, trademark and other intellectual property rights to technologies and related standards that are relevant to us. These assertions have increased over time as a result of our growth and the general increase in the pace of patent claims assertions, particularly in the United States. Because of the existence of a large number of patents in the networking field, the secrecy of some pending patents and the rapid rate of issuance of new patents, we believe it is not possible to determine in advance whether a product or any of its components infringes or will infringe on the patent rights of others. Asserted claims and/or initiated litigation can include claims against us or our manufacturers, suppliers or customers, alleging infringement of their proprietary rights with respect to our existing or future products and/or services or components of those products and/or services.

        Regardless of the merit of these claims, they can be time-consuming, result in costly litigation and diversion of technical and management personnel, or require us to modify our business, develop a non-infringing technology, be enjoined from use of certain intellectual property, use alternate technology or enter into license agreements. There can be no assurance that licenses will be available on acceptable terms and conditions, if at all, or that our indemnification by our suppliers will be adequate to cover our costs if a claim were brought directly against us or our customers. Furthermore, because of the potential for high court awards that are not necessarily predictable, it is not unusual to find even arguably unmeritorious claims settled for significant amounts. If any infringement or other intellectual property claim made against us by any third party is successful, if we are required to indemnify a customer with respect to a claim against the customer, or if we fail to modify our business, develop non-infringing technology, use alternate technology or license the proprietary rights on commercially reasonable terms and conditions, our business, financial condition and results of operations could be materially adversely affected.

We may be liable for the material that content providers distribute over our networks.

        The law relating to the liability of private network operators for information carried on, stored or disseminated through their networks is still unsettled. As such, we could be exposed to legal claims relating to content disseminated on our networks. Claims could challenge the accuracy of materials on our network or could involve matters such as defamation, invasion of privacy or copyright infringement.

If we need to take costly measures to reduce our exposure to these risks or are required to defend ourselves against such claims, our business, reputation, financial condition and results of operations could be materially adversely affected.

If we are unable to retain key employees, our ability to manage our business could be adversely affected.

        Our operational results have depended, and our future results will depend, upon the retention and continued performance of our management team. The competitive environment for management talent in the broadband communications industry could adversely impact our ability to retain and hire new key employees for management positions. The loss of the services of key members of management and the inability or delay in hiring new key employees could adversely affect our ability to manage our business and our future operational and financial results.

Impairment of Altice Group's or Mr. Drahi's reputation could adversely affect current and future customers' perception of Altice USA.

        Our ability to attract and retain customers depends, in part, upon the external perceptions of Altice Group's and Mr. Drahi's reputation and the quality of Altice Group's products and its corporate and management integrity. The broadband communications and video services industry is by its nature more prone to reputational risks than other industries. This has been compounded in recent years by the free flow of unverified information on the Internet and, in particular, on social media. Impairment, including any loss of goodwill or reputational advantages, of Altice Group's or Mr. Drahi's reputation in markets in which we do not operate could adversely affect current and future customers' perception of Altice USA. The consummation of the Distribution may not lessen these risks.

Macroeconomic developments may adversely affect our business.

        Our performance is subject to global economic conditions and the related impact on consumer spending levels. Continued uncertainty about global economic conditions poses a risk as consumers and businesses may postpone spending in response to tighter credit, unemployment, negative financial news, and/or declines in income or asset values, which could have a material negative effect on demand for our products and services. As our business depends on consumer discretionary spending, our results of operations are sensitive to changes in macroeconomic conditions. Our customers may have less money for discretionary purchases as a result of job losses, foreclosures, bankruptcies, increased fuel and energy costs, higher interest rates, higher taxes, reduced access to credit, and lower home values. These and other economic factors could adversely affect demand for our products, which in turn could adversely affect our financial condition and results of operations.

Online piracy of entertainment and media content could result in reduced revenues and increased expenditures which could materially harm our business, financial condition and results of operations.

        Online entertainment and media content piracy is extensive in many parts of the world and is made easier by technological advances. This trend facilitates the creation, transmission and sharing of high quality unauthorized copies of entertainment and media content. The proliferation of unauthorized copies of this content will likely continue, and if it does, could have an adverse effect on our business, financial condition and results of operations because these products could reduce the revenue we receive for our products. Additionally, in order to contain this problem, we may have to implement elaborate and costly security and antipiracy measures, which could result in significant expenses and losses of revenue. There can be no assurance that even the highest levels of security and anti-piracy measures will prevent piracy.

The AMC Networks Distribution could result in significant tax liability.

        We have received private letter rulings from the Internal Revenue Service (the "IRS") to the effect that, among other things, the AMC Networks Distribution (whereby Cablevision distributed to its stockholders all of the outstanding common stock of AMC Networks, a company which consisted principally of national programming networks, including AMC, WE tv, IFC and Sundance Channel, previously owned and operated by Cablevision) and certain related transactions, will qualify for tax-free treatment under the Internal Revenue Code of 1986, as amended (the "Code").

        Although a private letter ruling from the IRS generally is binding on the IRS, if the factual representations or assumptions made in the letter ruling request are untrue or incomplete in any material respect, we will not be able to rely on the ruling. Furthermore, the IRS will not rule on whether a distribution satisfies certain requirements necessary to obtain tax-free treatment under the Code. Rather, the ruling is based upon our representations that these conditions have been satisfied, and any inaccuracy in such representations could invalidate the ruling.

        If the AMC Networks Distribution does not qualify for tax-free treatment for U.S. federal income tax purposes, then, in general, we would be subject to tax as if we had sold the AMC Networks common stock, as the case may be, in a taxable sale for its fair value. Cablevision stockholders at the time of the distribution would be subject to tax as if they had received a distribution equal to the fair value of AMC Networks common stock that was distributed to them, which generally would be treated as a taxable dividend. It is expected that the amount of any such taxes to Cablevision's stockholders and us would be substantial.

Risk Factors Relating to Regulatory and Legislative Matters

Our business is subject to extensive governmental legislation and regulation, which could adversely affect our business, increase our operational and administrative expenses and limit our revenues.

        Regulation of the cable, telephone, and broadband industries imposes operational and administrative expenses and limits their revenues. The Company operates in all of these industries and is therefore subject to, among other things:

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  rules governing the provisioning and marketing of cable equipment and compatibility with new digital technologies;

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  rules and regulations relating to data protection and customer and employee privacy;

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  rules establishing limited rate regulation of video service;

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  rules governing the copyright royalties that must be paid for retransmitting broadcast signals;

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  rules governing when a cable system must carry a particular broadcast station and when it must first obtain retransmission consent to carry a broadcast station;

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  rules governing the provision of channel capacity to unaffiliated commercial leased access programmers;

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  rules limiting the ability to enter into exclusive agreements with MDUs and control inside wiring;

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  rules for cable franchise renewals and transfers;

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  other requirements covering a variety of operational areas such as equal employment opportunity, emergency alert systems, disability access, technical standards and customer service and consumer protection requirements;

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  rules, regulations and regulatory policies relating to the provision of broadband service, including "net neutrality" requirements; and

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  rules, regulations and regulatory policies relating to the provision of telephony services.

        Many aspects of these regulations are currently the subject of judicial proceedings and administrative or legislative proposals. There are also efforts to amend or expand the federal, state and local regulation of some of our cable systems, which may compound the regulatory risks we already face, and proposals that might make it easier for our employees to unionize. The Permanent Internet Tax Freedom Act prohibits many taxes on Internet access service, but certain states and localities are considering new taxes and fees on our provision of cable, broadband, and telecommunications taxes that could increase operating expenses. Certain states are also considering adopting energy efficiency regulations governing the operation of equipment that we use, which could constrain innovation. Congress periodically considers whether to rewrite the entire Communications Act of 1934, as amended (the "Communications Act") to account for changes in the communications marketplace or to adopt more focused changes. In response to recent data breaches and increasing concerns regarding the protection of consumers' personal information, Congress, states, and regulatory agencies are considering the adoption of new privacy and data security laws and regulations that could result in additional privacy, as well as network and information security, requirements for our business. These new laws, as well as existing legal and regulatory obligations, could require significant expenditures.

        Additionally, there have been statements by federal government officials indicating that some laws and regulations applicable to our industry may be repealed or modified in a way that could be favorable to us and our competitors. There can be no assurance that any such repeal or modification will be beneficial to us or will not be more beneficial to our current and future competitors.

Our cable system franchises are subject to non-renewal or termination. The failure to renew a franchise in one or more key markets could adversely affect our business.

        Our cable systems generally operate pursuant to franchises, permits and similar authorizations issued by a state or local governmental authority controlling the public rights-of-way. Some franchises establish comprehensive facilities and service requirements, as well as specific customer service standards and monetary penalties for non-compliance. In many cases, franchises are terminable if the franchisee fails to comply with significant provisions set forth in the franchise agreement governing system operations. Franchises are generally granted for fixed terms and must be periodically renewed. Franchising authorities may resist granting a renewal if either past performance or the prospective operating proposal is considered inadequate. Franchise authorities often demand concessions or other commitments as a condition to renewal. In some instances, local franchises have not been renewed at expiration, and we have operated and are operating under either temporary operating agreements or without a franchise while negotiating renewal terms with the local franchising authorities.

        As of March 31, 2018, one of our largest franchises, the Town of Hempstead, New York, comprising an aggregate of approximately 85,000 pay television customers, was expired. We are currently lawfully operating in the Town of Hempstead, New York franchise area under temporary authority recognized by the State of New York. Lightpath holds a franchise from New York City that expired on December 20, 2008 and the renewal process is ongoing. We believe New York City is treating the expiration date of this franchise as extended until a formal determination on renewal is made, but there can be no assurance that we will be successful in renewing this franchise on anticipated terms or at all. We expect to renew or continue to operate under all or substantially all of our franchises.

        The traditional cable franchising regime is currently undergoing significant change as a result of various federal and state actions. Some state franchising laws do not allow incumbent operators like us to immediately opt into favorable statewide franchising as quickly as new entrants, and often require us to retain certain franchise obligations that are more burdensome than those applied to new entrants.

        There can be no assurance that we will be able to comply with all significant provisions of our franchise agreements and certain of our franchisors have from time to time alleged that we have not complied with these agreements. Additionally, although historically we have renewed our franchises without incurring significant costs, there can be no assurance that we will be able to renew, or to renew on terms as favorable, our franchises in the future. A termination of or a sustained failure to renew a franchise in one or more key markets could adversely affect our business in the affected geographic area.

Our cable system franchises are non-exclusive. Accordingly, local and state franchising authorities can grant additional franchises and create competition in market areas where none existed previously, resulting in overbuilds, which could adversely affect our results of operations.

        Cable systems are operated under non-exclusive franchises historically granted by local authorities. More than one cable system may legally be built in the same area, which is referred to as an overbuild. It is possible that a franchising authority might grant a second franchise to another cable operator and that such franchise might contain terms and conditions more favorable than those afforded to us. Although entry into the cable industry involves significant cost barriers and risks, well-financed businesses from outside the cable industry, such as online service providers, or public utilities that already possess fiber optic and other transmission lines in the areas they serve, may over time become competitors. In addition, there are a few cities that have constructed their own cable systems, in a manner similar to city-provided utility services, and private cable companies not affiliated with established local exchange carriers have also demonstrated an interest in constructing overbuilds. We believe that for any potential competitor to be successful, such competitor's overbuild would need to be able to serve the homes and businesses in the overbuilt area with equal or better service quality, on a more cost-effective basis than we can.

        In some cases, local government entities and municipal utilities may legally compete with us without securing a local franchise or on more favorable franchise terms. In recent years, federal legislative and regulatory proposals have sought to facilitate the ability of municipalities to construct and deploy broadband facilities that could compete with our cable systems. In addition, certain telephone companies have sought or are seeking authority to operate in communities without first obtaining a local franchise. As a result, competing operators may build systems in areas in which we hold franchises. The FCC has adopted rules that streamline entry for new competitors (including those affiliated with telephone companies) and reduce franchising burdens for these new entrants. The FCC subsequently extended more modest relief to incumbent cable operators like the Company, but a recent federal court decision curtailed a portion of this relief that relates to the cap on in-kind payments to franchising authorities. At the same time, a substantial number of states have adopted franchising laws designed to streamline entry for new competitors, and they often provide advantages for these new entrants that are not immediately available to existing operators.

        We believe the markets we serve are not significantly overbuilt. However, the FCC and some state regulatory commissions direct certain subsidies to entities deploying broadband to areas deemed to be "unserved" or "underserved." Many other organizations have applied for and received these funds, including broadband services competitors and new entrants into such services. We have generally opposed such subsidies when directed to areas that we serve and have deployed broadband capable networks. Despite those efforts, we could be placed at a competitive disadvantage if recipients use these funds to subsidize services that compete with our broadband services.

Local franchising authorities have the ability to impose additional regulatory constraints on our business, which could reduce our revenues or increase our expenses.

        In addition to the franchise agreement, local franchising authorities in some jurisdictions have adopted cable regulatory ordinances that further regulate the operation of cable systems. This additional regulation increases the cost of operating our business. For example, some local franchising authorities impose minimum customer service standards on our operations. There are no assurances that the local franchising authorities will not impose new and more restrictive requirements.

Further regulation of the cable industry could restrict our marketing options or impair our ability to raise rates to cover our increasing costs.

        The cable industry has operated under a federal rate regulation regime for more than three decades. Currently, rate regulation by franchising authorities is strictly limited to the basic service tier and associated equipment and installation activities. A franchising authority that wishes to regulate basic cable service offered by a particular cable system must certify and demonstrate that the cable system is not subject to "effective competition" as defined by federal law. Our franchise authorities have not certified to exercise this limited rate regulation authority. If any of our local franchising authorities obtain certification to regulate rates, they would have the power to reduce rates and order refunds on the rates charged for basic service and equipment, which could reduce our revenues. The FCC and Congress also continue to be concerned that cable rate increases are exceeding inflation. It is possible that either the FCC or Congress will adopt more extensive rate regulation for our pay television services or regulate our other services, such as broadband and telephony services, which could impede our ability to raise rates, or require rate reductions. To the extent we are unable to raise our rates in response to increasing costs, or are required to reduce our rates, our business, financial condition, results of operations and liquidity will be materially adversely affected. There has been legislative and regulatory interest in requiring cable operators to offer historically bundled programming services on an à la carte basis. It is possible that new marketing restrictions could be adopted in the future. These restrictions could affect how we provide, and limit, customer equipment used in connection with our services and how we provide access to video programming beyond conventional cable delivery.

        There also continues to be interest at the FCC and in Congress in proposals that would allow customers to receive cable service without having to rent a set-top box from their cable operator. These proposals could, if adopted, adversely affect our relationship with our customers and programmers and our operations. It is also possible that regulations will be adopted affecting the negotiations between MVPDs (like us) and programmers. While these regulations might provide us with additional rights and protections in our programming negotiations, they might also limit our flexibility in ways that adversely affect our operations.

We may be materially adversely affected by regulatory changes related to pole attachment costs.

        Pole attachments are cable wires that are attached to utility poles. Cable system pole attachments to utility poles historically have been regulated at the federal or state level, generally resulting in favorable pole attachment rates for attachments used to provide cable service. Any changes in the current pole attachment approach could result in a substantial increase in our pole attachment costs.

Changes in channel carriage regulations could impose significant additional costs on us.

        Cable operators also face significant regulation affecting the carriage of broadcast and other programming channels. We can be required to devote substantial capacity to the carriage of programming that we might not otherwise carry voluntarily, including certain local broadcast signals; local public, educational and governmental access programming; and unaffiliated, commercial leased access programming (channel capacity designated for use by programmers unaffiliated with the cable operator). Regulatory changes in this area could disrupt existing programming commitments, interfere with our preferred use of limited channel capacity and limit our ability to offer services that would maximize our revenue potential. It is possible that other legal restraints will be adopted limiting our discretion over programming decisions.

Increasing regulation of our Internet-based products and services could adversely affect our ability to provide new products and services.

        On February 26, 2015, the FCC adopted a new "net neutrality" or Open Internet order (the "2015 Order") that: (1) reclassified broadband Internet access service as a Title II common carrier service, (2) applied certain existing Title II provisions and associated regulations; (3) forbore from applying a range of other existing Title II provisions and associated regulations, but to varying degrees indicated that this forbearance may be only temporary and (4) issued new rules expanding disclosure requirements and prohibiting blocking, throttling, paid prioritization and unreasonable interference with the ability of end users and edge providers to reach each other. The 2015 Order also subjected broadband providers' Internet traffic exchange rates and practices to potential FCC oversight and created a mechanism for third parties to file complaints regarding these matters. The 2015 Order could limit our ability to efficiently manage our cable systems and respond to operational and competitive challenges. In December 2017, the FCC adopted an order (the "2017 Order") that in large part reverses the 2015 Order. The 2017 Order has not yet gone into effect, however, and the 2015 Order will remain binding until the 2017 Order takes effect. The 2017 Order is expected to be subject to legal challenge that may delay its effect or overturn it. Additionally, Congress and some states are considering legislation that may codify "net neutrality" rules.

Offering telephone services may subject us to additional regulatory burdens, causing us to incur additional costs.

        We offer telephone services over our broadband network and continue to develop and deploy interconnected VoIP services. The FCC has ruled that competitive telephone companies that support VoIP services, such as those that we offer to our customers, are entitled to interconnect with incumbent providers of traditional telecommunications services, which ensures that our VoIP services can operate in the market. However, the scope of these interconnection rights are being reviewed in a current FCC proceeding, which may affect our ability to compete in the provision of telephony services or result in additional costs. It remains unclear precisely to what extent federal and state regulators will subject VoIP services to traditional telephone service regulation. Expanding our offering of these services may require us to obtain certain authorizations, including federal and state licenses. We may not be able to obtain such authorizations in a timely manner, or conditions could be imposed upon such licenses or authorizations that may not be favorable to us. The FCC has already extended certain traditional telecommunications requirements, such as E911 capabilities, Universal Service Fund contribution, Communications Assistance for Law Enforcement Act ("CALEA"), measures to protect Customer Proprietary Network Information, customer privacy, disability access, number porting, battery back-up, network outage reporting, rural call completion reporting and other regulatory requirements to many VoIP providers such as us. If additional telecommunications regulations are applied to our VoIP service, it could cause us to incur additional costs and may otherwise materially adversely impact our operations. In 2011, the FCC released an order significantly changing the rules governing intercarrier compensation for the origination and termination of telephone traffic between interconnected carriers. These rules have resulted in a substantial decrease in interstate compensation payments over a multi-year period. The FCC is currently considering additional reforms that could further reduce interstate compensation payments. Further, although the FCC recently declined to impose additional regulatory burdens on certain point to point transport ("special access") services provided by cable companies, that FCC decision has been appealed by multiple parties. If those appeals are successfully, there could be additional regulatory burdens and additional costs placed on these services.

We may be materially adversely affected by regulatory, legal and economic changes relating to our physical plant.

        Our systems depend on physical facilities, including transmission equipment and miles of fiber and coaxial cable. Significant portions of those physical facilities occupy public rights-of-way and are subject to local ordinances and governmental regulations. Other portions occupy private property under express or implied easements, and many miles of the cable are attached to utility poles governed by pole attachment agreements. No assurances can be given that we will be able to maintain and use our facilities in their current locations and at their current costs. Changes in governmental regulations or changes in these relationships could have a material adverse effect on our business and our results of operations.

Certain aspects of the Tax Cuts and Jobs Act could have an adverse impact on us or our stockholders.

        On December 20, 2017, the U.S. Congress passed the Tax Cuts and Jobs Act (H.R. 1) and on December 22, 2017, the Tax Cuts and Jobs Act was signed into law. The Tax Cuts and Jobs Act makes significant changes to the U.S. federal income tax rules applicable to both individuals and entities, including corporations. The details of any forthcoming regulations or guidance in connection with the Tax Cuts and Jobs Act are uncertain and could have an adverse impact on our business and financial condition or on our stockholders. Our stockholders should consult with their tax advisors with respect to the potential effects of the Tax Cuts and Jobs Act on their investment in our common stock.

Risk Factors Relating to Ownership of Our Class A Common Stock and Class B Common Stock

Prior to the Distribution, no market exists for our Class B common stock and we cannot assure you that an active, liquid trading market will develop for our Class B common stock following the Distribution. Following the Distribution, holders of shares of our Class B common stock may need to convert them into shares of our Class A common stock to realize their full potential value, which over time could further concentrate voting power with remaining holders of our Class B common stock.

        Prior to the Distribution, our Class B common stock is held by Altice N.V. and is not listed on the NYSE or any other exchange. At the time of the Distribution, our Class B common stock will not be listed on the NYSE or any other stock exchange and we do not currently intend to list our Class B common stock on the NYSE or any other stock exchange. There is currently no trading market for the Class B common stock and we cannot assure you that an active trading market will develop or be sustained following the Distribution. If an active market is not developed or sustained, the market price and liquidity of the Class B common stock may be adversely affected. Because the Class B common stock is unlisted, holders of shares of Class B common stock may need to convert them into shares of our Class A common stock, which is listed on the NYSE, in order to realize their full potential value. Sellers of a significant amount of shares of Class B common stock may be more likely to convert them into shares of Class A common stock and sell them on the NYSE. This could over time reduce the number of shares of Class B common stock outstanding and potentially further concentrate voting power with remaining holders of Class B common stock.

Our stockholders' percentage ownership in us may be diluted by future issuances of capital stock, which could reduce their influence over matters on which stockholders vote.

        Pursuant to our third amended and restated certificate of incorporation, our Board will have the authority, without action or vote of our stockholders, to issue all or any part of our authorized but unissued shares of Class A common stock, including shares issuable upon the exercise of options, Class B common stock, Class C common stock or shares of our authorized but unissued preferred stock. We may issue such capital stock to meet a number of our business needs, including funding any potential acquisitions or other strategic transactions. Future issuances of Class A common stock, Class B common stock or voting preferred stock could reduce our stockholders' influence over matters on which our stockholders vote and, in the case of issuances of preferred stock, would likely result in their interest in us being subject to the prior rights of holders of that preferred stock.

The market price of our Class A common stock or Class B common stock may be volatile after the Distribution.

        Securities markets often experience significant price and volume fluctuations. Even if an active trading market develops for our Class B common stock after the Distribution, the market price of our Class B common stock may be highly volatile and could be subject to wide fluctuations. The market price of our Class A common stock may also be highly volatile after the Distribution, and the market prices of our Class A common stock and Class B common stock will be influenced by many factors, some of which are beyond our control, including those described above in "—Risk Factors Relating to Our Business" and include, but are not limited to, the following:

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  the failure of securities analysts to cover our business after the Distribution or changes in financial estimates by analysts;

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  the inability to meet the financial estimates of analysts who follow our business;

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  strategic actions by us or our competitors;

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  announcements by us or our competitors of significant contracts, acquisitions, joint marketing relationships, joint ventures or capital commitments;

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  introduction of new products or services by us or our competitors;

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  variations in our quarterly operating results and those of our competitors;

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  additions or departures of key personnel;

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  general economic and stock market conditions;

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  risks related to our business and our industry, including those discussed above;

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  changes in conditions or trends in our industry, markets or customers;

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  regulatory, legal or political developments;

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  changes in accounting principles;

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  changes in tax legislation and regulations;

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  litigation and governmental investigations;

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  terrorist acts;

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  future sales of Altice USA common stock or other securities;

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  default under agreements governing our indebtedness; and

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  investor perceptions of the investment opportunity associated with Altice USA common stock relative to other investment alternatives.

        Following the Distribution, the market price for shares of our Class A common stock may be affected by factors different from those affecting the market price for shares of our Class B common stock. As a result of the above and other factors, holders of our Class A common stock or Class B common stock may not be able to resell their shares at or above the value at the time of the Distribution or may not be able to resell them at all. These broad market and industry factors may materially reduce the market price of our Class A common stock or Class B common stock, regardless of our operating performance. In addition, price volatility may be greater if the public float and trading volume of our Class A common stock and Class B common stock is low.

Because we have no current plans to pay cash dividends on our Class A common stock or Class B common stock following the Pre-Distribution Dividend and for the foreseeable future, our stockholders may not receive any return on investment unless they sell their Class A common stock or Class B common stock.

        As a condition to the Distribution, pursuant to authority delegated by our Board, our Audit Committee declared a one-time $1.5 billion dividend to Altice USA stockholders as of a record date of May 22, 2018 payable two business days prior to the Distribution, provided that the Master Separation Agreement has not been terminated on or prior to the payment date. Holders of Altice N.V. shares that are entitled to receive shares of Altice USA common stock in the Distribution are not entitled to receive any portion of the Pre-Distribution Dividend. Other than this dividend, we intend to retain future earnings, if any, for future operations, expansion and debt repayment and have no other current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on shares of Class A common stock and shares of Class B common stock will be at the sole discretion of our Board. Our Board may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our stockholders or by our subsidiaries to us and such other factors as our Board may deem relevant. In addition, our ability to pay dividends is limited by covenants contained in the agreements governing our existing indebtedness and may be limited by covenants contained in any future indebtedness we or our subsidiaries incur. As a result, our stockholders may not receive any return on an investment in our Class A common stock or Class B common stock unless our stockholders sell our Class A common stock or Class B common stock. For more information, see "Dividend Policy."

Future sales, or the perception of future sales, by us or our existing stockholders in the public market following the Distribution could cause the market price for our Class A common stock or Class B common stock to decline.

        After the Distribution, the sale of substantial amounts of shares of our Class A common stock or Class B common stock, or the perception that such sales could occur, could cause the prevailing market price of shares of our Class A common stock or Class B common stock to decline. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

        As of the date of this prospectus, we have a total of 246,982,292 shares of Class A common stock outstanding and 490,086,674 shares of Class B common stock outstanding. All of the shares of Class A common stock and Class B common stock distributed in the Distribution will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except for shares received by individuals who are our affiliates.

        Any shares held by our affiliates, as that term is defined under Rule 144 of the Securities Act ("Rule 144"), including Next Alt and its affiliates, may be sold only in compliance with the limitations described in "Shares Eligible for Future Sale."

        The remaining shares will be "restricted securities" within the meaning of Rule 144 and subject to certain restrictions on resale following the Distribution. Restricted securities may be sold in the public market only if they are registered under the Securities Act or are sold pursuant to an exemption from registration such as Rule 144, as described in "Shares Eligible for Future Sale."

        In addition, pursuant to a stockholders and registration rights agreement, our existing owners have the right, subject to certain conditions, to require us to register the sale of their shares of our Class A common stock, or shares of Class A common stock issuable on conversion of shares of Class B common stock under the Securities Act. By exercising their registration rights and selling a large number of shares, our existing owners could cause the prevailing market price of our Class A common stock to decline. In connection with the Distribution, we will amend and restate our stockholders and registration rights agreement with Altice N.V., funds advised by BC Partners LLP ("BCP") and entities affiliated with the Canada Pension Plan Investment Board ("CPPIB" and together with BCP, the "Sponsors") to include Next Alt as a party. We do not expect there will be any other material changes made to this agreement in connection with the Distribution. See "Certain Relationships and Related-Party Transactions." Following completion of the Distribution and based on Next Alt's intended election in the Distribution, the shares covered by registration rights would represent approximately 55.1% of our outstanding capital. Registration of any of these outstanding shares of capital stock would result in such shares becoming freely tradable without compliance with Rule 144 upon effectiveness of the registration statement, except for shares received by individuals who are our affiliates. See "Shares Eligible for Future Sale."

        As restrictions on resale end or if these stockholders exercise their registration rights, the market price of our Class A common stock or Class B common stock could drop significantly if the holders of Class A common stock or Class B common stock sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our Class A common stock or Class B common stock or other securities. In the future, we may also issue our securities in connection with investments or acquisitions. The amount of shares of our Class A common stock, Class B common stock or Class C common stock issued in connection with an investment or acquisition could constitute a material portion of the then-outstanding shares of our Class A common stock and Class B common stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to our stockholders.

The tri-class structure of Altice USA common stock will have the effect of concentrating voting control with Next Alt. This will limit or preclude our stockholders' ability to influence corporate matters, including the election of directors, amendments of our organizational documents and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transaction requiring stockholder approval. Shares of Class B common stock will not automatically convert to shares of Class A common stock upon transfer to a third party.

        Each share of Class B common stock is entitled to twenty-five votes per share and each share of Class A common stock is entitled to one vote per share. If we issue any shares of Class C common stock, they will be non-voting.

        Because of the twenty-five to one voting ratio between our Class B common stock and Class A common stock, a majority of the combined voting power of our capital stock will be controlled by Altice N.V. prior to the Distribution and owned or controlled (through the Concert Group voting agreements and the Holding LP voting agreement) by Mr. Drahi following the Distribution. This will allow Altice N.V. and Next Alt to control all matters submitted to our stockholders for approval until the Distribution, in the case of Altice N.V., and until such date as Next Alt ceases to own, or to have the right to vote, shares of our capital stock representing a majority of the outstanding votes. This concentrated control will limit or preclude our stockholders' ability to influence corporate matters for the foreseeable future, including the election of directors, amendments of our organizational documents and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transaction requiring stockholder approval. The disparate voting rights of Altice USA common stock may also prevent or discourage unsolicited acquisition proposals or offers for our capital stock that our stockholders may feel are in their best interest as one of our stockholders. For additional information, see "Description of Capital Stock."

        Shares of our Class B common stock are convertible into shares of our Class A common stock at the option of the holder at any time. Our third amended and restated certificate of incorporation does not provide for the automatic conversion of shares of Class B common stock upon transfer under any circumstances. The holders of Class B common stock thus will be free to transfer them without converting them into shares of Class A common stock.

Mr. Drahi will control us after the Distribution and its interests may conflict with ours or our stockholders in the future.

        The aggregate voting power of Mr. Drahi following the Distribution will depend on the number of shares of Class B common stock distributed in the Distribution. If the number of shares of Class B common stock distributed to Altice N.V. shareholders including Next Alt and the Concert Group is maximized up to the Class B Cap, Mr. Drahi will own or control (through entities controlled directly or indirectly by Mr. Drahi or his family (including Next Alt, Uppernext and A4 S.A.) and the Concert Group voting agreements and the Holding LP voting agreement) a combined 42.4% of our issued and outstanding Class A and Class B common stock which will represent approximately 50.3% of the voting power of our outstanding capital stock. If no shares of Class B common stock are distributed to Altice N.V. shareholders other than Next Alt and the Concert Group, Mr. Drahi will own or control (through entities controlled directly or indirectly by Mr. Drahi or his family (including Next Alt, Uppernext and A4 S.A.) and the Concert Group voting agreements and the Holding LP voting agreement) a combined 42.4% of our issued and outstanding Class A and Class B common stock which will represent approximately 93.6% of the voting power of our outstanding capital stock. So long as Next Alt continues to control a majority of the voting power of our capital stock, Next Alt and, through his control of Next Alt, Mr. Drahi, will be able to significantly influence the composition of our Board of Directors and thereby influence our policies and operations, including the appointment of management, future issuances of Altice USA common stock or other securities, the payment of dividends, if any, on Altice USA common stock, the incurrence or modification of debt by us, amendments to our third amended and restated certificate of incorporation and second amended and restated bylaws and the entering into extraordinary transactions, and their interests may not in all cases be aligned with our stockholders' interests. In addition, Next Alt may have an interest in pursuing acquisitions, divestitures and other transactions that, in its judgment, could enhance its investment or improve its financial condition, even though such transactions might involve risks to our stockholders. For example, Next Alt could cause us to make acquisitions that increase our indebtedness or cause us to sell revenue-generating assets.

        In addition, Next Alt will be able to determine the outcome of all matters requiring stockholder approval and will be able to cause or prevent a change of control of the Company or a change in the composition of our Board and could preclude any unsolicited acquisition of the Company. The concentration of ownership could deprive our stockholders of an opportunity to receive a premium for their shares of our Class A common stock or Class B common stock as part of a sale of the Company and ultimately might affect the market price of our Class A common stock or Class B common stock.

        If conflicts arise between us and Next Alt, these conflicts could be resolved in a manner that is unfavorable to us and as a result, our business, financial condition and results of operations could be materially adversely affected. See "Certain Relationships and Related-Party Transactions." In addition, if Next Alt ceases to control us, our business, financial condition and results of operations could be adversely affected.

Anti-takeover provisions in our organizational documents could delay or prevent a change of control transaction.

        Certain provisions of our third amended and restated certificate of incorporation and second amended and restated bylaws may have an anti-takeover effect and may delay, defer or prevent a merger, acquisition, tender offer, takeover attempt or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders.

        These provisions provide for, among other things:

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  a tri-class common stock structure, as a result of which Next Alt generally will be able to control the outcome of all matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets;

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  the ability of our Board to, without further action by our stockholders, fix the rights, preferences, privileges and restrictions of up to an aggregate of 100,000,000 shares of preferred stock in one or more series and authorize their issuance; and

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  the ability of stockholders holding a majority of the voting power of our capital stock to call a special meeting of stockholders.

        These anti-takeover provisions could make it more difficult for a third party to acquire us, even if the third-party's offer may be considered beneficial by many of our stockholders. As a result, our stockholders may be limited in their ability to obtain a premium for their shares of our Class A common stock. See "Description of Capital Stock." In addition, so long as Next Alt controls a majority of our combined voting power it will be able to prevent a change of control of the Company.

Holders of a single class of Altice USA common stock may not have any remedies if an action by our directors has an adverse effect on only that class of Altice USA common stock.

        Under Delaware law, the board of directors has a duty to act with due care and in the best interests of all of our stockholders, including the holders of all classes of Altice USA common stock. Principles of Delaware law established in cases involving differing treatment of multiple classes of stock provide that a board of directors owes an equal duty to all common stockholders regardless of class and does not have separate or additional duties to any group of stockholders. As a result, in some circumstances, our Board may be required to make a decision that could be viewed as adverse to the holders of one class of Altice USA common stock. Under the principles of Delaware law and the business judgment rule, holders may not be able to successfully challenge decisions that they believe have a disparate impact upon the holders of one class of our stock if our Board is disinterested and independent with respect to the action taken, is adequately informed with respect to the action taken and acts in good faith and in the honest belief that the board is acting in the best interest of all of our stockholders.

Following the Distribution, we will continue to be a "controlled company" within the meaning of the rules of the NYSE. As a result, we will qualify for, and intend to rely on, exemptions from certain corporate governance requirements that would otherwise provide protection to stockholders of other companies.

        After completion of the Distribution, Mr. Drahi will own or control (through entities controlled directly or indirectly by Mr. Drahi or his family (including Next Alt, Uppernext and A4 S.A.) and the Concert Group voting agreements and the Holding LP voting agreement) a majority of the voting power of our capital stock. As a result, we will continue to be a "controlled company" within the meaning of the corporate governance standards of the NYSE. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a "controlled company" and may elect not to comply with certain corporate governance requirements, including:

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  the requirement that a majority of our Board consists of "independent directors" as defined under the rules of the NYSE; and

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  the requirement that we have a governance and nominating committee.

        Consistent with these exemptions, we will continue not to have a majority of independent directors on our Board or a nominating and governance committee. Accordingly, our stockholders will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE.

If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our Class A common stock or Class B common stock, or if our operating results do not meet their expectations, the market price of our Class A common stock or Class B common stock could decline.

        The trading market for our Class A common stock and Class B common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover our company downgrades our Class A common stock or Class B common stock, or if our operating results do not meet their expectations, the market price of our Class A common stock or Class B common stock could decline.

We could be subject to securities class action litigation.

        In the past, securities class action litigation has often been instituted against companies whose securities have experienced periods of volatility in market price. Securities litigation brought against us following volatility in the price of our Class A common stock or Class B common stock, regardless of the merit or ultimate results of such litigation, could result in substantial costs, which would hurt our financial condition and results of operations and divert management's attention and resources from our business.

Our second amended and restated bylaws provides that the Court of Chancery of the State of Delaware is the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders' ability to obtain a favorable judicial forum for disputes with us or our directors, officers or other stockholders.

        Our second amended and restated bylaws provides that the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state or federal court located in the State of Delaware) is the exclusive forum for: (i) any derivative action or proceeding brought in our name or on our behalf; (ii) any action asserting a breach of fiduciary duty; (iii) any action asserting a claim against us arising under the General Corporation Law of the State of Delaware ("DGCL"); (iv) any action regarding our third amended and restated certificate of incorporation or our second amended and restated bylaws; or (v) any action asserting a claim against us that is governed by the internal affairs doctrine. Our second amended and restated bylaws permits our Board to approve the selection of an alternative forum. Unless waived, this exclusive forum provision may limit a stockholder's ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other stockholders, which may discourage such lawsuits against us and our directors, officers and other stockholders. Alternatively, if a court were to find this provision in our second amended and restated bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business, financial condition and results of operations.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, "forward-looking statements." These "forward-looking statements" appear throughout this prospectus, including in sections entitled "Prospectus Summary," Risk Factors," "Management's Discussion of Analysis of Financial Condition and Results of Operations" and "Business" and relate to matters such as anticipated future growth in revenues, operating income, cash provided by operating activities and other financial measures. Words such as "expects," "anticipates," "believes," "estimates," "may," "will," "should," "could," "seeks," "potential," "continue," "intends," "plans" and similar words and terms used in the discussion of future operating results, future financial performance and future events identify forward-looking statements in this prospectus. All of these forward-looking statements are based on management's current expectations and beliefs about future events. As with any projection or forecast, they are susceptible to uncertainty and changes in circumstances.

        We operate in a highly competitive, consumer and technology driven and rapidly changing business that is affected by government regulation and economic, strategic, technological, political and social conditions. Various factors could adversely affect our operations, business or financial results in the future and cause our actual results to differ materially from those contained in the forward-looking statements, including those factors discussed under "Risk Factors" in this prospectus. In addition, important factors that could cause our actual results to differ materially from those in our forward-looking statements include:

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  competition for broadband, pay television and telephony customers from existing competitors (such as broadband communications companies, DBS providers and Internet-based providers) and new competitors entering our footprint;

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  changes in consumer preferences, laws and regulations or technology that may cause us to change our operational strategies;

  •
  increased difficulty negotiating programming agreements on favorable terms, if at all, resulting in increased costs to us and/or the loss of popular programming;

  •
  increasing programming costs and delivery expenses related to our products and services;

  •
  our ability to achieve anticipated customer and revenue growth, to successfully introduce new products and services and to implement our growth strategy;

  •
  our ability to complete our capital investment plans on time and on budget, including our plan to build a FTTH network, and deploy Altice One, our new home communications hub;

  •
  our ability to develop and deploy mobile voice and data services pursuant to the agreement we entered into with Sprint in the fourth quarter of 2017;

  •
  the effects of economic conditions or other factors which may negatively affect our customers' demand for our products and services;

  •
  the effects of industry conditions;

  •
  demand for advertising on our cable systems;

  •
  our substantial indebtedness and debt service obligations;

  •
  adverse changes in the credit market;

  •
  changes as a result of any tax reforms that may affect our business;

  •
  financial community and rating agency perceptions of our business, operations, financial condition and the industries in which we operate;

  •
  the restrictions contained in our financing agreements;

  •
  our ability to generate sufficient cash flow to meet our debt service obligations;

  •
  fluctuations in interest rates which may cause our interest expense to vary from quarter to quarter;

  •
  technical failures, equipment defects, physical or electronic break-ins to our services, computer viruses and similar problems;

  •
  the disruption or failure of our network, information systems or technologies as a result of computer hacking, computer viruses, "cyber-attacks," misappropriation of data, outages, natural disasters and other material events;

  •
  our ability to obtain necessary hardware, software, communications equipment and services and other items from our vendors at reasonable costs;

  •
  our ability to effectively integrate acquisitions and to maximize expected operating efficiencies from our acquisitions or as a result of the transactions, if any;

  •
  significant unanticipated increases in the use of bandwidth-intensive Internet-based services;

  •
  the outcome of litigation, government investigations and other proceedings;

  •
  our ability to successfully operate our business following the completion of our separation from Altice N.V.; and

  •
  other risks and uncertainties inherent in our cable and other broadband communications businesses and our other businesses, including those listed under the caption "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this prospectus.

        Additional risks, uncertainties and other factors that may cause our actual results, performance or achievements to be different from those expressed or implied in our forward-looking statements may be found under "Risk Factors" contained in this prospectus. These factors and other risk factors disclosed in this prospectus are not necessarily all of the important factors that could cause our actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors could cause our actual results to differ materially from those expressed in any of our forward-looking statements.

        Given these uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements contained in this prospectus are made only as of the date of this prospectus. Except to the extent required by law, we do not undertake, and specifically decline any obligation, to update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

        You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect. We qualify all forward-looking statements by these cautionary statements.

 THE DISTRIBUTION

        The discussion in this prospectus of the Distribution and the principal terms of the Master Separation Agreement is subject to, and qualified by reference to, the Master Separation Agreement, a copy of which is filed as Exhibit 10.25 to the registration statement of which this prospectus forms a part.

Background

        On January 8, 2018, Altice N.V. announced plans for the separation of Altice USA from Altice N.V. Altice N.V. will distribute substantially all of its equity interest in us through a distribution in kind to holders of Altice N.V.'s common shares A and common shares B. Following the Distribution, Altice N.V. will no longer own a controlling equity interest in us, and we will operate independently from Altice N.V. The implementation of the Distribution is expected to be subject to certain conditions precedent being satisfied or waived. See "—Conditions to the Distribution" below.

Reasons For the Distribution

        Altice N.V. believes the proposed separation of Altice N.V. and Altice USA through the Distribution will unlock more of the value of Altice USA and allow Altice N.V. management to effect a turnaround of its French business more expeditiously. In addition, the Distribution and resulting separation of Altice N.V. and Altice USA are expected to help Altice N.V. and Altice USA focus on their core businesses. Altice N.V. believes that the Distribution will enhance management accountability, transparency and focus for both Altice USA's business and Altice N.V.'s remaining businesses. Altice N.V. also believes the Distribution will better enable investors to invest specifically in the geographic regions in which they are interested and allow for better geographic alignment between investors and securities analysts and the companies.

Ownership Structure of Altice USA Before and After the Distribution

        As of May 22, 2018, Altice USA was owned 74.5% by Mr. Drahi on a combined basis; 14.6% by BCP and CPPIB; and 0.7% by Altice USA executive officers and directors.

        The following chart sets out the current ownership and control structure of Altice USA as of May 22, 2018 (due to rounding, the percentages in the chart may exceed 100%):

*
Excludes Mr. Drahi, a director nominee to the Altice USA board of directors.

        As of the date of this prospectus, Altice USA has 246,982,292 shares of Class A common stock and 490,086,674 shares of Class B common stock issued and outstanding. 495,366,932 shares in aggregate of our Class A common stock and Class B common stock will be distributed in the Distribution. The Distribution will not increase the number of outstanding shares of Altice USA.

        The actual number of shares of our Class A common stock and our Class B common stock to be distributed in the Distribution will depend upon the election of each Altice N.V. shareholder as of the Record Date regarding the mix of Altice USA common stock to be received in the Distribution and any proration as a result of the Class B Cap.

        As of the date of the prospectus, we had seven holders of record of our Class A common stock and two holders of record of our Class B common stock. The number of beneficial owners of our Class A common stock is substantially greater than the number of record holders, because a large portion of our Class A common stock is held in "street name" by banks and brokers.

Separation Arrangements

        In connection with the Distribution, on May 18, 2018 we entered into the Master Separation Agreement, and we will enter into certain agreements regarding, among other things, the license of the Altice brand and amendments to certain commercial agreements between the Company, on the one hand, and Altice N.V. and its affiliates, on the other hand. See "The Master Separation Agreement" and "Ancillary Agreements."

Conditions to the Distribution

        The implementation of the Distribution is subject to the following conditions precedent being satisfied or waived:

  •
  Approval of Altice N.V. shareholders at the AGM of (i) the distribution in kind and (ii) the board resolution approving the change in identity and character of the business of Altice N.V. resulting from the Distribution;

  •
  The receipt of approvals from, or notices to, certain federal and state authorities in the United States, including the Federal Communications Commission and the Department of Justice;

  •
  This Registration Statement being declared effective by the Commission

  •
  The prospectus prepared by Altice USA in connection with the Distribution for the purposes of Article 3 of Directive 2003/71/EC of the European Parliament and the Council being approved by the Netherlands Authority for the Financial Markets (Stichting Autoriteit Financiële Markten);

  •
  The entry into the Master Separation Agreement, the entry into the post-Distribution stockholders' agreement and the entry into, amendments to or termination of various arrangements between Altice N.V. and Altice USA, such as a license to use the Altice brand and the management agreement pursuant to which we pay a quarterly management fee to Altice N.V.;

  •
  (i) Altice USA's third amended and restated certificate of incorporation having been approved and adopted by the affirmative vote of the holders of a majority of the aggregate voting power of all outstanding shares of capital stock of Altice USA, (ii) Altice USA having mailed or caused to be mailed to its stockholders an Information Statement on Schedule 14C with respect to such approval and adoption and the 20-day waiting period under Regulation 14C under the Exchange Act shall have elapsed, and (iii) Altice USA having filed or caused to be filed with the Secretary of State of the State of Delaware the third amended and restated certificate of incorporation following the completion of the 20-day waiting period under Regulation 14C under the Exchange Act;

  •
  The absence of any law or any governmental order issued by a governmental authority of competent jurisdiction being in effect that enjoins or makes illegal the Separation; and

  •
  The declaration and payment of the Pre-Distribution Dividend.

        As of the date of this prospectus, all of the foregoing conditions have been satisfied except: (i) the entry into the post-Distribution stockholders' agreement and the entry into, amendments to or termination of various arrangements between Altice N.V. and Altice USA, (ii) the filing of the third amended and restated certificate of incorporation with the Secretary of State of the State of Delaware following the completion of the 20-day waiting period under Regulation 14C under the Exchange Act, (iii) the absence of any law or governmental order issued by a governmental authority of competent jurisdiction being in effect that enjoins or makes the Separation illegal, and (iv) the payment of the Pre-Distribution Dividend. Holders of Altice N.V. shares that are entitled to receive shares of Altice USA common stock in the Distribution are not entitled to receive any portion of the Pre-Distribution Dividend.

        Altice N.V. shall, in its sole and absolute discretion, determine the Record Date, the Distribution Date and all terms of the Distribution, including the form, structure and terms of any transactions and/or offerings to effect the Distribution and the timing of and conditions to the consummation thereof. In addition and notwithstanding anything to the contrary set forth in this prospectus, Altice N.V. may at any time and from time to time until the Distribution decide to abandon or modify the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution or modifying or changing the terms of the Distribution if, at any time, the Altice N.V. board of directors determines, in its sole and absolute discretion, that the Distribution is not in the best interests of Altice N.V. or its shareholders or is otherwise not advisable. Entering into, terminating or modifying any agreements between Altice N.V. and Altice USA require prior approval of our audit committee pursuant to our Related-Party Transaction Approval Policy. See "Certain Relationships and Related-Party Transactions—Our Policy Regarding Related-Party Transactions."

Manner of Effecting the Distribution

        The Distribution will be structured as a distribution in kind to holders of Altice N.V.'s common shares A and common shares B. The number of shares of Altice USA common stock to be distributed to each Altice N.V. shareholder as of the Record Date will be based on such shareholder's ownership of Altice N.V. common shares. Pursuant to the terms of the Distribution, each Altice N.V. shareholder will be given the right to elect the percentage of shares of Class A common stock and shares of Class B common stock such shareholder receives in the Distribution. The number of shares of Class B common stock distributed will be subject to the Class B Cap. If the Class B Cap is exceeded, the shares of Class B common stock delivered to Altice N.V. shareholders of record who elect to receive them will be subject to proration, and such shareholders will receive shares of Class A common stock in lieu of the portion of shares of Class B common stock that is cut back.

        If an Altice N.V. shareholder of record does not make an election by the Election Deadline, such shareholder will receive the Default Election. Based on the final results of the election and any proration, immediately prior to the Distribution, Altice N.V. will convert shares of Class B common stock into the requisite number of shares of Class A common stock for the Distribution.

        Altice N.V. is ultimately controlled by Mr. Drahi through Next Alt. As of May 22, 2018, Next Alt held 67.5% of the outstanding share capital and voting rights of Altice N.V., representing 49.5% of the economic rights and 69.6% of the voting power in general meetings. Mr. Drahi has informed us that Next Alt will elect to receive 100% of the shares of Altice USA to which it is entitled in the Distribution in the form of Class B common stock and will be subject to proration, in the same manner as other Altice N.V. shareholders, in the event the Class B Cap is exceeded. In addition, the Concert Group members who are Altice USA directors or officers have informed us that they intend to elect to receive 100% of the shares of Altice USA to which such members are entitled in the Distribution in the form of Class B common stock. It is also expected that the other members of the Concert Group intend to elect to receive 100% of the shares of Altice USA to which such members are entitled in the Distribution in the form of Class B common stock. As a result of Next Alt's and the Concert Group's intended election, the Concert Group voting agreements and the Holding LP voting agreement, Mr. Drahi (through entities controlled directly or indirectly by him or his family (including Next Alt, Uppernext and A4 S.A.)) will control Altice USA immediately after giving effect to the Distribution regardless of the elections made by the other Altice N.V. shareholders. For more information regarding the Concert Group voting agreements, see "Certain Relationships and Related-Party Transactions—Right of First Refusal and Concert Group Voting Agreement" and on the Holding LP voting agreement, see "Ancillary Agreements—Voting Agreement relating to Holding LP."

        After having considered all the possible options and having obtained advice from external financial and legal advisers, the board of Altice N.V. believes this transaction structure to be the most effective and expedient way to implement the Distribution. The Distribution is expected to be completed by the end of the second quarter of 2018.

        The completion of the Distribution is within Altice N.V.'s discretion and remains subject to various conditions, including the conditions set forth above as well as market conditions. See "—Conditions to the Distribution."

        Under Altice N.V.'s articles of association, Altice N.V. is required to submit the distribution in kind as contemplated by the Distribution to a shareholder vote at the AGM. At the AGM, the Altice N.V. shareholders will be asked to approve (i) the distribution in kind and (ii) the board resolution approving the change in identity and character of the business of Altice N.V. resulting from the Distribution.

        The Altice N.V. board of directors conditioned the approval of the Distribution on the receipt of the applicable approvals of our Board with respect to the Pre-Distribution Dividend. Based on our financial profile and liquidity position, we determined that a one-time special dividend to our stockholders would be appropriate. Our Board delegated the approval or disapproval of the Pre-Distribution Dividend to our Audit Committee which is comprised entirely of independent directors, and following such delegation, our Audit Committee approved, among other things, the Pre-Distribution Dividend in connection with the Distribution. No additional approval by our Board or the shareholders of Altice USA is required for the Distribution. In addition, certain other transactions contemplated in connection with the Distribution will require prior approval of our Audit Committee pursuant to our Related-Party Transaction Approval Policy, including the post-Distribution stockholders' agreement and entering into the Master Separation Agreement and certain ancillary agreements relating thereto regarding, among other things, the license of the Altice brand and amendments to certain commercial agreements between the Company, on the one hand, and Altice N.V. and its affiliates, on the other hand. As of the date of this prospectus, the Master Separation Agreement and each of the agreements or transactions described in "Ancillary Agreements" (other than the trademark license agreement) have been approved by our Audit Committee pursuant to the Company's Related-Party Transaction Approval Policy. See "The Master Separation Agreement," "Ancillary Agreements" and "Certain Relationships and Related-Party Transactions—Our Policy Regarding Related-Party Transactions.

What Altice N.V. Shareholders Need to do to Receive Shares of Altice USA Common Stock

        Holders of Altice N.V. common shares on the Record Date are not required to pay any cash or deliver any other consideration or give up any Altice N.V. common shares to receive the shares of Altice USA common stock in the Distribution. Pursuant to the terms of the Distribution, each Altice N.V. shareholder will be given the right to elect the percentage of shares of Class A common stock and shares of Class B common stock such shareholder receives in the Distribution until the Election Deadline, subject to the Class B Cap. Altice N.V. shareholders who hold their shares through a broker-dealer or financial institution will need to instruct such broker-dealer or financial institution to effect the election in accordance with its policies. Delivery of the shares in the Distribution will be made in book-entry form.

        If an Altice N.V. shareholder of record does not make an election by the Election Deadline, such shareholder will receive the Default Election. Based on the final results of the election and any proration, immediately prior to the Distribution, Altice N.V. will convert shares of Class B common stock into the requisite number of shares of Class A common stock for the Distribution.

        Holders of Altice N.V. common shares who sell those shares prior to the Record Date, so that they are not the record holder of such shares on the Record Date, will also be selling the right to receive the shares of Altice USA common stock that would have been distributed to them in the Distribution with respect to the Altice N.V. common shares they sell. Holders of Altice N.V. common shares on the Record Date will be entitled to receive the shares of Altice USA common stock issuable in respect of those shares even if such holders sell those Altice N.V. common shares prior to the Distribution Date.

Treatment of Fractional Shares

        Fractional shares of Altice USA common stock will not be distributed in the Distribution. Fractional shares of Class A common stock and Class B common stock (after conversion into shares of Class A common stock) will be aggregated into whole shares of Class A common stock, which will be sold in the open market at prevailing market prices. The aggregate cash proceeds from such sales, net of any brokerage fees and other costs, will be distributed pro rata to holders who would have otherwise been entitled to receive a fractional share in the Distribution.

Management of Altice USA after the Distribution

        After the Distribution, our executive officers will be the same as our executive officers immediately before the Distribution and will remain in office until their respective successors are duly elected or appointed and qualified in accordance with our third amended and restated certificate of incorporation and our second amended and restated bylaws or as otherwise provided by law.

        For further information regarding our management, see "Management."

Board of Altice USA after the Distribution

        Following the consummation of the Distribution, our Board will consist of nine members, six of whom, including Mr. Drahi, will be designated by Next Alt pursuant to the post-Distribution stockholders' agreement. Mr. Drahi is expected to join the Altice USA board of directors as Chairman and Director and two additional directors are expected to be designated for nomination to the Altice USA board of directors by Next Alt. The current six members of our Board will continue to serve as directors after the Distribution and will remain in office until their respective successors are duly elected or appointed and qualified in accordance with our third amended and restated certificate of incorporation and our second amended and restated bylaws or as otherwise provided by law.

        For further information regarding our Board, see "Management."

Interests of Altice N.V. / Altice USA Directors and Executive Officers in the Distribution

        As of May 22, 2018, Altice N.V.'s executive officers and directors beneficially owned shares of Altice USA common stock representing in the aggregate approximately 0.3% of the outstanding shares of Altice USA common stock. Altice USA's executive officers and directors beneficially owned 1.8% of shares in Altice N.V. and will be entitled to receive Altice USA shares in the Distribution.

        Furthermore the executive officers of Altice N.V. and Altice USA are entitled to indemnification with respect to actions taken by them in connection with the Distribution under the organizational documents of Altice N.V. and Altice USA and pursuant to the indemnification agreement entered into between Altice N.V. and Altice USA. For more information, see "Ancillary Agreements—Indemnification Agreement."

        See also "Management—Conflicts of Interest."

Transferability of Altice USA Common Stock

        The shares of Altice USA common stock distributed to Altice N.V. shareholders will be freely transferable, except for shares received by individuals who are our affiliates. Individuals who may be considered our affiliates after the Distribution include individuals who control, are controlled by or are under common control with us, as those terms generally are interpreted for federal securities law purposes. These individuals may include some or all of our directors and executive officers. Individuals who are our affiliates will be permitted to sell their shares of Altice USA common stock only pursuant to an effective registration statement under the Securities Act, or an exemption from the registration requirements of the Securities Act, such as those afforded by Section 4(1) of the Securities Act or Rule 144 thereunder.

Conversion of Class B Common Stock

        Each share of Class B common stock is convertible at any time upon written notice to Altice USA at the option of the holder into one share of Class A common stock.

        Our third amended and restated certificate of incorporation provides that we will, no later than ten (10) calendar days after receipt by us of written notice from a holder of our Class B common stock, issue and take action to deliver a certificate or certificates representing the number of shares of our Class A common stock to which a converting holder is entitled (if such shares are certificated) or, if such shares are uncertificated, register such shares in book-entry form. The date of conversion will be the date of such issuance, in the case of certificated shares, or registration, in the case of uncertificated shares. Our third amended and restated certificate of incorporation further provides that we will not be liable for any losses incurred by any person resulting from any delay in effecting any such conversion. Our third amended and restated certificate of incorporation does not provide for the automatic conversion of shares of our Class B common stock upon transfer under any circumstances. As a result, the holders of Class B common stock are free to transfer them without converting them into shares of our Class A common stock. Any shares of Class B common stock that are converted into Class A common stock may not be reissued. The disparate voting rights of the shares of our Class B common stock will not change upon transfer unless first converted into shares of Class A common stock.

        Immediately prior to any conversion of all outstanding shares of Class B common stock into Class A common stock, the holders of majority of the voting power of the Class B common stock at the time of such conversion may, in connection with such conversion, require that each share of Class C common stock shall automatically be converted into one share of Class A common stock on a date fixed by our Board, which date shall be no less than 61 days and no more than 180 days following the conversion of all outstanding shares of Class B common stock.

Listing and Markets for Altice USA Common Stock

        Our Class A common stock trades on the New York Stock Exchange under the symbol "ATUS". Our Class B common stock will not be listed on the NYSE or any other stock exchange at the time of the Distribution and we do not currently intend to list our Class B common stock on the NYSE or any other stock exchange. Because the Class B common stock is unlisted, an active trading market may not develop.

        Neither we nor Altice N.V. can assure Altice N.V. shareholders as to the trading price of Altice N.V. common shares or Altice USA common stock after the Distribution, or as to whether the combined trading prices of Altice USA common stock and the Altice N.V. common shares after the Distribution will be less than, equal to or greater than the trading prices of Altice N.V. common shares prior to the Distribution. The trading price of Altice USA common stock may fluctuate significantly following the Distribution.

        See "Risk Factors—Risk Factors Relating to Ownership of Our Class A Common Stock and Class B Common Stock" for more detail.

Transfer Agents, Registrars and Conversion Agent

        The transfer agent and registrar for our Class A common stock and Class B common stock is AST. The conversion agent with respect to any conversions of Class B common stock to Class A common Stock is also AST. The transfer agent and registrar for Altice N.V.'s common shares A and common shares B is ING Bank N.V.

Expenses

        It is expected that we will incur an aggregate of approximately $4,300,000 in expenses in connection with the Distribution. These expenses will be comprised of:

  •
  approximately $350,000 of printing expenses associated with this prospectus;

  •
  approximately $2,500,000 in legal fees and expenses;

  •
  approximately $1,000,000 in accounting fees and expenses;

  •
  $384,659 in SEC registration fee; and

  •
  approximately $65,341 in other miscellaneous expenses.

        These expenses will be paid by us from our existing cash balances. These fees and expenses, however, do not include the payment of cash in lieu of the issuance of fractional shares of Altice USA common stock.

Appraisal Rights

        Under Dutch law, Altice N.V.'s shareholders will not have appraisal rights in connection with the Distribution.

Reasons for Furnishing this Prospectus

        This prospectus is being furnished solely to provide information to Altice N.V. shareholders as of the Record Date who will receive shares of Altice USA common stock in the Distribution. We believe that the information contained in this prospectus is accurate as of the date set forth on the cover. Changes to the information contained in this prospectus may occur after that date, and neither we nor Altice N.V. undertakes any obligation to update the information except in the normal course of our respective public disclosure obligations and practices.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of the material U.S. federal income tax consequences to the shareholders of Altice N.V. associated with the Distribution and their ownership of our Class A and Class B common stock as a result of the Distribution, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Code, Treasury regulations promulgated thereunder ("Treasury Regulations"), administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, and any changes may result in U.S. federal income tax consequences different from those set forth below. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary. The authorities on which this discussion is based are subject to various interpretations and there can be no assurance that the IRS or the courts will agree with such statements and conclusions.

        This summary also does not address the tax considerations arising under the laws of any state, local or non-U.S. jurisdiction or under U.S. federal gift and estate tax laws, except to the limited extent set forth below. This summary is limited to persons who hold our Class A or Class B common stock as a capital asset for U.S. federal income tax purposes (within the meaning of section 1221 of the Code). In addition, because this section is a general summary, it does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders that are subject to special treatment under the U.S. federal income tax laws, including, without limitation, brokers or dealers in securities, insurance companies, banks or other financial institutions, hybrid entities, regulated investment companies, real estate investment trusts, tax-exempt organizations or accounts, persons holding Class A or Class B common stock as a part of a hedging, integrated, conversion transaction, straddle or other risk reduction transaction, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons subject to the alternative minimum tax or the Medicare tax on net investment income, entities or arrangements treated as partnerships for U.S. federal income tax purposes or investors in such entities, persons who acquired our Class A or Class B common stock through the exercise of employee stock options or otherwise as compensation for services, certain former U.S. citizens or long-term residents, U.S. expatriates, "controlled foreign corporations" or "passive foreign investment companies" within the meaning of the Code, and persons deemed to sell our Class A or Class B common stock under the constructive sale provisions of the Code. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds shares of our Class A or Class B common stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Such partners and partnerships should consult their tax advisors regarding the tax consequences of the purchase, ownership or disposition of our Class A or Class B common stock.

        The shareholders of Altice N.V. are urged to consult their tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations, as well as any tax consequences of the ownership of our Class A or Class B common stock arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

U.S. Holder and Non-U.S. Holder Defined

        As used in this discussion, the term "U.S. Holder" means a beneficial owner of Altice N.V. shares that will ultimately acquire, pursuant to the Distribution, shares of our Class A and/or Class B common stock and that is, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or tax resident of the United States;

  •
  a corporation created or organized in the United States or under the laws of the United States or any state thereof or the District of Columbia;

  •
  an estate whose income is subject to U.S. federal income tax regardless of its source; or

  •
  a trust (i) the administration of which is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

        As used in this discussion, the term "Non-U.S. Holder" means a beneficial owner of Altice N.V. shares other than a U.S. Holder.

The One-Time Dividend Prior to the Distribution

        As a condition to the Distribution, pursuant to authority delegated by our Board, our Audit Committee declared a one-time $1.5 billion dividend to Altice USA stockholders as of a record date of May 22, 2018 payable two business days prior to the Distribution, provided that the Master Separation Agreement has not been terminated on or prior to the payment date. Holders of Altice N.V. shares that are entitled to receive shares of Altice USA common stock in the Distribution are not entitled to receive any portion of the Pre-Distribution Dividend. The Pre-Distribution Dividend is expected to be funded via a $1.0 billion mix of fixed and floating-rate guaranteed debt at Cablevision plus a $500 million revolving credit facility draw at Cablevision. The Pre-Distribution Dividend will be treated as described below under "—Distributions on Altice USA Common Stock."

        Any amount of the Pre-Distribution Dividend that is treated as a dividend and is received by a U.S. Holder that is a corporation may, depending on the circumstances, constitute an "extraordinary dividend" subject to the provisions of Section 1059 of the Code. Under Section 1059 of the Code, a corporate holder generally must reduce the tax basis of all of the holder's shares (but not below zero) by the "non-taxed portion" of any "extraordinary dividend" and, if the non-taxed portion exceeds the holder's tax basis for the shares, must treat any excess as gain from the sale or exchange of the shares in the year the payment is received. Generally, there is an "extraordinary dividend" on common stock when (1) all dividends received by a corporate shareholder which have ex-dividend dates within a period of 85 consecutive days exceed, in the aggregate, 10% of the shareholder's basis in the stock, or (2) all dividends received by a corporate shareholder which have ex-dividend dates within a period of 365 consecutive days exceed, in the aggregate, 20% of the taxpayer's basis in the stock (in each case, unless the shareholder has held the shares for more than two years before the dividend announcement date). The "non-taxed portion" of the dividend is the amount of the dividend that is not taxable to the shareholder as a result of the "dividends received deduction."

        A U.S. Holder of Altice USA common stock that is a corporation should consult its tax advisors as to the application of Section 1059 of the Code in light of its particular facts and circumstances.

The Distribution

        Each shareholder of Altice N.V. will be treated as receiving a distribution on its Altice N.V. shares in an amount equal to the fair market value of the Altice U.S. shares received by such shareholder and any cash received in lieu of fractional shares.

        For the U.S. Holders of Altice N.V. shares, the Distribution will be taxable as a foreign-source dividend to the extent of the current and accumulated earnings and profits of Altice N.V. allocable to the Altice N.V. shares held by such U.S. Holder. The current earnings and profits of Altice N.V. for the year of the Distribution will include, but are not limited to, any earnings and profits resulting from the portion of the Pre-Distribution Dividend distributed to Altice N.V., as well as from the recognition of gain by Altice N.V. with respect to its Altice U.S. shares pursuant to the Distribution.

        U.S. Holders of Altice N.V. shares that are corporations will not benefit from a dividend-received deduction with respect to the dividend resulting from the Distribution unless such holder owns 10% of the vote or value of Altice N.V. Non-corporate U.S. Holders of Altice N.V. shares may benefit from the preferential long-term capital gains rate with respect to the dividend resulting from the Distribution to the extent they have held their Altice N.V. shares for at least 61 days during the 121-day period beginning on the date which is 61 days before the ex-dividend date for the Distribution.

        To the extent the fair market value of the Altice U.S. shares distributed to a U.S. Holder of Altice N.V. shares pursuant to the Distribution and any cash received in lieu of fractional shares exceeds the current and accumulated earnings and profits of Altice N.V. allocable to the Altice N.V. shares held by such U.S. Holder, such excess will be treated as a non-taxable return of capital to the extent of the U.S. Holder's basis in the Altice N.V. shares, and as a capital gain thereafter.

        The shareholders of Altice N.V. will have a tax basis in each share of Altice US Class A common stock and Class B common stock received in the Distribution equal to the fair market value of the share at the time of the Distribution, and the holding period for those shares generally would begin on the day after the Distribution. Except to the extent that the distribution resulting from the Distribution is treated as a return of capital as described above, the distribution would generally not affect a U.S. Holder's tax basis in its Altice N.V. shares.

        Altice N.V. believes, and the discussion in this section regarding the tax consequences of the Distribution is based on the determination, that Altice N.V. is not and has not been a passive foreign investment company ("PFIC") for U.S. federal income tax purposes for the taxable year of the Distribution or any prior taxable year. Because the determination of whether a non-U.S. corporation is a PFIC is primarily factual and there is little administrative or judicial authority on which to rely to make a determination, the IRS might not agree that Altice N.V. is not a PFIC. If this determination were incorrect, the tax consequences of the Distribution to U.S. Holders of Altice N.V. shares could be different and could be materially more adverse than described herein.

        U.S. Holders should consult their tax advisors as to the application of the rules discussed above.

        The Non-U.S. Holders of Altice N.V. shares will not be subject to U.S. federal income tax on the Distribution (unless the Distribution is effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business, and if an applicable income tax treaty requires, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder in the United States).

Conversion of Our Class B Common Stock into Our Class A Common Stock

        As noted above, our Class B common stock is convertible at any time upon written notice to Altice USA, without cost to our stockholders, into our Class A common stock on a share-for-share basis. It is expected that any such conversion would qualify as a tax-free exchange for U.S. federal income tax purposes, and that the exchanging shareholders would take a tax basis in the shares of Class A common stock equal to their tax basis in the surrendered shares of Class B common stock.

Distributions on Altice USA Common Stock

        We do not anticipate making distributions on Altice USA common stock in the foreseeable future. However, if distributions of cash or property (other than certain pro rata stock distributions) are made on shares of our Class A or Class B common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce a shareholder's basis in Altice USA common stock (determined separately with respect to each share of Altice USA common stock), but not below zero, and then will be treated as gain from the sale of that share common stock as described below under "—Gain on Disposition of Altice USA Common Stock."

        Any dividend paid on Altice USA common stock to a U.S. Holder will be included in the U.S. Holder's gross income. Dividends paid to a corporate U.S. Holder will generally qualify for the dividends received deduction if the requisite holding period and other requirements are satisfied. Dividends paid to non-corporate U.S. Holders may be subject to tax at the preferential long-term capital gains rate if the requisite holding period and other requirements are satisfied.

        Except as described in the next paragraph and subject to the discussion of FATCA, any dividend paid to a Non-U.S. Holder generally will be subject to U.S. federal withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, the Non-U.S. Holder must provide the applicable withholding agent in a timely manner a properly completed IRS Form W-8BEN or W-8BEN-E, whichever is applicable, or other appropriate version of IRS Form W-8, certifying qualification for the reduced rate. A Non-U.S. Holder of shares of Altice USA common stock eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS in a timely manner. If the Non-U.S. Holder holds the Altice USA common stock through a financial institution or other agent acting on the Non-U.S. Holder's behalf, the Non-U.S. Holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to the applicable withholding agent, either directly or through other intermediaries.

        The withholding tax shall not apply to any dividend paid to a Non-U.S. Holder if such dividend is effectively connected with a U.S. trade or business conducted by such non-U.S. Holder. In order to claim this exemption, the Non-U.S. Holder must provide the applicable withholding agent with a properly completed IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to U.S. federal withholding tax, will generally be subject to U.S. federal income tax on a net income basis at applicable graduated U.S. federal income tax rates, subject to an applicable income tax treaty providing otherwise. In addition, dividends received by a Non-U.S. Holder that is treated as a corporation for U.S. federal income tax purposes that are effectively connected with such Non-U.S. Holder's conduct of a U.S. trade or business may also be subject to a "branch profits tax" at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

Gain on Disposition of Altice USA Common Stock

        Gain or loss realized by a U.S. Holder on the sale or other disposition of Altice USA common stock will be capital gain or loss for U.S. federal income tax purposes, and will be long-term capital gain or loss if the U.S. Holder held the Altice USA common stock for more than one year. The amount of the U.S. Holder's gain or loss will be equal to the difference between the U.S. Holder's tax basis in the Altice USA common stock disposed of and the amount realized on the disposition. The deductibility of capital losses is subject to limitations.

        Subject to the discussion of FATCA and backup withholding, Non-U.S. Holders generally will not be required to pay U.S. federal income tax, including by way of withholding, on any gain realized upon the sale or other disposition of Altice USA common stock unless:

  •
  the gain is effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business, and if an applicable income tax treaty requires, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder in the United States;

  •
  the Non-U.S. Holder is an individual not entitled to the benefits of an income tax treaty who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

  •
  Altice USA common stock constitutes a U.S. real property interest by reason of a determination that we are, contrary to our belief (as described below), a "United States real property holding corporation" (a "USRPHC") for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the Non-U.S. Holder's disposition of, or the Non-U.S. Holder's holding period for, Altice USA common stock.

        Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests (within the meaning of the Code and applicable Treasury Regulations) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are not currently a USRPHC and, based on our business plan and anticipated operations, do not expect to become a USRPHC in the future. However USRPHC status is an inherently factual determination that involves complex legal considerations. We have not sought an IRS ruling with respect to whether we are a USRPHC and we cannot give definitive assurance regarding our non-USRPHC status. Additionally, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we are or become a USRPHC, as long as our Class A common stock is regularly traded on an established securities market (within the meaning of the Code and applicable Treasury Regulations), such Class A common stock will not be treated as a U.S. real property interest in the hands of any Non-U.S. Holder who does not hold (actually or constructively) more than 5% of our Class A common stock at any time during the shorter of the five-year period preceding the Non-U.S. Holder's disposition of, or the Non-U.S. Holder's holding period for, our Class A common stock. Non-U.S. Holders should be aware that no prediction can be made as to whether our Class A common stock will be regularly traded on an established securities market (within the meaning of the Code and applicable Treasury Regulations).

        Non-U.S. Holders described in the first bullet above will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, and a corporate Non-U.S. Holder described in the first bullet above also may be subject to the branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. Individual Non-U.S. Holders described in the second bullet above will be required to pay a flat 30% tax on the gain derived from the sale, which gain may be offset by U.S.-source capital losses for that year.

Medicare Tax

        A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the U.S. Holder's "net investment income" (or "undistributed net investment income" in the case of an estate or trust) for the relevant taxable year and (2) the excess of the U.S. holder's modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual's circumstances). A holder's net investment income generally includes its dividend income and its net gains with respect to its Altice shares, unless such dividend income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. Holder that is an individual, estate or trust, is urged to consult his or her tax advisors regarding the applicability of the Medicare tax to his or her income and gains in respect of the Distribution, the distributions on Altice USA common stock and/or the gains from the disposition of Altice USA common stock.

U.S. Federal Estate Taxes

        If shares of Altice USA common stock are included in the gross estate of an individual that is a U.S. citizen or resident for U.S. federal estate tax purposes, then U.S. federal estate tax might be payable with respect to such shares in connection with the death of such holder.

        If shares of Altice USA common stock are included in the gross estate of an individual that is not a U.S. citizen or resident for U.S. federal estate tax purposes, such shares may be subject to U.S. federal estate tax because they will be considered U.S. situs assets, unless an applicable estate tax treaty or other treaty provides otherwise.

Backup Withholding and Information Reporting

        For noncorporate U.S. Holders of Altice N.V. shares, information reporting requirements, on IRS Form 1099, generally will apply to dividend payments or other taxable distributions made to them within the United States. Additionally, backup withholding may apply to such payments if a U.S. Holder fails to comply with applicable certification requirements or are notified by the IRS that such U.S. Holder has failed to report all interest and dividends required to be shown on its federal income tax returns. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against the applicable U.S. Holder's U.S. federal income tax liability, provided that such U.S. Holder furnishes the required information to the IRS.

        Generally, we must report annually to the IRS the amount of dividends paid to a Non-U.S. Holder, the Non-U.S. Holder's name and address, and the amount of U.S. federal income tax withheld, if any. A similar report will be sent to the Non-U.S. Holder. These information reporting requirements apply even if withholding was not required because the dividends were effectively connected to the conduct of a Non-U.S. Holder's trade or business within the United States or withholding was reduced by an applicable income tax treaty. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in the Non-U.S. Holder's country of residence. Payments of dividends on, or of proceeds from the disposition of, Altice USA common stock made to Non-U.S. Holders may be subject to additional information reporting and backup withholding unless the Non-U.S. Holder establishes an exemption, for example, by properly certifying its non-U.S. status on an IRS Form W-8BEN or W-8BEN-E, whichever is applicable, or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if the applicable withholding agent has actual knowledge, or reason to know, that a holder claiming to be a Non-U.S. Holder is a U.S. person.

        U.S. information reporting and backup withholding generally will not apply to a payment of proceeds of a disposition of common stock where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. However, information reporting requirements, but not backup withholding, generally will apply to such a payment if the broker is (i) a U.S. person; or (ii) a foreign person with certain U.S. connections, unless the broker has documentary evidence in its records that the holder is a Non-U.S. Holder and certain conditions are met or the holder otherwise establishes an exemption. As noted above, backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

        Shareholders of Altice N.V. shares should consult their own tax advisors regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury Regulations.

FATCA

        Legislation commonly known as FATCA (under Sections 1471 to 1474 of the Code) generally will impose a U.S. federal withholding tax of 30% on dividends on and the gross proceeds of a disposition of Altice USA common stock paid to a "foreign financial institution" (as defined under FATCA and the applicable Treasury Regulations), unless such institution enters into an agreement with the U.S.

government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise establishes an exemption. The legislation also generally will impose a U.S. federal withholding tax of 30% on dividends on and the gross proceeds of a disposition of common stock paid to a non-financial foreign entity unless such entity provides the applicable withholding agent with a certification identifying certain substantial direct and indirect U.S. owners of the entity, certifies that there are none or otherwise establishes an exemption. The withholding taxes described above will apply to any dividend payments on Altice USA common stock and, after December 31, 2018, to payments of gross proceeds from dispositions of Altice USA common stock. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. Non-U.S. Holders of Altice N.V. shares are urged to consult with their own tax advisors regarding the possible implications of this legislation on their ownership in Altice USA common stock.

USE OF PROCEEDS

        Neither we nor Altice N.V. will receive any proceeds from the distribution of our Class A common stock or Class B common stock in the Distribution.

 MARKET PRICE OF CLASS A COMMON STOCK

        Shares of our Class A common stock began trading on the NYSE under the symbol "ATUS" on June 22, 2017. Prior to that, there was no public market for shares our Class A common stock. Our Class B common stock will not be listed on the NYSE or any other stock exchange at the time of the Distribution and we do not currently intend to list our Class B common stock on the NYSE or any other stock exchange.

        The table below sets forth the intraday high and low sales prices for shares of our Class A common stock for each full quarterly period since our initial public offering on June 22, 2017.

	High	Low
Second Quarter 2018 (through May 22, 2018)	$21.49	$16.25
First Quarter 2018	$25.15	$17.58
Fourth Quarter 2017	$28.45	$17.80
Third Quarter 2017	$34.86	$26.11

        As of May 22, 2018, we had seven registered holders of record of our Class A common stock and two registered holders of record of our Class B common stock. The number of beneficial owners of our Class A common stock is substantially greater than the number of record holders, because a large portion of our Class A common stock is held in "street name" by banks and brokers.

 DIVIDEND POLICY

        During fiscal year 2015, Cablevision, our predecessor company, paid a regular quarterly cash dividend of $0.15 per share to holders of both Cablevision's Class A common stock and Class B common stock on April 3, 2015, June 12, 2015 and September 10, 2015. In the fourth quarter of 2016, we declared combined cash dividends of approximately $445 million to our stockholders of which approximately $365 million was paid in the fourth quarter of 2016 and approximately $80 million was paid in the first quarter of 2017. In addition, we made cash distributions of $839.7 million during the second quarter of 2017, $500 million of which were funded with borrowings under CSC Holdings' revolving credit facility. We have not declared or paid any dividends since our initial public offering in June 2017.

        As a condition to the Distribution, pursuant to authority delegated by our Board, our Audit Committee declared a one-time $1.5 billion dividend to Altice USA stockholders as of a record date of May 22, 2018 payable two business days prior to the Distribution, provided that the Master Separation Agreement has not been terminated on or prior to the payment date. Holders of Altice N.V. shares that are entitled to receive shares of Altice USA common stock in the Distribution are not entitled to receive any portion of the Pre-Distribution Dividend. Other than this dividend, we currently intend to retain any future earnings to fund the operation, development and expansion of our business and do not intend to pay any other dividends on Altice USA common stock. Any future determination relating to our dividend policy will be made in the sole and absolute discretion of our Board and will depend upon then existing conditions, including our financial condition, results of operations, contractual restrictions, capital requirements, business prospects and other factors that our Board may deem relevant. See "Risk Factors—Risk Factors Relating to Ownership of Our Class A Common Stock and Class B Common Stock—Because we have no current plans to pay cash dividends on our Class A common stock or Class B common stock following the Distribution and for the foreseeable future, our stockholders may not receive any return on investment unless they sell their Class A common stock or Class B common stock."

        In addition, we are a holding company that does not conduct any business operations of our own. As a result, our ability to pay cash dividends on our Class A common stock is dependent upon cash dividends and distributions and other transfers from our subsidiaries. The terms of certain debt instruments to which our subsidiaries are a party currently limit, subject to certain exceptions and qualifications, their ability and the ability of their restricted subsidiaries to: (i) pay dividends or make other distributions or repurchase or redeem our capital stock or subordinated debt, (ii) engage in certain transactions with affiliates and (iii) enter into agreements that restrict the payment of dividends by subsidiaries or the repayment of intercompany loans and advances. See "Description of Certain Indebtedness."

        Although we do not currently intend to pay dividends other than as described above, our Board has authorized a share repurchase program of up to $2 billion for a three-year period following the Distribution with respect to our Class A common stock as a means to return capital to our stockholders, among other reasons.

 CAPITALIZATION

	March 31, 2018
(Dollars in thousands, except share data)	Actual	As adjusted(1)
Cash and cash equivalents	$1,427,651	$27,651

Debt:
Short-term debt:
Credit facility debt, senior notes and debentures, capital lease obligations and notes payable	1,172,826	1,172,826
Long-term debt:
Credit facility debt, senior guaranteed notes, senior notes and debentures, capital lease obligations and notes payable	20,449,797	20,549,797
Collateralized indebtedness	1,351,271	1,351,271

Total debt	22,973,894	23,073,894

Redeemable equity	234,637	234,637

Equity:
Preferred Stock, $0.01 par value, 100,000,000 shares authorized, no shares issued and outstanding	—	—
Class A common stock: $0.01 par value, 4,000,000,000 shares authorized, 246,982,292 issued and outstanding	2,470	2,470
Class B common stock: $0.01 par value, 1,000,000,000 shares authorized, 490,086,674 issued and outstanding	4,901	4,901
Class C common stock: $0.01 par value, 4,000,000,000 shares authorized, no shares issued and outstanding	—	—
Paid-in capital	4,682,646	3,182,646
Retained earnings	713,848	713,848
Accumulated other comprehensive loss	(8,420)	(8,420)
Noncontrolling interest	1,541	1,541

Total equity	5,396,986	3,896,986

Total capitalization	$28,605,517	$27,205,517

Total debt excluding collateralized indebtedness	$21,622,623	$21,722,623

Net debt excluding collateralized indebtedness(2)	$20,194,972	$21,694,972

(1)
The as adjusted amount reflects an increase of debt of $100,000 and the use of $1,400,000 of cash on hand to fund the Pre-Distribution Dividend. The as adjusted amount does not reflect the April 2018 issuance of $1,050,000 aggregate principal amount of 7.5% senior notes due 2028 by Cequel Communications Holdings I, LLC and Cequel Capital Corporation, each an indirect wholly owned subsidiary of Altice USA, and redemption of $1,050,000 aggregate principal amount of 6.375% senior notes due 2020.

(2)
Net debt is total debt less cash and cash equivalents.

SELECTED HISTORICAL FINANCIAL DATA

        The selected consolidated historical balance sheet data of Altice USA as of March 31, 2018 and the operating data of Altice USA for the three months ended March 31, 2018 and 2017 presented below have been derived from the unaudited condensed consolidated financial statements of Altice USA included elsewhere herein. The operating data of Altice USA for the year ended December 31, 2016 include the operating results of Cequel for the year ended December 31, 2016 and the operating results of Cablevision for the period from the date of acquisition, June 21, 2016, through December 31, 2016.

        The selected consolidated historical balance sheet and operating data of Altice USA for the three months ended March 31, 2018 presented below reflects the adoption of Accounting Standards Update ("ASU") No. 2014-09, Revenue from Contracts with Customers ("ASC 606") and ASU No. 2017-07 Compensation-Retirement Benefits (Topic 715) ("ASU 2017-07"). It also gives effect to the acquisition of Altice Technical Services US Corp. ("ATS") as the Company became the owner of 100% of the equity interests in ATS in March 2018. ATS was previously owned by Altice N.V. and a member of ATS's management through a holding company. As the acquisition is a combination of businesses under common control, the Company combined the results of operations and related assets and liabilities of ATS for all periods since its commencement of operations in April 2017.

        The selected consolidated historical balance sheet and operating data of Altice USA as of and for the three months ended March 31, 2017 and as of and for the years ended December 31, 2017 and 2016 presented below have been amended to retrospectively apply the adoption of ASC 606 and ASU No. 2017-07. The balance sheet data of Altice USA as of December 31, 2017 and operating data for the year ended December 31, 2017, also give effect to the ATS acquisition.

        The selected consolidated historical balance sheet and operating data of Cablevision has been presented for the periods prior to the Cablevision Acquisition as Cablevision is deemed to be the predecessor entity. The selected consolidated historical operating data of Cablevision presented below have been derived from the audited consolidated financial statements of Cablevision.

        The selected historical results presented below are not necessarily indicative of the results to be expected for any future period. This information should be read in conjunction with the audited consolidated financial statements of Altice USA and the notes thereto, and Management's Discussion and Analysis of Financial Condition and Results of Operations of Altice USA.

	Altice USA
					Cablevision(a)
	Three Months Ended March 31,		Years Ended December 31,
					January 1, 2016 to June 20, 2016(e)	Years Ended December 31,
	2018	2017	2017	2016		2015(e)	2014(e)	2013(e)
	(Unaudited)		(dollars in thousands)
Revenue	$2,329,714	$2,302,259	$9,306,950	$6,017,212	$3,137,604	$6,545,545	$6,508,557	$6,287,383
Operating expenses	2,016,676	2,052,149	8,465,942	5,554,403	2,662,298	5,697,074	5,587,299	5,588,159

Operating income	313,038	250,110	841,008	462,809	475,306	848,471	921,258	699,224
Other income (expense):
Interest expense, net	(374,155)	(433,062)	(1,601,211)	(1,442,730)	(285,508)	(584,839)	(575,580)	(600,637)
Gain (loss) on investments and sale of affiliate interests, net	(248,602)	131,658	237,354	141,896	129,990	(30,208)	129,659	313,167
Gain (loss) on derivative contracts, net	168,352	(71,044)	(236,330)	(53,696)	(36,283)	104,927	(45,055)	(198,688)
Gain (loss) on interest rate swap contracts, net	(31,922)	2,342	5,482	(72,961)	—	—	—	—
Loss on extinguishment of debt and write-off of deferred financing costs	(4,705)	—	(600,240)	(127,649)	—	(1,735)	(10,120)	(22,542)
Other income (expense), net	(11,658)	(2,100)	(13,651)	1,186	4,855	6,045	4,988	2,436

Income (loss) from continuing operations before income taxes	(189,652)	(122,096)	(1,367,588)	(1,091,145)	288,360	342,661	425,150	192,960
Income tax benefit (expense)(b)	60,703	45,908	2,862,352	259,666	(124,848)	(154,872)	(115,768)	(65,635)

Income (loss) from continuing operations, net of income taxes	(128,949)	(76,188)	1,494,764	(831,479)	163,512	187,789	309,382	127,325
Income (loss) from discontinued operations, net of income taxes(c)	—	—	—	—	—	(12,541)	2,822	338,316

Net income (loss)	(128,949)	(76,188)	1,494,764	(831,479)	163,512	175,248	312,204	465,641
Net loss (income) attributable to noncontrolling interests	(2)	(237)	(1,587)	(551)	236	201	(765)	20

Net income (loss) attributable to Altice USA / Cablevision stockholders	$(128,951)	$(76,425)	$1,493,177	$(832,030)	$163,748	$175,449	$311,439	$465,661

INCOME (LOSS) PER SHARE:
Basic income (loss) per share attributable to Altice USA / Cablevision stockholders:
Income (loss) from continuing operations, net of income taxes	$(0.17)	$(0.12)	$2.15	$(1.28)	$0.60	$0.70	$1.17	$0.49

Income (loss) from discontinued operations, net of income taxes(c)	$—	$—	$—	$—	$—	$(0.05)	$0.01	$1.30

Net income (loss)	$(0.17)	$(0.12)	$2.15	$(1.28)	$0.60	$0.65	$1.18	$1.79

Basic weighted average common shares (in thousands)	737,069	649,525	696,055	649,525	272,035	269,388	264,623	260,763

Diluted income (loss) per share attributable to Altice USA / Cablevision stockholders:
Income (loss) from continuing operations, net of income taxes	$(0.17)	$(0.12)	$2.15	$(1.28)	$0.58	$0.68	$1.14	$0.48

Income (loss) from discontinued operations, net of income taxes(c)	$—	$—	$—	$—	$—	$(0.05)	$0.01	$1.27

Net income (loss)	$(0.17)	$(0.12)	$2.15	$(1.28)	$0.58	$0.63	$1.15	$1.75

Diluted weighted average common shares (in thousands)	737,069	649,525	696,055	649,525	280,199	276,339	270,703	265,935

Cash dividends declared per common share(d)	$—	$—	$1.29	$0.69	$—	$0.45	$0.60	$0.60

Amounts attributable to Altice USA / Cablevision stockholders:
Income (loss) from continuing operations, net of income taxes	$(128,951)	$(76,425)	$1,493,177	$(832,030)	$163,748	$187,990	$308,617	$127,345
Income (loss) from discontinued operations, net of income taxes(c)	—	—	—	—	—	(12,541)	2,822	338,316

Net income (loss)	$(128,951)	$(76,425)	$1,493,177	$(832,030)	$163,748	$175,449	$311,439	$465,661

(a)
Represents the operating results of Cablevision for the period prior to the Cablevision Acquisition (Predecessor periods).

(b)
Pursuant to the enactment of the Tax Cuts and Jobs Act on December 22, 2017, the Company recorded a noncash deferred tax benefit of $2,332,677 to remeasure the net deferred tax liability to adjust for the reduction in the corporate income tax rate from 35% to 21% which is effective on January 1, 2018.

(c)
Loss from discontinued operations for 2015 primarily reflects an expense related to the decision in a case relating to Rainbow Media Holdings LLC, a business whose operations were previously discontinued. Income from discontinued operations for 2014 resulted primarily from the settlement of a contingency related to Montana property taxes related to Bresnan Cable. Income from discontinued operations for 2013 primarily relates to (i) the operating results and related gain on the sale of Bresnan Cable of $259,692, (ii) the operating results and related loss on the sale of Clearview Cinemas of $(25,012), and (iii) the proceeds and costs related to the settlement of litigation with DISH Network, LLC of $103,636.

(d)
Represent distributions declared prior to the Company's initial public offering ("IPO") of $839,700 and $445,176 in 2017 and 2016, respectively, divided by the number of shares of common stock outstanding adjusted to reflect the retroactive impact of the organizational transactions, discussed in Note 1 to the Altice USA audited consolidated financial statements, that occurred prior to the IPO.

(e)
Amounts have not been adjusted to reflect the adoption of ASU No. 2014-09, Revenue from Contracts with Customers and ASU No. 2017-07 Compensation-Retirement Benefits (Topic 715).

Balance Sheet Data:

	Altice USA			Cablevision
	March 31,	December 31,		December 31,
	2018	2017	2016	2015 (a)	2014(a)	2013(a)
	(Unaudited)	(dollars in thousands)
Total assets	$35,279,409	$34,812,082	$36,498,578	$6,800,174	$6,682,021	$6,500,967
Notes payable to affiliates and related parties	—	—	1,750,000	—	—	—
Credit facility debt	5,690,002	4,643,523	3,444,790	2,514,454	2,769,153	3,745,625
Collateralized indebtedness	1,351,271	1,349,474	1,286,069	1,191,324	986,183	817,950
Senior guaranteed notes	3,283,283	2,291,185	2,289,494	—	—	—
Senior notes and debentures	12,526,683	13,569,247	15,217,831	5,801,011	5,784,213	5,068,926
Notes payable	103,087	65,902	13,726	14,544	23,911	5,334
Capital leases and other obligations	19,568	21,980	28,155	45,966	46,412	31,290
Total debt	22,973,894	21,941,311	24,030,065	9,567,299	9,609,872	9,669,125
Redeemable equity	234,637	231,290	68,147	—	8,676	9,294
Stockholders' equity (deficiency)	5,395,445	5,503,214	2,042,221	(4,911,316)	(5,041,469)	(5,284,330)
Noncontrolling interest	1,541	1,539	287	(268)	779	786
Total equity (deficiency)	5,396,986	5,504,753	2,042,508	(4,911,584)	(5,040,690)	(5,283,544)

(a)
Amounts have not been adjusted to reflect the adoption of ASU No. 2014-09, Revenue from Contracts with Customers and ASU No. 2017-07 Compensation-Retirement Benefits (Topic 715).

        The following table sets forth certain customer metrics by segment (unaudited):

	As of March 31, 2018			As of December 31, 2017			As of December 31, 2016
	Cablevision	Cequel	Total	Cablevision	Cequel	Total	Cablevision	Cequel	Total
	(in thousands, except per customer amounts)
Homes passed(a)	5,174	3,468	8,642	5,164	3,457	8,621	5,116	3,407	8,524
Total customer relationships(b)(c)	3,151	1,765	4,917	3,156	1,750	4,906	3,141	1,751	4,892
Residential	2,888	1,655	4,543	2,893	1,642	4,535	2,879	1,649	4,528
SMB	263	110	373	263	109	371	262	102	364
Residential customers:
Pay TV	2,340	1,035	3,375	2,363	1,042	3,406	2,428	1,107	3,535
Broadband	2,673	1,399	4,073	2,670	1,376	4,046	2,619	1,344	3,963
Telephony	1,954	596	2,550	1,965	592	2,557	1,962	597	2,559
Residential triple product customer penetration(d):	63.8%	25.7%	49.9%	64.2%	25.7%	50.2%	64.8%	25.5%	50.5%
Penetration of homes passed(e):	60.9%	50.9%	56.9%	61.1%	50.6%	56.9%	61.4%	51.4%	57.4%
ARPU(f)	$154.48	$113.58	$139.63	$155.39	$112.12	$139.75	$154.49	$109.30	$138.07

(a)
Represents the estimated number of single residence homes, apartments and condominium units passed by the cable distribution network in areas serviceable without further extending the transmission lines. In addition, it includes commercial establishments that have connected to our cable distribution network. For Cequel, broadband services were not available to approximately 100 homes passed and telephony services were not available to approximately 500 homes passed.

(b)
Represents number of households/businesses that receive at least one of the Company's services.

(c)
Customers represent each customer account (set up and segregated by customer name and address), weighted equally and counted as one customer, regardless of size, revenue generated, or number of boxes, units, or outlets. In calculating the number of customers, we count all customers other than inactive/disconnected customers. Free accounts are included in the customer counts along with all active accounts, but they are limited to a prescribed group. Most of these accounts are also not entirely free, as they typically generate revenue through pay-per-view or other pay services and certain equipment fees. Free status is not granted to regular customers as a promotion. In counting bulk residential customers, such as an apartment building, we count each subscribing family unit within the building as one customer, but do not count the master account for the entire building as a customer. We count a bulk commercial customer, such as a hotel, as one customer, and do not count individual room units at that hotel.

(d)
Represents the number of customers that subscribe to three of our services divided by total residential customer relationships.

(e)
Represents the number of total customer relationships divided by homes passed.

(f)
Calculated by dividing the average monthly revenue for the respective quarter (fourth quarter for annual periods) presented derived from the sale of broadband, pay television and telephony services to residential customers for the respective quarter by the average number of total residential customers for the same period.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        All dollar amounts, except per customer and per share data, included in the following discussion are presented in thousands.

Our Business

        We deliver broadband, pay television, telephony services, proprietary content and advertising services to approximately 4.9 million residential and business customers. Our footprint extends across 21 states through a fiber-rich broadband network with approximately 8.6 million homes passed as of March 31, 2018. We have two reportable segments: Cablevision and Cequel. Cablevision provides broadband, pay television and telephony services to residential and business customers in and around the New York metropolitan area. Cequel provides broadband, pay television and telephony services to residential and business customers in the south-central United States, with the majority of its customers located in the ten states of Texas, West Virginia, Louisiana, Arkansas, North Carolina, Oklahoma, Arizona, California, Missouri and Ohio.

Key Factors Impacting Operating Results and Financial Condition

        Our future performance is dependent, to a large extent, on the impact of direct competition, general economic conditions (including capital and credit market conditions), our ability to manage our businesses effectively, and our relative strength and leverage in the marketplace, both with suppliers and customers. For more information see "Risk Factors," and "Business-Competition" included herein.

        We derive revenue principally through monthly charges to residential customers of our pay television, broadband, and telephony services. We also derive revenue from DVR, VOD, pay-per-view, installation and home shopping commissions. Our residential pay television, broadband, and telephony services accounted for approximately 44%, 30% and 7%, respectively, of our consolidated revenue for the three months ended March 31, 2018 and approximately 46%, 28% and 8%, respectively, of our consolidated revenue for the year ended December 31, 2017. We also derive revenue from the sale of a wide and growing variety of products and services to both large enterprise and small and medium sized business ("SMB") customers, including broadband, telephony, networking and pay television services. For the three months ended March 31, 2018 and the year ended December 31, 2017, 14% of our consolidated revenue was derived from these business services and wholesale. In addition, we derive revenues from the sale of advertising time available on the programming carried on our cable television systems, which accounted for approximately 4% of our consolidated revenue for the three months ended March 31, 2018 and the year ended December 31, 2017. Our other revenue for the three months ended March 31, 2018 and the year ended December 31, 2017 accounted for less than 1% of our consolidated revenue.

        Revenue is impacted by rate increases, changes in the number of customers to our services, including additional services sold to our existing customers, programming package changes by our pay television customers, speed tier changes by our broadband customers, and acquisitions of cable systems that result in the addition of new customers.

        Our ability to increase the number of customers to our services is significantly related to our penetration rates.

        We operate in a highly competitive consumer-driven industry and we compete against a variety of broadband, pay television and telephony providers and delivery systems, including broadband communications companies, wireless data and telephony providers, satellite-delivered video signals, Internet-delivered video content and broadcast television signals available to residential and business customers in our service areas. Our competitors include AT&T and its DirecTV subsidiary,

CenturyLink, DISH Network, Frontier and Verizon. Consumers' selection of an alternate source of service, whether due to economic constraints, technological advances or preference, negatively impacts the demand for our services. For more information on our competitive landscape, see "Risk Factors," and "Business-Competition" included herein.

        Our programming costs, which are the most significant component of our operating expenses, have increased and are expected to continue to increase primarily as a result of contractual rate increases and new channel launches. See "—Results of Operations" below for more information regarding our key factors impacting our revenues and operating expenses.

        Historically, we have made substantial investments in our network and the development of new and innovative products and other service offerings for our customers as a way of differentiating ourselves from our competitors and may continue to do so in the future. We have commenced a five-year plan to build a FTTH network, which will enable us to deliver more than 10 Gbps broadband speeds across our entire Optimum footprint and part of our Suddenlink footprint. We may incur greater than anticipated capital expenditures in connection with this initiative, fail to realize anticipated benefits, experience delays and business disruptions or encounter other challenges to executing it as planned. See "—Liquidity and Capital Resources—Capital Expenditures" for additional information regarding our capital expenditures.

Financial Outlook

        In connection with the Distribution, we will publish a prospectus in Europe that will be approved by the Netherlands Authority for the Financial Markets ("AFM"). We are required under the laws of the European Union (the "EU") to include the following previously published financial outlook for fiscal year 2018 in this prospectus.

        For the full year 2018 Altice USA expects:

  •
  Revenue growth c.2.5-3.0% year-on-year

  •
  To increase investment for the continued rollout of Altice One, fiber (FTTH) deployment, and new MVNO network investment keeping with annual capex of ~$1.3 billion

        Altice USA also reiterates its plan to expand its Adjusted EBITDA and cash flow margins over the medium- to long-term.

        Statements regarding our financial outlook or guidance are forward-looking statements. See "Cautionary Statement Regarding Forward-Looking Statements" in this prospectus for more information. Any forward-looking statements or guidance in this prospectus is made as of the date of this prospectus, and we undertake no duty to update or revise any such statements. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in this prospectus, including in the section entitled "Risk Factors."

Certain Transactions

        The following transactions occurred during the periods covered by this Management's Discussion and Analysis of Financial Condition and Results of Operations:

        In January 2018, the Company acquired 70% of the equity interests in ATS for $1.00 (the "ATS Acquisition") and the Company became the owner of 100% of the equity interests in ATS in March 2018. ATS was previously owned by Altice N.V. and a member of ATS's management through a holding company. As the acquisition is a combination of businesses under common control, the Company combined the results of operations and related assets and liabilities of ATS for all periods since its commencement of operations in April 2017.

        On June 21, 2016, Altice USA acquired Cablevision for a total purchase price of approximately $9,958,323. The Altice USA operating results include the operating results of Cablevision from the date of acquisition.

        In July 2016, we completed the sale of a 75% interest in Newsday and retained the remaining 25% ownership interest. Effective July 7, 2016, the operating results of Newsday are no longer consolidated with our results and our 25% interest in the operating results of Newsday is recorded on the equity basis.

Non-GAAP Financial Measures

        We define Adjusted EBITDA, which is a non-GAAP financial measure, as net income (loss) excluding income taxes, income (loss) from discontinued operations, other non-operating income or expenses, loss on extinguishment of debt and write-off of deferred financing costs, gain (loss) on interest rate swap contracts, gain (loss) on derivative contracts, gain (loss) on investments, interest expense (including cash interest expense), interest income, depreciation and amortization (including impairments), share-based compensation expense or benefit, restructuring expense or credits and transaction expenses. We believe Adjusted EBITDA is an appropriate measure for evaluating the operating performance of the Company. Adjusted EBITDA and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in our industry. Internally, we use revenue and Adjusted EBITDA measures as important indicators of our business performance, and evaluate management's effectiveness with specific reference to these indicators. We believe Adjusted EBITDA provides management and investors a useful measure for period-to-period comparisons of our core business and operating results by excluding items that are not comparable across reporting periods or that do not otherwise relate to the Company's ongoing operating results. Adjusted EBITDA should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), and other measures of performance presented in accordance with GAAP. Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies.

Results of Operations for the Three Months Ended March 31, 2018 and 2017—Altice USA

	Altice USA
	Three Months Ended March 31,
	2018	2017
	(Unaudited)
Revenue:
Residential:
Pay TV	$1,033,708	$1,083,878
Broadband	701,621	625,918
Telephony	166,038	180,961
Business services and wholesale	333,090	319,420
Advertising	87,582	83,361
Other	7,675	8,721

Total revenue	$2,329,714	$2,302,259

Operating expenses:
Programming and other direct costs	787,361	758,352
Other operating expenses	583,023	608,144
Restructuring and other expense	3,587	76,929
Depreciation and amortization (including impairments)	642,705	608,724

Operating income	313,038	250,110
Other income (expense):
Interest expense, net	(374,155)	(433,062)
Gain (loss) on investments and sale of affiliate interests, net	(248,602)	131,658
Gain (loss) on derivative contracts, net	168,352	(71,044)
Gain (loss) on interest rate swap contracts	(31,922)	2,342
Loss on extinguishment of debt and write-off of deferred financing costs	(4,705)	—
Other income (loss), net	(11,658)	(2,100)

Loss before income taxes	(189,652)	(122,096)
Income tax benefit	60,703	45,908

Net loss	(128,949)	(76,188)
Net income attributable to noncontrolling interests	(2)	(237)

Net loss attributable to Altice USA stockholders	$(128,951)	$(76,425)

The following is a reconciliation of net income (loss) to Adjusted EBITDA:

	Altice USA
	Three Months Ended March 31,
	2018	2017
	(Unaudited)
Net loss	$(128,949)	$(76,188)
Income tax benefit	(60,703)	(45,908)
Other expense (income), net(a)	11,658	2,100
Loss (gain) on interest rate swap contracts	31,922	(2,342)
Loss (gain) on derivative contracts, net(b)	(168,352)	71,044
Loss (gain) on investments and sale of affiliate interests, net	248,602	(131,658)
Loss on extinguishment of debt and write-off of deferred financing costs	4,705	—
Interest expense, net	374,155	433,062
Depreciation and amortization	642,705	608,724
Restructuring and other expense	3,587	76,929
Share-based compensation	21,623	7,848

Adjusted EBITDA	$980,953	$943,611

(a)
Includes primarily dividends received on Comcast common stock owned by the Company.

(b)
Consists of unrealized and realized losses (gains) due to the change in the fair value of derivative contracts.

        The following table sets forth certain customer metrics by segment (unaudited):

	As of March 31, 2018			As of December 31, 2017			As of March 31, 2017
	Cablevision	Cequel	Total	Cablevision	Cequel	Total	Cablevision	Cequel	Total
	(Unaudited)
	(in thousands, except per customer amounts)
Homes passed(a)	5,174	3,468	8,642	5,164	3,457	8,621	5,128	3,419	8,547
Total customer relationships(b)(c)	3,151	1,765	4,917	3,156	1,750	4,906	3,148	1,765	4,913
Residential	2,888	1,655	4,543	2,893	1,642	4,535	2,887	1,661	4,548
SMB	263	110	373	263	109	371	261	103	365
Residential customers:
Pay TV	2,340	1,035	3,375	2,363	1,042	3,406	2,413	1,087	3,500
Broadband	2,673	1,399	4,073	2,670	1,376	4,046	2,636	1,366	4,003
Telephony	1,954	596	2,550	1,965	592	2,557	1,955	596	2,551
Residential triple product customer penetration(d):	63.8%	25.7%	49.9%	64.2%	25.7%	50.2%	64.4%	25.4%	50.2%
Penetration of homes passed(e):	60.9%	50.9%	56.9%	61.1%	50.6%	56.9%	61.4%	51.6%	57.5%
ARPU(f)	$154.48	$113.58	$139.63	$155.39	$112.21	$139.75	$155.52	$109.88	$138.87

(a)
Represents the estimated number of single residence homes, apartments and condominium units passed by the cable distribution network in areas serviceable without further extending the transmission lines. In addition, it includes commercial establishments that have connected to our cable distribution network. For Cequel, broadband services were not available to approximately 100 homes passed and telephony services were not available to approximately 500 homes passed.

(b)
Represents number of households/businesses that receive at least one of the Company's services.

(c)
Customers represent each customer account (set up and segregated by customer name and address), weighted equally and counted as one customer, regardless of size, revenue generated, or number of boxes, units, or outlets. In calculating the number of customers, we count all customers other than inactive/disconnected customers. Free accounts are included in the customer counts along with all active accounts, but they are limited to a prescribed group. Most of these accounts are also not entirely free, as they typically generate revenue through pay-per-view or other pay services and certain equipment fees. Free status is not granted to regular customers as a promotion. In counting bulk residential customers, such as an apartment building, we count each subscribing family unit within the building as one customer, but do not count the master account for the entire building as a customer. We count a bulk commercial customer, such as a hotel, as one customer, and do not count individual room units at that hotel.

(d)
Represents the number of customers that subscribe to three of our services divided by total residential customer relationships.

(e)
Represents the number of total customer relationships divided by homes passed.

(f)
Calculated by dividing the average monthly revenue for the respective quarter (fourth quarter for annual periods) derived from the sale of broadband, pay television and telephony services to residential customers for the respective quarter by the average number of total residential customers for the same period.

	Segment Results
	Three Months Ended March 31, 2018				Three Months Ended March 31, 2017
	Cablevision	Cequel	Eliminations	Total	Cablevision	Cequel	Total
			(Unaudited)
Revenue:
Residential:
Pay TV	$763,720	$269,988	—	$1,033,708	$802,194	$281,684	$1,083,878
Broadband	440,351	261,270	—	701,621	396,333	229,585	625,918
Telephony	135,585	30,453	—	166,038	146,557	34,404	180,961
Business services and wholesale	234,172	98,918	—	333,090	228,544	90,876	319,420
Advertising	74,643	17,068	(4,129)	87,582	65,132	18,229	83,361
Other	2,823	4,852	—	7,675	3,227	5,494	8,721

Total revenue	1,651,294	682,549	(4,129)	2,329,714	1,641,987	660,272	2,302,259

Operating expenses:
Programming and other direct costs	588,581	202,624	(3,844)	787,361	568,311	190,041	758,352
Other operating expenses	403,573	179,735	(285)	583,023	449,809	158,335	608,144
Restructuring and other expense	3,083	504	—	3,587	58,647	18,282	76,929
Depreciation and amortization	485,364	157,341	—	642,705	443,176	165,548	608,724

Operating income	$170,693	$142,345	—	$313,038	$122,044	$128,066	$250,110

  Altice USA—Comparison of Results for the Three Months Ended March 31, 2018 compared to the Three Months Ended March 31, 2017

Pay Television Revenue

        Pay television revenue for the three months ended March 31, 2018 and 2017 was $1,033,708 and $1,083,878, respectively, of which $763,720 and $802,194 was derived from the Cablevision segment and $269,988 and $281,684 relates to our Cequel segment. Pay television revenue is derived principally through monthly charges to residential customers of our pay television services. Revenue is impacted by rate increases, changes in the number of customers including additional services sold to our existing customers, and changes in programming packages.

        Pay television revenue for our Cablevision segment decreased $38,474 (5%) for the three months ended March 31, 2018 as compared to the same period in the prior year. The decrease was due primarily due to a decline in pay television customers and lower average revenue per pay television customer.

        Pay television revenue for our Cequel segment decreased $11,696 (4%) for the three months ended March 31, 2018 as compared to the same period in the prior year. The decrease was due primarily to a decline in the number of pay television customers, partially offset by an increase in average revenue per pay television customer.

        We believe our pay television customer declines noted in the table above are largely attributable to competition, particularly from Verizon in our Cablevision footprint and DBS providers in our Cequel footprint, as well as competition from companies that deliver video content over the Internet directly to customers. These factors are expected to continue to impact our ability to maintain or increase our existing customers and revenue in the future.

Broadband Revenue

        Broadband revenue for the three months ended March 31, 2018 and 2017 was $701,621 and $625,918, respectively, of which $440,351 and $396,333 was derived from our Cablevision segment and $261,270 and $229,585 was derived from our Cequel segment. Broadband revenue is derived principally through monthly charges to residential subscribers of our broadband services. Revenue is impacted by rate increases, changes in the number of customers, including additional services sold to our existing subscribers, and changes in speed tiers.

        Broadband revenue for our Cablevision segment increased $44,018 (11%) for the three months ended March 31, 2018 compared to the three months ended March 31, 2017. The increase was due primarily to higher average recurring broadband revenue per broadband customer, primarily driven by certain rate increases, and an increase in broadband customers.

        Broadband revenue for our Cequel segment increased $31,685 (14%) for the three months ended March 31, 2018 compared to the same period in the prior year. The increase was due primarily to higher average recurring broadband revenue per broadband customer, primarily driven by certain rate increases and service level changes, and an increase in broadband customers.

Telephony Revenue

        Telephony revenue for the three months ended March 31, 2018 and 2017 was $166,038 and $180,961 of which $135,585 and $146,557 was derived from the Cablevision segment and $30,453 and $34,404 was derived from our Cequel segment. Telephony revenue is derived principally through monthly charges to residential customers of our telephony services. Revenue is impacted by changes in rates for services, changes in the number of customers, and additional services sold to our existing customers.

        Telephony revenue for our Cablevision segment decreased $10,972 (7%) for the three months ended March 31, 2018 compared to the three months ended March 31, 2017. The decrease was due primarily to lower rates offered to customers.

        Telephony revenue for our Cequel segment decreased $3,951 (11%) for the three months ended March 31, 2018 compared to the three months ended March 31, 2017. The decrease was due primarily to lower rates offered to customers.

Business Services and Wholesale Revenue

        Business services and wholesale revenue for the three months ended March 31, 2018 and 2017 was $333,090 and $319,420, respectively of which $234,172 and $228,544 was derived from the Cablevision segment and $98,918 and $90,876 was derived from our Cequel segment. Business services and wholesale revenue is derived primarily from the sale of fiber based telecommunications services to the business market, and the sale of broadband, pay television and telephony services to SMB customers.

        Business services and wholesale revenue for our Cablevision segment increased $5,628 (2%) for the three months ended March 31, 2018 as compared to the three months ended March 31, 2017. The increase was primarily due to higher average recurring broadband revenue per SMB customer and higher Ethernet revenue, partially offset by reduced traditional voice and data services for commercial customers.

        Business services and wholesale revenue for our Cequel segment increased $8,042 (9%) for the three months ended March 31, 2018 as compared to the three months ended March 31, 2017. The increase was primarily due to higher commercial rates and customers for broadband services, an increase in certain pay television rates and increases in wholesale data and telephony services.

Advertising Revenue

        Advertising revenue for the three months ended March 31, 2018 and 2017, net of inter-segment revenue, was $87,582 and $83,361, respectively, of which $74,643 and $65,132 was derived from our Cablevision segment and $17,068 and $18,229 was derived from our Cequel segment. Advertising revenue is primarily derived from the sale of advertising time available on the programming carried on our cable television systems.

        Advertising revenue for our Cablevision segment increased $9,511 (15%) for the three months ended March 31, 2018 as compared to the three months ended March 31, 2017. The increase is primarily due to an increase in digital advertising.

        Advertising revenue for our Cequel segment decreased $1,161 (6%) for the three months ended March 31, 2018 as compared to the three months ended March 31, 2017.

Other Revenue

        Other revenue for the three months ended March 31, 2018 and 2017 was $7,675 and $8,721, respectively, of which $2,823 and $3,227 was derived from our Cablevision segment and $4,852 and $5,494 was derived from our Cequel segment. Other revenue includes other miscellaneous revenue streams.

Programming and Other Direct Costs

        Programming and other direct costs for the three months ended March 31, 2018 and 2017 amounted to $787,361 and $758,352, respectively, of which $588,581 and $568,311 relate to our Cablevision segment and $202,624 and $190,041 relate to our Cequel segment. Programming and other direct costs include cable programming costs, which are costs paid to programmers (net of amortization of any incentives received from programmers for carriage) for cable content (including costs of VOD and pay-per-view) and are generally paid on a per-customer basis. These costs typically rise due to increases in contractual rates and new channel launches and are also impacted by changes in the number of customers receiving certain programming services. These costs also include interconnection, call completion, circuit and transport fees paid to other telecommunication companies for the transport and termination of voice and data services, which typically vary based on rate changes and the level of usage by our customers. These costs also include franchise fees which are payable to the state governments and local municipalities where we operate and are primarily based on a percentage of certain categories of revenue derived from the provision of pay television service over our cable systems, which vary by state and municipality. These costs change in relation to changes in such categories of revenues or rate changes.

        The increase of $29,009 (4%) in programming and other direct costs for the three months ended March 31, 2018, net of inter-segment eliminations, as compared to the prior year period is attributable to the following:

Cablevision segment:
Increase in costs of digital media advertising spots for resale	$14,026
Increase in programming costs due primarily to contractual rate increases, partially offset by lower pay television customers and lower video-on-demand and pay-per-view costs	4,475
Other net increases	1,769

20,270

Cequel segment:
Increase in programming costs due primarily to contractual rate increases and new channel launches, partially offset by lower pay television customers and lower video-on-demand and pay-per-view costs	11,719
Other net increases	864

12,583

Inter-segment eliminations	(3,844)

$29,009

Programming costs

        Programming costs aggregated $652,428 and $636,232 for the three months ended March 31, 2018 and 2017, respectively. Our programming costs in 2018 will continue to be impacted by changes in programming rates, which we expect to increase by high single digits, and by changes in the number of pay television customers.

Other Operating Expenses

        Other operating expenses for the three months ended March 31, 2018 and 2017 amounted to $583,023, and $608,144, respectively, of which $403,573 and $449,809 relate to our Cablevision segment and $179,735 and $158,335 relate to our Cequel segment. Other operating expenses include staff costs and employee benefits including salaries of company employees and related taxes, benefits and other employee related expenses. Other operating expenses also include network management and field service costs, which represent costs associated with the maintenance of our broadband network, including costs of certain customer connections and other costs associated with providing and maintaining services to our customers.

        Customer installation and repair and maintenance costs may fluctuate as a result of changes in the level of activities and the utilization of contractors as compared to employees. Also, customer installation costs fluctuate as the portion of our expenses that we are able to capitalize changes. Costs associated with the initial deployment of new customer premise equipment necessary to provide broadband, pay television and telephony services are capitalized (asset-based). Network repair and maintenance and utility costs also fluctuate as capitalizable network upgrade and enhancement activity changes.

        Other operating expenses also include costs related to the operation and maintenance of our call center facilities that handle customer inquiries and billing and collection activities and sales and marketing costs, which include advertising production and placement costs associated with acquiring and retaining customers. These costs vary period to period and certain of these costs, such as sales and marketing, may increase with intense competition. Additionally, other operating expenses include various other administrative costs, including legal fees, and product development costs.

        The decrease of $25,121 (4%) in other operating expenses for the three months ended March 31, 2018, net of inter-segment eliminations, as compared to the prior year period is attributable to the following:

Cablevision segment:
Decrease in salaries and benefits, and an increase in capitalizable activity	$(82,117)
Increase in contractor costs	18,040
Increase in share-based compensation and long-term incentive plan awards expense	10,131
Increase in sales and marketing costs	3,297
Increase in facility costs	2,800
Other net increases	1,613

(46,236)

Cequel segment:
Decrease primarily in salaries partially offset by lower capitalizable activity	(7,031)
Increase in general and administrative costs	8,581
Increase in product development costs and product consulting fees	6,659
Increase in sales and marketing costs	4,615
Increase in repairs and maintenance costs	4,295
Other net increases	4,281

21,400

Inter-segment eliminations	(285)

$(25,121)

Restructuring and Other Expense

        Restructuring and other expense for the three months ended March 31, 2018 of $3,587 ($3,083 for our Cablevision segment and $504 for our Cequel segment) as compared to $76,929 for the three months ended March 31, 2017 ($58,647 for our Cablevision segment and $18,282 for our Cequel segment). These amounts primarily relate to costs incurred in connection with severance and other employee related costs resulting from headcount reductions related to initiatives which commenced in 2016 that are intended to simplify the Company's organizational structure. We currently anticipate that additional restructuring expenses will be recognized as we continue to analyze our organizational structure.

Depreciation and Amortization

        Depreciation and amortization for the three months ended March 31, 2018 and 2017 amounted to $642,705 and $608,724, respectively, of which $485,364 and $443,176 relates to our Cablevision segment and $157,341 and $165,548 relates to our Cequel segment.

        Depreciation and amortization for our Cablevision segment increased of $42,188 (10%) for the three months ended March 31, 2018 as compared to the three months ended March 31, 2017. The increase is due primarily to the acceleration of amortization on its trade name intangible assets in connection with the announcement, on May 23, 2017, of the adoption of a global brand that will replace the Optimum brand in the future, as well as depreciation on new asset additions.

        Depreciation and amortization for our Cequel segment decreased $8,207 (5%) for the three months ended March 31, 2018 as compared to the three months ended March 31, 2017. The decrease is due primarily to lower amortization expense for certain intangible assets that are being amortized using an accelerated method.

Adjusted EBITDA

        Adjusted EBITDA amounted to $980,953 and $943,611 for the three months ended March 31, 2018 and 2017, respectively, of which $675,312 and $628,949 relates to our Cablevision segment and $305,641 and $314,662 relates to our Cequel segment.

        Adjusted EBITDA is a non-GAAP measure that is defined as net loss excluding income taxes, loss from discontinued operations, other non-operating income or expenses, loss on extinguishment of debt and write-off of deferred financing costs, gain (loss) on interest rate swap contracts, gain (loss) on derivative contracts, gain (loss) on investments, interest expense (including cash interest expense), interest income, depreciation and amortization (including impairments), share-based compensation expense, restructuring expense or credits and transaction expenses. See reconciliation of net loss to adjusted EBITDA above.

        The increase in adjusted EBITDA of our Cablevision segment for the three months ended March 31, 2018 as compared to the prior year period was due to an increase in revenue, partially offset by an increase in operating expenses (excluding depreciation and amortization expense, restructuring expense, share-based compensation and transaction expenses) as discussed above.

        The decrease in adjusted EBITDA of our Cequel segment for the three months ended March 31, 2018 as compared to the prior year period was due primarily to an increase in operating expenses (excluding depreciation and amortization expense, restructuring expense, share-based compensation and transaction expenses), partially offset by an increase in revenue as discussed above.

Interest Expense, net

        Interest expense, net was $374,155 and $433,062, for the three months ended March 31, 2018 and 2017, respectively. The decrease of $58,907 (14%) for the three months ended March 31, 2018 as compared to the prior year period is attributable to the following:

Decrease due to changes in average debt balances and interest rates on our indebtedness and collateralized debt	$(68,376)
Higher interest income	(2,872)
Other net increases, primarily amortization of deferred financing costs and original issue discounts	12,341

$(58,907)

See "Liquidity and Capital Resources" discussion below for a detail of our borrower groups.

Gain (loss) on Investments and Sale of Affiliate Interests, net

        Gain (loss) on investments, net for the three months ended March 31, 2018 and 2017 of $(248,602) and $131,658, respectively, consists primarily of the increase (decrease) in the fair value of Comcast common stock owned by the Company for the periods. The effects of these gains are partially offset by the losses on the related equity derivative contracts, net described below. The amount for the three months ended March 31, 2018 includes a net gain of $3,974 related to the sale of affiliate interests.

Gain (loss) on Derivative Contracts, net

        Gain (loss) on derivative contracts, net for the three months ended March 31, 2018 and 2017 amounted to $168,352 and $(71,044), respectively and includes realized and unrealized gains or losses due to the change in fair value of equity derivative contracts relating to the Comcast common stock owned by the Company. The effects of these gains or losses are offset by gains and losses on investment securities pledged as collateral, which are included in gain (loss) on investments, net discussed above.

Gain (loss) on interest rate swap contracts

        Gain (loss) on interest rate swap contracts was $(31,922) and $2,342 for the three months ended March 31, 2018 and 2017, respectively. These amounts represent the increase or decrease in fair value of the fixed to floating interest rate swaps entered into by our Cequel segment. The objective of these swaps is to adjust the proportion of total debt that is subject to fixed and variable interest rates. These swap contracts are not designated as hedges for accounting purposes.

Loss on extinguishment of debt and write-off of deferred financing costs

        Loss on extinguishment of debt and write-off of deferred financing costs amounted to $4,705 for the three months ended March 31, 2018 and includes the write-off of unamortized premium and deferred financing costs and the premium paid in connection with early redemption of the $750,000 7.75% Cablevision senior notes that were due in April 2018.

Income Tax Benefit

        The Company recorded income tax benefit of $60,703 and $45,908 for the three months ended March 31, 2018 and 2017, respectively, reflecting an effective tax rate of 32% and 38%, respectively. The effective tax rate for the three months ended March 31, 2018 has declined compared to previous years primarily as a result of the enactment of the Tax Cuts and Jobs Act in December 2017 which lowered the corporate federal income tax rate from 35% to 21%.

Results of Operations for the Year Ended December 31, 2017 and 2016—Altice USA

	Altice USA
	Years Ended December 31,
	2017	2016
Revenue:
Residential:
Pay TV	$4,274,122	$2,788,873
Broadband	2,608,595	1,651,574
Telephony	700,765	465,771
Business services and wholesale	1,298,213	819,541
Advertising	391,866	252,049
Other	33,389	39,404

Total revenue	9,306,950	6,017,212

Operating expenses:
Programming and other direct costs	3,035,655	1,911,230
Other operating expenses	2,347,315	1,702,472
Restructuring and other expense	152,401	240,395
Depreciation and amortization (including impairments)	2,930,571	1,700,306

Operating income	841,008	462,809
Other income (expense):
Interest expense, net	(1,601,211)	(1,442,730)
Gain on investments, net	237,354	141,896
Loss on derivative contracts, net	(236,330)	(53,696)
Gain (loss) on interest rate swap contracts	5,482	(72,961)
Loss on extinguishment of debt and write-off of deferred financing costs	(600,240)	(127,649)
Other income (loss), net	(13,651)	1,186

Loss from continuing operations before income taxes	(1,367,588)	(1,091,145)
Income tax benefit	2,862,352	259,666

Net income (loss)	1,494,764	(831,479)
Net income attributable to noncontrolling interests	(1,587)	(551)

Net income (loss) attributable to Altice USA stockholders	$1,493,177	$(832,030)

The following is a reconciliation of net income (loss) to Adjusted EBITDA:

	Altice USA
	Year Ended December 31,
	2017	2016
Net income (loss)	$1,494,764	$(831,479)
Income tax benefit	(2,862,352)	(259,666)
Other expense (income), net(a)	13,651	(1,186)
Loss (gain) on interest rate swap contracts	(5,482)	72,961
Loss on derivative contracts, net(b)	236,330	53,696
Gain on investments, net	(237,354)	(141,896)
Loss on extinguishment of debt and write-off of deferred financing costs	600,240	127,649
Interest expense, net	1,601,211	1,442,730
Depreciation and amortization	2,930,571	1,700,306
Restructuring and other expense	152,401	240,395
Share-based compensation	57,430	14,368

Adjusted EBITDA	$3,981,410	$2,417,878

(a)
Includes primarily dividends received on Comcast common stock owned by the Company.

(b)
Consists of unrealized and realized losses (gains) due to the change in the fair value of derivative contracts.

        The following table sets forth certain customer metrics by segment (unaudited):

	As of December 31, 2017			As of December 31, 2016
							Increase (Decrease)
	Cablevision	Cequel	Total	Cablevision	Cequel	Total
	(in thousands, except per customer amounts)
Homes passed(a)	5,164	3,457	8,621	5,116	3,407	8,524	97
Total customer relationships(b)(c)	3,156	1,750	4,906	3,141	1,751	4,892	14
Residential	2,893	1,642	4,535	2,879	1,649	4,528	7
SMB	263	109	371	262	102	364	7
Residential customers:
Pay TV	2,363	1,042	3,406	2,428	1,107	3,535	(129)
Broadband	2,670	1,376	4,046	2,619	1,344	3,963	83
Telephony	1,965	592	2,557	1,962	597	2,559	(2)
Residential triple product customer penetration(d):	64.2%	25.7%	50.2%	64.8%	25.5%	50.5%
Penetration of homes passed(e):	61.1%	50.6%	56.9%	61.4%	51.4%	57.4%
ARPU(f)	$155.39	$112.21	$139.75	$154.49	$109.30	$138.07

(a)
Represents the estimated number of single residence homes, apartments and condominium units passed by the cable distribution network in areas serviceable without further extending the transmission lines. In addition, it includes commercial establishments that have connected to our cable distribution network. For Cequel, broadband services were not available to approximately 100 homes passed and telephony services were not available to approximately 500 homes passed.

(b)
Represents number of households/businesses that receive at least one of the Company's services.

(c)
Customers represent each customer account (set up and segregated by customer name and address), weighted equally and counted as one customer, regardless of size, revenue generated, or number of boxes, units, or outlets. In calculating the number of customers, we count all customers other than inactive/disconnected customers. Free accounts are included in the customer counts along with all active accounts, but they are limited to a prescribed group. Most of these accounts are also not entirely free, as they typically generate revenue through pay-per-view or other pay services and certain equipment fees. Free status is not granted to regular customers as a promotion. In counting bulk residential customers, such as an apartment building, we count each subscribing family unit within the building as one customer, but do not count the master account for the entire building as a customer. We count a bulk commercial customer, such as a hotel, as one customer, and do not count individual room units at that hotel.

(d)
Represents the number of customers that subscribe to three of our services divided by total residential customer relationships.

(e)
Represents the number of total customer relationships divided by homes passed.

(f)
Calculated by dividing the average monthly revenue for the respective quarter (fourth quarter for annual periods) derived from the sale of broadband, pay television and telephony services to residential customers for the respective quarter by the average number of total residential customers for the same period.

	Segment Results							January 1, 2016 to June 20, 2016(1)
	December 31, 2017				December 31, 2016
	Cablevision	Cequel	Eliminations	Total	Cablevision	Cequel	Total	Cablevision
Revenue:
Residential:
Pay TV	$3,175,097	$1,099,025	$—	$4,274,122	$1,668,348	$1,120,525	$2,788,873	$1,494,186
Broadband	1,649,771	958,824	—	2,608,595	817,160	834,414	1,651,574	702,811
Telephony	570,871	129,894	—	700,765	311,832	153,939	465,771	286,161
Business services and wholesale	922,691	375,522	—	1,298,213	468,632	350,909	819,541	411,102
Advertising	321,149	73,509	(2,792)	391,866	163,678	88,371	252,049	125,419
Other	10,747	22,642	—	33,389	14,402	25,002	39,404	117,925

Total revenue	6,650,326	2,659,416	(2,792)	9,306,950	3,444,052	2,573,160	6,017,212	3,137,604

Operating expenses:
Programming and other direct costs	2,280,062	758,190	(2,597)	3,035,655	1,164,925	746,305	1,911,230	1,088,555
Other operating expenses	1,685,484	662,026	(195)	2,347,315	1,025,304	677,168	1,702,472	1,133,339
Restructuring and other expense	112,384	40,017	—	152,401	212,150	28,245	240,395	22,223
Depreciation and amortization	2,251,710	678,861	—	2,930,571	963,665	736,641	1,700,306	414,550

Operating income	$320,686	$520,322	$—	$841,008	$78,008	$384,801	$462,809	$478,937

(1)
Reflects certain reclassifications to conform to the Altice USA presentation as a result of the adoption of ASC 606 and ASU No. 2017-07 which have not been reflected in the historical results presented in the Cablevision Systems Corporation's financial statements included herein.

  Altice USA—Comparison of Results for the Year Ended December 31, 2017 compared to the Year Ended December 31, 2016

Pay Television Revenue

        Pay television revenue for the years ended December 31, 2017 and 2016 was $4,274,122 and $2,788,873, respectively, of which $3,175,097 and $1,668,348 was derived from the Cablevision segment and $1,099,025 and $1,120,525 relates to our Cequel segment, respectively. Pay television is derived principally through monthly charges to residential customers of our pay television services. Revenue increases are derived primarily from rate increases, increases in the number of customers, including additional services sold to our existing customers, and programming package upgrades.

        Pay television revenue for our Cablevision segment increased $1,506,749 for the year ended December 31, 2017 compared to the year ended December 31, 2016. The increase is primarily due to the consolidation of the Cablevision results as of June 21, 2016, the date of the Cablevision Acquisition.

Our 2016 results do not include pay television revenue of $1,494,186 recognized by Cablevision for the period from January 1, 2016 through June 20, 2016. Pay television revenue was also impacted by rate increases for certain video services implemented in the fourth quarter of 2016 and 2017, an increase in late fees and an increase in pay-per-view revenue. Partially offsetting these increases was a decrease in revenue as compared to the prior year due to a decline in pay television customers.

        Pay television revenue for our Cequel segment decreased $21,500 (2%) for the year ended December 31, 2017 compared to the year ended December 31, 2016. The decrease was due primarily to a decline in the number of pay television customers and a decrease in premium video services revenue, partially offset by certain rate increases, and an increase in late fees.

        We believe our pay television customer declines noted in the table above are largely attributable to competition, particularly from Verizon in our Cablevision footprint and DBS providers in our Cequel footprint, as well as competition from companies that deliver video content over the Internet directly to customers. These factors are expected to continue to impact our ability to maintain or increase our existing customers and revenue in the future.

Broadband Revenue

        Broadband revenue for the years ended December 31, 2017 and 2016 was $2,608,595 and $1,651,574, respectively, of which $1,649,771 and $817,160 was derived from our Cablevision segment and $958,824 and $834,414 was derived from our Cequel segment. Broadband revenue is derived principally through monthly charges to residential customers of our broadband services. Revenue increases are derived primarily from rate increases, increases in the number of customers, including additional services sold to our existing customers, and speed tier upgrades.

        Broadband revenue for our Cablevision segment increased $832,611 for the year ended December 31, 2017 compared to the year ended December 31, 2016. The increase is primarily due to the consolidation of the Cablevision results as of June 21, 2016, the date of the Cablevision Acquisition. Our 2016 results do not include broadband revenue of $702,811 recognized by Cablevision for the period January 1, 2016 through June 20, 2016. Broadband revenue also increased $129,800 as a result of higher average recurring broadband revenue per broadband customer (driven by rate increases, the impact of service level changes, and an increase in late fees) and an increase in broadband customers.

        Broadband revenue for our Cequel segment increased $124,410 (15%) for the year ended December 31, 2017 compared to the same period in the prior year. The increase was due primarily to higher average recurring broadband revenue per broadband customer (driven by rate increases, the impact of service level changes, and an increase in late fees) and an increase in broadband customers.

Telephony Revenue

        Telephony revenue for the years ended December 31, 2017 and 2016 was $700,765 and $465,771 of which $570,871 and $311,832 was derived from the Cablevision segment and $129,894 and $153,939 was derived from our Cequel segment. Telephony revenue is derived principally through monthly charges to residential customers of our telephony services. Revenue increases are derived primarily from rate increases, increases in the number of customers, and additional services sold to our existing customers.

        Telephony revenue for our Cablevision segment increased $259,039 for the year ended December 31, 2017 compared to the year ended December 31, 2016. The increase is primarily due to the consolidation of the Cablevision results as of June 21, 2016, the date of the Cablevision Acquisition. Our 2016 results do not include telephony revenue of $286,161 recognized by Cablevision for the period January 1, 2016 through June 20, 2016. Offsetting this increase was a net decrease of $27,122 due primarily to lower average revenue per telephony customer and a decline in international calling.

        Telephony revenue for our Cequel segment decreased $24,045 (16%) for the year ended December 31, 2017 compared to the year ended December 31, 2016. The decrease was due primarily to lower average revenue per telephony customer and a decline in telephony customers.

Business Services and Wholesale Revenue

        Business services and wholesale revenue for the years ended December 31, 2017 and 2016 was $1,298,213 and $819,541, respectively of which $922,691 and $468,632 was derived from the Cablevision segment and $375,522 and $350,909 was derived from our Cequel segment. Business services and wholesale revenue is derived primarily from the sale of fiber based telecommunications services to the business market, and the sale of broadband, pay television and telephony services to SMB customers.

        Business services and wholesale revenue for our Cablevision segment increased $454,059 for the year ended December 31, 2017 compared to the year ended December 31, 2016. The increase is primarily due to the consolidation of the Cablevision results as of June 21, 2016, the date of the Cablevision Acquisition. Our 2016 results do not include revenue of $411,102 recognized by Cablevision for the period January 1, 2016 through June 20, 2016. Business services revenue also increased $42,957 primarily due to higher average recurring telephony and broadband revenue per SMB customer and an increase in Ethernet revenue resulting from a larger number of services installed, partially offset by reduced traditional voice and data services for commercial customers.

        Business services and wholesale revenue for our Cequel segment increased $24,613 (7%) for the year ended December 31, 2017 as compared to the year ended December 31, 2016. The increase was primarily due to higher commercial rates and customers for broadband services, an increase in certain pay television rates and increases in commercial carrier services.

Advertising Revenue

        Advertising revenue for the years ended December 31, 2017 and 2016, net of inter-segment revenue, was $391,866 and $252,049, respectively, of which $321,149 and $163,678 was derived from our Cablevision segment and $73,509 and $88,371 was derived from our Cequel segment. Advertising revenue is primarily derived from the sale of advertising time available on the programming carried on our cable television systems.

        Advertising revenue for our Cablevision segment increased $157,471 for the year ended December 31, 2017 compared to the year ended December 31, 2016. The increase is primarily due to the consolidation of the Cablevision results as of June 21, 2016, the date of the Cablevision Acquisition. Our 2016 results do not include advertising revenue of $125,419 recognized by Cablevision for the period January 1, 2016 through June 20, 2016. The remaining increase in advertising revenue of $32,052 was due primarily to an increase in digital advertising revenue and an increase in data and analytics revenue, partially offset by a decrease in political advertising.

        Advertising revenue for our Cequel segment decreased $14,862 (17%) for the year ended December 31, 2017 as compared to the year ended December 31, 2016. The decrease is due to declines in political, auto, retail, and restaurant advertising.

Other Revenue

        Other revenue for the years ended December 31, 2017 and 2016 was $33,389 and $39,404, respectively, of which $10,747 and $14,402 was derived from our Cablevision segment and $22,642 and $25,002 was derived from our Cequel segment. Other revenue includes other miscellaneous revenue streams.

Programming and Other Direct Costs

        Programming and other direct costs, net of intersegment eliminations, for the years ended December 31, 2017 and 2016 amounted to $3,035,655 and $1,911,230, respectively, of which $2,280,062 and $1,164,925 relate to our Cablevision segment and $758,190 and $746,305 relate to our Cequel segment. Programming and other direct costs include cable programming costs, which are costs paid to programmers (net of amortization of any incentives received from programmers for carriage) for cable content (including costs of VOD and pay-per-view) and are generally paid on a per-customer basis. These costs typically rise due to increases in contractual rates and new channel launches and are also impacted by changes in the number of customers receiving certain programming services. These costs also include interconnection, call completion, circuit and transport fees paid to other telecommunication companies for the transport and termination of voice and data services, which typically vary based on rate changes and the level of usage by our customers. These costs also include franchise fees which are payable to the state governments and local municipalities where we operate and are primarily based on a percentage of certain categories of revenue derived from the provision of pay television service over our cable systems, which vary by state and municipality. These costs change in relation to changes in such categories of revenues or rate changes.

        The increase of $1,115,137 related to our Cablevision segment for the year ended December 31, 2017, as compared to the prior year is primarily due to the consolidation of the Cablevision results as of June 21, 2016, the date of the Cablevision Acquisition. Our 2016 results do not include $1,088,555 of programming and other direct costs recognized by Cablevision for the period January 1, 2016 through June 20, 2016. The remaining increase of $26,582 is attributable to the following:

Cablevision segment:
Increase in programming costs due primarily to contractual rate increases and an increase in pay-per-view costs primarily from an event in August 2017, partially offset by lower pay television customers and lower video-on-demand costs	$61,623
Increase in costs of digital media advertising spots for resale	23,601
Decrease in costs primarily related to the sale of Newsday in July 2016	(33,888)
Decrease in call completion and transport costs primarily due to lower level of activity	(17,881)
Decrease in cost of sales (which includes the bulk sale of handset inventory of $5,445 during the first quarter of 2016)	(9,945)
Other net increases	3,072

$26,582

        The increase of $11,885 related to our Cequel segment for the year ended December 31, 2017, as compared to the prior year period is attributable to the following:

Cequel segment:

Increase in programming costs due primarily to contractual rate increases and an increase in pay-per-view costs primarily from an event in August 2017, partially offset by lower pay television customers and lower video-on-demand costs	$20,141
Decrease in franchise costs due to lower pay television customers	(5,159)
Decrease in media cost of sales	(1,634)
Net decrease in call completion and interconnection costs due to lower level of activity	(1,803)
Other net increases	340

$11,885

Programming costs

        Programming costs aggregated $2,533,244 and $1,567,688 for the years ended December 31, 2017 and 2016, respectively. The 2016 amount does not include programming costs of $883,792 recognized by Cablevision for the period January 1, 2016 through June 20, 2016. Our programming costs in 2018 will continue to be impacted by changes in programming rates, which we expect to increase by high single digits, and by changes in the number of pay television customers.

Other Operating Expenses

        Other operating expenses for the years ended December 31, 2017 and 2016 amounted to $2,347,315 and $1,702,472, respectively, of which $1,685,484 and $1,025,304 relate to our Cablevision segment and $662,026 and $677,168 relate to our Cequel segment. Other operating expenses include staff costs and employee benefits including salaries of company employees and related taxes, benefits and other employee related expenses. Other operating expenses also include network management and field service costs, which represent costs associated with the maintenance of our broadband network, including costs of certain customer connections and other costs associated with providing and maintaining services to our customers.

        Customer installation and repair and maintenance costs may fluctuate as a result of changes in the level of activities and the utilization of contractors as compared to employees. Also, customer installation costs fluctuate as the portion of our expenses that we are able to capitalize changes. Costs associated with the initial deployment of new customer premise equipment necessary to provide broadband, pay television and telephony services are capitalized (asset-based). In circumstances where customer premise equipment tracking is not available, the Company estimates the amount of capitalized installation costs based on whether or not the business or residence had been previously connected to the network, (premise-based). Network repair and maintenance and utility costs also fluctuate as capitalizable network upgrade and enhancement activity changes.

        Other operating expenses also include costs related to the operation and maintenance of our call center facilities that handle customer inquiries and billing and collection activities and sales and marketing costs, which include advertising production and placement costs associated with acquiring and retaining customers. These costs vary period to period and certain of these costs, such as sales and marketing, may increase with intense competition. Additionally, other operating expenses include various other administrative costs, including legal fees, and product development costs.

        The increase of $660,180 related to our Cablevision segment for the year ended December 31, 2017, net of inter-segment eliminations, as compared to the prior year is primarily due to the consolidation of the Cablevision results as of June 21, 2016, the date of the Cablevision Acquisition. Our 2016 results do not include $1,133,339 of other operating expenses recognized by Cablevision for the period January 1, 2016 through June 20, 2016. The remaining decrease of $473,159 is attributable to the following:

Cablevision segment:

Decrease primarily in employee related costs related to the elimination of certain positions, and lower net benefits, partially offset by merit increases	$(362,128)
Decrease in costs primarily related to the sale of Newsday in July 2016	(95,262)
Decrease primarily related to maintenance agreements for equipment, as well as lower repairs and maintenance costs relating to our operations	(55,847)
Decrease in rent and insurance	(18,052)
Increase in contractor costs	18,354
Increase in professional fees	16,567
Increase in bad debt expense	10,325
Increase in fees for certain executive services provided by our parent entity (twelve months in 2017 compared to approximately six months in 2016)	9,444
Increase in sales and marketing costs	4,677
Increase in share-based compensation and long-term incentive plan awards expense	4,103
Other net decreases	(5,340)

$(473,159)

        The decrease of $15,142 related to our Cequel segment for the year ended December 31, 2017, net of inter-segment eliminations, as compared to the prior year period is attributable to the following:

Cequel segment:

Decrease primarily in salaries and benefits related to the elimination of certain positions in connection with the initiatives to simplify the Company's organizational structure, partially offset by a decrease in capitalizable activity	$(56,381)
Decrease in insurance costs	(6,255)
Decrease in contract labor costs	(2,171)
Increase in consulting and professional fees	22,023
Increase in share-based compensation and long-term incentive plan awards expense	18,754
Increase in sales and marketing costs	3,267
Increase in worker's compensation expenses	2,082
Net increase in property, general and sales and use taxes	1,539
Other net increases	2,000

$(15,142)

Restructuring and Other Expense

        Restructuring and other expense for the year ended December 31, 2017 of $152,401 ($112,384 for our Cablevision segment and $40,017 for our Cequel segment) as compared to $240,395 for the year ended December 31, 2016 ($212,150 for our Cablevision segment and $28,245 for our Cequel segment). These amounts primarily relate to severance and other employee related costs resulting from headcount reductions related to initiatives which commenced in 2016 that are intended to simplify the Company's organizational structure. We currently anticipate that additional restructuring expenses will be recognized as we continue to analyze our organizational structure.

Depreciation and Amortization

        Depreciation and amortization for the years ended December 31, 2017 and 2016 amounted to $2,930,571 and $1,700,306, respectively, of which $2,251,710 and $963,665 relates to our Cablevision segment and $678,861 and $736,641 relates to our Cequel segment.

        The increase in depreciation and amortization related to our Cablevision segment of $1,288,045 is primarily due to the consolidation of the Cablevision results as of June 21, 2016, the date of the Cablevision Acquisition. Our 2016 results do not include $414,550 of depreciation and amortization recognized by Cablevision for the period January 1, 2016 through June 20, 2016. The remaining increase of $873,495 is primarily attributable to the acceleration of amortization of its trade name intangible assets in connection with the announcement, on May 23, 2017, of the adoption of a global brand to replace the Optimum brand in the future, as well as depreciation on new asset additions. In December 2017, the Company made a decision to postpone the adoption of a global brand that would have replaced the Optimum brand, increasing the useful life of the Optimum trade name intangible asset to 5 years, which will reduce the future annual amortization expense related to the Optimum trade name.

        The decrease in depreciation and amortization related to our Cequel segment of $57,780 (8%) is due primarily to lower amortization expense for certain intangible assets that are being amortized using an accelerated method, partially offset by an increase resulting from revisions made to the fair value of assets acquired resulting from the finalization in the fourth quarter of 2016 of the purchase price allocation in connection with the Cequel Acquisition.

Adjusted EBITDA

        Adjusted EBITDA amounted to $3,981,410 and $2,417,878 for the years ended December 31, 2017 and 2016, of which $2,726,841 and $1,262,987 relates to our Cablevision segment and $1,254,569 and $1,154,891 relates to our Cequel segment.

        Adjusted EBITDA is a non-GAAP measure that is defined as net loss excluding income taxes, loss from discontinued operations, other non-operating income or expenses, loss on extinguishment of debt and write-off of deferred financing costs, gain (loss) on interest rate swap contracts, gain (loss) on derivative contracts, gain (loss) on investments, interest expense (including cash interest expense), interest income, depreciation and amortization (including impairments), share-based compensation expense, restructuring expense or credits and transaction expenses. See reconciliation of net loss to adjusted EBITDA above.

        The increase in adjusted EBITDA for the year ended December 31, 2017 as compare to the prior year was due to the consolidation of the Cablevision results as of June 21, 2016, the date of the Cablevision Acquisition and the increases in revenue and decreases in operating expenses (excluding depreciation and amortization, restructuring and other expense and share-based compensation), as discussed above.

Interest Expense, net

        Interest expense, net was $1,601,211 and $1,442,730, for the years ended December 31, 2017 and 2016, respectively, and includes interest on debt issued to finance the Cablevision Acquisition and Cequel Acquisition, as well as interest on debt assumed in connection with these acquisitions.

        The increase of $158,481 for the year ended December 31, 2017 as compared to the prior year is attributable to the following:

Increase due to changes in average debt balances and interest rates on our indebtedness and collateralized debt	$142,236
Lower interest income	11,890
Other net increases, primarily amortization of deferred financing costs and original issue discounts	4,355

$158,481

        See "Liquidity and Capital Resources" discussion below for a detail of our borrower groups.

Gain on Investments, net

        Gain on investments, net for the years ended December 31, 2017 and 2016, of $237,354 and $141,896 consists primarily of the increase in the fair value of Comcast common stock owned by the Company for the periods. For 2016, the gain is for the period June 21, 2016 through December 31, 2016. The effects of these gains are partially offset by the losses on the related equity derivative contracts, net described below.

Loss on Derivative Contracts, net

        Loss on derivative contracts, net for the year ended December 31, 2017 amounted to $236,330 compared to $53,696 for the year ended December 31, 2016, and includes realized and unrealized losses due to the change in fair value of equity derivative contracts relating to the Comcast common stock owned by the Company. For 2016, the loss is for the period June 21, 2016 through December 31, 2016. The effects of these losses are offset by gains on investment securities pledged as collateral, which are included in gain on investments, net discussed above. The loss for the year ended December 31, 2017 also includes the realized loss on the settlement of certain put-call options of $97,410.

Gain (loss) on interest rate swap contracts

        Gain (loss) on interest rate swap contracts was $5,482 and $(72,961) for the years ended December 31, 2017 and 2016. These amounts represent the increase or decrease in fair value of the fixed to floating interest rate swaps entered into by our Cequel segment in September 2016. The objective of these swaps is to adjust the proportion of total debt that is subject to fixed and variable interest rates. These swap contracts are not designated as hedges for accounting purposes.

Loss on extinguishment of debt and write-off of deferred financing costs

        Loss on extinguishment of debt and write-off of deferred financing costs amounted to $600,240 and $127,649 for the year ended December 31, 2017 and 2016, respectively. The 2017 amount includes the premium of $513,723 related to the notes payable to affiliates and related parties that were converted into shares of the Company's common stock, $18,976 related to the Cablevision Extension Amendment and the redemption of senior notes, $28,684 related to the Cequel Extension Amendment and the redemption of senior notes and $38,858 related to premiums paid upon the early repayment of certain senior notes outstanding.

        Loss on extinguishment of debt amounted to $127,649 for the year ended December 31, 2016 and includes primarily the write-off of unamortized deferred financing costs and the unamortized discount relating to the prepayment of $1,290,500 outstanding under the term credit facility at Cablevision.

Other Income (Loss), net

        Other income (loss), net was $(13,651) and $1,186, for the years ended December 31, 2017 and 2016, respectively. The 2017 amount includes the non-service cost components of the Company's pension expense of $11,863.

Income Tax Benefit

        The Company recorded income tax benefit of $2,862,352 for the year ended December 31, 2017. Pursuant to the enactment of the Tax Cuts and Jobs Act on December 22, 2017, the Company recorded a noncash deferred tax benefit of $2,332,677 to remeasure the net deferred tax liability to adjust for the reduction in the corporate federal income tax rate from 35% to 21% which is effective on January 1, 2018. Nondeductible share-based compensation expense for the year ended December 31, 2017 reduced income tax benefit by $22,938.

        The Company recorded income tax benefit of $259,666 for the year ended December 31, 2016. Nondeductible share-based compensation expense for the year ended December 31, 2016 reduced income tax benefit by $5,747.

        On June 9, 2016 the common stock of Cequel was contributed to the Company. On June 21, 2016, the Company completed its acquisition of Cablevision. Accordingly, Cequel and Cablevision joined the federal consolidated and certain state combined income tax returns of the Company. As a result, the applicate tax rate used to measure deferred tax assets and liabilities increased, resulting in a non-cash deferred income tax charge of $153,660 in the second quarter of 2016. In addition, there was no state income tax benefit on the pre-merger accrued interest at Neptune Finco Corp. ("Finco"), an indirect wholly-owned subsidiary of Altice N.V. formed to complete the financing for the Cablevision Acquisition and the merger with CSC Holdings, resulting in additional deferred tax expense of $18,542 for the year ended December 31, 2016.

Results of Operations—Cablevision Systems Corporation

	Cablevision Systems Corporation(a)
	Successor	Predecessor
	June 21, 2016 to December 31, 2016	January 1, 2016 to June 20, 2016	Year Ended December 31, 2015

	(Unaudited)	(Unaudited)
Revenue(a):
Residential:
Pay TV	$1,668,348	$1,494,186	$3,174,059
Broadband	817,160	702,811	1,389,447
Telephony	311,832	286,161	631,584
Business services and wholesale	468,632	411,102	834,154
Advertising	163,678	125,419	263,839
Other	14,402	117,925	252,462

Total revenue	3,444,052	3,137,604	6,545,545

Operating expenses:
Programming and other direct costs	1,164,925	1,088,555	2,269,290
Other operating expenses	1,025,304	1,133,339	2,533,958
Restructuring and other expense	212,150	22,223	16,213
Depreciation and amortization (including impairments)	963,665	414,550	865,252

Operating income	78,008	478,937	860,832
Other income (expense):
Interest expense, net	(606,347)	(285,508)	(584,839)
Gain (loss) on investments, net	141,896	129,990	(30,208)
Gain (loss) on equity derivative contracts, net	(53,696)	(36,283)	104,927
Loss on extinguishment of debt and write-off of deferred financing costs	(102,894)	—	(1,735)
Other income (expense), net	1,186	1,224	(6,316)

Income (loss) from continuing operations before income taxes	(541,847)	288,360	342,661
Income tax benefit (expense)	213,065	(124,848)	(154,872)

Income (loss) from continuing operations, net of income taxes	(328,782)	163,512	187,789
Loss from discontinued operations, net of income taxes	—	—	(12,541)

Net income (loss)	(328,782)	163,512	175,248
Net loss (income) attributable to noncontrolling interests	(551)	236	201

Net income (loss) attributable to Cablevision stockholder(s)	$(329,333)	$163,748	$175,449

(a)
Reflects certain reclassifications to conform to the Altice USA presentation as a result of the adoption of ASC 606 and ASU No. 2017-07, which have not been reflected in the historical results presented in the Cablevision Systems Corporation's financial statements included herein.

(a)
Includes primarily dividends received on Comcast common stock owned by the Company.

(b)
Consists of unrealized and realized losses (gains) due to the change in fair value of equity derivative contracts relating to the Comcast common stock owned by the Company.

The following is a reconciliation of net income (loss) to Adjusted EBITDA:

	Cablevision
	Successor	Predecessor
	June 21, 2016 to December 31, 2016	January 1, 2016 to June 20, 2016	Year Ended December 31, 2015
	(Unaudited)	(Unaudited)
Net income (loss)	$(328,782)	$163,512	$175,248
Loss from discontinued operations, net of income taxes	—	—	12,541
Income tax (benefit) expense	(213,065)	124,848	154,872
Other income(a)	(1,186)	(1,224)	6,316
Loss on extinguishment of debt and write-off of deferred financing costs	102,894	—	1,735
Loss (gain) on equity derivative contracts, net(b)	53,696	36,283	(104,927)
Loss (gain) on investments, net	(141,896)	(129,990)	30,208
Interest expense, net	606,347	285,508	584,839
Depreciation and amortization (including impairments)	963,665	414,550	865,252
Restructuring and other expense	212,150	22,223	16,213
Share-based compensation	9,164	25,231	65,286

Adjusted EBITDA	$1,262,987	$940,941	$1,807,583

        The following table sets forth certain customer metrics (unaudited):

	Cablevision Systems Corporation
	Years Ended December 31,		Net Increase (Decrease)
	2016	2015	2016
	(in thousands, except per customer amounts)
Homes passed(a)	5,116	5,076	40
Total customers relationships(b)	3,141	3,115	26
Residential	2,879	2,858	21
SMB	262	258	4
Residential customers(c):
Pay TV	2,428	2,487	(59)
Broadband	2,619	2,562	57
Telephony	1,962	2,007	(45)
Residential triple product customer penetration(d):	64.8%	67.6%
Penetration of homes passed(e):	61.4%	61.4%
ARPU(f)	$154.49	$150.61

(a)
Represents the estimated number of single residence homes, apartments and condominium units passed by the cable distribution network in areas serviceable without further extending the transmission lines. In addition, it includes commercial establishments that have connected to our cable distribution network.

(b)
Represents number of households/businesses that receive at least one of the Company's services.

(c)
Customers represent each customer account (set up and segregated by customer name and address), weighted equally and counted as one customer, regardless of size, revenue generated, or number of boxes, units, or outlets. In calculating the number of customers, we count all customers other than inactive/disconnected customers. Free accounts are included in the customer counts along with all active accounts, but they are limited to a prescribed group. Most of these accounts are also not entirely free, as they typically generate revenue through pay-per-view or other pay services and certain equipment fees. Free status is not granted to regular customers as a promotion. In counting bulk residential customers, such as an apartment building, we count each subscribing family unit within the building as one customer, but do not count the master account for the entire building as a customer. We count a bulk commercial customer, such as a hotel, as one customer, and do not count individual room units at that hotel.

(d)
Represents the number of customers that subscribe to three of our services divided by total residential customer relationships.

(e)
Represents the number of total customer relationships divided by homes passed.

(f)
Calculated by dividing the average monthly revenue for the respective quarter (fourth quarter for annual periods) presented derived from the sale of broadband, pay television and telephony services to residential customers for the respective quarter by the average number of total residential customers for the same period.

Cablevision—Comparison of Results for the Periods June 21, 2016 through December 31, 2016 and January 1, 2016 through June 20, 2016 to Results for the Year Ended December 31, 2015

Pay Television Revenue

        Pay television revenue amounted to $1,668,348 and $1,494,186 for the period June 21, 2016 through December 31, 2016 and January 1, 2016 through June 20, 2016, respectively, compared to $3,174,059 for the year ended December 31, 2015. Pay television revenue for the Successor and Predecessor periods in 2016 was impacted by a decline in pay television customers, a decrease due to a pay-per-view boxing event that took place in 2015, partially offset by increases in revenue due primarily to rate increases for certain pay television services implemented during the first quarter of 2016 and an increase in fees charged to restore suspended services.

        We believe our pay television customer declines noted in the table above are largely attributable to intense competition, particularly from Verizon, as well as competition from companies that deliver video content over the Internet directly to customers. Also, the declines are attributable to our disciplined pricing and credit policies. These factors are expected to continue to impact our ability to maintain or increase our existing customers and revenue in the future.

Broadband Revenue

        Broadband revenue amounted to $817,160 and $702,811 for the period June 21, 2016 through December 31, 2016 and January 1, 2016 through June 20, 2016, respectively, compared to $1,389,447 for the year ended December 31, 2015. Broadband revenue for the Successor and Predecessor periods in 2016 was impacted by rate increases for certain broadband services implemented during the first quarter of 2016, an increase in broadband customers, and an increase in fees charged to restore suspended services.

Telephony Revenue

        Telephony revenue amounted to $311,832 and $286,161 for the period June 21, 2016 through December 31, 2016 and January 1, 2016 through June 20, 2016, respectively, compared to $631,584 for the year ended December 31, 2015. Telephony revenue for the Successor and Predecessor periods in 2016 was impacted by a decline in telephony customers and a decline in international calling.

Business Services Revenue

        Business services and wholesale revenue amounted to $468,632 and $411,102 for the period June 21, 2016 through December 31, 2016 and January 1, 2016 through June 20, 2016, respectively, compared to $834,154 for the year ended December 31, 2015. Business services and wholesale revenue for the Successor and Predecessor periods in 2016 was impacted by rate increases for certain broadband services implemented during the first quarter of 2016, an increase in broadband customers and an increase in Ethernet revenue from an increase in services installed, partially offset by reduced traditional voice and data services.

Advertising Revenue

        Advertising revenue amounted to $163,678 and $125,419 for the period June 21, 2016 through December 31, 2016 and January 1, 2016 through June 20, 2016, respectively, compared to $263,839 for the year ended December 31, 2015. Advertising revenue for the Successor and Predecessor periods in 2016 was impacted by an increase in advertising sales to the political sector.

Other Revenue

        Other revenue amounted to $14,402 and $117,925 for the period June 21, 2016 through December 31, 2016 and January 1, 2016 through June 20, 2016, respectively, compared to $252,462 for the year ended December 31, 2015. Other revenue for the Successor and Predecessor periods in 2016 includes revenue recognized by Newsday through July 7, 2016, affiliation fees paid by cable operators for carriage of our News 12 Networks and other revenue sources. On July 7, 2016, the Company sold a 75% interest in Newsday and as a result no longer consolidates its operating results. As of July 7, 2016, the Company's 25% interest in the operating results of Newsday is recorded on the equity basis.

Programming and Other Direct Costs

        Programming and other direct costs include cable programming costs, which are costs paid to programmers (net of amortization of any incentives received from programmers for carriage) for cable content (including costs of VOD and pay-per-view) and are generally paid on a per-customer basis.

        These costs typically rise due to increases in contractual rates and new channel launches and are also impacted by changes in the number of customers receiving certain programming services. These costs also include interconnection, call completion, circuit and transport fees paid to other telecommunication companies for the transport and termination of voice and data services, which typically vary based on rate changes and the level of usage by our customers. These costs also include franchise fees which are payable to the state governments and local municipalities where we operate and are primarily based on a percentage of certain categories of revenue derived from the provision of pay television service over our cable systems, which vary by state and municipality. These costs change in relation to changes in such categories of revenues or rate changes. These costs also included content, production and distribution costs of the Newsday business.

        Programming and other direct costs amounted to $1,164,925 and $1,088,555 for the period June 21, 2016 through December 31, 2016 and January 1, 2016 through June 20, 2016, respectively, compared to $2,269,290 for the year ended December 31, 2015. Programming and other direct costs for the Successor and Predecessor periods in 2016 were impacted by an increase in programming costs due primarily to contractual rate increases, partially offset by lower video customers. These costs were also impacted by the lower costs related to Newsday (due to the sale of our 75% interest in Newsday in July 2016), lower call completion and transport costs primarily due to lower level of activity, lower cost of sales related to wireless handset inventory and higher franchise and other fees due primarily to increases in rates in certain areas, partially offset by lower pay television customers.

        Programming costs aggregated $978,120 and $883,792 for the period June 21, 2016 through December 31, 2016 and January 1, 2016 through June 20, 2016, respectively, compared to $1,796,021 for the year ended December 31, 2015. Our programming costs increased 4% for the 2016 periods due primarily to an increase in contractual programming rates and a pay-per-view boxing event in 2015, partially offset by a decrease in telephony customers.

Other Operating Expenses

        Other operating expenses include staff costs and employee benefits including salaries of company employees and related taxes, benefits and other employee-related expenses. Other operating expenses also include network management and field service costs, which represent costs associated with the maintenance of our broadband network, including costs of certain customer connections and other costs associated with providing and maintaining services to our customers which are impacted by general cost increases for contractors, insurance and other various expenses.

        Customer installation and repair and maintenance costs may fluctuate as a result of changes in the level of activities and the utilization of contractors as compared to employees. Also, customer installation costs fluctuate as the portion of our expenses that we are able to capitalize changes. Network repair and maintenance and utility costs also fluctuate as capitalizable network upgrade and enhancement activity changes.

        Other operating expenses also include costs related to the operation and maintenance of our call center facilities that handle customer inquiries and billing and collection activities and sales and marketing costs, which include advertising production and placement costs associated with acquiring and retaining customers. These costs vary period to period and certain costs, such as sales and marketing, may increase with intense competition. Additionally, other operating expenses include various other administrative costs, including legal fees, and product development costs.

        Other operating expenses amounted to $1,025,304 and $1,133,339 for the period June 21, 2016 through December 31, 2016 and January 1, 2016 through June 20, 2016, respectively, compared to $2,533,958 for the year ended December 31, 2015. Other operating expenses for the Successor and Predecessor periods in 2016 were impacted by a decrease in employee-related costs related to the elimination of certain positions, lower benefits and an increase in capitalizable activity, partially offset by merit increases. These costs were also impacted by the lower costs related to Newsday (due to the sale of our 75% interest in Newsday in July 2016), a decrease in share based compensation, a decrease in long-term incentive plan awards, lower legal costs, lower sales and marketing costs, lower repair and maintenance expenses, lower contractor costs, a settlement of a class action legal matter in 2015, partially offset by an increase in the management fee to Altice N.V.

Restructuring and Other Expense

        Restructuring and other expense amounted to $212,150 and $22,223 for the period June 21, 2016 through December 31, 2016 and January 1, 2016 through June 20, 2016, respectively, compared to $16,213 for the year ended December 31, 2015. Restructuring and other expense for the Successor 2016 period is primarily related to severance and other employee related costs resulting from headcount reductions related to initiatives which commenced in the Successor period that are intended to simplify the Company's organizational structure.

        The restructuring and other expense for the Predecessor 2016 period is primarily related to transaction costs of $19,924 incurred in connection with the Cablevision Acquisition and adjustments related to prior restructuring plans of $2,299. Restructuring and other expense for 2015 includes transaction costs incurred in connection with the Cablevision Acquisition of $17,862, net of adjustments related to prior restructuring plans of $1,649.

Depreciation and Amortization

        Depreciation and amortization (including impairments) amounted to $963,665 and $414,550 for the period June 21, 2016 through December 31, 2016 and January 1, 2016 through June 20, 2016, respectively, compared to $865,252 for the year ended December 31, 2015. Depreciation and amortization for the Successor period in 2016 was impacted by an increase in related to the step-up in the carrying value of property, plant and equipment and amortizable intangible assets recorded in connection with the Cablevision Acquisition on June 21, 2016, partially offset by certain assets being retired or becoming fully depreciated.

Adjusted EBITDA

        Adjusted EBITDA amounted to $1,262,987 and $940,941 for the periods June 21, 2016 through December 31, 2016 and January 1, 2016 through June 20, 2016, respectively, compared to $1,807,583 for the year ended December 31, 2015. Adjusted EBITDA for the 2016 periods was impacted by an increase in revenue, and a decrease in operating expenses (excluding depreciation and amortization, restructuring and other expense and share-based compensation), as discussed above.

Interest Expense, net

        Interest expense amounted to $606,347 and $285,508 for the period June 21, 2016 through December 31, 2016 and January 1, 2016 through June 20, 2016, respectively, compared to $584,839 for the year ended December 31, 2015. Interest expense for the Successor 2016 period includes additional interest related to the debt incurred to finance the Cablevision Acquisition.

Gain (Loss) on Investments, net

        Gain (loss) on investments, net amounted to $141,896 and $129,990 for the period June 21, 2016 through December 31, 2016 and January 1, 2016 through June 20, 2016, respectively, and $(30,208) for the year ended December 31, 2015 and reflect the increase or decrease in the fair value of Comcast common stock owned by the Company. The effects of these gains (losses) are partially offset by the (losses) gains on the related equity derivative contracts, net described below.

Gain (Loss) on Equity Derivative Contracts, net

        Gain (loss) on equity derivative contracts, net amounted to $(53,696) and $(36,283) for the periods June 21, 2016 through December 31, 2016 and January 1, 2016 through June 20, 2016, respectively, and $104,927 for the year ended December 31, 2015.

        Gain (loss) on equity derivative contracts, net consists of unrealized and realized gains (losses) due to the change in fair value of the Company's equity derivative contracts relating to the Comcast common stock owned by the Company. The effects of these gains (losses) are offset by the (losses) gains on investment securities pledged as collateral, which are included in gain (loss) on investments, net discussed above.

Loss on Extinguishment of Debt and Write-off of Deferred Financing Costs

        Loss on extinguishment of debt and write-off of deferred financing costs amounted to $102,894 for the period June 21, 2016 through December 31, 2016 and $1,735 for the year ended December 31, 2015. The Successor 2016 amount includes the write-off of unamortized deferred financing costs and the unamortized discount related to the prepayment of $1,290,500 outstanding under the CSC Holdings, a wholly-owned subsidiary of Cablevision, term credit facility. The 2015 amount includes the write-off of unamortized deferred financing costs and the unamortized discount related to the $200,000 repayment of CSC Holdings term B loan facility.

Income Tax Expense

        Income tax benefit (expense) amounted to $213,065 for the periods from June 21, 2016 through December 31, 2016 and $(124,848) for the period from January 1, 2016 through June 20, 2016. In the Successor period, excluding the impact of the nondeductible share-based compensation of $3,208, the effective tax rate would have been 40%. In the Predecessor period, certain acquisition-related costs were determined to be nondeductible, resulting in additional deferred tax expense of $9,392. Absent this item, the effective tax rate would have been 40%.

        Income tax expense of $154,872 for the year ended December 31, 2015, reflected an effective tax rate of 45%. In April 2015, corporate income tax changes were enacted for both New York State and the City of New York. Those changes included a provision whereby investment income will be subject to higher taxes. Accordingly, in the second quarter of 2015, Cablevision recorded deferred tax expense of $16,334 to remeasure the deferred tax liability for the investment in Comcast common stock and associated derivative securities. Also in 2015, Cablevision recorded tax benefit of $2,630 related to research credits. Absent these items, the effective tax rate for the year ended December 31, 2015 would have been 41%.

Loss From Discontinued Operations

        Loss from discontinued operations for the year ended December 31, 2015 amounted to $12,541, net of income taxes, and primarily reflects an expense related to the settlement of a legal matter relating to Rainbow Media Holdings LLC, a business whose operations were previously discontinued.

Supplemental Information—Unaudited Pro Forma Results for Altice USA

        We are providing the following information on a supplemental basis. The unaudited pro forma consolidated statements of operations for Altice USA are for informational purposes only. This information is the same as that presented in the final prospectus for our IPO. We believe that the Altice USA pro forma information is useful as it provides additional information given the significant impact of the acquisitions and a reflection of how the combined business performed year over year that is not readily discernible from the actual year over year comparison. We believe that a comparison of the Altice USA actual results and pro forma for the year ended December 31, 2016 to the Altice USA pro forma results for the year ended December 31, 2015 provides useful information because it reflects the business operations on a more comparable basis. The Altice USA pro forma statements of operations are unaudited and do not purport to reflect the results of operations that would have occurred if the Cequel Acquisition and Cablevision Acquisition had been consummated on the dates indicated above, nor does it purport to represent the results of operations of the Company for any future dates or periods.

Unaudited Pro Forma Results for the Year Ended December 31, 2016

        The following unaudited pro forma consolidated statement of operations of Altice USA, Inc. for the year ended December 31, 2016 is based on the audited historical consolidated financial statements of the Company and gives effect to the Cablevision Acquisition (as defined below) as if it had occurred on January 1, 2016. The unaudited pro forma net loss per share data for the year ended December 31, 2016 give effect to the issuances of common stock in connection with the organizational transactions that occurred prior to the Company's IPO, as discussed in Note 1 to the Company's audited consolidated financial statements, as if they occurred at January 1, 2016. The Company's historical consolidated results of operations for the year ended December 31, 2016 include the operating results of Cequel for the year ended December 31, 2016 and Cablevision for the period subsequent to the Cablevision Acquisition, June 21, 2016 to December 31, 2016, the "Cablevision Successor" period.

        The accompanying unaudited pro forma consolidated statement of operations of Altice USA includes the accounts of Altice USA and its wholly-owned subsidiaries. All significant intercompany transactions and balances are eliminated in the consolidated financial statements.

        The accompanying unaudited pro forma consolidated statement of operations has been prepared based on assumptions deemed appropriate by the Company. The pro forma adjustments are described in the accompanying notes. The unaudited pro forma consolidated statement of operations is for informational purposes only and is supplemental information. The pro forma statement of operations is unaudited and does not purport to reflect the results of operations that would have occurred if the Cablevision Acquisition had been consummated on the date indicated above, nor does it purport to represent the results of operations of the Company for any future dates or periods.

        Future results may vary significantly from the information reflected in the unaudited pro forma consolidated statement of operations set forth below due to factors beyond the control of the Company.

        The unaudited pro forma consolidated statement of operations does not include any adjustment for costs that may result from integration activities or for synergies resulting from the acquisitions. In 2016, the Company recorded restructuring expenses resulting from initiatives that are intended to simplify the Company's organizational structure. No adjustments have been made to the pro forma statement of operations for these restructuring expenses. The unaudited pro forma statement of operations for the year ended December 31, 2016 does not include an estimated $33,501 of transaction costs incurred in connection with the Cablevision Acquisition.

Management Advisory and Consulting Services Agreement

        In connection with the Distribution, it is expected that the Management Advisory and Consulting Services Agreement with Altice N.V. which provides certain consulting, advisory and other services will be terminated. Compensation under the terms of the agreement is an annual fee of $30,000 paid by the Company.

Optimum Acquisition

        On June 21, 2016, the Cablevision Acquisition Date, pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of September 16, 2015, by and among Cablevision, Altice N.V., Neptune Merger Sub Corp., a wholly-owned subsidiary of Altice ("Merger Sub"), Merger Sub merged with and into Cablevision, with Cablevision surviving the merger (the "Cablevision Acquisition").

        In connection with the Cablevision Acquisition, each outstanding share of the Cablevision NY Group Class A common stock, par value $0.01 per share, and Cablevision NY Group Class B common stock, par value $0.01 per share, and together with the Cablevision NY Group Class A common stock, the "Shares") other than (i) Shares owned by Cablevision, Altice N.V. or any of their respective wholly-owned subsidiaries, in each case not held on behalf of third parties in a fiduciary capacity, received $34.90 in cash without interest, less applicable tax withholdings (the "Optimum Acquisition Consideration").

        Also in connection with the Cablevision Acquisition, outstanding equity-based awards granted under Cablevision's equity plans were cancelled and converted into cash based upon the $34.90 per Share Cablevision Acquisition price in accordance with the original terms of the awards. The total consideration for the outstanding CNYG Class A Shares, the outstanding CNYG Class B Shares, and the equity-based awards amounted to $9,958,323.

        In connection with the Cablevision Acquisition, in October 2015, Finco, an indirect wholly-owned subsidiary of Altice formed to complete the financing described herein and the merger with CSC

Holdings, a wholly-owned subsidiary of Cablevision, borrowed an aggregate principal amount of $3,800,000 under a term loan facility (the "Term Credit Facility") and entered into revolving loan commitments in an aggregate principal amount of $2,000,000 (the "Revolving Credit Facility" and, together with the Term Credit Facility, the "Credit Facilities").

        Finco also issued $1,800,000 aggregate principal amount of 10.125% senior notes due 2023 (the "2023 Notes"), $2,000,000 aggregate principal amount of 10.875% senior notes due 2025 (the "2025 Notes"), and $1,000,000 aggregate principal amount of 6.625% senior guaranteed notes due 2025 (the "2025 Guaranteed Notes") (collectively the "Cablevision Acquisition Notes"). On June 21, 2016, immediately following the Cablevision Acquisition, Finco merged with and into CSC Holdings, with CSC Holdings surviving the merger (the "CSC Holdings Merger"), and the Cablevision Acquisition Notes and the Credit Facilities became obligations of CSC Holdings.

        On June 21, 2016, in connection with the Cablevision Acquisition, the Company issued notes payable to affiliates and related parties aggregating $1,750,000, of which $875,000 bear interest at 10.75% and $875,000 bear interest at 11%.

        The following table provides the allocation of the total purchase price of $9,958,323 to the identifiable tangible and intangible assets and liabilities of Cablevision based on their respective fair values.

Cablevision
Fair Values
(dollars in thousands)
Current assets	$1,923,071
Accounts receivable	271,305
Property, plant and equipment	4,864,621
Goodwill	5,842,172
Cable television franchise rights	8,113,575
Customer relationships	4,850,000
Trade names	1,010,000
Amortizable intangible assets	23,296
Other non-current assets	748,998
Current liabilities	(2,311,201)
Long-term debt	(8,355,386)
Deferred income taxes	(6,832,773)
Other non-current liabilities	(189,355)

Total	$9,958,323

ALTICE USA, INC.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2016
(dollars in thousands, except per share amounts)

	Historical(1)	Cablevision(2)	Pro Forma Adjustments		Pro forma
Revenue	$6,017,212	$3,137,604	$—		$9,154,816

Operating expenses:
Programming and other direct costs	1,899,994	1,088,555	—		2,988,549
Other operating expenses	1,713,708	1,133,339	—		2,847,047
Restructuring and other expense	240,395	22,223	(32,844)	(3)	229,774
Depreciation and amortization (including impairments)	1,700,306	414,550	369,428	(4)	2,484,284

	5,554,403	2,658,667	336,584		8,549,654

Operating income	462,809	478,937	(336,584)		605,162
Other income (expense):
Interest expense	(1,456,541)	(287,098)	(20,032)	(5)	(1,763,671)
Interest income	13,811	1,590	(12,151)	(6)	3,250
Gain on investments, net	141,896	129,990	—		271,886
Loss on equity derivative contracts, net	(53,696)	(36,283)	—		(89,979)
Loss on interest rate swap contracts	(72,961)	—	—		(72,961)
Loss on extinguishment of debt and write-off of deferred financing costs	(127,649)	—	—		(127,649)
Other income, net	1,186	1,224	—		2,410

	(1,153,954)	(190,577)	(32,183)		(1,176,714)

Income (loss) from continuing operations before income taxes	(1,091,145)	288,360	(368,767)		(1,171,552)
Income tax benefit (expense)	259,666	(124,848)	315,477	(7)	450,295

Net income (loss)	(831,479)	163,512	(53,290)		(721,257)
Net loss (income) attributable to noncontrolling interests	(551)	236	—		(315)

Net income (loss) attributable to Altice USA stockholders	$(832,030)	$163,748	$(53,290)		$(721,572)

Pro forma basic and diluted net loss per share attributable to Altice USA stockholders(8)					$(1.11)

Pro forma basic and diluted weighted average common shares in thousands(8)					649,525

Notes to Unaudited Pro Forma Consolidated Statement of Operations for the Year Ended December 31, 2016

(1)
The Company's historical consolidated results of operations for the year ended December 31, 2016 include the operating results of Cablevision for the period subsequent to the Cablevision Acquisition, June 21, 2016 to December 31, 2016 (Successor period), and the operating results of Cequel for the year ended December 31, 2016.

(2)
Represents the results of operations of Cablevision for the period prior to the Cablevision Acquisition, January 1, 2016 to June 20, 2016 (Predecessor period), based on the audited historical statement of operations and reflects certain reclassifications to conform to the Altice USA presentation as a result of the adoption of ASC 606 and ASU No. 2017-07 which have not been reflected in the historical results presented in the Cablevision Systems Corporation's financial statements included herein.

(3)
Restructuring and other expense.    Represents the elimination of incremental transaction costs of $32,844 which were directly related to the Cablevision Acquisition.

(4)
Depreciation and amortization.    Represents incremental depreciation and amortization that would have been recognized if the Cablevision Acquisition was completed on January 1, 2016 resulting from the step up in fair value of Cablevision's property, plant and equipment and identifiable intangible assets resulting from the application of business combinations accounting.

Full year 2016 pro forma depreciation and amortization based on fair value related to the Cablevision Acquisition	$1,747,643
Historical expense for period January 1 to June 20, 2016	(414,550)
Historical expense for June 21 to December 31, 2016 included in "Historical" column (based on fair value)	(963,665)

Total adjustment	$369,428

The adjustment for depreciation was estimated using an average useful life of approximately seven years calculated on a straight line basis for property, plant and equipment.

Customer relationships are amortized using an accelerated method (sum of the years' digits) to reflect the period over which the relationships are expected to generate cash flows. The following table summarizes the amortization expense related to customer relationships of $4,850,000 for Cablevision.

Cablevision
Pro forma Amortization of Customer Relationships:
Year 1	$636,043
Year 2	590,163
Year 3	544,284
Year 4	498,404
Year 5	452,524
Thereafter	2,128,582

The amortization of trade names related to Cablevision reflect an average useful life of 12 years, calculated on a straight line basis.

(5)
Interest expense.    Primarily represents the following adjustments:

(i)
the incremental increase in interest expense of $87,755 for the period January 1, 2016 through June 20, 2016 related to notes payable to affiliates aggregating $1,750,000 ($875,000 at 10.75% and $875,000 at 11.0%) to finance the Cablevision Acquisition.

(ii)
the reversal of $37,407 of interest expense and $3,194 of amortization of deferred financing costs associated with the CSC Holdings and Newsday credit facilities that were repaid on the Cablevision Acquisition Date.

(iii)
the decrease of $32,502 reflecting the accretion/amortization of fair value adjustments associated with the long-term debt assumed in connection with the Cablevision Acquisition resulting from the application of business combinations accounting and the reversal of amortization of deferred financing cost associated with the long-term debt assumed. The long-term debt assumed was adjusted to fair value based on quoted market prices. The difference between the fair value and the face amount of each borrowing is accreted/amortized over the remaining term of each borrowing. This adjustment results in interest expense that effectively reflects current market interest rates rather than the stated interest rates.

(6)
Interest income.    Represents the elimination of interest income on the proceeds of the Cablevision Acquisition Notes that were held in escrow from the date of issuance to the Cablevision Acquisition Date.

(7)
Income tax expense.    The pro forma income tax adjustments represent (i) the income tax impact related to the pro forma adjustment discussed above of $147,507 at the combined federal and state statutory rate in effect during the period of 40%, (ii) the elimination of the one-time deferred tax expense of $153,660, included in the historical results resulting from the remeasurement of Cequel's deferred tax liabilities as a result of Cablevision joining the Altice USA consolidated tax group, (iii) the elimination of the one-time tax impact of $13,849 associated with the non-deductible transaction costs, included in the historical results and (iv) tax benefit of $461 associated with the Company not being subject to Section 162(m) of the Internal Revenue Code.

(8)
The basic weighted average number of shares used to compute basic and diluted net loss per share reflect the retroactive impact of the organizational transactions that occurred prior to the Company's IPO, as discussed in Note 1 to the September 30, 2017 financial statements.

Altice USA—Comparison of Actual Results for the Year Ended December 31, 2016 and Pro Forma Results for the Year Ended December 31, 2016 to Pro Forma Results for the Year Ended December 31, 2015.

Basis of Presentation

        The actual results of Altice USA for the year ended December 31, 2016 include the operating results of Cequel for the year ended December 31, 2016 and the operating results of Cablevision for the period from the date of the Cablevision Acquisition, June 21, 2016 through December 31, 2016. The consolidated pro forma results of Altice USA for the year ended December 31, 2016 have been derived from the unaudited pro forma consolidated statements of operations included elsewhere herein and give effect to the Cablevision Acquisition as if it had occurred on January 1, 2016. The consolidated pro forma results of Altice USA for the year ended December 31, 2015 give effect to the Cablevision Acquisition and the Cequel Acquisition as if they had occurred on January 1, 2015.

Results of Operations for the Year Ended December 31, 2016 and 2015—Altice USA

	Altice USA
	Historical	Pro Forma (Unaudited)
	Year Ended December 31, 2016	Year Ended December 31, 2016(a)	Year Ended December 31, 2015(a)
Revenue:
Residential:
Pay TV	$2,788,873	$4,283,059	$4,291,699
Broadband	1,651,574	2,354,385	2,090,542
Telephony	465,771	751,932	795,406
Business services and wholesale	819,541	1,230,643	1,158,840
Advertising	252,049	377,468	351,505
Other	39,404	157,329	277,867

Total revenue	6,017,212	9,154,816	8,965,857

Operating expenses:
Programming and other direct costs	1,911,230	2,988,549	2,982,005
Other operating expenses	1,702,472	2,847,047	3,487,308
Restructuring and other expense (credits)	240,395	229,774	(1,649)
Depreciation and amortization (including impairments)	1,700,306	2,484,284	2,442,235

Operating income	462,809	605,162	55,958
Other income (expense):
Interest expense, net	(1,442,730)	(1,760,421)	(1,715,950)
Gain (loss) on investments, net	141,896	271,886	(30,208)
Gain (loss) on equity derivative contracts, net	(53,696)	(89,979)	104,927
Loss on interest rate swap contracts	(72,961)	(72,961)	—
Loss on extinguishment of debt and write-off of deferred financing costs	(127,649)	(127,649)	(1,735)
Other income, net	1,186	2,410	(6,316)

Loss from continuing operations before income taxes	(1,091,145)	(1,171,552)	(1,593,324)
Income tax benefit	259,666	450,295	498,567

Loss from continuing operations, net of income taxes	(831,479)	(721,257)	(1,094,757)
Loss from discontinued operations, net of income taxes	—	—	(12,541)

Net loss	(831,479)	(721,257)	(1,107,298)
Net loss (income) attributable to noncontrolling interests	(551)	(315)	201

Net loss attributable to Altice USA stockholders	$(832,030)	$(721,572)	$(1,107,097)

(a)
Reflects certain reclassifications to conform to the Altice USA presentation as a result of the adoption of ASC 606 and ASU No. 2017-07 which have not been reflected in the historical results presented in the Cablevision Systems Corporation's financial statements included herein.

The following is a reconciliation of net loss to Adjusted EBITDA:

	Altice USA
	Historical	Pro Forma (Unaudited)
	Year Ended December 31, 2016	Year Ended December 31, 2016(c)	Year Ended December 31, 2015(c)
Net loss	$(831,479)	$(721,257)	$(1,107,298)
Loss from discontinued operations, net of income taxes	—	—	12,541
Income tax benefit	(259,666)	(450,295)	(498,567)
Other income, net(a)	(1,186)	(2,410)	6,315
Loss on extinguishment of debt and write-off of deferred financing costs	127,649	127,649	1,735
Loss on interest rate swap contracts	72,961	72,961	—
Loss (gain) on equity derivative contracts, net(b)	53,696	89,979	(104,927)
Loss (gain) on investments, net	(141,896)	(271,886)	30,208
Interest expense, net	1,442,730	1,760,421	1,715,950
Depreciation and amortization (including impairments)	1,700,306	2,484,284	2,442,235
Restructuring and other expenses (credits)	240,395	229,774	(1,649)
Share-based compensation	14,368	39,599	285,337

Adjusted EBITDA	$2,417,878	$3,358,819	$2,781,880

(a)
Includes primarily dividends received on Comcast common stock owned by the Company.

(b)
Consists of unrealized and realized losses (gains) due to the change in fair value of equity derivative contracts relating to the Comcast common stock owned by the Company.

(c)
Reflects certain reclassifications to conform to the Altice USA presentation as a result of the adoption of ASC 606 and ASU No. 2017-07 which have not been reflected in the historical results presented in the Cablevision Systems Corporation's financial statements included herein.

        The following table sets forth certain customer metrics by segment (unaudited):

				Pro Forma as of December 31, 2015
	As of December 31, 2016
							Net Increase (Decrease)
	Cablevision	Cequel	Total	Cablevision	Cequel	Total
Homes passed(a)	5,116	3,407	8,524	5,076	3,352	8,428	96
Total customer relationships(b)(c)	3,141	1,751	4,892	3,115	1,712	4,827	65
Residential	2,879	1,649	4,528	2,858	1,618	4,475	53
SMB	262	102	364	258	94	352	12
Residential customers:
Pay TV	2,428	1,107	3,535	2,487	1,154	3,640	(105)
Broadband	2,619	1,344	3,963	2,562	1,276	3,838	125
Telephony	1,962	597	2,559	2,007	581	2,588	(29)
Residential triple product customer penetration(d):	64.8%	25.5%	50.5%	67.6%	25.4%	52.3%	(1.8)%
Penetration of homes passed(e):	61.4%	51.4%	57.4%	61.4%	51.1%	57.3%	0.1%
ARPU(f)	$154.49	$109.30	$138.07	$150.61	$104.04	$133.79	$4.28

(a)
Represents the estimated number of single residence homes, apartments and condominium units passed by the cable distribution network in areas serviceable without further extending the transmission lines. In addition, it includes commercial establishments that have connected to our cable distribution network. For Cequel, broadband services were not available to approximately 100 homes passed and telephony services were not available to approximately 500 homes passed.

(b)
Represents number of households/businesses that receive at least one of the Company's services.

(c)
Customers represent each customer account (set up and segregated by customer name and address), weighted equally and counted as one customer, regardless of size, revenue generated, or number of boxes, units, or outlets. In calculating the number of customers, we count all customers other than inactive/disconnected customers. Free accounts are included in the customer counts along with all active accounts, but they are limited to a prescribed group. Most of these accounts are also not entirely free, as they typically generate revenue through pay-per-view or other pay services and certain equipment fees. Free status is not granted to regular customers as a promotion. In counting bulk residential customers, such as an apartment building, we count each subscribing family unit within the building as one customer, but do not count the master account for the entire building as a customer. We count a bulk commercial customer, such as a hotel, as one customer, and do not count individual room units at that hotel.

(d)
Represents the number of customers that subscribe to three of our services divided by total residential customer relationships.

(e)
Represents the number of total customer relationships divided by homes passed.

(f)
Calculated by dividing the average monthly revenue for the respective quarter (fourth quarter for annual periods) presented derived from the sale of broadband, pay television and telephony services to residential customers for the respective quarter by the average number of total residential customers for the same period.

The following table sets forth certain operating information by segment for the year ended December 31, 2016:

	December 31, 2016
	Cablevision	Cequel	Total
Revenue(a):
Residential:
Pay TV	$1,668,348	$1,120,525	$2,788,873
Broadband	817,160	834,414	1,651,574
Telephony	311,832	153,939	465,771
Business services and wholesale	468,632	350,909	819,541
Advertising	163,678	88,371	252,049
Other	14,402	25,002	39,404

Total revenue	3,444,052	2,573,160	6,017,212

Operating expenses:
Programming and other direct costs	1,164,925	746,305	1,911,230
Other operating expenses	1,025,304	677,168	1,702,472
Restructuring and other expense	212,150	28,245	240,395
Depreciation and amortization (including impairments)	963,665	736,641	1,700,306

Operating income	$78,008	$384,801	$462,809

(a)
Certain reclassifications have been made to previously reported amounts by product to reflect the current presentation.

        The following table sets forth certain operating information by segment on a pro forma basis (unaudited):

	Pro forma December 31, 2016			Pro forma December 31, 2015
	Cablevision	Cequel	Total	Cablevision	Cequel	Total
Revenue:
Residential:
Pay TV	$3,162,534	$1,120,525	$4,283,059	$3,174,059	$1,117,640	$4,291,699
Broadband	1,519,971	834,414	2,354,385	1,389,447	701,094	2,090,541
Telephony	597,993	153,939	751,932	631,584	163,821	795,405
Business services and wholesale	879,734	350,909	1,230,643	834,154	324,686	1,158,840
Advertising	289,097	88,371	377,468	263,839	87,666	351,505
Other	132,327	25,002	157,329	252,462	25,405	277,867

Total revenue	6,581,656	2,573,160	9,154,816	6,545,545	2,420,312	8,965,857

Operating expenses:
Programming and other direct costs	2,253,480	735,069	2,988,549	2,269,290	712,715	2,982,005
Other operating expenses	2,158,643	688,404	2,847,047	2,533,958	953,350	3,487,308
Restructuring and other expense (credits)	201,529	28,245	229,774	(1,649)	—	(1,649)
Depreciation and amortization (including impairments)	1,747,643	736,641	2,484,284	1,740,996	701,239	2,442,235

Operating income (loss)	$220,361	$384,801	$605,162	$2,950	$53,008	$55,958

        Altice USA—Comparison of Actual Results for the Year Ended December 31, 2016 and Pro Forma Results for the Year Ended December 31, 2016 to Pro Forma Results for the Year Ended December 31, 2015

Pay Television Revenue

  Actual 2016

        Pay television revenue for the year ended December 31, 2016 was $2,788,873, of which $1,668,348 was derived from the Cablevision segment from the date of its acquisition and $1,120,525 relates to our Cequel segment. Pay television is derived principally through monthly charges to residential subscribers of our pay television services. Revenue increases are derived primarily from rate increases, increases in the number of subscribers, including additional services sold to our existing subscribers, and programming package upgrades.

  Pro Forma 2016 Compared to Pro Forma 2015

        On a pro forma basis, pay television revenue amounted to $4,283,059 and $4,291,699 for the year ended December 31, 2016 and 2015, respectively. The decrease of $8,640 is comprised of a pro forma decrease of $11,525 for our Cablevision segment, partially offset by a pro forma increase of $2,885 for our Cequel segment.

        On a pro forma basis, pay television revenue for our Cablevision segment amounted to $3,162,534 and $3,174,059 for the years ended December 31, 2016 and 2015, respectively. The pro forma decrease of $11,525 was due primarily to a decline in pay television customers and a decrease due to a pay-per-view boxing event that took place in 2015. Partially offsetting these decreases were increases in revenue as compared to the prior year due primarily to rate increases for certain pay television services implemented during the first quarter of 2016 and an increase in fees charged to restore suspended services.

        On a pro forma basis, pay television revenue for our Cequel segment amounted to $1,120,525 and $1,117,640 for the years ended December 31, 2016 and 2015, respectively. The pro forma increase of $2,885 was due primarily to increases in revenue resulting from certain rate increases (including an increase for retransmission programming and sports programming charges), the impact of incremental pay television service level changes and an increase in HD/DVR service revenue, partially offset by a decline in pay television customers, a decrease in premium, pay-per-view and VOD purchases, and a decrease in converter rental revenue as compared to the 2015 period.

        We believe our pay television customer declines noted in the table above are largely attributable to competition, particularly from Verizon in our Cablevision footprint and DBS providers in our Cequel footprint, as well as competition from companies that deliver video content over the Internet directly to customers. These factors are expected to continue to impact our ability to maintain or increase our existing customers and revenue in the future.

Broadband Revenue

  Actual 2016

        Broadband revenue for the year ended December 31, 2016 was $1,651,574 of which $817,160 was derived from the Cablevision segment from the date of its acquisition and $834,414 relates to Cequel. Broadband revenue is derived principally through monthly charges to residential subscribers of our broadband services. Revenue increases are derived primarily from rate increases, increases in the number of subscribers, including additional services sold to our existing subscribers, and speed tier upgrades.

  Pro Forma 2016 Compared to Pro Forma 2015

        On a pro forma basis, broadband revenue amounted to $2,354,385 and $2,090,542 for the years ended December 31, 2016 and 2015, respectively. On a pro forma basis, broadband revenue increased $263,843 (13%) for the year ended December 31, 2016 as compared the prior year and is comprised of a pro forma increase of $130,524 (9%) for our Cablevision segment and a pro forma increase of $133,320 (19%) for our Cequel segment.

        On a pro forma basis, broadband revenue for our Cablevision segment amounted to $1,519,971 and $1,389,447 for the years ended December 31, 2016 and 2015, respectively. The pro forma increase of $130,524 (9%) was due to rate increases for certain broadband services implemented during the first quarter of 2016, an increase in broadband customers, and an increase in fees charged to restore suspended services.

        On a pro forma basis, broadband revenue for our Cequel segment amounted to $834,414 and $701,094 for the years ended December 31, 2016 and 2015, respectively. The pro forma increase of $133,320 (19%) was due primarily to an increase in broadband customers, an increase in rates, an increase resulting from the impact of service level changes and an increase in residential home networking revenue.

Telephony Revenue

  Actual 2016

        Telephony revenue for the year ended December 31, 2016 was $465,771 of which $311,832 was derived from the Cablevision segment from the date of its acquisition and $153,939 relates to Cequel. Telephony revenue is derived principally through monthly charges to residential subscribers of our telephony services. Revenue increases are derived primarily from rate increases, increases in the number of subscribers, and additional services sold to our existing subscribers.

  Pro Forma 2016 Compared to Pro Forma 2015

        On a pro forma basis, telephony revenue amounted to $751,932 and $795,406 for the years ended December 31, 2016 and 2015, respectively. On a pro forma basis, telephony revenue decreased $43,474 (5%) for the year ended December 31, 2016 as compared to 2015 and is comprised of a pro forma decrease of $33,591 (5%) and $9,882 (6%) for our Cablevision and Cequel segment, respectively.

        On a pro forma basis, telephony revenue for our Cablevision segment amounted to $597,993 and $631,584 for the years ended December 31, 2016 and 2015, respectively. The pro forma decrease of $33,591 (5%) was due primarily to a decline in telephony customers and a decline in international calling.

        On a pro forma basis, telephony revenue for our Cequel segment amounted to $153,939 and $163,821 for the years ended December 31, 2016 and 2015, respectively. The pro forma decrease of $9,882 (6%) was due primarily to lower rates offered to customers.

Business Services and Wholesale Revenue

  Actual 2016

        Business services and wholesale revenue for the year ended December 31, 2016 was $819,541 of which $468,632 was derived from the Cablevision segment from the date of its acquisition and $350,909 relates to Cequel. Business services and wholesale revenue is derived primarily from the sale of fiber based telecommunications services to the business market, and the sale of broadband, pay television and telephony services to SMBs.

  Pro Forma 2016 Compared to Pro Forma 2015

        On a pro forma basis, business services and wholesale revenue amounted to $1,230,643 and $1,158,840 for the years ended December 31, 2016 and 2015, respectively. On a pro forma basis, business services and wholesale revenue increased $71,803 (6%) for year ended December 31, 2016 as compared to 2015 and is comprised of a pro forma increase of $45,580 (5%) for our Cablevision segment and a pro forma increase of $26,223 (8%) for our Cequel segment.

        On a pro forma basis, business services and wholesale revenue for our Cablevision segment amounted to $879,734 and $834,154 for the years ended December 31, 2016 and 2015, respectively. The pro forma increase of $45,580 (5%) was due primarily to rate increases for certain broadband services implemented during the first quarter of 2016, and increase in broadband customers and an increase in Ethernet revenue resulting from a larger number of services installed, partially offset by reduced traditional voice and data services.

        On a pro forma basis, business services and wholesale revenue for our Cequel segment amounted to $350,909 and $324,686 for the years ended December 31, 2016 and 2015, respectively. The pro forma increase of $26,223 (8%) was primarily due to higher rates and a larger number of customers for broadband services, higher rates and a larger number of customers for telephony services, an increase in certain video rates (including an increase for retransmission programming charges), and an increase in revenue from premium, pay-per-view and VOD purchases. Offsetting these increases was a decrease in high-speed commercial carrier services.

Advertising Revenue

  Actual 2016

        Advertising services revenue for the year ended December 31, 2016 was $252,049 of which $163,678 was derived from the Cablevision segment from the date of its acquisition and $88,371 was derived from our Cequel segment. Advertising services revenue is primarily derived from the sale of advertising time available on the programming carried on our cable television systems.

  Pro Forma 2016 Compared to Pro Forma 2015

        On a pro forma basis, advertising revenue amounted to $377,468 and $351,505 for the years ended December 31, 2016 and 2015, respectively. On a pro forma basis, advertising revenue increased $25,963 (7%) for the year ended December 31, 2016 as compared to 2015 and is comprised of a pro forma increase of $25,258 (10%) for our Cablevision segment and a pro forma increase of $705 (1%) for our Cequel segment.

        On a pro forma basis, advertising revenue for our Cablevision segment amounted to $289,097 and $263,839 for the years ended December 31, 2016 and 2015, respectively. The pro forma increase in advertising revenue of $25,258 (10%) for our Cablevision segment was due primarily to an increase in advertising sales to the political sector.

        On a pro forma basis, advertising revenue for our Cequel segment amounted to $88,371 and $87,666 for the years ended December 31, 2016 and 2015, respectively, a pro forma increase of $705 (1%).

Other Revenue

  Actual 2016

        Other revenue for the year ended December 31, 2016 was $39,404 of which $14,402 was derived from the Cablevision segment from the date of its acquisition and $25,002 was derived from our Cequel segment. Other revenue primarily includes revenue recognized by Newsday, which was consolidated through July 7, 2016, affiliation fees paid by cable operators for carriage of our News 12 Networks, and other miscellaneous revenue streams.

  Pro Forma 2016 Compared to Pro Forma 2015

        On a pro forma basis, other revenue amounted to $157,329 and $277,867 for the years ended December 31, 2016 and 2015, respectively. On a pro forma basis, other revenue decreased $120,538 (43%) for the year ended December 31, 2016 as compared to 2015 and is comprised of a pro forma decrease of $120,135 (48%) for our Cablevision segment and a pro forma decrease of $403 (2%) for our Cequel segment.

        On a pro forma basis other revenue for our Cablevision segment amounted to $132,327 and $252,462 for the years ended December 31, 2016 and 2015, respectively. The pro forma decrease of $120,135 (48%) was primarily due to Cablevision no longer consolidating the operating results of Newsday as a result of the sale of a 75% interest in Newsday, effective July 7, 2016. The Company's 25% interest in the operating results of Newsday is recorded on the equity basis.

        On a pro forma basis, other revenue for our Cequel segment amounted to $25,002 and $25,405 for the years ended December 31, 2016 and 2015, respectively, a pro forma decrease of $403 (2%).

Programming and Other Direct Costs

  Actual 2016

        Programming and other direct costs for the year ended December 31, 2016 amounted to $1,911,230 of which $1,164,925 relate to our Cablevision segment from the date of acquisition and $746,305 relate to our Cequel segment. Programming and other direct costs include cable programming costs, which are costs paid to programmers (net of amortization of any incentives received from programmers for carriage) for cable content (including costs of VOD and pay-per-view) and are generally paid on a per-subscriber basis. These costs typically rise due to increases in contractual rates and new channel launches and are also impacted by changes in the number of customers receiving certain programming services. These costs also include interconnection, call completion, circuit and transport fees paid to other telecommunication companies for the transport and termination of voice and data services, which typically vary based on rate changes and the level of usage by our customers. These costs also include franchise fees which are payable to the state governments and local municipalities where we operate and are primarily based on a percentage of certain categories of revenue derived from the provision of pay television service over our cable systems, which vary by state and municipality. These costs change in relation to changes in such categories of revenues or rate changes.

  Pro Forma 2016 Compared to Pro Forma 2015

        On a pro forma basis, programming and other direct costs amounted to $2,988,549 and $2,982,005 for the years ended December 31, 2016 and 2015, respectively. Programming and other direct costs on a pro forma basis amounted to $2,253,480 and $2,269,290 for our Cablevision segment and amounted to $735,069 and $712,715 for our Cequel segment for the years ended December 31, 2016 and 2015, respectively. The pro forma increase of $6,544 is attributable to the following:

Cablevision segment:
Decrease in costs primarily related to the sale of Newsday in July 2016	$(54,133)
Decrease in call completion and transport costs primarily due to lower level of activity	(20,443)
Decrease in cost of sales (which includes a lower cost or market valuation adjustment of $17,382 related to wireless handset inventory from 2015, partially offset by the bulk sale of handset inventory of $5,445 during the first quarter of 2016)	(10,238)
Increase in franchise and other fees due primarily to increases in rates in certain areas, partially offset by lower video customers	3,140
Increase in programming costs due primarily to contractual rate increases, partially offset by lower video customers	65,760
Other net increases	104

(15,810)

Cequel segment:
Increase in programming costs due primarily to contractual rate increases, partially offset by lower video customers.	42,325
Decrease in digital programming, premium channels and pay-per-view	(8,932)
Decrease in costs associated with carrier circuits and local exchange carrier costs	(7,015)
Decrease in subscriber line costs associated with Operation Reliant (as later defined)	(330)
Other net decreases	(3,694)

22,354

$6,544

  Programming costs

        Programming costs aggregated $1,567,688 for the year ended December 31, 2016 on an actual basis and on a pro forma basis aggregated $2,451,480 and $2,353,936 for the years ended December 31, 2016 and 2015, respectively. Our programming costs increased 4% on a pro forma basis for the year ended December 31, 2016 due primarily to an increase in contractual programming rates, partially offset by a decrease in pay television customers. Our programming costs in 2017 will continue to be impacted by changes in programming rates, which we expect to increase by high single digits, and by changes in the number of pay television customers.

Other Operating Expenses

  Actual 2016

        Other operating expenses for the year ended December 31, 2016 were $1,702,472, of which $1,025,304 relate to our Cablevision segment from the date of acquisition and $677,168 relate to our Cequel segment. Other operating expenses include staff costs and employee benefits including salaries of company employees and related taxes, benefits and other employee related expenses. Other operating expenses also include network management and field service costs, which represent costs associated with the maintenance of our broadband network, including costs of certain customer connections and other costs associated with providing and maintaining services to our customers which are impacted by general cost increases for contractors, insurance and other various expenses.

        Customer installation and repair and maintenance costs may fluctuate as a result of changes in the level of activities and the utilization of contractors as compared to employees. Also, customer installation costs fluctuate as the portion of our expenses that we are able to capitalize changes. Network repair and maintenance and utility costs also fluctuate as capitalizable network upgrade and enhancement activity changes.

        Other operating expenses also include costs related to the operation and maintenance of our call center facilities that handle customer inquiries and billing and collection activities and sales and marketing costs, which include advertising production and placement costs associated with acquiring and retaining customers. These costs vary period to period and certain of these costs, such as sales and marketing, may increase with intense competition. Additionally, other operating expenses include various other administrative costs, including legal fees, and product development costs.

  Pro Forma 2016 Compared to Pro Forma 2015

        On a pro forma basis, other operating expenses amounted to $2,847,047 and $3,487,308 for the years ended December 31, 2016 and 2015, respectively. Other operating expenses on a pro forma basis amounted to $2,158,643 and $2,533,958 for our Cablevision segment and amounted to $688,404 and $953,350 for our Cequel segment for the years ended December 31, 2016 and 2015, respectively. The pro forma decrease of $640,261 (18%) for the year ended December 31, 2016 is attributable to the following:

Cablevision segment:
Decrease primarily in employee related costs related to the elimination of certain positions, lower net benefits and an increase in capitalizable activity, partially offset by merit increases	$(184,687)
Decrease in costs primarily related to the sale of Newsday in July 2016	(73,650)
Decrease in share-based compensation	(26,788)
Decrease in expenses related to long-term incentive plan awards	(14,827)
Decrease in legal costs	(23,878)
Decrease in sales and marketing costs	(20,875)
Decrease in repairs and maintenance costs relating to our operations and facilities	(17,153)
Decrease in contractor costs due primarily to lower truck rolls	(10,611)
Settlement of a class action legal matter in 2015	(9,500)
Decrease in product development costs and product consulting fees	(4,215)
Increase in Altice management fee for certain executive services	10,556
Other net increases	313

(375,315)

Cequel segment:
Decrease in share-based compensation	(214,848)
Decrease in employee salaries and benefits including bonus, overtime and other employee related costs primarily relating to the decrease in headcount occurring subsequent to the Cequel Acquisition	(17,984)
Decrease in the cost of residential customer installations	(10,120)
Decrease in consulting and professional fees	(9,847)
Decrease in management fee relating to certain executive, administrative and managerial services provided to the Company prior to the Cequel Acquisition	(9,987)
Decrease in marketing costs	(9,424)
Decrease in general and administrative costs	(8,194)
Decrease in fleet operating costs	(2,261)
Increase in group health insurance costs	9,829
Increase in Altice management fee for certain executive services	9,704
Other net decreases	(1,814)

(264,946)

$(640,261)

Restructuring and Other Expense (Credits)

  Actual 2016

        Restructuring and other expense for the year ended December 31, 2016 of $240,395 ($212,150 for our Cablevision segment and $28,245 for our Cequel segment) primarily relate to severance and other employee related costs resulting from headcount reductions related to initiatives which commenced in 2016 that are intended to simplify the Company's organizational structure. We currently anticipate that additional restructuring expenses will be recognized as we continue to analyze our organizational structure.

  Pro Forma 2016 Compared to Pro Forma 2015

        On a pro forma basis, restructuring and other expense (credits) for the years ended December 31, 2016 and 2015 amounted to $229,774 ($201,529 for our Cablevision segment and $28,245 for our Cequel segment) and $(1,649) for our Cablevision segment, respectively.

        The pro forma restructuring expense for 2016 is primarily related to severance and other employee related costs resulting from headcount reductions related to initiatives which commenced in 2016 that are intended to simplify the Company's organizational structure at both Cablevision and Cequel. The restructuring credit for 2015 related to prior restructuring plans at Cablevision.

Depreciation and Amortization

  Actual 2016

        Depreciation and amortization (including impairments) for the year ended December 31, 2016 amounted to $1,700,306, of which $963,665 related to our Cablevision segment from the date of acquisition and $736,641 related to our Cequel segment. Depreciation and amortization for 2016 includes depreciation and amortization related to the step-up in the carrying value of property, plant and equipment and amortizable intangible assets recorded in connection with the Cablevision Acquisition on June 21, 2016 and the Cequel Acquisition on December 21, 2015, partially offset by certain assets being retired or becoming fully depreciated.

        On May 23, 2017, Altice N.V. announced the adoption of a global brand which will replace the Optimum and Suddenlink brands in the future, reducing the remaining useful lives of our trade name intangibles, which will increase amortization expense.

  Pro Forma 2016 Compared to Pro Forma 2015

        On a pro forma basis, depreciation and amortization (including impairments) amounted to $2,484,284 and $2,442,235 for the years ended December 31, 2016 and 2015, respectively. The pro forma increase of $42,049 (2%) for the year ended December 31, 2016 is comprised of a $6,647 pro forma increase for our Cablevision segment and a pro forma increase of $35,402 (5%) for our Cequel segment. The pro forma increase for both segments is primarily due to depreciation on new asset additions, partially offset by lower depreciation for certain assets being retired or becoming fully depreciated.

Adjusted EBITDA

  Actual 2016

        Adjusted EBITDA for the year ended December 31, 2016 amounted to $2,417,878. Adjusted EBITDA is a non-GAAP measure that is defined as net loss excluding income taxes, loss from discontinued operations, other non-operating income or expenses, loss on extinguishment of debt and write-off of deferred financing costs, loss on interest rate swap contracts, gain (loss) on equity derivative contracts, gain (loss) on investments, interest expense (including cash interest expense), interest income, depreciation and amortization (including impairments), share-based compensation expense, restructuring expense or credits and transaction expenses. See reconciliation of net loss to adjusted EBITDA above.

  Pro Forma 2016 Compared to Pro Forma 2015

        On a pro forma basis, adjusted EBITDA amounted to $3,358,819 and $2,781,880 for the years ended December 31, 2016 and 2015, respectively. The pro forma increase of $576,939 (21%) consists of a pro forma increase of $371,115 (21%) for our Cablevision segment and a pro forma increase of

$205,824 (21%) for our Cequel segment. The pro forma increase was due primarily to an increase in revenue, and a decrease in operating expenses (excluding depreciation and amortization, restructuring and other expense and share-based compensation), as discussed above.

Interest Expense, net

  Actual 2016

        Interest expense, net was $1,442,730 for the year ended December 31, 2016 and includes interest on debt issued to finance the Cablevision Acquisition and Cequel Acquisition, as well as interest on debt assumed in connection with these acquisitions.

  Pro Forma 2016 Compared to Pro Forma 2015

        On a pro forma basis, interest expense, net amounted to $1,760,421 and $1,715,950 for the years ended December 31, 2016 and 2015, respectively. The pro forma increase of $44,471 (3%) is primarily attributable to an increase of $33,549 due to the change in average debt balances, $792 due primarily to an increase in the amortization of deferred financing costs and discounts/premiums resulting recording debt at fair value in connection with the Cablevision and Cequel Acquisitions, partially offset by an increase in interest income of $2,068.

        See "Liquidity and Capital Resources" discussion below for a detail of our borrower groups.

Gain on Investments, net

  Actual 2016

        Gain on investments, net for the year ended December 31, 2016 of $141,896 consists primarily of the increase in the fair value of Comcast common stock owned by the Company for the period from the date of the Cablevision Acquisition. The effects of these gains are partially offset by the losses on the related equity derivative contracts, net described below.

  Pro Forma 2016 Compared to Pro Forma 2015

        On a pro forma basis, gain (loss) on investments, net for the years ended December 31, 2016 and 2015 amounted to $271,886 and $(30,208), respectively, assuming the Cablevision Acquisition occurred on January 1, 2015 and consists primarily of the increase or decrease in the fair value of Comcast common stock owned by the Company. The effects of these gains (losses) are partially offset by the (losses) gains on the related equity derivative contracts, net described below.

Gain (Loss) on Equity Derivative Contracts, net

  Actual 2016

        Loss on equity derivative contracts, net for the year ended December 31, 2016 of $(53,696) consists of unrealized and realized gains (losses) due to the change in fair value of equity derivative contracts relating to the Comcast common stock owned by the Company for the period from the date of the Cablevision Acquisition. The effects of these loss are offset by the gain on investment securities pledged as collateral, which are included in gain (loss) on investments, net discussed above.

  Pro Forma 2016 Compared to Pro Forma 2015

        On a pro forma basis, gain (loss) on equity derivative contracts, net for the years ended December 31, 2016 and 2015 amounted to $(89,979) and $104,927, respectively, assuming the Cablevision Acquisition occurred on January 1, 2015 and consists of unrealized and realized gains

(losses) due to the change in fair value of equity derivative contracts relating to the Comcast common stock owned by the Company.

Loss on interest rate swap contracts

        Loss on interest rate swap contracts was $72,961 for the year ended December 31, 2016 on an actual and pro forma basis and represents the decrease in fair value of the fixed to floating interest rate swaps entered into by our Cequel segment in June 2016. The objective of these swaps is to cover the exposure to changes in the market interest rate of the $1,500,000 principal amount of the Cequel 2026 Senior Secured Notes (as defined below). These swap contracts are not designated as hedges for accounting purposes.

Loss on Extinguishment of Debt and Write-off of Deferred Financing Costs

        Loss on extinguishment of debt and write-off of deferred financing costs for the year ended December 31, 2016 of $127,649 includes primarily the write-off of unamortized deferred financing costs and the unamortized discount related to the prepayment of $1,290,500 outstanding under the term credit facility at Cablevision. On a pro forma basis, loss on extinguishment of debt and write-off of deferred financing costs for the year ended December 31, 2015 was $1,735.

Income Tax Expense

  Actual 2016

        Income tax benefit for the year ended December 31, 2016 amounted to $259,666. In connection with the acquisition of Cablevision in June 2016, the Company was required to re-measure deferred taxes of Cequel at a higher overall rate, resulting in additional deferred tax expense of $153,660. The impact of the nondeductible share-based compensation related to the Company's carried unit plan resulted in additional tax expense of $5,029. Absent these items, the effective tax rate would have been 38%.

  Pro Forma 2016 Compared to Pro Forma 2015

        On a pro forma basis, income tax benefit for the year ended December 31, 2016 amounted to $450,295. The impact of the nondeductible share-based compensation related to the Company's carried unit plan resulted in additional tax expense of $5,029. Absent this item, the effective tax rate would have been 39%.

        On a pro forma basis, income tax benefit for the year ended December 31, 2015 amounted to $498,567. In April 2015, corporate income tax changes were enacted for both New York State and the City of New York. Those changes included a provision whereby investment income will be subject to higher taxes. Accordingly, in the second quarter of 2015, Cablevision recorded deferred tax expense of $16,334 to remeasure the deferred tax liability for the investment in Comcast common stock and associated derivative securities. During 2015, Cequel recorded tax expense related to equity compensation of $107,143. Absent these items, the effective tax rate would have been 39%.

Loss From Discontinued Operations

  Pro Forma 2016 Compared to Pro Forma 2015

        On a pro forma basis, loss from discontinued operations for the year ended December 31, 2015 amounted to $12,541, net of income taxes, and primarily reflects an expense related to the settlement of a legal matter relating to Rainbow Media Holdings LLC, a business whose operations were previously discontinued.

LIQUIDITY AND CAPITAL RESOURCES

        Altice USA has no operations independent of its subsidiaries, Cablevision and Cequel. Funding for our subsidiaries has generally been provided by cash flow from their respective operations, cash on hand and borrowings under their revolving credit facilities and the proceeds from the issuance of securities and borrowings under syndicated term loans in the capital markets. Our decision as to the use of cash generated from operating activities, cash on hand, borrowings under the revolving credit facilities or accessing the capital markets has been based upon an ongoing review of the funding needs of the business, the optimal allocation of cash resources, the timing of cash flow generation and the cost of borrowing under the revolving credit facilities, debt securities and syndicated term loans. We manage our business to a long-term net leverage ratio target of 4.5x to 5.0x. We calculate our consolidated net leverage ratio as net debt to L2QA EBITDA (Adjusted EBITDA for the two most recent consecutive fiscal quarters multiplied by 2.0).

        We expect to utilize free cash flow and availability under the revolving credit facilities, as well as future refinancing transactions, to further extend the maturities of, or reduce the principal on, our debt obligations. The timing and terms of any refinancing transactions will be subject to, among other factors, market conditions. Additionally, we may, from time to time, depending on market conditions and other factors, use cash on hand and the proceeds from other borrowings to repay the outstanding debt securities through open market purchases, privately negotiated purchases, tender offers, or redemptions.

        We believe existing cash balances, operating cash flows and availability under our revolving credit facilities will provide adequate funds to support our current operating plan, make planned capital expenditures and fulfill our debt service requirements for the next twelve months. However, our ability to fund our operations, make planned capital expenditures, make scheduled payments on our indebtedness and repay our indebtedness depends on our future operating performance and cash flows and our ability to access the capital markets, which, in turn, are subject to prevailing economic conditions and to financial, business and other factors, some of which are beyond our control. Our collateralized debt maturing in the next 12 months will be settled with proceeds from monetization contracts entered into pursuant to the Synthetic Monetization Closeout discussed below. However, competition, market disruptions or a deterioration in economic conditions could lead to lower demand for our products, as well as lower levels of advertising, and increased incidence of customers' inability to pay for the services we provide. These events would adversely impact our results of operations, cash flows and financial position. Although we currently believe that amounts available under the revolving credit facilities will be available when, and if, needed, we can provide no assurance that access to such funds will not be impacted by adverse conditions in the financial markets or other conditions. The obligations of the financial institutions under the revolving credit facilities are several and not joint and, as a result, a funding default by one or more institutions does not need to be made up by the others.

        In the longer term, we may not be able to generate sufficient cash from operations to fund anticipated capital expenditures, meet all existing future contractual payment obligations and repay our debt at maturity. As a result, we could be dependent upon our continued access to the capital and credit markets to issue additional debt or equity or refinance existing debt obligations. We intend to raise significant amounts of funding over the next several years to fund capital expenditures, repay existing obligations and meet other obligations and the failure to do so successfully could adversely affect our business. If we are unable to do so, we will need to take other actions including deferring capital expenditures, selling assets, seeking strategic investments from third parties or reducing or eliminating discretionary uses of cash.

Initial Public Offering

        In June 2017, the Company completed its IPO of 71,724,139 shares of its Class A common stock (12,068,966 shares sold by the Company and 59,655,173 shares sold by existing stockholders) at a price to the public of $30.00 per share, including the underwriters full exercise of their option to purchase 7,781,110 shares to cover overallotments. The Company's Class A common stock began trading on June 22, 2017, on the New York Stock Exchange under the symbol "ATUS".

        In connection with the sale of its Class A common stock, the Company received proceeds of approximately $362,069, before deducting the underwriting discount and expenses directly related to the issuance of the securities of $12,998. The Company did not receive any proceeds from the sale of shares by the selling stockholders. In July 2017, the Company used approximately $350,120 of the proceeds to fund the redemption of $315,779 principal amount of 10.875% senior notes that mature in 2025 issued by CSC Holdings, an indirect wholly-owned subsidiary of the Company, and the related call premium of approximately $34,341.

Debt Outstanding

        The following tables summarize the carrying value of our outstanding debt, net of eliminations, deferred financing costs, discounts and premiums (excluding accrued interest), as well as interest expense.

	As of March 31, 2018
	Cablevision	Cequel	Total
Debt outstanding:
Credit facility debt	$4,442,684	$1,247,318	$5,690,002
Senior guaranteed notes	3,283,283	—	3,283,283
Senior secured notes	—	2,571,465	2,571,465
Senior notes and debentures	7,176,170	2,779,048	9,955,218

Subtotal	14,902,137	6,597,831	21,499,968

Capital lease obligations	18,063	1,505	19,568
Notes payable (includes $30,108 related to collateralized debt)	78,938	24,149	103,087

Subtotal	14,999,138	6,623,485	21,622,623

Collateralized indebtedness relating to stock monetizations(a)	1,351,271	—	1,351,271

Total debt	$16,350,409	$6,623,485	$22,973,894

Interest expense:

	Three Months Ended March 31, 2018
Credit facility debt, senior notes, capital leases and notes payable	$260,667	$102,568	$363,235
Notes payable to affiliates and related parties	—	—
Collateralized indebtedness and notes payable relating to stock monetizations(a)	14,023	—	14,023

Total interest expense	$274,690	$102,568	$377,258

(a)
This indebtedness is collateralized by shares of Comcast common stock. We intend to settle this debt by (i) delivering shares of Comcast common stock and the related equity contracts, (ii) delivering cash from the net proceeds on new monetization contracts, or (iii) delivering cash from the proceeds of monetization contracts entered into pursuant to the Synthetic Monetization Closeout discussed below.

  Synthetic Monetization Closeout

  In April 2017, the Company entered into new monetization contracts related to 32,153,118 shares of Comcast common stock, held by Cablevision, which synthetically reversed the existing contracts related to these shares (the "Synthetic Monetization Closeout"). As the existing collateralized debt matures, the Company will settle the contracts with proceeds received from the new monetization contracts. The new monetization contracts mature on April 28, 2021. The new monetization contracts provide the Company with downside protection below the hedge price of $35.47 and upside benefit of stock price appreciation up to $44.72 per share.

        The following table provides details of our outstanding credit facility debt as of March 31, 2018:

	Maturity Date	Interest Rate	Principal	Carrying Value(a)
Cablevision:
CSC Holdings Revolving Credit Facility(b)	$20,000 on October 9, 2020, remaining balance on November 30, 2021	—%	$—	$—
CSC Holdings Term Loan Facility	July 17, 2025	4.04%	2,977,500	2,960,859
CSC Holdings Incremental Term Loan Facility	January 25, 2026	4.28%	1,500,000	1,481,825
Cequel:
Revolving Credit Facility(c)	$65,000 on November 30, 2021, and remaining balance on April 5, 2023	—	—	—
Term Loan Facility	July 28, 2025	4.13%	1,255,513	1,247,318

			$5,733,013	$5,690,002

(a)
Carrying amounts are net of unamortized discounts and deferred financing costs.

(b)
At March 31, 2018, $115,973 of the revolving credit facility was restricted for certain letters of credit issued on behalf of the Company and $2,184,027 of the facility was undrawn and available, subject to covenant limitations.

(c)
At March 31, 2018, $13,500 of the revolving credit facility was restricted for certain letters of credit issued on behalf of the Company and $336,500 of the facility was undrawn and available, subject to covenant limitations.

        At the end of first quarter 2018, the Company's reported net debt position was $20.6 billion and the Company's net leverage was 5.1x last 12 months EBITDA. As adjusted for the Pre-Distribution Dividend, the Company's net debt position as of the end of first quarter 2018 would have been approximately $22.1 billion with a weighted average life of approximately 6.4 years and a weighted average cost of debt of approximately 6.3%. Pro forma leverage as of the end of first quarter 2018 would have been 5.5x last 12 months EBITDA. See "Capitalization" for more information.

        As adjusted for the Pre-Distribution Dividend, Cablevision's net debt position as of the end of first quarter 2018 would have been approximately $15.3 billion with a weighted average life of approximately

6.2 years and a weighted average cost of debt of approximately 6.6%. Pro forma leverage as of the end of first quarter 2018 would have been 5.5x last 12 months EBITDA (vs. 5.0x as reported). During first quarter 2018, Cablevision repaid $600 million of its drawn revolving credit facility. Near-term maturities at Cablevision are covered by available revolving credit facilities pro forma for the Pre-Distribution Dividend payment.

        As adjusted for the Pre-Distribution Dividend, Cequel's net debt position as of the end of first quarter 2018 would have been approximately $6.7 billion with a weighted average life of approximately 6.8 years and a weighted average cost of debt of approximately 5.8%. Pro forma leverage as of the end of first quarter 2018 would have been 5.4x last 12 months EBITDA (vs. 5.2x as reported). There are no material maturities at Cequel until 2021.

        The Company notes the significant and rapid deleveraging at both Cablevision and Cequel since the completion of their respective acquisitions as a result of underlying growth and improved cash flow generation.

        As of the date of this prospectus, Altice USA continues to target leverage at 4.5-5.0x net debt to EBITDA.

Payment Obligations Related to Debt

        As of March 31, 2018, total amounts payable by us in connection with our outstanding obligations, including related interest, as well as capital lease obligations, notes payable, and the value deliverable at maturity under monetization contracts are as follows:

	Cablevision(a)	Cequel	Total
2018	$1,268,928	$287,631	$1,556,559
2019	1,563,607	405,904	1,969,511
2020	1,487,002	1,435,063	2,922,065
2021	3,406,339	1,567,455	4,973,794
2022	1,507,732	252,857	1,760,589
Thereafter	13,910,877	5,035,769	18,946,646

Total	$23,144,485	$8,984,679	$32,129,164

(a)
Includes $1,566,792 related to the Company's collateralized indebtedness (including related interest). This indebtedness is collateralized by shares of Comcast common stock. We intend to settle this debt by (i) delivering shares of Comcast common stock and the related equity contracts, (ii) delivering cash from the net proceeds on new monetization contracts, or (iii) delivering cash from the proceeds of monetization contracts entered into pursuant to the Synthetic Monetization Closeout discussed above.

        The amounts in the table above do not include the effects of the debt transactions discussed in Note 20 to the Company's audited consolidated financial statements.

CSC Holdings Restricted Group

        CSC Holdings and those of its subsidiaries which conduct our broadband, pay television and telephony services operations, as well as Lightpath, which provides Ethernet-based data, Internet, voice and video transport and managed services to the business market, comprise the "Restricted Group" as they are subject to the covenants and restrictions of the credit facility and indentures governing the notes and debentures issued by CSC Holdings. In addition, the Restricted Group is also subject to the covenants of the debt issued by Cablevision.

        Sources of cash for the Restricted Group include primarily cash flow from the operations of the businesses in the Restricted Group, borrowings under its credit facility and issuance of securities in the capital markets, contributions from its parent, and, from time to time, distributions or loans from its subsidiaries. The Restricted Group's principal uses of cash include: capital spending, in particular, the capital requirements associated with the upgrade of its digital broadband, pay television and telephony services, including costs to build a FTTH network and enhancements to its service offerings such as Wi-Fi; debt service, including distributions made to Cablevision to service interest expense and principal repayments on its debt securities; other corporate expenses and changes in working capital; and investments that it may fund from time to time.

Cablevision Credit Facilities

        On October 9, 2015, Finco, which merged with and into CSC Holdings on June 21, 2016, entered into a senior secured credit facility, which currently provides U.S. dollar term loans currently in an aggregate principal amount of $3,000,000 ($2,977,500 outstanding at March 31, 2018) (the "CVC Term Loan Facility", and the term loans extended under the CVC Term Loan Facility, the "CVC Term Loans") and U.S. dollar revolving loan commitments in an aggregate principal amount of $2,300,000 (the "CVC Revolving Credit Facility" and, together with the CVC Term Loan Facility, the "CVC Credit Facilities"), which are governed by a credit facilities agreement entered into by, inter alios, CSC Holdings certain lenders party thereto and JPMorgan Chase Bank, N.A. as administrative agent and security agent (as amended, restated, supplemented or otherwise modified on June 20, 2016, June 21, 2016, July 21, 2016, September 9, 2016, December 9, 2016 and March 15, 2017, respectively, and as further amended, restated, supplemented or otherwise modified from time to time, the "CVC Credit Facilities Agreement").

        In January 2018, CSC Holdings borrowed $150,000 under its revolving credit facility and entered into a new $1,500,000 incremental term loan facility (the "Incremental Term Loan") under its existing CVC Credit Facilities Agreement. The Incremental Term Loan was priced at 99.50% and will mature on January 25, 2026. The Incremental Term Loan is comprised of eurodollar borrowings or alternate base rate borrowings, and bears interest at a rate per annum equal to the adjusted LIBO rate or the alternate base rate, as applicable, plus the applicable margin, where the applicable margin is (i) with respect to any alternate base rate loan, 1.50% per annum and (ii) with respect to any eurodollar loan, 2.50% per annum. See discussion below regarding use of proceeds from the Incremental Term Loan.

        The Company made a voluntary repayment of $600,000 under the CSC Holdings revolving credit facility in January 2018.

        The Company was in compliance with all of its financial covenants under the CVC Credit Facilities Agreement as of March 31, 2018.

        See Note 9 to our consolidated financial statements for further information regarding the CVC Credit Facilities Agreement.

Cequel Credit Facilities

        On June 12, 2015, Altice US Finance I Corporation, a wholly-owned subsidiary of Cequel, entered into a senior secured credit facility which currently provides U.S. dollar term loans in an aggregate principal amount of $1,265,000 ($1,255,513 outstanding at March 31, 2018) (the "Cequel Term Loan Facility" and the term loans extended under the Cequel Term Loan Facility, the "Cequel Term Loans") and U.S. dollar revolving loan commitments in an aggregate principal amount of $350,000 which are governed by a credit facilities agreement entered into by, inter alios, Altice US Finance I Corporation, certain lenders party thereto and JPMorgan Chase Bank, N.A. as administrative agent and security agent (as amended, restated, supplemented or otherwise modified on October 25, 2016, December 9, 2016, March 15, 2017 and March 22, 2018, and as further amended, restated, supplemented or modified from time to time, the "Cequel Credit Facilities Agreement").

        The Company was in compliance with all of its financial covenants under the Cequel Credit Facilities Agreement as of March 31, 2018.

        See Note 9 to our consolidated financial statements for further information regarding the Cequel Credit Facilities Agreement.

Senior Notes

Cablevision Notes

        On September 23, 2009, Cablevision issued $900,000 aggregate principal amount of its 8 5/8% Senior Notes due 2017 and 8 5/8% Series B Senior Notes due 2017 (together, the "Cablevision 2017 Senior Notes"). In April 2017, Cablevision redeemed $500,000 aggregate principal amount of its Cablevision 2017 Senior Notes with certain of the proceeds of the term loans incurred under the CVC Credit Facilities Agreement, and in September 2017, Cablevision repaid the remaining $400,000 from borrowings under its revolving credit facility.

        On April 15, 2010, Cablevision issued $750,000 aggregate principal amount of its 7 3/4% Senior Notes due 2018 and $500,000 aggregate principal amount of its 8% Senior Notes due 2020. On September 27, 2012, Cablevision issued $750,000 aggregate principal amount of its 5 7/8% Senior Notes due 2022 ($649,024 outstanding at March 31, 2018).

        As of March 31, 2018, Cablevision was in compliance with all of its financial covenants under the indentures under which the Cablevision Notes were issued.

CSC Holdings Notes

  CSC Holdings Senior Guaranteed Notes

        On October 9, 2015, Finco issued $1,000,000 aggregate principal amount of its 6 5/8% Senior Guaranteed Notes due 2025 (the "CSC 2025 Senior Guaranteed Notes"). CSC Holdings assumed the obligations as issuer of the CSC 2025 Senior Guaranteed Notes upon the merger of Finco and CSC Holdings on June 21, 2016. On September 23, 2016, CSC Holdings issued $1,310,000 aggregate principal amount of its 5 1/2% Senior Guaranteed Notes due 2027.

        In January 2018, CSC Holdings issued $1,000,000 aggregate principal amount of 5 3/8% senior guaranteed notes due February 1, 2028 (the "2028 Guaranteed Notes"). The 2028 Guaranteed Notes are senior unsecured obligations and rank pari passu in right of payment with all of the existing and future senior indebtedness, including the existing senior notes and the Credit Facilities and rank senior in right of payment to all of existing and future subordinated indebtedness. The proceeds from the 2028 Guaranteed Notes, together with proceeds from the Incremental Term Loan, borrowings under CSC Holdings' revolving credit facility and cash on hand, were used in February 2018 to repay certain senior notes ($300,000 principal amount of CSC Holdings' senior notes due in February 2018 and $750,000 principal amount of Cablevision senior notes due in April 2018) and will be used to fund a dividend of $1,500,000 to the Company's stockholders immediately prior to and in connection with the Distribution.

        As of March 31, 2018, CSC Holdings was in compliance with all of its financial covenants under the indentures under which the CSC Holdings senior guaranteed notes were issued.

  CSC Holdings Senior Notes

        On February 6, 1998, CSC Holdings issued $300,000 aggregate principal amount of its 7 7/8% Senior Debentures which matured and were repaid on February 15, 2018. On July 21, 1998, CSC Holdings issued $500,000 aggregate principal amount of its 7 5/8% Senior Debentures due 2018. On February 12, 2009, CSC Holdings issued $526,000 aggregate principal amount of its 8 5/8% Senior Notes due 2019 and 8 5/8% Series B Senior Notes due 2019. On November 15, 2011, CSC Holdings issued $1,000,000 aggregate principal amount of its 6 3/4% Senior Notes due 2021 and 6 3/4% Series B Senior Notes due

2021. On May 23, 2014, CSC Holdings issued $750,000 aggregate principal amount of its 5 1/4% Senior Notes due 2024 and 5 1/4% Series B Senior Notes due 2024.

        On October 9, 2015, Finco issued $1,800,000 aggregate principal amount of its 10 1/8% Senior Notes due 2023 (the "CSC 2023 Senior Notes") and $2,000,000 ($1,684,221 outstanding at March 31, 2018) 10 7/8% Senior Notes due 2025 (the "CSC 2025 Senior Notes). CSC Holdings assumed the obligations as issuer of the CSC 2023 Senior Notes and the CSC 2025 Senior Notes upon the merger of Finco and CSC Holdings on June 21, 2016. In July 2017, the Company used approximately $350,120 of the proceeds from the Company's IPO discussed above to fund the redemption of $315,779 principal amount of the CSC 2025 Senior Notes and the related call premium of approximately $34,341. See Note 9 of our consolidated financial statements for further details.

        As of March 31, 2018, CSC Holdings was in compliance with all of its financial covenants under the indentures under which the CSC Holdings senior notes were issued.

Cequel Notes

Cequel Senior Secured Notes

        On June 12, 2015, Altice US Finance I Corporation issued $1,100,000 aggregate principal amount of its 5 3/8% Senior Secured Notes due 2023. On April 26, 2016, Altice US Finance I Corporation issued $1,500,000 aggregate principal amount of its 5 1/2% Senior Secured Notes due 2026.

        As of March 31, 2018, Cequel was in compliance with all of its financial covenants under the indentures under which the Cequel senior secured notes were issued.

Cequel Senior Notes

        On October 25, 2012, Cequel Capital Corporation and Cequel Communications Holdings I, LLC (collectively, the "Cequel Senior Notes Co-Issuers") issued $500,000 aggregate principal amount of their 6 3/8% Senior Notes due 2020 (the "Cequel 2020 Senior Notes"). On December 28, 2012, the Cequel Senior Notes Issuers issued an additional $1,000,000 aggregate principal amount of their Cequel 2020 Senior Notes. In April 2017, the Company redeemed $450,000 of the Cequel 2020 Senior Notes from proceeds of the Cequel Term Loan pursuant to the March 15, 2017 amendment. In April 2018, the Company redeemed the remaining $1,050,000 aggregate principal amount of Cequel 2020 Senior Notes with the proceeds from the issuance of Cequel 2028 Senior Notes (as defined below).

        On May 16, 2013, the Cequel Senior Notes Co-Issuers issued $750,000 aggregate principal amount of their 5 1/8% Senior Notes due 2021. On September 9, 2014, the Cequel Senior Notes Co-Issuers issued $500,000 aggregate principal amount of their 5 1/8% Senior Notes due 2021.

        On June 12, 2015, Altice US Finance II Corporation issued $300,000 aggregate principal amount of its 7 3/4% Senior Notes due 2025 (the "Cequel 2025 Senior Notes"). Following the Cequel Acquisition, Altice US Finance II Corporation was merged into Cequel and the Cequel 2025 Senior Notes became the obligation of the Cequel Senior Notes Co-Issuers.

        Also on June 12, 2015, Altice US Finance S.A., an indirect subsidiary of Altice, issued $320,000 principal amount of 7 3/4% Senior Notes due 2025 (the "Cequel Holdco Notes"), the proceeds from which were placed in escrow, to finance a portion of the purchase price for the Cequel Acquisition. The Cequel Holdco Notes were automatically exchanged into an equal aggregate principal amount of Cequel 2025 Senior Notes during the second quarter of 2016.

        On April 5, 2018, the Cequel Senior Notes Co-Issuers issued $1,050,000 aggregate principal amount of their 7.500% Senior Notes due 2028 (the "Cequel 2028 Senior Notes").

        As of March 31, 2018, Cequel was in compliance with all of its financial covenants under the indentures under which the Cequel senior notes were issued.

Capital Expenditures

        The following tables provide details of the Company's capital expenditures:

	Altice USA
	Three Months Ended March 31, 2018			Three Months Ended March 31, 2017
	Cablevision(a)	Cequel	Total	Cablevision	Cequel	Total
	(Unaudited)
Customer premise equipment	$62,306	$18,421	$80,727	$47,675	$28,279	$75,954
Network infrastructure	34,717	38,124	72,841	74,948	26,028	100,976
Support and other	41,589	21,253	62,842	38,198	8,454	46,652
Business services	28,189	13,016	41,205	23,578	10,267	33,845

Capital purchases (cash basis)	$166,801	$90,814	$257,615	$184,399	$73,028	$257,427

Capital purchases (including accrued not paid)(a)	$135,758	$80,907	$216,665	$115,620	$47,324	$162,944

	Altice USA						Cablevision
	Year ended December 31, 2017			Year ended December 31, 2016			January 1, 2016 to June 20, 2016
								Year Ended December 31, 2015
	Cablevision(a)	Cequel	Total	Cablevision	Cequel	Total
Customer premise equipment	$188,798	$119,702	$308,500	$77,536	$154,718	$232,254	$68,418	$212,350
Network infrastructure	221,182	90,548	311,730	91,952	76,926	168,878	149,252	312,711
Support and other	157,566	31,643	189,209	83,153	45,336	128,489	68,324	194,930
Business services	103,871	38,039	141,910	45,716	50,204	95,920	44,137	96,405

Capital purchases (cash basis)	$671,417	$279,932	$951,349	$298,357	$327,184	$625,541	$330,131	$816,396

Capital purchases (including accrued not paid)(a)	$700,586	$320,175	$1,020,761	$348,852	$351,827	$700,679	$334,863	$853,115

(a)
The Cablevision 2017 amount excludes advance payments aggregating $16,363 made to ATS for the FTTH project.

        Customer premise equipment includes expenditures for set-top boxes, cable modems, routers and other equipment that is placed in a customer's home, as well as installation costs for placing the assets into service. Network infrastructure includes: (i) scalable infrastructure, such as headend equipment, (ii) line extensions, such as fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering, and (iii) upgrade and rebuild, including costs to modify or replace existing fiber/coaxial cable networks, including enhancements. Support and other capital expenditures includes costs associated with the replacement or enhancement of non-network assets, such as office equipment, buildings and vehicles. Business services capital expenditures include primarily equipment, installation, support, and other costs related to our fiber based telecommunications business.

Cash Flow Discussion

Three Months Ended March 31, 2018 and 2017

Operating Activities

        Net cash provided by operating activities amounted to $430,952 for the three months ended March 31, 2018 compared to $244,086 for the three months ended March 31, 2017. The 2018 cash provided by operating activities resulted from $595,999 of income before depreciation and amortization and non-cash items and a decrease in accounts receivable of $25,207, an increase in liabilities related to interest rate swap contract of $31,922, and an increase in deferred revenue of $11,929, partially offset by a net decrease in accounts payable and accrued liabilities of $213,490 and an increase in other assets of $20,615.

        The 2017 cash provided by operating activities resulted from $447,849 of income before depreciation and amortization and non-cash items, a $34,707 decrease in accounts receivable, an increase in deferred revenue of $11,257, partially offset by $105,708 resulting from a decrease in accounts payable and accrued expenses, a net decrease of $131,564 in amounts due to affiliates, an increase in current and other assets of $10,113, and a decrease in liability related to interest rate swap contracts of $2,342.

Investing Activities

        Net cash used in investing activities for the three months ended March 31, 2018 was $291,627 compared to $301,172 for the three months ended March 31, 2017. The 2018 investing activities consisted primarily of capital expenditures of $257,615, payments for acquisitions, net of cash acquired of $28,940, and $5,072 in other net cash payments.

        The 2017 investing activities consisted primarily of capital expenditures of $257,427, payments for acquisitions, net of cash acquired of $43,608, and $137 in other cash payments.

Financing Activities

        Net cash provided by financing activities amounted to $958,479 for the three months ended March 31, 2018 compared to $42,267 for the three months ended March 31, 2017. In 2018, the Company's financing activities consisted primarily of proceeds from credit facility debt of $1,642,500, proceeds from the issuance of senior notes of $1,000,000 and other net cash receipts of $2,886, partially offset by the redemption and repurchase of senior notes, including premiums and fees of $1,057,019, the repayment of credit facility debt of $610,663, and additions to deferred financing costs of $19,225.

        In 2017, the Company's financing activities consisted primarily of proceeds from credit facility debt of $225,000 and collateralized indebtedness of $156,136, partially offset by repayments credit facility debt of $183,288, payments of collateralized indebtedness and related derivative contracts of $150,084, principal payments on capital lease obligations of $4,207 and additions to deferred financing costs of $1,290.

For the Year Ended December 31, 2017 and 2016

Operating Activities

        Net cash provided by operating activities amounted to $2,018,247 for the year ended December 31, 2017 compared to $1,184,455 for the year ended December 31, 2016. The 2017 cash provided by operating activities resulted from $2,318,941 of income before depreciation and amortization and non-cash items and an increase in deferred revenue of $12,310, partially offset by a decrease in accounts payable and accrued expenses of $167,813, a net increase in current and other assets of $109,944, a net decrease in amounts due to affiliates of $34,326, and a decrease in liabilities related to interest rate swap contracts of $921.

        The 2016 cash provided by operating activities resulted from $746,341 of income before depreciation and amortization and non-cash items, $310,892 as a result of an increase in accounts payable, deferred revenue and other liabilities, $78,823 resulting from an increase in liabilities related to interest rate swap contracts and $48,399 resulting from a net decrease in current and other assets.

Investing Activities

        Net cash used in investing activities for the year ended December 31, 2017 was $1,092,199 compared to $9,599,319 for the year ended December 31, 2016. The 2017 investing activities consisted primarily of capital expenditures of $951,349, payments of $97,410 related to the settlement of put-call options, and payments for acquisitions, net of cash acquired of $46,703, partially offset by $3,263 in other net cash proceeds.

        The 2016 investing activities consisted primarily of $8,988,774 payment for the Cablevision Acquisition, net of cash acquired, $625,541 of capital expenditures, net payments related to other investments of $4,608, and additions to other intangible assets of $106, partially offset by other net cash receipts of $19,710, including $13,825 from the sale of an affiliate interest.

Financing Activities

        Net cash used in financing activities amounted to $1,099,041 for the year ended December 31, 2017 compared to net cash provided by financing activities of $131,421 for the year ended December 31, 2016. In 2017, the Company's financing activities consisted primarily of the repayment of senior notes, including premiums and fees, of $1,729,400, cash distributions paid to stockholders of $919,317, principal payments on capital lease obligations of $15,157, additions to deferred financing costs of $8,600 and distributions to noncontrolling interests of $335, partially offset by net proceeds from credit facility debt of $1,182,094, net proceeds from collateralized indebtedness and related derivative contracts of $7,735, net proceeds from the Company's IPO of $349,071, proceeds from notes payable of $33,733, and contributions from stockholders of $1,135.

        In 2016, the Company's financing activities consisted of proceeds of $1,750,000 from the issuance of notes to affiliates and related parties, $1,310,000 from the issuance of senior notes, contribution from stockholders of $1,246,499, net proceeds from collateralized indebtedness of $36,286, and an excess tax benefit related to share-based awards of $31. Partially offsetting these increases were net repayments of credit facility debt of $3,623,287, distributions to stockholders of $365,559, payments of deferred financing costs of $203,712, and principal payments on capital lease obligations of $18,837.

Settlements of Collateralized Indebtedness

        There were no settlements of collateralized indebtedness that occurred during the three months ended March 31, 2018.

        The following table summarizes the settlement of the Company's collateralized indebtedness relating to Comcast shares that was settled by delivering cash equal to the collateralized loan value, net of the value of the related equity derivative contracts during the year ended December 31, 2017:

Number of shares(a)	26,815,368

Collateralized indebtedness settled	$(774,703)
Derivative contracts settled	(56,356)

(831,059)
Proceeds from new monetization contracts	838,794

Net cash received	$7,735

(a)
Share amounts are adjusted for the 2 for 1 stock split in February 2017.

        The cash to settle the collateralized indebtedness was obtained from the proceeds of new monetization contracts covering an equivalent number of Comcast shares. The terms of the new contracts allow the Company to retain upside participation in Comcast shares up to each respective contract's upside appreciation limit with downside exposure limited to the respective hedge price.

        In April 2017, the Company entered into new monetization contracts related to 32,153,118 shares of Comcast common stock held by Cablevision, which synthetically reversed the existing contracts related to these shares (the "Synthetic Monetization Closeout"). As the existing collateralized debt matures, the Company will settle the contracts with proceeds received from the new monetization contracts. The new monetization contracts mature on April 28, 2021. The new monetization contracts provide the Company with downside protection below the hedge price of $35.47 and upside benefit of stock price appreciation up to $44.72 per share. In connection with the execution of these contracts, the Company recorded (i) the fair value of the equity derivative contracts of $53,316 (in a net asset position), (ii) notes payable of $111,657, representing the fair value of the existing equity derivative contracts, in a liability position, and (iii) a discount on debt of $58,341.

Contractual Obligations and Off Balance Sheet Commitments

        As of March 31, 2018, the Company's commitments and contingencies not reflected in the Company's balance sheet decreased to approximately $8,425,000 as compared to approximately $9,069,000 at December 31, 2017. This decrease relates primarily to payments made pursuant to programming commitments, offset by renewed multi-year programming agreements entered into during the three months ended March 31, 2018.

        Our contractual obligations to affiliates and non-affiliates as of December 31, 2017, which consist primarily of our debt obligations and the effect such obligations are expected to have on our liquidity and cash flow in future periods, are summarized in the following table:

	Payments Due by Period
	Total	Year 1	Years 2 - 3	Years 4 - 5	More than 5 years	Other
Off balance sheet arrangements:
Purchase obligations(a)	$8,427,609	$3,072,083	$4,181,199	$1,094,508	$79,819	$—
Operating lease obligations(b)	475,712	74,992	141,345	118,969	140,406	—
Guarantees(c)	36,224	34,716	1,508	—	—	—
Letters of credit(d)	129,473	200	120	129,153	—	—

	9,069,018	3,181,991	4,324,172	1,342,630	220,225	—
Contractual obligations reflected on the balance sheet:
Debt obligations(e)	30,390,463	2,976,207	4,642,299	6,896,733	15,875,224	—
Capital lease obligations(f)	24,349	10,322	7,731	3,947	2,349	—
Taxes(g)	8,479	—	—	—	—	8,479

	30,423,291	2,986,529	4,650,030	6,900,680	15,877,573	8,479

Total	$39,492,309	$6,168,520	$8,974,202	$8,243,310	$16,097,798	$8,479

(a)
Purchase obligations primarily include contractual commitments with various programming vendors to provide video services to our customers and minimum purchase obligations to purchase goods or services. Future fees payable under contracts with programming vendors are based on numerous factors, including the number of customers receiving the programming. Amounts reflected above related to programming agreements are based on the number of customers receiving the programming as of December 31, 2017 multiplied by the per customer rates or the stated annual fee, as applicable, contained in the executed agreements in effect as of December 31, 2017. See Note 15 to our consolidated financial statements for a discussion of our program rights obligations.

(b)
Operating lease obligations represent primarily future minimum payment commitments on various long-term, noncancelable leases, at rates now in force, for office, production and storage space, and rental space on utility poles. See Note 7 to our consolidated financial statements for a discussion of our operating leases.

(c)
Includes franchise and performance surety bonds primarily for our cable television systems. Also includes outstanding guarantees primarily by CSC Holdings in favor of certain financial institutions in respect of ongoing interest expense obligations in connection with the monetization of our holdings of shares of Comcast common stock. Payments due by period for these arrangements represent the year in which the commitment expires.

(d)
Consists primarily of letters of credit obtained by CSC Holdings and Cequel in favor of insurance providers and certain governmental authorities. Payments due by period for these arrangements represent the year in which the commitment expires.

(e)
Includes interest and principal payments due on our (i) credit facility debt, (ii) senior guaranteed notes, senior secured notes, and senior notes and debentures, (iii) notes payable and (iv) collateralized indebtedness. See Notes 9 and 10 to our consolidated financial statements for a discussion of our long-term debt. These amounts do not include the effects of the debt transactions discussed in Note 20 to our consolidated financial statements.

(f)
Reflects the principal amount of capital lease obligations, including related interest.

(g)
Represents tax liabilities, including accrued interest, relating to uncertain tax positions. See Note 12 to our consolidated financial statements for a discussion of our income taxes.

        The table above does not include obligations for payments required to be made under multi-year franchise agreements based on a percentage of revenues generated from pay television services per year. For the years ended December 31, 2017 and 2016, the amount of franchise fees and certain other taxes and fees included as a component of revenue aggregated $259,075 and $154,732, respectively.

Dividends and Distributions

        In the second quarter of 2017, prior to the Company's IPO, the Company declared and paid cash distributions aggregating $839,700, $500,000 of which were funded with proceeds from borrowings under CSC Holdings' revolving credit facility.

        In 2016, the Company declared cash distributions of $445,176, of which $365,559 were paid in 2016 and $79,617 were paid in the first quarter of 2017.

Managing our Interest Rate and Equity Price Risk

Interest Rate Risk

        Interest rate risk is primarily a result of exposures to changes in the level, slope and curvature of the yield curve, the volatility of interest rates and credit spreads. Our exposure to interest rate risk results from changes in short-term interest rates. Interest rate risk exists primarily with respect to our credit facility debt, which bears interest at variable rates. The carrying value of our outstanding credit facility debt at March 31, 2018 amounted to $5,690,002.

        To manage interest rate risk, we have from time to time entered into interest rate swap contracts to adjust the proportion of total debt that is subject to variable and fixed interest rates. Such contracts effectively fix the borrowing rates on floating rate debt to provide an economic hedge against the risk of rising rates and/or effectively convert fixed rate borrowings to variable rates to permit the Company to realize lower interest expense in a declining interest rate environment. We monitor the financial institutions that are counterparties to our interest rate swap contracts and we only enter into interest rate swap contracts with financial institutions that are rated investment grade. All such contracts are carried at their fair market values on our consolidated balance sheet, with changes in fair value reflected in the consolidated statement of operations.

        In June 2016, a subsidiary of Cequel entered into two fixed to floating interest rate swaps. One fixed to floating interest rate swap is converting $750,000 from a fixed rate of 1.6655% to six-month LIBOR and a second tranche of $750,000 from a fixed rate of 1.68% to six-month LIBOR. The objective of these swaps is to adjust the proportion of total debt that is subject to fixed and variable interest rates.

        These swap contracts are not designated as hedges for accounting purposes. Accordingly, the changes in the fair value of these interest rate swap contracts are recorded through the statement of operations. For the three months ended March 31, 2018, the Company recorded a loss on interest rate swap contracts of $31,922.

        As of March 31, 2018, our outstanding interest rate swap contracts had an aggregate fair value and carrying value of $109,824 reflected in "liabilities under derivative contracts" in our consolidated balance sheet.

        We do not hold or issue derivative instruments for trading or speculative purposes.

        See discussion above for further details of our credit facility debt and see "Description of Certain Indebtedness" below for a discussion regarding the fair value of our debt.

Equity Price Risk

        We have entered into derivative contracts to hedge our equity price risk and monetize the value of our shares of common stock of Comcast. These contracts, at maturity, are expected to offset declines in the fair value of these securities below the hedge price per share while allowing us to retain upside appreciation from the hedge price per share to the relevant cap price. If any one of these contracts is terminated prior to its scheduled maturity date due to the occurrence of an event specified in the contract, we would be obligated to repay the fair value of the collateralized indebtedness less the sum of the fair values of the underlying stock and equity collar, calculated at the termination date. As of March 31, 2018 we did not have an early termination shortfall relating to any of these contracts. The underlying stock and the equity collars are carried at fair value in our consolidated balance sheets and the collateralized indebtedness is carried at its principal value, net of discounts and the unamortized fair value adjustment for contracts that existed at the date of the Cablevision Acquisition. See "Quantitative and Qualitative Disclosures About Market Risk" for information on how we participate in changes in the market price of the stocks underlying these derivative contracts.

        All of our monetization transactions are obligations of our wholly-owned subsidiaries that are not part of the Restricted Group; however, CSC Holdings provides guarantees of the subsidiaries' ongoing contract payment expense obligations and potential payments that could be due as a result of an early termination event (as defined in the agreements). The guarantee exposure approximates the net sum of the fair value of the collateralized indebtedness less the sum of the fair values of the underlying stock and the equity collar. All of our equity derivative contracts are carried at their current fair value in our consolidated balance sheets with changes in value reflected in our consolidated statements of operations, and all of the counterparties to such transactions currently carry investment grade credit ratings.

Critical Accounting Policies

        In preparing its financial statements, the Company is required to make certain estimates, judgments and assumptions that it believes are reasonable based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented.

        The significant accounting policies, which we believe are the most critical to aid in fully understanding and evaluating our reported financial results, include the following:

Business Combinations

        The Company applied business combination accounting for the Cablevision Acquisition and the Cequel Acquisition. Business combination accounting requires that the assets acquired and liabilities assumed be recorded at their respective estimated fair values at the date of acquisition. The excess purchase price over fair value of the net assets acquired is recorded as goodwill. In determining estimated fair values, we are required to make estimates and assumptions that affect the recorded amounts, including, but not limited to, expected future cash flows, discount rates, remaining useful lives of long-lived assets, useful lives of identified intangible assets, replacement or reproduction costs of property and equipment and the amounts to be recovered in future periods from acquired net operating losses and other deferred tax assets. Our estimates in this area impact, among other items, the amount of depreciation and amortization, impairment charges in certain instances if the asset becomes impaired, and income tax expense or benefit that we report. Our estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain. See Note 3 for a summary of the application of business combination accounting.

Impairment of Long-Lived and Indefinite-Lived Assets

        The Company's long-lived and indefinite-lived assets at March 31, 2018 include goodwill of $8,019,849, other intangible assets of $17,854,718 ($13,020,081 of which are indefinite-lived intangible assets), and $5,819,544 of property, plant and equipment. Such assets accounted for approximately 92% of the Company's consolidated total assets. Goodwill and identifiable indefinite-lived intangible assets, which primarily represent the Company's cable television franchises are tested annually for impairment during the fourth quarter ("annual impairment test date") and upon the occurrence of certain events or substantive changes in circumstances.

        The Company is operated as three reporting units for the goodwill impairment test and two units of accounting for the indefinite-lived asset impairment test. We assess qualitative factors and other relevant events and circumstances that affect the fair value of the reporting unit and its identifiable indefinite-lived intangible assets, such as:

  •
  macroeconomic conditions;

  •
  industry and market conditions;

  •
  cost factors;

  •
  overall financial performance;

  •
  changes in management, strategy or customers;

  •
  relevant specific events such as a change in the carrying amount of net assets, a more-likely-than-not expectation of selling or disposing all, or a portion, of a reporting unit or unit of accounting; and

  •
  sustained decrease in share price, as applicable.

        The Company assesses these qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. This quantitative test is required only if the Company concludes that it is more likely than not that the reporting unit's fair value is less than its carrying amount.

        When the qualitative assessment is not used, or if the qualitative assessment is not conclusive, the Company is required to determine goodwill impairment using a two-step process. The first step of the goodwill impairment test is used to identify potential impairment by comparing the fair value of the reporting unit with its carrying amount, including goodwill utilizing an enterprise-value based premise approach. If the carrying amount of the reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit's goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit's goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill that would be recognized in a business combination.

        The Company assesses the qualitative factors discussed above to determine whether it is necessary to perform the one-step quantitative identifiable indefinite-lived intangible assets impairment test. This quantitative test is required only if the Company concludes that it is more likely than not that a unit of accounting's fair value is less than its carrying amount. When the qualitative assessment is not used, or if the qualitative assessment is not conclusive, the impairment test for identifiable indefinite-lived intangible assets requires a comparison of the estimated fair value of the intangible asset with its carrying value. If the carrying value of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. At March 31, 2018 the Company had indefinite-lived cable television franchises of $13,020,081 ($8,113,575 at Cablevision and $4,906,506 at Cequel), reflecting agreements we have with state and local governments that allow us to construct and operate a cable business within a specified geographic area and allow us to solicit and service potential customers in the service areas defined by the franchise rights currently held by the Company.

        For other long-lived assets, including intangible assets that are amortized such as customer relationships and trade names, the Company evaluates assets for recoverability when there is an indication of potential impairment. If the undiscounted cash flows from a group of assets being evaluated is less than the carrying value of that group of assets, the fair value of the asset group is determined and the carrying value of the asset group is written down to fair value.

        In assessing the recoverability of the Company's goodwill and other long-lived assets, the Company must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the respective assets. These estimates and assumptions could have a significant impact on whether an impairment charge is recognized and also the magnitude of any such charge. Fair value estimates are made at a specific point in time, based on relevant information. These estimates are subjective in nature and involve uncertainties and matters of significant judgments and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. Estimates of fair value are primarily determined using discounted cash flows and comparable market transactions. These valuations are based on estimates and assumptions including projected future cash flows, discount rate, determination of appropriate market comparables and determination of whether a premium or discount should be applied to comparables. These valuations also include assumptions for average annual revenue per customer, number of homes passed, operating margin and market penetration as a percentage of homes passed, among other assumptions. Further, the projected cash flow assumptions consider contractual relationships, customer attrition, eventual development of new technologies and market competition. If these estimates or material related assumptions change in the future, the Company may be required to record impairment charges related to its long-lived assets.

        During the fourth quarter of 2017, the Company assessed the qualitative factors described above to determine whether it was necessary to perform the two-step quantitative goodwill impairment test and concluded that it was not more likely than not that the reporting unit's fair value was less than its carrying amount. The Company also assessed these qualitative factors to determine whether it was necessary to perform the one-step quantitative identifiable indefinite-lived intangible assets impairment test and concluded that it was not more likely than not that the unit of accounting's fair value was less than its carrying amount.

Plant and Equipment

        Costs incurred in the construction of the Company's cable systems, including line extensions to, and upgrade of, the Company's HFC infrastructure, initial placement of the feeder cable to connect a customer that had not been previously connected, and headend facilities are capitalized. These costs consist of materials, subcontractor labor, direct consulting fees, and internal labor and related costs associated with the construction activities. The internal costs that are capitalized consist of salaries and benefits of the Company's employees and the portion of facility costs, including rent, taxes, insurance and utilities, that supports the construction activities. These costs are depreciated over the estimated life of the plant (10 to 25 years) and headend facilities (4 to 25 years). Costs of operating the plant and the technical facilities, including repairs and maintenance, are expensed as incurred.

        Costs associated with the initial deployment of new customer premise equipment necessary to provide broadband, pay television and telephony services are also capitalized. These costs include materials, subcontractor labor, internal labor, and other related costs associated with the connection activities. The departmental activities supporting the connection process are tracked through specific metrics, and the portion of departmental costs that is capitalized is determined through a time weighted activity allocation of costs incurred based on time studies used to estimate the average time spent on each activity. These installation costs are amortized over the estimated useful lives of the CPE necessary to provide broadband, pay television and telephony services. In circumstances where CPE tracking is not available, the Company estimates the amount of capitalized installation costs based on whether or not the business or residence had been previously connected to the network. These installation costs are depreciated over their estimated useful life of 3-5 years. The portion of departmental costs related to disconnecting services and removing CPE from a customer, costs related to connecting CPE that has been previously connected to the network, and repair and maintenance are expensed as incurred.

        The estimated useful lives assigned to our property, plant and equipment are reviewed on an annual basis or more frequently if circumstances warrant and such lives are revised to the extent necessary due to changing facts and circumstances. Any changes in estimated useful lives are reflected prospectively.

        Refer to Note 2 to our consolidated financial statements in our December 31, 2017 annual report for a discussion of our accounting policies.

Equity Awards

        Certain employees of the Company and its affiliates received awards of units in a carry unit plan of an entity which has an ownership interest in the Company. The Company measures the cost of employee services received in exchange for carry units based on the fair value of the award at grant date. In addition these units are presented as temporary equity on our consolidated balance sheet at fair value. For carry unit awards granted in 2016, an option pricing model was used which requires subjective assumptions for which changes in these assumptions could materially affect the fair value of the carry units outstanding. The time to liquidity event assumption was based on management's judgment. The equity volatility assumption was estimated using the historical weekly volatility of publicly traded comparable companies. The risk-free rate assumed was based on the U.S. Constant Maturity Treasury Rates for a period matching the expected time to liquidity event. The discount for lack of marketability was based on Finnerty's (2012) average-strike put option model.

        For carry unit awards granted in the first and second quarter of 2017, the Company estimated the grant date fair value based on the value established in the Company's IPO.

Recently Adopted Accounting Pronouncements

        In February 2018, the FASB issued ASU No. 2018-02, Income Statement—Reporting Comprehensive Income (Topic 220) Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. The primary provision of ASU No. 2018-02 allows for the reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act. ASU No. 2018-02 also requires certain disclosures about stranded tax effects. ASU No. 2018-02 is effective for the Company on January 1, 2019, with early adoption permitted and will be applied either in the period of adoption or retrospectively to each period (or periods) in which the effect of the change in the U.S. federal corporate income tax rate in the Tax Cuts and Jobs Act is recognized. The Company elected to adopt ASU No. 2018-02 during the first quarter of 2018. The adoption resulted in the reclassification of stranded tax amounts of $2,163 associated with net unrecognized losses from the Company's pension plans from accumulated other comprehensive loss to retained earnings.

        In May 2017, the FASB issued ASU No. 2017-09, Compensation- Stock Compensation (Topic 718). ASU No. 2017-09 provides clarity and guidance on which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. ASU No. 2017-09 was adopted by the Company on January 1, 2018.

        In March 2017, the FASB issued ASU No. 2017-07 Compensation-Retirement Benefits (Topic 715). ASU No. 2017-07 requires that an employer disaggregate the service cost component from the other components of net benefit cost. It also provides guidance on how to present the service cost component and the other components of net benefit cost in the income statement and what component of net benefit cost is eligible for capitalization. ASU No. 2017-07 was adopted by the Company on January 1, 2018 and was applied retrospectively. As a result of the adoption, the Company reclassified the non-service cost components of the Company's pension expense for the three months ended March 31, 2017 and years ended December 31, 2017 and 2016 from other operating expenses to other income (expense), net. The Company elected to apply the practical expedient which allowed it to reclassify amounts disclosed previously in the benefits plan note as the basis for applying retrospective presentation for comparative periods, as the Company determined it was impracticable to disaggregate the cost components for amounts capitalized and amortized in those periods. See Note 3 to our condensed consolidated financial statements for the three months ended March 31, 2018 and Note 20 to our consolidated financial statements for the year ended December 31, 2017 for information on the impact of the adoption of ASU No. 2017-07.

        In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805), Clarifying the Definition of a Business, which amends Topic 805 to interpret the definition of a business by adding guidance to assist in evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The Company adopted the new guidance on January 1, 2018.

        In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments—Overall (Subtopic 825-10), Recognition and Measurement of Financial Assets and Financial Liabilities. ASU

No. 2016-01 modifies how entities measure certain equity investments and also modifies the recognition of changes in the fair value of financial liabilities measured under the fair value option. Entities will be required to measure equity investments that do not result in consolidation and are not accounted for under the equity method at fair value and recognize any changes in fair value in net income. For financial liabilities measured using the fair value option, entities will be required to record changes in fair value caused by a change in instrument-specific credit risk (own credit risk) separately in other comprehensive income. ASU No. 2016-01 was adopted by the Company on January 1, 2018.

        In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers ("ASC 606"), requiring an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. ASC 606 replaced most existing revenue recognition guidance in GAAP and allowed the use of either the retrospective or cumulative effect transition method.

        In December 2016, the FASB issued ASU No. 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers, in order to clarify the Codification and to correct any unintended application of the guidance. The amendments in this update affected the guidance in ASC 606. ASC 606 was adopted by the Company on January 1, 2018 on a full retrospective basis, which required the Company to reflect the impact of the updated guidance for all periods presented. The adoption of ASC 606 did not have a material impact on the Company's financial position or results of operations. See Note 20 in the Company's Annual Report for information on the impact of the adoption of ASC 606.

        In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments which clarifies how entities should classify certain cash receipts and cash payments on the statement of cash flows. ASU No. 2016-15 also clarifies how the predominance principle should be applied when cash receipts and cash payments have aspects of more than one class of cash flows. The Company adopted the new guidance on January 1, 2018.

Recently Issued But Not Yet Adopted Accounting Pronouncements

        In January 2017, the FASB issued ASU No. 2017-04, Intangibles-Goodwill and Other (Topic 350). ASU No. 2017-04 simplifies the subsequent measurement of goodwill by removing the second step of the two-step impairment test. The amendment requires an entity to perform its annual, or interim goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity still has the option to perform the qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary. ASU No. 2017-04 becomes effective for the Company on January 1, 2020 with early adoption permitted and will be applied prospectively.

        In February 2016, the FASB issued ASU No. 2016-02, Leases, which increases transparency and comparability by recognizing a lessee's rights and obligations resulting from leases by recording them on the balance sheet as lease assets and lease liabilities. The new guidance becomes effective for the Company on January 1, 2019 with early adoption permitted and will be applied using the modified retrospective method. The Company has not yet completed the evaluation of the effect that ASU No. 2016-02 will have on its consolidated financial statements.

Quantitative and Qualitative Disclosures About Market Risk

        All dollar amounts, except per share data, included in the following discussion are presented in thousands.

Equity Price Risk

        We are exposed to market risks from changes in certain equity security prices. Our exposure to changes in equity security prices stems primarily from the shares of Comcast common stock we hold. We have entered into equity derivative contracts consisting of a collateralized loan and an equity collar to hedge our equity price risk and to monetize the value of these securities. These contracts, at maturity, are expected to offset declines in the fair value of these securities below the hedge price per share while allowing us to retain upside appreciation from the hedge price per share to the relevant cap price. The contracts' actual hedge prices per share vary depending on average stock prices in effect at the time the contracts were executed. The contracts' actual cap prices vary depending on the maturity and terms of each contract, among other factors. If any one of these contracts is terminated prior to its scheduled maturity date due to the occurrence of an event specified in the contract, we would be obligated to repay the fair value of the collateralized indebtedness less the sum of the fair values of the underlying stock and equity collar, calculated at the termination date. As of March 31, 2018, we did not have an early termination shortfall relating to any of these contracts.

        The underlying stock and the equity collars are carried at fair value on our condensed consolidated balance sheet and the collateralized indebtedness is carried at its principal value, net of discounts and the unamortized fair value adjustment for contracts that existed at the date of the Cablevision Acquisition. The fair value adjustment is being amortized over the term of the related indebtedness. The carrying value of our collateralized indebtedness amounted to $1,351,271 at March 31, 2018. At maturity, the contracts provide for the option to deliver cash or shares of Comcast common stock, with a value determined by reference to the applicable stock price at maturity.

        As of March 31, 2018, the fair value and the carrying value of our holdings of Comcast common stock aggregated $1,467,781. Assuming a 10% change in price, the potential change in the fair value of these investments would be approximately $146,778. As of March 31, 2018, the net fair value and the carrying value of the equity collar component of the equity derivative contracts entered into to partially hedge the equity price risk of our holdings of Comcast common stock aggregated $58,848, a net asset position. For the three months ended March 31, 2018, we recorded a net gain of $168,352 related to our outstanding equity derivative contracts and recorded an unrealized loss of $252,576 related to the Comcast common stock that we held.

Fair Value of Equity Derivative Contracts
Fair value as of December 31, 2017, net liability position	$(109,504)
Change in fair value, net	(168,352)

Fair value as of March 31, 2018, net asset position	$(58,848)

        The maturity, number of shares deliverable at the relevant maturity, hedge price per share, and the lowest and highest cap prices received for the Comcast common stock monetized via an equity derivative prepaid forward contract are summarized in the following table:

			Cap Price(b)
# of Shares Deliverable(a)		Hedge Price per Share(a)
	Maturity		Low	High
16,139,868	2018	$30.84 - $33.61	$37.00	$40.33
26,815,368	2021	$29.25 - $35.47	$43.88	$44.80

(a)
Represents the price below which we are provided with downside protection and above which we retain upside appreciation. Also represents the price used in determining the cash proceeds payable to us at inception of the contracts.

(b)
Represents the price up to which we receive the benefit of stock price appreciation.

Fair Value of Debt

        At March 31, 2018, the fair value of our fixed rate debt of $18,168,414 was higher than its carrying value of $17,264,324 by $904,090. The fair value of these financial instruments is estimated based on reference to quoted market prices for these or comparable securities. Our floating rate borrowings bear interest in reference to current LIBOR-based market rates and thus their principal values approximate fair value. The effect of a hypothetical 100 basis point decrease in interest rates prevailing at March 31, 2018 would increase the estimated fair value of our fixed rate debt by $483,406 to $18,651,820. This estimate is based on the assumption of an immediate and parallel shift in interest rates across all maturities.

Interest Rate Risk

        In June 2016, a subsidiary of Cequel entered into two fixed to floating interest rate swaps. One fixed to floating interest rate swap is converting $750,000 from a fixed rate of 1.6655% to six-month LIBOR and a second tranche of $750,000 from a fixed rate of 1.68% to six-month LIBOR. The objective of these swaps is to adjust the proportion of total debt that is subject to fixed and variable interest rates.

        These swap contracts are not designated as hedges for accounting purposes. Accordingly, the changes in the fair value of these interest rate swap contracts are recorded through the statement of operations. For the three months ended March 31, 2018, the Company recorded a loss on interest rate swap contracts of $31,922.

        As of March 31, 2018, our outstanding interest rate swap contracts had an aggregate fair value and carrying value of $109,824 reflected in "Liabilities under derivative contracts" on our condensed consolidated balance sheet.

        We do not hold or issue derivative instruments for trading or speculative purposes.

BUSINESS

Overview

        Altice USA is one of the largest broadband communications and video services providers in the United States. We deliver broadband, pay television, telephony services, proprietary content and advertising services to approximately 4.9 million residential and business customers. Our footprint extends across 21 states through a fiber-rich broadband network with more than 8.6 million homes passed as of March 31, 2018.

        We acquired Suddenlink on December 21, 2015 and Optimum on June 21, 2016. We are a holding company that does not conduct any business operations of our own. We serve our customers through two business segments: Optimum, which operates in the New York metropolitan area, and Suddenlink, which principally operates in markets in the south-central United States.

        Following the Acquisitions, we began to simplify our organizational structure, reduce management layers, streamline decision-making processes and redeploy resources with a focus on network investment, customer service enhancements and marketing support. As a result, we have made significant progress in integrating the operations of Optimum and Suddenlink, centralizing our business functions, reorganizing our procurement processes, eliminating duplicative management functions, terminating lower-return projects and non-essential consulting and third-party service arrangements, and investing in our employee relations and our culture. Improved operational efficiency has allowed us to redeploy physical, technical and financial resources towards upgrading our network and enhancing the customer experience to drive customer growth. This focus is demonstrated by reduced network outages since the Acquisitions, which we believe improves the consistency and quality of the customer experience. In addition, we have expanded, and intend to continue expanding, our e-commerce channels for sales and marketing.

        Since the Acquisitions, we have quadrupled the maximum available broadband speeds we are offering to our Optimum customers from 101 Mbps to 400 Mbps for residential customers and 450 Mbps for business customers and expanded our 1 Gbps broadband service to approximately 72% of our Suddenlink footprint from approximately 40% prior to the Suddenlink Acquisition. In addition, we have commenced a plan to build a FTTH network, which will enable us to deliver more than 10 Gbps broadband speeds across our entire Optimum footprint and part of our Suddenlink footprint. We believe this FTTH network will be more resilient with reduced maintenance requirements, fewer service outages and lower power usage, which we expect will drive further cost efficiencies in our business. In order to further enhance the customer experience during the fourth quarter, we introduced a new home communications hub, Altice One, and we have begun rolling it out across our Optimum footprint. Our new home communications hub is an innovative, integrated platform with a dynamic and sophisticated user interface, combining a set-top box, Internet wireless router and cable modem in one device, and is our most advanced home communications hub. We are also beginning to offer managed data and communications services to our business customers and more advanced advertising services, such as targeted multi-screen advertising and data analytics, to our advertising and other business clients. In the fourth quarter of 2017, we and Sprint entered into a multi-year strategic agreement pursuant to which we will utilize Sprint's network to provide mobile voice and data services to our customers throughout the nation, and our broadband network will be utilized to accelerate the densification of Sprint's network. We believe this additional product offering will enable us to deliver greater value and more benefits to our customers.

        Following the Distribution, we intend to continue to make significant investments in our customer experience and improve our products and services. This includes expanding the availability of our high-speed broadband services, launching our new integrated entertainment platform Altice One, continuing the rollout of our FTTH network, developing and deploying mobile voice and data services pursuant to the agreement we entered into with Sprint and investing in a multiscreen addressable and national advertising platform. We will remain focused on investing for growth in innovation, superior service and an advanced network. In addition, we will continue to evaluate and pursue value-accretive acquisitions to opportunistically grow.

        The following table presents certain financial data and metrics for the Company and its segments:

	Years ended December 31,
			Altice USA Predecessor(d)
	Altice USA			Cablevision		Cequel
(in thousands except percentage data)
	2017	2016(c)	2015	2017	2016(c)	2017	2016
Customer Relationships	4,906	4,892	3,115	3,156	3,141	1,750	1,751
% growth	0.3%			0.5%		(0.1)%
Revenue	$9,306,950	$6,017,212	$6,545,545	$6,650,326	$3,444,052	$2,659,416	$2,573,160
Adjusted EBITDA(a)	$3,981,410	$2,417,878	$1,807,583	$2,726,841	$1,262,987	$1,254,569	$1,154,891
% of Revenue	42.8%	40.2%	27.6%	41.0%	36.7%	47.2%	44.9%
Adjusted EBITDA less capital expenditures(a)	$3,030,061	$1,792,337	$991,187	$2,055,424	$964,630	$974,637	$827,707
% of Revenue	32.6%	29.8%	15.1%	30.9%	28.0%	36.6%	32.2%
Net income (loss) attributable to stockholders(b)	$1,493,177	$(832,030)

(a)
For additional information regarding Adjusted EBITDA, including a reconciliation of Adjusted EBITDA to Net Income (Loss), please refer to "Summary—Summary Historical Financial Data."

(b)
Pursuant to the enactment of the Tax Cuts and Jobs Act on December 22, 2017, the Company recorded a noncash deferred tax benefit of $2,337,900 to remeasure the net deferred tax liability to adjust for the reduction in the corporate federal income tax rate from 35% to 21% which is effective on January 1, 2018.

(c)
Amounts reflect the operating results of Cablevision from the date of the Cablevision Acquisition and include results for Newsday. Altice USA sold a 75% stake in Newsday in July 2016. Newsday's revenue for the period from June 21, 2016 through its sale in July 2016 was approximately $8.8 million.

(d)
Cablevision is deemed to be the predecessor entity of Altice USA. Reflects certain reclassifications to conform to the Altice USA presentation as a result of the adoption of ASC 606 and ASU No. 2017-07 which have not been reflected in the historical results presented in the Cablevision Systems Corporation's financial statements included herein.

Our Products and Services

        We provide broadband, pay television and telephony services to both residential and business customers. We also provide enterprise-grade fiber connectivity, bandwidth and managed services to enterprise customers through Optimum's Lightpath business (also marketed as Altice Business) and advertising time to advertisers.

        The prices we charge for our services vary based on the number of services and associated service level or tier our customers choose, coupled with any promotions we may offer. As part of our marketing strategy our customers are increasingly choosing to bundle their subscriptions to two ("double product") or three ("triple product") of our services at the same time. Customers who subscribe to a bundle generally receive a discount from the price of buying each of these services separately, as well as the convenience of receiving multiple services from a single provider, all on a single monthly bill. For example, we offer an "Optimum Triple Play" package that is a special promotion for new customers or eligible current customers where Optimum broadband, pay television and telephony services are each available at a reduced rate for a specified period when purchased together. Approximately 50% of our residential customers were triple product customers as of March 31, 2018.

Residential Services

        We offer broadband, pay television and telephony services to residential customers through both our Optimum and Suddenlink segments. The following tables show our residential customer relationships and revenues by service offerings for each of our Optimum and Suddenlink segments as well as on a combined basis.

										December 31, 2015
	As of March 31, 2018			As of December 31, 2017			As of December 31, 2016
										Altice USA Predecessor(a)
	Cablevision	Cequel	Total	Cablevision	Cequel	Total	Cablevision	Cequel	Total
	(Unaudited)
	(in thousands)
Total residential customer relationships	2,888	1,655	4,543	2,893	1,642	4,535	2,879	1,649	4,528	2,858
Pay TV	2,340	1,035	3,375	2,363	1,042	3,406	2,428	1,107	3,535	2,487
Broadband	2,673	1,399	4,073	2,670	1,376	4,046	2,619	1,344	3,963	2,562
Telephony	1,954	596	2,550	1,965	592	2,557	1,962	597	2,559	2,007

							December 31, 2015
	December 31, 2017			December 31, 2016
							Altice USA Predecessor(a)
	Cablevision	Cequel	Total	Cablevision	Cequel	Total
	(dollars in thousands)
Residential revenue:
Pay TV	$3,175,097	$1,099,025	$4,274,122	$1,668,348	$1,120,525	$2,788,873	$3,174,059
Broadband	1,649,771	958,824	2,608,595	817,160	834,414	1,651,574	1,389,447
Telephony	570,871	129,894	700,765	311,832	153,939	465,771	631,584

	Three Months Ended March 31, 2018
	Cablevision	Cequel	Total
	(Unaudited) (dollars in thousands)
Residential revenue:
Pay TV	$763,720	$269,988	$1,033,708
Broadband	440,351	261,270	701,621
Telephony	135,585	30,453	166,038

(a)
Cablevision is deemed to be the predecessor entity of Altice USA.

  Broadband Services

        We offer a variety of broadband service tiers tailored to meet the different needs of our residential customers. Current customer offers include four tiers with download speeds ranging from 60 Mbps to 400 Mbps for our Optimum residential customers and 50 Mbps to 1 Gbps for our Suddenlink residential customers. Our broadband services also include the Optimum wireless router, as well as Internet security software, including anti-virus, anti-spyware, personal firewall and anti-spam protection. Substantially all of our HFC network is digital and DOCSIS 3.0 compatible, with approximately 275 homes per node and a bandwidth capacity of at least 750 MHz throughout. This network allows us to provide our customers with advanced broadband, pay television and telephony services. Since the Acquisitions, we have quadrupled the maximum available broadband speeds we are offering to our Optimum customers from 101 Mbps to 400 Mbps for residential customers and 450 Mbps for business customers and expanded our 1 Gbps broadband service to approximately 72% of our Suddenlink footprint from approximately 40% prior to the Suddenlink Acquisition. We have also commenced a plan to build a FTTH network, which will enable us to deliver more than 10 Gbps broadband speeds across our entire Optimum footprint and part of our Suddenlink footprint.

        In addition, we have deployed Wi-Fi across our Optimum service area with approximately 2.1 million Wi-Fi hotspots as of December 31, 2017. The Optimum Wi-Fi network allows Optimum broadband customers to access the service while they are away from their home or office. Wi-Fi is delivered via wireless access points mounted on our Optimum broadband network, in certain retail partner locations, certain NJ Transit rail stations, New York City parks and other public venues. Similarly, our "Optimum wireless router" product includes a second network that enables all Optimum broadband customers to access the Optimum Wi-Fi network. Access to the Optimum Wi-Fi network is offered as a free value-added benefit to Optimum broadband customers and for a fee to non-customers in certain locations. Our Wi-Fi service also allows our Optimum broadband customers to access the Wi-Fi networks of Comcast, Charter Communications (within the legacy Time Warner Cable and Bright House Networks footprints) and Cox Communications. Through these relationships we offer our Optimum customers access to approximately 350,000 additional hotspots nationwide.

  Pay Television Services

        We currently offer a variety of pay television services, which include delivery of broadcast stations and cable networks, and advanced digital pay television services, such as VOD, HD channels, DVR and pay-per-view, to our residential markets. Depending on the market and level of service, our pay television services include, among other programming, local broadcast networks and independent television stations, news, information, sports and entertainment channels, regional sports networks, international channels and premium services such as HBO, Showtime, Cinemax and The Movie Channel. Our residential customers pay a monthly charge based on the pay television programming level of service, tier or package they receive and the type of equipment they select. Customers who subscribe to seasonal sports packages, international channels and premium services may be charged an additional monthly amount. We may also charge additional fees for pay-per-view programming, DVR and certain VOD services.

        As of December 31, 2017, Optimum residential customers were able to receive up to 605 digital channels and Suddenlink residential customers were able to receive up to 438 digital channels depending on their market and level of service. Optimum offers up to 174 HD channels and Suddenlink offers up to 139 HD channels, which represent the most widely watched programming, including all major broadcast networks, as well as most leading national cable networks, premium channels and regional sports networks. HDTV features high-resolution picture quality, digital sound quality and a wide-screen, theater-like display when using an HDTV set and an HD-capable converter. We also continue to launch additional HD channels to continuously improve our customer's viewing experience. As of December 31, 2017, approximately 95% of our residential Optimum pay television customers subscribe to HDTV services. As of December 31, 2017, approximately 81% of Suddenlink pay television customers were digital pay television customers and approximately 95% of those digital pay television customers subscribe to HDTV services.

        We also provide advanced services, such as pay-per-view and VOD, that give residential pay television customers control over when they watch their favorite programming. Our pay-per-view service allows customers to pay to view single showings of programming on an unedited, commercial-free basis, including feature films, live sporting events, concerts and other special events. Our VOD service provides on-demand access to movies, special events, free prime time content and general interest titles. Subscription-based VOD premium content such as HBO and Showtime is made available to customers who subscribe to one of our premium programming packages. Our customers have the ability to start the programs at whatever time is convenient, as well as pause, rewind and (for most content) fast forward both standard definition and HD VOD programming. As of December 31, 2017, pay-per-view services were available for all Optimum and 99% of Suddenlink pay television customers and VOD services were available to all of our Optimum pay television customers and 95% of our Suddenlink pay television customers, and we offered thousands of HD titles on-demand for Optimum and Suddenlink customers, respectively.

        For a monthly fee, we offer DVR services through the use of digital converters, the majority of which are HDTV-capable and have video recording capability. As of December 31, 2017, approximately 50% of our residential Optimum pay television customers and 37% of our Suddenlink pay television customers utilized DVR services. Optimum customers can choose either a set-top box DVR with the ability to record, pause and rewind live television or the Cloud DVR Plus with remote-storage capability to record 15 shows simultaneously while watching any live or pre-recorded show, and pause and rewind live television. Depending on the market, Suddenlink customers have the option to use a set-top box DVR or a TiVo HD/DVR converter, which delivers multi-room DVR capability using TiVo Mini devices that allow customers to pause and rewind live television, manage recordings from different television locations and play them back throughout the home. In addition, TiVo Stream service, which allows customers to stream live television channels and recorded programming wirelessly throughout their home to Android and iOS devices, and, subject to copyright restrictions, download previously recorded content to these devices so that it can be viewed outside the home, is provided to current TiVo DVR customers.

        We also introduced a new home communications and entertainment hub during the fourth quarter of 2017, Altice One, which is our most advanced home hub, and we have begun rolling it out across our Optimum footprint. This new hub is an innovative, integrated platform with a dynamic and sophisticated user interface, combining a set-top box, Internet wireless router and cable modem in one device. It is based on LaBox, which Altice N.V. has successfully deployed in France, the Dominican Republic and Israel, and is initially offered to new customers subscribing to our double and triple-product packages. It is capable of delivering broadband Internet, Wi-Fi, digital television services, OTT services and fixed-line telephony and supports 4K video and a remote-storage DVR with the capacity to record 15 television programs simultaneously and the ability to rewind live television on the last two channels watched. Additional features include a point-anywhere voice-command remote control and a companion mobile app that allows viewing of all television content including DVR streaming. Additional televisions will be paired with "minis," which can also act as Wi-Fi extenders for an advanced Wi-Fi experience throughout the home.

        We also offer alternative viewing platforms for our pay television programming through mobile applications. Our Optimum customers have access to Optimum App, available for the iPad, iPhone, iPod touch, personal computers, Kindle Fire and select Android phones and tablets, and our Suddenlink customers have access to Suddenlink2GO, available for personal computers and select phones and tablets. Depending on the platform, the Optimum App features include the ability to watch live television, stream on-demand titles from various networks and use the device as a remote to control the customer's digital set-top box while inside the home. Suddenlink2GO enables Suddenlink customers to watch over 300,000 movies, shows and clips from over 200 networks on a personal computer once authenticated via the Suddenlink customer portal and select television shows and movies on their mobile devices.

  Telephony Services

        Through VoIP telephone service we also offer unlimited local, regional and long-distance calling within the United States, Puerto Rico, Virgin Islands and Canada for a flat monthly rate, including popular calling features such as caller ID with name and number, call waiting, three-way calling, enhanced emergency 911 dialing and television caller ID. We also offer additional options designed to meet our customers' needs, including directory assistance, voicemail services and international calling. Discount and promotional pricing are available when our telephony services are combined with our other service offerings.

  Mobile

        In the fourth quarter of 2017, we and Sprint entered into a multi-year strategic agreement pursuant to which we will utilize Sprint's network to provide mobile voice and data services to our customers throughout the nation, and our broadband network will be utilized to accelerate the densification of Sprint's network. We believe this additional product offering will enable us to deliver greater value and more benefits to our customers, including by offering "quad play" offerings that bundle broadband, pay television, telephony and mobile voice and data services to our customers.

Business Services

        Both our Optimum and Suddenlink segments offer a wide and growing variety of products and services to both large enterprise and SMB customers, including broadband, telephony, networking and pay television services. For the year ended December 31, 2017, business services accounted for approximately 14% of the revenue for both our Optimum and Suddenlink segments, respectively, and accounted for approximately 14% of our consolidated revenue. As of December 31, 2017, our Optimum segment served approximately 263,000 SMB customers and our Suddenlink segment served 109,000 SMB customers. We serve enterprise customers primarily through our Lightpath business, a subsidiary of Cablevision.

  Enterprise Customers

        Lightpath provides Ethernet, data transport, IP-based virtual private networks, Internet access, telephony services, including SIP trunking and VoIP services to the business market. Our Lightpath bandwidth connectivity service offers download speeds up to 100 Gbps. Lightpath also provides managed services to businesses, including hosted telephony services (cloud based SIP-based private branch exchange), managed Wi-Fi, managed desktop and server backup and managed collaboration services including audio and web conferencing. Through Lightpath, we also offer FTTT services to wireless carriers for cell tower backhaul and enable wireline communications service providers to connect to customers that their own networks do not reach. Lightpath's customers include companies in health care, financial, education, legal and professional services, and other industries, as well as the public sector and communication providers (ILECs and CLECs). As of December 31, 2017, Lightpath had over 9,100 locations connected to its fiber network. Our Lightpath advanced fiber optic network extends more than 7,100 route miles, which includes approximately 361,000 miles of fiber, throughout the New York metropolitan area.

        For enterprise and larger commercial customers, Suddenlink offers high capacity data services, including wide area networking and dedicated data access and advanced services such as wireless mesh networks. Suddenlink also offers enterprise class telephone services which include traditional multi-line phone service over DOCSIS and trunking solutions via SIP for our Primary Rate Interface and SIP trunking applications. Similar to Lightpath, Suddenlink also offers FTTT services. These Suddenlink services are offered on a standalone basis or in bundles that are developed specifically for our commercial customers.

  SMB Customers

        Both our Optimum and Suddenlink segments provide broadband, pay television and telephony services to SMB customers. In addition to these services, we also offer managed services, including business e-mail, hosted private branch exchange, web space storage and network security monitoring for SMB customers. We also offer Optimum Voice for Business, providing for up to 24 voice lines for SMB customers and 20 business calling features at no additional charge. Optimum Voice for Business offers business trunking services with support for application programming interfaces. Optional add-on services, such as international calling, toll free calling and virtual receptionists, are also available for business customers.

Advertising Sales

        As part of the agreements under which we acquire pay television programming, we typically receive an allocation of scheduled advertising time during such programming, generally two minutes per hour, into which our systems can insert commercials, subject, in some instances, to certain subject matter limitations. Our advertising sales infrastructure includes in-house production facilities, production and administrative employees and a locally-based sales force, and is part of Altice Media Solutions ("AMS"), the advertising sales division of Altice USA.

        AMS offers data-driven television, digital and other multi-platform advertising to clients ranging from Fortune 500 brands to local businesses. AMS provides national and local businesses with television and digital advertising opportunities targeted within specific geographies, including in New York City, and throughout the Suddenlink footprint. AMS offers clients opportunities to use interactive television products to reach their customers and provide a deeper level of audience engagement.

        In several of the markets in which we operate, we have entered into agreements commonly referred to as interconnects with other cable operators to jointly sell local advertising, simplifying our clients' purchase of local advertising and expanding their geographic reach. In some of these markets, we represent the advertising sales efforts of other cable operators; in other markets, other cable operators represent us. For instance, AMS manages the New York Interconnect, a partnership between AMS and Comcast that provides national brands with television and digital advertising opportunities over a broader portion of the New York DMA than AMS's local offerings. The New York Interconnect is the largest interconnect in the country, with a footprint of over 3.2 million households. In the larger DMAs in the Suddenlink footprint, we participate in a number of interconnects managed by others, such as the Houston and Dallas interconnects. In December 2017, Altice USA, Charter Communications and Comcast announced a preliminary agreement to form a new Interconnect in the New York market that would provide a single solution to reach more than 6.2 million households across the New York DMA. The new New York Interconnect is expected to launch in early second quarter 2018.

        For the year ended December 31, 2017, advertising sales accounted for approximately 5% and 3% of the revenue for our Optimum and Suddenlink segments, respectively, and accounted for approximately 4% of our consolidated revenue.

Data Analytics

        The Advanced Data Analytics business, which was launched by Optimum in 2013, provides data-driven, audience-based advertising solutions to the media industry, including AMS, programmers and MVPDs. Total Audience Data, its flagship portfolio of products, consists of advanced analytics tools providing granular measurement of consumer groups, accurate hyper-local ratings and other insights into target audience behavior not available through traditional sample-based measurement services. These tools allow us and our clients to more precisely optimize our product offerings, target and deliver ads more efficiently, and provide accurate measurement to our clients and partners.

        Our March 2017 acquisition of Audience Partners, a leading provider of data-driven, audience-based digital advertising solutions, expands the scope of targeted advertising solutions we offer from television to include digital, mobile and tablets. In addition, the acquisition expands our audience-based advertising services to include further advanced analytics tools within key and growing segments, including political, advocacy, healthcare, automotive, and programming.

News 12 Networks

        Our News 12 Networks consists of seven 24-hour local news channels in the New York metropolitan area—the Bronx, Brooklyn, Connecticut, Hudson Valley, Long Island, New Jersey and Westchester—providing each with complete access to hyper-local breaking news, traffic, weather, sports, and more. In addition, News 12 Networks also includes five traffic and weather channels that offer constantly updated information; the award-winning News12.com, the premier destination for local news on the web; News 12 Interactive, channel 612 on Optimum TV, providing local news on demand; and News 12 To Go, the network's mobile app for phones and tablets. Since launching in 1986, News 12 Networks has been widely recognized by the news industry with numerous prestigious honors and awards, including over 230 Emmy Awards, plus multiple Edward R. Murrow Awards, NY Press Club Awards, and more. We derive revenue from our News 12 Networks for the sale of advertising and affiliation fees paid by cable operators. Advertising revenue is included in "Advertising" and affiliation fees charged for the programming are included in "Other."

Franchises

        As of December 31, 2017, our systems operated in more than 1,300 communities pursuant to franchises, permits and similar authorizations issued by state and local governmental authorities. Franchise agreements typically require the payment of franchise fees and contain regulatory provisions addressing, among other things, service quality, cable service to schools and other public institutions, insurance and indemnity. Franchise authorities generally charge a franchise fee of not more than 5% of certain of our cable service revenues that are derived from the operation of the system within such locality. We generally pass the franchise fee on to our customers.

        Franchise agreements are usually for a term of 5 to 15 years from the date of grant (a majority of which are for 10 years), however, approximately 400 of Altice's communities are located in states (Connecticut, Missouri, North Carolina and Texas) where by law franchise agreements do not have an expiration date. Franchise agreements are usually terminable only if the cable operator fails to comply with material provisions and then only after the franchising authority complies with substantive and procedural protections afforded by the franchise agreement and federal and state law. Prior to the scheduled expiration of most franchises, we generally initiate renewal proceedings with the granting authorities. This process usually takes less than three years but can take a longer period of time. The Communications Act, which is the primary federal statute regulating interstate communications, provides for an orderly franchise renewal process in which granting authorities may not unreasonably withhold renewals. See "Regulation—Cable Television—Franchising." In connection with the franchise renewal process, many governmental authorities require the cable operator to make certain commitments, such as building out certain franchise areas, meeting customer service requirements and supporting and carrying public access channels.

        Historically, we have been able to renew our franchises without incurring significant costs, although any particular franchise may not be renewed on commercially favorable terms or otherwise. We expect to renew or continue to operate under all or substantially all of these franchises. For more information regarding risks related to our franchises, see "Risk Factors—Risk Factors Relating to Regulatory and Legislative Matters—Our cable system franchises are subject to non-renewal or termination. The failure to renew a franchise in one or more key markets could adversely affect our business." Proposals to streamline cable franchising recently have been adopted at both the federal and state levels. For more information see "Regulation—Cable Television—Franchising."

Programming

        We design our channel line-ups for each system according to demographics, programming contract requirements, market research, viewership, local programming preferences, channel capacity,

competition, price sensitivity and local regulation. We believe offering a wide variety of programming influences a customer's decision to subscribe to and retain our pay television services. We obtain programming, including basic, expanded basic, digital, HD, VOD and broadband content, from a number of suppliers, including broadcast and cable networks.

        We generally carry cable networks pursuant to written programming contracts, which continue for a fixed period of time, usually from three to five years, and are subject to negotiated renewal. Cable network programming is usually made available to us for a license fee, which is generally paid based on the number of customers who subscribe to the level of service that provides such programming. Such license fees may include "volume" discounts available for higher numbers of customers, as well as discounts for channel placement or service penetration. Where possible, we negotiate volume discount pricing structures. For home shopping channels, we receive a percentage of the revenue attributable to our customers' purchases, as well as, in some instances, incentives for channel placement.

        We typically seek flexible distribution terms that would permit services to be made available in a variety of retail packages and on a variety of platforms and devices in order to maximize consumer choice. Suppliers typically insist that their most popular and attractive services be distributed to a minimum number or percentage of customers, which limits our ability to provide consumers full purchasing flexibility. Suppliers also typically seek to control or limit the terms on which we are able to make their services available on various platforms and devices yet this has become more flexible each year.

        Our cable programming costs have increased in excess of customary inflationary and cost-of-living type increases. We expect programming costs to continue to increase due to a variety of factors including annual increases imposed by stations and programmers and additional programming being provided to customers, including HD, digital and VOD programming. In particular, broadcast and sports programming costs have increased significantly over the past several years. In addition, contracts to purchase sports programming sometimes provide for optional additional programming to be available on a surcharge basis during the term of the contract. These increases have coincided with a significant increase in the quality of the programming, from high production value original cable series to enhanced camera and statistical data technology in sports broadcasts, and more flexible rights to make the content available on various platforms and devices.

        We have programming contracts that have expired and others that will expire in the near term. We will seek to renegotiate the terms of these agreements, but there can be no assurance that these agreements will be renewed on favorable or comparable terms. To the extent that we are unable to reach agreement with certain programmers on terms that we believe are reasonable, we have been, and may in the future be, forced to remove such programming channels from our line-up, which may result in a loss of customers. For example, in 2017, we were unable to reach agreement with Starz on acceptable economic terms, and effective January 1, 2018, all Starz services were removed from our lineups in our Optimum and Suddenlink segments, and we launched alternative networks offered by other programmers under new long-term contracts. On February 13, 2018, we and Starz reached a new carriage agreement and we started restoring the Starz services previously offered by Optimum and Suddenlink. Also in our Suddenlink segment, we were unable to reach agreement with Viacom on acceptable economic terms for a long-term contract renewal, and effective October 1, 2014, all Viacom networks were removed from our channel lineups in our Suddenlink segment, and we launched alternative networks offered by other programmers under new long-term contracts. We and Viacom did not reach a new agreement to include certain Viacom networks in the Suddenlink channel lineup until May 2017. For more information, see "Risk Factors—Risk Factors Relating to Our Business—Programming and retransmission costs are increasing and we may not have the ability to pass these increases on to our customers. Disputes with programmers and the inability to retain or obtain popular programming can adversely affect our relationship with customers and lead to customer losses."

Sales and Marketing

        Sales are managed centrally and multiple sales channels are leveraged to reach current and potential customers, including in-bound customer care centers, outbound telemarketing, stores, field technician sales and door-to-door sales. E-commerce is also managed centrally on behalf of the organization and is a growing and dynamic part of our business and is our fastest growing sales channel. For the three months ended December 31, 2017, 27% of our gross adds were via our online sales channel, compared to 14% for the three months ended December 31, 2016. We also use mass media, including broadcast television, digital media, radio, newspaper and outdoor advertising, to attract customers and direct them to our in-bound customer care centers or website. Our sales and service employees use a variety of sales tools as they work to match customers' needs with our best-in-class products, with a focus on building and enhancing customer relationships.

        Because of our local presence and market knowledge, we invest heavily in targeted marketing. Our strategic focus is on building new customer relationships and bundling broadband, pay television and telephony services. Our promotional materials and messaging focus on how our products and services deliver innovative solutions to customer pain points. Much of our advertising is developed centrally and customized for our regions. Among other factors, we monitor customer perceptions, marketing tactic impact and competition, to increase our responsiveness and the effectiveness of our efforts. Our footprint has several large college markets where we market specialized products and services to students for MDUs, such as dormitories and apartment complexes.

        We have separate dedicated sales teams for our SMB and enterprise offerings and dedicated service teams to support SMB and enterprise clients.

Altice Technical Services

        We acquired 100% of the equity interests in ATS for a de minimis amount in the first quarter of 2018. ATS was previously owned by Altice N.V. and a member of ATS's management through a holding company. In light of Altice N.V.'s determination to focus on businesses other than the Company, we and Altice N.V. concluded it is in the Company's and Altice N.V.'s interests for Altice USA to own and operate ATS. The ATS Acquisition was approved by our Audit Committee pursuant to the Company's related-party transaction approval policy. See "Certain Relationships and Related-Party Transactions—Our Policy Regarding Related-Party Transactions."

        ATS has and will continue to provide technical operating services to the Company, including field services, such as dispatch, customer installations, disconnects, service changes and other customer service visits, outside plant maintenance services and design and construction services for HFC and FTTH infrastructure pursuant to an Independent Contractor Agreement and Transition Services Agreement with the Company.

Customer Experience

        We believe customer service is the cornerstone of our business. Accordingly, we make a concerted effort to continually improve each customer's experience and have made significant investments in our people, processes and technology to enhance our customers' experience and to reduce the number of times customers need to contact us. The insights from operational metrics help us focus our improvement efforts. For example, we link internal sales incentives to early churn and product mix, as opposed to more traditional criteria of new sales, in order to refocus our organization away from churn retention to churn prevention.

        Our customer care centers are managed and operated locally, with the deployment and execution of end-to-end care strategies and initiatives conducted on a site-by-site basis. We have residential and commercial customer care centers located throughout our footprint, including in Newark, NJ; Jericho,

NY; Bronx, NY; Melville, NY; Tyler, TX; and Lubbock, TX. Our customer care centers function as an integrated system and utilize software programs that provide increased efficiencies and limited wait-times for customers requiring support.

        We provide technical service to our customers 24 hours a day, seven days a week, and we have systems that allow our customer care centers to be accessed and managed remotely in the event that systems functionality is temporarily lost, which provides our customers access to customer service with limited disruption.

        We also utilize our customer portal to enable our customers to view and pay their bills online, obtain useful information and perform various equipment troubleshooting procedures. Our customers may also obtain support through our online chat, e-mail functionality and social media websites, including Twitter and Facebook.

Network Management

        Our cable systems are generally designed with an HFC architecture that has proven to be highly flexible in meeting the increasing needs of our customers. We deliver our signals via laser-fed fiber optic cable from control centers known as headends and hubs to individual nodes. Each node is connected to the individual homes served by us. A primary benefit of this design is that it pushes fiber optics closer to our customers' homes, which allows us to subdivide our systems into smaller service groups and make capital investments only in service groups experiencing higher than average service growth.

        As of December 31, 2017, approximately 96% of our basic pay television customers were served by systems with a capacity of at least 750 MHz and approximately 275 homes per node. Our Optimum network has been upgraded to nearly four times the maximum available broadband speeds and we have expanded our Gbps broadband service to approximately 72% of our Suddenlink footprint, compared to approximately 40% prior to the Suddenlink Acquisition. More than 99% of our residential broadband Internet customers are connected to our national backbone with a presence in major carrier access points in New York, Dallas, Chicago, San Jose, Washington D.C. and Phoenix. This presence allows us to avoid significant Internet transit costs by establishing peering relationships with major Internet service and content providers enabling direct connectivity with them at these access points.

        We also have a networking caching architecture that places highly viewed Internet traffic from the largest Internet-based content providers at the edge of the network closest to the customer to reduce bandwidth requirements across our national backbone, thus reducing operating expense. This collective network architecture also provides us with the capability to manage traffic across several Internet access points, thus helping to ensure Internet access redundancy and quality of service for our customers. Additionally, our national backbone connects most of our systems, which allows for an efficient and economical deployment of services from our centralized platforms that include telephone, VOD, network DVR, common pay television content, broadband Internet, hosted business solutions, provisioning, e-mail and other related services.

        We have also commenced a plan to build a FTTH network, which will enable us to deliver more than 10 Gbps broadband speeds across our entire Optimum footprint and part of our Suddenlink footprint. We believe this FTTH network will be more resilient with reduced maintenance requirements, fewer service outages and lower power usage, which we expect will drive further structural cost efficiencies.

        We have also focused on system reliability and disaster recovery as part of our national backbone and primary system strategy. For example, to help ensure a high level of reliability of our services, we implemented redundant power capability, as well as fiber route and carrier diversity in our networks serving most of our customers. With respect to disaster recovery, we invested in our telephone platform architecture for geo-redundancy to minimize downtime in the event of a disaster to any single facility. Additionally, we are working to implement a geo-redundant disaster recovery environment for our network operations center supporting both residential and business customers.

        In addition, we have expanded and refined our bandwidth utilization in capacity constrained systems in order to meet demand for new and improved advanced services. A key component to reclaim bandwidth was the digital delivery of pay television channels that were previously distributed in analog through the launch of digital simulcast, which duplicates analog channels as digital channels. Additionally, the deployment of lower-cost digital customer premises equipment, such as HD digital transport adapters, enabled the use of more efficient digital channels instead of analog channels, thus allowing the reclamation of expanded basic analog bandwidth in the targeted systems. This reclaimed analog bandwidth could then be repurposed for other advanced services such as additional HDTV services and faster Internet access speeds. This technology has the added benefit of providing improved picture and sound quality to customers for most of their pay television programming.

Information Technology

        Our IT systems consist of billing, customer relationship management, business and operational support and sales force management systems. We are updating and simplifying our IT infrastructure through further investments, focusing on cost efficiencies, improved system reliability, functionality and scalability and enhancing the ability of our IT infrastructure to meet our ongoing business objectives. Further, we have made significant progress in integrating and consolidating the IT platforms and systems and streamlining the processes of Optimum and Suddenlink, which has driven operating efficiencies. Additionally, through investment in our IT platforms and focus on process improvement, we have simplified and harmonized our service offering bundles, optimized our technical service delivery and improved customer service.

Suppliers

Customer Premise and Network Equipment

        We purchase set-top boxes and other customer premise equipment from a limited number of vendors because each of our cable systems uses one or two proprietary technology architectures. We also buy HD, HD/DVRs and VOD equipment, routers, including the components of our new home communications hub, and other network equipment from a limited number of suppliers, including Altice Labs, Altice N.V.'s technology, services and innovation center. See "Risk Factors—Risk Factors Relating to Our Business—We rely on network and information systems for our operations and a disruption or failure of, or defects in, those systems may disrupt our operations, damage our reputation with customers and adversely affect our results of operations."

Broadband and Telephone Connectivity

        We deliver broadband and telephony services through our HFC network. We use circuits that are either owned by us or leased from third parties to connect to the Internet and the public switched telephone network. We pay fees for leased circuits based on the amount of capacity available to it and pay for Internet connectivity based on the amount of IP-based traffic received from and sent over the other carrier's network.

Competition

        We operate in a highly competitive, consumer-driven industry and we compete against a variety of broadband, pay television and telephony providers and delivery systems, including broadband communications companies, wireless data and telephony providers, satellite delivered video signals, Internet-delivered video content and broadcast television signals available to residential and business customers in our service areas. We believe our leading market position in our footprint, technologically advanced network infrastructure, including our FTTH build-out, our new home communications hub and our focus on enhancing the customer experience favorably positions us to compete in our industry. See also "Risk Factors—Risk Factors Relating to Our Business—We operate in a highly competitive business environment which could materially adversely affect our business, financial condition, results of operations and liquidity."

Broadband Services Competition

        Our broadband services face competition from broadband communications companies' DSL, FTTH and wireless broadband offerings as well as from a variety of companies that offer other forms of online services, including satellite-based broadband services. Current and future fixed and wireless Internet services, such as 3G, 4G and 5G fixed and wireless broadband services and Wi-Fi networks, and devices such as wireless data cards, tablets and smartphones, and mobile wireless routers that connect to such devices, may compete with our broadband services.

Pay Television Services Competition

        We face intense competition from broadband communications companies with fiber-based networks, primarily Verizon, which has constructed a FTTH network plant that passes a significant number of households in our Optimum service area. We estimate that Verizon is currently able to sell a fiber-based pay television service, as well as broadband and VoIP services, to at least half of the households in our Optimum service area. In addition, Frontier offers pay television service in competition with us in most of our Connecticut service area.

        We also compete with DBS providers, such as DirecTV (a subsidiary of AT&T Inc.) and DISH. DirecTV and DISH offer one-way satellite-delivered pre-packaged programming services that are received by relatively small and inexpensive receiving dishes. DirecTV has exclusive arrangements with the National Football League that give it access to programming that we cannot offer. AT&T also has an agreement to acquire Time Warner Inc., which owns a number of cable networks, including TBS, CNN and HBO, and Warner Bros. Entertainment, which produces television, film and home-video content. However, we believe cable-delivered VOD services, which include HD programming, offer a competitive advantage to DBS service because cable headends can provide two-way communication to deliver a large volume of programming which customers can access and control independently, whereas DBS technology can only make available a much smaller amount of programming with DVR-like customer control.

        Our pay television services also face competition from a number of other sources, including companies that deliver movies, television shows and other pay television programming over broadband Internet connections to televisions, computers, tablets and mobile devices, such as Hulu, iTunes, Amazon Prime, Netflix, YouTube, Playstation Vue, DirecTV Now and Sling TV.

Telephony Services Competition

        Our telephony service competes with wireline, wireless and OTT phone providers, such as Vonage, Skype, GoogleTalk, Facetime, WhatsApp and magicJack, as well as companies that sell phone cards at a cost per minute for both national and international service. In addition, we compete with other forms of communication, such as text messaging on cellular phones, instant messaging, social networking services, video conferencing and email. The increase in the number of different technologies capable of carrying telephony services and the number of alternative communication options available to customers as well as the replacement of wireline services by wireless have intensified the competitive environment in which we operate our telephony services.

Business Services Competition

        We operate in highly competitive business telecommunications market and compete primarily with local incumbent telephone companies, especially AT&T, CenturyLink, Frontier and Verizon, as well as from a variety of other national and regional business services competitors.

Advertising Sales Competition

        We face intense competition for advertising revenue across many different platforms and from a wide range of local and national competitors. Advertising competition has increased and will likely continue to increase as new formats seek to attract the same advertisers. We compete for advertising revenue against, among others, local broadcast stations, national cable and broadcast networks, radio stations, print media and online advertising companies and content providers.

Properties

        Our headquarters are located in Long Island City, New York, where we currently lease approximately 170,000 square feet of office space under a lease expiring in 2021. We also own our former headquarters building located in Bethpage, New York, with approximately 558,000 square feet of space, where we continue to maintain administrative offices. In addition, we own or lease real estate throughout our operating areas where certain of our call centers, corporate facilities, business offices, earth stations, transponders, microwave towers, warehouses, headend equipment, hub sites, access studios and microwave receiving antennae are located.

        Our principal physical assets consist of cable operating plant and equipment, including signal receiving, encoding and decoding devices, headend facilities, fiber optic transport networks, coaxial and distribution systems and equipment at or near customers' homes or places of business for each of the systems. The signal receiving apparatus typically includes a tower, antenna, ancillary electronic equipment and earth stations for reception of satellite signals. Headend facilities are located near the receiving devices. Our distribution system consists primarily of coaxial and fiber optic cables and related electronic equipment. Customer premise equipment consists of set-top devices, cable modems, Internet routers, wireless devices and media terminal adapters for telephone. Our cable plant and related equipment generally are attached to utility poles under pole rental agreements with local public utilities; although in some areas the distribution cable is buried in underground ducts or directly in trenches. The physical components of the cable systems require maintenance and periodic upgrading to improve system performance and capacity. In addition, we operate a network operations center that monitors our network 24 hours a day, seven days a week, helping to ensure a high quality of service and reliability for both our residential and commercial customers. We own most of our service vehicles.

        We believe our properties, both owned and leased, are in good condition and are suitable and adequate for our operations.

Intellectual Property

        We rely on our patents, copyrights, trademarks and trade secrets, as well as licenses and other agreements with our vendors and other parties, to use our technologies, conduct our operations and sell our products and services. We also rely on our access to the proprietary technology of Altice N.V., including through Altice Labs. However, no single patent, copyright, trademark, trade secret or content license is material to our business. We believe we own or have the right to use all of the intellectual property that is necessary for the operation of our business as we currently conduct it.

Employees and Labor Relations

        As of December 31, 2017, we had 9,047 full-time (5,962 in our Cablevision segment and 3,085 in our Suddenlink segment), 72 part-time (63 in our Cablevision segment and 9 in our Suddenlink segment) and 295 temporary employees (294 in our Cablevision segment and 1 in our Suddenlink segment). 208 employees (in our Cablevision segment) were covered under collective bargaining agreements and an additional 94 (in our Cablevision segment) were represented by a union. As of December 31, 2017, ATS had approximately 3,250 employees, none of which were covered under collective bargaining agreements or represented by a union. We believe our relations with employees are satisfactory.

Legal Proceedings

        Following expiration of the affiliation agreements for carriage of certain Fox broadcast stations and cable networks on October 16, 2010, News Corporation terminated delivery of the programming feeds to Cablevision, and as a result, those stations and networks were unavailable on Cablevision's cable television systems. On October 30, 2010, Cablevision and Fox reached an agreement on new affiliation agreements for these stations and networks, and carriage was restored. Several purported class action lawsuits alleging breach of contract, unjust enrichment, and consumer fraud and seeking unspecified compensatory damages, punitive damages and attorneys' fees were subsequently filed on behalf of Cablevision's customers seeking recovery for the lack of Fox programming. Those lawsuits were consolidated in an action before the U. S. District Court for the Eastern District of New York, and a consolidated complaint was filed in that court on February 22, 2011. On March 28, 2012, in ruling on Cablevision's motion to dismiss, the Court dismissed all of plaintiffs' claims, except for breach of contract. On March 30, 2014, the Court granted plaintiffs' motion for class certification. The parties have entered into a settlement agreement, which is subject to Court approval. As of December 31, 2017, the Company had an estimated liability associated with a potential settlement totaling $5,200. The amount ultimately paid in connection with the proposed settlement could exceed the amount recorded.

        In October 2015, the New York Attorney General began an investigation into whether the major Internet Service Providers in New York State deliver advertised Internet speeds. The Company is cooperating with this investigation and is currently in discussions with the New York Attorney General about resolving the investigation as to the Company, which resolution may involve operational and or financial components. While the Company is unable to predict the outcome of the investigation or these discussions, at this time it does not expect that the outcome will have a material adverse effect on its operations, financial conditions or cash flows.

        The Company receives notices from third parties and, in some cases, is named as a defendant in certain lawsuits claiming infringement of various patents relating to various aspects of the Company's businesses. In certain of these cases other industry participants are also defendants. In certain of these cases the Company expects that any potential liability would be the responsibility of the Company's equipment vendors pursuant to applicable contractual indemnification provisions. The Company believes that the claims are without merit and intends to defend the actions vigorously, but is unable to predict the outcome of these matters or reasonably estimate a range of possible loss.

        In addition to the matters discussed above, the Company is party to various lawsuits, some involving claims for substantial damages. Although the outcome of these other matters cannot be predicted and the impact of the final resolution of these other matters on the Company's results of operations in a particular subsequent reporting period is not known, management does not believe that the resolution of these other lawsuits will have a material adverse effect on the financial position of the Company or the ability of the Company to meet its financial obligations as they become due.

REGULATION

        Our cable and related services are subject to a variety of federal, state and local law and regulations. The Communications Act, and the rules, regulations and policies of the FCC, as well as other federal and state laws governing cable television, communications, consumer protection, privacy and related matters, affect significant aspects of our cable system and services operations.

        The following paragraphs describe the existing legal and regulatory requirements we believe are most significant to our cable system operations today. Our business can be dramatically impacted by changes to the existing regulatory framework, whether triggered by legislative, administrative or judicial rulings.

Cable Television

        Franchising.    The Communications Act requires cable operators to obtain a non-exclusive franchise from state or local franchising authorities to provide cable service. Although the terms of franchise agreements differ from jurisdiction to jurisdiction, they typically require payment of franchise fees and contain regulatory provisions addressing, among other things, use of the right of way, service quality, cable service to schools and other public institutions, insurance, indemnity and sales of assets or changes in ownership. State and local franchising authority, however, must be exercised consistent with the Communications Act, which sets limits on franchising authorities' powers, including limiting franchise fees to no more than 5% of gross revenues from the provision of cable service, prohibiting franchising authorities from requiring us to carry specific programming services, and protecting the renewal expectation of franchisees by limiting the factors a franchising authority may consider and requiring a due process hearing before denying renewal. Even when franchises are renewed, however, the franchise authority may, except where prohibited by applicable law, seek to impose new and more onerous requirements as a condition of renewal. Similarly, if a franchising authority's consent is required for the purchase or sale of a cable system, the franchising authority may attempt to impose more burdensome requirements as a condition for providing its consent. Cable franchises generally are granted for fixed terms and in many cases include monetary penalties for noncompliance. They may also be terminable if the franchisee fails to comply with material provisions.

        In recent years, the traditional local cable franchising regime underwent significant change as a result of various federal and state actions. Several states have reduced or eliminated the role of local, municipal government in franchising in favor of state or system-wide franchises, and the trend has been toward consolidation of franchising authority at the state level, in part to accommodate the interests of new broadband and cable entrants over the last decade. At the same time, the FCC has adopted rules that streamline entry for new competitors (such as those affiliated with broadband communications companies) and reduce certain franchising burdens for these new entrants. The FCC adopted more modest relief for existing cable operators, but a recent federal court decision curtailed a portion of this relief that relates to the cap on in-kind payments to franchising authorities.

        Pricing and Packaging.    The Communications Act and the FCC's rules limit the scope of price regulation for cable television services. Among other limitations, franchising authorities may regulate rates for only "basic" cable service. In 2015, the FCC adopted an order reversing its historic approach to this local rate regulation. Previously, rate regulation was in effect in a community unless and until a cable operator successfully petitioned the FCC for relief by showing the existence of "effective competition" (as defined under federal law) in the community. The FCC reversed that presumption, barring franchise authority rate regulation absent an affirmative showing by the franchising authority that there is an absence of effective competition. As none of our franchise authorities have filed the necessary rate regulation certification, none of our pay television customers are currently subject to rate regulation.

        There have been frequent calls to impose further rate regulation on the cable industry. It is possible that Congress or the FCC may adopt new constraints on the retail pricing or packaging of cable programming. For example, there has been legislative and regulatory interest in requiring cable operators to offer historically bundled programming services on an à la carte basis. In addition, the FCC recently initiated a proceeding exploring how programming practices involving MVPDs affect the availability of diverse and independent programming. As we attempt to respond to a changing marketplace with competitive marketing and pricing practices, we may face regulations that impede our ability to compete.

        Must-Carry/Retransmission Consent.    Cable operators are required to carry, without compensation, programming transmitted by most local commercial and noncommercial broadcast television stations that elect "must carry" status.

        Alternatively, local commercial broadcast television stations may elect "retransmission consent," giving up their must-carry right and instead negotiating with cable systems the terms on which the cable systems may carry the station's programming content. Cable systems generally may not carry a broadcast station that has elected retransmission consent without the station's consent. The terms of retransmission consent agreements frequently include the payment of compensation to the station.

        Broadcast stations must elect "must carry" or retransmission consent every three years. A substantial number of local broadcast stations currently carried by our cable systems have elected to negotiate for retransmission consent. In the most recent retransmission consent negotiations, popular television stations have demanded substantial compensation increases, thereby increasing our operating costs.

        Ownership Limitations.    Federal regulation of the communications field traditionally included a host of ownership restrictions, which limited the size of certain media entities and restricted their ability to enter into competing enterprises. Through a series of legislative, regulatory, and judicial actions, most of these restrictions have been either eliminated or substantially relaxed. The FCC is currently considering substantial changes in this area, which could alter the business environment in which we operate.

        Set-Top Boxes.    The Communications Act includes a provision that requires the FCC to take certain steps to support the development of a retail market for "navigation devices," such as cable set-top boxes. As a result, the FCC has adopted certain mandates, from time to time, to require cable operators to accommodate third party navigation devices, sometimes imposing substantial development and operating requirements on the industry. From time to time, the FCC has proposed additional rules to effectuate this mandate, though there is no currently active effort to advance these proposals. Nevertheless, the FCC may in the future consider implementing other measures to promote the competitive availability of retail set-top boxes or third party navigation options that could impact our customers' experience, our ability to capture user interactions to refine and enhance our services, and our ability to provide a consistent customer support environment.

        PEG and Leased Access.    Franchising authorities may require that we support the delivery and support for public, educational, or governmental ("PEG") channels on our cable systems. In addition to providing PEG channels, we must make a limited number of commercial leased access channels available to third parties (including parties with potentially competitive pay television services) at regulated rates. The FCC adopted revised rules several years ago mandating a significant reduction in the rates that operators can charge commercial leased access users. These rules were stayed, however, by a federal court, pending a cable industry appeal. This matter currently remains pending, and the revised rules are not yet in effect. Although commercial leased access activity historically has been relatively limited, increased activity in this area could further burden the channel capacity of our cable systems.

        Pole Attachments.    The company makes extensive use of utility poles and conduit owned by other utilities to attach and install the facilities that are integral to our network and services. The Communications Act requires most utilities to provide cable systems with access to poles and conduits for access to attach such facilities at regulated rates. States (or, where states choose not to regulate, the FCC) regulate utility company rates for the rental of pole and conduit space used by companies, including operators like us, to provide cable, telecommunications services, and Internet access services, unless states establish their own regulations in this area. Many states in which we operate have elected to set their own pole attachment rules.

        In 2011 and again in 2015, the FCC amended its pole attachment rules to promote broadband deployment. The 2011 order allows for new penalties in certain cases involving unauthorized attachments, but generally strengthens the cable industry's ability to access investor-owned utility poles on reasonable rates, terms and conditions. Additionally, the 2011 order reduces the federal rate formula previously applicable to "telecommunications" attachments to closely approximate the more favorable rate formula applicable to "cable" attachments. The 2015 Order continues this rate reconciliation, effectively closing a remaining "loophole" that potentially allowed for significantly higher rates for telecommunications attachments in certain scenarios. Neither the 2011 order nor the 2015 Order directly affects the rate in states that self-regulate (rather than allowing the FCC to regulate) pole rates, but many of those states have substantially the same rate for cable and telecommunications attachments. Adverse changes to the pole attachment rate structure, rate, and classifications could significantly increase our annual pole attachment costs.

        Program Access.    The program access rules generally prohibit a cable operator from improperly influencing an affiliated satellite-delivered cable programming service to discriminate unfairly against an unaffiliated distributor where the purpose or effect of such influence is to significantly hinder or prevent the competitor from providing satellite-delivered cable programming. FCC rules also allow a competing distributor to bring a complaint against a cable-affiliated terrestrially-delivered programmer or its affiliated cable operator for alleged violations of this rule, and seek reformed terms of carriage as remedy.

        Program Carriage.    The FCC's program carriage rules prohibit us from requiring that an unaffiliated programmer grant us a financial interest or exclusive carriage rights as a condition of its carriage on our cable systems and prohibit us from unfairly discriminating against unaffiliated programmers in the terms and conditions of carriage on the basis of their nonaffiliation.

        On October 12, 2011, Game Show Network ("GSN") filed a program carriage complaint against Cablevision, alleging that we discriminated against it in the terms and conditions of carriage based on GSN's lack of affiliation with us. Although the Enforcement Bureau of the FCC recommended on October 15, 2015, that the administrative law judge adjudicating this dispute find in our favor because GSN had not satisfied its burden of proving that we discriminated against it on the basis of affiliation, the administrative law judge issued his initial decision in GSN's favor on November 23, 2016, requiring that we restore GSN to the expanded basic tier. The FCC reversed that decision and denied GSN's complaint on July 13, 2017. GSN initiated review of that decision in a federal appeals court on September 11, 2017. We believe GSN's claims are without merit and intervened in GSN's appeal to support the FCC's decision on October 11, 2017. On December 28, 2017, we entered into a binding settlement agreement with GSN. On January 25, 2018, the federal court of appeals entered dismissal of the action.

        Exclusive Access to Multitenant Buildings.    The FCC has prohibited cable operators from entering into or enforcing exclusive agreements with owners of multitenant buildings under which the operator is the only MVPD with access to the building.

        CALM Act.    The FCC's rules require us to ensure that all commercials carried on our cable service comply with specified volume standards.

        Privacy and Data Security.    In the course of providing our services, we collect certain information about our customers and their use of our services. We also collect certain information regarding potential customers and other individuals. Our collection, use, disclosure and other handling of information is subject to a variety of federal and state privacy requirements, including those imposed specifically on cable operators and telecommunications service providers by the Communications Act. We are also subject to data security obligations, as well as requirements to provide notice to individuals and governmental entities in the event of certain data security breaches, and such breaches, depending on their scope and consequences, may lead to litigation and enforcement actions with the potential of substantial monetary forfeitures or to adversely affect our brand.

        As cable operators provide interactive and other advanced services, additional privacy and data security requirements may arise through legislation, regulation or judicial decisions. For example, the Video Privacy Protection Act of 1988 has been extended to cover online interactive services through which customers can buy or rent movies. In addition, Congress, the FTC, and other lawmakers and regulators are all considering whether to adopt additional measures that could impact the collection, use, and disclosure of customer information in connection with the delivery of advertising and other services to consumers customized to their interests. In October 2016, the FCC adopted new privacy and data security rules governing the use of customer information by broadband ISPs, including cable ISPs and providers of VoIP. These new rules permit the collection and use of non-sensitive customer information subject to the customers' ability to opt out, but require the customers' opt-in before access, use or disclosure of sensitive proprietary information. These new rules are more stringent than the FTC's privacy standards. The FCC suspended the data security portion of these rules in February. In March, both houses of Congress voted to overturn all of the rules. This legislation was signed by the President in April and it is now effective. Some states are now considering imposing similar rules, however.

        Federal Copyright Regulation.    We are required to pay copyright royalty fees on a semi-annual basis to receive a statutory compulsory license to carry broadcast television content. These fees are subject to periodic audit by the content owners. The amount of a cable operator's royalty fee payments are determined by a statutory formula that takes into account various factors, including the amount of "gross receipts" received from customers for "basic" service, the number of "distant" broadcast signals carried and the characteristics of those distant signals (e.g., network, independent or noncommercial). Certain elements of the royalty formula are subject to adjustment from time to time, which can lead to increases in the amount of our semi-annual royalty payments. The U.S. Copyright Office, which administers the collection of royalty fees, has made recommendations to Congress for changes in or elimination of the statutory compulsory licenses for cable television carriage of broadcast signals and the U.S. Government Accountability Office is conducting a statutorily-mandated inquiry into whether the cable compulsory license should be phased out. Changes to copyright regulations could adversely affect the ability of our cable systems to obtain such programming, and could increase the cost of such programming. Similarly, we must obtain music rights for locally originated programming and advertising from the major music performing rights organizations. These licensing fees have been the source of litigation in the past, and we cannot predict with certainty whether license fee disputes may arise in the future.

        Access for Persons with Disabilities.    The FCC's rules require us to ensure that persons with disabilities can more fully access the programming we carry. We are required to provide closed captions and pass through video description to customers on some networks we carry, and to provide an easy means of activating closed captioning and to ensure the audio accessibility of emergency information navigation capabilities of our video offerings.

        Other Regulation.    We are subject to various other regulations, including those related to political broadcasting; home wiring; the blackout of certain network and syndicated programming; prohibitions on transmitting obscene programming; limitations on advertising in children's programming; and standards for emergency alerts, as well as telemarketing and general consumer protection laws and equal employment opportunity obligations. The FCC also imposes various technical standards on our operations. In the aftermath of Superstorm Sandy, the FCC and the states are examining whether new requirements are necessary to improve the resiliency of communications networks, potentially including cable networks. Each of these regulations restricts our business practices to varying degrees. The FCC can aggressively enforce compliance with its regulations and consumer protection policies, including the imposition of substantial monetary sanctions. It is possible that Congress or the FCC will expand or modify its regulations of cable systems in the future, and we cannot predict at this time how that might impact our business.

Broadband

        Regulatory Classification.    Broadband Internet access services were traditionally classified by the FCC as "information services" for regulatory purposes, a type of service that is subject to a lesser degree of regulation than "telecommunications services." In 2015, the FCC reversed this determination and classified broadband Internet access services as "telecommunications services." This reclassification had subjected our broadband Internet access service to greater regulation, although the FCC did not apply all telecommunications service obligations to broadband Internet access service. The 2015 Order could have had a material adverse impact on our business. In December 2017, the FCC adopted an order that in large part reversed again the 2015 Order and reestablished the "information service" classification for broadband Internet access service. The 2017 Order has not yet gone into effect, however, and the 2015 Order will remain binding until the 2017 Order takes effect. The 2017 Order is expected to be subject to legal challenge that may delay its effect or overturn it.

        Net Neutrality.    The 2015 Order also established a new "Open Internet" framework that expanded disclosure requirements on Internet service providers ("ISPs") such as cable companies, prohibited blocking, throttling, and paid prioritization of Internet traffic on the basis of the content, and imposed a "general conduct standard" that prohibits unreasonable interference with the ability of end users and edge providers to reach each other. The FCC's 2017 Order eliminates these rules except for certain disclosure requirements. As noted above, however, we cannot be certain when or if the 2017 Order will take effect. Additionally, Congress and some states are considering legislation that may codify "net neutrality" rules.

        Access for Persons with Disabilities.    The FCC's rules require us to ensure that persons with disabilities have access to "advanced communications services" ("ACS"), such as electronic messaging and interoperable video conferencing. They also require that certain pay television programming delivered via Internet Protocol include closed captioning and require entities distributing such programming to end users to pass through such captions and identify programming that should be captioned.

        Other Regulation.    The 2015 Order also subjected broadband providers' Internet traffic exchange rates and practices to potential FCC oversight and created a mechanism for third parties to file complaints regarding these matters. In addition, our provision of Internet services also subjects us to the limitations on use and disclosure of user communications and records contained in the Electronic Communications Privacy Act of 1986. Broadband Internet access service is also subject to other federal and state privacy laws applicable to electronic communications.

        Additionally, providers of broadband Internet access services must comply with CALEA, which requires providers to make their services and facilities accessible for law enforcement intercept requests. Various other federal and state laws apply to providers of services that are accessible through broadband Internet access service, including copyright laws, telemarketing laws, prohibitions on obscenity, and a ban on unsolicited commercial e-mail, and privacy and data security laws. Online content we provide is also subject to some of these laws.

        Other forms of regulation of broadband Internet access service currently being considered by the FCC, Congress or state legislatures include consumer protection requirements, cyber security requirements, consumer service standards, requirements to contribute to universal service programs and requirements to protect personally identifiable customer data from theft. Pending and future legislation in this area could adversely affect our operations as an Internet service provider and our relationship with our Internet customers.

        Additionally, from time to time the FCC and Congress have considered whether to subject broadband Internet access services to the federal Universal Service Fund ("USF") contribution requirements. Any contribution requirements adopted for Internet access services would impose significant new costs on our broadband Internet service. At the same time, the FCC is changing the manner in which Universal Service funds are distributed. By focusing on broadband and wireless deployment, rather than traditional telephone service, the changes could assist some of our competitors in more effectively competing with our service offerings.

Telephony Services—VoIP

        We provide telephony services using VoIP technology ("interconnected VoIP"). The FCC has adopted several regulations for interconnected VoIP services, as have several states, especially as it relates to core customer and safety issues such as E911, local number portability, disability access, outage reporting, universal service contributions, and regulatory reporting requirements. The FCC has not, however, formally classified interconnected VoIP services as either information services or telecommunications services. In this vacuum, some states have asserted more expansive rights to regulate interconnected VoIP services, while others have adopted laws that bar the state commission from regulating VoIP service.

        Universal Service.    Interconnected VoIP services must contribute to the USF used to subsidize communication services provided to low income households, to customers in rural and high cost areas, and to schools, libraries, and rural health care providers. The amount of universal service contribution required of interconnected VoIP service providers is based on a percentage of revenues earned from interstate and international services provided to end users. We allocate our end user revenues and remit payments to the universal service fund in accordance with FCC rules. The FCC has ruled that states may impose state universal service fees on interconnected VoIP providers.

        Local Number Portability.    The FCC requires interconnected VoIP service providers and their "numbering partners" to ensure that their customers have the ability to port their telephone numbers when changing providers. We also contribute to federal funds to meet the shared costs of local number portability and the costs of North American Numbering Plan Administration.

        Intercarrier Compensation.    In an October 2011 reform order and subsequent clarifying orders, the FCC revised the regime governing payments among providers of telephony services for the exchange of calls between and among different networks ("intercarrier compensation") to, among other things, explicitly include interconnected VoIP. In that Order, the FCC determined that intercarrier compensation for all terminating traffic, including VoIP traffic exchanged in TDM format, will be phased down over several years to a "bill-and-keep" regime, with no compensation between carriers for most terminating traffic by 2018. The FCC is considering further reform in this area, which could reduce or eliminate compensation for originating traffic as well.

        Other Regulation.    Interconnected VoIP service providers are required to provide enhanced 911 emergency services to their customers; protect customer proprietary network information from unauthorized disclosure to third parties; report to the FCC on service outages; comply with telemarketing regulations and other privacy and data security requirements; comply with disabilities access requirements and service discontinuance obligations; comply with call signaling requirements; and comply with CALEA standards. In August 2015, the FCC adopted new rules to improve the resiliency of the communications network. Under the new rules, providers of telephony services, including interconnected VoIP service providers, must make available eight hours of standby backup power for consumers to purchase at the point of sale. The rules also require that providers inform new and current customers about service limitations during power outages and steps that consumers can take to address those risks.

Telephony Services—Traditional

        We operate traditional telecommunications services under the trade name Lightpath in various state subsidiaries, and those services are largely governed under rules established for CLECs under the Communications Act. The Communications Act entitles our CLEC subsidiaries to certain rights, but as telecommunications carriers, it also subjects them to regulation by the FCC and the states. Their designation as telecommunications carriers also results in other regulations that may affect them and the services they offer.

        Interconnection and Intercarrier Compensation.    The Communications Act requires telecommunications carriers to interconnect directly or indirectly with other telecommunications carriers. Under the FCC's intercarrier compensation rules, we are entitled, in some cases, to compensation from carriers when they use our network to terminate or originate calls and in other cases are required to compensate another carrier for using its network to originate or terminate traffic. The FCC and state regulatory commissions, including those in the states in which we operate, have adopted limits on the amounts of compensation that may be charged for certain types of traffic. As noted above, the FCC has determined that intercarrier compensation for all terminating traffic will be phased down over several years to a "bill-and-keep" regime, with no compensation between carriers for most terminating traffic by 2018, and is considering further reform that could reduce or eliminate compensation for originating traffic as well.

        Universal Service.    Our CLEC subsidiaries are required to contribute to the USF. The amount of universal service contribution required of us is based on a percentage of revenues earned from interstate and international services provided to end users. We allocate our end user revenues and remit payments to the universal service fund in accordance with FCC rules. The FCC has ruled that states may impose state universal service fees on CLEC telecommunications services.

        Other Regulation.    Our CLEC subsidiaries' telecommunications services are subject to other FCC requirements, including protecting the use and disclosure of customer proprietary network information; meeting certain notice requirements in the event of service termination; compliance with disabilities access requirements; compliance with CALEA standards; outage reporting; and the payment of fees to fund local number portability administration and the North American Numbering Plan. As noted above, the FCC and states are examining whether new requirements are necessary to improve the resiliency of communications networks. Communications with our customers are also subject to FCC, FTC and state regulations on telemarketing and the sending of unsolicited commercial e-mail and fax messages, as well as additional privacy and data security requirements.

        State Regulation.    Our CLEC subsidiaries' telecommunications services are subject to regulation by state commissions in each state where we provide services. In order to provide our services, we must seek approval from the state regulatory commission or be registered to provide services in each state where we operate and may at times require local approval to construct facilities. Regulatory obligations vary from state to state and include some or all of the following requirements: filing tariffs (rates, terms and conditions); filing operational, financial, and customer service reports; seeking approval to transfer the assets or capital stock of the broadband communications company; seeking approval to issue stocks, bonds and other forms of indebtedness of the broadband communications company; reporting customer service and quality of service requirements; outage reporting; making contributions to state universal service support programs; paying regulatory and state Telecommunications Relay Service and E911 fees; geographic build-out; and other matters relating to competition.

Other Services

        We may provide other services and features over our cable system, such as games and interactive advertising that may be subject to a range of federal, state and local laws such as privacy and consumer protection regulations. We also maintain various websites that provide information and content regarding our businesses. The operation of these websites is also subject to a similar range of regulations.

Environmental Regulations

        Our business operations are subject to environmental laws and regulations, including regulations governing the use, storage, disposal of, and exposure to, hazardous materials, the release of pollutants into the environment and the remediation of contamination. In part as a result of the increasing public awareness concerning the importance of environmental regulations, these regulations have become more stringent over time. Amended or new regulations could impact our operations and costs.

MANAGEMENT

        The following table sets forth the names, ages as of the date of this prospectus, and positions of the individuals who are expected to constitute directors and executive officers as of the completion of the Distribution. The individuals listed below, other than Mr. Drahi, currently constitute the directors and executive officers of Altice USA. Following the consummation of the Distribution, Mr. Drahi and two additional directors designated for nomination by Next Alt will be appointed to the Altice USA board of directors. In the table below, directors and the director nominee of Altice USA are designated with a + and executive officers of Altice USA are designated with a *. Only Mr. Goei is both an employee and a director of Altice USA.

Name	Age	Position
Patrick Drahi	54	Chairman and Director Nominee+
Dexter Goei	46	Chief Executive Officer and Director*+
Dennis Okhuijsen	47	Director+
Jérémie Bonnin	44	Director+
Raymond Svider	55	Director+
Mark Mullen	53	Director+
Manon Brouillette	49	Director+
Charles Stewart	48	Co-President and Chief Financial Officer*
Abdelhakim Boubazine	42	Co-President and Chief Operating Officer*
Lisa Rosenblum	64	Vice Chairman*
David Connolly	46	Executive Vice President, General Counsel and Secretary*

        Patrick Drahi is expected to join Altice USA as Chairman and Director and rejoin the board of directors of Altice N.V. upon the completion of the Distribution. Mr. Drahi founded Altice in 2002. Mr. Drahi is a graduate from the Ecole Polytechnique and Ecole Nationale Supérieure de Télécommunications and began his professional career with the Philips Group in 1988 where he was in charge of international marketing (UK, Ireland, Scandinavia, Asia) in satellite and cable TV (DTH, CATV, MMDS). In 1991, Mr. Drahi joined the US/Scandinavian group Kinnevik-Millisat, where he was in charge of the development of private cable networks in Spain and France and was involved in the launch of commercial TV stations in Eastern Europe. In 1993, Mr. Drahi founded CMA, a consulting firm specialised in telecommunications and media, which was awarded a mandate from BCTV for the implementation of Beijing's full service cable network. In addition, Mr. Drahi founded two Cable companies, Sud Câble Services (1994) and Médiaréseaux (1995), where he was involved in several network deployments and buy-outs. When Médiaréseaux was taken over by UPC at the end of 1999, Mr. Drahi advised UPC on its M&A activities until mid-2001.

        Dexter Goei has served as Chairman and Chief Executive Officer of Altice USA, and President of the board of directors of Altice N.V., since 2016. Mr. Goei will remain a Director of Altice USA and Altice N.V. following the Distribution. Mr. Goei first joined the Altice Group as Chief Executive Officer in 2009, helping to lead its development and growth from a French cable operator to a multinational telecoms operator with fixed and mobile assets across six different territories serving both residential and enterprise clients. Prior to joining the Altice Group, Mr. Goei spent 15 years in investment banking first with JP Morgan and then Morgan Stanley in their Media & Communications Group in New York, Los Angeles and London. Prior to that, he was Co-Head of Morgan Stanley's European Media & Communications Group when he left to join Altice. Mr. Goei is a graduate of Georgetown University's School of Foreign Service with cum laude honors.

        Dennis Okhuijsen joined Altice USA as a director in 2017. Mr. Okhuijsen will serve as the Chief Executive Officer of Altice N.V. following the Distribution. He joined the Altice Group in September 2012 as the CFO. Before joining the Altice Group, he was a Treasurer for Liberty Global since 2005. From 1993 until 1996 he was a senior accountant at Arthur Andersen. Mr. Okhuijsen joined UPC in

1996 where he was responsible for accounting, treasury and investor relations up to 2005. His experience includes raising and maintaining non-investment grade capital across both the loan markets as well as the bond/equity capital market. In his previous capacities he was also responsible for financial risk management, treasury and operational financing. He holds a Master's of Business Economics from the Erasmus University Rotterdam.

        Jérémie Bonnin joined Altice USA as a director in 2017. He is the representative of A4 S.A. on the Altice N.V. board of directors and he is General Secretary of Altice N.V., which he joined in May 2005 as Corporate Finance director. Before joining Altice N.V., he was a Manager in the Transaction Services department at KPMG, which he joined in 1998. Since his appointment at Altice N.V., he has been involved in all of the Altice Group's acquisitions which have increased its footprint (in France, Belgium, Luxembourg, Switzerland, Israel, the French Overseas Territories, the Dominican Republic, Portugal and the United States). He has a long track record of successful cross-border transactions, and in financial management within the telecom sector. Mr. Bonnin received his engineering degree from the Institut d'Informatique d'Entreprises in France in 1998. He also graduated from the DECF in France (an equivalent to the CPA) in 1998.

        Raymond Svider joined Altice USA as a director in 2017. Mr. Svider is the Co-Chairman and a Managing Partner of BC Partners. He joined the firm in 1992 and is currently based in New York. Over the years, Mr. Svider has participated and led investments in a number of sectors including TMT, healthcare, industrials, business services, consumer and retail. He is currently Non-Executive Chairman of PetSmart, Chairman of the Board of Accudyne Industries, and also serves on the boards of Intelsat (NYSE "I") and Teneo Global. Mr. Svider previously served as a Director of Office Depot, Multiplan, Unity Media, Neuf Cegetel, Polyconcept, Neopost, Nutreco, UTL and Chantemur. Mr. Svider received an MBA from the University of Chicago and an MS in Engineering from both Ecole Polytechnique and Ecole Nationale Superieure des Telecommunications in France.

        Mark Mullen joined Altice USA as a director in 2017. Mr. Mullen is co-founder and Managing Director of Bonfire Ventures, founded in 2017. Mr. Mullen also founded Double M Partners in 2012 and has since served as Managing Partner. Both Bonfire and Double M manage early stage capital funds in Los Angeles. Mr. Mullen also founded Mull Capital in 2005, an evergreen fund that invests directly in startups and in other investment funds. All of the funds focus on investing in internet, media and technology with primary emphasis on business to business solutions, security and software. Prior to Double M Partners, Mr. Mullen served as COO of the City of Los Angeles (Economic Policy) and Senior Advisor to the then-Mayor Antonio Villaraigosa where he oversaw several of the City's assets including the LA International Airport (LAX), LA Convention Center, the Planning and Building & Safety Departments, as well as the Office of Small Business Services. From 1993-2007, Mr. Mullen ran the international M&A and private equity group for Daniels & Associates, an investment bank focused on the cable TV and broadband industry. Mr. Mullen was a senior partner of Daniels when it was acquired by RBC Capital Markets in 2007 where he stayed until 2010 as Managing Director. Mr. Mullen earned his BSBA with cum laude honors from the University of Denver in 1986 and earned his MBA in international business from the Thunderbird School of Global Management in 1992.

        Manon Brouillette joined Altice USA as a director in 2017. Ms. Brouillette has been the President and Chief Executive Officer of Vidéotron, which includes Videotron Business Solutions, Vidéotron Le Superclub, 4Degrees and Fibrenoire, since 2013. Ms. Brouillette sits on the board of the École de technologie supérieure (ÉTS) in Montréal. She is also Executive Vice-Chair of the Quartier de l'innovation and a director of the Sainte-Justine Hospital Foundation. Ms. Brouillette received a bachelor's degree in communications and marketing from Université Laval and completed the University of Western Ontario's Ivey Executive Program.

        Charles Stewart has served as Co-President and Chief Financial Officer of Altice USA since 2015. Mr. Stewart joined Altice USA after 21 years of corporate, finance and investment banking experience in the United States, Latin America and Europe. Most recently, Mr. Stewart served as Chief Executive Officer of Itau BBA International plc from 2013 to 2015, where he oversaw Itau-Unibanco's wholesale banking activities in Europe, the United States and Asia. Prior to that, he spent nineteen years at Morgan Stanley as an investment banker in various roles, including nine years focusing on the U.S. cable, broadcast and publishing industries. Mr. Stewart also acted as Deputy Head of Investment Banking for EMEA and was a member of the global investment banking management committee. Mr. Stewart is a graduate of Yale University.

        Abdelhakim Boubazine has served as Co-President and Chief Operating Officer of Altice USA since 2016. He joined the Altice Group in 2014 as CEO of Altice in the Dominican Republic. There he oversaw cable television, broadband and mobile operations, serving more than 4 million customers. Prior to Altice, Mr. Boubazine was CEO of ERT, a company specializing in the design, construction and operation of the latest-generation cable and fiber networks in France, Belgium, Luxembourg and the French West Indies and which was one of the main sub-contractors of Altice in these regions. Prior to joining the telecommunications industry, he had an international career of more than 10 years in the oil and gas industry, where he occupied various operations, business and senior management roles in Europe, Asia, North America, Africa and the Middle East. Mr. Boubazine holds an engineering degree from the École Centrale de Lyon and a Master's degree in Theoretical Physics from the University of Strasbourg. He is also a post-graduate in Petroleum Engineering & Management from Imperial College of London.

        David Connolly is Executive Vice President, General Counsel and Secretary of Altice USA. In this role he is responsible for all legal affairs for Altice USA. Previously, Mr. Connolly was a Mergers & Acquisitions partner at Shearman & Sterling LLP, where he advised Altice N.V. on the Optimum Acquisition. While at Shearman & Sterling LLP, he represented multinational corporations, financial institutions and professional sports franchises in a wide variety of matters. Mr. Connolly holds a B.A. from the College of the Holy Cross and a J.D. from Fordham University School of Law.

        Lisa Rosenblum is Vice Chairman of Altice USA. In this role, she advises the CEO as requested on selected legislative, regulatory and public policy matters. Previously, Ms. Rosenblum was responsible for helping to shape corporate strategy on all legislative, regulatory and public policy activities and related business matters, as well as for establishing our presence with government, in the marketplace and the communities we serve. Ms. Rosenblum previously served as Executive Vice President and General Counsel, with responsibility for all legal, government relations and public and community affairs for Altice USA. She joined Optimum in 1996, and prior to the Optimum Acquisition she held the position of Executive Vice President, Government and Public Affairs, where she was responsible for directing the company's local, state and federal government relations, as well as all legislative, regulatory and policy matters. Ms. Rosenblum currently serves on the board of directors of Citymeals-on-Wheels in New York City, an organization devoted to serving the elderly. Ms. Rosenblum holds a B.A., cum laude, from Yale University and a J.D. from the Connecticut School of Law, where she served as an editor of the Law Review.

General Information About Our Directors and Executive Management

        As of the date of this prospectus, none of the members of our Board and executive management for at least the previous five years:

  •
  has been convicted of fraudulent offenses;

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  has served as a director or officer of any entity subject to bankruptcy proceedings, receivership or liquidation;

  •
  has been subject to any official public incrimination and/or sanctions by statutory or regulatory authorities (including designated professional bodies); or

  •
  has ever been disqualified by a court from acting as a member of the administrative, management or supervisory bodies of any company or from acting in the management or conduct of affairs of any company.

Composition and Meetings of our Board

        Upon the completion of the Distribution, our Board will consist of nine members, three of whom, Ms. Brouillette, Mr. Mullen and Mr. Svider, have been determined by the Board to be independent directors under applicable NYSE corporate governance standards and six of whom, including Mr. Drahi, who is expected to join our Board as Chairman following the Distribution, will be designated by Next Alt pursuant to the post-Distribution stockholders' agreement. Our third amended and restated certificate of incorporation provides that our Board must consist of no less than seven members and no more than twelve. Our third amended and restated certificate of incorporation gives our Board the ability to increase or decrease the number of sitting directors within this range and to fill any vacancies or newly created directorships if the number of directors is expanded. Any increase or decrease in the outer limits of this range requires approval by our stockholders.

        Our third amended and restated certificate of incorporation will require a majority of the directors then in office to constitute a quorum. So long as Next Alt is entitled to nominate three or more directors to the Board pursuant to the post-Distribution stockholders' agreement, such quorum must include (i) the Chairman of the board of managers of Next Alt and two other directors nominated to the Board by Next Alt pursuant to the post-Distribution stockholders' agreement or (ii) in the event the Chairman of the board of managers of Next Alt is not a member of the Board, three directors nominated to the Board by Next Alt pursuant to the post-Distribution stockholders' agreement; provided, however, that, in the case of clause (i), if consented to in writing (including by email) by Next Alt prior to the applicable meeting of the Board, three directors nominated to the Board by Next Alt pursuant to the post-Distribution stockholders' agreement shall be required to constitute a quorum, none of which need to be the Chairman of the board of managers of Next Alt. In the event Next Alt is entitled to nominate one or two directors to the Board pursuant to the post-Distribution stockholders' agreement and such director or directors are elected to the Board by the stockholders, a quorum must include each director nominated to the Board pursuant to the post-Distribution stockholders' agreement by Next Alt. Our third amended and restated certificate of incorporation provides that a majority of the votes cast is required for a director nominee to be duly elected to the Board in any uncontested election. Therefore, following the date that the PDR Group (as defined below in "The Master Separation Agreement—General—Exchange of Information") ceases to hold a majority of the voting power of our capital stock, Next Alt will not be able to ensure that a director nominee of Next Alt will be elected to the Board. The stockholders and registration rights agreement that we entered into with Altice N.V., BCP and CPPIB also gives each of the Sponsors the right to designate one non-voting board observer for so long as such Sponsor and certain of its affiliates own a certain percentage of the issued and outstanding shares of Class A and Class B common stock and there is no director who is a designee of such Sponsor on our Board. We expect to amend and restate our stockholders and registration rights agreement to include Next Alt as a party. We do not expect there will be any other material changes made to this agreement in connection with the Distribution. See "Certain Relationships and Related-Party Transactions—Stockholders' Agreement" and "—Stockholders and Registration Rights Agreement."

Controlled Company

        Our Class A common stock is listed on the NYSE. Because Mr. Drahi will own or control (through entities controlled directly or indirectly by Mr. Drahi or his family (including Next Alt,

Uppernext and A4 S.A.) and the Concert Group voting agreements and the Holding LP voting agreement) shares representing a majority of the voting power of our outstanding common stock following the Distribution, we will continue to be a "controlled company" under the NYSE corporate governance rules. As a controlled company, we are eligible for exemptions from some of the requirements of these rules, including:

  •
  the requirement that a majority of our Board consist of independent directors; and

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  the requirement that we have a governance and nominating committee.

        Consistent with these exemptions, we do not have (i) a majority of independent directors on our Board or (ii) a nominating and governance committee. The responsibilities that would otherwise be undertaken by a nominating and governance committee are undertaken by the full Board, or at its discretion, by a special committee established under the direction of the full Board.

Committees of the Board

        The standing committees of our Board are as described below.

Audit Committee

        The Audit Committee is composed of Ms. Brouillette, Mr. Mullen and Mr. Svider, with Mr. Mullen as Chair. The Audit Committee performs the duties set forth in its written charter, which is available on our website. The primary responsibilities of the Audit Committee include:

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  overseeing management's establishment and maintenance of adequate systems of internal accounting, auditing and financial controls;

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  reviewing the effectiveness of our legal, regulatory compliance and risk management programs;

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  review certain related-party transactions in accordance with the Company's Related-Party Transaction Approval Policy;

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  overseeing our financial reporting process, including the filing of financial reports; and

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  selecting independent auditors, evaluating their independence and performance and approving audit fees and services performed by them.

        The Audit Committee is comprised of three directors, all of whom are "independent" under the listing standards of the NYSE and the requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), financially literate and have accounting or related financial management expertise, as such qualifications are defined under the rules of the NYSE. At least one member of our Audit Committee is a "financial expert" within the meaning of SEC rules and regulations.

Compensation Committee

        The Compensation Committee is composed of Ms. Brouillette, Mr. Mullen and Mr. Svider, with Mr. Svider as Chair. The Compensation Committee performs the duties set forth in its written charter, which is available on our website. The primary responsibilities of the Compensation Committee include:

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  ensuring our executive compensation programs are appropriately competitive, support organizational objectives and stockholder interests and emphasize pay for performance linkage;

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  evaluating and approving compensation and setting performance criteria for compensation programs for our chief executive officer and other executive officers;

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  overseeing the implementation and administration of our compensation plans; and

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  reviewing our incentive compensation arrangements to determine whether they encourage excessive risk-taking, and mitigating any such risk.

        The Compensation Committee is comprised of three directors, all of whom are "independent" under the listing standards of the NYSE and the requirements of Rule 10A-3 under the Exchange Act.

Director Compensation

        Compensation for our non-employee directors is determined by our Board with the assistance of the Compensation Committee. See "Executive Compensation—Director Compensation" for further information on our director compensation program.

Compensation Committee Interlocks and Insider Participation

        Other than Dexter Goei, who has served as a director of Altice N.V. since 2015, none of our executive officers currently serve, or in the past year have served, as a member of the Board or Compensation Committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Role of Our Board in Risk Oversight

        One of the key functions of our Board is informed oversight of our risk management process. Our Board administers this oversight function directly, with support from the Audit and Compensation Committees, each of which addresses risks specific to its respective areas of oversight. In particular, our Audit Committee is responsible for considering and discussing our major financial risk exposures and the steps our management takes to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Board committees report to the full board as appropriate, including when a matter rises to the level of a material or enterprise-level risk. In addition, the Board receives detailed regular reports from members of our senior management and other personnel that include assessments and potential mitigation of the risks and exposures involved with their respective areas of responsibility.

Code of Ethics

        We have adopted Standards of Business Conduct for all of our employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of our Standards of Business Conduct is available on our website. Our Standards of Business Conduct is a "code of ethics" as defined in Item 406(b) of Regulation S-K. We will make any legally required disclosures regarding amendments to or waivers of provisions of our code of ethics on our website. The information on our website is not a part of this prospectus.

Corporate Governance Guidelines

        We are committed to adhering to corporate governance practices that meet applicable U.S. corporate governance standards. We believe we are in compliance with all applicable corporate governance requirements under the Delaware General Corporation Law and NYSE corporate governance rules. Our Board has adopted corporate governance guidelines that serve as a flexible framework within which our Board and its committees operate. These guidelines cover a number of areas including the size and composition of the board, board membership criteria and director qualifications, director responsibilities, board agenda, role of the chief executive officer, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. A copy of our corporate governance guidelines is available on our website. The information on our website is not part of this prospectus.

Conflicts of Interest

        Following the Distribution, four of our directors, Messrs. Drahi, Goei, Okhuijsen and Bonnin, will be affiliated with Next Alt, Altice N.V. or A4 S.A. These directors have fiduciary duties to us and, in addition, they have duties to Next Alt, Altice N.V. or A4 S.A. As a result, these directors and officers may face real or apparent conflicts of interest with respect to matters affecting both us and Next Alt, Altice N.V. or A4 S.A., whose interests may be adverse to ours in some circumstances. Messrs. Goei, Okhuijsen and Bonnin currently serve on the board of directors of Altice N.V. and may face real or apparent conflicts of interest with respect to matters affecting both us and Altice N.V. We are not aware of any conflicts of interest relating to any of our other directors or any of our other executive officers. See also "Description of Capital Stock—Corporate Opportunities."

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

Overview

        This section discusses the material components of our executive compensation program for each of our named executive officers. Our named executive officers are:

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  Dexter Goei, Chairman and Chief Executive Officer (CEO);

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  Charles Stewart, Co-President and Chief Financial Officer (CFO);

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  Abdelhakim Boubazine, Co-President and Chief Operating Officer (COO);

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  David Connolly, Executive Vice President, General Counsel and Secretary; and

  •
  Lisa Rosenblum, Vice Chairman.

        The compensation discussed in this section is the compensation paid to our named executive officers with respect to their service to Altice USA in 2017.

Executive Compensation Philosophy

        The Company's executive compensation philosophy is based on the following principles:

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  provide total compensation that attracts, motivates and retains individuals with the knowledge, expertise and experience required for each specific role;

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  deliver an appropriate proportion of the total compensation package through variable pay elements linked to performance over the short- and long-term;

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  encourage and reward performance that will lead to long-term enhancement of stockholder value; and

  •
  take into account compensation practices in the markets in which we operate and compete for talent.

Determination of Compensation

        2017 compensation for the CEO was determined by the Altice N.V. board of directors, and by the CEO for all other named executive officers, as discussed below, prior to our initial offering, except with respect to stock options granted on December 30, 2017 to the CEO and certain named executive officers under the Altice USA 2017 Long Term Incentive Plan (the "2017 LTIP"), which were approved by an equity award subcommittee of the Compensation Committee. The Compensation Committee will be making compensation decisions for our named executive officers for 2018.

  Chief Executive Officer

        The CEO's 2017 compensation was determined by the Altice N.V. board of directors, a board consisting of three executive board members and three non-executive board members and approved by Altice N.V. stockholders. The Altice N.V. board is counseled by the Altice N.V. Remuneration Committee, which consists of non-executive board members and is chaired by an independent non-executive board member. The Altice N.V. board generally sets elements of pay at levels it considers appropriate, taking into account various factors such as the nature of the role, the experience and performance of the individual, and local and sector market practice amongst peers of a similar size and scope to the Altice Group.

  Other Named Executive Officers

        The compensation for all other named executive officers was set by Mr. Goei based on the compensation of individuals employed in the Altice Group in comparable positions and validated by the Altice Group Management Board.

Role of Compensation Committee

        The Altice USA Compensation Committee was formed on the consummation of our offering on June 22, 2017 and consists of independent directors. Director Manon Brouillette became a member of the Compensation Committee when she joined our Board on October 31, 2017, and the Compensation Committee began making compensation decisions with respect to our named executive officers in November 2017.

        The responsibilities of the Compensation Committee are set forth in its charter. Among other responsibilities, the Compensation Committee (1) establishes our general compensation philosophy and, in consultation with management, oversees the development and implementation of compensation programs; (2) reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer and the other executive officers of the Company who are required to file reports under Section 16(a) of the Exchange Act, evaluates such executive officers' performance in light of those goals and objectives and determines and approves their compensation levels based upon those evaluations; and (3) administers our stockholder approved compensation plans. For additional discussion on the role of our Compensation Committee, see "Management."

Benchmarking

        In November 2017, the Compensation Committee reviewed and compared compensation for a core peer group of companies in the same general industry or industries as the Company as well as companies of similar size and business mix to evaluate the competitiveness and appropriateness of our compensation program. The Compensation Committee selected the following list of companies that would comprise our initial peer group, which was used to assess the value of the stock options granted under the 2017 LTIP on December 30, 2017 and will be used to make 2018 compensation decisions:

  •
  AT&T Inc.

  •
  CenturyLink, Inc.*

  •
  Charter Communications, Inc.

  •
  Comcast Corporation

  •
  DISH Network Corporation,

  •
  Frontier Communications Corporation

  •
  Level 3 Communications, Inc.*

  •
  Liberty Media Corporation

  •
  Liberty Global, Plc.

  •
  Sprint Corporation

  •
  T-Mobile US, Inc.

  •
  Verizon Communications Inc.

*
On November 1, 2017, CenturyLink, Inc. completed an acquisition of Level 3 Communications, Inc.

  •
  Windstream Holdings, Inc.

        The Compensation Committee determined that the peer group currently represented an appropriate benchmark for the competitive market for our senior executive talent, based on our business operations and competitive labor markets.

        Management presented to the Compensation Committee a comparison of 2016 actual base salary, bonus, total cash compensation (defined as base salary plus bonus), long-term incentives and total direct compensation (defined as total cash compensation plus the value of long-term incentives) of our named executive officers with the 25th, median and 75th percentile of the peer group.

        The Compensation Committee also received information from management comparing actual 2016 and projected 2017 compensation levels for the named executive officers to comparable positions among the peer companies. Compensation of the Company's Chief Executive Officer, Mr. Goei, was compared to chief executive officers at the peer group companies. Compensation of Mr. Stewart, Co-President and Chief Financial Officer of the Company, was compared to Chief Financial Officers at the peer group companies. Compensation of Mr. Boubazine, Co-President and Chief Operating Officer, was compared to Chief Operating Officers at the peer group companies. Compensation of Mr. Connolly, Executive Vice President, General Counsel, was compared to General Counsels at the peer group companies. In this analysis, it was noted that there was limited market information regarding the role and compensation of Ms. Rosenblum, Vice Chairman.

        Based on the total compensation review, the Compensation Committee set a general guideline for target total direct compensation at the median of the peer group based on a combination of internal and market considerations. Internal factors include experience, skills, position, level of responsibility, historic and current compensation levels, internal relationship of compensation levels between executives, as well as attraction and retention of executive talent. Market considerations include referencing market pay levels and pay practices among a peer group of companies with a reference to the median of the peer group. The Compensation Committee's decisions are based upon a combination of these considerations and may exceed or fall below the median of the peer group. The Compensation Committee believed that this range was appropriate in light of the dynamics, diversity, complexities and competitive nature of the Company's businesses as well as the Company's performance. The Compensation Committee believed that the guideline for target total direct compensation provided a useful point of reference, along with the other factors described above, in administering the Company's executive compensation program.

Elements of Compensation

  Base Salary

        The named executive officers receive a base salary to compensate them for services provided to the Company. Base salary is intended to provide a fixed component of compensation reflecting various factors, such as the nature of the role and the experience and performance of the individual. As of December 31, 2017, Mr. Goei's, Mr. Stewart's and Mr. Boubazine's annualized base salary was $500,000 each, and Mr. Connolly's and Ms. Rosenblum's annualized base salary was $400,000 each. These were set prior to our initial offering but reviewed in November 2017 by the Compensation Committee.

  Annual Bonus

        For 2017, each of our named executive officers was eligible to earn an annual performance-based cash bonus under our 2017 annual incentive program (the "2017 Bonus Program"). The 2017 Bonus Program was established by the Altice Group Management Board. Following our initial offering, the Compensation Committee of our board assumed responsibility for administration of the 2017 Bonus

Program, and made all determinations with respect to the 2017 Bonus awards, subject to Altice N.V. board of director's right to consent under the stockholders' agreement.

        The 2017 annual incentive opportunity for our named executive officers was comprised of two components: a formula-based award and a discretionary award. The 2017 formula-based award target for Mr. Goei was equal to 300% of annualized base salary (target equal to $1,500,000) with a maximum payout opportunity equal to 450% of annualized base salary (maximum payout of $2,250,000). The formula-based bonus target for Mr. Stewart and Mr. Boubazine was equal to 100% of annualized base salary (target equal to $500,000 each) with a maximum payout opportunity equal to 150% of annualized base salary (maximum payout of $750,000 each). The formula-based bonus target for Mr. Connolly and Ms. Rosenblum was equal to 60% of annualized base salary (target equal to $240,000 each) with a maximum payout opportunity equal to 90% of annualized base salary (maximum payout of $360,000 each).

        When established by the Altice Group Management Board, the performance metrics used to determine the 2017 formula-based annual incentive award were expected to be based upon 2017 financial and operational results of Altice USA and Altice N.V., with two-thirds of the target based upon Altice USA performance and one-third based upon Altice N.V. performance. Separately, for 2017, performance metrics for bonuses to be paid to other members of our management team were also expected, prior to our initial offering, to be based upon both Altice USA and Altice N.V. performance.

        Due to the development of our business following our initial offering, we determined that it would better align the interests of our stockholders and management, as well as more directly reward and motivate our management to receive bonuses based entirely on Altice USA performance. When the Compensation Committee determined the 2017 formula-based bonuses for our named executive officers, it considered this change in the bonus metrics for our broader management team, as well as what would be in the best interests of our stockholders. The Compensation Committee determined that, as was done for other members of our management team, the 2017 formula-based annual incentive award for our named executive officers would be based 100% upon Altice USA performance metrics, which are described below. In making this decision, the Compensation Committee did not change the Altice USA performance metrics that were originally set by the Altice Group Management Board for 2017, nor did the Compensation Committee change the bonus targets and maximums for the named executive officers.

Altice USA Performance Metrics

Performance Area	Weight	Performance Metrics*
Financial	10%	Revenue
	20%	Adjusted EBITDA
	20%	Adjusted EBITDA – Capex + Working Capital
Operational	30%	Corporate Expense
	20%	Weighted Average of Non-corporate Business Results
Total	100%

*
Corporate Expense refers to the portion of other Operating Expenses related to certain predefined departments that provide enterprise-wide administrative support to business operations (e.g., executive, legal, human resources, accounting, etc.). A description of the other financial metrics that are non-GAAP metrics is set forth in "—Description of Non-GAAP Financial Measures."

        Based upon actual Altice USA performance, the 2017 formula-based annual incentive awards for our named executive officers were eligible to be paid out at up to 87.8% of target, subject to negative discretion of the Compensation Committee.

        For 2018, it is expected that our named executive officers' formula-based bonus targets will be based solely upon Altice USA performance.

        Based on individual performance evaluations, the Compensation Committee decided to award discretionary bonuses to certain named executive officers for 2017, in addition to annual bonus awards, in the following amounts: Mr. Goei ($183,000); Mr. Stewart and Mr. Boubazine ($61,000 each); and Mr. Connolly ($29,280). During 2017, Ms. Rosenblum's role was modified to one that involved advising the CEO as requested on selected legislative, regulatory and public policy matters. Due to Ms. Rosenblum's changed responsibilities at the Company in 2017, and the non-supervisory nature of her role, she did not receive a discretionary bonus for 2017. In addition, Mr. Connolly received a payment of $250,000 in December 2017, which represents the second and final payment associated with a $500,000 sign on payment.

        The payout of 2017 Bonus to our CEO remains subject to the clawback policy of Altice N.V. until the 2018 shareholders' meeting of Altice N.V.

  Stock Options

        On December 30, 2017, certain members of management, including Mr. Goei, Mr. Stewart and Mr. Boubazine, were granted stock options under the 2017 LTIP. Mr. Goei received 1,201,208 stock options and Mr. Stewart and Mr. Boubazine each received 256,668 stock options. The stock options were granted with an exercise price of $19.48, equal to the 30 day volume weighted average of the closing price of Class A common stock as of the grant date, December 30, 2017. The stock options cliff vest on December 21, 2020, generally subject to continued employment with the Company or any of its affiliates, and expire ten years from the date of grant. The options are generally subject to the provisions of the Company's form for nonqualified stock options, which was filed with the Commission on January 3, 2018 as Exhibit 99.1 to a Current Report on Form 8-K.

        The stock options were granted to named executive officers who had previously received Units under the Carry Unit Plan, discussed below, and whose initial 50% vesting of such Units occurred on December 21, 2017. These were the first grants made to our named executive officers under the 2017 LTIP, and are a component of their annual compensation for 2017.

  Carry Unit Plan

        On July 13, 2016, the Neptune Management Limited Partnership Carry Unit Plan (the "Carry Unit Plan") was created to provide participants, including our named executive officers, with an opportunity to participate in the long-term growth and financial success of our operations. Under the Carry Unit Plan, profits interests denominated in units of ownership (the "Units") of Neptune Management Limited Partnership (the "Partnership") were granted to participants. As of December 31, 2017, approximately 184 million Units were not yet vested.

        A profits interest gives the participant the right to share in specified future profits and appreciation in value that the participants of the Partnership may receive, including profits paid upon a sale of the investors' interests.

        Economically, a profits interest is similar to a stock option granted on the stock of a corporation insofar as a participant realizes value only if the Partnership from which the profits interest is granted appreciates in value and/or has profits after the grant date.

        Holders of vested Units receive Class A common stock of Altice USA at the discretion of the Partnership. The amount of Class A common stock received is calculated using the fair market value of Units and based on the then trading price of Class A common stock of Altice USA.

        On February 13, 2017, Mr. Goei was granted 10,600,000 time-vesting Units, which are scheduled to cliff vest on January 31, 2020, generally subject to his continued employment with the Company or any of its affiliates. No other grants were made under the Carry Unit Plan in 2017 to our named executive officers.

  Benefits

        The named executive officers are eligible to participate in the health and welfare benefit plans made available to the other benefits-eligible employees of the Company, including medical, dental, vision, life insurance and disability coverage.

        The named executive officers are eligible to participate in the Altice USA 401(k) Savings Plan and may contribute into their plan accounts a percentage of their eligible pay on a before-tax basis and after-tax basis. The Company matches 100% of the first 4% of eligible pay contributed by participating employees. In addition, the Company may make an additional discretionary year-end contribution. Any discretionary year-end contribution, if approved by the Company, will be provided to all eligible participants who are active on the last day of the plan year and who complete 1,000 hours of service in such plan year. Company contributions to the Altice USA 401(k) Savings Plan are subject to vesting limitations for the first three years of employment.

        The Company also sponsors the Cablevision Excess Savings Plan, a non-qualified deferred compensation plan. Effective December 31, 2016, the Excess Savings Plan was frozen to new participants and Company contributions. The Company maintains the Cablevision Cash Balance Pension Plan, a tax-qualified defined benefit plan, and the Cablevision Excess Cash Balance Plan, a non-qualified deferred compensation plan for participants whose benefits in the qualified plan are limited by applicable IRS limitations. Effective December 31, 2013, the Cablevision Cash Balance Pension Plan and the Cablevision Excess Cash Balance Plan were frozen to new participants and future benefit accruals, except for certain employees covered by a collective bargaining agreement for whom accruals were frozen as of April 15, 2015. Monthly interest credits continue to be made to participant accounts until distribution of the accounts following termination of employment. Ms. Rosenblum is the only named executive officer with an account balance in the Cablevision Excess Savings Plan or with an accrued benefit in the Cablevision Cash Balance Pension Plan or the Cablevision Excess Cash Balance Pension Plan. See the "Nonqualified Deferred Compensation Table" below for further information on the Cablevision Excess Savings Plan and the "Pension Benefits Table" below for further information on the Cablevision Cash Balance Pension Plan and the Cablevision Excess Cash Balance Pension Plan.

  Perquisites

        The Company provides certain perquisites to named executive officers, which it has determined are appropriate for recruitment and retention, including personal use of Company-provided ground transportation and aircraft, primarily for commuting to and from the Company's Bethpage, NY headquarters. To the extent our employees use Company-provided transportation for commuting and other personal travel, they are imputed compensation for tax purposes. Subject to the Compensation Committee's approval, named executive officers may be eligible to receive a tax gross up on imputed income related to commuting usage. The Company owned and operated two passenger helicopters to facilitate business travel of senior executives and had a lease for a fixed wing aircraft to facilitate international travel for Mr. Goei.

        Mr. Stewart received a monthly housing allowance during the period in 2017. This monthly allowance payment ceased as of December 31, 2017. The Company purchases tickets for sporting and entertainment events for business use; on the occasion the tickets are unused, they are available for personal use by our employees, including the named executive officers. The named executive officers are also eligible to participate in the Altice USA Employee Product Benefit program, which provides all benefits-eligible employees who reside in the Suddenlink or Optimum footprint with discounted cable television, high-speed data and voice services. See "Summary Compensation Table" below for further information on the perquisites provided to our named executive officers during 2017.

  Post-Termination Compensation

        Our named executive officers have helped build the Company into the successful enterprise that it is today and we believe that post-termination benefits are integral to the Company's ability to attract and retain qualified executives. Our named executive officers were eligible for severance benefits in 2017 under the Altice USA Severance Benefits Policy. All severance benefits payable under the severance policy would be conditioned on the employee executing a separation agreement with the Company, including, a release of claims and any other terms and conditions that the Company may require. For a description and quantification of the severance and other benefits payable to each of the named executive officers under the different circumstances of termination, please see "Severance Benefits" and "Payments on Termination or Change of Control" below.

Employment Agreements

        None of the named executive officers have an employment agreement related to their service with Altice USA.

Tax Deductibility of Compensation

        Section 162(m) of the Internal Revenue Code, as amended ("Section 162(m)"), establishes a $1 million limit on the amount that a publicly held corporation may deduct for compensation paid to "covered employees"). Pursuant to the Tax Cuts and Jobs Act, the definition of "covered employees" under Section 162(m) was amended to include a company's chief financial officer. As such effective January 1, 2018 "covered employees" include the chief executive officer, chief financial officer and the next three most highly paid named executive officers in a taxable year. Once an officer is a "covered employee" their compensation will remain subject to Section 162(m) indefinitely. Further, the Tax Cuts and Jobs Act repealed the exclusion for "qualified performance-based compensation" under Section 162(m) effective January 1, 2018 except for compensation payable pursuant to an employment agreement in place before November 2, 2017. Accordingly, starting in 2018, the Company's tax deduction with regard to the compensation of "covered employees" is limited to $1 million per taxable year with respect to each officer.

Description of Non-GAAP Financial Measures

        The Non-GAAP financial measures disclosed here are measures with respect to Altice USA performance used as performance targets in 2017 compensation programs in which the named executive officers of the Company participate.

        Adjusted EBITDA—net income (loss) excluding income taxes, income (loss) from discontinued operations, other non-operating income or expenses, loss on extinguishment of debt and write-off of deferred financing costs, gain (loss) on interest rate swap contracts, gain (loss) on equity derivative contracts, gain (loss) on investments, interest expense (including cash interest expense), interest income, depreciation and amortization (including impairments), share-based compensation expense or benefit, restructuring expense or credits and transaction expenses.

        Adjusted EBITDA—Capex—Adjusted EBITDA as defined above less capital expenditures.

        Adjusted EBITDA—Capex—change in working capital—Adjusted EBITDA as defined above less capital expenditures and change in working capital.

Executive Compensation Tables

Summary Compensation Table

        The table below summarizes the total compensation paid to or earned by each of our named executive officers for services to Altice USA for the year ending December 31, 2017.

Name and principal position	Year	Salary ($)(1)	Bonus ($)(2)	Stock awards ($)(3)	Option awards ($)(4)	Non-equity incentive plan compensation ($)(5)	Change in pension value and nonqualified deferred compensation earnings ($)	All other compensation ($)(6)	Total ($)
Dexter Goei	2017	490,385	183,000	40,280,000	10,582,642	1,317,000	—	707,583	53,560,610
Chairman & CEO	2016	235,950	707,177	7,881,000	—	792,823	—	417,920	10,034,870
Charles Stewart	2017	490,385	61,000	—	2,261,245	439,000	—	765,879	4,017,509
Co-President & CFO	2016	490,385	428,400	3,700,000	—	428,400	—	830,028	5,877,213
Abdelhakim Boubazine	2017	490,385	61,000	—	2,261,245	439,000	—	326,637	3,578,267
Co-President & COO	2016	417,262	428,400	3,700,000	—	428,400	—	464,382	5,438,444
David Connolly	2017	392,308	279,280	—	—	210,720	—	12,031	894,339
EVP—General Counsel and Secretary	2016	138,462	250,000	1,572,500	—	315,360	—	4,308	2,280,630
Lisa Rosenblum	2017	392,308	—	—	—	128,567	10,167	77,776	608,818
Vice Chairman	2016	238,462	—	2,220,000	—	166,777	10,780	98,410	2,734,429

(1)
Differences between 2016 and 2017 salary for the named executive officers are largely attributed to when the named executive officer began providing services to the Company in 2016. Salary rates did not change between 2016 and 2017. For 2017, salary amounts reflect 51 weeks of pay due to harmonization of payroll schedules.

(2)
In 2017, Mr. Connolly received the final installment of his sign-on payment ($250,000). These 2017 amounts also reflect the discretionary portion of annual bonus, as described in the section titled "Annual Bonus" in the Compensation Discussion & Analysis.

(3)
Represents the grant date fair value of Units, as described in the section titled "Carry Unit Plan" in the Compensation Discussion & Analysis, computed in accordance with FASB ASC Topic 718, excluding forfeiture assumptions. For Mr. Goei's carry unit award granted on February 13, 2017, the Company's estimate of the grant date fair value is $3.80 per unit, based on the value established in the Company's initial public offering. At the time of grant, the fair market value in use was based on an independent valuation of $0.55 per unit.

(4)
Represents the grant date fair value of options, as described in the section titled "Stock Options" in the Compensation Discussion & Analysis, computed in accordance with FASB ASC Topic 718, excluding forfeiture assumptions. For the stock option awards for Messrs. Goei, Stewart and Boubazine the fair value on the date of grant was calculated using the Black-Scholes option pricing model. The computation of expected life of 6.5 years was determined based on the simplified method (the average of the vesting period and the option term) due to the Company's lack of recent historical data for similar awards. The interest rate of 2.30% for the period within the contractual life of the stock options is based on the interest yield for U.S. Treasury instruments in effect at the time of grant. The computation of expected volatility of 33.97% is based on historical volatility of the Altice USA common stock and the volatility of publicly traded comparable companies, since the Altice USA common stock only began trading on June 22, 2017.

(5)
These 2017 amounts reflect the formula-based portion of annual bonus, as described in the section titled "Annual Bonus" in the Compensation Discussion & Analysis. Due to Ms. Rosenblum's changed responsibilities at the Company during 2017, Management recommended, and the Compensation Committee approved, discretion with respect to her bonus amount.

(6)
This table below shows the components of this column as of December 31, 2017.

Name	Year	401(k) Company Contribution(a)	Transportation Tax gross up payment(b)	Perquisites(c)	Total
Dexter Goei	2017	11,569	16,869	679,145	707,583
Charles Stewart	2017	12,723	15,503	737,653	765,879
Abdelhakim Boubazine	2017	14,877	25,729	286,031	326,637
David Connolly	2017	12,031	—	—	12,031
Lisa Rosenblum	2017	16,100	9,385	52,291	77,776

(a)
This column represents, for each individual, a matching contribution and/or Company discretionary contribution made by the Company on behalf of such individual under the Company's 401(k) Plan.

(b)
This column reflects amounts paid to the named executive officers at the discretion of, and approved by, the Compensation Committee to offset imputed income on commuter travel.

(c)
This column represents for each individual the following aggregate perquisites as described in the table below. In addition, the named executive officers are eligible to participate in the Altice USA Employee Product Benefit program, which provides all benefits-eligible employees who reside in the Suddenlink or Optimum footprint with discounted cable television, high-speed data and voice services. The Company purchases tickets for sporting and entertainment events for business use; on the occasion the tickets are unused, they are available for personal use by our employees, including the named executive officers. There is no incremental cost to the Company for these benefits.

Name	Year	Aircraft ($)(i)	Housing Allowance ($)(ii)	Ground Transportation ($)(iii)	Total
Dexter Goei	2017	287,502	—	391,634	679,145
Charles Stewart	2017	131,485	499,995	106,173	737,653
Abdelhakim Boubazine	2017	73,467	—	212,564	286,031
David Connolly	2017	—	—	—	—
Lisa Rosenblum	2017	31,050	—	*	52,921

*
Does not exceed the greater of $25,000 or 10% of the total amount of perquisites of named executive officers.

(i)
This column represents the incremental cost to the company for personal use of the Company's aircraft, primarily associated with commuting to and from the Company's Bethpage, NY headquarters, and for a leased fixed wing aircraft for Mr. Goei's international business travel. For the purposes of this disclosure, incremental cost is valued based on the variable costs incurred by the Company, such as fuel, landing fees and ground services, and does not include costs that would have been incurred by the Company whether or not a particular trip was taken, such as lease and insurance payments, pilot salaries, ordinary course maintenance and other overhead costs. The incremental cost of the personal use of the fixed wing aircraft, applicable solely to Mr. Goei, is based on the variable hourly cost of the lease applied to the number of personal hours of usage.

(ii)
This column represents Mr. Stewart's housing allowance, which was paid on a monthly basis. This monthly allowance payment ceased as of December 31, 2017.

(iii)
This column reflects the incremental cost of providing our executive officers ground transportation for personal use, primarily for commuting to and from the Company's Bethpage, NY headquarters. For the purposes of this disclosure, incremental cost is valued, for the company vehicles, as a portion of the cost of the driver plus car lease, maintenance, fuel and other related costs, based on an estimated percentage of use, and for third party car services by the amount paid to the third party.

Grants of Plan-Based Awards

        The table below presents information regarding awards granted in 2017 to each named executive officer under the 2017 LTIP, 2017 annual incentive programs and the Carry Unit Plan in which the named executive officers participated.

				Estimated future payouts under non-equity incentive plan awards(1)
						All other stock awards: Number of shares of stock or units (#)	All other equity awards: Number of shares of stock or units (#)		Grant date fair value of equity and option awards ($)
								Exercise or base price of option awards ($/share)
Name	Approval Date	Grant Date		Target ($)	Maximum ($)
Dexter Goei	—	—		1,500,000	2,250,000	—	—	—	—
	—	02/13/17	(2)	—	—	10,600,000	—	—	40,280,000	(3)
	12/23/17	12/30/17		—	—	—	1,201,208	19.48	10,582,542	(4)
Charles Stewart	—	—		500,000	750,000	—	—	—	—
	12/23/17	12/30/17		—	—	—	256,668	19.48	2,261,245	(4)
Abdelhakim Boubazine	—	—		500,000	750,000	—	—	—	—
	12/23/17	12/30/17		—	—	—	256,668	19.48	2,261,245	(4)
David Connolly	—	—		240,000	360,000	—	—	—	—
Lisa Rosenblum	—	—		240,000	360,000	—	—	—	—

(1)
These columns show the target and maximum payouts under the 2017 bonus plan based on 2017 metrics and performance criteria described in the section titled "Annual Bonus" in the Compensation Discussion & Analysis. This plan does not have a threshold payout. Payments were made in 2018 for 2017 performance and actual payments are reflected in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

(2)
This award was subject to clawback until approved by Altice N.V. shareholders on June 28, 2017.

(3)
Represents the grant date fair value of Units, as described in the section titled "Carry Unit Plan" in the Compensation Discussion & Analysis, computed in accordance with FASB ASC Topic 718, excluding forfeiture assumptions. For Mr. Goei's carry unit award granted on February 13, 2017, the Company's estimate of the grant date fair value is $3.80 per unit, based on the value established in the Company's initial public offering. At the time of grant, the fair market value in use was based on an independent valuation of $0.55 per unit.

(4)
Represents the grant date fair value of options, as described in the section titled "Stock Options" in the Compensation Discussion & Analysis, computed in accordance with FASB ASC Topic 718, excluding forfeiture assumptions. For the stock option awards for Messrs. Goei, Stewart and Boubazine the fair value on the date of grant was calculated using the Black-Scholes option pricing model. The computation of expected life of 6.5 years was determined based on the simplified method (the average of the vesting period and the option term) due to the Company's lack of recent historical data for similar awards. The interest rate of 2.30% for the period within the contractual life of the stock options is based on the interest yield for U.S. Treasury instruments in effect at the time of grant. The computation of expected volatility of 33.97% is based on historical volatility of the Altice USA common stock and the volatility of publicly traded comparable companies, since the Altice USA common stock only began trading on June 22, 2017.

2017 Long-Term Incentive Plan

        In connection with the Company's IPO, the Company adopted the 2017 LTIP. Under the 2017 LTIP, the Company may grant awards of options, restricted shares, restricted share units, stock appreciation rights, performance stock, performance stock units and other awards. Under the 2017 LTIP, awards may be granted to officers, employees and consultants of the Company or any of its affiliates. The 2017 LTIP will be administered by the Company's Board, subject to the provision of the stockholders' agreement. The Board has delegated this authority to the Company's Compensation Committee. The Compensation Committee has the full power and authority to, among other things, select eligible participants, to grant awards in accordance with the 2017 LTIP, to determine the number of shares subject to each award or the cash amount payable in connection with an award and determine the terms and conditions of each award. The maximum aggregate number of shares that may be issued under the 2017 LTIP is 9,879,291. The Board has the authority to amend, suspend, or terminate the

2017 LTIP. No amendment, suspension or termination will be effective without the approval of the Company's stockholders if such approval is required under applicable laws, rules and regulations.

Outstanding Equity Awards at Fiscal Year-End

        The table below presents (i) the number of stock options awarded under the 2017 LTIP, (ii) the number of Units granted under the Carry Unit Plan that have not yet vested and (iii) the market value of these Units for each named executive officer, in each case as of December 31, 2017.

	Option Awards			Stock Awards
Name	Number of securities underlying unexercised options (#) unexercisable(1)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)(2)		Market value of shares or units of stock that have not vested ($)(7)	Equity inventive plan awards: number of unearned shares, units or other rights that have not vested (#)(8)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested($)(7)
Dexter Goei	1,201,208	19.48	12/30/2027	5,650,000	(3)	15,763,500	10,000,000	27,900,000
	—	—	—	10,600,000	(4)	15,264,000	—	—
Charles Stewart	256,668	19.48	12/30/2027	5,000,000	(3)	13,950,000	—	—
Abdelhakim Boubazine	256,668	19.48	12/30/2027	5,000,000	(3)	13,950,000	—	—
David Connolly	—	—	—	4,250,000	(5)	11,857,500	—	—
Lisa Rosenblum	—	—	—	6,000,000	(6)	16,740,000	—	—

(1)
On December 30, 2017, Messrs. Goei, Stewart and Boubazine each received a stock option award under the 2017 LTIP that will vest in full on December 21, 2020.

(2)
The numbers in this column represent the number of Units outstanding, not the number of shares underlying such Units. These awards were granted under the Carry Unit Plan and vesting is generally subject to the named executive officer's continued employment with the Company or any of its affiliates.

(3)
These Units will vest 50% on each of December 21, 2018 and December 21, 2019.

(4)
These Units will vest in full on January 31, 2020.

(5)
These Units will vest 50% on August 22, 2018 and 25% on each of August 22, 2019 and August 22, 2020.

(6)
These Units will vest 50% on June 21, 2018 and 25% on each of June 21, 2019 and June 21, 2020.

(7)
The value of each unvested Unit as of December 31, 2017 is based on the potential number of shares into which the Unit may convert upon vesting and the December 29, 2017 Altice USA, Inc. closing price of $21.23, which was the last trading day of the year.

(8)
In 2016, Mr. Goei received 10,000,000 Performance Vesting Units that will vest based on achievement of certain defined 2019 Altice USA financial targets of (x) consolidated net revenue and (y) adjusted EBITDA or Capex adjusted EBITDA. Mr. Goei's performance based units will be forfeited if performance is not met. All or a portion of the Performance Vesting Units may vest as determined by the board of directors of Altice N.V. in its discretion.

Option Exercises and Stock Vested

        The table below presents information regarding the value of stock awards vested in 2017, for each of the named executive officers. None of the named executive officers exercised stock options with respect to Altice USA in 2017.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on exercise (#)(1)	Value realized on exercise ($)(2)
Dexter Goei	—	—	719,636	15,090,767
Charles Stewart	—	—	636,846	13,354,661
Abdelhakim Boubazine	—	—	636,846	13,354,661
David Connolly	—	—	—	—
Lisa Rosenblum	—	—	—	—

(1)
The number of shares shown in this column represents the number of shares of Class A common stock that were received upon the conversion of Class C Units that vested on December 21, 2017.

(2)
The "value realized" upon the vesting of these Units is equal to the number of shares received times the NYSE closing share price of our common stock on December 21, 2017.

Pension Benefits

        The table below shows the actuarial present value of accumulated benefits payable under our qualified and nonqualified defined benefit pension plans as of December 31, 2017 for Ms. Rosenblum, who is the sole named executive officer who is eligible to participate in such plans.

Name	Plan	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Lisa Rosenblum	Cablevision Cash Balance Pension Plan	20	312,057	—
	Cablevision Excess Cash Balance Plan	20	369,963	—

(1)
Years of service are calculated based on elapsed time while a member of the plan. Actual elapsed time as an employee of Cablevision and Altice USA for Ms. Rosenblum is 22 years.

(2)
Assumes Ms. Rosenblum will take a lump sum payment of benefits at retirement. The lump sum payment was determined by crediting the December 31, 2017 account balances with an assumed interest crediting rate of 2.82% until an assumed retirement age of 65. The present value of accumulated benefits was calculated using a discount rate of 3.50%.

  Cablevision Cash Balance Pension Plan

        The Cablevision Cash Balance Pension Plan is a tax-qualified defined benefit plan that was amended effective December 31, 2013 to freeze participation and benefit accruals for all legacy Cablevision employees except certain employees covered by a collective bargaining agreement. Effective April 15, 2015, the plan was further amended to freeze participation and benefit accruals for the remaining employees covered by the collective bargaining agreement. Ms. Rosenblum is the only named executive officer with an accrued benefit under the Cablevision Cash Balance Pension Plan.

        A notional account is maintained for each participant under the plan, which is credited with monthly interest credits based on the average of the annual rate of interest on the 30-year U.S. Treasury Bonds for the months of September, October and November of the prior year. Monthly interest credits continue to be made to participant accounts until distribution of the accounts following termination of employment. All active participants are fully vested in their accounts. Upon retirement or other termination of employment with the Company, the participant may elect a distribution of the vested portion of the account. The normal form of benefit payment for an unmarried participant is a single life annuity and the normal form of benefit payment for a married participant is a 50% joint and survivor annuity. The participant, with spousal consent if applicable, can waive the normal form and elect to receive a single life annuity or a lump sum in an amount equal to the cash balance account.

  Cablevision Excess Cash Balance Plan

        The Cablevision Excess Cash Balance Plan is a nonqualified deferred compensation plan that is intended to provide eligible participants, including Ms. Rosenblum, with the portion of their benefit that cannot be paid to them under the Cablevision Cash Balance Pension Plan due to Internal Revenue Code limits applicable to tax-qualified plans. Effective December 31, 2013, the Excess Cash Balance Plan was amended to freeze participation and future benefit accruals for all employees. Ms. Rosenblum is the only named executive officer with an accrued benefit under the Cablevision Excess Cash Balance Pension Plan.

        The Company maintains a notional excess cash balance account for each eligible participant and credits each excess cash balance account monthly with interest at the same rate used under the Cablevision Cash Balance Pension Plan. Monthly interest credits continue to be made to participant accounts until distribution of the accounts following termination of employment. All active participants are fully vested in their excess cash balance account. The excess cash balance account, to the extent vested, is paid in a lump sum to the participant as soon as practicable following his or her retirement or other termination of employment with the Company.

Nonqualified Deferred Compensation Table

        The table below shows the aggregate earnings and account balance information under nonqualified deferred compensation plans for Ms. Rosenblum, who is the sole named executive officer who is eligible to participate in such plan.

Name	Plan	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Lisa Rosenblum	Cablevision Excess Savings Plan	—	—	11,474	—	580,608

  Cablevision Excess Savings Plan

        The Cablevision Excess Savings Plan is a nonqualified deferred compensation plan that operates in conjunction with the Cablevision 401(k) Savings Plan. Effective December 31, 2016, the Excess Savings Plan was frozen (i.e., no future employee or Company contributions are permitted under the Plan for 2017 and thereafter). Participant notional account balances continue to be credited monthly with the rate of return earned by the stable value investment option available under the Altice USA 401(k) Savings Plan.

        Ms. Rosenblum is the only named executive officer with an account balance in the Cablevision Excess Savings Plan.

        A participant is always fully vested in the participant's own contributions and vests in the Company contributions over three years from date of hire (subject to full vesting upon death, disability or retirement after attaining age 65). Distributions are made in a lump sum as soon as practicable after the participant's termination of employment with the Company.

Severance Benefits

        In the event of certain termination events during 2017, eligible employees, including our named executive officers, would have been eligible to receive certain severance benefits under the Altice USA Severance Benefits Policy, which provides for severance benefits when a position is eliminated due to restructuring or reorganization. Severance amounts are based on two weeks of base salary for every completed year of service with a minimum 52 weeks of base salary for senior vice presidents and above, 26 weeks for vice presidents and directors, and 4 weeks for all other eligible employees. Employees who were enrolled in the Company's health plans are eligible to receive subsidized COBRA continuation for up to three months. Bonus-eligible exempt employees, including the named executive officers, would have been eligible to receive a prorated 2017 annual bonus based on actual 2017 plan performance if a qualifying termination of employment occurred after June 30, 2017. Severance is subject to noncompete and nonsolicit restrictive covenants.

Payments on Termination or Change of Control

        The following tables summarize the estimated amounts payable to each named executive officer in the event of a termination from employment without cause or upon a change of control as of December 31, 2017.

        In the event of termination for cause, voluntary termination, retirement, death or disability, none of the named executive officers would have been entitled to any severance payments as of December 31, 2017.

Benefits Payable as a Result of Termination of Employment by the Company without Cause

Name	Severance ($)(1)	Benefit Subsidy ($)(2)	2017 Bonus ($)(3)	Total ($)
Dexter Goei	500,000	3,201	1,317,000	1,820,201
Charles Stewart	500,000	3,201	439,000	942,201
Abdelhakim Boubazine	500,000	3,201	439,000	942,201
David Connolly	400,000	2,571	210,720	613,291
Lisa Rosenblum	400,000	1,710	128,567	530,277

(1)
Pursuant Altice USA's Severance Benefits Policy, each named executive officer is entitled to two weeks base salary for each completed year of service, with a minimum severance amount equal to 52 weeks of base salary.

(2)
The amounts in this column reflect the employer subsidized COBRA for three months continuation based on each named executive officer's current election.

(3)
The amounts in this column reflect the formula-based portion of the 2017 annual bonus.

Benefits Payable upon a Change of Control Transaction

Name	Unvested Options ($)(1)	Unvested Units ($)(2)
Dexter Goei	2,102,114	58,927,500
Charles Stewart	449,169	13,950,000
Abdelhakim Boubazine	449,169	13,950,000
David Connolly	—	11,857,500
Lisa Rosenblum	—	16,740,000

(1)
The amounts in this column represent the value of the unvested options held by Messrs. Goei, Stewart and Boubazine as of December 31, 2017, with the value calculated as the difference between the total exercise price of each option ($19.48) and the market value of the option at close of business December 29, 2017 ($21.23), which was the last trading day of the year. Pursuant to the terms of the options, as of December 31, 2017, all unvested options automatically vest and are exercisable upon a Change of Control (as defined in the option award agreement). These options are subject to noncompete and nonsolicit restrictive covenants.

(2)
The amounts in this column represent the value of the unvested Units held by each named executive officer as of December 31, 2017, with the value calculated as described in footnote 7 of the "Outstanding Equity Awards at Fiscal Year-End" table. Pursuant to the terms of the Units as of December 31, 2017, all unvested Units automatically vest upon a Company Sale (as defined in the Unit award agreement).

Director Compensation

        Compensation for our non-employee directors is determined by our Board with the assistance of the Compensation Committee. See "Director Compensation Table" below for further details on director compensation.

Director Compensation Table

        The table below shows the compensation paid to or earned by our non-employee directors in the year ending December 31, 2017. Directors who are also employees of the Company, Altice N.V. or A4 S.A. do not receive any compensation for their service as directors. Mr. Okhuijsen and Mr. Bonnin did not receive any compensation for their services as directors of our Board in 2017. Michel Combes, who was a director of our Board until November 9, 2017, did not receive any compensation for his service as a director in 2017.

        Compensation for our non-employee directors is determined by our Board with the assistance of the Compensation Committee. Each non-employee director receives a base fee of $72,500 per year. In addition, the Audit Committee chair receives an annual fee of $32,500 and Audit Committee members each receive an annual fee of $22,500. The Compensation Committee chair receives an annual fee of

$22,500 and Compensation Committee members each receive an annual fee of $5,000. The compensation of Mr. Svider is paid to BC Partners LLP.

Name	Year	Fees Earned or Paid in Cash ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Raymond Svider	2017	62,014	—	—	—	—	—	62,014
Mark Mullen	2017	58,056	—	—	—	—	—	58,056
Manon Brouillette	2017	17,500	—	—	—	—	—	17,500

PRINCIPAL STOCKHOLDERS

        The following table presents certain information as of May 22, 2018 with respect to the beneficial ownership of Altice USA common stock by:

  •
  each of our current directors;

  •
  each of our named executive officers;

  •
  all of our directors and executive officers as a group; and

  •
  each stockholder known by us to be the beneficial owner of more than 5% of our outstanding shares of our Class A common stock and Class B common stock.

        Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is c/o Altice USA, Inc., 1 Court Square West, Long Island City, New York 11101.

        As of May 22, 2018, we have 246,982,292 shares of our Class A common stock and 490,086,674 shares of our Class B common stock outstanding.

	Shares Beneficially Owned(1)
	Class A		Class B
					% Total Voting Power
Name of Beneficial Owner	Number	%	Number	%
5% Stockholders(7)
Patrick Drahi(1)(2)	58,983,391	23.9%	490,086,674	100.0%	98.5%
CPPIB(4)	42,265,874	17.1%	—	0.0%	0.3%
BC Partners(3)	65,219,767	26.4%	—	0.0%	0.5%
Named Executive Officers, Directors and Nominees(5)
Patrick Drahi(1)(2)(13)	58,983,391	23.9%	490,086,674	100.0%	98.5%
Dexter Goei(6)(8)(9)	2,594,724	1.1%	—	0.0%	0.0%
Charles Stewart(8)(15)	655,597	0.3%	—	0.0%	0.0%
Abdelhakim Boubazine(8)(10)	1,639,390	0.7%	—	0.0%	0.0%
Lisa Rosenblum	18,751	0.0%	—	0.0%	0.0%
David Connolly	—	0.0%	—	0.0%	0.0%
Manon Brouillette	—	0.0%	—	0.0%	0.0%
Dennis Okhuijsen(8)(11)	—	0.0%	—	0.0%	0.0%
Jérémie Bonnin(8)(12)	—	0.0%	—	0.0%	0.0%
Raymond Svider	—	0.0%	—	0.0%	0.0%
Mark Mullen	7,000	0.0%	—	0.0%	0.0%
All executive officers, directors and director nominees as a group (11 persons) (14)	63,898,853	25.9%	490,086,674	100.0%	99.0%

*
Less than 0.1%

(1)
Mr. Drahi is the sole indirect controlling shareholder of Next Alt. As of May 22, 2018, Next Alt held 67.5% of the outstanding share capital and voting rights of Altice N.V., representing 49.5% of the economic rights and 69.6% of the voting rights in general meetings. Altice N.V. maintains a one-tier board of three executive board members and three non-executive board members. The executive board members are appointed by shareholders at the general meeting at the binding nomination of Next Alt. A4 S.A., which is controlled by the family of Mr. Drahi, is an executive board member of Altice N.V. Altice N.V. owns a direct controlling interest in CVC 3. Mr. Drahi may be deemed to beneficially own the 5,281,258 shares of Class A common stock and 490,085,674 shares of Class B common stock owned by CVC 3. CVC 3 is also the sole member of Neptune Holding US GP LLC, which is the sole general partner of Holding LP and as such, Mr. Drahi may be deemed to beneficially own 46,174,784 shares of Class A common stock held by Holding LP. Personal holding companies controlled by Mr. Drahi or his family own 7,527,349 shares of Class A common stock and 1,000 shares of Class B common stock.

  Prior to the Separation, CVC 3 will transfer its control of the general partner of Holding LP to us. CVC 3 will maintain substantially the same rights as a limited partner in Holding LP after the Separation as it had prior to the Separation. In addition, we and Next Alt intend to enter into the Holding LP voting agreement pursuant to which Next Alt will be granted a proxy to vote the shares of Altice USA common stock held by Holding LP. See "Ancillary Agreements—Voting Agreement relating to Holding LP" for more information.

  Mr. Drahi has informed us that Next Alt will elect to receive 100% of the shares of Altice USA to which it is entitled in the Distribution in the form of Class B common stock and will be subject to proration, in the same manner as other Altice N.V. shareholders, in the event the Class B Cap is exceeded. In connection with the Distribution, Next Alt will enter into the Concert Group voting agreements with respect to all shares of Altice USA common stock members of the Concert Group own (including any shares of Altice USA common stock such members are entitled to received in the Distribution). In addition, the Concert Group members who are Altice USA directors or officers have informed us that they intend to elect to receive 100% of the shares of Altice USA to which such members are entitled in the Distribution in the form of Class B common stock. It is also expected that the other members of the Concert Group intend to elect to receive 100% of the shares of Altice USA to which such members are entitled in the Distribution in the form of Class B common stock.

  If the number of shares of Class B common stock distributed to Altice N.V. shareholders including Next Alt and the Concert Group is maximized up to the Class B Cap, Mr. Drahi will own or control (through entities controlled directly or indirectly by Mr. Drahi or his family (including Next Alt, Uppernext and A4 S.A.) and the Concert Group voting agreements and the Holding LP voting agreement) a combined 42.4% of our issued and outstanding Class A and Class B common stock which will represent approximately 50.3% of the voting power of our outstanding capital stock. If no shares of Class B common stock are distributed to Altice N.V. shareholders other than Next Alt and the Concert Group, Mr. Drahi will own or control (through entities controlled directly or indirectly by Mr. Drahi or his family (including Next Alt, Uppernext and A4 S.A.) and the Concert Group voting agreements and the Holding LP voting agreement) a combined 42.4% of our issued and outstanding Class A and Class B common stock which will represent approximately 93.6% of the voting power of our outstanding capital stock. For more information regarding the Concert Group voting agreements, see "Certain Relationships and Related-Party Transactions—Right of First Refusal and Concert Group Voting Agreements" and the Holding LP voting agreement, see "Ancillary Agreements—Voting Agreement relating to Holding LP."

(2)
The principal address for the personal holding companies controlled by Mr. Drahi or his family is 5 rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg; the principal address for Altice N.V. and CVC 3 is Prins Bernhardplein 200, 1097 JB Amsterdam, The Netherlands; the principal address for Neptune Holding US GP LLC and Holding LP is c/o Altice USA, Inc., 1 Court Square West, Long Island City, NY 11101.

(3)
CIE Management IX Limited, which is an entity under common control with BC Partners LLP, is the ultimate general partner of, and has investment control over the Class A common stock held by the funds commonly known as BC European Capital IX—1 LP through 11 LP and BC European Capital—Suddenlink Co-Investment 1 through 6 LP, and has investment control over the Class A common stock held by BC European Capital IX Limited. CIE Management IX Limited is also the ultimate control party of SuddenVision S.a.r.l. CIE Management IX Limited may, therefore, be deemed to have shared voting and investment power over Class A common stock beneficially owned by each of these entities. Because CIE Management IX Limited is managed by a board of directors, no individuals have ultimate voting or investment control (as determined by Rule 13d-3) over the shares that may be deemed beneficially owned by CIE Management IX Limited. The principal address of CIE Management IX Limited is Heritage Hall, Le Marchant Street, St. Peter Port, Guernsey, GY1 4HY, Channel Islands.

(4)
CPPIB is overseen by a board of directors. None of the directors of the board of directors has sole voting or dispositive power with respect to the shares of Altice USA common stock beneficially owned by CPPIB. The address of CPPIB is One Queen Street East, Suite 2500, Toronto, ON, M5C 2W5.

(5)
The address for these persons, other than Mr. Drahi, is c/o Altice USA, Inc., 1 Court Square West, Long Island City, NY 11101.

(6)
Mr. Goei holds his shares of Class A common stock through Inluam LLC.

(7)
5% Stockholders have the same applicable voting rights as other holders of Class A common stock and Class B common stock. For information on voting rights, see "Description of Capital Stock—Class A Common Stock, Class B Common Stock, Class C Common Stock—Voting Rights."

(8)
In connection with the Distribution, will enter into a voting agreement with Next Alt. See "Certain Relationships and Related-Party Transactions—Right of First Refusal and Concert Group Voting Agreements" for more information on the Concert Group voting agreements.

(9)
Mr. Goei is a shareholder in Altice N.V. and will be entitled to receive 5,985,680 shares of Altice USA common stock in the Distribution.

(10)
Mr. Boubazine is a shareholder in Altice N.V. and will be entitled to receive 48,765 shares of Altice USA common stock in the Distribution.

(11)
Mr. Okhuijsen is a shareholder in Altice N.V. and will be entitled to receive 551,724 shares of Altice USA common stock in the Distribution.

(12)
Mr. Bonnin is a shareholder in Altice N.V. and will be entitled to receive 1,022,769 shares of Altice USA common stock in the Distribution.

(13)
Mr. Drahi is a director nominee.

(14)
All executive officers and directors as a group (10 persons), other than Mr. Drahi, as of May 22, 2018, owned 4,915,462 shares of Class A common stock, representing 0.7% of Class A common stock issued and outstanding and less than 0.1% of the voting power of Altice USA common stock.

(15)
Mr. Stewart has pledged 450,000 of his shares of Class A common stock to secure a loan with a financial institution.

 THE MASTER SEPARATION AGREEMENT

        Following the Distribution, we and Altice N.V. will operate independently, and Altice N.V. will no longer own a controlling equity interest in us. In order to govern the ongoing relationships between us (or our subsidiaries), on the one hand, and Altice N.V. and its subsidiaries (other than Altice USA and our subsidiaries), on the other hand, in connection with the Distribution, we (or our subsidiaries), on the one hand, and Altice N.V. and its subsidiaries (other than Altice USA and our subsidiaries), on the other hand, have entered into the Master Separation Agreement and will enter into certain other agreements providing for various services and rights following the Distribution, and under which we and Altice N.V. will agree to indemnify each other against certain liabilities arising from our respective businesses. Entering into, terminating or modifying any agreements between Altice N.V. and Altice USA requires prior approval of our Audit Committee pursuant to our Related-Party Transaction Approval Policy. See "Ancillary Agreements" and "Certain Relationships and Related-Party Transactions—Our Policy Regarding Related-Party Transactions." The Master Separation Agreement was approved by our Audit Committee pursuant to the Company's Related-Party Transaction Approval Policy.

        The following discussion summarizes the material provisions of the Master Separation Agreement. The rights and obligations of the parties are governed by the express terms and conditions of the Master Separation Agreement and not by this summary or any other information contained in this prospectus. The following summary of the Master Separation Agreement is qualified in its entirety by reference to the full text of the Master Separation Agreement, a copy of which is filed as Exhibit 10.25 to the registration statement of which this prospectus forms a part. We urge you to read the Master Separation Agreement and this prospectus carefully and in their entirety when they are made available.

        In addition to the Master Separation Agreement described below and the other agreements described in "Ancillary Agreements," we (or our subsidiaries) may enter into, from time to time, agreements and arrangements with Altice N.V. and its subsidiaries (other than Altice USA and our subsidiaries), in connection with, and in the ordinary course of, our business.

General

        On May 18, 2018, we entered into the Master Separation Agreement with Altice N.V. The Master Separation Agreement sets forth our agreements with Altice N.V. regarding the principal actions to be taken in connection with the Distribution. It also set forths other agreements that govern aspects of our relationship with Altice N.V. following the Distribution.

  Transfer of Assets and Retention of Liabilities

        The Master Separation Agreement identifies certain transfers of assets that are necessary in advance of the Distribution so that we and Altice N.V. retain the assets of, and the liabilities associated with, our respective businesses. The Master Separation Agreement generally provides that the assets comprising our business will consist of those owned or held by us or those exclusively related to our current business and operations. The liabilities we will retain in connection with the Separation will generally consist of those related to the past and future operations of our business. Altice N.V. will retain assets and liabilities related to the businesses now or formerly conducted by Altice N.V., other than those assets and liabilities identified as being retained by Altice USA. The Master Separation Agreement requires the parties to cooperate with each other to complete these transfers of assets. If any transfer of assets is not consummated as of the Distribution, then, until the transfer can be completed, each party will take such actions as are reasonably requested by the other party in order to place such party in the same position as if such asset had been transferred.

  Representations and Warranties

        In general, neither we nor Altice N.V. make any representations or warranties to the other regarding the separation of Altice USA from Altice N.V., including regarding any consents or approvals that may be required in connection with the Distribution. Except as expressly set forth in the Master Separation Agreement, all assets will be transferred on an "as is", "where is" basis.

  Further Assurances

        We and Altice N.V. will use commercially reasonable efforts to effect any transfers contemplated by the Master Separation Agreement that have not been consummated prior to the Distribution as promptly as practicable following the Distribution Date.

  Conditions

        The Master Separation Agreement provides that several conditions must be satisfied or waived (to the extent permitted by applicable law) by Altice N.V. in its sole and absolute discretion before the Distribution can occur. For further information about these conditions, see "The Distribution—Conditions to the Distribution". Altice N.V. shall, in the sole and absolute discretion of the Altice N.V. board of directors, determine the Record Date, the Distribution Date and, subject to our Related-Party Transaction Approval Policy, all terms of the Distribution, including the form, structure and terms of any transactions and/or offerings to effect the Distribution and the timing of and conditions to the consummation thereof. In addition and notwithstanding anything to the contrary set forth in this prospectus, Altice N.V. may at any time and from time to time until the Distribution decide to abandon or modify the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution or, subject to our Related-Party Transaction Approval Policy, modifying or changing the terms of the Distribution if, at any time, the Altice N.V. board of directors determines, in its sole and absolute discretion, that the Distribution is not in the best interests of Altice N.V. or its shareholders or is otherwise not advisable. Entering into, terminating or modifying any agreements between Altice N.V. and Altice USA requires prior approval of our Audit Committee pursuant to our Related-Party Transaction Approval Policy. See "Certain Relationships and Related-Party Transactions—Our Policy Regarding Related-Party Transactions."

        As of the date of this prospectus, all of the conditions described in "The Distribution—Conditions to the Distribution" have been satisfied except: (i) the entry into the post-Distribution stockholders' agreement and the entry into, amendments to or termination of various arrangements between Altice N.V. and Altice USA, (ii) the filing of the third amended and restated certificate of incorporation with the Secretary of State of the State of Delaware following the completion of the 20-day waiting period under Regulation 14C under the Exchange Act, (iii) the absence of any law or governmental order issued by a governmental authority of competent jurisdiction being in effect that enjoins or makes the Separation illegal, and (iv) the payment of the Pre-Distribution Dividend. Holders of Altice N.V. shares that are entitled to receive shares of Altice USA common stock in the Distribution are not entitled to receive any portion of the Pre-Distribution Dividend.

  Exchange of Information

        We and Altice N.V. have agreed to provide each other with information reasonably necessary to comply with reporting, disclosure, filing or other requirements of any national securities exchange or governmental authority, for use in judicial, regulatory, administrative and other proceedings and to satisfy audit, accounting, litigation and other similar requests. We and Altice N.V. have also agreed to retain such information until the later of the seventh anniversary of the Distribution and the expiration of the relevant statute of limitations. Each party has also agreed to provide to the other party and its auditors reasonable assistance in connection with the preparation of any disclosure regarding related party transactions so long as each party is controlled by any of Next Alt, A4 S.A., Mr. Drahi (or his heirs or entities or trusts directly or indirectly under his or their control or formed for his or their benefit) or any of their affiliates (collectively, the "PDR Group").

  Termination

        Altice N.V., in the sole and absolute discretion of the Altice N.V. board of directors, may terminate the Master Separation Agreement at any time prior to the Distribution.

  Release of Claims

        We and Altice N.V. have each agreed to release the other and its affiliates, and all the other's affiliates', directors, officers, agents and employees, and their respective heirs, executors and administrators from any claims against any of them that arise out of or relate to events, circumstances or actions occurring or failing to occur or any conditions existing at or prior to the time of the Distribution. These releases will be subject to exceptions set forth in the Master Separation Agreement.

  Indemnification

        We and Altice N.V. have each agreed to indemnify the other and its subsidiaries and each of the other's and its subsidiaries' directors, officers, employees and agents, against certain liabilities incurred in connection with the Distribution. The amount of either Altice N.V.'s or our indemnification obligations will be reduced by any insurance proceeds the party being indemnified receives. The Master Separation Agreement also specifies procedures regarding claims subject to indemnification.

  Insurance

        The Master Separation Agreement provides for the allocation between us and Altice N.V. of rights and obligations under existing insurance policies with respect to occurrences prior to the Distribution and sets forth procedures for the administration of insured claims and certain other insurance matters.

  Dispute Resolution

        The Master Separation Agreement contains provisions that govern the resolution of disputes, controversies or claims that may arise between Altice USA and Altice N.V. related to the Master Separation Agreement and the other ancillary agreements entered in connection with the Separation. These provisions provide that efforts will be made to resolve disputes, controversies and claims by elevation of the matter to senior executives of Altice USA and Altice N.V. If such efforts are not successful, either Altice USA or Altice N.V. may submit the dispute, controversy or claim to binding arbitration, subject to the provisions of the Master Separation Agreement.

  Tax Matters

        We and Altice N.V. have each agreed to indemnify the other for any liability for taxes of any member of the party's respective group or certain taxes imposed on any member of the party's group that are attributable to a pre-Distribution tax period. We and Altice N.V. have also agreed to cooperate with each other in connection with any tax matters relating to the Altice USA and Altice N.V. groups, respectively, including preparation and filing of certain tax returns.

ANCILLARY AGREEMENTS

        In connection with the Distribution, in addition to the Master Separation Agreement, we have entered into or expect to enter into or amend agreements which will govern various ongoing relationships between Altice N.V., Next Alt and us after the Distribution, including the following:

  •
  a Trademark License Agreement pursuant to which Altice USA will license from Next Alt the right to use the "Altice" brand;

  •
  Acquisition Agreements for ATS pursuant to which Altice USA acquired 100% of the equity interests in ATS;

  •
  Acquisition Agreements for i24 News business pursuant to which Altice USA acquired 100% of the equity interests of the entities comprising the i24 News business;

  •
  a Voting Agreement relating to Holding LP;

  •
  Stockholders' Agreement;

  •
  Stockholders and Registration Rights Agreement; and

  •
  Indemnification Agreement.

        The material terms of these agreements are summarized below.

        In addition to the Master Separation Agreement described in "The Master Separation Agreement" and the other agreements described below, we (or our subsidiaries) may enter into, from time to time, agreements and arrangements with Altice N.V., Next Alt and certain of their respective related entities, in connection with, and in the ordinary course of, our business. Entering into, terminating or modifying any agreements between Altice N.V. and Altice USA require prior approval of our Audit Committee pursuant to our Related-Party Transaction Approval Policy. Each of the agreements or transactions described below (other than the trademark license agreement) have been approved by our Audit Committee pursuant to the Company's Related-Party Transaction Approval Policy. See "Certain Relationships and Related-Party Transactions—Our Policy Regarding Related-Party Transactions."

Trademark License Agreement

        We intend to enter into a trademark license agreement pursuant to which Next Alt will grant us an exclusive, non-transferable license to use the "ALTICE" trademark and variations thereof and logos, designs and other marks containing the term "ALTICE" and variations thereof in North America and any territories under the jurisdiction of any state or country within North America in connection with Altice USA's business. The terms and conditions of the trademark license agreement remain subject to ongoing negotiations.

Acquisition Agreement for ATS

        ATS provides services pursuant to an Independent Contractor Agreement and Transition Services Agreement with the Company. In light of Altice N.V.'s determination to focus on businesses other than the Company, we and Altice N.V. concluded it is in Altice N.V.'s and the Company's interests for Altice USA to own and operate ATS. We acquired 100% of the equity interests in ATS for a de minimis amount in the first quarter of 2018.

Acquisition Agreements for i24 News business

        i24 News is a multi-language international news channel that distributes programming in Europe, Africa, the Middle East and the U.S. The i24 News business is composed of i24 news S.à r.l., i24 News France S.A.S. and i24 US Corp. (collectively, the "i24 Entities"), each of which is indirectly owned by

Altice N.V. We acquired 100% of the equity interests in each i24 Entity from Altice N.V. for approximately $10,125,001.

Voting Agreement relating to Holding LP

        The general partner of Holding LP is currently controlled by CVC 3. Prior to the Separation, CVC 3 will transfer its control of the general partner of Holding LP to us. CVC 3 will maintain substantially the same rights as a limited partner in Holding LP after the Separation as it had prior to the Separation. In addition, we and Next Alt intend to enter into the Holding LP voting agreement pursuant to which Next Alt will be granted a proxy to vote the shares of Altice USA common stock held by Holding LP. Upon vesting, holders of Units under the Carry Unit Plan will receive shares of our Class A common stock from Holding LP, thereby reducing the number of shares of Class A common stock held by Holding LP. Any such shares of Class A common stock received by Concert Group members will be subject to the Concert Group voting agreements. Shares that are received by non-Concert Group members will not be subject to any voting agreement thereby reducing the voting power of Holding LP and consequently, Mr. Drahi. As of May 22, 2018, Holding LP owns 6.3% of Altice USA common stock, of which 2.7% is attributable to Neptune Management LP in connection with the Carry Unit Plan and 3.6% is attributable to Altice N.V. (indirectly through CVC 3).

Post-Distribution Stockholders' Agreement

        In connection with the Distribution, we will enter into the post-Distribution stockholders' agreement with Next Alt and A4 S.A. The post-Distribution stockholders' agreement will be substantially similar to the existing stockholders' agreement among Altice N.V., A4 S.A. and us. Pursuant to the post-Distribution stockholders' agreement, so long as the PDR Group beneficially owns in the aggregate, at least 50% of the voting power of our outstanding capital stock, Next Alt will have the right to designate six directors to the Board, and the Company will cause the Board to consist of a majority of directors nominated by Next Alt. In the event that the PDR Group beneficially owns, in the aggregate, less than 50% of the voting power of our outstanding capital stock, Next Alt will have the right to designate a number of directors to the Board equal to the total number of directors comprising the entire Board multiplied by the percentage of the voting power of our outstanding common stock beneficially owned, in the aggregate, by the PDR Group, rounding up in the case of any resulting fractional number, and in the event that the PDR Group beneficially owns, in the aggregate, less than 50% of the voting power of our outstanding capital stock, Next Alt will not have the right to designate a number of directors to the Board equal to or exceeding 50% of directors comprising the entire Board. One of Next Alt's designated nominations will be an individual designated by A4 S.A., and Next Alt will agree to vote its shares in favor of electing the individual designated by A4 S.A. If a director designated by Next Alt or by A4 S.A. resigns or is removed from the Board, as the case may be, only another director designated by Next Alt or by A4 S.A., as the case may be, may fill the vacancy. After the PDR Group ceases to beneficially own at least 20% of the voting power of our outstanding common stock, Next Alt will cease to have the right to designate any director nominees for election to the Board. In the event Mr. Drahi is not a member of our Board, one representative of the PDR Group will have board observer rights so long as the PDR Group beneficially owns at least 20% of the voting power of our outstanding common stock. In addition, the post-Distribution stockholders' agreement will be revised to replace Altice N.V. with Next Alt, which will be our largest stockholder following the Distribution, and to terminate the board observer rights of the Group Advisory Council of Altice N.V. The post-Distribution stockholders' agreement will require us to obtain the consent of Next Alt before we may take certain actions specified therein. See "Description of Capital Stock—Stockholders' Agreement."

Stockholders and Registration Rights Agreement

        In connection with the Distribution, we will amend and restate our stockholders and registration rights agreement with Altice N.V., BCP and CPPIB to include Next Alt as a party and to give Next Alt demand registration rights consistent with Altice N.V. We do not expect there will be any other material changes made to this agreement in connection with the Distribution. See "Certain Relationships and Related-Party Transactions."

Indemnification Agreement

        In connection with the Distribution, we entered into an indemnification agreement with Altice N.V. Under the indemnification agreement, we and Altice N.V. each agree to indemnify the other, the other's affiliates and the other's and its affiliates' officers, directors, employees, agents, attorneys, accountants, actuaries and consultants, against certain losses arising out of or based upon (i) any filings made by Altice USA with the Commission under the Securities Act or the Exchange Act in connection with the separation of Altice USA and Altice N.V. or the Distribution, (ii) any filings made by Altice USA with the Netherlands Authority for the Financial Markets (Stichting Autoriteit Financiële Markten) and other relevant regulators in other countries within the European Union under the Financial Markets Supervision Act or any other relevant law in connection with the separation of Altice USA and Altice N.V. or the Distribution, (iii) the publication of the prospectus prepared by Altice USA and approved by the Dutch Authority for the Financial Markets (Stichting Autoriteit Financiële Markten) for the purposes of Article 3 of Directive 2003/71/EC of the European Parliament and the Council and the amendments thereto, (iv) any notifications, filings or submissions made by Altice N.V. with governmental authorities having jurisdiction over Altice N.V. in connection with the separation of Altice USA and Altice N.V. or the Distribution, or (v) the AGM and the shareholder circular for the AGM.

Ongoing Commercial Agreements

        In addition to the above agreements, we intend to enter into, or amend the terms of, various other agreements with Altice N.V. and its affiliates (other than Altice USA and our subsidiaries) that are intended to continue post-Distribution subject to their existing terms or terms and conditions to be negotiated and agreed to. These amendments will generally be intended to permit us to maintain pricing and other benefits as if we were still controlled by Altice N.V. We do not consider these agreements to be material.

 CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Our Relationship with Altice N.V.

        As of the date of the prospectus, Altice N.V. indirectly owned 490,085,674 shares of Class B common stock and 51,456,042 shares of Class A common stock representing 73.5% of the total outstanding capital stock and 98.4% of the total voting power of the outstanding capital stock of Altice USA. In connection with the Distribution, Altice N.V. will distribute shares in the aggregate of our Class A common stock and Class B common stock.

        We have entered into transactions and agreements with Altice N.V. and our affiliates in the ordinary course of business, subject to compliance with our Related-Party Transaction Approval Policy, including relating to:

  •
  Our acquisition of software and network equipment such as routers, power supply and transceiver modules, including equipment to be used in our new home communications hub;

  •
  Our procurement of services, such as for the design, development, integration, support and maintenance of the user interface software for our new home communications hub; access to an international communications backbone, international carrier services and call termination services; and real estate and real estate services;

  •
  Our purchase of customer and technical service support and services and licensing of intellectual property, including patents, trademarks and other rights; and

  •
  Our acquisition of content, including our agreement relating to i24 News, a multi-language international news channel that distributes programming in Europe, Africa, the Middle East and the U.S.

        In connection with the Distribution, on May 18, 2018, we entered into the Master Separation Agreement, and will enter into certain agreements regarding, among other things, the license of the Altice brand and amendments to certain commercial agreements between the Company, on the one hand, and Altice N.V. and its affiliates, on the other hand. See "The Master Separation Agreement" and "Ancillary Agreements."

Altice Technical Services

        ATS provides technical operating services to the Company, including field services, such as dispatch, customer installations, disconnects, service changes and other customer service visits, outside plant maintenance services and design and construction services for HFC and FTTH infrastructure. We acquired 100% of the equity interests in ATS for a de minimis amount in the first quarter of 2018. ATS was previously owned by Altice N.V. and a member of ATS's management through a holding company. In light of Altice N.V.'s determination to focus on businesses other than the Company, we and Altice N.V. concluded it is in the Company's and Altice N.V.'s interests for Altice USA to own and operate ATS. The ATS Acquisition was approved by our Audit Committee pursuant to the Company's Related-Party Transaction Approval Policy. See "Certain Relationships and Related-Party Transactions—Our Policy Regarding Related-Party Transactions."

i24 News business

        i24 News is a multi-language international news channel that distributes programming in Europe, Africa, the Middle East and the U.S. The i24 News business is composed of the i24 Entities, each of which were indirectly owned by Altice N.V. We acquired 100% of the equity interests in each i24 Entity from Altice N.V. for approximately $10,125,001. The terms of the purchase of i24 Entities were approved by our Audit Committee pursuant to the Company's Related-Party Transaction Approval

Policy. See "Certain Relationships and Related-Party Transactions—Our Policy Regarding Related-Party Transactions."

Management Advisory and Consulting Services

        Altice N.V. provides consulting, advisory and other services to us in connection with our acquisitions, divestitures, investments, capital raising, financial and business affairs for a quarterly fee. See Note 14 to our audited consolidated financial statements included elsewhere herein for more information. The Management Advisory and Consulting Services Agreement will be terminated in connection with the Distribution.

Stockholders' Agreement

        In connection with our IPO, we entered into a stockholders' agreement with Altice N.V. and A4 S.A. Pursuant to this agreement, Altice N.V. has the right to nominate a majority of the members of our Board, and has agreed to vote its shares in favor of electing the individual designated by A4 S.A. If a director designated by Altice N.V. or by A4 S.A. resigns or is removed from the Board, as the case may be, only another director designated by Altice N.V. or by A4 S.A., as the case may be, may fill the vacancy. The stockholders' agreement requires us to obtain the consent of Altice N.V. before we may take certain actions specified therein. This stockholders' agreement will be terminated upon completion of the Distribution.

        In connection with the Distribution, we will enter into the post-Distribution stockholders' agreement with Next Alt and A4 S.A. The post-Distribution stockholders' agreement will be substantially similar to the existing stockholders' agreement among Altice N.V., A4 S.A. and us. Pursuant to this agreement, so long as the PDR Group beneficially owns in the aggregate, at least 50% of the voting power of our outstanding capital stock, Next Alt will have the right to designate six directors to the Board, and the Company will cause the Board to consist of a majority of directors nominated by Next Alt. In the event that the PDR Group beneficially owns, in the aggregate, less than 50% of the voting power of our outstanding capital stock, Next Alt will have the right to designate a number of directors to the Board equal to the total number of directors comprising the entire Board multiplied by the percentage of the voting power of our outstanding common stock beneficially owned, in the aggregate, by the PDR Group, rounding up in the case of any resulting fractional number, and in the event that the PDR Group beneficially owns, in the aggregate, less than 50% of the voting power of our outstanding capital stock, Next Alt will not have the right to designate a number of directors to the Board equal to or exceeding 50% of directors comprising the entire Board. One of Next Alt's designated nominations will be an individual designated by A4 S.A., and Next Alt will agree to vote its shares in favor of electing the individual designated by A4 S.A. If a director designated by Next Alt or by A4 S.A. resigns or is removed from the Board, as the case may be, only another director designated by Next Alt or by A4 S.A., as the case may be, may fill the vacancy. After the PDR Group ceases to beneficially own at least 20% of the voting power of our outstanding common stock, Next Alt will cease to have the right to designate any director nominees for election to the Board. In the event Mr. Drahi is not a member of our Board, one representative of the PDR Group will have board observer rights so long as the PDR Group beneficially owns at least 20% of the voting power of our outstanding common stock. In addition, the post-Distribution stockholders' agreement will be revised to replace Altice N.V. with Next Alt, which will be our largest stockholder following the Distribution, and to terminate the board observer rights of the Group Advisory Council of Altice N.V. The post-Distribution stockholders' agreement will require us to obtain the consent of Next Alt before we may take certain actions specified therein. See "Description of Capital Stock—Stockholders' Agreement."

Stockholders and Registration Rights Agreement

        In connection with our IPO, we entered into a stockholders and registration rights agreement with Altice N.V., BCP and CPPIB. This agreement provides Altice N.V. with an unlimited number of "demand" registrations for the registration of the sale of Altice USA common stock in a minimum aggregate amount (the "Minimum Amount"), which is the lowest of (i) $100,000,000, (ii) one percent (1%) of the value of Shares (as defined in the stockholders and registration rights agreement) that are publicly traded as of the close of business on the most recent business day or (iii) such lesser amount as agreed by the Sponsors and Altice N.V. Additionally, the agreement provides BCP and CPPIB each with one "demand" registration every twelve months, subject to an exception, and customary "piggyback" registration rights to Altice N.V., BCP and CPPIB. The stockholders and registration rights agreement also provides that we will pay certain expenses relating to such registrations and indemnify Altice N.V., BCP and CPPIB against certain liabilities which may arise under the Securities Act. Each Sponsor also has the right to, among other things, designate one non-voting observer to our Board for so long as such Sponsor and certain of its affiliates own at least 4% of the issued and outstanding shares of Class A and Class B common stock and there is no director who is a designee of such Sponsor on our Board. Subject to certain exceptions, each non-voting observer will be permitted to attend all meetings of our Board and the committees thereof. In connection with the Distribution, we will amend and restate our stockholders and registration rights agreement to include Next Alt as a party with demand registration rights consistent with Altice N.V. We do not expect there will be any other material changes made to this agreement in connection with the Distribution.

Right of First Refusal and Concert Group Voting Agreements

        Any proposed sale of shares of common stock held by certain members of our management is subject to a right of first refusal in favor of Altice N.V. This right of first refusal will be terminated upon the Distribution and will be replaced by a right of first refusal granted to Next Alt by certain parties to the Concert Group voting agreements. The Concert Group consists of the following current and former officers and directors of Altice N.V., Altice USA and other Altice Group companies who will enter into voting agreements with Next Alt with respect to all shares of Altice USA common stock they own (including any shares of Altice USA common stock received in the Distribution): Dexter Goei (through More ATC LLC and Inluam LLC), Dennis Okhuijsen, Jérémie Bonnin (through Hamaja S.à r.l.), Patrice Giami, Jean-Luc Berrebi (through Lynor's S.à r.l.), Nicolas Rotkoff (through Belem Capital S.à r.l.), Charles Stewart and Abdelhakim Boubazine. Pursuant to the voting agreements, the Concert Group members will undertake to vote in favor of any and all items proposed by Next Alt at any annual or special meeting of Altice USA. Each Concert Group member will also give a proxy to Next Alt to represent it and to vote on its behalf at any meeting of Altice USA stockholders. In addition, Next Alt expects that it will enter into a voting agreement with Jean-Michel Hegesippe (through OTR S.à r.l. and JMH Gestion & Participations Limited) but there is no assurance that such agreement will be entered into prior to the Distribution or at all.

        If the number of shares of Class B common stock distributed to Altice N.V. shareholders including Next Alt and the Concert Group is the greatest number such shareholders are entitled to receive up to the Class B Cap, Mr. Drahi will own or control (through entities controlled directly or indirectly by Mr. Drahi or his family (including Next Alt, Uppernext and A4 S.A.) and the Concert Group voting agreements and the Holding LP voting agreement) a combined 42.4% of our issued and outstanding Class A and Class B common stock which will represent approximately 50.3% of the voting power of our outstanding capital stock. If no shares of Class B common stock are distributed to Altice N.V. shareholders other than Next Alt and the Concert Group, Mr. Drahi will own or control (through entities controlled directly or indirectly by Mr. Drahi or his family (including Next Alt, Uppernext and A4 S.A.) and the Concert Group voting agreements and the Holding LP voting agreement) a combined

42.4% of our issued and outstanding Class A and Class B common stock which will represent approximately 93.6% of the voting power of our outstanding capital stock.

Voting Agreement relating to Holding LP

        We and Next Alt will enter into the Holding LP voting agreement pursuant to which Next Alt will be granted a proxy to vote the shares of Altice USA common stock held by Holding LP. The terms of such agreement were approved by our Audit Committee pursuant to the Company's Related-Party Transaction Approval Policy. See "—Our Policy Regarding Related-Party Transactions." Upon vesting, holders of Units under the Carry Unit Plan will receive shares of our Class A common stock from Holding LP, thereby reducing the number of shares of Class A common stock held by Holding LP. Any such shares of Class A common stock received by Concert Group members will be subject to the Concert Group voting agreements. Shares that are received by non-Concert Group members will not be subject to any voting agreement thereby reducing the voting power of Holding LP and consequently, Mr. Drahi. As of May 22, 2018, Holding LP owns 6.3% of Altice USA common stock, of which 2.7% is attributable to Neptune Management LP in connection with the Carry Unit Plan and 3.6% is attributable to Altice N.V. (indirectly through CVC 3).

Compensation for Services

        In light of Mr. Drahi's significant and ongoing direct contributions to the development and implementation of the Altice USA, Inc. strategic vision, on December 30, 2017, nonqualified options to purchase 600,604 shares of our Class A common stock were granted under the 2017 LTIP to a personal holding company that is wholly owned and controlled by Mr. Drahi. The options have a grant date fair value of $5,291,321. The options have a strike price of $19.48 per share, cliff vest on December 21, 2020 and are generally subject to the provisions of the Company's form for nonqualified stock options, which was filed with the Commission on January 3, 2018 as Exhibit 99.1 to a Current Report on Form 8-K. In 2017, Mr. Drahi received transportation services valued at $1,827 which reflected the incremental cost to the Company.

        The stock options were granted to Mr. Drahi, who previously received Units under the Carry Unit Plan and whose initial 50% vesting of such Units occurred on December 21, 2017. These were the first grants made to Mr. Drahi under the 2017 LTIP. Except for the stock options and transportation, Mr. Drahi does not receive any other annual compensation for his service to the Company.

Notes Payable to Affiliates and Related Parties

        In June 2016, in connection with Cablevision Acquisition, affiliates of the Sponsors and Altice N.V. purchased $875 million aggregate principal amount of Altice USA's 10.75% notes due 2023 and $875 million aggregate principal amount of Altice USA's 11.00% notes due 2024. Prior to the consummation of our IPO, the notes held by the affiliates of the Sponsors (together with accrued and unpaid interest and applicable premium) were converted into shares of the Company's Class A common stock and the notes held by an affiliate of Altice N.V. (together with accrued and unpaid interest and applicable premium) were converted into shares of the Company's Class B common stock.

Our Policy Regarding Related-Party Transactions

        All agreements and transactions between us, on the one hand, and (i) prior to the Distribution, affiliates of Altice N.V. and (ii) after the Distribution, affiliates of Next Alt (which includes Altice N.V.) on the other hand, are subject to our Related-Party Transaction Approval Policy. Under this policy, the Audit Committee of the board consisting entirely of directors who have been determined by the board to be independent directors for purposes of the NYSE corporate governance standards reviews and approves or takes such other action as it may deem appropriate with respect to transactions involving the Company and its subsidiaries, on the one hand, and in which any director, officer, greater than 5% stockholder of the Company or any other "related person" as defined in Item 404 of Regulation S-K under the Securities Act ("Item 404") has or will have a direct or indirect material interest. This approval requirement covers any transaction that meets the related-party disclosure requirements of the SEC as set forth in Item 404. Under the Related-Party Transaction Approval Policy, the Audit Committee similarly oversees approval of transactions and arrangements between the Company and its subsidiaries, on the one hand, and Altice N.V. and its other subsidiaries or Next Alt or its affiliates, as applicable, on the other hand, to the extent involving amounts in excess of the dollar threshold set forth in Item 404 (the "Item 404 Threshold").

        The Related-Party Transaction Approval Policy provides that to simplify the administration of the approval process under the Related-Party Transaction Approval Policy, the Audit Committee may, where it deems it to be appropriate, establish guidelines for certain types of these transactions. The approval requirement does not apply to the implementation and administration of intercompany arrangements under the Related-Party Transaction Approval Policy, but covers any amendments, modifications, terminations or extensions involving amounts in excess of the Item 404 Threshold, as well as the handling and resolution of any disputes involving amounts in excess of the Item 404 Threshold. The Company's executive officers and directors who are also senior executives or directors of Altice N.V. or Next Alt, as the case may be, may participate in the negotiation, execution, amendment, modification, or termination of intercompany arrangements subject to the Related-Party Transaction Approval Policy, as well as in any resolution of disputes under intercompany arrangements, on behalf of either or both of the Company and Altice N.V. or Next Alt, as the case may be, under the direction of the Audit Committee when acting on behalf of the Company.

        The Related-Party Transaction Approval Policy cannot be amended or terminated without the prior approval of a majority of the Audit Committee.

DESCRIPTION OF CAPITAL STOCK

General

        The following description of our capital stock and certain provisions of our third amended and restated certificate of incorporation and second amended and restated bylaws to be entered into are summaries and are qualified by reference to our third amended and restated certificate of incorporation and the second amended and restated bylaws that will be in effect upon consummation of the Distribution. Copies of these documents are filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part.

        Our third amended and restated certificate of incorporation provides for three classes of common stock: Class A common stock, Class B common stock and Class C common stock. In addition, our third amended and restated certificate of incorporation authorizes shares of undesignated preferred stock, the rights, preferences and privileges of which may be designated from time to time by our Board.

        Our authorized capital stock consists of 9,100,000,000 shares, all with a par value of $0.01 per share, of which:

  •
  4,000,000,000 shares are designated Class A common stock;

  •
  1,000,000,000 shares are designated Class B common stock;

  •
  4,000,000,000 shares are designated Class C common stock; and

  •
  100,000,000 shares are designated preferred stock.

        As of the date of this prospectus, we have 246,982,292 shares of our Class A common stock issued and outstanding and 490,086,674 shares of our Class B common stock issued and outstanding.

Class A Common Stock, Class B Common Stock and Class C Common Stock

Voting Rights

        Holders of our Class A common stock are entitled to one vote per share and holders of our Class B common stock are entitled to twenty-five votes per share, in each case, on any matter submitted to a vote of our stockholders. Except as set forth below or as required by Delaware law, holders of shares of Class A common stock and Class B common stock vote together as a single class on all matters (including the election of directors) submitted to a vote of our stockholders.

        If we issue any shares of Class C common stock, they will not be entitled to any votes on any matter that is submitted to a vote of our stockholders, except as provided in our certificate of incorporation or as required by Delaware law. Delaware law would require the holders of Class A common stock, Class B common stock or Class C common stock to vote separately as a single class on a matter if we were to seek to:

  •
  amend our certificate of incorporation to increase the authorized number of shares of a class of stock (except as otherwise provided in the certificate of incorporation) or increase or decrease the par value of a class of stock; or

  •
  amend our certificate of incorporation in a manner that altered or changed the powers, preferences, or special rights of a class of stock in a manner that affected them adversely.

        As permitted by Delaware law, our third amended and restated certificate of incorporation provides that the number of authorized shares of common stock or any class of common stock may be increased or decreased (but not below the number of shares of common stock then outstanding) by the affirmative vote of the holders of a majority of the voting power of the Class A common stock and Class B common stock, voting together as a single class.

        Each of our directors and director nominees stand for election at each of our annual meetings of stockholders. Our third amended and restated certificate of incorporation does not provide for cumulative voting for the election of directors. Rather, a majority of the votes cast is required for a director or director nominee to be duly elected in any uncontested election. Because our stockholders do not have cumulative voting rights, stockholders holding a majority of the voting power of our capital stock are able to elect all of our directors. Stockholders holding a majority of the voting power of our capital stock are also able to remove each of our directors with or without cause. Pursuant to the post-Distribution stockholders' agreement, so long as the PDR Group beneficially owns in the aggregate, at least 50% of the voting power of our outstanding capital stock, Next Alt will have the right to designate six directors to the Board, and the Company will cause the Board to consist of a majority of directors nominated by Next Alt. In the event that the PDR Group beneficially owns, in the aggregate, less than 50% of the voting power of our outstanding capital stock, Next Alt will have the right to designate a number of directors to the Board equal to the total number of directors comprising the entire Board multiplied by the percentage of the voting power of our outstanding common stock beneficially owned, in the aggregate, by the PDR Group, rounding up in the case of any resulting fractional number, and in the event that the PDR Group beneficially owns, in the aggregate, less than 50% of the voting power of our outstanding capital stock, Next Alt will not have the right to designate a number of directors to the Board equal to or exceeding 50% of directors comprising the entire Board. One of Next Alt's designated nominations will be an individual designated by A4 S.A., and Next Alt will agree to vote its shares in favor of electing the individual designated by A4 S.A. If a director designated by Next Alt or by A4 S.A. resigns or is removed from the Board, as the case may be, only another director designated by Next Alt or by A4 S.A., as the case may be, may fill the vacancy. After the PDR Group ceases to beneficially own at least 20% of the voting power of our outstanding common stock, Next Alt will cease to have the right to designate any director nominees for election to the Board. In the event Mr. Drahi is not a member of our Board, one representative of the PDR Group will have board observer rights so long as the PDR Group beneficially owns at least 20% of the voting power of our outstanding common stock. See "—Stockholders' Agreement."

        Our third amended and restated certificate of incorporation also gives the holders of at least a majority of the voting power of our capital stock the right to act by written consent in lieu of a meeting and without notice.

Economic Rights

        Except as otherwise expressly provided in our third amended and restated certificate of incorporation or required by Delaware law, all shares of Class A common stock, Class B common stock and Class C common stock have the same rights and privileges and rank equally, share ratably and be identical in all respects for all matters, including those described below.

        Dividends and Distributions.    Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of outstanding shares of Class A common stock, Class B common stock and Class C common stock are entitled to share equally, on a per share basis, in any dividend or distribution of funds legally available if our Board, in its discretion, determines to declare and pay dividends and only then at the times and in the amounts that our Board may determine. In the event that a dividend is paid in the form of shares of our capital stock or rights to acquire or securities convertible into or exchangeable for shares of our capital stock, then, in the discretion of our Board, either (A) the holders of shares of Class A common stock, Class B common stock and Class C common stock shall receive the identical class of securities on an equal per share basis, or (B) (i) the holders of shares of Class A common stock shall receive Class A common stock, or securities convertible into or exchangeable for shares of Class A common stock or rights to acquire such securities, as the case may be; (ii) the holders of shares of Class B common stock shall receive Class B common stock, or securities convertible into or exchangeable for shares of Class B common stock or rights to acquire such securities, as the case may be; and (iii) the holders of shares of Class C common stock shall receive Class C common stock, or securities convertible into or exchangeable for shares of Class C common stock or rights to acquire such securities, as the case may be; in each such case in clause (B), in an equal amount per share.

        Distributions of Another Corporation's Securities.    Unless otherwise approved by the Board, where the securities of another corporation are distributed, they must only be distributed to holders of Class A common stock, Class B common stock and Class C common stock on the basis that:

  (a)
  the holders of Class A common stock, Class B common stock and Class C common stock receive the identical class of securities; or

  (b)
  subject to the remainder of this paragraph, the holders of Class A common stock, Class B common stock and Class C common stock each receive different classes of securities; or

  (c)
  subject to the remainder of this paragraph, the holders of one or more class of common stock receive a different class of securities than the holders of all other classes of common stock,

    in each case, on an equal per share basis and to holders of any shares of preferred stock outstanding at the time in accordance with the terms thereof.

        To the extent that a dividend is declared and paid pursuant to paragraph (b) or (c), then the holders of Class B common stock shall receive the securities having the highest number of votes per share (or, in the case of convertible securities, the securities convertible into, exchangeable for or evidencing the right to purchase, the securities with the highest number of votes per share) and the holders of each other class of common stock shall receive the securities having the lesser number of votes per share (or, in the case of convertible securities, the securities convertible into, exchangeable for or evidencing the right to purchase, the securities with the lesser number of votes per share): (A) in each case, without regard to whether such voting rights differ to a greater or lesser extent than the corresponding differences in voting rights (and related differences in designation, conversion and rights to distributions) between the Class A common stock, the Class B common stock and the Class C common stock; and (B) provided that the different classes of securities (and, in the case of securities convertible into, exchangeable for or evidencing the right to purchase securities, the securities resulting from such conversion, exchange or purchase) do not differ in any respect other than with respect to their relative voting rights (and related differences in designation, conversion, redemption and rights to distributions).

        To the extent that a dividend is declared and paid pursuant to paragraph (b) or (c), and in the event that the holders of Class A common stock receive a class of securities having different rights than those received by the holders of Class C common stock, then: (A) the rights of the different classes of securities (and, in the case of securities convertible into, exchangeable for or evidencing the right to purchase securities, the securities resulting from such conversion, exchange or purchase) may not differ in any respect other than with respect to their relative voting rights (and related differences in designation, conversion, redemption and rights to distributions); and (B) the relevant classes of securities shall be distributed to the holders of Class A common stock and Class C common stock such that the relative voting rights (and related differences in designation, conversion, redemption, rights to dividends in specie comprising securities and rights to distributions) of the class of securities (or, in the case of convertible securities, the securities convertible into, exchangeable for or evidencing the right to purchase, the securities resulting from such conversion, exchange or purchase) to be received by the holders of Class A common stock on the one hand and Class C common stock on the other hand corresponds to the extent practicable to the relative voting rights (and related differences in designation, conversion, redemption and rights to distributions) of the Class A common stock as compared to the Class C common stock.

        Liquidation Rights.    Upon our dissolution, liquidation or winding up, the assets legally available for distribution to our stockholders will be distributable ratably among the holders of our Class A common stock, Class B common stock and Class C common stock subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of preferred stock unless different treatment of such class with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by the affirmative vote of the holders of a majority of the voting power of the Class A common stock and Class B common stock, each voting separately as a class.

        Equal Status.    Except as expressly provided in our third amended and restated certificate of incorporation or required by applicable law, shares of Class A common stock, Class B common stock and Class C common stock have the same rights and privileges and rank equally, share ratably and are identical in all respects as to all matters. In the event of (i) a consolidation or merger of us with or into any other entity; (ii) any tender offer or exchange offer by any person or entity pursuant to an agreement to which we are a party or that our Board recommends; or (iii) a sale by Altice N.V. or any of its subsidiaries that holds shares of our Class B common stock or, solely in the event shares of our Class B common stock have been distributed to Mr. Drahi, his heirs or entities or trusts directly or indirectly under his or their control or formed for his or their benefit or any affiliate of Mr. Drahi, his heirs or entities or trusts directly or indirectly under his or their control or formed for his or their benefit (together with Altice N.V. and any of its subsidiaries that hold such shares, the "Altice Holders"), a sale by Mr. Drahi, such heirs or such trusts or entities or such affiliates, in one or a series of related transactions, whether to a single purchaser or purchasers constituting a "group" as defined in Section 13(d) of the Exchange Act, of shares of Class B common stock representing (a) at least 40% of the votes entitled to be cast by all stockholders entitled to vote in an election of directors and (b) a greater number of votes than the Altice Holders collectively are entitled to cast immediately following such sale, the holders of Class A common stock, Class B common stock and Class C common stock shall be entitled to participate proportionately and to receive, or to elect to receive, the same form of consideration and the same amount of consideration on a per share basis. Notwithstanding the foregoing, if any securities consideration is paid, distributed or offered to holders of shares of Class A common stock, Class B common stock or Class C common stock in any such transaction, such consideration may differ only in terms of voting rights such that the holder of a share of Class B common stock shall receive or have the right to elect to receive the securities having the highest number of votes per share (or, in the case of convertible securities, the securities convertible into, exchangeable for or evidencing the right to purchase, the securities with the highest number of votes per share) and the holders of each other class of Altice USA common stock shall receive or have the right to elect to receive the securities having the lesser number of votes per share (or, in the case of convertible securities, the securities convertible into, exchangeable for or evidencing the right to purchase, the securities with the lesser number of votes per share), and any securities that the holder of a share of Class C common stock shall receive or have the right to elect to receive shall either have no voting rights or the same voting rights as the securities that a holder of Class A common stock shall receive or have the right to elect to receive.

        Subdivisions and Combinations.    If we subdivide or combine in any manner outstanding shares of Class A common stock, Class B common stock, or Class C common stock, the outstanding shares of the other classes will be subdivided or combined in the same manner concurrently.

No Preemptive or Similar Rights

        Our Class A common stock, Class B common stock and Class C common stock are not entitled to preemptive rights and are not subject to conversion or redemption provisions, except for the conversion provisions with respect to the Class B common stock and Class C common stock described below. Any one or more series of preferred stock will have only such preemptive or similar rights granted to the holders thereof by our Board.

Conversion and Transfers

        Each share of Class B common stock is convertible at any time upon written notice to Altice USA at the option of the holder into one share of Class A common stock. Our third amended and restated certificate of incorporation provides that we will, no later than ten (10) calendar days after receipt by us of written notice from a holder of our Class B common stock, issue and take action to deliver a certificate or certificates representing the number of shares of our Class A common stock to which a converting holder is entitled (if such shares are certificated) or, if such shares are uncertificated, register such shares in book-entry form. The date of conversion will be the date of such issuance, in the case of certificated shares, or registration, in the case of uncertificated shares. Our third amended and restated certificate of incorporation further provides that we will not be liable for any losses incurred by any person resulting from any delay in effecting any such conversion.

        Our third amended and restated certificate of incorporation does not provide for the automatic conversion of shares of our Class B common stock upon transfer under any circumstances. As a result, the holders of Class B common stock are free to transfer them without converting them into shares of our Class A common stock. Any shares of Class B common stock that are converted into Class A common stock may not be reissued. The disparate voting rights of the shares of our Class B common stock will not change upon transfer unless first converted into shares of Class A common stock.

        Immediately prior to any conversion of all outstanding shares of Class B common stock into Class A common stock, the holders of majority of the voting power of the Class B common stock at the time of such conversion, may, in connection with such conversion, require that each share of Class C common stock shall automatically be converted into one share of Class A common stock on a date fixed by our Board, which date shall be no less than 61 days and no more than 180 days following the conversion of all outstanding shares of Class B common stock.

Preferred Stock

        Under our third amended and restated certificate of incorporation, our Board may, without further action by our stockholders, fix the rights, preferences, privileges and restrictions of up to an aggregate of 100,000,000 shares of preferred stock in one or more series and authorize their issuance. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of our Class A common stock, Class B common stock or Class C common stock. Any issuance of our preferred stock could adversely affect the voting power of holders of our Class A common stock or Class B common stock, and the likelihood that such holders would receive dividend payments and payments on liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring, or preventing a change of control or other corporate action. On the completion of the Distribution, no shares of preferred stock will be outstanding. We have no present plan to issue any shares of preferred stock.

Stockholders' Agreement

        In connection with the Distribution, we will to enter into the post-Distribution stockholders' agreement with Next Alt and A4 S.A. The post-Distribution stockholders' agreement will be substantially similar to the existing stockholders' agreement among Altice N.V., A4 S.A. and us. Pursuant to this agreement, so long as the PDR Group beneficially owns in the aggregate, at least 50% of the voting power of our outstanding capital stock, Next Alt will have the right to designate six directors to the Board, and the Company will cause the Board to consist of a majority of directors nominated by Next Alt. In the event that the PDR Group beneficially owns, in the aggregate, less than 50% of the voting power of our outstanding capital stock, Next Alt will have the right to designate a number of directors to the Board equal to the total number of directors comprising the entire Board multiplied by the percentage of the voting power of our outstanding common stock beneficially owned, in the aggregate, by the PDR Group, rounding up in the case of any resulting fractional number, and in the event that the PDR Group beneficially owns, in the aggregate, less than 50% of the voting power of our outstanding capital stock, Next Alt will not have the right to designate a number of directors to the Board equal to or exceeding 50% of directors comprising the entire Board. One of Next Alt's designated nominations will be an individual designated by A4 S.A., and Next Alt will agree to vote its shares in favor of electing the individual designated by A4 S.A. If a director designated by Next Alt or by A4 S.A. resigns or is removed from the Board, as the case may be, only another director designated by Next Alt or by A4 S.A., as the case may be, may fill the vacancy. After the PDR Group ceases to beneficially own at least 20% of the voting power of our outstanding common stock, Next Alt will cease to have the right to designate any director nominees for election to the Board. In the event Mr. Drahi is not a member of our Board, one representative of the PDR Group will have board observer rights so long as the PDR Group beneficially owns at least 20% of the voting power of our outstanding common stock. Until the first date on which the PDR Group ceases to beneficially own at least 20% of the voting power of our outstanding common stock, notwithstanding anything to the contrary in our third amended and restated certificate of incorporation or bylaws, or in the governing documents of any of our subsidiaries, without the prior written approval of Next Alt, we shall not (either directly or indirectly through an affiliate or otherwise or through one or a series of related transactions) take, or permit one of our subsidiaries to take, any of the following actions:

  (a)
  effect or consummate a Change of Control (as defined in the stockholders' agreement) or publicly endorse a Change of Control (including by recommending any tender or exchange offer that would result in a Change of Control) or enter into any agreement or arrangement to effect or consummate a Change of Control;

  (b)
  make any material change in the scope of our or our subsidiaries' business from the scope of our or our subsidiaries' business immediately prior to the completion of this offering;

  (c)
  acquire, dispose of or spin off any securities, assets or liabilities other than acquisitions or dispositions of assets or liabilities in the ordinary course of business consistent with past practice;

  (d)
  enter into any joint venture, recapitalization, reorganization or other strategic alliance with any other Person (as defined in the stockholders' agreement);

  (e)
  issue any Company Securities (as defined in the stockholders' agreement), except issuances pursuant to a compensation or similar plan approved by our Board or a duly authorized committee thereof;

  (f)
  incur, guarantee, assume, or refinance any indebtedness for borrowed money having a principal amount greater than $10 million (including debt obligations of any other Person existing at the time such other Person merged with or into or became a subsidiary of, or substantially all of its business and assets were acquired by, by us or our subsidiary, and debt obligations secured by a lien encumbering any asset acquired by us or any such subsidiary and including debt securities), or pledge or grant a security interest in any of our or our subsidiaries' assets having a value of more than $10 million (other than debt obligations incurred in the ordinary course of business by us and our subsidiaries), or enter into any derivative transactions involving a notional amount greater than $10 million;

  (g)
  redeem, repurchase or otherwise acquire Company Common Stock (as defined in the stockholders' agreement) or any warrants, options, rights or securities convertible into,

    exchangeable for or exercisable for, Company Common Stock, or redeem, repurchase or otherwise acquire or make any payment with respect to any share appreciation rights or phantom share plans (other than repurchases of Company Common Stock from employees upon termination of employment pursuant to terms of duly approved equity grants or pursuant to a cashless exercise of equity grants) or any re-pricing of duly approved equity awards;

  (h)
  amend (or approve or recommend amendment of) our or any of our subsidiaries' certificates of incorporation or bylaws (or other similar organizational documents);

  (i)
  elect, hire, replace or dismiss, or establish or modify the remuneration of, our Chief Executive Officer (or the equivalent successor position) (such person, the "CEO"), Chief Financial Officer (or the equivalent successor position) (such person, the "CFO"), or Chief Operating Officer (or the equivalent successor position) (such person, the "COO"), in each case, as elected or appointed by our Board;

  (j)
  elect, hire, replace or dismiss, or establish or modify the remuneration of, any officer of the Company that directly reports to the CEO, CFO or COO;

  (k)
  establish or modify the remuneration of directors on our Board;

  (l)
  decrease or increase the number of directors serving on our Board;

  (m)
  approve (or adopt) any of our operating and capital budgets for each fiscal year commencing with the fiscal year ended December 31, 2018, or any material amendments thereto or deviations therefrom;

  (n)
  pay, declare or set aside any sums or other property for the payment of dividends on any Company Common Stock or make any other distributions in respect of any Company Common Stock or any warrants, options, rights or securities convertible into, exchangeable for or exercisable for, Company Common Stock;

  (o)
  other than as required by applicable law, form, or delegate authority to, any new committee or subcommittee thereof, of our Board, or delegate authority to any existing committee or subcommittee thereof not set forth in the committee's charter or authorized by our Board prior to the completion of our initial public offering;

  (p)
  commence any liquidation, dissolution or voluntary bankruptcy, administration, recapitalization or reorganization in any form of transaction, make arrangements with creditors, or consent to the entry of an order for relief in any involuntary case, or take the conversion of an involuntary case to a voluntary case, or consent to the appointment of or take possession by a receiver, trustee or other custodian for all or substantially all of our or our subsidiaries' property, or otherwise seek the protection of any applicable bankruptcy or insolvency law;

  (q)
  amend, modify or supplement (or approve or recommend amendment, modification or supplement of) the Related-Party Transactions Policy; and

  (r)
  enter into any agreement or arrangement to do any of the foregoing.

        Our third amended and restated certificate of incorporation requires the written approval of Altice N.V. before we may take the actions specified in paragraphs (a), (h) and (p). Following the Distribution, our third amended and restated certificate of incorporation will require that we obtain this approval from Next Alt instead.

Anti-Takeover Provisions

Certificate of Incorporation and Bylaws

        A special meeting of stockholders may be called by a majority of our Board, the chair of our Board, stockholders holding a majority of the voting power of our capital stock or the director designated by A4 S.A. As described above in "Class A Common Stock, Class B Common Stock and Class C Common Stock—Voting Rights," our third amended and restated certificate of incorporation further provides for a tri-class common stock structure, as a result of which Next Alt generally will be able to control the outcome of all matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets.

        The foregoing provisions make it more difficult for our existing stockholders, other than Next Alt, to replace our Board as well as for another party to obtain control of us by replacing our Board. Because our Board has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

Authorized but Unissued Shares

        The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the NYSE. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Section 203 of the DGCL

        Section 203 of the DGCL generally prohibits a publicly-held Delaware corporation from engaging in a merger, asset sale or other transaction resulting in a financial benefit with any person who, together with affiliation and association, owns, or within the prior three years, did own, 15% or more of a corporation's voting stock. The prohibition continues for a period of three years after the date of the transaction in which the person became an owner of 15% or more of the corporation's voting stock unless the transaction or the business combination is approved in a prescribed manner. The statute could prohibit or delay, defer or prevent a change in control with respect to Altice USA. However, by action of our Board we have waived the provisions of Section 203.

Choice of Forum

        Our second amended and restated bylaws provides that the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state or federal court located in the State of Delaware) shall be the exclusive forum for: (i) any derivative action or proceeding brought in our name or on our behalf; (ii) any action asserting a breach of fiduciary duty; (iii) any action asserting a claim against us arising under the DGCL; (iv) any action regarding our third amended and restated certificate of incorporation or our second amended and restated bylaws; or (v) any action asserting a claim against us that is governed by the internal affairs doctrine. Our second amended and restated bylaws permits our Board to approve the selection of an alternative forum.

Limitations of Liability and Indemnification

        Our third amended and restated certificate of incorporation contains provisions indemnifying our directors and officers to the fullest extent permitted by law. In addition, as permitted by Delaware law, our third amended and restated certificate of incorporation provides that no director will be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duty as a director, except for:

  •
  any breach of his or her duty of loyalty to us or our stockholders;

  •
  acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law;

  •
  the payment of dividends or the redemption or purchase of stock in violation of Delaware law; or

  •
  any transaction from which the director derived an improper personal benefit.

        This provision does not affect a director's liability under the federal securities laws.

        To the extent our directors, officers and controlling persons will be indemnified under the provisions contained in our third amended and restated certificate of incorporation, Delaware law or contractual arrangements against liabilities arising under the Securities Act, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Corporate Opportunities

        Our third amended and restated certificate of incorporation recognizes that Mr. Drahi and the Next Alt Group Representatives may serve as our directors, officers or agents and that Mr. Drahi, Next Alt, Altice N.V., A4 S.A., the Next Alt Group Representatives and their respective affiliates, and the Designated Directors, may now engage, may continue to engage and may in the future engage in the same or similar activities or related lines of business as those in which we, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which we, directly or indirectly, may engage. In the third amended and restated certificate of incorporation we have renounced our rights to certain business opportunities and the third amended and restated certificate of incorporation provides that none of Mr. Drahi, Next Alt, Altice N.V., A4 S.A., any Next Alt Group Representative, any Designated Director, or their respective affiliates, have any duty to refrain from, directly or indirectly, engaging in the same or similar business activities or lines of businesses in which we or any of our affiliates engage or are reasonably likely to engage, or otherwise competing with us or any of our affiliates, or have any duty to communicate such opportunities to us, unless such opportunities arise in or are predominantly related to North America. The third amended and restated certificate of incorporation further provides that, to the fullest extent permitted by law, none of Mr. Drahi, Next Alt, Altice N.V., A4 S.A., any Next Alt Group Representative, any Designated Director (including any Designated Director who serves as one of our officers) or any of the foregoing persons' affiliates shall be liable to us or our stockholders for breach of any fiduciary duty solely because they engage in such activities.

Exchange Listing

        Our Class A common stock is listed on the NYSE under the symbol "ATUS." Our Class B common stock will not be listed on the NYSE or any other stock exchange at the time of the Distribution and we do not currently intend to list our Class B common stock on the NYSE or any other stock exchange.

Transfer Agent, Registrar and Conversion Agent

        The transfer agent, registrar and conversion agent for our Class A common stock and Class B common stock is AST.

Other Information

        In connection with the Distribution, we will publish a prospectus in Europe that will be approved by the AFM. We are required under EU law to include the following information in this prospectus:

        Altice USA was incorporated in Delaware on September 14, 2015 with an authorized capitalization of 1,000 shares of common stock, of which 100 shares of common stock were issued. As of January 1, 2017, Altice USA had 100 shares of common stock issued and outstanding. Upon the closing of the IPO in June 2017, our authorized capitalization was increased to 9,100,000,000 shares, all with a par value of $0.01 per share, of which 4,000,000,000 shares are designated Class A common stock, 1,000,000,000 shares are designated Class B common stock, 4,000,000,000 shares are designated Class C common stock, and 100,000,000 shares are designated preferred stock. As of December 31, 2017, Altice USA had 246,982,292 shares of our Class A common stock issued and outstanding and 490,086,674 shares of our Class B common stock issued and outstanding.

DESCRIPTION OF CERTAIN INDEBTEDNESS

        The following table provides details of the Company's outstanding credit facility debt:

				Carrying Amount(a)
(Dollars in thousands)	Maturity Date	Interest Rate	Principal	March 31, 2018	December 31, 2017
CSC Holdings Restricted Group:
Revolving Credit Facility(b)	$20,000 on October 9, 2020, remaining balance on November 30, 2021	—%	$—	$—	$425,488
Term Loan Facility	July 17, 2025	4.04%	2,977,500	2,960,859	2,967,818
Incremental Term Loan Facility	January 25, 2026	4.28%	1,500,000	1,481,825
Cequel:
Revolving Credit Facility(c)	$65,000 on November 30, 2021, and remaining balance on April 5, 2023	—	—		—
Term Loan Facility	July 28, 2025	4.13%	1,255,513	1,247,318	1,250,217

			5,733,013	5,690,002	4,643,523

Less: Current portion				53,900	42,650

Long-term debt				$5,636,102	$4,600,873

(a)
The carrying amount is net of the unamortized deferred financing costs and/or discounts/premiums.

(b)
At March 31, 2018, $115,973 of the revolving credit facility was restricted for certain letters of credit issued on behalf of the Company and $2,184,027 of the facility was undrawn and available, subject to covenant limitations.

(c)
At March 31, 2018, $13,500 of the revolving credit facility was restricted for certain letters of credit issued on behalf of the Company and $336,500 of the facility was undrawn and available, subject to covenant limitations.

        In January 2018, CSC Holdings borrowed $150,000 under its revolving credit facility and entered into the Incremental Term Loan under its existing CVC Credit Facilities Agreement. The Incremental Term Loan was priced at 99.5% and will mature on January 25, 2026. The Incremental Term Loan is comprised of eurodollar borrowings or alternate base rate borrowings, and bears interest at a rate per annum equal to the adjusted LIBO rate or the alternate base rate, as applicable, plus the applicable margin, where the applicable margin is (i) with respect to any alternate base rate loan, 1.50% per annum and (ii) with respect to any eurodollar loan, 2.50% per annum.

        The Company made a voluntary repayment of $600,000 under the CSC Holdings revolving credit facility in January 2018.

        On March 22, 2018, Altice US Finance I Corporation, an indirect wholly-owned subsidiary of the Company, entered into a Fourth Amendment to Cequel Credit Agreement (Extension Amendment), by and among the borrower, the Revolving Consent Lenders (as defined in the Fourth Amendment) and JPMorgan Chase Bank, N.A., as administrative agent for the lenders (the "Fourth Amendment"). The Fourth Amendment amends and supplements the Borrower's credit agreement, dated as of June 12, 2015, as amended by the first amendment (refinancing amendment), dated as of October 25, 2016, the second amendment (extension amendment), dated as of December 9, 2016, and the third amendment (incremental loan assumption agreement and refinancing amendment), dated as of March 15, 2017, (as so amended and as may be further amended, restated, modified or supplemented from time to time and as further amended by the Fourth Amendment among, inter alios, the borrower, the lenders party thereto and the administrative agent.

        The Fourth Amendment extends the maturity date of the revolving loans and/or commitments of the Revolving Consent Lenders to April 5, 2023. The Fourth Amendment and the extended maturity date will not apply to the revolving loans and/or commitments of revolving lenders under the Cequel Credit Agreement that are not Revolving Consent Lenders.

        As of March 31, 2018, the Company was in compliance with all of its financial covenants under the CSC Holdings Credit Facilities Agreement and the Cequel Credit Facilities Agreement. For more information on the Company's ratios, see "Liquidity and Capital Resources—Debt Outstanding."

Senior Guaranteed Notes, Senior Secured Notes and Senior Notes and Debentures

        The following table summarizes the Company's senior guaranteed notes, senior secured notes and senior notes and debentures:

				March 31, 2018		December 31, 2017
Date Issued	Maturity Date	Interest Rate		Principal Amount	Carrying Amount(a)	Principal Amount	Carrying Amount(a)
CSC Holdings Senior Notes:
February 6, 1998	February 15, 2018	7.875%	(b)(f)(o)	$—	$—	$300,000	$301,184
July 21, 1998	July 15, 2018	7.625%	(b)(f)	500,000	504,213	500,000	507,744
February 12, 2009	February 15, 2019	8.625%	(c)(f)	526,000	537,930	526,000	541,165
November 15, 2011	November 15, 2021	6.750%	(c)(f)	1,000,000	962,332	1,000,000	960,146
May 23, 2014	June 1, 2024	5.250%	(c)(f)	750,000	663,291	750,000	660,601
October 9, 2015	January 15, 2023	10.125%	(e)	1,800,000	1,778,745	1,800,000	1,777,914
October 9, 2015	October 15, 2025	10.875%	(e)(l)	1,684,221	1,661,516	1,684,221	1,661,135
CSC Holdings Senior Guaranteed Notes:
October 9, 2015	October 15, 2025	6.625%	(e)	1,000,000	987,037	1,000,000	986,717
September 23, 2016	April 15, 2027	5.500%	(g)	1,310,000	1,304,581	1,310,000	1,304,468
January 29, 2018	February 1, 2028	5.375%	(n)	1,000,000	991,665	—	—
Cablevision Senior Notes(k):
April 15, 2010	April 15, 2018	7.750%	(c)(f)(o)	—	—	750,000	754,035
April 15, 2010	April 15, 2020	8.000%	(c)(f)	500,000	492,795	500,000	492,009
September 27, 2012	September 15, 2022	5.875%	(c)(f)	649,024	575,348	649,024	572,071
Cequel and Cequel Capital Senior Notes(l):
Oct. 25, 2012 Dec. 28, 2012	September 15, 2020	6.375%	(d)(m)	1,050,000	1,029,364	1,050,000	1,027,493
May 16, 2013 Sept. 9, 2014	December 15, 2021	5.125%	(d)	1,250,000	1,144,929	1,250,000	1,138,870
June 12, 2015	July 15, 2025	7.750%	(i)	620,000	604,755	620,000	604,374
Altice US Finance I Corporation Senior Secured Notes(l):
June 12, 2015	July 15, 2023	5.375%	(h)	1,100,000	1,083,159	1,100,000	1,082,482
April 26, 2016	May 15, 2026	5.500%	(j)	1,500,000	1,488,306	1,500,000	1,488,024

				$16,239,245	15,809,966	$16,289,245	15,860,432

Less: current portion					1,042,143		507,744

Long-term debt					$14,767,823		$15,352,688

(a)
The carrying amount is net of the unamortized deferred financing costs and/or discounts/premiums.

(b)
The debentures are not redeemable by CSC Holdings prior to maturity.

(c)
Notes are redeemable at any time at a specified "make-whole" price plus accrued and unpaid interest to the redemption date.

(d)
The Company may redeem some or more of all the notes at the redemption price set forth in the relevant indenture, plus accrued and unpaid interest.

(e)
The Company may redeem some or all of the 2023 Notes at any time on or after January 15, 2019, and some or all of the 2025 Notes and 2025 Guaranteed Notes at any time on or after October 15, 2020, at the redemption prices set forth in the relevant indenture, plus accrued and unpaid interest, if any. The Company may also redeem up to 40% of each series of the Cablevision Acquisition Notes using the proceeds of certain equity offerings before October 15, 2018, at a redemption price equal to 110.125% for the 2023 Notes, 110.875% for the 2025 Notes and 106.625% for the 2025 Guaranteed Notes, in each case plus accrued and unpaid interest. In addition, at any time prior to January 15, 2019, CSC Holdings may redeem some or all of the 2023 Notes, and at any time prior to October 15, 2020, the Company may redeem some or all of the 2025 Notes and the 2025 Guaranteed Notes, at a price equal to 100% of the principal amount thereof, plus a "make whole" premium specified in the relevant indenture plus accrued and unpaid interest.

(f)
The carrying value of the notes was adjusted to reflect their fair value on the Cablevision Acquisition Date (aggregate reduction of $52,788).

(g)
The 2027 Guaranteed Notes are redeemable at any time on or after April 15, 2022 at the redemption prices set forth in the indenture, plus accrued and unpaid interest, if any. In addition, up to 40% may be redeemed for each series of the 2027 Guaranteed Notes using the proceeds of certain equity offerings before October 15, 2019, at a redemption price equal to 105.500%, plus accrued and unpaid interest.

(h)
Some or all of these notes may be redeemed at any time on or after July 15, 2018, plus accrued and unpaid interest, if any. Up to 40% of the notes may be redeemed using the proceeds of certain equity offerings before July 15, 2018, at a redemption price equal to 105.375%.

(i)
Some or all of these notes may be redeemed at any time on or after July 15, 2020, plus accrued and unpaid interest, if any. Up to 40% of the notes may be redeemed using the proceeds of certain equity offerings before July 15, 2018, at a redemption price equal to 107.750%.

(j)
Some or all of these notes may be redeemed at any time on or after May 15, 2021, plus accrued and unpaid interest, if any. Up to 40% of the notes may be redeemed using the proceeds of certain equity offerings before May 15, 2019, at a redemption price equal to 105.500%.

(k)
The issuers of these notes have no ability to service interest or principal on the notes, other than through any dividends or distributions received from CSC Holdings. CSC Holdings is restricted, in certain circumstances, from paying dividends or distributions to the issuers by the terms of the CVC Credit Facilities Agreement.

(l)
The issuers of these notes have no ability to service interest or principal on the notes, other than through any contributions/distributions from Cequel Communications, LLC (an indirect subsidiary of Cequel and the parent of Altice US Finance I). Cequel Communications, LLC is restricted in certain circumstances, from paying dividends or distributions to the issuers by the terms of the Cequel Credit Facilities Agreement.

(m)
These notes were repaid in April 2018 with the proceeds from the issuance of new senior notes (see Note 17).

(n)
The 2028 Guaranteed Notes are redeemable at any time on or after February 1, 2023 at the redemption prices set forth in the indenture, plus accrued and unpaid interest, if any. In addition, up to 40% of the original aggregate principal amount of the notes may be redeemed using the proceeds of certain equity offerings before February 1, 2021, at a redemption price equal to 105.375%, plus accrued and unpaid interest.

(o)
These notes were repaid in February 2018 with the proceeds from the 2028 Guaranteed Notes and with the proceeds from the Incremental Term Loan.

        In January 2018, CSC Holdings issued $1,000,000 aggregate principal amount of 5.375% senior guaranteed notes due February 1, 2028. The 2028 Guaranteed Notes are senior unsecured obligations and rank pari passu in right of payment with all of the existing and future senior indebtedness, including the existing senior notes and the CVC Credit Facilities and rank senior in right of payment to all of existing and future subordinated indebtedness.

        The proceeds from the 2028 Guaranteed Notes, together with proceeds from the Incremental Term Loan (discussed above), borrowings under the CVC revolving credit facility and cash on hand, were used in February 2018 to repay $300,000 principal amount of CSC Holdings' senior notes due in February 2018 and $750,000 principal amount of Cablevision senior notes due in April 2018 and will be used to fund a dividend of $1,500,000 to the Company's stockholders immediately prior to and in connection with the Distribution discussed in Note 1.

        The indentures under which the senior notes and debentures were issued contain various covenants. The Company was in compliance with all of its financial covenants under these indentures as of March 31, 2018.

Notes Payable to Affiliates and Related Parties

        On June 21, 2016, in connection with the Cablevision Acquisition, the Company issued notes payable to affiliates and related parties aggregating $1,750,000, of which $875,000 bore interest at 10.75% and matured on December 20, 2023 and $875,000 bore interest at 11% and matured on December 20, 2024.

        In connection with the Company's IPO in June 2017, the Company converted the notes payable to affiliates and related parties (together with accrued and unpaid interest of $529 and applicable premium of $513,723) into shares of the Company's common stock at the IPO price. The premium was recorded as a loss on extinguishment of debt on the Company's statement of operations in the second quarter of 2017. In connection with the conversion of the notes, the Company recorded a credit to paid in capital of $2,264,252 in the second quarter of 2017.

        For the three months ended March 31, 2017, the Company recognized $47,588 of interest expense related to these notes prior to their conversion.

Summary of Debt Maturities

        The future maturities of debt payable by the Company under its various debt obligations outstanding as of March 31, 2018, including notes payable, collateralized indebtedness (see Note 10), and capital leases, are as follows:

Years Ending December 31,	Cablevision	Cequel	Total
2018	$581,298	$14,193	$595,491
2019	579,587	32,563	612,150
2020	547,517	1,062,715	1,610,232
2021	2,506,407	1,262,725	3,769,132
2022	695,806	12,730	708,536
Thereafter	11,812,663	4,416,240	16,228,903
        The indentures under which the senior notes and debentures were issued contain various covenants. The Company was in compliance with all of its financial covenants under these indentures as of December 31, 2017.

        The following is a summary of provisions relating to our material indebtedness. The following summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the corresponding agreements, including the definitions of certain terms therein that are not otherwise defined in this prospectus. Our Cablevision and Cequel businesses are each currently financed on a standalone basis and the relevant Cablevision and Cequel subsidiaries constitute separate restricted groups for these debt financing purposes. We were in compliance with our debt covenants as of December 31, 2017.

Cablevision Credit Facilities

Overview

        On October 9, 2015, Finco, which merged with and into CSC Holdings on June 21, 2016, entered into a senior secured credit facility, which currently provides U.S. dollar term loans in an aggregate principal amount of $3,000 million and U.S. dollar revolving loan commitments in an aggregate principal amount of $2,300 million, which are governed by the CVC Credit Facilities Agreement.

Interest Rate and Fees

        Loans comprising each eurodollar borrowing or alternate base rate borrowing, as applicable, bear interest at a rate per annum equal to the adjusted LIBO rate or the alternate base rate, as applicable, plus the applicable margin, where the applicable margin is:

  •
  in respect of the CVC Term Loans, (i) with respect to any alternate base rate loan, 1.25% per annum and (ii) with respect to any eurodollar loan, 2.25% per annum, and

  •
  in respect of CVC Revolving Credit Facility loans (i) with respect to any alternate base rate loan, 2.25% per annum and (ii) with respect to any eurodollar loan, 3.25% per annum.

Mandatory Prepayments

        The CVC Credit Facilities Agreement requires CSC Holdings to prepay outstanding CVC Term Loans, subject to certain exceptions and deductions, with (i) 100% of the net cash proceeds of certain asset sales, subject to reinvestment rights and certain other exceptions; and (ii) commencing with the fiscal year ending December 31, 2017, a pari ratable share (based on the outstanding principal amount of the CVC Term Loans divided by the sum of the outstanding principal amount of all pari passu indebtedness and the CVC Term Loans) of 50% of annual excess cash flow, which will be reduced to 0% if the consolidated net senior secured leverage ratio of CSC Holdings is less than or equal to 4.5 to 1.

Voluntary Prepayments

        Voluntary prepayments of the CVC Term Loans on or prior to October 17, 2017 which are either (x) in connection with a repricing transaction or (y) effecting any amendment of the CVC Term Loans resulting in a repricing transaction, are subject to a call premium payable to the administrative agent on behalf of the lenders of, in the case of (x) 1.00% of the principal amount of the CVC Term Loans so repaid and in the case of (y) a payment equal to 1.00% of the aggregate amount of the CVC Term Loans subject to such repricing transaction.

Amortization and Final Maturity

        The maturity date of the CVC Term Loans is July 17, 2025. CSC Holdings is required to make scheduled quarterly payments each equal to 0.25% of the original principal amount of the CVC Term Loans, with the balance due on the maturity date. The maturity date for $2,280 million of the CVC Revolving Credit Facility commitments is November 30, 2021. The maturity date for the remaining $20 million of CVC Revolving Credit Facility commitments is October 9, 2020.

Guarantees; Security

        The obligations of CSC Holdings under the CVC Credit Facilities are guaranteed on a senior basis by each restricted subsidiary of CSC Holdings (other than CSC TKR, LLC and its subsidiaries, which own and operate our New Jersey cable systems) and will also be guaranteed by each future wholly-owned restricted subsidiary of CSC Holdings (other than immaterial subsidiaries), subject to certain limitations set forth in the CVC Credit Facilities documentation. The obligations under the CVC Credit Facilities (including any guarantees thereof) are secured on a first priority basis, subject to any liens permitted by the CVC Credit Facilities, by capital stock held by CSC Holdings or any guarantor in restricted subsidiaries of CSC Holdings, subject to certain exclusions and limitations as agreed with the agent.

Certain Covenants and Events of Default

        The CVC Credit Facilities Agreement includes certain negative covenants which, among other things and subject to certain significant exceptions and qualifications, limit CSC Holdings' ability and the ability of its restricted subsidiaries to: (i) incur or guarantee additional indebtedness, (ii) make investments, (iii) create liens, (iv) sell assets and subsidiary stock, (v) pay dividends or make other distributions or repurchase or redeem our capital stock or subordinated debt, (vi) engage in certain transactions with affiliates, (vii) enter into agreements that restrict the payment of dividends by subsidiaries or the repayment of intercompany loans and advances; and (viii) engage in mergers or consolidations. In addition, the CVC Revolving Credit Facility includes a financial maintenance covenant solely for the benefit of the lenders under the CVC Revolving Credit Facility consisting of a maximum consolidated net senior secured leverage ratio of CSC Holdings and its restricted subsidiaries of 5.0 to 1.0. At March 31, 2018, the consolidated net senior secured leverage ratio was 1.3 to 1. The financial covenant will be tested on the last day of any fiscal quarter (commencing on December 31, 2016) but only if on such day there are outstanding borrowings under the CVC Revolving Credit Facility (excluding any cash collateralized letters of credit and undrawn letters of credit not to exceed $15 million).

        The CVC Credit Facilities Agreement also contains certain customary representations and warranties, affirmative covenants and events of default (including, among others, an event of default upon a change of control). If an event of default occurs, the lenders under the CVC Credit Facilities will be entitled to take various actions, including the acceleration of amounts due under the CVC Credit Facilities and all actions permitted to be taken by a secured creditor.

Cequel Credit Facilities

Overview

        On June 12, 2015, Altice US Finance I Corporation entered into a senior secured credit facility which currently provides U.S. dollar term loans in an aggregate principal amount of $1,265 million and U.S. dollar revolving loan commitments in an aggregate principal amount of $350 million which are governed by the Cequel Credit Facilities Agreement.

Interest Rate and Fees

        Loans comprising each eurodollar borrowing or alternate base rate borrowing, as applicable, bear interest at a rate per annum equal to the adjusted LIBO rate or the alternate base rate, as applicable, plus the applicable margin, where the applicable margin is:

  •
  in respect of the Cequel Term Loans, (i) with respect to any alternate base rate loan, 1.25% per annum and (ii) with respect to any eurodollar loan, 2.25% per annum, and

  •
  in respect of Cequel Revolving Credit Facility loans (i) with respect to any alternate base rate loan, 2.25% per annum and (ii) with respect to any eurodollar loan, 3.25% per annum.

Mandatory Prepayments

        The Cequel Credit Facilities Agreement requires Altice US Finance I Corporation to prepay outstanding Cequel Term Loans, subject to certain exceptions and deductions, with (i) 100% of the net cash proceeds of certain asset sales, subject to reinvestment rights and certain other exceptions; and (ii) a pari ratable share (based on the outstanding principal amount of the Cequel Term Loans divided by the sum of the outstanding principal amount of all pari passu indebtedness and the Cequel Term Loans) of 50% of annual excess cash flow, which will be reduced to 0% if the consolidated net senior secured leverage ratio is less than or equal to 4.5:1.

Voluntary Prepayments

        Voluntary prepayments of the Cequel Term Loans on or prior to October 28, 2017 which are either (x) in connection with a repricing transaction or (y) effecting any amendment of the Cequel Term Loans resulting in a repricing transaction, are subject to a call premium payable to the administrative agent on behalf of the lenders of, in the case of (x) 1.00% of the principal amount of the Cequel Term Loans so repaid and in the case of (y) a payment equal to 1.00% of the aggregate amount of the Cequel Term Loans subject to such repricing transaction.

Amortization and Final Maturity

        The maturity date of the Cequel Term Loans is July 28, 2025. Altice US Finance I Corporation is required to make scheduled quarterly payments each equal to 0.25% of the original principal amount of the Cequel Term Loans, with the balance due on the maturity date. The maturity date of the Cequel Revolving Credit Facility is November 30, 2021.

Guarantees; Security

        The obligations of Altice US Finance I Corporation under the Cequel Credit Facilities are guaranteed on a senior basis by Cequel Communications Holdings II, LLC, Cequel and certain of the subsidiaries of Cequel and will also be guaranteed by each future wholly-owned subsidiary of Cequel (other than immaterial subsidiaries), subject to applicable guarantee limitations specified therein. The obligations under the Cequel Credit Facilities (including any guarantees thereof) and are secured by certain assets of Cequel Communications Holdings II, LLC and Cequel, including a share pledge over the share capital of Cequel and Altice US Finance I Corporation and substantially all of the assets of Cequel and the subsidiary guarantors (excluding real property and subject to certain other exceptions).

Certain Covenants and Events of Default

        The Cequel Credit Facilities Agreement includes certain negative covenants that, among other things and subject to certain significant exceptions and qualifications, limit Cequel's ability and the ability of its restricted subsidiaries to: (i) incur or guarantee additional indebtedness, (ii) make investments, (iii) create liens, (iv) sell assets and subsidiary stock, (v) pay dividends or make other distributions or repurchase or redeem our capital stock or subordinated debt, (vi) engage in certain transactions with affiliates, (vii) enter into agreements that restrict the payment of dividends by subsidiaries or the repayment of intercompany loans and advances; and (viii) engage in mergers or consolidations. In addition, the Cequel Credit Facilities Agreement includes a financial maintenance covenant solely for the benefit of the revolving lenders under the Cequel Credit Facilities Agreement consisting of a maximum consolidated net senior secured leverage ratio of Cequel and its restricted subsidiaries of 5.0 to 1.0. At March 31, 2018, the consolidated net senior secured leverage ratio was 2.9 to 1. The financial covenant will be tested on the last day of any fiscal quarter but only if on such day there are outstanding borrowings under the Cequel Revolving Credit Facility (excluding any cash collateralized letters of credit).

        The Cequel Credit Facilities Agreement also contains certain customary representations and warranties, affirmative covenants and events of default (including, among others, an event of default upon a change of control trigger event). If an event of default occurs, the lenders under the Cequel Credit Facilities will be entitled to take various actions, including the acceleration of amounts due under the Cequel Credit Facilities and all actions permitted to be taken by a secured creditor, subject to the Cequel First Lien Intercreditor Agreement (as defined below).

Cablevision Bonds

Cablevision Notes

        On April 15, 2010, Cablevision issued $750 million aggregate principal amount of its 7 3/4% Senior Notes due 2018. The Cablevision 2018 Senior Notes mature on April 15, 2018. Interest on the Cablevision 2018 Senior Notes is payable semi-annually in cash on each April 15 and October 15.

        On April 15, 2010, Cablevision issued $500 million aggregate principal amount of its 8% Senior Notes due 2020. The Cablevision 2020 Senior Notes mature on April 15, 2020. Interest on the Cablevision 2020 Senior Notes is payable semi-annually in cash on each April 15 and October 15.

        On September 27, 2012, Cablevision issued $750 million aggregate principal amount of its 5 7/8% Senior Notes due 2022. The Cablevision 2022 Senior Notes mature on September 15, 2022. Interest on the Cablevision 2022 Senior Notes is payable semi-annually in cash on each March 15 and September 15.

        At any time prior to their respective maturity dates, Cablevision may redeem some or all of the Cablevision Legacy Notes at a price equal to 100% of the principal amount of the Cablevision Legacy Notes plus a "make-whole" premium, together with accrued and unpaid interest, if any, to the date of redemption.

        The Cablevision Legacy Notes are unsecured obligations of Cablevision and are not guaranteed by any of its subsidiaries or any other entity.

        The indenture governing the Cablevision Legacy Notes contains certain negative covenants, agreements and events of default, including, among other things and subject to certain significant exceptions and qualifications, limitations on the ability of Cablevision and its restricted subsidiaries to (i) incur or guarantee additional indebtedness, (ii) make investments or other restricted payments, (iii) create liens, (iv) pay dividends or make other distributions or repurchase or redeem our capital stock or subordinated debt, (v) engage in certain transactions with affiliates, (vi) enter into agreements that restrict the payment of dividends by subsidiaries or the repayment of intercompany loans and advances; and (vii) engage in mergers or consolidations.

CSC Holdings Notes

  CSC Holdings Senior Guaranteed Notes

        On October 9, 2015, Finco issued $1,000 million aggregate principal amount of its 6 5/8% Senior Guaranteed Notes due 2025. CSC Holdings assumed the obligations as issuer of the CSC 2025 Senior Guaranteed Notes upon the merger of Finco and CSC Holdings on June 21, 2016. The CSC 2025 Senior Guaranteed Notes mature on October 15, 2025. Interest on the CSC 2025 Senior Guaranteed Notes is payable semi-annually in cash on each January 15 and July 15. The CSC 2025 Senior Guaranteed Notes are redeemable, in whole or in part, at any time on or after October 15, 2020, at the applicable redemption prices specified in the indenture governing the CSC 2025 Senior Guaranteed Notes, together with accrued and unpaid interest, if any, to, but excluding, the date of redemption. At any time prior to October 15, 2018, CSC Holdings may redeem up to 40% of the original aggregate principal amount of the CSC 2025 Senior Guaranteed Notes with the proceeds of certain equity offerings at a redemption price of 106.625% of the principal amount of the CSC 2025 Senior Guaranteed Notes, together with accrued and unpaid interest, if any, to, but excluding, the date of redemption. At any time prior to October 15, 2020, CSC Holdings may also redeem some or all of the CSC 2025 Senior Guaranteed Notes at a price equal to 100% of the principal amount of the CSC 2025 Senior Guaranteed Notes plus a "make-whole" premium, together with accrued and unpaid interest, if any, to, but excluding, the date of redemption.

        On September 23, 2016, CSC Holdings issued $1,310 million aggregate principal amount of its 5 1/2% Senior Guaranteed Notes due 2027. The CSC 2027 Senior Guaranteed Notes mature on April 15, 2027. Interest on the CSC 2027 Senior Guaranteed Notes is payable semi-annually in cash on each April 15 and October 15. The CSC 2027 Senior Guaranteed Notes are redeemable, in whole or in part, at any time on or after April 15, 2022, at the applicable redemption prices specified in the indenture governing the CSC 2027 Senior Guaranteed Notes, together with accrued and unpaid interest, if any, to, but excluding, the date of redemption. At any time prior to October 15, 2019, CSC Holdings may redeem up to 40% of the original aggregate principal amount of the CSC 2027 Senior Guaranteed Notes with the proceeds of certain equity offerings at a redemption price of 105.500% of the principal amount of the CSC 2027 Senior Guaranteed Notes, together with accrued and unpaid interest, if any, to, but excluding, the date of redemption. At any time prior to April 15, 2022, CSC Holdings may also redeem some or all of the CSC 2027 Senior Guaranteed Notes at a price equal to 100% of the principal amount of the Notes plus a "make-whole" premium, together with accrued and unpaid interest, if any, to, but excluding, the date of redemption.

        The CSC Senior Guaranteed Notes are unsecured obligations of CSC Holdings and are guaranteed on a senior unsecured basis by each restricted subsidiary of CSC Holdings (other than CSC TKR, LLC and its subsidiaries, which own and operate our New Jersey cable systems) and will also be guaranteed by each future wholly-owned restricted subsidiary of CSC Holdings (other than immaterial subsidiaries), subject to certain limitations set forth in the indentures governing the CSC Senior Guaranteed Notes.

        The indentures governing the CSC Senior Guaranteed Notes contain certain negative covenants, agreements and events of default, including, subject to certain significant exceptions and qualifications, limitations on the ability of CSC Holdings and its restricted subsidiaries to (i) incur or guarantee additional indebtedness, (ii) make investments, (iii) create liens, (iv) sell assets and subsidiary stock, (v) pay dividends or make other distributions or repurchase or redeem our capital stock or subordinated debt, (vi) engage in certain transactions with affiliates, (vii) enter into agreements that restrict the payment of dividends by subsidiaries or the repayment of intercompany loans and advances, and (viii) engage in mergers or consolidations.

        Upon the occurrence of an event constituting a change of control under the indentures governing the CSC Senior Guaranteed Notes, CSC Holdings must offer to repurchase all of the CSC Senior Guaranteed Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date.

        In certain instances in accordance with the terms of the respective indentures, CSC Holdings may be required to make an offer to repurchase the CSC Senior Guaranteed Notes at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, with the excess proceeds from asset sales.

  CSC Holdings Senior Notes

        On February 6, 1998, CSC Holdings, as a successor issuer, issued $300 million aggregate principal amount of its 7 7/8% Senior Debentures due 2018. The CSC 7 7/8% 2018 Senior Debentures mature on February 15, 2018. Interest on the CSC 7 7/8% 2018 Senior Debentures is payable semi-annually in cash on each February 15 and August 15.

        On July 21, 1998, CSC Holdings, as successor issuer, issued $500 million aggregate principal amount of its 7 5/8% Senior Debentures due 2018. The CSC 7 5/8% 2018 Senior Debentures mature on July 15, 2018. Interest on the CSC 7 5/8% 2018 Senior Debentures is payable semi-annually in cash on each January 15 and July 15.

        On February 12, 2009, CSC Holdings, as a successor issuer, issued $526 million aggregate principal amount of its 8 5/8% Senior Notes due 2019 and 8 5/8% Series B Senior Notes due 2019. The CSC 2019

Senior Notes mature on February 15, 2019. Interest on the CSC 2019 Senior Notes is payable semi-annually in cash on each February 15 and August 15.

        On November 15, 2011, CSC Holdings issued $1,000 million aggregate principal amount of its 6 3/4% Senior Notes due 2021 and 6 3/4% Series B Senior Notes due 2021. The CSC 2021 Senior Notes mature on November 15, 2021. Interest on the CSC 2021 Senior Notes is payable semi-annually in cash on each May 15 and November 15.

        On May 23, 2014, CSC Holdings issued $750 million aggregate principal amount of its 5 1/4% Senior Notes due 2024 and 5 1/4% Series B Senior Notes due 2024. The CSC 2024 Senior Notes mature on June 1, 2024. Interest on the CSC 2024 Senior Notes is payable semi-annually in cash on each June 1 and December 1.

        At any time prior to their respective maturity dates, CSC Holdings may redeem some or all of the CSC Legacy Notes at a price equal to 100% of the principal amount of the CSC Legacy Notes plus a "make-whole" premium, together with accrued and unpaid interest, if any, to the date of redemption.

        On October 9, 2015, Finco, issued $1,800 million aggregate principal amount of its 10 1/8% Senior Notes due 2023 and $2,000 million 10 7/8% Senior Notes due 2025. CSC Holdings assumed the obligations as issuer of the CSC 2023 Senior Notes upon the merger of Finco and CSC Holdings on June 21, 2016. The CSC 2023 Senior Notes mature on January 15, 2023 and the CSC 2025 Senior Notes mature on October 15, 2025. Interest on the CSC New Senior Notes is payable semi-annually in cash on each January 15 and July 15. CSC Holdings used approximately $350,120 of the proceeds from the Company's initial public offering to fund the redemption of $315,779 aggregate principal amount of the CSC 2025 Senior Notes, and the related call premium of approximately $34,341.

        The CSC 2023 Senior Notes are redeemable, in whole or in part, at any time on or after January 15, 2019, at the applicable redemption prices specified in the indenture governing the CSC 2023 Senior Notes, together with accrued and unpaid interest, if any, to, but excluding, the date of redemption. At any time prior to October 15, 2018, CSC Holdings may redeem up to 40% of the original aggregate principal amount of the CSC 2023 Senior Notes with the proceeds of certain equity offerings at a redemption price of 110.125% of the principal amount of the CSC 2023 Senior Notes, together with accrued and unpaid interest, if any, to, but excluding, the date of redemption. At any time prior to January 15, 2019, CSC Holdings may also redeem some or all of the CSC 2023 Senior Notes at a price equal to 100% of the principal amount of the CSC 2023 Senior Notes plus a "make-whole" premium, together with accrued and unpaid interest, if any, to, but excluding, the date of redemption.

        The CSC 2025 Senior Notes are redeemable, in whole or in part, at any time on or after October 15, 2020, at the applicable redemption prices specified in the indenture governing the CSC 2025 Senior Notes, together with accrued and unpaid interest, if any, to, but excluding, the date of redemption. At any time prior to October 15, 2018, CSC Holdings may redeem up to 40% of the original aggregate principal amount of the CSC 2025 Senior Notes with the proceeds of certain equity offerings at a redemption price of 110.875% of the principal amount of the CSC 2025 Senior Notes, together with accrued and unpaid interest, if any, to, but excluding, the date of redemption. At any time prior to October 15, 2020, CSC Holdings may also redeem some or all of the CSC 2025 Senior Notes at a price equal to 100% of the principal amount of the CSC 2025 Senior Notes plus a "make-whole" premium, together with accrued and unpaid interest, if any, to, but excluding, the date of redemption.

        The CSC Senior Notes are unsecured obligations of CSC Holdings and are not guaranteed by any of its subsidiaries or any other entity.

        The indentures governing the CSC Senior Notes contain certain negative covenants, agreements and events of default, including, subject to certain significant exceptions and qualifications, limitations on the ability of CSC Holdings and its restricted subsidiaries to (i) incur or guarantee additional indebtedness, (ii) make investments, (iii) create liens, (iv) sell assets and subsidiary stock, (v) pay dividends or make other distributions or repurchase or redeem our capital stock or subordinated debt, (vi) engage in certain transactions with affiliates, (vii) enter into agreements that restrict the payment of dividends by subsidiaries or the repayment of intercompany loans and advances; and (viii) engage in mergers or consolidations.

        Upon the occurrence of an event constituting a change of control under the indenture governing the CSC New Senior Notes, CSC Holdings must offer to repurchase all of the CSC New Senior Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date.

        In certain instances in accordance with the terms of the indenture, CSC Holdings may be required to make an offer to repurchase the CSC New Senior Notes at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, with the excess proceeds from asset sales.

Cequel Bonds

Cequel Senior Secured Notes

        On June 12, 2015, Altice US Finance I Corporation issued $1,100 million aggregate principal amount of its 5 3/8% Senior Secured Notes due 2023 (the "Cequel 2023 Senior Secured Notes"). The Cequel 2023 Senior Secured Notes mature on July 15, 2023. Interest on the Cequel 2023 Senior Secured Notes is payable semi-annually in cash on each January 15 and July 15. The Cequel 2023 Senior Secured Notes are redeemable, in whole or in part, at any time on or after July 15, 2018, at the applicable redemption prices specified in the indenture governing the 2023 Senior Secured Notes, together with accrued and unpaid interest, if any, to, but excluding, the date of redemption. At any time prior to July 15, 2018, Altice US Finance I Corporation may redeem up to 40% of the original aggregate principal amount of the Cequel 2023 Senior Secured Notes with the proceeds of certain equity offerings at a redemption price of 105.375% of the principal amount of the Cequel 2023 Senior Secured Notes, together with accrued and unpaid interest, if any, to, but excluding, the date of redemption. At any time prior to July 15, 2018, Altice US Finance I Corporation may also redeem some or all of the Cequel 2023 Senior Secured Notes at a price equal to 100% of the principal amount of the Cequel 2023 Senior Secured Notes plus a "make-whole" premium, together with accrued and unpaid interest, if any, to, but excluding, the date of redemption.

        On April 26, 2016, Altice US Finance I Corporation issued $1,500 million aggregate principal amount of its 5 1/2% Senior Secured Notes due 2026 (the "Cequel 2026 Senior Secured Notes" and, together with the Cequel 2023 Senior Secured Notes, the "Cequel Senior Secured Notes"). The Cequel 2026 Senior Secured Notes mature on May 15, 2026. Interest on the Cequel 2026 Senior Secured Notes is payable semi-annually in cash on each May 15 and November 15. The Cequel 2026 Senior Secured Notes are redeemable, in whole or in part, at any time on or after May 15, 2021, at the applicable redemption prices specified in the indenture governing the 2026 Senior Secured Notes, together with accrued and unpaid interest, if any, to, but excluding, the date of redemption. At any time prior to May 15, 2019, Altice US Finance I Corporation may redeem up to 40% of the original aggregate principal amount of the Cequel 2026 Senior Secured Notes with the proceeds of certain equity offerings at a redemption price of 105.5% of the principal amount of the Cequel 2026 Senior Secured Notes, together with accrued and unpaid interest, if any, to, but excluding, the date of redemption. At any time prior to May 15, 2021, Altice US Finance I Corporation may also redeem some or all of the Cequel 2026 Senior Secured Notes at a price equal to 100% of the principal amount of the Cequel 2026 Senior Secured Notes plus a "make-whole" premium, together with accrued and unpaid interest, if any, to, but excluding, the date of redemption.

        The obligations of Altice US Finance I Corporation under the Cequel Senior Secured Notes are guaranteed on a senior basis by Cequel Communications Holdings II, LLC, Cequel and certain subsidiaries of Cequel and are secured by certain assets of Cequel Communications Holdings II, LLC and Cequel, including a share pledge over the share capital of Cequel and Altice US Finance I Corporation, and substantially all of the assets of Cequel and the subsidiary guarantors (excluding real property and subject to certain other exceptions).

        The indentures governing the Cequel Senior Secured Notes contain certain negative covenants, agreements and events of default, including, subject to certain significant exceptions and qualifications, limitations on the ability of Cequel and its restricted subsidiaries to (i) incur or guarantee additional indebtedness, (ii) make investments, (iii) create liens, (iv) sell assets and subsidiary stock, (v) pay dividends or make other distributions or repurchase or redeem our capital stock or subordinated debt, (vi) engage in certain transactions with affiliates, (vii) enter into agreements that restrict the payment of dividends by subsidiaries or the repayment of intercompany loans and advances, and (viii) engage in mergers or consolidations.

        Upon the occurrence of an event constituting a change of control under the indentures governing the Cequel Senior Secured Notes, Altice US Finance I Corporation must offer to repurchase all of the Cequel Senior Secured Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date.

        In certain instances in accordance with the terms of the respective indentures, Altice US Finance I Corporation may be required to make an offer to repurchase the Cequel Senior Secured Notes at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, with the excess proceeds from asset sales.

Cequel Senior Notes

        On October 25, 2012, Cequel Capital Corporation and Cequel Communications Holdings I, LLC issued $500 million aggregate principal amount of their 6 3/8% Senior Notes due 2020. On December 28, 2012, the Cequel Senior Notes Co-Issuers issued an additional $1,000 million aggregate principal amount of their Cequel 2020 Senior Notes. On April 14, 2017, the Cequel Senior Notes Co-Issuers redeemed $450 million aggregate principal amount of their Cequel 2020 Senior Notes with certain of the proceeds of the term loans incurred under the Cequel Credit Facilities Agreement, reducing the aggregate principal amount of outstanding Cequel 2020 Senior Notes to $1,050 million. The Cequel 2020 Senior Notes mature on September 15, 2020. Interest on the Cequel 2020 Senior Notes is payable semi-annually in cash on each March 15 and September 15. The Cequel 2020 Senior Notes are redeemable, in whole or in part, at any time on or after September 15, 2015, at the applicable redemption prices specified in the indenture governing the Cequel 2020 Senior Notes, together with accrued and unpaid interest, if any, to the date of redemption. At any time prior to September 15, 2015, the Cequel Senior Notes Co-Issuers may redeem up to 40% of the original aggregate principal amount of the Cequel 2020 Senior Notes with the proceeds of certain equity offerings at a redemption price of 106.375% of the principal amount of the Cequel 2020 Senior Notes, together with accrued and unpaid interest, if any, to the date of redemption. At any time prior to September 15, 2015, the Cequel Senior Notes Co-Issuers may also redeem some or all of the Cequel 2020 Senior Notes at a price equal to 100% of the principal amount of the Cequel 2020 Senior Notes plus a "make-whole" premium, together with accrued and unpaid interest, if any, to the date of redemption.

        On May 16, 2013, the Cequel Senior Notes Co-Issuers issued $750 million aggregate principal amount of their 5 1/8% Senior Notes due 2021. The Cequel 2021 Senior Notes mature on December 15, 2021. Interest on the Cequel 2021 Senior Notes is payable semi-annually in cash on each June 15 and December 15. The Cequel 2021 Senior Notes are redeemable, in whole or in part, at any time on or after June 15, 2016, at the applicable redemption prices specified in the indenture governing the

Cequel 2021 Senior Notes, together with accrued and unpaid interest, if any, to, but excluding, the date of redemption. At any time prior to June 15, 2016, the Cequel Senior Notes Co-Issuers may redeem up to 40% of the original aggregate principal amount of the Cequel 2021 Senior Notes with the proceeds of certain equity offerings at a redemption price of 105.125% of the principal amount of the Cequel 2021 Senior Notes, together with accrued and unpaid interest, if any, to the date of redemption. At any time prior to June 15, 2016, the Cequel Senior Notes Co-Issuers may also redeem some or all of the Cequel 2021 Senior Notes at a price equal to 100% of the principal amount of the Cequel 2021 Senior Notes plus a "make-whole" premium, together with accrued and unpaid interest, if any, to the date of redemption.

        On September 9, 2014, the Cequel Senior Notes Co-Issuers issued $500 million aggregate principal amount of their 5 1/8% Senior Notes due 2021 (the "Cequel 2021 Mirror Notes"). The Cequel 2021 Mirror Notes mature on December 15, 2021. Interest on the Cequel 2021 Mirror Notes is payable semi-annually in cash on each June 15 and December 15. The Cequel 2021 Mirror Notes are redeemable, in whole or in part, at any time on or after June 15, 2016, at the applicable redemption prices specified in the indenture governing the Cequel 2021 Mirror Notes, together with accrued and unpaid interest, if any, to the date of redemption. At any time prior to June 15, 2016, the Cequel Senior Notes Co-Issuers may redeem up to 40% of the original aggregate principal amount of the Cequel 2021 Mirror Notes with the proceeds of certain equity offerings at a redemption price of 105.125% of the principal amount of the Cequel 2021 Mirror Notes, together with accrued and unpaid interest, if any, to the date of redemption. At any time prior to June 15, 2016, the Cequel Senior Notes Co-Issuers may also redeem some or all of the Cequel 2021 Mirror Notes at a price equal to 100% of the principal amount of the Cequel 2021 Mirror Notes plus a "make-whole" premium, together with accrued and unpaid interest, if any, to the date of redemption.

        On June 12, 2015, Altice US Finance II Corporation issued $300 million aggregate principal amount of its 7 3/4% Senior Notes due 2025. The Cequel Senior Notes Co-Issuers assumed the obligations as issuer of the Cequel 2025 Senior Notes on December 21, 2015. On May 23, 2016, the Cequel Senior Notes Co-Issuers issued an additional $320 million aggregate principal amount of the Cequel 2025 Senior Notes in exchange for debt securities originally issued by Altice US Finance S.A. The Cequel 2025 Senior Notes mature on July 15, 2025. Interest on the Cequel 2025 Senior Notes is payable semi-annually in cash on each January 15 and July 15. The Cequel 2025 Senior Notes are redeemable, in whole or in part, at any time on or after July 15, 2020, at the applicable redemption prices specified in the indenture governing the Cequel 2025 Senior Notes, together with accrued and unpaid interest, if any, to, but excluding, the date of redemption. At any time prior to July 15, 2018, the Cequel Senior Notes Co-Issuers may redeem up to 40% of the original aggregate principal amount of the Cequel 2025 Senior Notes with the proceeds of certain equity offerings at a redemption price of 107.750% of the principal amount of the Cequel 2025 Senior Notes, together with accrued and unpaid interest, if any, to, but excluding, the date of redemption. At any time prior to July 15, 2020, the Cequel Senior Notes Co-Issuers may also redeem some or all of the Cequel 2025 Senior Notes at a price equal to 100% of the principal amount of the Cequel 2025 Senior Notes plus a "make-whole" premium, together with accrued and unpaid interest, if any, to, but excluding, the date of redemption.

        The Cequel Senior Notes are unsecured obligations of the Cequel Senior Notes Co-Issuers and are not guaranteed by any of their subsidiaries or any other entity.

        The indentures governing the Cequel Senior Notes contain certain negative covenants, agreements and events of default, including, subject to certain significant exceptions and qualifications, limitations on the ability of the Cequel Senior Notes Co-Issuers and their restricted subsidiaries to (i) incur or guarantee additional indebtedness, (ii) make investments, (iii) create liens, (iv) sell assets and subsidiary stock, (v) pay dividends or make other distributions or repurchase or redeem our capital stock or subordinated debt, (vi) engage in certain transactions with affiliates, (vii) enter into agreements that restrict the payment of dividends by subsidiaries or the repayment of intercompany loans and advances, and (viii) engage in mergers or consolidations, in each case subject to certain exceptions.

        Upon the occurrence of an event constituting a change of control under the respective indentures governing the Cequel Senior Notes, the Cequel Senior Notes Co-Issuers must offer to repurchase all of the Cequel Senior Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date.

        In certain instances in accordance with the terms of the respective indentures, the Cequel Senior Notes Co-Issuers may be required to make an offer to repurchase the Cequel Senior Notes at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, with the excess proceeds from asset sales.

Cequel Intercreditor Agreement

        On December 21, 2015, JPMorgan Chase Bank, N.A., as security agent and authorized representative of the secured parties under the Cequel Credit Facilities, and Deutsche Bank Trust Company Americas, as authorized representative of the holders of the Cequel 2023 Senior Secured Notes, entered into a first lien intercreditor agreement (the "Cequel First Lien Intercreditor Agreement") as to the relative priorities of their respective security interests in the shared collateral securing the indebtedness of Altice US Finance I Corporation. On May 20, 2016, Deutsche Bank Trust Company Americas acceded to the Cequel First Lien Intercreditor Agreement in its capacity as authorized representative of the holders of the Cequel 2026 Senior Secured Notes. The Cequel First Lien Intercreditor Agreement provides that notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any liens on the shared collateral securing the Cequel Credit Facilities, Cequel 2023 Senior Secured Notes or Cequel 2026 Senior Secured Notes (or future first lien obligations that become subject to the Cequel First Lien Intercreditor Agreement), the liens securing all such first lien obligations shall be of equal priority. The Cequel First Lien Intercreditor Agreement also provides for certain matters relating to the administration of security interests including, amongst other things, specifying the applicable authorized representative who has the right to direct the controlling security agent to take, or refrain from taking, certain actions with respect to the shared collateral, the automatic release of liens in favor of each series of first lien obligations in the event the controlling security agent exercises remedies against any shared collateral and certain agreements relating to debtor-in-possession financings (and liens on the shared collateral in connection with such financings) or the use of cash collateral constituting shared collateral in the event the issuer or a pledgor becomes subject to a bankruptcy case.

Other

Cablevision Collateralized Indebtedness Relating to Stock Monetizations

        CSC Holdings and its consolidated subsidiaries have entered into derivative contracts to hedge their equity price risk and monetize the value of their shares of common stock of Comcast. These contracts, at maturity, are expected to offset declines in the fair value of these securities below the hedge price per share while allowing CSC Holdings and its consolidated subsidiaries to retain upside appreciation from the hedge price per share to the relevant cap price. If any one of these contracts is terminated prior to its scheduled maturity date due to the occurrence of an event specified in the contract, CSC Holdings and its consolidated subsidiaries would be obligated to repay the fair value of the collateralized indebtedness less the sum of the fair values of the underlying stock and equity collar, calculated at the termination date. As of December 31, 2017, CSC Holdings and its consolidated subsidiaries did not have an early termination shortfall relating to any of these contracts. The underlying stock and the equity collars are carried at fair value on CSC Holdings consolidated balance sheets and the collateralized indebtedness is carried at its principal value. See "Management's

Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures About Market Risk" for information on how CSC Holdings and its consolidated subsidiaries participate in changes in the market price of the stocks underlying these derivative contracts.

        All of CSC Holdings monetization transactions are obligations of CSC Holdings wholly-owned subsidiaries. CSC Holdings provides guarantees of the subsidiaries' ongoing contract payment expense obligations and potential payments that could be due as a result of an early termination event. The guarantee exposure approximates the net sum of the fair value of the collateralized indebtedness less the sum of the fair values of the underlying stock and the equity collar. These derivative contracts were not designated as hedges for accounting purposes. All of CSC Holdings equity derivative contracts are carried at their current fair value on our consolidated balance sheets with changes in value reflected in our consolidated statements of income, and all of the counterparties to such transactions currently carry investment grade credit ratings.

Cequel Derivative Instruments

        In June 2016, a subsidiary of Cequel entered into two fixed to floating interest rate swaps. One fixed to floating interest rate swap is converting $750 million from a fixed rate of 1.6655% to six-month LIBOR and a second tranche of $750 million from a fixed rate of 1.68% to six-month LIBOR. The objective of these swaps is to cover the exposure of the Cequel 2026 Senior Secured Notes to changes in the market interest rate. These swap contracts were not designated as hedges for accounting purposes. Accordingly, the changes in the fair value of these interest rate swap contracts are recorded through the statement of operations.

Letters of Credit

        Certain lenders have issued standby and backstop letters of credit that are used by certain of our subsidiaries to guarantee their obligations in the ordinary course of business. As of December 31, 2017, we had approximately $130 million of outstanding letters of credit.

 SHARES ELIGIBLE FOR FUTURE SALE

        Future sales of substantial amounts of Altice USA common stock or the anticipation of these sales, could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sales of equity securities.

Sale of Restricted Securities

        The shares of our common stock distributed to Altice N.V. shareholders in the Distribution will be freely transferable, except for shares received by individuals who are our affiliates. Individuals who may be considered our affiliates include individuals who control, are controlled by or are under common control with us, as those terms generally are interpreted for U.S. federal securities law purposes. Individuals who are our affiliates will be permitted to sell their shares of our common stock only pursuant to an effective registration statement under the Securities Act, or an exemption from the registration requirements of the Securities Act, such as those afforded by Section 4(1) of the Securities Act or Rule 144 thereunder.

Rule 144

        In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who beneficially owns "restricted securities" of a "reporting company" may not sell these securities until the person has beneficially owned them for at least six months. Thereafter, affiliates may not sell within any three-month period a number of shares in excess of the greater of: (i) 1% of the shares of the class outstanding as shown by the most recent report or statement published by the issuer; and (ii) the average weekly reported trading volume in such securities during the four preceding calendar weeks.

        Sales under Rule 144 by our affiliates or persons selling on behalf of our affiliates will also be subject to restrictions relating to manner of sale, notice and the availability of current public information about us.

        Persons not deemed to be affiliates who have beneficially owned "restricted securities" for at least six months but for less than one year may sell these securities, provided that current public information about the Company is "available," which means that, on the date of sale, we have been subject to the reporting requirements of the Exchange Act for at least 90 days and are current in our Exchange Act filings. After beneficially owning "restricted securities" for one year, our non-affiliates may engage in unlimited re-sales of such securities.

        Shares received by our affiliates in the Distribution may be "controlled securities" rather than "restricted securities." "Controlled securities" are subject to the same volume limitations as "restricted securities" but are not subject to holding period requirements.

Rule 701

        Rule 701 generally allows a stockholder who purchased shares of our capital stock pursuant to a written compensatory plan or contract prior to our initial public offering and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required by that rule to wait until 90 days after the date of this prospectus before selling those shares pursuant to Rule 701.

Stockholders and Registration Rights Agreement

        In connection with the Distribution, we will amend and restate our stockholders and registration rights agreement with Altice N.V., BCP and CPPIB to add Next Alt as a party. See "Certain Relationships and Related-Party Transactions."

Right of First Refusal

        Any proposed sale of shares of common stock held by certain members of our management is subject to a right of first refusal in favor of Altice N.V. This right of first refusal will be terminated upon consummation of the Distribution and will be replaced by a right of first refusal granted to Next Alt by certain parties to the Concert Group voting agreements.

Equity Incentive Plans

        We filed a registration statement on Form S-8 under the Securities Act to register Class A common stock issuable under our 2017 LTIP. Shares registered under any such registration statement would be available for sale in the public market following the effective date, unless such shares are subject to vesting restrictions with us or Rule 144 restrictions applicable to our affiliates.

        In connection with our initial public offering, we adopted the 2017 LTIP. Under the 2017 LTIP, we may grant awards of options, restricted shares, restricted share units, stock appreciation rights, performance stock, performance stock units and other awards. Under the 2017 LTIP, awards may be granted to officers, employees and consultants of the Company or any of its affiliates. The 2017 LTIP will be administered by our Board, subject to the provision of the stockholders' agreement. The Board has delegated its authority to our Compensation Committee. The Compensation Committee has the full power and authority to, among other things, select eligible participants, to grant awards in accordance with the 2017 LTIP, to determine the number of shares subject to each award or the cash amount payable in connection with an award and determine the terms and conditions of each award, including, without limitation, those related to term, permissible methods of exercise, vesting, cancellation, forfeiture, payment, settlement, exercisability, performance periods, performance targets, and the effect or occurrence, if any, of a participant's termination of employment, separation from service or leave of absence with the Company or any of its affiliates or of a change of control. The maximum aggregate number of shares that may be issued under the 2017 LTIP is 9,879,291, or 4% of the outstanding shares of Class A common stock immediately following our initial public offering. No participant may be granted under the 2017 LTIP in any fiscal year awards covering more than the number of shares equal to 50% of the Plan limit. Our Board has the authority to amend, suspend, or terminate the 2017 LTIP. No amendment, suspension or termination will be effective without the approval of the Company's stockholders if such approval is required under applicable laws, rules and regulations.

        Additionally, our named executive officers hold Units of ownership of Neptune Management Limited Partnership under the Carry Unit Plan. See "Executive Compensation" for additional discussion of the Carry Unit Plan.

LEGAL MATTERS

        The validity of the Altice USA common stock distributed hereby will be passed upon for us by Shearman & Sterling LLP, New York, New York.

EXPERTS

        The consolidated financial statements of Altice USA, Inc. as of December 31, 2017 and 2016, and for the years ended December 31, 2017 and 2016, have been included in this prospectus and the registration statement, of which this prospectus forms a part, in reliance upon the report (which contains emphasis of matter paragraphs relating to the acquisition of Altice Technical Services, the formation of Altice USA, the inclusion of Cequel Corporation operating results for the full year of 2016 the adoption of ASC 606—Revenue from Contracts with Customers, and ASU 2017-07 Compensation—Retirement Benefits (Topic 715)) of KPMG LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of Cablevision Systems Corporation as of and for the year ended December 31, 2015 and the period from January 1, 2016 through June 20, 2016 have been included in this prospectus and the registration statement, of which this prospectus forms a part, in reliance upon the report of KPMG LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of Cequel Corporation as of December 31, 2015 ("Successor") and the related consolidated statements of operations and comprehensive loss, changes in stockholders' equity and of cash flows for the period from December 21, 2015 to December 31, 2015 ("Successor") and for the period from January 1, 2015 to December 20, 2015 ("Predecessor") included in this prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of such firm as experts in accounting and auditing.

Independence

        In connection with Altice USA's filing for an initial public offering of its common stock, we requested our independent auditor to affirm its independence relative to the rules and regulations of the Public Company Accounting Oversight Board (PCAOB) and the U.S. Securities and Exchange Commission (SEC).

        KPMG LLP's (KPMG), our registered independent public accountants, independence evaluation procedures identified an engagement by a KPMG member firm that consisted of a service provided to an affiliate of Altice USA by a member firm of KPMG International Cooperative wherein the member firm performed a bookkeeping service, which included elements that are considered management functions under the SEC independence rules. This engagement was terminated in October, 2016. The KPMG member firm referenced above does not participate in the audit engagement and the services did not have any impact on the Company.

        KPMG considered whether the matters noted above impacted its objectivity and ability to exercise impartial judgment with regard to its engagement as our auditors and have concluded that there has been no impairment of KPMG's objectivity and ability to exercise impartial judgment on all matters encompassed within its audits. After taking into consideration the facts and circumstances of the above matter and KPMG's determination, our audit committee also concluded that KPMG's objectivity and ability to exercise impartial judgment has not been impaired.

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed a Registration Statement on Form S-1 with the SEC regarding this offering. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement and you should refer to the registration statement and its exhibits to read that information. References in this prospectus to any of our contracts or other documents are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. Following the completion of this offering, we will be subject to the information reporting requirements of the Exchange Act and we will file reports, proxy statements and other information with the SEC.

        You may read and copy the registration statement and the related exhibits, and the reports, proxy statements and other information we will file with the SEC, at the SEC's public reference room maintained at 100 F Street N.E., Room 1580, Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. The site's Internet address is www.sec.gov.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
ALTICE USA, INC. AND SUBSIDIARIES
Consolidated Financial Statements
Condensed Consolidated Balance Sheets—March 31, 2018 (Unaudited) and December 31, 2017	F-2
Condensed Consolidated Statement of Operations—Three months ended March 31, 2018 and 2017 (Unaudited)	F-4
Condensed Consolidated Statement of Comprehensive Loss—Three months ended March 31, 2018 and 2017 (Unaudited)	F-5
Condensed Consolidated Statement of Stockholders' Equity—Three months ended March 31, 2018 (Unaudited)	F-6
Condensed Consolidated Statement of Cash Flows—Three months ended March 31, 2018 and 2017 (Unaudited)	F-7
Notes to Consolidated Financial Statements (Unaudited)	F-8
Report of Independent Registered Public Accounting Firm	F-37
Consolidated Financial Statements
Consolidated Balance Sheets—December 31, 2017 and 2016	F-38
Consolidated Statement of Operations—Years ended December 31, 2017 and 2016	F-40
Consolidated Statement of Comprehensive Loss—Years ended December 31, 2017 and 2016	F-41
Consolidated Statement of Stockholders' Equity—Years ended December 31, 2017 and 2016	F-42
Consolidated Statement of Cash Flows—Years ended December 31, 2017 and 2016	F-44
Notes to Consolidated Financial Statements	F-45
CABLEVISION SYSTEMS CORPORATION
Report of Independent Registered Public Accounting Firm	F-112
Consolidated Financial Statements
Consolidated Balance Sheet—December 31, 2015	F-113
Consolidated Statements of Operations—period ended January 1, 2016 to June 20, 2016 and year ended December 31, 2015	F-115
Consolidated Statements of Comprehensive Income (Loss)—period ended January 1, 2016 to June 20, 2016 and year ended December 31, 2015	F-116
Consolidated Statements of Stockholders' Equity (Deficiency)—period ended January 1, 2016 to June 20, 2016 and year ended December 31, 2015	F-117
Consolidated Statements of Cash Flows—period ended January 1, 2016 to June 20, 2016 and year ended December 31, 2015	F-119
Notes to Consolidated Financial Statements	F-120
CEQUEL CORPORATION
Report of Independent Auditors (Predecessor)	F-163
Report of Independent Auditors (Successor)	F-164
Consolidated Financial Statements
Consolidated Balance Sheet—December 31, 2015	F-165
Consolidated Statements of Operations and Comprehensive (Loss)/Income—periods ended December 21, 2015 to December 31, 2015 and January 1, 2015 to December 20, 2015	F-166
Consolidated Statements of Cash Flows—periods ended December 21, 2015 to December 31, 2015 and January 1, 2015 to December 20, 2015	F-167
Consolidated Statements of Changes in Stockholders' Equity—periods ended December 21, 2015 to December 31, 2015 and January 1, 2015 to December 20, 2015	F-168
Notes to Consolidated Financial Statements	F-169

ALTICE USA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31, 2018	December 31, 2017
ASSETS
Current Assets:
Cash and cash equivalents	$1,427,651	$329,848
Restricted cash	253	252
Accounts receivable, trade (less allowance for doubtful accounts of $10,481 and $13,420)	330,761	370,765
Prepaid expenses and other current assets	142,366	130,425
Amounts due from affiliates	21,146	19,764
Derivative contracts	9,211	52,545

Total current assets	1,931,388	903,599
Property, plant and equipment, net of accumulated depreciation of $2,983,696 and $2,599,579	5,819,544	6,023,826
Investment securities pledged as collateral	1,467,781	1,720,357
Derivative contracts	63,343	—
Other assets	122,786	57,904
Amortizable customer relationships, net of accumulated amortization of $1,603,142 and $1,409,021	4,367,742	4,561,863
Amortizable trade names, net of accumulated amortization of $624,276 and $588,574	442,807	478,509
Other amortizable intangibles, net of accumulated amortization of $12,972 and $10,978	24,088	26,082
Indefinite-lived cable television franchises	13,020,081	13,020,081
Goodwill	8,019,849	8,019,861

Total assets	$35,279,409	$34,812,082

See accompanying notes to condensed consolidated financial statements.

ALTICE USA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (Continued)

(In thousands, except share and per share amounts)

(Unaudited)

	March 31, 2018	December 31, 2017
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$725,625	$795,128
Accrued liabilities:
Interest	296,400	397,422
Employee related costs	104,824	147,727
Other accrued expenses	318,098	411,988
Amounts due to affiliates	11,078	10,998
Deferred revenue	122,395	111,197
Liabilities under derivative contracts	9,211	52,545
Credit facility debt	53,900	42,650
Senior notes and debentures	1,042,143	507,744
Capital lease obligations	7,699	9,539
Notes payable	69,084	33,424

Total current liabilities	2,760,457	2,520,362
Defined benefit plan obligations	97,908	103,163
Other liabilities	131,565	144,289
Deferred tax liability	4,729,578	4,769,286
Liabilities under derivative contracts	114,319	187,406
Collateralized indebtedness	1,351,271	1,349,474
Credit facility debt	5,636,102	4,600,873
Senior notes and debentures	14,767,823	15,352,688
Capital lease obligations	11,869	12,441
Notes payable	34,003	32,478
Deficit investment in affiliates	12,891	3,579

Total liabilities	29,647,786	29,076,039

Commitments and contingencies
Redeemable equity	234,637	231,290

Stockholders' Equity:
Preferred Stock, $.01 par value, 100,000,000 shares authorized, no shares issued and outstanding	—	—
Class A common stock: $0.01 par value, 4,000,000,000 shares authorized, 246,982,292 issued and outstanding	2,470	2,470
Class B common stock: $0.01 par value, 1,000,000,000 shares authorized, 490,086,674 issued and outstanding	4,901	4,901
Class C common stock: $0.01 par value, 4,000,000,000 shares authorized, no shares issued and outstanding	—	—
Paid-in capital	4,682,646	4,665,229
Retained earnings	713,848	840,636

	5,403,865	5,513,236
Accumulated other comprehensive loss	(8,420)	(10,022)

Total stockholders' equity	5,395,445	5,503,214
Noncontrolling interest	1,541	1,539

Total stockholders' equity	5,396,986	5,504,753

	$35,279,409	$34,812,082

See accompanying notes to condensed consolidated financial statements.

ALTICE USA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2018	2017
Revenue (including revenue from affiliates of $125 and $141, respectively) (See Note 14)	$2,329,714	$2,302,259

Operating expenses:
Programming and other direct costs (including charges from affiliates of $1,154 and $735, respectively) (See Note 14)	787,361	758,352
Other operating expenses (including charges from affiliates of $7,994 and $7,298, respectively) (See Note 14)	583,023	608,144
Restructuring and other expense	3,587	76,929
Depreciation and amortization (including impairments)	642,705	608,724

	2,016,676	2,052,149

Operating income	313,038	250,110

Other income (expense):
Interest expense (including interest expense to affiliates and related parties of$47,588 in 2017) (See Note 14)	(377,258)	(433,294)
Interest income	3,103	232
Gain (loss) on investments and sale of affiliate interests, net	(248,602)	131,658
Gain (loss) on derivative contracts, net	168,352	(71,044)
Gain (loss) on interest rate swap contracts	(31,922)	2,342
Loss on extinguishment of debt and write-off of deferred financing costs	(4,705)	—
Other expense, net	(11,658)	(2,100)

	(502,690)	(372,206)

Loss before income taxes	(189,652)	(122,096)
Income tax benefit	60,703	45,908

Net loss	(128,949)	(76,188)
Net income attributable to noncontrolling interests	(2)	(237)

Net loss attributable to Altice USA, Inc. stockholders	$(128,951)	$(76,425)

Basic and diluted net loss per share	$(0.17)	$(0.12)

Basic and diluted weighted average common shares (in thousands)	737,069	649,525

See accompanying notes to condensed consolidated financial statements.

ALTICE USA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2018	2017
Net loss	$(128,949)	$(76,188)

Other comprehensive income (loss):
Defined benefit pension plans:
Unrecognized actuarial gain	4,551	—
Applicable income taxes	(1,228)	—

Unrecognized gain arising during period, net of income taxes	3,323	—

Settlement losses included in other expense, net	606	—
Applicable income taxes	(164)	—

Settlement losses included in other expense, net, net of income taxes	442	—

Other comprehensive gain	3,765	—

Comprehensive loss	(125,184)	(76,188)
Comprehensive income attributable to noncontrolling interests	(2)	(237)

Comprehensive loss attributable to Altice USA, Inc. stockholders	$(125,186)	$(76,425)

See accompanying notes to condensed consolidated financial statements.

ALTICE USA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

(In thousands)

(Unaudited)

	Class A Common Stock	Class B Common Stock	Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (loss)	Total Stockholders' Equity	Non- controlling Interest	Total Equity
Balance at January 1, 2018, as reported	$2,470	$4,901	$4,642,128	$854,824	$(10,022)	$5,494,301	$1,539	$5,495,840
Impact of change in accounting policies (See Note 3)	—	—	—	12,666	—	12,666	—	12,666
Impact of ATS Acquisition (See Note 3)	—	—	23,101	(26,854)	—	(3,753)	—	(3,753)

Balance at January 1, 2018, as adjusted	2,470	4,901	4,665,229	840,636	(10,022)	5,503,214	1,539	5,504,753
Net loss attributable to stockholders	—	—	—	(128,951)	—	(128,951)	—	(128,951)
Net income attributable to noncontrolling interests	—	—	—	—	—	—	2	2
Pension liability adjustments, net of income taxes	—	—	—	—	3,765	3,765	—	3,765
Share-based compensation expense	—	—	21,623	—	—	21,623	—	21,623
Change in fair value of redeemable equity	—	—	(3,347)	—	—	(3,347)	—	(3,347)
Other changes to equity	—	—	(859)	—	—	(859)	—	(859)
Adoption of ASU No. 2018-02	—	—		2,163	(2,163)	—	—	—

Balance at March 31, 2018	$2,470	$4,901	$4,682,646	$713,848	$(8,420)	$5,395,445	$1,541	$5,396,986

See accompanying notes to condensed consolidated financial statements.

ALTICE USA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2018	2017
Cash flows from operating activities:
Net loss	$(128,949)	$(76,188)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization (including impairments)	642,705	608,724
Equity in net loss of affiliates	10,442	2,757
Loss (gain) on investments and sale of affiliate interests, net	248,602	(131,658)
Loss (gain) on derivative contracts, net	(168,352)	71,044
Loss on extinguishment of debt and write-off of deferred financing costs	4,705	—
Amortization of deferred financing costs and discounts (premiums) on indebtedness	16,950	1,812
Settlement loss related to pension plan	606	—
Share-based compensation expense	21,623	7,848
Deferred income taxes	(65,833)	(52,184)
Provision for doubtful accounts	13,500	15,694
Change in assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable, trade	25,207	34,707
Other receivables	(28,759)	—
Prepaid expenses and other assets	9,609	(10,113)
Amounts due from and due to affiliates	(1,465)	(131,564)
Accounts payable	11,297	147,999
Accrued liabilities	(224,787)	(253,707)
Deferred revenue	11,929	11,257
Liabilities related to interest rate swap contracts	31,922	(2,342)

Net cash provided by operating activities	430,952	244,086

Cash flows from investing activities:
Payment for acquisition, net of cash acquired	(28,940)	(43,608)
Sale of affiliate interests	(3,537)	—
Capital expenditures	(257,615)	(257,427)
Proceeds related to sale of equipment, including costs of disposal	965	596
Increase in other investments	(2,500)	(550)
Additions to other intangible assets	—	(183)

Net cash used in investing activities	(291,627)	(301,172)

Cash flows from financing activities:
Proceeds from credit facility debt, net of discounts	$1,642,500	$225,000
Repayment of credit facility debt	(610,663)	(183,288)
Issuance of senior notes and debentures	1,000,000	—
Proceeds from collateralized indebtedness	—	156,136
Repayment of collateralized indebtedness and related derivative contracts	—	(150,084)
Redemption of senior notes, including premiums and fees	(1,057,019)	—
Proceeds from notes payable	6,812	—
Principal payments on capital lease obligations	(3,067)	(4,207)
Additions to deferred financing costs	(19,225)	(1,290)
Other	(859)	—

Net cash provided by financing activities	958,479	42,267

Net increase (decrease) in cash and cash equivalents	1,097,804	(14,819)

Cash, cash equivalents and restricted cash at beginning of year	330,100	503,093

Cash, cash equivalents and restricted cash at end of period	$1,427,904	$488,274

See accompanying notes to condensed consolidated financial statements.

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except share and per share amounts)

NOTE 1. DESCRIPTION OF BUSINESS AND RELATED MATTERS

The Company and Related Matters

        Altice USA, Inc. ("Altice USA" or the "Company") was incorporated in Delaware on September 14, 2015. As of March 31, 2018, Altice USA is majority-owned by Altice N.V., a public company with limited liability (naamloze vennootshcap) under Dutch law. Upon the completion of the Altice N.V. distribution discussed below, the Company will no longer be majority-owned by Altice N.V.

        The Company provides broadband communications and video services in the United States. It delivers broadband, pay television, telephony services, proprietary content and advertising services to residential and business customers.

        Altice N.V., through a subsidiary, acquired Cequel Corporation ("Cequel" or "Suddenlink") on December 21, 2015 and Cequel was contributed to Altice USA on June 9, 2016. Altice USA acquired Cablevision Systems Corporation ("Cablevision" or "Optimum") on June 21, 2016.

        The Company classifies its operations into two reportable segments: Cablevision, which operates in the New York metropolitan area, and Cequel, which principally operates in markets in the south-central United States.

        The accompanying condensed combined consolidated financial statements ("condensed consolidated financial statements") include the accounts of the Company and all subsidiaries in which the Company has a controlling interest and gives effect to the ATS Acquisition discussed below on a combined basis. All significant inter-company accounts and transactions have been eliminated in consolidation.

        The accompanying condensed consolidated operating results for the three months ended March 31, 2017 reflect the retrospective adoption of Accounting Standards Update ("ASU") No. 2014-09, Revenue from Contracts with Customers and ASU No. 2017-07 Compensation-Retirement Benefits (Topic 715). See Note 3 for further details of the impact on the Company's historical financial statements.

        In June 2017, the Company completed its initial public offering ("IPO") of 71,724,139 shares of its Class A common stock. The Company's Class A common stock began trading on June 22, 2017, on the New York Stock Exchange under the symbol "ATUS".

Acquisition of Altice Technical Services US Corp

        ATS was formed in 2017 to provide network construction and maintenance services and commercial and residential installations, disconnections, and maintenance. The Company believes the services it receives from ATS are of higher quality and at a lower cost than the Company could achieve without ATS, including for the construction of its new fiber-to-the home ("FTTH") network.

        During the second quarter of 2017, a substantial portion of the Company's technical workforce at the Cablevision segment either accepted employment with ATS or became employees of ATS and ATS commenced operations and began to perform services for the Company. A substantial portion of the Cequel segment technical workforce became employees of ATS in December 2017.

        In January 2018, the Company acquired 70% of the equity interests in Altice Technical Services US Corp. ("ATS") for $1.00 (the "ATS Acquisition") and the Company became the owner of 100% of the equity interests in ATS in March 2018. ATS was previously owned by Altice N.V. and a member of

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

NOTE 1. DESCRIPTION OF BUSINESS AND RELATED MATTERS (Continued)

ATS's management through a holding company. As the acquisition is a combination of businesses under common control, the Company combined the results of operations and related assets and liabilities of ATS for all periods since its formation. See Note 3 for the impact of the ATS Acquisition on the Company's condensed consolidated balance sheet as of December 31, 2017.

Altice N.V. Distribution

        On January 8, 2018, Altice N.V. announced plans for the separation of the Company from Altice N.V. Altice N.V. will distribute substantially all of its equity interest in the Company through a distribution in kind to holders of Altice N.V.'s common shares A and common shares B (the "Distribution"). Following the Distribution, Altice N.V. will no longer own a controlling equity interest in the Company, and the Company will operate independently from Altice N.V.

        The implementation of the Distribution is expected to be subject to certain conditions precedent being satisfied or waived. Although Altice N.V. and the Company have not yet negotiated the final terms of the Distribution and related transactions, the Company expects that the following will be conditions to the Distribution:

  •
  Approval of Altice N.V. shareholders of (i) the distribution in kind and (ii) the board resolution approving the change in identity and character of the business of Altice N.V. resulting from the Distribution;

  •
  Receipt of certain U.S. regulatory approvals, which could take up to 180 days;

  •
  The Registration Statement filed on January 8, 2018 being declared effective by the U.S. Securities and Exchange Commission (the "Commission");

  •
  The entry into the Master Separation Agreement and the entry into, amendments to or termination of various arrangements between Altice N.V. and the Company, such as a license to use the Altice brand, the stockholders' agreement among Altice USA, Altice N.V. and certain other parties and the management agreement pursuant to which the Company pays a quarterly management fee to Altice N.V.; and

  •
  The declaration and payment of a one-time $1.5 billion dividend to Altice USA stockholders as of a record date prior to the Distribution (the "Pre-Distribution Dividend").

        Prior to Altice N.V.'s announcement of the Distribution, the Board of Directors of Altice USA, acting through its independent directors, approved in principle the payment of the Pre-Distribution Dividend to all shareholders immediately prior to completion of the separation. Formal approval of the Pre-Distribution Dividend and setting of a record date are expected to occur in the second quarter of 2018. The payment of the Pre-Distribution Dividend will be funded with available Cablevision revolving facility capacity and available cash from new financings, completed in January 2018, at CSC Holdings LLC, a wholly-owned subsidiary of Cablevision. In addition, the Board of Directors of Altice USA has authorized a share repurchase program of $2.0 billion, effective following completion of the separation.

        In connection with the Distribution, it is expected that the Management Advisory and Consulting Services Agreement with Altice N.V. which provides certain consulting, advisory and other services will

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

NOTE 1. DESCRIPTION OF BUSINESS AND RELATED MATTERS (Continued)

be terminated. Compensation under the terms of the agreement is an annual fee of $30,000 paid by the Company.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") and with the instructions to Form 10-Q and Article 10 of Regulation S-X for interim financial information. Accordingly, these financial statements do not include all the information and notes required for complete annual financial statements.

        The interim condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2017.

        The financial statements presented in this report are unaudited; however, in the opinion of management, such financial statements include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results for the periods presented.

        The results of operations for the interim periods are not necessarily indicative of the results that might be expected for future interim periods or for the full year ending December 31, 2018.

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Recently Adopted Accounting Pronouncements

        In February 2018, the FASB issued ASU No. 2018-02, Income Statement—Reporting Comprehensive Income (Topic 220) Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. The primary provision of ASU No. 2018-02 allows for the reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act. ASU No. 2018-02 also requires certain disclosures about stranded tax effects. ASU No. 2018-02 is effective for the Company on January 1, 2019, with early adoption permitted and will be applied either in the period of adoption or retrospectively to each period (or periods) in which the effect of the change in the U.S. federal corporate income tax rate in the Tax Cuts and Jobs Act is recognized. The Company elected to adopt ASU No. 2018-02 during the first quarter of 2018. The adoption resulted in the reclassification of stranded tax amounts of $2,163 associated with net unrecognized losses from the Company's pension plans from accumulated other comprehensive loss to retained earnings.

        In May 2017, the FASB issued ASU No. 2017-09, Compensation—Stock Compensation (Topic 718). ASU No. 2017-09 provides clarity and guidance on which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. ASU No. 2017-09 was adopted by the Company on January 1, 2018 and had no impact to the Company's condensed consolidated financial statements.

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        In March 2017, the FASB issued ASU No. 2017-07 Compensation-Retirement Benefits (Topic 715). ASU No. 2017-07 requires that an employer disaggregate the service cost component from the other components of net benefit cost. It also provides guidance on how to present the service cost component and the other components of net benefit cost in the income statement and what component of net benefit cost is eligible for capitalization. ASU No. 2017-07 was adopted by the Company on January 1, 2018 and was applied retrospectively. As a result of the adoption, the Company reclassified the non-service cost components of the Company's pension expense for the three months ended March 31, 2017 from other operating expenses to other income (expense), net. The Company elected to apply the practical expedient which allowed it to reclassify amounts disclosed previously in the benefits plan note as the basis for applying retrospective presentation for comparative periods, as the Company determined it was impracticable to disaggregate the cost components for amounts capitalized and amortized in those periods. See Note 3 for information on the impact of the adoption of ASU No. 2017-07.

        In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805), Clarifying the Definition of a Business, which amends Topic 805 to interpret the definition of a business by adding guidance to assist in evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The Company adopted the new guidance on January 1, 2018 and had no impact to the Company's condensed consolidated financial statements.

        In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments—Overall (Subtopic 825-10), Recognition and Measurement of Financial Assets and Financial Liabilities. ASU No. 2016-01 modifies how entities measure certain equity investments and also modifies the recognition of changes in the fair value of financial liabilities measured under the fair value option. Entities will be required to measure equity investments that do not result in consolidation and are not accounted for under the equity method at fair value and recognize any changes in fair value in net income. For financial liabilities measured using the fair value option, entities will be required to record changes in fair value caused by a change in instrument-specific credit risk (own credit risk) separately in other comprehensive income. ASU No. 2016-01 was adopted by the Company on January 1, 2018 and had no impact to the Company's condensed consolidated financial statements.

        In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers ("ASC 606"), requiring an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. ASC 606 replaced most existing revenue recognition guidance in GAAP and allowed the use of either the retrospective or cumulative effect transition method.

        In December 2016, the FASB issued ASU No. 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers, in order to clarify the Codification and to correct any unintended application of the guidance. The amendments in this update affected the guidance in ASC 606. ASC 606 was adopted by the Company on January 1, 2018 on a full retrospective basis, which required the Company to reflect the impact of the updated guidance for all periods presented. The adoption of ASC 606 did not have a material impact on the Company's financial position or results of operations. See Note 3 for information on the impact of the adoption of ASC 606.

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments which clarifies how entities should classify certain cash receipts and cash payments on the statement of cash flows. ASU No. 2016-15 also clarifies how the predominance principle should be applied when cash receipts and cash payments have aspects of more than one class of cash flows. The Company adopted the new guidance on January 1, 2018 and had no impact to the Company's condensed consolidated financial statements.

Recently Issued But Not Yet Adopted Accounting Pronouncements

        In January 2017, the FASB issued ASU No. 2017-04, Intangibles-Goodwill and Other (Topic 350). ASU No. 2017-04 simplifies the subsequent measurement of goodwill by removing the second step of the two-step impairment test. The amendment requires an entity to perform its annual, or interim goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity still has the option to perform the qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary. ASU No. 2017-04 becomes effective for the Company on January 1, 2020 with early adoption permitted and will be applied prospectively.

        In February 2016, the FASB issued ASU No. 2016-02, Leases, which increases transparency and comparability by recognizing a lessee's rights and obligations resulting from leases by recording them on the balance sheet as lease assets and lease liabilities. The new guidance becomes effective for the Company on January 1, 2019. The Company has not yet completed the evaluation of the effect that ASU No. 2016-02 will have on its consolidated financial statements.

NOTE 3. CHANGE IN ACCOUNTING POLICIES AND ATS ACQUISITION

Adoption of ASC 606—Revenue from Contracts with Customers

        On January 1, 2018, the Company adopted the guidance pursuant to ASC 606. The Company elected to apply the guidance on a full retrospective basis, which required the Company to reflect the impact of the updated guidance for all periods presented. The adoption of the guidance resulted in the deferral of certain installation revenue, the deferral of certain commission expenses, and a reduction of revenue due to the reclassification of certain third party giveaways and incentives from operating expense. Additionally, the Company made changes in the composition of revenue resulting from the allocation of value related to bundled services sold to residential customers at a discount.

Installation Services Revenue

        Pursuant to ASC 606, the Company's installation services revenue is deferred and recognized over the benefit period. For residential customers, the benefit period is less than one year. For business and wholesale customers, the benefit period is the contract term. Prior to the adoption of ASC 606, the Company recognized installation services revenue for residential and small and medium-sized business ("SMB") customers when installations were completed. As a result of the deferral of installation services revenue for residential and SMB customers, the Company recognized contract liabilities of $6,978 and recorded a cumulative effect adjustment of $5,093 (net of tax of $1,885) to retained earnings. The accounting for installation services revenue related to business and wholesale customers has not changed.

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

NOTE 3. CHANGE IN ACCOUNTING POLICIES AND ATS ACQUISITION (Continued)

Commission Expenses

        Pursuant to ASC 606, the Company defers commission expenses related to obtaining a contract with a customer when the expected period of benefit is greater than one year and amortizes these costs over the average contract term. For commission expenses related to customer contracts with a term of one year or less, the Company is utilizing the practical expedient and is recognizing the costs when incurred. Prior to the adoption of ASC 606, the Company recognized commission expenses related to the sale of its services when incurred. As a result of the change in the timing of recognition of these commission expenses, the Company recognized contract assets of $24,329 and recorded a cumulative effect adjustment of $17,759 (net of tax of $6,570) to retained earnings.

Third Party Product Giveaways and Incentives

        When the Company acts as the agent in providing certain product giveaways or incentives, revenue is recorded net of the costs of the giveaways and incentives. For the three months ended March 31, 2017, costs of $3,417 for the giveaways and incentives recorded in other operating expense have been reclassified to revenue.

Bundled Services

        The Company provides bundled services at a discounted rate to its customers. Under ASC 606, revenue should be allocated to separate performance obligations within a bundled offering based on the relative stand-alone selling price of each service within the bundle. In connection with the adoption of ASC 606, the Company revised the amounts allocated to each performance obligation within its bundled offerings which reduced previously reported revenue for telephony services and increased previously reported revenue allocated to pay television and broadband services.

Adoption of ASU No. 2017-07—Compensation-Retirement Benefits (Topic 715)

        On January 1, 2018, the Company adopted the guidance pursuant to ASU No. 2017-07. ASU No. 2017-07 requires that an employer disaggregate the service cost component from the other components of net benefit cost. In connection with the adoption of ASU No. 2017-07, the Company retroactively reclassified certain pension costs from other operating expenses to other income (expense), net. The adoption of ASU No. 2017-07 had no impact on the Company's condensed consolidated balance sheet.

Acquisition of ATS

        As discussed in Note 1, the Company completed the ATS Acquisition in the first quarter of 2018. ATS was previously owned by Altice N.V. and a member of ATS's management through a holding company. As the acquisition is a combination of businesses under common control, the Company combined the results of operations and related assets and liabilities of ATS for all periods since the formation of ATS, including goodwill of $23,101, representing the amount previously transferred to ATS.

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

NOTE 3. CHANGE IN ACCOUNTING POLICIES AND ATS ACQUISITION (Continued)

        The following table summarizes the impact of adopting ASC 606 and the impact of the ATS Acquisition on the Company's condensed consolidated balance sheet:

	December 31, 2017
	As Reported	Impact of ASC 606	Impact of ATS Acquisition	As Adjusted
Cash and cash equivalents	$273,329	$—	$56,519	$329,848
Other current assets	580,231	14,068	(20,548)	573,751
Property, plant and equipment, net	6,063,829	—	(40,003)	6,023,826
Goodwill	7,996,760	—	23,101	8,019,861
Other assets, long-term	19,861,076	10,261	(6,541)	19,864,796

Total assets	$34,775,225	$24,329	$12,528	$34,812,082

Current liabilities	$2,492,983	$6,978	$20,401	$2,520,362
Deferred tax liability, long-term	4,775,115	4,685	(10,514)	4,769,286
Liabilities, long-term	21,779,997	—	6,394	21,786,391

Total liabilities	29,048,095	11,663	16,281	29,076,039
Redeemable equity	231,290	—	—	231,290
Paid-in capital	4,642,128	—	23,101	4,665,229
Retained earnings	854,824	12,666	(26,854)	840,636
Total stockholders' equity	5,495,840	12,666	(3,753)	5,504,753

Total liabilities and stockholders' equity	$34,775,225	$24,329	$12,528	$34,812,082

        The ATS Acquisition did not have an impact on the Company's condensed consolidated statement of operations for the three months ended March 31, 2017. The following table summarizes the impact

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

NOTE 3. CHANGE IN ACCOUNTING POLICIES AND ATS ACQUISITION (Continued)

of adopting ASC 606 and ASU No. 2017-07 on the Company's condensed consolidated statement of operations:

	Three Months Ended March 31, 2017
	As Reported	Impact of ASC 606	Impact of ASU No. 2017-07	As Adjusted
Residential:
Pay TV	$1,071,361	$12,517	$—	$1,083,878
Broadband	611,769	14,149	—	625,918
Telephony	210,873	(29,912)	—	180,961
Business services and wholesale	319,591	(171)	—	319,420
Advertising	83,361	—	—	83,361
Other	8,721	—	—	8,721

Total revenue	2,305,676	(3,417)	—	2,302,259

Programming and other direct costs	758,352	—	—	758,352
Other operating expenses	613,437	(3,417)	(1,876)	608,144
Restructuring and other expense	76,929	—	—	76,929
Depreciation and amortization	608,724	—	—	608,724

Operating income	248,234	—	1,876	250,110
Other expense, net	(370,330)	—	(1,876)	(372,206)

Loss before income taxes	(122,096)	—	—	(122,096)
Income tax benefit	45,908	—	—	45,908

Net loss	$(76,188)	$—	$—	$(76,188)

NOTE 4. NET LOSS PER SHARE ATTRIBUTABLE TO STOCKHOLDERS

        Basic net income (loss) per common share attributable to Altice USA stockholders is computed by dividing net income (loss) attributable to Altice USA stockholders by the weighted average number of common shares outstanding during the period. Diluted income per common share attributable to Altice USA stockholders reflects the dilutive effects of stock options. Diluted net loss per common share attributable to Altice USA stockholders excludes the effects of common stock equivalents as they are anti-dilutive.

        The weighted average number of shares used to compute basic and diluted net loss per share for the three months ended March 31, 2017 reflect the retroactive impact of certain organizational transactions that occurred prior to the Company's IPO.

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

NOTE 5. REVENUE AND CONTRACT ASSETS

Revenue Recognition

Residential Services

        The Company derives revenue through monthly charges to residential customers of its pay television, broadband, and telephony services, including installation services. In addition, the Company derives revenue from digital video recorder ("DVR"), video-on-demand ("VOD"), pay-per-view, and home shopping commissions which are reflected in "Residential pay TV" revenues. The Company recognizes pay television, broadband, and telephony revenues as the services are provided to a customer on a monthly basis. Revenue from the sale of bundled services at a discounted rate is allocated to each product based on the standalone selling price of each performance obligation within the bundled offer. The standalone selling price requires judgment and is typically determined based on the current prices at which the separate services are sold by the Company. Installation revenue for the Company's residential services is deferred and recognized over the benefit period, which is estimated to be less than one year. The estimated benefit period takes into account both quantitative and qualitative factors including the significance of average installation fees to total recurring revenue per customer.

        The Company is assessed non-income related taxes by governmental authorities, including franchising authorities (generally under multi-year agreements), and collects such taxes from its customers. In instances where the tax is being assessed directly on the Company, amounts paid to the governmental authorities are recorded as programming and other direct costs and amounts received from the customers are recorded as revenue. For the three months ended March 31, 2018 and 2017 the amount of franchise fees and certain other taxes and fees included as a component of revenue aggregated $63,830 and $64,986, respectively.

Business and Wholesale Services

        The Company derives revenue from the sale of products and services to both large enterprise and SMB customers, including broadband, telephony, networking, and pay television services reflected in "Business services and wholesale" revenues. The Company's business services also include Ethernet, data transport, and IP-based virtual private networks. The Company also provides managed services to businesses, including hosted telephony services (cloud based SIP-based private branch exchange), managed Wi-Fi, managed desktop and server backup and managed collaboration services including audio and web conferencing. The Company also offers fiber-to-the-tower services to wireless carriers for cell tower backhaul and enable wireline communications service providers to connect to customers that their own networks do not reach. The Company recognizes revenues for these services as the services are provided to a customer on a monthly basis.

        Substantially all of our SMB customers are billed monthly and large enterprise customers are billed in accordance with the terms of their contracts which is typically also on a monthly basis. Contracts with large enterprise customers typically range from three to five years. Installation revenue related to our large enterprise customers is deferred and recognized over the average contract term. Installation revenue related to SMB customers is deferred and recognized over the benefit period, which is less than a year. The estimated benefit period for SMB customers takes into account both quantitative and qualitative factors including the significance of average installation fees to total recurring revenue per customer.

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

NOTE 5. REVENUE AND CONTRACT ASSETS (Continued)

Advertising

        As part of the agreements under which the Company acquires pay television programming, the Company typically receives an allocation of scheduled advertising time during such programming into which the Company's cable systems can insert commercials. In several of the markets in which the Company operates, it has entered into agreements commonly referred to as interconnects with other cable operators to jointly sell local advertising. In some of these markets, the Company represents the advertising sales efforts of other cable operators; in other markets, other cable operators represent the Company. Advertising revenues are recognized when commercials are aired. Arrangements in which the Company controls the sale of advertising and acts as the principal to the transaction, the Company recognizes revenue earned from the advertising customer on a gross basis and the amount remitted to the distributor as an operating expense. Arrangements in which the Company does not control the sale of advertising and acts as an agent to the transaction, the Company recognizes revenue net of any fee remitted to the distributor.

        The Company's advanced advertising businesses provide data-driven, audience-based advertising solutions using advanced analytics tools that provide granular measurement of consumer groups, accurate hyper-local ratings and other insights into target audience behavior not available through traditional sample-based measurement services. Revenue earned from the Company's advanced advertising businesses are recognized when services are provided.

Other

        Revenues derived from other sources are recognized when services are provided or events occur.

Contract Assets

        Incremental costs incurred in obtaining a contract with a customer are deferred and recorded as a contract asset if the period of benefit is expected to be greater than one year. Sales commissions for enterprise and certain SMB customers are deferred and amortized over the average contract term. For sales commission expenses related to residential and SMB customers with a term of one year or less, the Company is utilizing the practical expedient and is recognizing the costs when incurred. Cost of fulfilling a contract with a customer are deferred and recorded as a contract asset if they generate or enhance resources of the Company that will be used in satisfying future performance obligations and are expected to be recovered. Installation costs related to residential and SMB customers that are not capitalized as part of the initial deployment of new customer premise equipment are expensed as incurred pursuant to industry-specific guidance.

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

NOTE 5. REVENUE AND CONTRACT ASSETS (Continued)

        The following table provides information about contracts assets and contract liabilities related to contracts with customers:

	March 31, 2018	December 31, 2017, as adjusted
Contract assets(a)	$23,682	$24,329
Deferred revenue(b)	129,560	117,679

(a)
Contract assets include primarily sales commissions for enterprise customers that are deferred and amortized over the average contract term.

(b)
Deferred revenue represents payments received from customers for services that have yet to be provided and installation revenue which is deferred and recognized over the benefit period. The majority of the Company's deferred revenue represents payments for services for up to one month in advance from residential and SMB customers which is realized within the following month as services are performed.

        A significant portion of our revenue is derived from residential and SMB customer contracts which are month-to month. As such, the amount of revenue related to unsatisfied performance obligations is not necessarily indicative of the future revenue to be recognized from our existing customer base. Contracts with enterprise customers generally range from three to five years, and services may only be terminated in accordance with the contractual terms.

NOTE 6. SUPPLEMENTAL CASH FLOW INFORMATION

        The Company considers the balance of its investment in funds that substantially hold securities that mature within three months or less from the date the fund purchases these securities to be cash equivalents. The carrying amount of cash and cash equivalents either approximates fair value due to the short-term maturity of these instruments or are at fair value.

        The Company's non-cash investing and financing activities and other supplemental data were as follows:

	Three Months Ended March 31,
	2018	2017
Non-Cash Investing and Financing Activities:
Continuing Operations:
Property and equipment accrued but unpaid	$91,036	$61,170
Notes payable to vendor	30,237	—
Capital lease obligations	656
Supplemental Data:
Cash interest paid	464,763	524,864
Income taxes paid (refunded), net	(1,027)	1,553

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

NOTE 7. RESTRUCTURING COSTS AND OTHER EXPENSE

Restructuring

        Beginning in the first quarter of 2016, the Company commenced its restructuring initiatives (the "2016 Restructuring Plan") that are intended to simplify the Company's organizational structure.

        The following table summarizes the activity for the 2016 Restructuring Plan during 2018:

	Severance and Other Employee Related Costs	Facility Realignment and Other Costs	Total
Accrual balance at December 31, 2017	$113,474	$9,626	$123,100
Restructuring charges	1,818	(497)	1,321
Payments and other	(38,469)	(4,475)	(42,944)

Accrual balance at March 31, 2018	$76,823	$4,654	$81,477

        The Company recorded restructuring charges of $76,751 for the three months ended March 31, 2017 relating to the 2016 Restructuring Plan.

        Cumulative costs to date relating to the 2016 Restructuring Plan amounted to $310,294 and $67,526 for our Cablevision segment and Cequel segments, respectively.

Transaction Costs

        The Company incurred transaction costs of $2,266 for the three months ended March 31, 2018 relating to the Distribution discussed in Note 1 and $178 for the three months ended March 31, 2017 related to the acquisition of a business.

NOTE 8. INTANGIBLE ASSETS

        The following table summarizes information relating to the Company's acquired amortizable intangible assets:

	March 31, 2018			December 31, 2017
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Estimated Useful Lives
Customer relationships	$5,970,884	$(1,603,142)	$4,367,742	$5,970,884	$(1,409,021)	$4,561,863	8 to 18 years
Trade names	1,067,083	(624,276)	442,807	1,067,083	(588,574)	478,509	2 to 5 years
Other amortizable intangibles	37,060	(12,972)	24,088	37,060	(10,978)	26,082	1 to 15 years

	$7,075,027	$(2,240,390)	$4,834,637	$7,075,027	$(2,008,573)	$5,066,454

        Amortization expense for the three months ended March 31, 2018 and 2017 aggregated $231,817, and $238,019, respectively.

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

NOTE 8. INTANGIBLE ASSETS (Continued)

        The following table summarizes information relating to the Company's acquired indefinite-lived intangible assets:

	March 31, 2018			December 31, 2017
	Cablevision	Cequel	Total	Cablevision	Cequel	Total
Cable television franchises	$8,113,575	$4,906,506	$13,020,081	$8,113,575	$4,906,506	$13,020,081
Goodwill	5,866,108	2,153,741	8,019,849	5,866,120	2,153,741	8,019,861

Total	$13,979,683	$7,060,247	$21,039,930	$13,979,695	$7,060,247	$21,039,942

        The carrying amount of goodwill is presented below:

Gross goodwill as of December 31, 2017, as reported	$7,996,760
ATS goodwill included in Cablevision segment (See Note 3 for further details)	23,101

Gross goodwill as of December 31, 2017, as adjusted	8,019,861
Adjustment to purchase accounting relating to business acquired in fourth quarter of 2017	(12)

Net goodwill as of March 31, 2018	$8,019,849

NOTE 9. DEBT

        The following table provides details of the Company's outstanding credit facility debt:

			March 31, 2018		December 31, 2017
	Maturity Date	Interest Rate	Principal Amount	Carrying Amount(a)	Principal Amount	Carrying Amount(a)
CSC Holdings Restricted Group:
Revolving Credit Facility (b)	$20,000 on October 9, 2020, remaining balance on November 30, 2021	—%	$—	$—	$450,000	$425,488
Term Loan Facility	July 17, 2025	4.04%	2,977,500	2,960,859	2,985,000	2,967,818
Incremental Term Loan Facility	January 25, 2026	4.28%	1,500,000	1,481,825	—	—
Cequel:
Revolving Credit Facility (c)	$65,000 on November 30, 2021, and remaining balance on April 5, 2023	—	—	—	—	—
Term Loan Facility	July 28, 2025	4.13%	1,255,513	1,247,318	1,258,675	1,250,217

			$5,733,013	5,690,002	$4,693,675	4,643,523

Less: Current portion				53,900		42,650

Long-term debt				$5,636,102		$4,600,873

(a)
The carrying amount is net of the unamortized deferred financing costs and/or discounts/premiums.

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

NOTE 9. DEBT (Continued)

(b)
At March 31, 2018, $115,973 of the revolving credit facility was restricted for certain letters of credit issued on behalf of the Company and $2,184,027 of the facility was undrawn and available, subject to covenant limitations.

(c)
At March 31, 2018, $13,500 of the revolving credit facility was restricted for certain letters of credit issued on behalf of the Company and $336,500 of the facility was undrawn and available, subject to covenant limitations.

        In January 2018, CSC Holdings borrowed $150,000 under its revolving credit facility and entered into a new $1,500,000 incremental term loan facility (the "Incremental Term Loan") under its existing CVC Credit Facilities Agreement. The Incremental Term Loan was priced at 99.5% and will mature on January 25, 2026. The Incremental Term Loan is comprised of eurodollar borrowings or alternate base rate borrowings, and bears interest at a rate per annum equal to the adjusted LIBO rate or the alternate base rate, as applicable, plus the applicable margin, where the applicable margin is (i) with respect to any alternate base rate loan, 1.50% per annum and (ii) with respect to any eurodollar loan, 2.50% per annum.

        The Company made a voluntary repayment of $600,000 under the CSC Holdings revolving credit facility in January 2018.

        On March 22, 2018, Altice US Finance I Corporation, an indirect wholly-owned subsidiary of the Company, entered into a Fourth Amendment to Cequel Credit Agreement (Extension Amendment), by and among the borrower, the Revolving Consent Lenders (as defined in the Fourth Amendment) and JPMorgan Chase Bank, N.A., as administrative agent for the lenders (the "Fourth Amendment"). The Fourth Amendment amends and supplements the Borrower's credit agreement, dated as of June 12, 2015, as amended by the first amendment (refinancing amendment), dated as of October 25, 2016, the second amendment (extension amendment), dated as of December 9, 2016, and the third amendment (incremental loan assumption agreement and refinancing amendment), dated as of March 15, 2017, (as so amended and as may be further amended, restated, modified or supplemented from time to time and as further amended by the Fourth Amendment among, inter alios, the borrower, the lenders party thereto and the administrative agent.

        The Fourth Amendment extends the maturity date of the revolving loans and/or commitments of the Revolving Consent Lenders to April 5, 2023. The Fourth Amendment and the extended maturity date will not apply to the revolving loans and/or commitments of revolving lenders under the Cequel Credit Agreement that are not Revolving Consent Lenders.

        As of March 31, 2018, the Company was in compliance with all of its financial covenants under the CSC Holdings Credit Facilities Agreement and the Cequel Credit Facilities Agreement.

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

NOTE 9. DEBT (Continued)

Senior Guaranteed Notes, Senior Secured Notes and Senior Notes and Debentures

        The following table summarizes the Company's senior guaranteed notes, senior secured notes and senior notes and debentures:

				March 31, 2018		December 31, 2017
Date Issued	Maturity Date	Interest Rate		Principal Amount	Carrying Amount (a)	Principal Amount	Carrying Amount (a)
CSC Holdings Senior Notes:
February 6, 1998	February 15, 2018	7.875	%(b)(f)(o)	$—	$—	$300,000	$301,184
July 21, 1998	July 15, 2018	7.625	%(b)(f)	500,000	504,213	500,000	507,744
February 12, 2009	February 15, 2019	8.625	%(c)(f)	526,000	537,930	526,000	541,165
November 15, 2011	November 15, 2021	6.750	%(c)(f)	1,000,000	962,332	1,000,000	960,146
May 23, 2014	June 1, 2024	5.250	%(c)(f)	750,000	663,291	750,000	660,601
October 9, 2015	January 15, 2023	10.125	%(e)	1,800,000	1,778,745	1,800,000	1,777,914
October 9, 2015	October 15, 2025	10.875	%(e)(l)	1,684,221	1,661,516	1,684,221	1,661,135
CSC Holdings Senior Guaranteed Notes:
October 9, 2015	October 15, 2025	6.625	%(e)	1,000,000	987,037	1,000,000	986,717
September 23, 2016	April 15, 2027	5.500	%(g)	1,310,000	1,304,581	1,310,000	1,304,468
January 29, 2018	February 1, 2028	5.375	%(n)	1,000,000	991,665	—	—
Cablevision Senior Notes(k):
April 15, 2010	April 15, 2018	7.750	%(c)(f)(o)	—	—	750,000	754,035
April 15, 2010	April 15, 2020	8.000	%(c)(f)	500,000	492,795	500,000	492,009
September 27, 2012	September 15, 2022	5.875	%(c)(f)	649,024	575,348	649,024	572,071
Cequel and Cequel Capital Senior Notes(l):
Oct. 25, 2012 Dec. 28, 2012	September 15, 2020	6.375	%(d)(m)	1,050,000	1,029,364	1,050,000	1,027,493
May 16, 2013 Sept. 9, 2014	December 15, 2021	5.125	%(d)	1,250,000	1,144,929	1,250,000	1,138,870
June 12, 2015	July 15, 2025	7.750	%(i)	620,000	604,755	620,000	604,374
Altice US Finance I Corporation Senior Secured Notes(l):
June 12, 2015	July 15, 2023	5.375	%(h)	1,100,000	1,083,159	1,100,000	1,082,482
April 26, 2016	May 15, 2026	5.500	%(j)	1,500,000	1,488,306	1,500,000	1,488,024

				$16,239,245	15,809,966	$16,289,245	15,860,432

Less: current portion					1,042,143		507,744

Long-term debt					$14,767,823		$15,352,688

(a)
The carrying amount is net of the unamortized deferred financing costs and/or discounts/premiums.

(b)
The debentures are not redeemable by CSC Holdings prior to maturity.

(c)
Notes are redeemable at any time at a specified "make-whole" price plus accrued and unpaid interest to the redemption date.

(d)
The Company may redeem some or more of all the notes at the redemption price set forth in the relevant indenture, plus accrued and unpaid interest.

(e)
The Company may redeem some or all of the 2023 Notes at any time on or after January 15, 2019, and some or all of the 2025 Notes and 2025 Guaranteed Notes at any time on or after October 15, 2020, at the redemption prices set forth in the relevant indenture, plus accrued and unpaid interest, if any. The Company may also redeem up to 40% of each series of the Cablevision Acquisition Notes using the proceeds of certain equity offerings before October 15, 2018, at a redemption price equal to 110.125% for the 2023 Notes, 110.875% for the 2025 Notes and 106.625% for the 2025 Guaranteed Notes, in each case plus accrued and unpaid interest. In addition, at any time prior to January 15, 2019, CSC Holdings may redeem some or all of the 2023 Notes, and at any time prior to October 15, 2020, the Company may redeem some or all of the 2025 Notes and the 2025 Guaranteed Notes, at a price equal to 100% of the principal amount thereof, plus a "make whole" premium specified in the relevant indenture plus accrued and unpaid interest.

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

NOTE 9. DEBT (Continued)

(f)
The carrying value of the notes was adjusted to reflect their fair value on the Cablevision Acquisition Date (aggregate reduction of $52,788).

(g)
The 2027 Guaranteed Notes are redeemable at any time on or after April 15, 2022 at the redemption prices set forth in the indenture, plus accrued and unpaid interest, if any. In addition, up to 40% may be redeemed for each series of the 2027 Guaranteed Notes using the proceeds of certain equity offerings before October 15, 2019, at a redemption price equal to 105.500%, plus accrued and unpaid interest.

(h)
Some or all of these notes may be redeemed at any time on or after July 15, 2018, plus accrued and unpaid interest, if any. Up to 40% of the notes may be redeemed using the proceeds of certain equity offerings before July 15, 2018, at a redemption price equal to 105.375%.

(i)
Some or all of these notes may be redeemed at any time on or after July 15, 2020, plus accrued and unpaid interest, if any. Up to 40% of the notes may be redeemed using the proceeds of certain equity offerings before July 15, 2018, at a redemption price equal to 107.750%.

(j)
Some or all of these notes may be redeemed at any time on or after May 15, 2021, plus accrued and unpaid interest, if any. Up to 40% of the notes may be redeemed using the proceeds of certain equity offerings before May 15, 2019, at a redemption price equal to 105.500%.

(k)
The issuers of these notes have no ability to service interest or principal on the notes, other than through any dividends or distributions received from CSC Holdings. CSC Holdings is restricted, in certain circumstances, from paying dividends or distributions to the issuers by the terms of the CVC Credit Facilities Agreement.

(l)
The issuers of these notes have no ability to service interest or principal on the notes, other than through any contributions/distributions from Cequel Communications, LLC (an indirect subsidiary of Cequel and the parent of Altice US Finance I). Cequel Communications, LLC is restricted in certain circumstances, from paying dividends or distributions to the issuers by the terms of the Cequel Credit Facilities Agreement.

(m)
These notes were repaid in April 2018 with the proceeds from the issuance of new senior notes (see Note 17).

(n)
The 2028 Guaranteed Notes are redeemable at any time on or after February 1, 2023 at the redemption prices set forth in the indenture, plus accrued and unpaid interest, if any. In addition, up to 40% of the original aggregate principal amount of the notes may be redeemed using the proceeds of certain equity offerings before February 1, 2021, at a redemption price equal to 105.375%, plus accrued and unpaid interest.

(o)
These notes were repaid in February 2018 with the proceeds from the 2028 Guaranteed Notes (defined below) and with the proceeds from the Incremental Term Loan.

In January 2018, CSC Holdings issued $1,000,000 aggregate principal amount of 5.375% senior guaranteed notes due February 1, 2028 (the "2028 Guaranteed Notes"). The 2028 Guaranteed Notes are senior unsecured obligations and rank pari passu in right of payment with all of the existing and future senior indebtedness, including the existing senior notes and the CVC Credit Facilities and rank senior in right of payment to all of existing and future subordinated indebtedness.

        The proceeds from the 2028 Guaranteed Notes, together with proceeds from the Incremental Term Loan (discussed above), borrowings under the CVC revolving credit facility and cash on hand, were used in February 2018 to repay $300,000 principal amount of CSC Holdings' senior notes due in February 2018 and $750,000 principal amount of Cablevision senior notes due in April 2018 and will be used to fund a dividend of $1,500,000 to the Company's stockholders immediately prior to and in connection with the Distribution discussed in Note 1.

        The indentures under which the senior notes and debentures were issued contain various covenants. The Company was in compliance with all of its financial covenants under these indentures as of March 31, 2018.

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

NOTE 9. DEBT (Continued)

Notes Payable to Affiliates and Related Parties

        On June 21, 2016, in connection with the Cablevision Acquisition, the Company issued notes payable to affiliates and related parties aggregating $1,750,000, of which $875,000 bore interest at 10.75% and matured on December 20, 2023 and $875,000 bore interest at 11% and matured on December 20, 2024.

        In connection with the Company's IPO in June 2017, the Company converted the notes payable to affiliates and related parties (together with accrued and unpaid interest of $529 and applicable premium of $513,723) into shares of the Company's common stock at the IPO price. The premium was recorded as a loss on extinguishment of debt on the Company's statement of operations in the second quarter of 2017. In connection with the conversion of the notes, the Company recorded a credit to paid in capital of $2,264,252 in the second quarter of 2017.

        For the three months ended March 31, 2017, the Company recognized $47,588 of interest expense related to these notes prior to their conversion.

Summary of Debt Maturities

        The future maturities of debt payable by the Company under its various debt obligations outstanding as of March 31, 2018, including notes payable, collateralized indebtedness (see Note 10), and capital leases, are as follows:

Years Ending December 31,	Cablevision	Cequel	Total
2018	$581,298	$14,193	$595,491
2019	579,587	32,563	612,150
2020	547,517	1,062,715	1,610,232
2021	2,506,407	1,262,725	3,769,132
2022	695,806	12,730	708,536
Thereafter	11,812,663	4,416,240	16,228,903

NOTE 10. DERIVATIVE CONTRACTS AND COLLATERALIZED INDEBTEDNESS

Prepaid Forward Contracts

        The Company has entered into various transactions to limit the exposure against equity price risk on its shares of Comcast Corporation ("Comcast") common stock. The Company has monetized all of its stock holdings in Comcast through the execution of prepaid forward contracts, collateralized by an equivalent amount of the respective underlying stock. At maturity, the contracts provide for the option to deliver cash or shares of Comcast stock with a value determined by reference to the applicable stock price at maturity. These contracts, at maturity, are expected to offset declines in the fair value of these securities below the hedge price per share while allowing the Company to retain upside appreciation from the hedge price per share to the relevant cap price.

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

NOTE 10. DERIVATIVE CONTRACTS AND COLLATERALIZED INDEBTEDNESS (Continued)

        The Company received cash proceeds upon execution of the prepaid forward contracts discussed above which has been reflected as collateralized indebtedness in the accompanying condensed consolidated balance sheets. In addition, the Company separately accounts for the equity derivative component of the prepaid forward contracts. These equity derivatives have not been designated as hedges for accounting purposes. Therefore, the net fair values of the equity derivatives have been reflected in the accompanying condensed consolidated balance sheets as an asset or liability and the net increases or decreases in the fair value of the equity derivative component of the prepaid forward contracts are included in gain (loss) on derivative contracts in the accompanying condensed consolidated statements of operations.

        All of the Company's monetization transactions are obligations of its wholly-owned subsidiaries that are not part of the Restricted Group; however, CSC Holdings has provided guarantees of the subsidiaries' ongoing contract payment expense obligations and potential payments that could be due as a result of an early termination event (as defined in the agreements). If any one of these contracts were terminated prior to its scheduled maturity date, the Company would be obligated to repay the fair value of the collateralized indebtedness less the sum of the fair values of the underlying stock and equity collar, calculated at the termination date. As of March 31, 2018, the Company did not have an early termination shortfall relating to any of these contracts.

        The Company monitors the financial institutions that are counterparties to its equity derivative contracts. All of the counterparties to such transactions carry investment grade credit ratings as of March 31, 2018.

Interest Rate Swap Contracts

        In June 2016, the Company entered into two fixed to floating interest rate swap contracts. One fixed to floating interest rate swap is converting $750,000 from a fixed rate of 1.6655% to six-month LIBO rate and a second tranche of $750,000 from a fixed rate of 1.68% to six-month LIBO rate. The objective of these swaps is to cover the exposure of the 2026 Senior Secured Notes issued by Cequel to changes in the market interest rate. These swap contracts were not designated as hedges for accounting purposes. Accordingly, the changes in the fair value of these interest rate swap contracts are recorded through the statements of operations.

        The Company does not hold or issue derivative instruments for trading or speculative purposes.

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

NOTE 10. DERIVATIVE CONTRACTS AND COLLATERALIZED INDEBTEDNESS (Continued)

        The following represents the location of the assets and liabilities associated with the Company's derivative instruments within the condensed consolidated balance sheets:

		Asset Derivatives		Liability Derivatives
Derivatives Not Designated as Hedging Instruments	Balance Sheet Location	Fair Value at March 31, 2018	Fair Value at December 31, 2017	Fair Value at March 31, 2018	Fair Value at December 31, 2017
Prepaid forward contracts	Derivative contracts, current	$9,211	$52,545	$(9,211)	$(52,545)
Prepaid forward contracts	Derivative contracts, long-term	63,343	—	(4,495)	(109,504)
Interest rate swap contracts	Liabilities under derivative contracts, long-term	—	—	(109,824)	(77,902)

		$72,554	$52,545	$(123,530)	$(239,951)

        Gain (loss) related to the Company's derivative contracts related to the Comcast common stock for the three months ended March 31, 2018 and 2017 of $168,352 and $(71,044), respectively, are reflected in gain (loss) on derivative contracts, net in the Company's condensed consolidated statement of operations.

        For the three months ended March 31, 2018 and 2017, the Company recorded a gain (loss) on investments of $(252,576) and $131,658, respectively, primarily representing the net increase (decrease) in the fair values of the investment securities pledged as collateral.

        For the three months ended March 31, 2018 and 2017, the Company recorded a gain (loss) on interest rate swap contracts of $(31,922) and $2,342, respectively.

NOTE 11. FAIR VALUE MEASUREMENT

        The fair value hierarchy is based on inputs to valuation techniques that are used to measure fair value that are either observable or unobservable. Observable inputs reflect assumptions market participants would use in pricing an asset or liability based on market data obtained from independent sources while unobservable inputs reflect a reporting entity's pricing based upon their own market assumptions. The fair value hierarchy consists of the following three levels:

  •
  Level I—Quoted prices for identical instruments in active markets.

  •
  Level II—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

  •
  Level III—Instruments whose significant value drivers are unobservable.

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

NOTE 11. FAIR VALUE MEASUREMENT (Continued)

        The following table presents for each of these hierarchy levels, the Company's financial assets and financial liabilities that are measured at fair value on a recurring basis:

	Fair Value Hierarchy	March 31, 2018	December 31, 2017
Assets:
Money market funds	Level I	$1,121,432	$5,949
Investment securities pledged as collateral	Level I	1,467,781	1,720,357
Prepaid forward contracts	Level II	72,554	52,545
Liabilities:
Prepaid forward contracts	Level II	13,706	162,049
Interest rate swap contracts	Level II	109,824	77,902
Contingent consideration related to 2017 acquisitions	Level III	3,233	32,233

        The Company's cash equivalents, investment securities and investment securities pledged as collateral are classified within Level I of the fair value hierarchy because they are valued using quoted market prices.

        The Company's derivative contracts and liabilities under derivative contracts on the Company's balance sheets are valued using market-based inputs to valuation models. These valuation models require a variety of inputs, including contractual terms, market prices, yield curves, and measures of volatility. When appropriate, valuations are adjusted for various factors such as liquidity, bid/offer spreads and credit risk considerations. Such adjustments are generally based on available market evidence. Since model inputs can generally be verified and do not involve significant management judgment, the Company has concluded that these instruments should be classified within Level II of the fair value hierarchy.

        The fair value of the contingent consideration as of March 31, 2018 related to acquisitions in the first quarter and fourth quarters of 2017 of approximately $1,000 and $2,233, respectively. The estimated amount recorded as of March 31, 2018 is the remaining unpaid contractual amount for the first quarter 2017 acquisition and approximately 51% of the contractual amount for the fourth quarter 2017 acquisition. The fair value of the consideration was estimated based on a probability assessment of attaining the targets as of March 31, 2018.

Fair Value of Financial Instruments

        The following methods and assumptions were used to estimate fair value of each class of financial instruments for which it is practicable to estimate:

Credit Facility Debt, Collateralized Indebtedness, Senior Notes and Debentures, Senior Secured Notes, Senior Guaranteed Notes, and Notes Payable

        The fair values of each of the Company's debt instruments are based on quoted market prices for the same or similar issues or on the current rates offered to the Company for instruments of the same remaining maturities. The fair value of notes payable is based primarily on the present value of the remaining payments discounted at the borrowing cost.

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

NOTE 11. FAIR VALUE MEASUREMENT (Continued)

        The carrying values, estimated fair values, and classification under the fair value hierarchy of the Company's financial instruments, excluding those that are carried at fair value in the accompanying condensed consolidated balance sheets, are summarized as follows:

		March 31, 2018		December 31, 2017
	Fair Value Hierarchy	Carrying Amount(a)	Estimated Fair Value	Carrying Amount(a)	Estimated Fair Value
CSC Holdings debt instruments:
Credit facility debt	Level II	$4,442,684	$4,477,500	$3,393,306	$3,435,000
Collateralized indebtedness	Level II	1,351,271	1,298,060	1,349,474	1,305,932
Senior guaranteed notes	Level II	3,283,283	3,231,825	2,291,185	2,420,000
Senior notes and debentures	Level II	6,108,028	6,797,434	6,409,889	7,221,846
Notes payable	Level II	78,938	76,340	56,956	55,289
Cablevision senior notes:
Senior notes and debentures	Level II	1,068,142	1,172,906	1,818,115	1,931,239
Cequel debt instruments:
Cequel credit facility	Level II	1,247,318	1,255,513	1,250,217	1,258,675
Senior secured notes	Level II	2,571,465	2,580,000	2,570,506	2,658,930
Senior notes	Level II	2,779,048	2,987,700	2,770,737	2,983,615
Notes payable	Level II	24,149	24,149	8,946	8,946

		$22,954,326	$23,901,427	$21,919,331	$23,279,472

(a)
Amounts are net of unamortized deferred financing costs and discounts.

        The fair value estimates related to the Company's debt instruments presented above are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgments and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

NOTE 12. INCOME TAXES

        In general, the Company is required to use an estimated annual effective tax rate to measure the income tax expense or benefit recognized in an interim period. The estimated annual effective tax rate is revised on a quarterly basis and therefore may be different from the rate used in a prior interim period. In addition, certain items included in income tax expense as well as the tax impact of certain items included in pretax income from continuing operations must be treated as discrete items. The income tax expense or benefit associated with these discrete items is fully recognized in the interim period in which the items occur.

        The Company recorded income tax benefit of $60,703 for the three months ended March 31, 2018, reflecting an effective tax rate of 32%, which has declined compared to previous years primarily as a result of the enactment of the Tax Cuts and Jobs Act in December 2017 which lowered the corporate federal income tax rate from 35% to 21%.

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

NOTE 12. INCOME TAXES (Continued)

        The Company recorded income tax benefit of $45,908 for the three months ended March 31, 2017, reflecting an effective tax rate of 38%. Nondeductible share-based compensation expense resulted in tax expense of $3,140. Absent this item, the effective tax rate for the three months ended March 31, 2017 would have been 40%.

        As of March 31, 2018, the Company's federal net operating losses ("NOLs") were approximately $2,486,000. The utilization of certain pre-merger NOLs of Cablevision and Cequel are limited pursuant to Internal Revenue Code Section 382. The Company does not expect such limitations to impact the ability to utilize the NOLs prior to their expiration.

NOTE 13. SHARE BASED COMPENSATION

        Certain employees of the Company and its affiliates received awards of units in a carry unit plan of Neptune Management LP, an entity which has an ownership interest in the Company. The awards generally vest as follows: 50% on the second anniversary of June 21, 2016 for Cablevision employees or December 21, 2015 for Cequel employees ("Base Date"), 25% on the third anniversary of the Base Date, and 25% on the fourth anniversary of the Base Date. Neptune Holding US GP LLC, the general partner of Neptune Management LP, has the right to repurchase (or to assign to an affiliate, including the Company, the right to repurchase) vested awards held by employees for sixty days following their termination. For performance-based awards under the plan, vesting occurs upon achievement or satisfaction of a specified performance condition. The Company considered the probability of achieving the established performance targets in determining the share-based compensation with respect to these awards at the end of each reporting period.

        Beginning on the fourth anniversary of the Base Date, the holders of carry units have an annual opportunity (a sixty day period determined by the administrator of the plan) to sell their units back to Neptune Holding US GP LLC (or affiliate, including the Company, designated by Neptune Holding US GP LLC). Accordingly, the carry units are presented as temporary equity on the consolidated balance sheets at fair value. Adjustments to fair value at each reporting period are recorded in paid-in capital.

        The right of Neptune Holding US GP LLC to assign to an affiliate, including the Company, the right to repurchase an employee's vested units during the sixty-day period following termination, or to satisfy its obligation to repurchase an employee's vested units during annual 60 day periods following the fourth anniversary of the Base Date, may be exercised by Neptune Holding US GP LLC in its discretion at the time a repurchase right or obligation arises. The carry unit plan requires the purchase price payable to the employee or former employee, as the case may be, to be paid in cash, a promissory note (with a term of not more than 3 years and bearing interest at the long-term applicable federal rate under Section 1274(d) of the Internal Revenue Code) or combination thereof, in each case as determined by Neptune Holding US GP LLC in its discretion at the time of the repurchase. Neptune Holding US GP LLC expects that vested units will be redeemed for shares of the Company's Class A common stock upon vesting.

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

NOTE 13. SHARE BASED COMPENSATION (Continued)

        The following table summarizes activity relating to carry units:

	Number of Time Vesting Awards	Number of Performance Based Vesting Awards	Weighted Average Grant Date Fair Value
Balance, December 31, 2017	168,550,001	10,000,000	$0.71
Forfeited	(3,500,001)	—	0.86

Balance, March 31, 2018	165,050,000	10,000,000	0.71

        The weighted average fair value per unit was $2.50 and $2.10 as of December 31, 2017 and March 31, 2018, respectively. For the three months ended March 31, 2018 and 2017, the Company recognized an expense of $17,501 and $7,848 related to the push down of share-based compensation related to the carry unit plan of which approximately $16,872 and $5,786 related to units granted to employees of the Company and $629 and $2,062 related to employees of Altice N.V. and affiliated companies allocated to the Company.

Stock Option Plan

        The following table summarizes activity related to employee stock options for the three months ended March 31, 2018:

			Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term (in years)
	Shares Under Option
	Time Vesting	Performance Based Vesting			Aggregate Intrinsic Value (a)
Balance at December 31, 2017	5,110,747	—	$19.48	9.97	$8,944
Granted	298,394	39,050	21.22
Forfeited	(103,766)	(22,314)	21.81

Balance at March 31, 2018	5,305,375	16,736	$19.54	9.92	(5,615)

Options exercisable at March 31, 2018	—	—	—	—	—

(a)
The aggregate intrinsic value is calculated as the difference between the exercise price and the closing price of the Company's Class A common stock at the respective date.

        The Company recognized share based compensation expense related to employee stock options for the three months ended March 31, 2018 of $4,122.

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

NOTE 13. SHARE BASED COMPENSATION (Continued)

        The following aggregate assumptions were used to calculate the fair values of stock option awards granted during the three months ended March 31, 2018:

Risk-free interest rate	2.64%
Expected life (in years)	6.49
Dividend yield	—%
Volatility	33.86%
Grant date fair value	$7.49

NOTE 14. AFFILIATE AND RELATED PARTY TRANSACTIONS

Equity Method Investments

        In July 2016, the Company completed the sale of a 75% interest in Newsday LLC ("Newsday") to an employee of the Company. The Company retained the remaining 25% ownership interest. Effective July 7, 2016, the operating results of Newsday are no longer consolidated with those of the Company and the Company's 25% interest in the operating results of Newsday is recorded using the equity method.

        At March 31, 2018, the Company's 25% investment in Newsday and its 25% interest in i24NEWS, Altice N.V.'s 24/7 international news and current affairs channel aggregated $12,891 and $800, respectively and is included in investments in affiliates on our condensed consolidated balance sheet. The operating results of i24NEWS is also recorded using the equity method. For the three months ended March 31, 2018 and 2017, the Company recorded equity in net loss of Newsday of $9,312 and $1,510, respectively, and equity in net loss of i24NEWS of $1,130 and $1,247, respectively. In April 2018, Altice NV transferred its ownership of i24 US and i24 Europe to the Company for minimal consideration.

Affiliate and Related Party Transactions

        As the transactions discussed below were conducted between subsidiaries of Altice N.V. under common control and equity method investees, amounts charged for certain services may not have represented amounts that might have been received or incurred if the transactions were based upon arm's length negotiations.

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

NOTE 14. AFFILIATE AND RELATED PARTY TRANSACTIONS (Continued)

        The following table summarizes the revenue and charges related to services provided to or received from subsidiaries of Altice N.V. and Newsday:

	Three Months Ended March 31,
	2018	2017
Revenue	$125	$141

Operating expenses:
Programming and other direct costs	(1,154)	(735)
Other operating expenses, net	(7,994)	(7,298)

Operating expenses, net	(9,148)	(8,033)

Interest expense(a)	—	(47,588)

Net charges	$(9,023)	$(55,480)

Capital Expenditures	$1,626	$892

(a)
In connection with the Company's IPO in June 2017, the Company converted the notes payable to affiliates and related parties into shares of the Company's common stock at the IPO price.

Revenue

        The Company recognized revenue primarily in connection with the sale of advertising to Newsday.

Programming and other direct costs

        Programming and other direct costs include costs incurred by the Company for the transport and termination of voice and data services provided by a subsidiary of Altice N.V.

Other operating expenses

        A subsidiary of Altice N.V. provides certain executive services, as well as consulting, advisory and other services, including, prior to the IPO, CEO, CFO and COO services, to the Company. Compensation under the terms of the agreement is an annual fee of $30,000 to be paid by the Company. Fees associated with this agreement recorded by the Company amounted to approximately $7,500, for the three months ended March 31, 2018 and 2017. As of June 20, 2017, the CEO, CFO and COO became employees of the Company and the agreement was assigned to Altice N.V. by a subsidiary of Altice N.V. This agreement will be terminated upon the completion of the Distribution discussed in Note 1.

        Other operating expenses also include charges for services provided by other subsidiaries of Altice N.V. aggregating $494 and $(202), respectively, net of a credit of $482 for transition services provided to Newsday for the three months ended March 31, 2017.

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

NOTE 14. AFFILIATE AND RELATED PARTY TRANSACTIONS (Continued)

Capital Expenditures

        Capital expenditures include $1,626 and $892, respectively, for equipment purchases and software development services provided by subsidiaries of Altice NV.

        Aggregate amounts that were due from and due to related parties are summarized below:

	March 31, 2018	December 31, 2017
Due from:
Altice US Finance S.A.(a)	$12,951	$12,951
Newsday(b)	2,558	2,713
Altice Management Americas(b)	1,271	33
i24 News(b)	4,335	4,036
Other Altice N.V. subsidiaries(b)	31	31

	$21,146	$19,764

Due to:
Altice Management International(c)	7,500	—
Newsday(b)	33	33
Altice Labs S.A.(c)	1,051	7,354
Other Altice N.V. subsidiaries(c)	2,494	3,611

	$11,078	$10,998

(a)
Represents interest on senior notes paid by the Company on behalf of the affiliate.

(b)
Represents amounts paid by the Company on behalf of the respective related party and for Newsday, the net amounts due from the related party also include charges for certain transition services provided.

(c)
Represents amounts due to affiliates for services provided to the Company.

NOTE 15. COMMITMENTS AND CONTINGENCIES

Legal Matters

        Following expiration of the affiliation agreements for carriage of certain Fox broadcast stations and cable networks on October 16, 2010, News Corporation terminated delivery of the programming feeds to Cablevision, and as a result, those stations and networks were unavailable on Cablevision's cable television systems. On October 30, 2010, Cablevision and Fox reached an agreement on new affiliation agreements for these stations and networks, and carriage was restored. Several purported class action lawsuits alleging breach of contract, unjust enrichment, and consumer fraud and seeking unspecified compensatory damages, punitive damages and attorneys' fees were subsequently filed on behalf of Cablevision's customers seeking recovery for the lack of Fox programming. Those lawsuits were consolidated in an action before the U. S. District Court for the Eastern District of New York, and a consolidated complaint was filed in that court on February 22, 2011. On March 28, 2012, in ruling on

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

NOTE 15. COMMITMENTS AND CONTINGENCIES (Continued)

Cablevision's motion to dismiss, the Court dismissed all of plaintiffs' claims, except for breach of contract. On March 30, 2014, the Court granted plaintiffs' motion for class certification. The parties have entered into a settlement agreement, which is subject to Court approval. As of December 31, 2017, the Company had an estimated liability associated with a potential settlement totaling $6,000. The amount ultimately paid in connection with the proposed settlement could exceed the amount recorded.

        In October 2015, the New York Attorney General began an investigation into whether the major Internet Service Providers in New York State deliver advertised Internet speeds. The Company is cooperating with this investigation and is currently in discussions with the New York Attorney General about resolving the investigation as to the Company, which resolution may involve operational and or financial components. While the Company is unable to predict the outcome of the investigation or these discussions, at this time it does not expect that the outcome will have a material adverse effect on its operations, financial conditions or cash flows.

        The Company receives notices from third parties and, in some cases, is named as a defendant in certain lawsuits claiming infringement of various patents relating to various aspects of the Company's businesses. In certain of these cases other industry participants are also defendants. In certain of these cases the Company expects that any potential liability would be the responsibility of the Company's equipment vendors pursuant to applicable contractual indemnification provisions. The Company believes that the claims are without merit and intends to defend the actions vigorously, but is unable to predict the outcome of these matters or reasonably estimate a range of possible loss.

        In addition to the matters discussed above, the Company is party to various lawsuits, some involving claims for substantial damages. Although the outcome of these other matters cannot be predicted and the impact of the final resolution of these other matters on the Company's results of operations in a particular subsequent reporting period is not known, management does not believe that the resolution of these other lawsuits will have a material adverse effect on the financial position of the Company or the ability of the Company to meet its financial obligations as they become due.

NOTE 16. SEGMENT INFORMATION

        The Company classifies its operations into two reportable segments: Cablevision and Cequel. The Company's reportable segments are strategic business units that are managed separately. The Company evaluates segment performance based on several factors, of which the primary financial measure is business segment Adjusted EBITDA, a non-GAAP measure. The Company defines Adjusted EBITDA as net income (loss) excluding income taxes, income (loss) from discontinued operations, non-operating other income or expenses, loss on extinguishment of debt and write-off of deferred financing costs, gain (loss) on interest rate swap contracts, gain (loss) on derivative contracts, gain (loss) on investments, interest expense (including cash interest expense), interest income, depreciation and amortization (including impairments), share-based compensation expense or benefit, restructuring expense or credits

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

NOTE 16. SEGMENT INFORMATION (Continued)

and transaction expenses. The Company has presented the components that reconcile Adjusted EBITDA to operating income, an accepted GAAP measure:

	Three Months Ended March 31, 2018			Three Months Ended March 31, 2017
	Cablevision	Cequel	Total	Cablevision	Cequel	Total
Operating income	$170,693	$142,345	$313,038	$122,044	$128,066	$250,110
Share-based compensation	16,172	5,451	21,623	5,082	2,766	7,848
Restructuring and other expense	3,083	504	3,587	58,647	18,282	76,929
Depreciation and amortization (including impairments)	485,364	157,341	642,705	443,176	165,548	608,724

Adjusted EBITDA	$675,312	$305,641	$980,953	$628,949	$314,662	$943,611

        A reconciliation of reportable segment amounts to the Company's condensed consolidated balances are as follows:

	Three Months Ended March 31,
	2018	2017
Operating income for reportable segments	$313,038	$250,110
Items excluded from operating income:
Interest expense	(377,258)	(433,294)
Interest income	3,103	232
Gain (loss) on investments and sale of affiliate interests, net	(248,602)	131,658
Gain (loss) on derivative contracts, net	168,352	(71,044)
Gain (loss) on interest rate swap contracts	(31,922)	2,342
Loss on extinguishment of debt and write-off of deferred financing costs	(4,705)	—
Other expense, net	(11,658)	(2,100)

Loss before income taxes	$(189,652)	$(122,096)

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

NOTE 16. SEGMENT INFORMATION (Continued)

        The following tables present the composition of revenue by segment:

	Three Months Ended March 31, 2018				Three Months Ended March 31, 2017
	Cablevision	Cequel	Eliminations(a)	Total	Cablevision	Cequel	Total
Residential:
Pay TV	$763,720	$269,988	$—	$1,033,708	$802,194	$281,684	$1,083,878
Broadband	440,351	261,270	—	701,621	396,333	229,585	625,918
Telephony	135,585	30,453	—	166,038	146,557	34,404	180,961
Business services and wholesale	234,172	98,918	—	333,090	228,544	90,876	319,420
Advertising	74,643	17,068	(4,129)	87,582	65,132	18,229	83,361
Other	2,823	4,852	—	7,675	3,227	5,494	8,721

Total Revenue	$1,651,294	$682,549	$(4,129)	$2,329,714	$1,641,987	$660,272	$2,302,259

(a)
Reflects revenue recognized by Cablevision from the sale of services to Cequel.

        Capital expenditures (cash basis) by reportable segment are presented below:

	Three Months Ended March 31,
	2018	2017
Cablevision	$166,801	$184,399
Cequel	90,814	73,028

	$257,615	$257,427

        All revenues and assets of the Company's reportable segments are attributed to or located in the United States.

        Total assets by segment are not provided as such amounts are not regularly reviewed by the chief operating decision maker for purposes of decision making regarding resource allocations.

NOTE 17. SUBSEQUENT EVENT

        In April 2018, Cequel Communications Holdings I, LLC and Cequel Capital Corporation each an indirect, wholly owned subsidiary of the Company, issued $1,050,000, aggregate principal amount of 7.5% senior notes due April 1, 2028. The proceeds of these notes were used in April 2018 to redeem the $1,050,000 aggregate principal amount 6.375% senior notes due September 15, 2020.

Report of Independent Registered Public Accounting Firm

The Stockholders and Board of Directors
Altice USA, Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Altice USA, Inc. and subsidiaries (the Company) as of December 31, 2017 and 2016, the related consolidated statements of operations, comprehensive income (loss), stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2017, and the related notes (collectively, the "consolidated financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2017, in conformity with U.S. generally accepted accounting principles.

Company Formation, Altice Technical Services (ATS) Acquisition, and Change in Accounting Policies

The Company was incorporated on September 14, 2015 and had no operations of its own other than the issuance of debt prior to the contribution of Cequel Corporation on June 9, 2016 by Altice N.V. The results of operations of Cequel Corporation for the year ended December 31, 2016 have been included in the results of operations of the Company for the same period as Cequel Corporation was under common control with the Company throughout 2016.

As discussed in Notes 1 and 20 to the consolidated financial statements, a substantial portion of the Company's technical workforce at the Cablevision and Cequel segments became employees of ATS in the second and fourth quarters of 2017, respectively. Subsequent to December 31, 2017 the Company acquired 100% of ATS. As a result of the acquisition of ATS, an entity under common control, the Company has retroactively consolidated the results of operations and related assets and liabilities of ATS for all periods ATS was under common control.

As discussed in Note 20, the Company adopted ASC 606—Revenue from Contracts with Customers and ASU No. 2017-07 Compensation—Retirement Benefits (Topic 715).

Basis for Opinion

These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company's auditor since 2016.

/s/ KPMG LLP

New York, New York
March 6, 2018, except for Note 20, which is as of May 21, 2018

ALTICE USA, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2017 and 2016

(In thousands)

(See Note 20)

	December 31, 2017	December 31, 2016
ASSETS
Current Assets:
Cash and cash equivalents	$329,848	$486,792
Restricted cash	252	16,301
Accounts receivable, trade (less allowance for doubtful accounts of $13,420 and $11,677)	370,765	349,626
Prepaid expenses and other current assets	130,425	102,219
Amounts due from affiliates	19,764	22,182
Investment securities pledged as collateral	—	741,515
Derivative contracts	52,545	352

Total current assets	903,599	1,718,987
Property, plant and equipment, net of accumulated depreciation of $2,599,579 and $1,039,297	6,023,826	6,597,635
Investment in affiliates	930	5,606
Investment securities pledged as collateral	1,720,357	741,515
Derivative contracts	—	10,604
Other assets	56,974	58,806
Amortizable customer relationships, net of accumulated amortization of $1,409,021 and $580,276	4,561,863	5,345,608
Amortizable trade names, net of accumulated amortization of $588,574 and $83,397	478,509	983,386
Other amortizable intangibles, net of accumulated amortization of $10,978 and $3,093	26,082	23,650
Indefinite-lived cable television franchises	13,020,081	13,020,081
Goodwill	8,019,861	7,992,700

Total assets	$34,812,082	$36,498,578

See accompanying notes to consolidated financial statements.

ALTICE USA, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (continued)

December 31, 2017 and 2016

(In thousands, except share and per share amounts)

(See Note 20)

	December 31, 2017	December 31, 2016
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$795,128	$705,672
Accrued liabilities:
Interest	397,422	576,778
Employee related costs	147,727	232,864
Other accrued expenses	411,988	352,315
Amounts due to affiliates	10,998	127,363
Deferred revenue	111,197	101,794
Liabilities under derivative contracts	52,545	13,158
Collateralized indebtedness	—	622,332
Credit facility debt	42,650	33,150
Senior notes and debentures	507,744	926,045
Capital lease obligations	9,539	15,013
Notes payable	33,424	5,427

Total current liabilities	2,520,362	3,711,911
Defined benefit plan obligations	103,163	84,106
Notes payable to affiliates and related parties	—	1,750,000
Other liabilities	144,289	113,485
Deferred tax liability	4,769,286	7,971,500
Liabilities under derivative contracts	187,406	78,823
Collateralized indebtedness	1,349,474	663,737
Credit facility debt	4,600,873	3,411,640
Senior guaranteed notes	2,291,185	2,289,494
Senior notes and debentures	13,061,503	14,291,786
Capital lease obligations	12,441	13,142
Notes payable	32,478	8,299
Deficit investments in affiliates	3,579	—

Total liabilities	29,076,039	34,387,923

Commitments and contingencies
Redeemable equity	231,290	68,147
Stockholders' Equity:
Preferred stock, $.01 par value, 100,000,000 shares authorized, no shares issued and outstanding at December 31, 2017	—	—
Class A common stock: $0.01 par value, 4,000,000,000 shares authorized, 246,982,292 issued and outstanding at December 31, 2017	2,470	—
Class B common stock: $0.01 par value, 1,000,000,000 shares authorized, 490,086,674 issued and outstanding at December 31, 2017	4,901	—
Class C common stock: $0.01 par value, 4,000,000,000 shares authorized, no shares issued and outstanding at December 31, 2017	—	—
Common stock, $.01 par value, 1,000 shares authorized, 100 shares issued and outstanding at December 31, 2016	—	—
Paid-in capital	4,665,229	3,003,554
Retained earnings (accumulated deficit)	840,636	(963,312)

	5,513,236	2,040,242
Accumulated other comprehensive income (loss)	(10,022)	1,979

Total stockholders' equity	5,503,214	2,042,221
Noncontrolling interest	1,539	287

Total stockholders' equity	5,504,753	2,042,508

	$34,812,082	$36,498,578

See accompanying notes to consolidated financial statements.

ALTICE USA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Years ended December 31, 2017 and 2016

(In thousands, except per share amounts)

(See Note 20)

	2017	2016
Revenue (including revenue from affiliates of $1,100 and $1,086, respectively) (See Note 14)	$9,306,950	$6,017,212

Operating expenses:
Programming and other direct costs (including charges from affiliates of $4,176 and $1,947, respectively) (See Note 14)	3,035,655	1,911,230
Other operating expenses (including charges from affiliates of $33,140 and $18,854, respectively) (See Note 14)	2,347,315	1,702,472
Restructuring and other expense	152,401	240,395
Depreciation and amortization (including impairments)	2,930,571	1,700,306

	8,465,942	5,554,403

Operating income	841,008	462,809

Other income (expense):
Interest expense (including interest expense to affiliates and related parties of $90,405 and $112,712, respectively) (See Note 14)	(1,603,132)	(1,456,541)
Interest income	1,921	13,811
Gain on investments, net	237,354	141,896
Loss on derivative contracts, net	(236,330)	(53,696)
Gain (loss) on interest rate swap contracts	5,482	(72,961)
Loss on extinguishment of debt and write-off of deferred financing costs (including $513,723 related to affiliates and related parties in 2017) (See Note 14)	(600,240)	(127,649)
Other income (expense), net	(13,651)	1,186

	(2,208,596)	(1,553,954)

Loss before income taxes	(1,367,588)	(1,091,145)
Income tax benefit	2,862,352	259,666

Net income (loss)	1,494,764	(831,479)
Net loss (income) attributable to noncontrolling interests	(1,587)	(551)

Net income (loss) attributable to Altice USA, Inc. stockholders	$1,493,177	$(832,030)

Income (loss) per share:
Basic income (loss) per share	$2.15	$(1.28)

Basic weighted average common shares (in thousands)	696,055	649,525

Diluted income (loss) per share:	$2.15	$(1.28)

Diluted weighted average common shares (in thousands)	696,055	649,525

Cash dividends declared per common share	$1.29	$0.69

See accompanying notes to consolidated financial statements.

ALTICE USA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

Years ended December 31, 2017 and 2016

(In thousands)

(See Note 20)

	2017	2016
Net income (loss)	$1,494,764	$(831,479)

Other comprehensive income (loss):
Defined benefit pension plans:
Unrecognized actuarial gain (loss)	(18,632)	3,452
Applicable income taxes	7,441	(1,381)

Unrecognized gain (loss) arising during period, net of income taxes	(11,191)	2,071

Curtailment loss, net of settlement losses of $1,845 for 2017 included in net periodic benefit cost	(1,350)	(154)
Applicable income taxes	540	62

Curtailment loss, net of settlement losses included in net periodic benefit cost, net of income taxes	(810)	(92)

Other comprehensive gain (loss)	(12,001)	1,979

Comprehensive income (loss)	1,482,763	(829,500)
Comprehensive income attributable to noncontrolling interests	(1,587)	(551)

Comprehensive Income (loss) attributable to Altice USA, Inc. stockholders	$1,481,176	$(830,051)

See accompanying notes to consolidated financial statements.

ALTICE USA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

Years ended December 31, 2017 and 2016

(In thousands)

(See Note 20)

	Class A Common Stock	Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders' Equity	Non- controlling Interest	Total Equity
Balance at January 1, 2016	$—	$2,252,028	$(143,948)	$—	$2,108,080	$—	$2,108,080
Impact of change in accounting policy in connection with the adoption of ASU No. 2014-09	—	—	12,666	—	12,666	—	12,666

Balance at January 1, 2016, as adjusted	—	2,252,028	(131,282)	—	2,120,746	—	2,120,746
Net loss attributable to stockholders	—	—	(832,030)	—	(832,030)	—	(832,030)
Noncontrolling interests acquired	—	—	—	—	—	(264)	(264)
Net income attributable to noncontrolling interests	—	—	—	—	—	551	551
Pension liability adjustments, net of income taxes	—	—	—	1,979	1,979	—	1,979
Share-based compensation expense	—	14,368	—	—	14,368	—	14,368
Change in fair value of redeemable equity	—	(68,148)	—	—	(68,148)	—	(68,148)
Contributions from stockholders	—	1,246,499	—	—	1,246,499	—	1,246,499
Distributions to stockholders	—	(445,176)	—	—	(445,176)	—	(445,176)
Excess tax benefit on share-based awards	—	31	—	—	31	—	31
Tax impact related to the Newsday Holdings, LLC transactions	—	3,952	—	—	3,952	—	3,952

Balance at December 31, 2016	$—	$3,003,554	$(963,312)	$1,979	$2,042,221	$287	$2,042,508

See accompanying notes to consolidated financial statements.

ALTICE USA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (Continued)

Years ended December 31, 2017 and 2016

(In thousands)

(See Note 20)

	Class A Common Stock	Class B Common Stock	Paid-in Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income	Total Stockholders' Equity	Non- controlling Interest	Total Equity
Balance at January 1, 2017	$—	$—	$3,003,554	$(963,312)	$1,979	$2,042,221	$287	$2,042,508
Net income attributable to stockholders	—	—	—	1,493,177	—	1,493,177	—	1,493,177
Net income attributable to noncontrolling interests	—	—	—	—	—	—	1,587	1,587
Pension liability adjustments, net of income taxes	—	—	—	—	(12,001)	(12,001)	—	(12,001)
Share-based compensation expense	—	—	57,430	—	—	57,430	—	57,430
Change in redeemable equity	—	—	(163,142)	—	—	(163,142)	—	(163,142)
Contributions from stockholders	—	—	51,135	—	—	51,135	—	51,135
Note receivable from parent	—	—	(50,000)			(50,000)		(50,000)
Distributions to stockholders/non-controlling interest	—	—	(839,700)	—	—	(839,700)	(335)	(840,035)
Recognition of previously unrealized excess tax benefits related to share-based awards in connection with the adoption of ASU 2016-09	—	—	—	310,771	—	310,771	—	310,771
Issuance of common stock pursuant to organizational transactions prior to IPO	2,349	4,901	2,257,002	—	—	2,264,252	—	2,264,252
Issuance of common stock pursuant to IPO	121	—	348,950	—	—	349,071	—	349,071

Balance at December 31, 2017	$2,470	$4,901	$4,665,229	$840,636	$(10,022)	$5,503,214	$1,539	$5,504,753

See accompanying notes to consolidated financial statements.

ALTICE USA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2017 and 2016

(In thousands)

(See Note 20)

	2017	2016
Cash flows from operating activities:
Net income (loss)	$1,495,352	$(831,479)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization (including impairments)	2,930,571	1,700,306
Impairment of assets included in restructuring charges	—	2,445
Gain on sale of affiliate interests	—	(206)
Equity in net loss of affiliates	10,040	1,132
Gain on investments, net	(237,354)	(141,896)
Loss on derivative contracts, net	236,330	53,696
Loss on extinguishment of debt and write-off of deferred financing costs	600,240	127,649
Amortization of deferred financing costs and discounts (premiums) on indebtedness	31,046	27,799
Settlement loss related to pension plan	1,845	3,298
Share-based compensation expense	57,430	14,368
Deferred income taxes	(2,880,154)	(263,989)
Excess tax benefit on share-based awards	—	(31)
Provision for doubtful accounts	74,183	53,249
Change in assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable, trade	(89,683)	(58,760)
Other receivables	(12,835)	9,413
Prepaid expenses and other assets	(7,426)	56,395
Amounts due from and due to affiliates	(34,326)	41,351
Accounts payable	73,888	(11,814)
Accrued liabilities	(241,701)	312,871
Deferred revenue	12,310	9,835
Liabilities related to interest rate swap contracts	(921)	78,823

Net cash provided by operating activities	2,018,247	1,184,455

Cash flows from investing activities:
Payment for acquisition, net of cash acquired	(46,703)	(8,988,774)
Net proceeds from sale of affiliate interests	—	13,825
Capital expenditures	(951,349)	(625,541)
Proceeds related to sale of equipment, including costs of disposal	9,743	5,885
Increase in other investments	(4,773)	(4,608)
Settlement of put-call options	(97,410)	—
Additions to other intangible assets	(1,707)	(106)

Net cash used in investing activities	(1,092,199)	(9,599,319)

Cash flows from financing activities:
Proceeds from credit facility debt	$5,593,675	$5,510,256
Repayment of credit facility debt	(4,411,581)	(9,133,543)
Proceeds from notes payable to affiliates and related parties	—	1,750,000
Issuance of senior notes	—	1,310,000
Proceeds from collateralized indebtedness	838,794	179,388
Repayment of collateralized indebtedness and related derivative contracts	(831,059)	(143,102)
Distributions to stockholders	(919,317)	(365,559)
Repayment of senior notes, including premiums and fees	(1,729,400)	—
Proceeds from notes payable	33,733	—
Excess tax benefit on share-based awards	—	31
Principal payments on capital lease obligations	(15,157)	(18,837)
Additions to deferred financing costs	(8,600)	(203,712)
Proceeds from IPO, net of fees	349,071	—
Contributions from stockholders	1,135	1,246,499
Distributions to noncontrolling interests, net	(335)	—

Net cash provided by (used in) financing activities	(1,099,041)	131,421

Net decrease in cash and cash equivalents	(172,993)	(8,283,443)

Cash, cash equivalents and restricted cash at beginning of year	503,093	8,786,536

Cash, cash equivalents and restricted cash at end of year	$330,100	$503,093

See accompanying notes to consolidated financial statements.

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except share and per share amounts)

(Unaudited)

(See Note 20)

NOTE 1. DESCRIPTION OF BUSINESS AND RELATED MATTERS

The Company and Related Matters

        Altice USA, Inc. ("Altice USA" or the "Company") was incorporated in Delaware on September 14, 2015. As of December 31, 2017, Altice USA is majority-owned by Altice N.V., a public company with limited liability (naamloze vennootshcap) under Dutch law. Upon the completion of the Altice N.V. distribution discussed below, the Company will no longer be majority-owned by Altice N.V.

        The Company provides broadband communications and video services in the United States. It delivers broadband, pay television, telephony services, proprietary content and advertising services to residential and business customers.

        Altice N.V., through a subsidiary, acquired Cequel Corporation ("Cequel" or "Suddenlink") on December 21, 2015 and Cequel was contributed to Altice USA on June 9, 2016. Altice USA had no operations of its own other than the issuance of debt prior to the contribution of Cequel on June 9, 2016 by Altice N.V. The results of operations of Cequel for the year ended December 31, 2016 have been included in the results of operations of Altice USA for the same periods, as Cequel was under common control with Altice USA.

        Altice USA acquired Cablevision Systems Corporation ("Cablevision" or "Optimum") on June 21, 2016 (see discussion below) and the results of operations of Cablevision are included with the results of operations of Cequel for the year ended December 31, 2017. The year ended December 31, 2016 operating results include the operating results of Cablevision from the date of acquisition, June 21, 2016.

        The accompanying combined consolidated financial statements ("consolidated financial statements") include the accounts of the Company and all subsidiaries in which the Company has a controlling interest and gives effect to the ATS Acquisition discussed below. All significant inter-company accounts and transactions have been eliminated in consolidation.

        The accompanying consolidated financial statements also reflect the retrospective adoption of Accounting Standards Update ("ASU") No. 2014-09, Revenue from Contracts with Customers and ASU No. 2017-07 Compensation-Retirement Benefits (Topic 715). See Note 20 for further details of the impact on the Company's historical financial statements.

        The Company classifies its operations into two reportable segments: Cablevision, which operates in the New York metropolitan area, and Cequel, which principally operates in markets in the south-central United States.

Acquisition of Altice Technical Services US Corp

        ATS was formed to provide network construction and maintenance services and commercial and residential installations, disconnections, and maintenance. In the second quarter of 2017, the Company entered into an Independent Contractor Agreement with ATS that governs the terms of the services described above. The Company believes the services it receives from ATS will be of higher quality and at a lower cost than the Company could achieve without ATS, including for the construction of our new

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

(Unaudited)

(See Note 20)

NOTE 1. DESCRIPTION OF BUSINESS AND RELATED MATTERS (Continued)

fiber-to-the home ("FTTH") network. The Company also entered into a Transition Services Agreement for the use of the Company's resources to provide various overhead functions to ATS, including accounting, legal and human resources and for the use of certain facilities, vehicles and technician tools during a transitional period that generally ended on December 31, 2017, although the term can be extended on a service-by-service basis. The Transition Services Agreement requires ATS to reimburse the Company for its cost to provide such services.

        In January 2018, the Company acquired 70% of the equity interests in Altice Technical Services US Corp. ("ATS") for $1.00 (the "ATS Acquisition") and the Company became the owner of 100% of the equity interests in ATS in March 2018. ATS was previously owned by Altice N.V. and a member of ATS's management through a holding company. As the acquisition is a combination of businesses under common control, the Company combined the results of operations and related assets and liabilities of ATS for all periods since its commencement of operations in April 2017. See Note 20 for the impact of the ATS Acquisition on the Company's consolidated balance sheet and statement of operations as of and for the year ended December 31, 2017. In connection with the ATS Acquisition, the Company recorded goodwill of $23,101, representing the amount previously transferred to ATS.

Initial Public Offering

        In June 2017, the Company completed its initial public offering ("IPO") of 71,724,139 shares of its Class A common stock (12,068,966 shares sold by the Company and 59,655,173 shares sold by existing stockholders) at a price to the public of $30.00 per share, including the underwriters full exercise of their option to purchase 7,781,110 shares to cover overallotments. At the date of the IPO, Altice N.V. owned approximately 70.2% of the Company's issued and outstanding common stock, which represented approximately 98.2% of the voting power of the Company's outstanding common stock. The Company's Class A common stock began trading on June 22, 2017, on the New York Stock Exchange under the symbol "ATUS".

        In connection with the sale of its Class A common stock, the Company received proceeds of approximately $362,069, before deducting the underwriting discount and expenses directly related to the issuance of the securities of $12,998. The Company did not receive any proceeds from the sale of shares by the selling stockholders. In July 2017, the Company used approximately $350,120 of the proceeds to fund the redemption of $315,779 principal amount of 10.875% senior notes that mature in 2025 issued by CSC Holdings, an indirect wholly-owned subsidiary of the Company, and the related call premium of approximately $34,341.

        The following organizational transactions were consummated prior to the IPO:

  •
  the Company amended and restated its certificate of incorporation to, among other things, provide for Class A common stock, Class B common stock and Class C common stock;

  •
  BC Partners LLP ("BCP") and Canada Pension Plan Investment Board ("CPPIB and together with BCP, the"Co-Investors") and Uppernext S.C.S.p. ("Uppernext"), an entity controlled by

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

(Unaudited)

(See Note 20)

NOTE 1. DESCRIPTION OF BUSINESS AND RELATED MATTERS (Continued)

    Mr. Patrick Drahi (founder and controlling stockholder of Altice N.V.), exchanged their indirect ownership interest in the Company for shares of the Company's common stock;

  •
  Neptune Management LP ("Management LP") redeemed its Class B units for shares of the Company's common stock that it received from the redemption of its Class B units in Neptune Holding US LP;

  •
  the Company converted $525,000 aggregate principal amount of notes issued by the Company to the Co-Investors (together with accrued and unpaid interest and applicable premium) into shares of the Company's common stock at the IPO price (see Note 9 for further details);

  •
  $1,225,000 aggregate principal amount of notes issued by the Company to a subsidiary of Altice N.V. (together with accrued and unpaid interest and applicable premium) was transferred to CVC 3 B.V., an indirect subsidiary of Altice N.V. ("CVC 3") and then the Company converted such notes into shares of the Company's common stock at the IPO price (see Note 9 for further details);

  •
  the Co-Investors, Neptune Holding US LP, A4 S.A. (an entity controlled by the family of Mr. Drahi), and former Class B unitholders of Management LP (including Uppernext) exchanged shares of the Company's common stock for new shares of the Company's Class A common stock; and

  •
  CVC 3 and A4 S.A. exchanged shares of the Company's common stock for new shares of the Company's Class B common stock.

Acquisition of Cablevision Systems Corporation

        On June 21, 2016 (the "Cablevision Acquisition Date"), pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of September 16, 2015, by and among Cablevision, Altice N.V., Neptune Merger Sub Corp., a wholly-owned subsidiary of Altice N.V. ("Merger Sub"), Merger Sub merged with and into Cablevision, with Cablevision surviving the merger (the "Cablevision Acquisition").

        In connection with the Cablevision Acquisition, each outstanding share of the Cablevision NY Group Class A common stock, par value $0.01 per share ("CNYG Class A Shares"), and Cablevision NY Group Class B common stock, par value $0.01 per share ("CNYG Class B Shares", and together with the CNYG Class A Shares, the "Shares"), and together with the Cablevision NY Group Class A common stock, the "Shares" other than Shares owned by Cablevision, Altice N.V. or any of their respective wholly-owned subsidiaries, in each case not held on behalf of third parties in a fiduciary capacity, received $34.90 in cash without interest, less applicable tax withholdings (the "Cablevision Acquisition Consideration").

        Pursuant to an agreement, dated December 21, 2015, by and among CVC 2 B.V., CIE Management IX Limited, for and on behalf of the limited partnerships BC European Capital IX-1 through 11 and Canada Pension Plan Investment Board, certain affiliates of BCP and CPPIB (the

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

(Unaudited)

(See Note 20)

NOTE 1. DESCRIPTION OF BUSINESS AND RELATED MATTERS (Continued)

"Co-Investors") funded approximately $1,000,000 toward the payment of the aggregate Per Share Cablevision Acquisition Consideration, and indirectly acquired approximately 30% of the Shares of Cablevision.

        Also in connection with the Cablevision Acquisition, outstanding equity-based awards granted under Cablevision's equity plans were cancelled and converted into cash based upon the $34.90 per Share Cablevision Acquisition Consideration in accordance with the original terms of the awards. The total consideration for the outstanding CNYG Class A Shares, the outstanding CNYG Class B Shares, and the equity-based awards amounted to $9,958,323.

        In connection with the Cablevision Acquisition, in October 2015, Neptune Finco Corp. ("Finco"), an indirect wholly-owned subsidiary of Altice N.V. formed to complete the financing described herein and the merger with CSC Holdings, LLC ("CSC Holdings"), a wholly-owned subsidiary of Cablevision, borrowed an aggregate principal amount of $3,800,000 under a term loan facility (the "Term Credit Facility") and entered into revolving loan commitments in an aggregate principal amount of $2,000,000 (the "Revolving Credit Facility" and, together with the Term Credit Facility, the "Credit Facilities").

        Finco also issued $1,800,000 aggregate principal amount of 10.125% senior notes due 2023 (the "2023 Notes"), $2,000,000 aggregate principal amount of 10.875% senior notes due 2025 (the "2025 Notes"), and $1,000,000 aggregate principal amount of 6.625% senior guaranteed notes due 2025 (the "2025 Guaranteed Notes") (collectively the "Cablevision Acquisition Notes").

        On June 21, 2016, immediately following the Cablevision Acquisition, Finco merged with and into CSC Holdings, with CSC Holdings surviving the merger (the "CSC Holdings Merger"), and the Cablevision Acquisition Notes and the Credit Facilities became obligations of CSC Holdings.

        On June 21, 2016, in connection with the Cablevision Acquisition, the Company issued notes payable to affiliates and related parties aggregating $1,750,000, of which $875,000 bore interest at 10.75% and $875,000 bore interest at 11%. See Note 9 for a discussion regarding the conversion of these notes payable to shares of the Company's common stock prior to the consummation of the IPO.

        The Cablevision Acquisition was accounted for as a business combination in accordance with ASC Topic 805. Accordingly, the Company stepped up 100% of the assets and liabilities assumed to their fair value at the Cablevision Acquisition Date. See Note 3 for further details.

Acquisition of Cequel Corporation

        On December 21, 2015, Altice N.V., though a subsidiary, acquired approximately 70% of the total outstanding equity interests in Cequel (the "Cequel Acquisition") from the direct and indirect stockholders of Cequel Corporation (the "Sellers"). The consideration for the acquired equity interests, which was based on a total equity valuation for 100% of the capital and voting rights of Cequel, was $3,973,528, including $2,797,928 of cash consideration, $675,600 of retained equity held by entities affiliated with BC Partners and CPPIB and $500,000 funded by the issuance by an affiliate of Altice N.V. of a senior vendor note that was subscribed by entities affiliated with BC Partners and CPPIB. Following the closing of the Cequel Acquisition, entities affiliated with BC Partners and CPPIB

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

(Unaudited)

(See Note 20)

NOTE 1. DESCRIPTION OF BUSINESS AND RELATED MATTERS (Continued)

retained a 30% equity interest in a parent entity of the Company. In addition, the carried interest plans of the stockholders were cashed out whereby payments were made to participants in such carried interest plans, including certain officers and directors of Cequel.

Altice N.V. Distribution

        On January 8, 2018, Altice N.V. announced plans for the separation of the Company from Altice N.V. Altice N.V. will distribute substantially all of its equity interest in the Company through a distribution in kind to holders of Altice N.V.'s common shares A and common shares B (the "Distribution"). Following the Distribution, Altice N.V. will no longer own a controlling equity interest in the Company, and the Company will operate independently from Altice N.V.

        The implementation of the Distribution is expected to be subject to certain conditions precedent being satisfied or waived. Although Altice N.V. and the Company have not yet negotiated the final terms of the Distribution and related transactions, the Company expects that the following will be conditions to the Distribution:

  •
  Approval of Altice N.V. shareholders of (i) the distribution in kind and (ii) the board resolution approving the change in identity and character of the business of Altice N.V. resulting from the Distribution;

  •
  Receipt of certain U.S. regulatory approvals, which could take up to 180 days;

  •
  This Registration Statement filed on January 8, 2018 being declared effective by the U.S. Securities and Exchange Commission (the "Commission");

  •
  The entry into the Master Separation Agreement and the entry into, amendments to or termination of various arrangements between Altice N.V. and the Company, such as a license to use the Altice brand, the stockholders' agreement among Altice USA, Altice N.V. and certain other parties and the management agreement pursuant to which the Company pays a quarterly management fee to Altice N.V.; and

  •
  The declaration and payment of a one-time $1.5 billion dividend to Altice USA stockholders as of a record date prior to the Distribution (the "Pre-Distribution Dividend").

        Prior to Altice N.V.'s announcement of the Distribution, the Board of Directors of Altice USA, acting through its independent directors, approved in principle the payment of the Pre-Distribution Dividend to all shareholders immediately prior to completion of the separation. Formal approval of the Pre-Distribution Dividend and setting of a record date are expected to occur in the second quarter of 2018. The payment of the Pre-Distribution Dividend will be funded with available Cablevision revolving facility capacity and available cash from new financings, completed in January 2018, at CSC Holdings LLC, a wholly-owned subsidiary of Cablevision. In addition, the Board of Directors of Altice USA has authorized a share repurchase program of $2.0 billion, effective following completion of the separation.

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

(Unaudited)

(See Note 20)

NOTE 1. DESCRIPTION OF BUSINESS AND RELATED MATTERS (Continued)

        In connection with the Distribution, it is expected that the Management Advisory and Consulting Services Agreement with Altice N.V. which provides certain consulting, advisory and other services will be terminated. Compensation under the terms of the agreement is an annual fee of $30,000 paid by the Company.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Summary of Significant Accounting Policies

Revenue Recognition

Residential Services

        The Company derives revenue through monthly charges to residential customers of its pay television, broadband, and telephony services, including installation services. In addition, the Company derives revenue from digital video recorder ("DVR"), video-on-demand ("VOD"), pay-per-view, and home shopping commissions which are reflected in "Residential pay TV" revenues. The Company recognizes pay television, broadband, and telephony revenues as the services are provided to a customer on a monthly basis. Revenue from the sale of bundled services at a discounted rate is allocated to each product based on the standalone selling price of each performance obligation within the bundled offer. The standalone selling price requires judgment and is typically determined based on the current prices at which the separate services are sold by the Company. Installation revenue for the Company's residential services is deferred and recognized over the benefit period, which is estimated to be less than one year. The estimated benefit period takes into account both quantitative and qualitative factors including the significance of average installation fees to total recurring revenue per customer.

        The Company is assessed non-income related taxes by governmental authorities, including franchising authorities (generally under multi-year agreements), and collects such taxes from its customers. In instances where the tax is being assessed directly on the Company, amounts paid to the governmental authorities are recorded as programming and other direct costs and amounts received from the customers are recorded as revenue. For the years ended December 31, 2017 and 2016, the amount of franchise fees and certain other taxes and fees included as a component of revenue aggregated $259,075 and $154,732, respectively.

Business and Wholesale Services

        The Company derives revenue from the sale of products and services to both large enterprise and SMB customers, including broadband, telephony, networking, and pay television services reflected in "Business services and wholesale" revenues. The Company's business services also include Ethernet, data transport, and IP-based virtual private networks. The Company also provides managed services to businesses, including hosted telephony services (cloud based SIP-based private branch exchange), managed Wi-Fi, managed desktop and server backup and managed collaboration services including audio and web conferencing. The Company also offers fiber-to-the-tower services to wireless carriers for cell tower backhaul and enable wireline communications service providers to connect to customers

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

(Unaudited)

(See Note 20)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

that their own networks do not reach. The Company recognizes revenues for these services as the services are provided to a customer on a monthly basis.

        Substantially all of our SMB customers are billed monthly and large enterprise customers are billed in accordance with the terms of their contracts which is typically also on a monthly basis. Contracts with large enterprise customers typically range from three to five years. Installation revenue related to our large enterprise customers is deferred and recognized over the average contract term. Installation revenue related to SMB customers is deferred and recognized over the benefit period, which is less than a year. The estimated benefit period for SMB customers takes into account both quantitative and qualitative factors including the significance of average installation fees to total recurring revenue per customer.

Advertising

        As part of the agreements under which the Company acquires pay television programming, the Company typically receives an allocation of scheduled advertising time during such programming into which the Company's cable systems can insert commercials. In several of the markets in which the Company operates, it has entered into agreements commonly referred to as interconnects with other cable operators to jointly sell local advertising. In some of these markets, the Company represents the advertising sales efforts of other cable operators; in other markets, other cable operators represent the Company. Advertising revenues are recognized when commercials are aired. Arrangements in which the Company controls the sale of advertising and acts as the principal to the transaction, the Company recognizes revenue earned from the advertising customer on a gross basis and the amount remitted to the distributor as an operating expense. Arrangements in which the Company does not control the sale of advertising and acts as an agent to the transaction, the Company recognizes revenue net of any fee remitted to the distributor.

        The Company's advanced advertising businesses provide data-driven, audience-based advertising solutions using advanced analytics tools that provide granular measurement of consumer groups, accurate hyper-local ratings and other insights into target audience behavior not available through traditional sample-based measurement services. Revenue earned from the Company's advanced advertising businesses are recognized when services are provided.

Other

        Revenues derived from other sources are recognized when services are provided or events occur.

Contract Assets

        Incremental costs incurred in obtaining a contract with a customer are deferred and recorded as a contract asset if the period of benefit is expected to be greater than one year. Sales commissions for enterprise and certain SMB customers are deferred and amortized over the average contract term. For sales commission expenses related to residential and SMB customers with a term of one year or less, the Company is utilizing the practical expedient and is recognizing the costs when incurred. Cost of

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

(Unaudited)

(See Note 20)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

fulfilling a contract with a customer are deferred and recorded as a contract asset if they generate or enhance resources of the Company that will be used in satisfying future performance obligations and are expected to be recovered. Installation costs related to residential and SMB customers that are not capitalized as part of the initial deployment of new customer premise equipment are expensed as incurred pursuant to industry-specific guidance.

        The following table provides information about contracts assets and contract liabilities related to contracts with customers:

	December 31,
	2017	2016
Contract assets(a)	$24,329	$24,329
Deferred revenue(b)	117,679	103,996

(a)
Contract assets include primarily sales commissions for enterprise customers that are deferred and amortized over the average contract term.

(b)
Deferred revenue represents payments received from customers for services that have yet to be provided and installation revenue which is deferred and recognized over the benefit period. The majority of the Company's deferred revenue represents payments for services for up to one month in advance from residential and SMB customers which is realized within the following month as services are performed.

        A significant portion of our revenue is derived from residential and SMB customer contracts which are month-to month. As such, the amount of revenue related to unsatisfied performance obligations is not necessarily indicative of the future revenue to be recognized from our existing customer base. Contracts with enterprise customers generally range from three to five years, and services may only be terminated in accordance with the contractual terms.

Multiple-Element Transactions

        In the normal course of business, the Company may enter into multiple-element transactions where it is simultaneously both a customer and a vendor with the same counterparty or in which it purchases multiple products and/or services, or settles outstanding items contemporaneously with the purchase of a product or service, from a single counterparty. The Company's policy for accounting for each transaction negotiated contemporaneously is to record each deliverable of the transaction based on its best estimate of selling price in a manner consistent with that used to determine the price to sell each deliverable on a standalone basis. In determining the fair value of the respective deliverable, the Company will utilize quoted market prices (as available), historical transactions or comparable transactions.

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

(Unaudited)

(See Note 20)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Technical and Operating Expenses

        Costs of revenue related to sales of services are classified as "programming and other direct costs" in the accompanying consolidated statements of operations.

Programming Costs

        Programming expenses related to the Company's pay television service represent fees paid to programming distributors to license the programming distributed to customers. This programming is acquired generally under multi-year distribution agreements, with rates usually based on the number of customers that receive the programming. If there are periods when an existing distribution agreement has expired and the parties have not finalized negotiations of either a renewal of that agreement or a new agreement for certain periods of time, the Company continues to carry and pay for these services until execution of definitive replacement agreements or renewals. The amount of programming expense recorded during the interim period is based on the Company's estimates of the ultimate contractual agreement expected to be reached, which is based on several factors, including previous contractual rates, customary rate increases and the current status of negotiations. Such estimates are adjusted as negotiations progress until new programming terms are finalized.

        In addition, the Company has received, or may receive, incentives from programming distributors for carriage of the distributors' programming. The Company generally recognizes these incentives as a reduction of programming costs in "programming and other direct costs", generally over the term of the distribution agreement.

Advertising Expenses

        Advertising costs are charged to expense when incurred and are reflected in "other operating expenses" in the accompanying consolidated statements of operations. Advertising costs amounted to $224,120 and $135,513 for the years ended December 31, 2017 and 2016, respectively.

Share-Based Compensation

        Share-based compensation expense is based on the fair value of the portion of share-based payment awards that are ultimately expected to vest. Share-based compensation cost relates to awards of units in a carried unit plan and options.

        For carried interest units, the Company measures share-based compensation cost at the grant date fair value and recognizes the expense over the requisite service period or when it is probable any related performance condition will be met. For carried interest units with graded vesting requirement, compensation cost is recognized on an accelerated method under the graded vesting method over the requisite service period for the carried interest unit. Carried interest units that vest entirely at the end of the vesting requirement are expensed on a straight-line basis.

        The Company estimated the fair value of carried interest units using an option pricing model. Key inputs that were used in applying the option pricing method were total equity value, equity volatility,

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

(Unaudited)

(See Note 20)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

risk free rate and time to liquidity event. The estimate of total equity value was determined using a combination of the income approach, which incorporated cash flow projections that were discounted at an appropriate rate, and the market approach, which involved applying a market multiple to the Company's projected operating results. The Company estimated volatility based on the historical equity volatility of comparable publicly-traded companies. Subsequent to the IPO, such subjective valuations and estimates were no longer necessary as the Company relied on the market price of the Company's common stock to determine the fair value of share-based compensation awards. See Note 13 to the consolidated financial statements for additional information about our share-based compensation.

        For stock option awards, the Company recognizes compensation expense based on the estimated grant date fair value using the Black-Scholes valuation model. For options not subject to performance based vesting conditions, the Company recognizes the compensation expense using a straight-line amortization method.

Income Taxes

        The Company's provision for income taxes is based on current period income, changes in deferred tax assets and liabilities and changes in estimates with regard to uncertain tax positions. Deferred tax assets are subject to an ongoing assessment of realizability. The Company provides deferred taxes for the outside basis difference of its investment in partnerships.

Cash and Cash Equivalents

        The Company's cash investments are placed with money market funds and financial institutions that are investment grade as rated by Standard & Poor's and Moody's Investors Service. The Company selects money market funds that predominantly invest in marketable, direct obligations issued or guaranteed by the United States government or its agencies, commercial paper, fully collateralized repurchase agreements, certificates of deposit, and time deposits.

        The Company considers the balance of its investment in funds that substantially hold securities that mature within three months or less from the date the fund purchases these securities to be cash equivalents. The carrying amount of cash and cash equivalents either approximates fair value due to the short-term maturity of these instruments or are at fair value.

Accounts Receivable

        Accounts receivable are recorded at net realizable value. The Company periodically assesses the adequacy of valuation allowances for uncollectible accounts receivable by evaluating the collectability of outstanding receivables and general factors such as historical collection experience, length of time individual receivables are past due, and the economic and competitive environment.

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

(Unaudited)

(See Note 20)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Investments

        Investment securities and investment securities pledged as collateral are classified as trading securities and are stated at fair value with realized and unrealized holding gains and losses included in net income.

Long-Lived Assets and Amortizable Intangible Assets

        Property, plant and equipment, including construction materials, are carried at cost, and include all direct costs and certain indirect costs associated with the construction of cable systems, and the costs of new equipment installations. Equipment under capital leases is recorded at the present value of the total minimum lease payments. Depreciation on equipment is calculated on the straight-line basis over the estimated useful lives of the assets or, with respect to equipment under capital leases and leasehold improvements, amortized over the shorter of the lease term or the assets' useful lives and reported in depreciation and amortization (including impairments) in the consolidated statements of operations.

        The Company capitalizes certain internal and external costs incurred to acquire or develop internal-use software. Capitalized software costs are amortized over the estimated useful life of the software and reported in depreciation and amortization.

        Customer relationships, trade names and other intangibles established in connection with acquisitions that are finite-lived are amortized in a manner that reflects the pattern in which the projected net cash inflows to the Company are expected to occur, such as the sum of the years' digits method, or when such pattern does not exist, using the straight-line basis over their respective estimated useful lives.

        The Company reviews its long-lived assets (property, plant and equipment, and intangible assets subject to amortization that arose from acquisitions) for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected cash flows, undiscounted and without interest, is less than the carrying amount of the asset, an impairment loss is recognized as the amount by which the carrying amount of the asset exceeds its fair value.

Goodwill and Indefinite-Lived Intangible Assets

        Goodwill and the value of franchises acquired in purchase business combinations which have indefinite useful lives are not amortized. Rather, such assets are tested for impairment annually or upon the occurrence of a triggering event.

        The Company assesses qualitative factors for its reporting units that carry goodwill. If the qualitative assessment results in a conclusion that it is more likely than not that the fair value of a reporting unit exceeds the carrying value, then no further testing is performed for that reporting unit.

        When the qualitative assessment is not used, or if the qualitative assessment is not conclusive and it is necessary to calculate the fair value of a reporting unit, then the impairment analysis for goodwill is performed at the reporting unit level using a two-step approach. The first step of the goodwill

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

(Unaudited)

(See Note 20)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

impairment test is used to identify potential impairment by comparing the fair value of the reporting unit with its carrying amount, including goodwill utilizing an enterprise-value based premise approach. If the carrying amount of the reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of goodwill impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit's goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit's goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill which would be recognized in a business combination.

        The Company assesses qualitative factors to determine whether it is necessary to perform the one-step quantitative identifiable indefinite-lived intangible assets impairment test. This quantitative test is required only if the Company concludes that it is more likely than not that a unit of accounting's fair value is less than its carrying amount. When the qualitative assessment is not used, or if the qualitative assessment is not conclusive, the impairment test for other intangible assets not subject to amortization requires a comparison of the fair value of the intangible asset with its carrying value. If the carrying value of the indefinite-lived intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess.

Deferred Financing Costs

        Deferred financing costs are being amortized to interest expense using the effective interest method over the terms of the related debt.

Derivative Financial Instruments

        The Company accounts for derivative financial instruments as either assets or liabilities measured at fair value. The Company uses derivative instruments to manage its exposure to market risks from changes in certain equity prices and interest rates and does not hold or issue derivative instruments for speculative or trading purposes. These derivative instruments are not designated as hedges, and changes in the fair values of these derivatives are recognized in the statements of operations as gains (losses) on derivative contracts.

Commitments and Contingencies

        Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when the Company believes it is probable that a liability has been incurred and the amount of the contingency can be reasonably estimated.

Recently Adopted Accounting Pronouncements

        In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers ("ASC 606"), requiring an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. ASC 606 replaced most existing revenue

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

(Unaudited)

(See Note 20)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

recognition guidance in GAAP and allowed the use of either the retrospective or cumulative effect transition method.

        In December 2016, the FASB issued ASU No. 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers, in order to clarify the Codification and to correct any unintended application of the guidance. The amendments in this update affected the guidance in ASC 606. ASC 606 was adopted by the Company on January 1, 2018 on a full retrospective basis, which required the Company to reflect the impact of the updated guidance for all periods presented. The adoption of ASC 606 did not have a material impact on the Company's financial position or results of operations. See Note 20 for information on the impact of the adoption of ASC 606.

        In March 2017, the FASB issued ASU No. 2017-07 Compensation-Retirement Benefits (Topic 715). ASU No. 2017-07 requires that an employer disaggregate the service cost component from the other components of net benefit cost. It also provides guidance on how to present the service cost component and the other components of net benefit cost in the income statement and what component of net benefit cost is eligible for capitalization. ASU No. 2017-07 was adopted by the Company on January 1, 2018 and was applied retrospectively. As a result of the adoption, the Company reclassified the non-service cost components of the Company's pension expense for the years ended December 31, 2017 and 2016 from other operating expenses to other income (expense), net. The Company elected to apply the practical expedient which allowed it to reclassify amounts disclosed previously in the benefits plan note (Note 17 of the consolidated financial statements) as the basis for applying retrospective presentation for comparative periods, as the Company determined it was impracticable to disaggregate the cost components for amounts capitalized and amortized in those periods. See Note 20 for information on the impact of the adoption of ASU No. 2017-07.

        In March 2016, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2016-09, Compensation—Stock Compensation: Improvements to Employee Share-Based Payment Accounting, which provides simplification of income tax accounting for share-based payment awards. The new guidance became effective for the Company on January 1, 2017. Amendments related to the timing of when excess tax benefits are recognized, minimum statutory withholding requirements, forfeitures, and intrinsic value were applied using the modified retrospective transition method. Amendments requiring recognition of excess tax benefits and tax deficiencies in the income statement and the practical expedient for estimating expected term were applied prospectively. The Company elected to apply the amendments related to the presentation of excess tax benefits on the statement of cash flows using the prospective transition method. In connection with the adoption on January 1, 2017, a deferred tax asset of approximately $310,771 for previously unrealized excess tax benefits was recognized with the offset recorded to accumulated deficit.

Recently Issued But Not Yet Adopted Accounting Pronouncements

        In February 2018, the FASB issued ASU No. 2018-02, Income Statement—Reporting Comprehensive Income (Topic 220) Reclassification of Certain Tax Effects from Accumulated Other

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

(Unaudited)

(See Note 20)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Comprehensive Income. The primary provision of ASU No. 2018-02 allows for the reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act. ASU 2018-02 also requires certain disclosures about stranded tax effects. ASU No. 2018-02 is effective for the Company on January 1, 2019, with early adoption permitted and will be applied either in the period of adoption or retrospectively to each period (or periods) in which the effect of the change in the U.S. federal corporate income tax rate in the Tax Cuts and Jobs Act is recognized.

        In May 2017, the FASB issued ASU No. 2017-09, Compensation—Stock Compensation (Topic 718). ASU No. 2017-09 provides clarity and guidance on which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. ASU No. 2017-09 is effective for the Company on January 1, 2018 and will be applied prospectively.

        In January 2017, the FASB issued ASU No. 2017-04, Intangibles—Goodwill and Other (Topic 350). ASU No. 2017-04 simplifies the subsequent measurement of goodwill by removing the second step of the two-step impairment test. The amendment requires an entity to perform its annual, or interim goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity still has the option to perform the qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary. ASU No. 2017-04 becomes effective for the Company on January 1, 2020 with early adoption permitted and will be applied prospectively.

        In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805), Clarifying the Definition of a Business, which amends Topic 805 to interpret the definition of a business by adding guidance to assist in evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The new guidance is effective for the Company on January 1, 2018 and will be applied prospectively.

        In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments which clarifies how entities should classify certain cash receipts and cash payments on the statement of cash flows. ASU No. 2016-15 also clarifies how the predominance principle should be applied when cash receipts and cash payments have aspects of more than one class of cash flows. The new guidance is effective for the Company on January 1, 2018 and will be applied retrospectively. The Company does not believe that the adoption of ASU No. 2016-15 will have a material effect on its consolidated statements of cash flows.

        In February 2016, the FASB issued ASU No. 2016-02, Leases, which increases transparency and comparability by recognizing a lessee's rights and obligations resulting from leases by recording them on the balance sheet as lease assets and lease liabilities. The new guidance becomes effective for the Company on January 1, 2019 with early adoption permitted and will be applied using the modified retrospective method. The Company has not yet completed the evaluation of the effect that ASU No. 2016-02 will have on its consolidated financial statements.

        In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments—Overall (Subtopic 825-10), Recognition and Measurement of Financial Assets and Financial Liabilities.

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

(Unaudited)

(See Note 20)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

ASU No. 2016-01 modifies how entities measure certain equity investments and also modifies the recognition of changes in the fair value of financial liabilities measured under the fair value option. Entities will be required to measure equity investments that do not result in consolidation and are not accounted for under the equity method at fair value and recognize any changes in fair value in net income. For financial liabilities measured using the fair value option, entities will be required to record changes in fair value caused by a change in instrument-specific credit risk (own credit risk) separately in other comprehensive income. ASU No. 2016-01 is effective for the Company on January 1, 2018. The Company does expect the adoption of ASU No. 2016-01 to have any effect on its consolidated financial statements.

Common Stock of Altice USA

        At December 31, 2017, the Company had 246,982,292 shares of Class A common stock and 490,086,674 shares of Class B common stock, with a par value of $0.01, issued and outstanding. Each holder of Class A common stock has one vote per share while holders of Class B common stock have twenty-five votes per share. Class B shares can be converted to Class A common stock at anytime with a conversion ratio of one Class A common share for one Class B common share.

        At December 31, 2016, the Company had 100 shares of common stock, with a par value of $0.01, issued and outstanding.

Dividends and Distributions

        The Company may pay dividends on its capital stock only from net profits and surplus as determined under Delaware law. If dividends are paid on the Altice USA common stock, holders of the Altice USA Class A common stock and Altice USA Class B common stock are entitled to receive dividends, and other distributions in cash, stock or property, equally on a per share basis, except that stock dividends with respect to Altice USA Class A common stock may be paid only with shares of Altice USA Class A common stock and stock dividends with respect to Altice USA Class B common stock may be paid only with shares of Altice USA Class B common stock.

        The Company's indentures restrict the amount of dividends and distributions in respect of any equity interest that can be made.

        Prior to the Company's IPO, the Company declared and paid cash distributions to stockholders aggregating $839,700 in the second quarter of 2017. In 2016, the Company declared cash distributions of $445,176 of which $365,559 were paid in 2016 and $79,617 were paid in the first quarter of 2017.

Net Income (Loss) Per Share

        Basic net income (loss) per common share attributable to Altice USA stockholders is computed by dividing net income (loss) attributable to Altice USA stockholders by the weighted average number of common shares outstanding during the period. Diluted income per common share attributable to Altice USA stockholders reflects the dilutive effects of stock options. Diluted net loss per common share

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

(Unaudited)

(See Note 20)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

attributable to Altice USA stockholders excludes the effects of common stock equivalents as they are anti-dilutive. The weighted average number of shares used to compute basic and diluted net income (loss) per share reflect the retroactive impact of the organizational transactions, discussed in Note 1, that occurred prior to the Company's IPO.

        The following table presents a reconciliation of weighted average shares used in the calculation of the basic and diluted net income per share attributable to Altice USA stockholders for the year ended December 31, 2017:

Basic weighted average shares outstanding	696,055,000
Effect of dilution:
Stock options	—

Diluted weighted average shares outstanding	696,055,000

        Anti-dilutive shares totaling approximately 14,000 shares, have been excluded from diluted weighted average shares outstanding for the year ended December 31, 2017.

Concentrations of Credit Risk

        Financial instruments that may potentially subject the Company to a concentration of credit risk consist primarily of cash and cash equivalents and trade account receivables. The Company monitors the financial institutions and money market funds where it invests its cash and cash equivalents with diversification among counterparties to mitigate exposure to any single financial institution. The Company's emphasis is primarily on safety of principal and liquidity and secondarily on maximizing the yield on its investments. Management believes that no significant concentration of credit risk exists with respect to its cash and cash equivalents because of its assessment of the creditworthiness and financial viability of the respective financial institutions.

        The Company did not have a single customer that represented 10% or more of its consolidated revenues for the years ended December 31, 2017 and 2016, or 10% or more of its consolidated net trade receivables at December 31, 2017 and 2016, respectively.

Use of Estimates in Preparation of Financial Statements

        The preparation of financial statements in conformity with U.S. generally accepted accounting principles ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. See Note 11 for a discussion of fair value estimates.

Reclassifications

        Certain reclassifications have been made to the 2016 financial statements to conform to the 2017 presentation.

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

(Unaudited)

(See Note 20)

NOTE 3. BUSINESS COMBINATIONS

ATS Acquisition

        As the ATS acquisition discussed in Note 1 is a combination of businesses under common control, the Company combined the results of operations and related assets and liabilities of ATS for all periods since its commencement of operations in April 2017. See Note 20 for the impact of the ATS Acquisition on the Company's consolidated balance sheet and statement of operations as of and for the year ended December 31, 2017.

Cablevision Acquisition

        As discussed in Note 1, the Company completed the Cablevision Acquisition on June 21, 2016. The acquisition was accounted for as a business combination in accordance with ASC Topic 805. Accordingly, the Company recorded the fair value of the assets and liabilities assumed at the date of acquisition.

        The following table provides the allocation of the total purchase price of $9,958,323 to the identifiable tangible and intangible assets and liabilities of Cablevision based on their respective fair values. The remaining useful lives represent the period over which acquired tangible and intangible assets with a finite life are being depreciated or amortized.

	Fair Values	Estimated Useful Lives
Current assets	$1,923,071
Accounts receivable	271,305
Property, plant and equipment	4,864,621	2 - 18 years
Goodwill	5,842,172
Indefinite-lived cable television franchises	8,113,575	Indefinite-lived
Customer relationships	4,850,000	8 to 18 years
Trade names(a)	1,010,000	12 years
Amortizable intangible assets	23,296	1 - 15 years
Other non-current assets	748,998
Current liabilities	(2,311,201)
Long-term debt	(8,355,386)
Deferred income taxes.	(6,832,773)
Other non-current liabilities	(189,355)

Total	$9,958,323

(a)
See Note 8 for additional information regarding a change in the remaining estimated useful lives of the Company's trade names.

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

(Unaudited)

(See Note 20)

NOTE 3. BUSINESS COMBINATIONS (Continued)

        The fair value of customer relationships and cable television franchises were valued using derivations of the "income" approach. The future expected earnings from these assets were discounted to their present value equivalent.

        Trade names were valued using the relief from royalty method, which is based on the present value of the royalty payments avoided as a result of the company owning the intangible asset.

        The basis for the valuation methods was the Company's projections. These projections were based on management's assumptions including among others, penetration rates for pay television, broadband, and telephony; revenue growth rates; operating margins; and capital expenditures. The assumptions are derived based on the Company's and its peers' historical operating performance adjusted for current and expected competitive and economic factors surrounding the cable industry. The discount rates used in the analysis are intended to reflect the risk inherent in the projected future cash flows generated by the respective intangible asset. The value is highly dependent on the achievement of the future financial results contemplated in the projections. The estimates and assumptions made in the valuation are inherently subject to significant uncertainties, many of which are beyond the Company's control, and there is no assurance that these results can be achieved. The primary assumptions for which there is a reasonable possibility of the occurrence of a variation that would have significantly affected the value include the assumptions regarding revenue growth, programming expense growth rates, the amount and timing of capital expenditures and the discount rate utilized.

        In establishing fair value for the vast majority of the acquired property, plant and equipment, the cost approach was utilized. The cost approach considers the amount required to replace an asset by constructing or purchasing a new asset with similar utility, then adjusts the value in consideration of physical depreciation, and functional and economic obsolescence as of the appraisal date. The cost approach relies on management's assumptions regarding current material and labor costs required to rebuild and repurchase significant components of property, plant and equipment along with assumptions regarding the age and estimated useful lives of property, plant and equipment.

        The estimates of expected useful lives take into consideration the effects of contractual relationships, customer attrition, eventual development of new technologies and market competition.

        Long-term debt assumed was valued using quoted market prices (Level 2). The carrying value of most other assets and liabilities approximated fair value as of the acquisition date.

        As a result of applying business combination accounting, the Company recorded goodwill, which represented the excess of organization value over amounts assigned to the other identifiable tangible and intangible assets arising from expectations of future operational performance and cash generation.

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

(Unaudited)

(See Note 20)

NOTE 3. BUSINESS COMBINATIONS (Continued)

        The following table presents the unaudited pro forma revenue and net loss for the period presented as if the Cablevision Acquisition had occurred on January 1, 2016:

Year Ended December 31, 2016
Revenue	$9,154,816

Net loss	$(721,257)

        The pro forma results presented above include the impact of additional amortization expense related to the identifiable intangible assets recorded in connection with the Cablevision Acquisition, additional depreciation expense related to the fair value adjustment to property, plant and equipment and the incremental interest resulting from the issuance of debt to fund the Cablevision Acquisition, net of the reversal of interest and amortization of deferred financing costs related to credit facilities that were repaid on the date of the Cablevision Acquisition and the accretion/amortization of fair value adjustments associated with the long-term debt acquired.

Other Acquisitions

        In connection with certain acquisitions completed in the first and fourth quarters of 2017, the Company recorded amortizable intangibles of $45,000 relating to customer relationships and $9,400 relating to other amortizable intangibles. The Company recorded goodwill of $23,948, which represents the excess of the estimated purchase price of approximately $80,000 (based on current probability of contingent consideration) over the net book value of assets acquired. These values are based on preliminary fair value information currently available, which is subject to change within the measurement period (up to one year from the acquisition date). The acquired entities are included in the Cablevision segment.

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

(Unaudited)

(See Note 20)

NOTE 4. SUPPLEMENTAL CASH FLOW INFORMATION

        The Company's non-cash investing and financing activities and other supplemental data were as follows:

	Years Ended December 31,
	2017	2016
Non-Cash Investing and Financing Activities:
Continuing Operations:
Conversion of notes payable to affiliates and related parties of $1,750,000 (together with accrued and unpaid interest and applicable premium) to common stock (See Note 9)	$2,264,252	$—
Property and equipment accrued but unpaid	171,604	155,653
Distributions declared but not paid	—	79,617
Leasehold improvements paid by landlord	3,998	—
Notes payable to vendor	40,131	12,449
Capital lease obligations	9,385	—
Deferred financing costs accrued but unpaid	—	2,570
Supplemental Data:
Cash interest paid	1,765,126	1,192,370
Income taxes paid, net	29,006	1,538

NOTE 5. RESTRUCTURING AND OTHER EXPENSE

Restructuring

        Beginning in the first quarter of 2016, the Company commenced its restructuring initiatives (the "2016 Restructuring Plan") that are intended to simplify the Company's organizational structure.

        The following table summarizes the activity for the 2016 Restructuring Plan:

	Severance and Other Employee Related Costs	Facility Realignment and Other Costs	Total
Restructuring charges incurred in 2016	$215,420	$11,157	$226,577
Payments and other	(113,301)	(2,760)	(116,061)

Accrual balance at December 31, 2016	102,119	8,397	110,516

Restructuring charges	142,679	7,243	149,922
Payments and other	(131,324)	(6,014)	(137,338)

Accrual balance at December 31, 2017	$113,474	$9,626	$123,100

        Cumulative costs to date relating to the 2016 Restructuring Plan amounted to $309,297 and $67,202 for our Cablevision segment and Cequel segment, respectively.

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

(Unaudited)

(See Note 20)

NOTE 5. RESTRUCTURING AND OTHER EXPENSE (Continued)

Transaction Costs

        For the year ended December 31, 2017, the Company incurred transaction costs of $2,479 related to the acquisition of a business during the first quarter of 2017 and other transactions. For the year ended December 31, 2016, the Company incurred transaction costs of $13,845, related to the acquisitions of Cablevision and Cequel.

NOTE 6. PROPERTY, PLANT AND EQUIPMENT

        Costs incurred in the construction of the Company's cable systems, including line extensions to, and upgrade of, the Company's hybrid fiber/coaxial infrastructure, initial placement of the feeder cable to connect a customer that had not been previously connected, and headend facilities are capitalized. These costs consist of materials, subcontractor labor, direct consulting fees, and internal labor and related costs associated with the construction activities. The internal costs that are capitalized consist of salaries and benefits of the Company's employees and the portion of facility costs, including rent, taxes, insurance and utilities, that supports the construction activities. These costs are depreciated over the estimated life of the plant (10 to 25 years) and headend facilities (4 to 25 years). Costs of operating the plant and the technical facilities, including repairs and maintenance, are expensed as incurred.

        Installation costs associated with the initial deployment of new customer premise equipment ("CPE") necessary to provide pay television, broadband or telephony services are also capitalized. These costs include materials, subcontractor labor, internal labor, and other related costs associated with the connection activities. The departmental activities supporting the connection process are tracked through specific metrics, and the portion of departmental costs that is capitalized is determined through a time weighted activity allocation of costs incurred based on time studies used to estimate the average time spent on each activity. These installation costs are amortized over the estimated useful lives of the CPE necessary to provide pay television, broadband or telephony services. In circumstances where CPE tracking is not available, the Company estimates the amount of capitalized installation costs based on whether or not the business or residence had been previously connected to the network. These installation costs are depreciated over their estimated useful life of 3-5 years. The portion of departmental costs related to disconnecting services and removing CPE from a customer, costs related to connecting CPE that has been previously connected to the network and repair and maintenance are expensed as incurred.

        The estimated useful lives assigned to our property, plant and equipment are reviewed on an annual basis or more frequently if circumstances warrant and such lives are revised to the extent necessary due to changing facts and circumstances. Any changes in estimated useful lives are reflected prospectively.

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

(Unaudited)

(See Note 20)

NOTE 6. PROPERTY, PLANT AND EQUIPMENT (Continued)

        Property, plant and equipment (including equipment under capital leases) consist of the following assets, which are depreciated or amortized on a straight-line basis over the estimated useful lives shown below:

	December 31, 2017	December 31, 2016	Estimated Useful Lives
Customer premise equipment	$1,093,726	$871,049	3 to 5 years
Headends and related equipment	1,626,293	1,482,631	4 to 25 years
Infrastructure	4,003,845	3,740,494	3 to 25 years
Equipment and software	918,298	735,012	3 to 10 years
Construction in progress (including materials and supplies)	240,496	84,321
Furniture and fixtures	52,545	45,576	5 to 12 years
Transportation equipment	138,147	135,488	5 to 10 years
Buildings and building improvements	394,421	390,337	10 to 40 years
Leasehold improvements	108,071	104,309	Term of lease
Land	47,563	47,715

	8,623,405	7,636,932
Less accumulated depreciation and amortization	(2,599,579)	(1,039,297)

	$6,023,826	$6,597,635

        For the years ended December 31, 2017 and December 31, 2016, the Company capitalized certain costs aggregating $151,646 and $75,804, respectively, related to the acquisition and development of internal use software, which are included in the table above.

        Depreciation expense on property, plant and equipment (including capital leases) for the years ended December 31, 2017 and 2016 amounted to $1,588,764 and $1,046,896, respectively.

        The gross amount of buildings and equipment and related accumulated depreciation recorded under capital leases is presented below:

	December 31,
	2017	2016
Buildings and equipment	$48,936	$53,833
Less accumulated depreciation	(12,972)	(6,306)

	$35,964	$47,527

NOTE 7. OPERATING LEASES

        The Company leases certain office, production, and transmission facilities, as well as office equipment, under terms of leases expiring at various dates through 2100. The leases generally provide for escalating rentals over the term of the lease plus certain real estate taxes and other costs or credits.

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

(Unaudited)

(See Note 20)

NOTE 7. OPERATING LEASES (Continued)

Costs associated with such operating leases are recognized on a straight-line basis over the initial lease term. The difference between rent expense and rent paid is recorded as deferred rent. In addition, the Company rents space on utility poles for its operations. The Company's pole rental agreements are for varying terms, and management anticipates renewals as they expire. Rent expense, including pole rentals, for the years ended December 31, 2017 and 2016 amounted to $95,017 and $65,881, respectively.

        The minimum future annual payments for all operating leases (with initial or remaining terms in excess of one year) during the next five years and thereafter, including pole rentals from January 1, 2018 through December 31, 2022, at rates now in force are as follows:

2018	$74,992
2019	72,142
2020	69,203
2021	63,735
2022	55,234
Thereafter	140,406

NOTE 8. INTANGIBLE ASSETS

        The following table summarizes information relating to the Company's acquired amortizable intangible assets:

	As of December 31, 2017			As of December 31, 2016
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Estimated Useful Lives
Customer relationships	$5,970,884	$(1,409,021)	$4,561,863	$5,925,884	$(580,276)	$5,345,608	8 to 18 years
Trade names(a)	1,067,083	(588,574)	478,509	1,066,783	(83,397)	983,386	2 to 5 years
Other amortizable intangibles	37,060	(10,978)	26,082	26,743	(3,093)	23,650	1 to 15 years

	$7,075,027	$(2,008,573)	$5,066,454	$7,019,410	$(666,766)	$6,352,644

(a)
On May 23, 2017, Altice N.V. announced the adoption of a global brand to replace the Company's brands in the future, reducing the remaining useful lives of these trade name intangibles to three years from the date of the adoption, which reflected one year as an in-use asset and two years as a defensive asset. In December 2017, the Company made a decision to postpone the adoption of a global brand that would have replaced the Optimum brand, increasing the useful life of the Optimum trade name intangible asset to 5 years.

        Amortization expense for the years ended December 31, 2017 and 2016 and aggregated $1,341,807 and $653,410, respectively.

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

(Unaudited)

(See Note 20)

NOTE 8. INTANGIBLE ASSETS (Continued)

        The following table sets forth the estimated amortization expense on intangible assets for the periods presented:

Estimated amortization expense
Year Ending December 31, 2018	$873,133
Year Ending December 31, 2019	777,846
Year Ending December 31, 2020	696,240
Year Ending December 31, 2021	616,718
Year Ending December 31, 2022	537,100

        The following table summarizes information relating to the Company's acquired indefinite-lived intangible assets as of December 31, 2017:

	As of December 31, 2017			As of December 31, 2016
	Cablevision	Cequel	Total	Cablevision	Cequel	Total
Cable television franchises	$8,113,575	$4,906,506	$13,020,081	$8,113,575	$4,906,506	$13,020,081
Goodwill	5,866,120	2,153,741	8,019,861	5,838,959	2,153,741	7,992,700

Total	$13,979,695	$7,060,247	$21,039,942	$13,952,534	$7,060,247	$21,012,781

        The carrying amount of goodwill is presented below:

Gross goodwill as of January 1, 2016	$2,040,402
Goodwill recorded in connection with Cablevision Acquisition	5,838,959
Adjustments to purchase accounting relating to Cequel Acquisition	113,339

Gross goodwill as of January 1, 2017	7,992,700

Goodwill recorded in connection with acquisitions in the first and fourth quarters of 2017 (Cablevision Segment)	23,948
Adjustments to purchase accounting relating to Cablevision Acquisition	3,213

Net goodwill as of December 31, 2017	$8,019,861

NOTE 9. DEBT

CSC Holdings Credit Facilities

        In connection with the Cablevision Acquisition, in October 2015, Finco , a wholly-owned subsidiary of the Company, which merged with and into CSC Holdings on June 21, 2016, entered into a senior secured credit facility, which provides U.S. dollar term loans currently in an aggregate principal amount of $3,000,000 ($2,985,000 outstanding at December 31, 2017) (the "CVC Term Loan Facility", and the term loans extended under the CVC Term Loan Facility, the "CVC Term Loans") and U.S. dollar

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

(Unaudited)

(See Note 20)

NOTE 9. DEBT (Continued)

revolving loan commitments in an aggregate principal amount of $2,300,000 (the "CVC Revolving Credit Facility" and, together with the Term Loan Facility, the "CVC Credit Facilities"), which are governed by a credit facilities agreement entered into by, inter alios, CSC Holdings, certain lenders party thereto and JPMorgan Chase Bank, N.A. as administrative agent and security agent (as amended, restated, supplemented or otherwise modified on June 20, 2016, June 21, 2016, July 21, 2016, September 9, 2016, December 9, 2016 and March 15, 2017, respectively, and as further amended, restated, supplemented or otherwise modified from time to time, the "CVC Credit Facilities Agreement").

        The amendment to the CVC Credit Facilities Agreement entered into on September 9, 2016, extended the maturity date of the CVC Term Loan Facility to October 11, 2024. In October 2016, CSC Holdings used the net proceeds from the sale of $1,310,000 aggregate principal amount of 5.5% senior guaranteed notes due 2027 (the "2027 Guaranteed Notes") (after the deduction of fees and expenses) to prepay outstanding loans under the CSC Holdings Term Credit Facility that were not extended pursuant to this amendment. In connection with the prepayment of the Term Credit Facility, the Company wrote-off the deferred financing costs and the unamortized discount related to the existing term loan aggregating $102,894. Additionally, the Company recorded deferred financing costs and an original issue discount of $7,249 and $6,250, respectively, which are both being amortized to interest expense over the term of the Term Loan Facility.

        The amendment to the CVC Credit Facilities Agreement entered into on March 15, 2017 ("Extension Amendment") increased the Term Loan by $500,000 to $3,000,000 and the maturity date for this facility was extended to July 17, 2025. The closing of the Extension Amendment occurred in April 2017 and the proceeds were used to refinance the entire $2,493,750 principal amount of existing Term Loans and redeem $500,000 of the 8.625% Senior Notes due September 2017 issued by Cablevision. In connection with the Extension Amendment and the redemption of the senior notes, the Company recorded a loss on extinguishment of debt and write-off of deferred financing costs aggregating $18,976.

        During the year ended December 31, 2017, CSC Holdings borrowed $1,350,000 under its revolving credit facility ($500,000 was used to make cash distributions to its stockholders) and made voluntary repayments aggregating $1,075,256 with cash on hand.

        Under the Extension Amendment, the Company is required to make scheduled quarterly payments equal to 0.25% (or $7,500) of the principal amount of the Term Loan, beginning with the fiscal quarter ended September 30, 2017, with the remaining balance scheduled to be paid on July 17, 2025.

        The CVC Credit Facilities permit CSC Holdings to request revolving loans, swing line loans or letters of credit from the revolving lenders, swingline lenders or issuing banks, as applicable, thereunder, from time to time prior to November 30, 2021, unless the commitments under the CVC Revolving Credit Facility have been previously terminated.

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

(Unaudited)

(See Note 20)

NOTE 9. DEBT (Continued)

        Loans comprising each eurodollar borrowing or alternate base rate borrowing, as applicable, bear interest at a rate per annum equal to the adjusted LIBO rate or the alternate base rate, as applicable, plus the applicable margin, where the applicable margin is:

  •
  in respect of the CVC Term Loans, (i) with respect to any alternate base rate loan, 1.25% per annum and (ii) with respect to any eurodollar loan, 2.25% per annum, and

  •
  in respect of the CVC Revolving Credit Facility loans (i) with respect to any alternate base rate loan, 2.25% per annum and (ii) with respect to any eurodollar loan, 3.25% per annum.

        The CVC Credit Facilities Agreement requires the prepayment of outstanding CVC Term Loans, subject to certain exceptions and deductions, with (i) 100% of the net cash proceeds of certain asset sales, subject to reinvestment rights and certain other exceptions; and (ii) commencing with the fiscal year ending December 31, 2017, a pari ratable share (based on the outstanding principal amount of the Term Loans divided by the sum of the outstanding principal amount of all pari passu indebtedness and the Term Loans) of 50% of annual excess cash flow, which will be reduced to 0% if the consolidated net senior secured leverage ratio of CSC Holdings is less than or equal to 4.5 to 1.

        The obligations under the CVC Credit Facilities are guaranteed by each restricted subsidiary of CSC Holdings (other than CSC TKR, LLC and its subsidiaries and certain excluded subsidiaries) (the "Initial Guarantors") and, subject to certain limitations, will be guaranteed by each future material wholly-owned restricted subsidiary of CSC Holdings. The obligations under the CVC Credit Facilities (including any guarantees thereof) are secured on a first priority basis, subject to any liens permitted by the Credit Facilities, by capital stock held by CSC Holdings or any guarantor in certain subsidiaries of CSC Holdings, subject to certain exclusions and limitations.

        The CVC Credit Facilities Agreement includes certain negative covenants which, among other things and subject to certain significant exceptions and qualifications, limit CSC Holdings' ability and the ability of its restricted subsidiaries to: (i) incur or guarantee additional indebtedness, (ii) make investments, (iii) create liens, (iv) sell assets and subsidiary stock, (v) pay dividends or make other distributions or repurchase or redeem our capital stock or subordinated debt, (vi) engage in certain transactions with affiliates, (vii) enter into agreements that restrict the payment of dividends by subsidiaries or the repayment of intercompany loans and advances; and (viii) engage in mergers or consolidations. In addition, the CVC Revolving Credit Facility includes a financial maintenance covenant solely for the benefit of the lenders under the CVC Revolving Credit Facility consisting of a maximum consolidated net senior secured leverage ratio of CSC Holdings and its restricted subsidiaries of 5.0 to 1.0. The financial covenant will be tested on the last day of any fiscal quarter, but only if on such day there are outstanding borrowings under the CVC Revolving Credit Facility (including swingline loans but excluding any cash collateralized letters of credit and undrawn letters of credit not to exceed $15,000).

        The CVC Credit Facilities Agreement also contains certain customary representations and warranties, affirmative covenants and events of default (including, among others, an event of default upon a change of control). If an event of default occurs, the lenders under the CVC Credit Facilities

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

(Unaudited)

(See Note 20)

NOTE 9. DEBT (Continued)

will be entitled to take various actions, including the acceleration of amounts due under the CVC Credit Facilities and all actions permitted to be taken by a secured creditor.

        CSC Holdings was in compliance with all of its financial covenants under the CVC Credit Facilities as of December 31, 2017.

Cequel Credit Facilities

        On June 12, 2015, Altice US Finance I Corporation, an indirect wholly-owned subsidiary of Cequel, entered into a senior secured credit facility which currently provides term loans in an aggregate principal amount of $1,265,000 ($1,258,675 outstanding at December 31, 2017) (the "Cequel Term Loan Facility" and the term loans extended under the Cequel Term Loan Facility, the "Cequel Term Loans") and revolving loan commitments in an aggregate principal amount of $350,000 (the "Cequel Revolving Credit Facility" and, together with the Cequel Term Loan Facility, the "Cequel Credit Facilities") which are governed by a credit facilities agreement entered into by, inter alios, Altice US Finance I Corporation, certain lenders party thereto and JPMorgan Chase Bank, N.A. (as amended, restated, supplemented or otherwise modified on October 25, 2016, December 9, 2016 and March 15, 2017, and as further amended, restated, supplemented or modified from time to time, the "Cequel Credit Facilities Agreement").

        The amendment to the Cequel Credit Facilities Agreement entered into on March 15, 2017 ("Cequel Extension Amendment") increased the Term Loan by $450,000 to $1,265,000 and the maturity date for this facility was extended to July 28, 2025. The closing of the Extension Amendment occurred in April 2017 and the proceeds were used to refinance the entire $812,963 principal amount of loans under the Term Loan and redeem $450,000 of the 6.375% Senior Notes due September 15, 2020. In connection with the Cequel Extension Amendment and the redemption of the senior notes, the Company recorded a loss on extinguishment of debt and write-off of deferred financings costs aggregating $28,684.

        Under the Cequel Extension Amendment, the Company is required to make scheduled quarterly payments equal to 0.25% (or $3,163) of the principal amount of the Cequel Term Loan, beginning with the fiscal quarter ended September 30, 2017, with the remaining balance scheduled to be paid on July 28, 2025.

        Loans comprising each eurodollar borrowing or alternate base rate borrowing, as applicable, bear interest at a rate per annum equal to the adjusted LIBO rate or the alternate base rate, as applicable, plus the applicable margin, where the applicable margin is:

  •
  in respect of the Cequel Term Loans, (i) with respect to any alternate base rate loan, 1.25% per annum and (ii) with respect to any eurodollar loan, 2.25% per annum, and

  •
  in respect of Cequel Revolving Credit Facility loans (i) with respect to any alternate base rate loan, 2.25% per annum and (ii) with respect to any eurodollar loan, 3.25% per annum.

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

(Unaudited)

(See Note 20)

NOTE 9. DEBT (Continued)

        The Cequel Credit Facilities Agreement requires the prepayment of outstanding Term Loans, subject to certain exceptions and deductions, with (i) 100% of the net cash proceeds of certain asset sales, subject to reinvestment rights and certain other exceptions; and (ii) a pari ratable share (based on the outstanding principal amount of the Cequel Term Loans divided by the sum of the outstanding principal amount of all pari passu indebtedness and the Cequel Term Loans) of 50% of annual excess cash flow, which will be reduced to 0% if the consolidated net senior secured leverage ratio is less than or equal to 4.5:1.

        The debt under the Cequel Credit Facility is secured by a first priority security interest in the capital stock of Cequel Communications, LLC and substantially all of the present and future assets of Cequel Communications, LLC and its restricted subsidiaries, and is guaranteed by Cequel Communications Holdings II, LLC, an indirect subsidiary of Cequel (the "Parent Guarantor"), as well as all of Cequel Communications, LLC's existing and future direct and indirect subsidiaries, subject to certain exceptions set forth in the Cequel Credit Facilities Agreement.

        The Cequel Credit Facilities Agreement contains customary representations, warranties and affirmative covenants. In addition, the Cequel Credit Facilities Agreement contains restrictive covenants that limit, among other things, the ability of Cequel Communications, LLC and its subsidiaries to incur indebtedness, create liens, engage in mergers, consolidations and other fundamental changes, make investments or loans, engage in transactions with affiliates, pay dividends, and make acquisitions and dispose of assets. The Cequel Credit Facilities Agreement also contains a maximum senior secured leverage maintenance covenant of 5.0 to 1.0. Additionally, the Cequel Credit Facilities Agreement contains customary events of default, including failure to make payments, breaches of covenants and representations, cross defaults to other indebtedness, unpaid judgments, changes of control and bankruptcy events. The lenders' commitments to fund amounts under the revolving credit facility are subject to certain customary conditions.

        As of December 31, 2017, Cequel was in compliance with all of its financial covenants under the Cequel Credit Facilities Agreement.

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

(Unaudited)

(See Note 20)

NOTE 9. DEBT (Continued)

        The following table provides details of the Company's outstanding credit facility debt:

				Carrying Amount(a)
	Maturity Date	Interest Rate	Principal	December 31, 2017	December 31, 2016
CSC Holdings Restricted Group:
Revolving Credit Facility(b)	$20,000 on October 9, 2020, remaining balance on November 30, 2021	4.75%	$450,000	$425,488	$145,013
Term Loan Facility	July 17, 2025	3.74%	2,985,000	2,967,818	2,486,874
Cequel:
Revolving Credit Facility(c)	November 30, 2021	—	—	—	—
Term Loan Facility	July 28, 2025	3.82%	1,258,675	1,250,217	812,903

			$4,693,675	4,643,523	3,444,790

Less: Current portion				42,650	33,150

Long-term debt				$4,600,873	$3,411,640

(a)
The carrying amount is net of the unamortized deferred financing costs and/or discounts.

(b)
At December 31, 2017, $115,973 of the revolving credit facility was restricted for certain letters of credit issued on behalf of the Company and $1,734,027 of the facility was undrawn and available, subject to covenant limitations.

(c)
At December 31, 2017, $13,500 of the revolving credit facility was restricted for certain letters of credit issued on behalf of the Company and $336,500 of the facility was undrawn and available, subject to covenant limitations.

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

(Unaudited)

(See Note 20)

NOTE 9. DEBT (Continued)

Senior Guaranteed Notes, Senior Secured Notes, and Senior Notes and Debentures

        The following table summarizes the Company's senior guaranteed notes, senior secured notes and senior notes and debentures:

					Carrying Amount(a)
Issuer	Date Issued	Maturity Date	Interest Rate	Principal Amount	December 31, 2017	December 31, 2016
Senior notes:
CSC Holdings(b)(f)(n)	February 6, 1998	February 15, 2018	7.875%	$300,000	$301,184	$310,334
CSC Holdings(b)(f)	July 21, 1998	July 15, 2018	7.625%	500,000	507,744	521,654
CSC Holdings(c)(f)	February 12, 2009	February 15, 2019	8.625%	526,000	541,165	553,804
CSC Holdings(c)(f)	November 15, 2011	November 15, 2021	6.750%	1,000,000	960,146	951,702
CSC Holdings(c)(f)	May 23, 2014	June 1, 2024	5.250%	750,000	660,601	650,193
CSC Holdings (e)	October 9, 2015	January 15, 2023	10.125%	1,800,000	1,777,914	1,774,750
CSC Holdings (e)(l)	October 9, 2015	October 15, 2025	10.875%	1,684,221	1,661,135	1,970,379
Senior guaranteed notes:
CSC Holdings (e)	October 9, 2015	October 15, 2025	6.625%	1,000,000	986,717	985,469
CSC Holdings (g)	September 23, 2016	April 15, 2027	5.500%	1,310,000	1,304,468	1,304,025
Senior notes:
Cablevision (k)(o)	September 23, 2009	September 15, 2017	8.625%	—	—	926,045
Cablevision(c)(f)(n)(o)	April 15, 2010	April 15, 2018	7.750%	750,000	754,035	767,545
Cablevision(c)(f)(o)	April 15, 2010	April 15, 2020	8.000%	500,000	492,009	488,992
Cablevision(c)(f)(o)	September 27, 2012	September 15, 2022	5.875%	649,024	572,071	559,500
Senior notes:
Cequel Communications Holdings I and Cequel Capital(d)(m)(p)	Oct. 25, 2012 Dec. 28, 2012	September 15, 2020	6.375%	1,050,000	1,027,493	1,457,439
Cequel Communications Holdings I and Cequel	May 16, 2013	December 15, 2021	5.125%	1,250,000	1,138,870	1,115,767
Capital(d)(p)	Sept. 9, 2014
Cequel Communications Holdings I and Cequel Capital(i)(p)	June 12, 2015	July 15, 2025	7.750%	620,000	604,374	602,925
Senior secured notes:
Altice US Finance I Corporation(h)(p)	June 12, 2015	July 15, 2023	5.375%	1,100,000	1,082,482	1,079,869
Altice US Finance I Corporation (j)(p)	April 26, 2016	May 15, 2026	5.500%	1,500,000	1,488,024	1,486,933

				$16,289,245	15,860,432	17,507,325

Less: Current portion					507,744	926,045

Long-term debt					$15,352,688	$16,581,280

(a)
The carrying amount is net of the unamortized deferred financing costs and/or discounts/premiums.

(b)
The debentures are not redeemable by CSC Holdings prior to maturity.

(c)
Notes are redeemable at any time at a specified "make-whole" price plus accrued and unpaid interest to the redemption date.

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

(Unaudited)

(See Note 20)

NOTE 9. DEBT (Continued)

(d)
The Company may redeem some or more of all the notes at the redemption price set forth in the relevant indenture, plus accrued and unpaid interest.

(e)
The Company may redeem some or all of the 2023 Notes at any time on or after January 15, 2019, and some or all of the 2025 Notes and 2025 Guaranteed Notes at any time on or after October 15, 2020, at the redemption prices set forth in the relevant indenture, plus accrued and unpaid interest, if any. The Company may also redeem up to 40% of each series of the Cablevision Acquisition Notes using the proceeds of certain equity offerings before October 15, 2018, at a redemption price equal to 110.125% for the 2023 Notes, 110.875% for the 2025 Notes and 106.625% for the 2025 Guaranteed Notes, in each case plus accrued and unpaid interest. In addition, at any time prior to January 15, 2019, CSC Holdings may redeem some or all of the 2023 Notes, and at any time prior to October 15, 2020, the Company may redeem some or all of the 2025 Notes and the 2025 Guaranteed Notes, at a price equal to 100% of the principal amount thereof, plus a "make whole" premium specified in the relevant indenture plus accrued and unpaid interest.

(f)
The carrying value of the notes was adjusted to reflect their fair value on the Cablevision Acquisition Date (aggregate reduction of $52,788).

(g)
The 2027 Guaranteed Notes are redeemable at any time on or after April 15, 2022 at the redemption prices set forth in the indenture, plus accrued and unpaid interest, if any. In addition, up to 40% may be redeemed for each series of the 2027 Guaranteed Notes using the proceeds of certain equity offerings before October 15, 2019, at a redemption price equal to 105.500%, plus accrued and unpaid interest.

(h)
Some or all of these notes may be redeemed at any time on or after July 15, 2018, plus accrued and unpaid interest, if any. Up to 40% of the notes may be redeemed using the proceeds of certain equity offerings before July 15, 2018, at a redemption price equal to 105.375%.

(i)
Some or all of these notes may be redeemed at any time on or after July 15, 2020, plus accrued and unpaid interest, if any. Up to 40% of the notes may be redeemed using the proceeds of certain equity offerings before July 15, 2018, at a redemption price equal to 107.750%.

(j)
Some or all of these notes may be redeemed at any time on or after May 15, 2021, plus accrued and unpaid interest, if any. Up to 40% of the notes may be redeemed using the proceeds of certain equity offerings before May 15, 2019, at a redemption price equal to 105.500%.

(k)
In April 2017, the Company redeemed $500,000 of the senior notes from proceeds from the CVC Term Loan facility. In September 2017, these senior notes matured and the Company repaid the remaining principal balance of $400,000.

(l)
In July 2017, the Company used approximately $350,120 of the proceeds from the IPO to fund the redemption of $315,779 principal amount of CSC Holdings senior notes due October 2025 and the related call premium of approximately $34,341 which was recorded as a loss on extinguishment of debt. The Company also recorded a write-off of deferred financings costs in connection with this redemption aggregating $4,516.

(m)
In April 2017, the Company redeemed $450,000 of the senior notes from proceeds from the Cequel Term Loan facility.

(n)
As a result of the repayment of these notes in February 2018, discussed in Note 20, the carrying amount of these Notes has been classified as long-term indebtedness.

(o)
The issuers of these notes have no ability to service interest or principal on the notes, other than through any dividends or distributions received from CSC Holdings. CSC Holdings is restricted, in certain circumstances, from paying dividends or distributions to the issuers by the terms of the CVC Credit Facilities Agreement.

(p)
The issuers of these notes have no ability to service interest or principal on the notes, other than through any contributions/distributions from Cequel Communications, LLC (an indirect subsidiary of Cequel and the parent of Altice US Finance I). Cequel Communications, LLC is restricted in certain circumstances, from paying dividends or distributions to the issuers by the terms of the Cequel Credit Facilities Agreement.

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

(Unaudited)

(See Note 20)

NOTE 9. DEBT (Continued)

        The indentures under which the senior notes and debentures were issued contain various covenants. The Company was in compliance with all of its financial covenants under these indentures as of December 31, 2017.

CSC Holdings 5.5% Senior Guaranteed Notes due 2027

        In September 2016, CSC Holdings issued $1,310,000 aggregate principal amount of 5.50% senior guaranteed notes due April 15, 2027. The 2027 Guaranteed Notes are senior unsecured obligations and rank pari passu in right of payment with all of the existing and future senior indebtedness, including the existing senior notes and the Credit Facilities and rank senior in right of payment to all of existing and future subordinated indebtedness.

        As discussed above , in October 2016, CSC Holdings used the proceeds from the issuance of the 2027 Guaranteed Notes (after the deduction of fees and expenses) to prepay the outstanding loans under the CVC Term Credit Facility that were not extended pursuant to the extension amendment on September 9, 2016. In connection with the issuance of the 2027 Guaranteed Notes, the Company incurred deferred financing costs of approximately $5,575, which are being amortized to interest expense over the term of the 2027 Guaranteed Notes.

Cablevision Acquisition Notes

        The $1,000,000 principal amount of the 2025 Guaranteed Notes bear interest at a rate of 6.625% per annum and were issued at a price of 100.00%. Interest on the 2025 Guaranteed Notes is payable semi-annually on January 15 and July 15, commencing on July 15, 2016. These 2025 Guaranteed Notes are guaranteed on a senior basis by the Initial Guarantors.

        The $1,800,000 principal amount of the 2023 Notes and $2,000,000 principal amount of the 2025 Notes, bear interest at a rate of 10.125% and 10.875%, respectively, per annum and were issued at prices of 100.00%. Interest on the 2023 Notes and 2025 Notes is payable semi-annually on January 15 and July 15, which began on July 15, 2016.

        Deferred financing costs of approximately $76,579 incurred in connection with the issuance of the Cablevision Acquisition Notes are being amortized to interest expense over the term of the Cablevision Acquisition Notes.

        The indentures under which the Cablevision and CSC Holdings Senior Guaranteed Notes and Senior Notes and Debentures were issued contain certain covenants and agreements with respect to investment grade debt securities, including limitations on the ability of CSC Holdings and its restricted subsidiaries to (i) incur or guarantee additional indebtedness, (ii) make investments or other restricted payments, (iii) create liens, (iv) sell assets and subsidiary stock, (v) pay dividends or make other distributions or repurchase or redeem our capital stock or subordinated debt, (vi) engage in certain transactions with affiliates, (vii) enter into agreements that restrict the payment of dividends by subsidiaries or the repayment of intercompany loans and advances, and (viii) engage in mergers or consolidations, in each case subject to certain exceptions. The indentures also contain certain customary

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

(Unaudited)

(See Note 20)

NOTE 9. DEBT (Continued)

events of default. If an event of default occurs, the obligations under the Cablevision Acquisition Notes may be accelerated.

        As of December 31, 2017, Cablevision and CSC Holdings were in compliance with all of its financial covenants under the indentures under which the senior notes and debentures and senior guaranteed notes were issued.

Cequel Senior Secured Notes

        On June 12, 2015, Altice US Finance I Corporation, an indirect subsidiary of Altice N.V., issued $1,100,000 principal amount of senior secured notes (the "Cequel 2023 Senior Secured Notes"), the proceeds from which were placed in escrow to finance a portion of the purchase price for the Cequel Acquisition. The Cequel 2023 Senior Secured Notes bear interest at a rate of 5.375% per annum and were issued at a price of 100.00%. Interest on the Cequel 2023 Senior Secured Notes is payable semi-annually on January 15 and July 15 of each year. Following the consummation of the Cequel Acquisition and related transactions the equity interests in Altice US Finance I Corporation were contributed through one or more intermediary steps to Suddenlink, and the Senior Secured Notes were guaranteed by Cequel Communications Holdings II LLC, Suddenlink and certain of the subsidiaries of Suddenlink and are secured by certain assets of Cequel Communications Holdings II LLC, Suddenlink and its subsidiaries.

        On April 26, 2016, Altice US Finance I Corporation issued $1,500,000 aggregate principal amount of senior secured notes (the "Cequel 2026 Senior Secured Notes"). The proceeds from the sale were used to repay the $1,477,200 remaining balance under the previous credit facility and to pay related fees and expenses. The Cequel 2026 Senior Secured Notes mature on May 15, 2026 and bear interest at a rate of 5.50% annually. Interest on the Cequel 2026 Senior Secured Notes is payable semi-annually on May 15 and November 15 of each year, commencing on November 15, 2016. Deferred financing costs recorded in connection with the issuance of these notes amounted to $13,773 and are being amortized over the term of the notes.

Cequel Senior Notes

        On June 12, 2015, Altice US Finance II Corporation, an indirect subsidiary of Altice N.V., issued $300,000 principal amount of the Cequel 2025 Senior Notes, the proceeds from which were placed in escrow, to finance a portion of the purchase price for the Cequel Acquisition. The Cequel 2025 Senior Notes were issued by the Cequel 2025 Senior Notes Issuer, an indirect subsidiary of Altice N.V., bear interest at a rate of 7.75% per annum and were issued at a price of 100.00%. Interest on the Cequel 2025 Senior Notes is payable semi-annually on January 15 and July 15 of each year. Following the consummation of the Cequel Acquisition and related transactions, the Cequel 2025 Senior Notes Issuer merged into Cequel, the Cequel 2025 Senior Notes became the obligations of Cequel and Cequel Capital Corporation became the co-issuer of the Cequel 2025 Senior Notes.

        On June 12, 2015, Altice US Finance S.A., an indirect subsidiary of Altice N.V. issued $320,000 principal amount of the 7.75% Senior Notes due 2025 (the "Holdco Notes"), the proceeds from which

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

(Unaudited)

(See Note 20)

NOTE 9. DEBT (Continued)

were placed in escrow, to finance a portion of the purchase price for the Cequel Acquisition. The Holdco Notes bear interest at a rate of 7.75% per annum and were issued at a price of 98.275%. Interest on the Holdco Notes is payable semi-annually on January 15 and July 15 of each year. The Holdco Notes were automatically exchanged into an equal aggregate principal amount of Cequel 2025 Senior Notes at Cequel during the second quarter of 2016.

        The Cequel Indentures contain certain covenants, agreements and events of default which are customary with respect to non-investment grade debt securities, including limitations on the Company's ability to incur additional indebtedness, pay dividends on or make other distributions or repurchase the Company's capital stock, make certain investments, enter into certain types of transactions with affiliates, create liens and sell certain assets or merge with or into other companies.

Notes Payable to Affiliates and Related Parties

        On June 21, 2016, in connection with the Cablevision Acquisition, the Company issued notes payable to affiliates and related parties aggregating $1,750,000, of which $875,000 bore interest at 10.75% and matured on December 20, 2023 and $875,000 bore interest at 11% and matured on December 20, 2024.

        As discussed in Note 1, in connection with the Company's IPO, the Company converted the notes payable to affiliates and related parties (together with accrued and unpaid interest of $529 and applicable premium of $513,723) into shares of the Company's common stock at the IPO price. The premium was recorded as a loss on extinguishment of debt on the Company's statement of operations for the year ended December 31, 2017. In connection with the conversion of the notes, the Company recorded a credit to paid in capital of $2,264,252.

        For the year ended December 31, 2017 and 2016, the Company recognized interest expense of $90,405 and $102,557 related to these notes prior to their conversion.

Summary of Debt Maturities

        The future maturities of debt payable by the Company under its various debt obligations outstanding as of December 31, 2017, including notes payable, collateralized indebtedness (see Note 10), and capital leases, are as follows:

Years Ending December 31,	Cablevision	Cequel	Total
2018	$1,619,094	$16,518	$1,635,612
2019	565,604	18,310	583,914
2020	552,902	1,062,713	1,615,615
2021	2,921,269	1,262,723	4,183,992
2022	680,700	12,734	693,434
Thereafter	9,380,513	4,416,270	13,796,783

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

(Unaudited)

(See Note 20)

NOTE 9. DEBT (Continued)

        The amounts in the table above do not include the effects of the debt transactions discussed in Note 20.

NOTE 10. DERIVATIVE CONTRACTS AND COLLATERALIZED INDEBTEDNESS

Prepaid Forward Contracts

        The Company has entered into various transactions to limit the exposure against equity price risk on its shares of Comcast Corporation ("Comcast") common stock. The Company has monetized all of its stock holdings in Comcast through the execution of prepaid forward contracts, collateralized by an equivalent amount of the respective underlying stock. At maturity, the contracts provide for the option to deliver cash or shares of Comcast stock with a value determined by reference to the applicable stock price at maturity. These contracts, at maturity, are expected to offset declines in the fair value of these securities below the hedge price per share while allowing the Company to retain upside appreciation from the hedge price per share to the relevant cap price.

        The Company received cash proceeds upon execution of the prepaid forward contracts discussed above which has been reflected as collateralized indebtedness in the accompanying consolidated balance sheets. In addition, the Company separately accounts for the equity derivative component of the prepaid forward contracts. These equity derivatives have not been designated as hedges for accounting purposes. Therefore, the net fair values of the equity derivatives have been reflected in the accompanying consolidated balance sheets as an asset or liability and the net increases or decreases in the fair value of the equity derivative component of the prepaid forward contracts are included in gain (loss) on derivative contracts in the accompanying consolidated statements of operations.

        All of the Company's monetization transactions are obligations of its wholly-owned subsidiaries that are not part of CSC Holdings' Restricted Group; however, CSC Holdings has provided guarantees of the subsidiaries' ongoing contract payment expense obligations and potential payments that could be due as a result of an early termination event (as defined in the agreements). If any one of these contracts were terminated prior to its scheduled maturity date, the Company would be obligated to repay the fair value of the collateralized indebtedness less the sum of the fair values of the underlying stock and equity collar, calculated at the termination date. As of December 31, 2017, the Company did not have an early termination shortfall relating to any of these contracts.

        The Company monitors the financial institutions that are counterparties to its equity derivative contracts. All of the counterparties to such transactions carry investment grade credit ratings as of December 31, 2017.

Put/Call Options

        In the third quarter of 2017, the Company entered into a put-call contract that expired in the third quarter of 2018 whereby the Company sold a put option and purchased a call option with the same strike price. These put-call options were settled as of December 31, 2017 and the Company recorded a loss of $97,410 for the year ended December 31, 2017, which represents the difference between the strike price and the closing price of the underlying shares.

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

(Unaudited)

(See Note 20)

NOTE 10. DERIVATIVE CONTRACTS AND COLLATERALIZED INDEBTEDNESS (Continued)

Interest Rate Swap Contracts

        In June 2016, the Company entered into two fixed to floating interest rate swap contracts. One fixed to floating interest rate swap is converting $750,000 from a fixed rate of 1.6655% to six-month LIBO rate and a second tranche of $750,000 from a fixed rate of 1.68% to six-month LIBO rate. The objective of these swaps is to cover the exposure of the Cequel 2026 Senior Secured Notes issued by Cequel to changes in the market interest rate. These swap contracts were not designated as hedges for accounting purposes. Accordingly, the changes in the fair value of these interest rate swap contracts are recorded through the statements of operations.

        The Company does not hold or issue derivative instruments for trading or speculative purposes.

        The following represents the location of the assets and liabilities associated with the Company's derivative instruments within the consolidated balance sheets:

		Asset Derivatives		Liability Derivatives
Derivatives Not Designated as Hedging Instruments	Balance Sheet Location	Fair Value at December 31, 2017	Fair Value at December 31, 2016	Fair Value at December 31, 2017	Fair Value at December 31, 2016
Prepaid forward contracts	Derivative contracts, current	$52,545	$352	$(52,545)	$(13,158)
Prepaid forward contracts	Derivative contracts, long-term	—	10,604	(109,504)	—
Interest rate swap contracts	Liabilities under derivative contracts, long-term	—	—	(77,902)	(78,823)

		$52,545	$10,956	$(239,951)	$(91,981)

        Loss related to the Company's derivative contracts related to the Comcast common stock for the years ended December 31, 2017 and 2016 of $(138,920) and $(53,696), respectively, are reflected in gain (loss) on derivative contracts, net in the Company's consolidated statements of operations.

        For the years ended December 31, 2017 and 2016, the Company recorded a gain on investments of $237,354 and $141,896, respectively, primarily representing the net increase in the fair values of the investment securities pledged as collateral.

        For the years ended December 31, 2017 and 2016, the Company recorded a gain (loss) on interest rate swap contracts of $5,482 and $(72,961), respectively.

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

(Unaudited)

(See Note 20)

NOTE 10. DERIVATIVE CONTRACTS AND COLLATERALIZED INDEBTEDNESS (Continued)

Settlements of Collateralized Indebtedness

        The following table summarizes the settlement of the Company's collateralized indebtedness relating to Comcast shares that were settled by delivering cash equal to the collateralized loan value, net of the value of the related equity derivative contracts during the year ended December 31, 2017:

Number of shares(a)	26,815,368

Collateralized indebtedness settled	$(774,703)
Derivatives contracts settled	(56,356)

(831,059)
Proceeds from new monetization contracts	838,794

Net cash proceeds	$7,735

(a)
Share amounts are adjusted for the 2 for 1 stock split in February 2017.

        The cash to settle the collateralized indebtedness was obtained from the proceeds of new monetization contracts covering an equivalent number of Comcast shares. The terms of the new contracts allow the Company to retain upside participation in Comcast shares up to each respective contract's upside appreciation limit with downside exposure limited to the respective hedge price.

        In April 2017, the Company entered into new monetization contracts related to 32,153,118 shares of Comcast common stock held by Cablevision, which synthetically reversed the existing contracts related to these shares (the "Synthetic Monetization Closeout"). As the existing collateralized debt matures, the Company will settle the contracts with proceeds received from the new monetization contracts. The new monetization contracts mature on April 28, 2021. The new monetization contracts provide the Company with downside protection below the hedge price of $35.47 and upside benefit of stock price appreciation up to $44.72 per share. In connection with the execution of these contracts, the Company recorded (i) the fair value of the equity derivative contracts of $53,316 (in a net asset position), (ii) notes payable of $111,657, representing the fair value of the existing equity derivative contracts, in a liability position, and (iii) a discount on notes payable of $58,341.

NOTE 11. FAIR VALUE MEASUREMENT

        The fair value hierarchy is based on inputs to valuation techniques that are used to measure fair value that are either observable or unobservable. Observable inputs reflect assumptions market participants would use in pricing an asset or liability based on market data obtained from independent sources while unobservable inputs reflect a reporting entity's pricing based upon their own market assumptions. The fair value hierarchy consists of the following three levels:

  •
  Level I—Quoted prices for identical instruments in active markets.

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

(Unaudited)

(See Note 20)

NOTE 11. FAIR VALUE MEASUREMENT (Continued)

  •
  Level II—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

  •
  Level III—Instruments whose significant value drivers are unobservable.

        The following table presents for each of these hierarchy levels, the Company's financial assets and financial liabilities that are measured at fair value on a recurring basis:

	Fair Value Hierarchy	December 31, 2017	December 31, 2016
Assets:
Money market funds (of which $14,700 is classified as restricted cash as of December 31, 2016)	Level I	$5,949	$100,139
Investment securities pledged as collateral	Level I	1,720,357	1,483,030
Prepaid forward contracts	Level II	52,545	10,956
Liabilities:
Prepaid forward contracts	Level II	162,049	13,158
Interest rate swap contracts	Level II	77,902	78,823
Contingent consideration related to 2017 acquisitions	Level III	32,233	—

        The Company's cash equivalents, investment securities and investment securities pledged as collateral are classified within Level I of the fair value hierarchy because they are valued using quoted market prices.

        The Company's derivative contracts and liabilities under derivative contracts on the Company's balance sheets are valued using market-based inputs to valuation models. These valuation models require a variety of inputs, including contractual terms, market prices, yield curves, and measures of volatility. When appropriate, valuations are adjusted for various factors such as liquidity, bid/offer spreads and credit risk considerations. Such adjustments are generally based on available market evidence. Since model inputs can generally be verified and do not involve significant management judgment, the Company has concluded that these instruments should be classified within Level II of the fair value hierarchy.

        The fair value of the contingent consideration related to acquisitions in the first and fourth quarters of 2017 of $30,000 and $2,233, respectively, was estimated based on a probability assessment of attaining the targets. The estimated amount recorded as of December 31, 2017 is the full contractual amount for the first quarter acquisition and approximately 51% of the contractual amount for the acquisition that occurred in the fourth quarter.

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

(Unaudited)

(See Note 20)

NOTE 11. FAIR VALUE MEASUREMENT (Continued)

Fair Value of Financial Instruments

        The following methods and assumptions were used to estimate fair value of each class of financial instruments for which it is practicable to estimate:

        Credit Facility Debt, Collateralized Indebtedness, Senior Notes and Debentures, Senior Secured Notes, Senior Guaranteed Notes, Notes Payable to Affiliates and Related Parties and Notes Payable

        The fair values of each of the Company's debt instruments are based on quoted market prices for the same or similar issues or on the current rates offered to the Company for instruments of the same remaining maturities. The fair value of notes payable is based primarily on the present value of the remaining payments discounted at the borrowing cost.

        The carrying values, estimated fair values, and classification under the fair value hierarchy of the Company's financial instruments, excluding those that are carried at fair value in the accompanying consolidated balance sheets, are summarized as follows:

		December 31, 2017		December 31, 2016
	Fair Value Hierarchy	Carrying Amount(a)	Estimated Fair Value	Carrying Amount(a)	Estimated Fair Value
Altice USA debt instruments:
Notes payable to affiliates and related parties	Level II	$—	$—	$1,750,000	$1,837,876
CSC Holdings debt instruments:
Credit facility debt	Level II	3,393,306	3,435,000	2,631,887	2,675,256
Collateralized indebtedness	Level II	1,349,474	1,305,932	1,286,069	1,280,048
Senior guaranteed notes	Level II	2,291,185	2,420,000	2,289,494	2,416,375
Senior notes and debentures	Level II	6,409,889	7,221,846	6,732,816	7,731,150
Notes payable	Level II	56,956	55,289	13,726	13,260
Cablevision senior notes	Level II	1,818,115	1,931,239	2,742,082	2,920,056
Cequel debt instruments:
Cequel credit facility	Level II	1,250,217	1,258,675	812,903	815,000
Senior secured notes	Level II	2,570,506	2,658,930	2,566,802	2,689,750
Senior notes	Level II	2,770,737	2,983,615	3,176,131	3,517,275
Notes payable	Level II	8,946	8,946	—	—

		$21,919,331	$23,279,472	$24,001,910	$25,896,046

(a)
Amounts are net of unamortized deferred financing costs and discounts/premiums.

        The fair value estimates related to the Company's debt instruments presented above are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

(Unaudited)

(See Note 20)

NOTE 11. FAIR VALUE MEASUREMENT (Continued)

judgments and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

NOTE 12. INCOME TAXES

        The Company files a federal consolidated and certain state combined income tax returns with its 80% or more owned subsidiaries.

        Income tax benefit attributable to the Company's operations for the years ended December 31, 2017 and 2016 consist of the following components:

	Years Ended December 31,
	2017	2016
Current expense (benefit):
Federal	$5,261	$(981)
State	12,530	5,310

	17,791	4,329

Deferred benefit:
Federal	(2,095,930)	(223,159)
State	(784,224)	(40,830)

	(2,880,154)	(263,989)

Tax benefit relating to uncertain tax positions	11	(6)

Income tax benefit	$(2,862,352)	$(259,666)

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

(Unaudited)

(See Note 20)

NOTE 12. INCOME TAXES (Continued)

        The income tax benefit attributable to the Company's operations differs from the amount derived by applying the statutory federal rate to pretax loss principally due to the effect of the following items:

	Years Ended December 31,
	2017	2016
Federal tax benefit at statutory rate	$(478,656)	$(381,901)
State income taxes, net of federal impact	(61,698)	(39,336)
Changes in the valuation allowance	(111)	297
Impact of Federal Tax Reform	(2,332,677)	—
Changes in the state rates used to measure deferred taxes, net of federal impact	(12,896)	153,239
Tax benefit relating to uncertain tax positions	(253)	(120)
Non-deductible share-based compensation related to the carried unit plan	20,101	5,029
Non-deductible Cablevision Acquisition transaction costs	—	4,457
Other non-deductible expenses	3,405	1,551
Other, net	433	(2,882)

Income tax benefit	$(2,862,352)	$(259,666)

        Pursuant to the enactment of the Tax Cuts & Jobs Act ("Tax Reform") on December 22, 2017, the Company recorded a noncash deferred tax benefit of $2,332,677 to remeasure the net deferred tax liability to adjust for the reduction in the corporate federal income tax rate 35% to 21% which is effective on January 1, 2018. This adjustment results primarily from a decrease in the deferred tax liabilities with regard to fixed assets and intangibles, partially offset by a decrease in the deferred tax asset for the federal net operating loss carry forward ("NOL"). The noncash deferred tax benefit is provisional. Revised estimates and additional guidance regarding application of Tax Reform may require adjustments during the allowable measurement period.

        Overall, Tax Reform will have a favorable impact on the Company's income tax profile. Additional first-year depreciation deductions represent a significant timing benefit. Since Tax Reform only limits the deduction for NOLs arising in years beginning after December 31, 2017, the timing of the Company's deductions with regard to its existing NOLs is largely unaffected. The Company will be subject to Tax Reform's limitation on interest deductibility which is based on a limit calculated without regard to depreciation or amortization through 2021. The resulting interest deduction that is deferred, and can be carried forward indefinitely, is expected to fully reverse. However, as is the case with any future deductible temporary difference, management will evaluate realizability to determine whether a valuation allowance is required. Management does not expect that a valuation allowance will be required based on its preliminary estimate of the current facts and circumstances. Repeal of the alternative minimum tax will reduce projected tax payments in the short term while also providing for the refund of alternative minimum tax credits.

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

(Unaudited)

(See Note 20)

NOTE 12. INCOME TAXES (Continued)

        As described in Note 1, in June, 2016, (i) Cequel was contributed to Altice USA and (ii) Altice USA completed the Cablevision Acquisition. Accordingly, in the second quarter of 2016, Cequel and Cablevision joined the federal consolidated and certain state combined income tax returns of Altice USA. As a result, the applicate tax rate used to measure deferred tax assets and liabilities of Cequel increased, resulting in a noncash deferred income tax charge of $153,660.

        The tax effects of temporary differences which give rise to significant portions of deferred tax assets or liabilities and the corresponding valuation allowance are as follows.

	December 31,
	2017	2016
Noncurrent
NOLs and tax credit carry forwards	$785,809	$971,728
Compensation and benefit plans	49,698	93,939
Partnership investments	68,054	113,473
Restructuring liability	33,247	37,393
Other liabilities	40,149	45,561
Liabilities under derivative contracts	21,034	31,529
Interest deferred for tax purposes	128,516	39,633
Other	8,849	6,615

Deferred tax asset	1,135,356	1,339,871
Valuation allowance	(3,000)	(3,125)

Net deferred tax asset, noncurrent	1,132,356	1,336,746

Fixed assets and intangibles	(5,729,274)	(9,065,635)
Investments	(113,628)	(187,795)
Prepaid expenses	(8,105)	(10,172)
Fair value adjustments related to debt and deferred financing costs	(40,215)	(30,535)
Other	(10,420)	(14,109)

Deferred tax liability, noncurrent	(5,901,642)	(9,308,246)

Total net deferred tax liability	$(4,769,286)	$(7,971,500)

        On January 1, 2017, the Company adopted ASU No. 2016-09 using the prospective transition method with respect to the presentation of excess tax benefits in the statement of cash flows. In connection with the adoption, a deferred tax asset of $310,771 for previously unrealized excess tax benefits related to share-based payment awards was recognized with the offset recorded to accumulated deficit.

        As of December 31, 2017, the Company's federal NOLs were approximately $2,676,000. The utilization of certain pre-merger NOLs of Cablevision and Cequel are limited pursuant to Internal

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

(Unaudited)

(See Note 20)

NOTE 12. INCOME TAXES (Continued)

Revenue Code Section 382. The Company does not expect such limitations to impact the ability to utilize the NOLs prior to their expiration.

        As of December 31, 2017, the Company has $48,995 of alternative minimum tax credits which do not expire and $17,806 of research credits, expiring in varying amounts from 2023 through 2035.

        Deferred tax assets have resulted primarily from the Company's future deductible temporary differences and NOLs. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax asset will not be realized. In evaluating the need for a valuation allowance, management takes into account various factors, including the expected level of future taxable income, available tax planning strategies and reversals of existing taxable temporary differences. If such estimates and related assumptions change in the future, the Company may be required to record additional valuation allowances against its deferred tax assets, resulting in additional income tax expense in the Company's consolidated statements of operations. Management evaluates the realizability of the deferred tax assets and the need for additional valuation allowances quarterly. Pursuant to the Cablevision Acquisition and Cequel Acquisition, deferred tax liabilities resulting from the book fair value adjustment increased significantly and future taxable income that will result from the reversal of existing taxable temporary differences for which deferred tax liabilities are recognized is sufficient to conclude it is more likely than not that the Company will realize all of its gross deferred tax assets, except those deferred tax assets against which a valuation allowance has been recorded which relate to certain state NOLs.

        In the normal course of business, the Company engages in transactions in which the income tax consequences may be uncertain. The Company's income tax returns are filed based on interpretation of tax laws and regulations. Such income tax returns are subject to examination by taxing authorities. For financial statement purposes, the Company only recognizes tax positions that it believes are more likely than not of being sustained. There is considerable judgment involved in determining whether positions taken or expected to be taken on the tax return are more likely than not of being sustained.

        A reconciliation of the beginning and ending amount of unrecognized tax benefits associated with uncertain tax positions, excluding associated deferred tax benefits and accrued interest, is as follows:

Balance at January 1, 2016	$4,025
Increases related to prior year tax positions	11

Balance at December 31, 2017	$4,036

        As of December 31, 2017, if all uncertain tax positions were sustained at the amounts reported or expected to be reported in the Company's tax returns, the elimination of the Company's unrecognized tax benefits, net of the deferred tax impact, would decrease income tax expense by $5,585.

        In the second quarter of 2016, the Company changed its accounting policy on a prospective basis to present interest expense relating to uncertain tax positions as additional interest expense. For the

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

(Unaudited)

(See Note 20)

NOTE 12. INCOME TAXES (Continued)

year ended December 31, 2017, $659 of interest expense relating to uncertain tax position was recorded to interest expense.

        The most significant jurisdictions in which the Company is required to file income tax returns include the states of New York, New Jersey, Connecticut, the City of New York, Texas and West Virginia. The State of New York is presently auditing income tax returns for years 2009 through 2011. The State of New Jersey is presently auditing income tax returns for years 2013 through 2015.

        Management does not believe that the resolution of the ongoing income tax examination described above will have a material adverse impact on the financial position of the Company. Changes in the liabilities for uncertain tax positions will be recognized in the interim period in which the positions are effectively settled or there is a change in factual circumstances.

NOTE 13. SHARE BASED COMPENSATION

Carry Unit Plan

        Certain employees of the Company and its affiliates received awards of units in a carry unit plan of Neptune Management LP, an entity which has an ownership interest in the Company. The awards generally vest as follows: 50% on the second anniversary of June 21, 2016 for Cablevision employees or December 21, 2015 for Cequel employees ("Base Date"), 25% on the third anniversary of the Base Date, and 25% on the fourth anniversary of the Base Date. Neptune Holding US GP LLC, the general partner of Neptune Management LP, has the right to repurchase (or to assign to an affiliate, including the Company, the right to repurchase) vested awards held by employees for sixty days following their termination. For performance-based awards under the plan, vesting occurs upon achievement or satisfaction of a specified performance condition. The Company considered the probability of achieving the established performance targets in determining the share-based compensation with respect to these awards at the end of each reporting period. The carry unit plan has 259,442,785 units authorized for issuance, of which 211,670,834 have been issued to employees of the Company and 11,300,000 have been issued to employees of Altice N.V. and affiliated companies as of December 31, 2017.

        Beginning on the fourth anniversary of the Base Date, the holders of carry units have an annual opportunity (a sixty day period determined by the administrator of the plan) to sell their units back to Neptune Holding US GP LLC (or affiliate, including the Company, designated by Neptune Holding US GP LLC). Accordingly, the carry units are presented as temporary equity on the consolidated balance sheets at fair value. Adjustments to fair value at each reporting period are recorded in paid-in capital.

        The right of Neptune Holding US GP LLC to assign to an affiliate, including the Company, the right to repurchase an employee's vested units during the sixty-day period following termination, or to satisfy its obligation to repurchase an employee's vested units during annual 60 day periods following the fourth anniversary of the Base Date, may be exercised by Neptune Holding US GP LLC in its discretion at the time a repurchase right or obligation arises. The carry unit plan requires the purchase price payable to the employee or former employee, as the case may be, to be paid in cash, a

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

(Unaudited)

(See Note 20)

NOTE 13. SHARE BASED COMPENSATION (Continued)

promissory note (with a term of not more than 3 years and bearing interest at the long-term applicable federal rate under Section 1274(d) of the Internal Revenue Code) or combination thereof, in each case as determined by Neptune Holding US GP LLC in its discretion at the time of the repurchase. Neptune Holding US GP LLC expects that vested units will be redeemed for shares of the Company's Class A common stock upon vesting.

        The Company measures the cost of employee services received in exchange for carry units based on the fair value of the award at grant date. In addition these units are presented as temporary equity on our consolidated balance sheet at fair value. For carry unit awards granted in 2016, an option pricing model was used which requires subjective assumptions for which changes in these assumptions could materially affect the fair value of the carry units outstanding. The time to liquidity event assumption was based on management's judgment. The equity volatility assumption was estimated using the historical weekly volatility of publicly traded comparable companies. The risk-free rate assumed was based on the U.S. Constant Maturity Treasury Rates for a period matching the expected time to liquidity event. The discount for lack of marketability was based on Finnerty's (2012) average-strike put option model.

        For carry unit awards granted in the first and second quarter of 2017, the Company estimated the grant date fair value based on the value established in the Company's IPO.

        The following table summarizes activity relating to carry units:

	Number of Time Vesting Awards	Number of Performance Based Vesting Awards	Weighted Average Grant Date Fair Value
Balance, December 31, 2016	192,800,000	10,000,000	$0.37
Granted	28,025,000	—	3.14
Forfeited	(7,854,166)	—	0.37
Vested	(44,420,833)	—	0.41

Balance, December 31, 2017	168,550,001	10,000,000	0.71

        The weighted average fair value per unit was $1.76 and $2.50 as of December 31, 2016 and December 31, 2017, respectively. For the years ended December 31, 2017 and 2016, the Company recognized an expense of $57,430 and $14,368, respectively, related to the push down of share-based compensation related to the carry unit plan of which approximately $55,258 and $9,849 related to units granted to employees of the Company and $2,172 and $4,519 related to employees of Altice N.V. and affiliated companies allocated to the Company.

Stock Option Plan

        In connection with the Company's IPO, the Company adopted the Altice USA 2017 Long Term Incentive Plan (the "2017 LTIP"). Under the 2017 LTIP, the Company may grant awards of options, restricted shares, restricted share units, stock appreciation rights, performance stock, performance stock

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

(Unaudited)

(See Note 20)

NOTE 13. SHARE BASED COMPENSATION (Continued)

units and other awards. Under the 2017 LTIP, awards may be granted to officers, employees and consultants of the Company or any of its affiliates. The 2017 LTIP will be administered by the Company's Board of Directors (the "Board"), subject to the provision of the stockholders' agreement. The Board has delegated its authority to the Company's Compensation Committee. The Compensation Committee has the full power and authority to, among other things, select eligible participants, to grant awards in accordance with the 2017 LTIP, to determine the number of shares subject to each award or the cash amount payable in connection with an award and determine the terms and conditions of each award. The maximum aggregate number of shares that may be issued under the 2017 LTIP is 9,879,291. The Board has the authority to amend, suspend, or terminate the 2017 LTIP. No amendment, suspension or termination will be effective without the approval of the Company's stockholders if such approval is required under applicable laws, rules and regulations.

        On December 30, 2017, the Company granted 5,110,747 nonqualified stock options under the 2017 LTIP. The stock options were granted with an exercise price of $19.48, equal to the 30 day volume weighted average of the closing price of Class A common stock as of the grant date. Certain nonqualified stock options (2,730,949 awards) will vest 100% on December 21, 2020 and 2,379,798 awards will vest 50% on the second anniversary, 25% on the third anniversary and 25% on the fourth anniversary of the date of grant, generally subject to continued employment with the Company or any of its affiliates, and expire ten years from the date of grant.

        The Company calculated the fair value of each option award on the date of grant using the Black-Scholes valuation model. The Company's computation of expected life was determined based on the simplified method (the average of the vesting period and option term) due to the Company's lack of recent historical data for similar awards. The interest rate for periods within the contractual life of the stock option was based on interest yields for U.S. Treasury instruments in effect at the time of grant. The Company's computation of expected volatility was based on historical volatility of its common stock and the expected volatility of comparable publicly-traded companies who granted options that had similar expected lives.

        The following aggregate assumptions were used to calculate the fair values of stock option awards granted on December 30, 2017:

Risk-free interest rate	2.30%
Expected life (in years)	6.44
Dividend yield	—%
Volatility	33.95%
Grant date fair value	$8.77

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

(Unaudited)

(See Note 20)

NOTE 14. AFFILIATE AND RELATED PARTY TRANSACTIONS

Equity Method Investments

        In July 2016, the Company completed the sale of a 75% interest in Newsday LLC ("Newsday") to an employee of the Company. The Company retained the remaining 25% ownership interest. Effective July 7, 2016, the operating results of Newsday are no longer consolidated with those of the Company and the Company's 25% interest in the operating results of Newsday is recorded on the equity method.

        At December 31, 2017 and 2016, the Company's 25% investment in Newsday and its 25% interest in i24NEWS, Altice N.V.'s 24/7 international news and current affairs channel aggregated $(2,649) and $5,606, respectively, and is included in investments in affiliates on our consolidated balance sheets. The operating results of Newsday and i24NEWS are recorded on the equity basis. For the years ended December 31, 2017 and 2016, the Company recorded equity in net loss of Newsday of $7,219 and $1,132, respectively, and equity in net loss of i24NEWS of $2,821 and $0, respectively.

Affiliate and Related Party Transactions

        As the transactions discussed below were conducted between subsidiaries of Altice N.V. under common control and equity method investees, amounts charged for certain services may not have represented amounts that might have been received or incurred if the transactions were based upon arm's length negotiations.

        The following table summarizes the revenue and charges related to services provided to or received from subsidiaries of Altice N.V. and Newsday:

	Years Ended December 31,
	2017	2016
Revenue	$1,100	$1,086

Operating expenses:
Programming and other direct costs	$(4,176)	$(1,947)
Other operating expenses, net	(33,140)	(18,854)

Operating expenses, net	(37,316)	(20,801)

Interest expense (see Note 9)(a)	(90,405)	(112,712)
Loss on extinguishment of debt and write-off of deferred financing costs (see Note 9)	(513,723)	—

Net charges	$(640,344)	$(132,427)

Capital Expenditures	$22,012	$45,886

(a)
The 2016 amount includes $10,155 related to Holdco Notes prior to the exchange in addition to the interest related to notes payable to affiliates and related parties discussed in Note 9.

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

(Unaudited)

(See Note 20)

NOTE 14. AFFILIATE AND RELATED PARTY TRANSACTIONS (Continued)

Revenue

        The Company recognized revenue primarily from the sale of advertising to Newsday.

Programming and other direct costs

        Programming and other direct costs include costs incurred by the Company for the transport and termination of voice and data services provided by a subsidiary of Altice N.V.

Other operating expenses

        Altice N.V. provides certain executive services, as well as consulting, advisory and other services, including, prior to the IPO, CEO, CFO and COO services, to the Company. Compensation under the terms of the agreement is an annual fee of $30,000 to be paid by the Company. Fees associated with this agreement recorded by the Company amounted to approximately $30,000 and $20,556, for the years ended December 31, 2017 and 2016, respectively. As of June 20, 2017, the CEO, CFO and COO became employees of the Company and the agreement was assigned to Altice N.V. by a subsidiary of Altice N.V. This agreement will be terminated upon the completion of the Distribution discussed in Note 1.

        Other operating expenses also include charges for services provided by other subsidiaries of Altice N.V. aggregating $4,057 and $887, respectively, net of a credit of $917 and $2,589 related to transition services provided to Newsday for the year ended December 31, 2017 and 2016, respectively.

Capital Expenditures

        Capital expenditures for the year ended December 31, 2017 include $17,434 of equipment purchased from Altice Labs S.A., and $4,578 of software development services, that were capitalized, from Altice Management International and other Altice N.V. subsidiaries.

        Capital expenditures for the year ended December 31, 2016 include $44,121 of equipment purchased from Altice Management International and $1,025 from another Altice N.V. subsidiary. In addition, the Company acquired certain software development services that were capitalized from Altice Labs S.A. aggregating $740.

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

(Unaudited)

(See Note 20)

NOTE 14. AFFILIATE AND RELATED PARTY TRANSACTIONS (Continued)

        Aggregate amounts that were due from and due to related parties are summarized below:

	December 31,
	2017	2016
Due from:
Altice US Finance S.A.(a)	$12,951	$12,951
Newsday(b)	2,713	6,114
Altice Management Americas(b)	33	3,117
i24NEWS(b)	4,036	—
Other Altice N.V. subsidiaries(b)	31	—

	$19,764	$22,182

Due to:
CVC 3BV(c)	$—	$71,655
Neptune Holdings US LP(c)	—	7,962
Altice Management International(d)	—	44,121
Newsday(b)	33	275
Altice Labs S.A.(d)	7,354	866
Other Altice N.V. subsidiaries(e)	3,611	2,484

	$10,998	$127,363

(a)
Represents interest on senior notes paid by the Company on behalf of the affiliate.

(b)
Represents amounts paid by the Company on behalf of the respective related party and for Newsday, the net amounts due from the related party also include charges for certain transition services provided.

(c)
Represents distributions payable to stockholders.

(d)
Amounts payable as of December 31, 2016 primarily represent amounts due for equipment purchases and/or software development services discussed above.

(e)
Represents amounts due to affiliates for services provided to the Company.

        The table above does not include notes payable to affiliates and related parties of $1,750,000 and the related accrued interest of $102,557 as of December 31, 2016, respectively, which is reflected in accrued interest in the Company's balance sheet. See discussion in Note 9.

        In the second quarter of 2017, prior to the Company's IPO, the Company declared and paid cash distributions aggregating $839,700 to stockholders, $500,000 of which were funded with proceeds from borrowings under CSC Holdings' revolving credit facility. In 2016, the Company declared cash distributions of $445,176, of which $365,559 were paid in 2016 and $79,617 were paid in the first quarter of 2017.

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

(Unaudited)

(See Note 20)

NOTE 15. COMMITMENTS AND CONTINGENCIES

Commitments

        Future cash payments and commitments required under arrangements pursuant to contracts entered into by the Company in the normal course of business as of December 31, 2017 are as follows:

	Payments Due by Period
	Total	Year 1	Years 2 - 3	Years 4 - 5	More than 5 years
Off balance sheet arrangements:
Purchase obligations(a)	$8,427,609	$3,072,083	$4,181,199	$1,094,508	$79,819
Guarantees(b)	36,224	34,716	1,508	—	—
Letters of credit(c)	129,473	200	120	129,153	—

Total	$8,593,306	$3,106,999	$4,182,827	$1,223,661	$79,819

(a)
Purchase obligations primarily include contractual commitments with various programming vendors to provide video services to customers and minimum purchase obligations to purchase goods or services. Future fees payable under contracts with programming vendors are based on numerous factors, including the number of customers receiving the programming. Amounts reflected above related to programming agreements are based on the number of customers receiving the programming as of December 31, 2017 multiplied by the per customer rates or the stated annual fee, as applicable, contained in the executed agreements in effect as of December 31, 2017.

(b)
Includes franchise and performance surety bonds primarily for the Company's cable television systems.

(c)
Represent letters of credit guaranteeing performance to municipalities and public utilities and payment of insurance premiums. Payments due by period for these arrangements represent the year in which the commitment expires although payments under these arrangements are required only in the event of nonperformance.

        The table above does not include obligations for payments required to be made under multi-year franchise agreements based on a percentage of revenues generated from video service per year.

        Many of the Company's franchise agreements and utility pole leases require the Company to remove its cable wires and other equipment upon termination of the respective agreements. The Company has concluded that the fair value of these asset retirement obligations cannot be reasonably estimated since the range of potential settlement dates is not determinable.

Legal Matters

        Following expiration of the affiliation agreements for carriage of certain Fox broadcast stations and cable networks on October 16, 2010, News Corporation terminated delivery of the programming feeds to Cablevision, and as a result, those stations and networks were unavailable on Cablevision's cable

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

(Unaudited)

(See Note 20)

NOTE 15. COMMITMENTS AND CONTINGENCIES (Continued)

television systems. On October 30, 2010, Cablevision and Fox reached an agreement on new affiliation agreements for these stations and networks, and carriage was restored. Several purported class action lawsuits alleging breach of contract, unjust enrichment, and consumer fraud and seeking unspecified compensatory damages, punitive damages and attorneys' fees were subsequently filed on behalf of Cablevision's customers seeking recovery for the lack of Fox programming. Those lawsuits were consolidated in an action before the U. S. District Court for the Eastern District of New York, and a consolidated complaint was filed in that court on February 22, 2011. On March 28, 2012, in ruling on Cablevision's motion to dismiss, the Court dismissed all of plaintiffs' claims, except for breach of contract. On March 30, 2014, the Court granted plaintiffs' motion for class certification. The parties have entered into a settlement agreement. The Court granted preliminary approval of the settlement agreement on January 8, 2018, and set a hearing for final approval on May 17, 2018. As of December 31, 2016, the Company had an estimated liability associated with a potential settlement totaling $5,200. During the year ended December 31, 2017, the Company recorded an additional liability of $800. The amount ultimately paid in connection with the proposed settlement could exceed the amount recorded.

        In October 2015, the New York Attorney General began an investigation into whether the major Internet Service Providers in New York State deliver advertised Internet speeds. The Company is cooperating with this investigation and is currently in discussions with the New York Attorney General about resolving the investigation as to the Company, which resolution may involve operational and/or financial components. While the Company is unable to predict the outcome of the investigation or these discussions, at this time it does not expect that the outcome will have a material adverse effect on its operations, financial conditions or cash flows.

        The Company receives notices from third parties and, in some cases, is named as a defendant in certain lawsuits claiming infringement of various patents relating to various aspects of the Company's businesses. In certain of these cases other industry participants are also defendants. In certain of these cases the Company expects that any potential liability would be the responsibility of the Company's equipment vendors pursuant to applicable contractual indemnification provisions. The Company believes that the claims are without merit and intends to defend the actions vigorously, but is unable to predict the outcome of these matters or reasonably estimate a range of possible loss.

        In addition to the matters discussed above, the Company is party to various lawsuits, some involving claims for substantial damages. Although the outcome of these other matters cannot be predicted and the impact of the final resolution of these other matters on the Company's results of operations in a particular subsequent reporting period is not known, management does not believe that the resolution of these other lawsuits will have a material adverse effect on the financial position of the Company or the ability of the Company to meet its financial obligations as they become due.

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

(Unaudited)

(See Note 20)

NOTE 16. SEGMENT INFORMATION

        The Company classifies its operations into two reportable segments: Cablevision and Cequel. The Company's reportable segments are strategic business units that are managed separately. The Company evaluates segment performance based on several factors, of which the primary financial measure is business segment Adjusted EBITDA, a non-GAAP measure. The Company defines Adjusted EBITDA as net income (loss) excluding income taxes, income (loss) from discontinued operations, non-operating other income or expenses, loss on extinguishment of debt and write-off of deferred financing costs, gain (loss) on interest rate swap contracts, gain (loss) on derivative contracts, gain (loss) on investments, interest expense (including cash interest expense), interest income, depreciation and amortization (including impairments), share-based compensation expense or benefit, restructuring expense or credits and transaction expenses. The Company has presented the components that reconcile Adjusted EBITDA to operating income, an accepted GAAP measure:

	Year Ended December 31, 2017			Year Ended December 31, 2016
	Cablevision	Cequel	Total	Cablevision	Cequel	Total
Operating income	$320,686	$520,322	$841,008	$78,008	$384,801	$462,809
Share-based compensation	42,060	15,370	57,430	9,164	5,204	14,368
Restructuring and other expense	112,384	40,017	152,401	212,150	28,245	240,395
Depreciation and amortization (including impairments)	2,251,710	678,861	2,930,571	963,665	736,641	1,700,306

Adjusted EBITDA	$2,726,840	$1,254,570	$3,981,410	$1,262,987	$1,154,891	$2,417,878

(a)
Reflects operating results of Cablevision from the date of acquisition.

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

(Unaudited)

(See Note 20)

NOTE 16. SEGMENT INFORMATION (Continued)

        A reconciliation of reportable segment amounts to the Company's consolidated balances are as follows:

	Year Ended December 31,
	2017	2016
Operating income for reportable segments	$841,008	$462,809
Items excluded from operating income:
Interest expense	(1,603,132)	(1,456,541)
Interest income	1,921	13,811
Gain on investments, net	237,354	141,896
Loss on derivative contracts, net	(236,330)	(53,696)
Gain (loss) on interest rate swap contracts	5,482	(72,961)
Loss on extinguishment of debt and write-off of deferred financing costs	(600,240)	(127,649)
Other income (expense), net	(13,651)	1,186

Loss before income taxes	$(1,367,588)	$(1,091,145)

        The following table presents the composition of revenue by segment:

	Year Ended December 31, 2017				Year Ended December 31, 2016
	Cablevision(a)	Cequel	Eliminations	Total	Cablevision(a)	Cequel	Total
Residential:
Pay TV	$3,175,097	$1,099,025	$—	$4,274,122	$1,668,348	$1,120,525	$2,788,873
Broadband	1,649,771	958,824	—	2,608,595	817,160	834,414	1,651,574
Telephony	570,871	129,894	—	700,765	311,832	153,939	465,771
Business services and wholesale	922,691	375,522	—	1,298,213	468,632	350,909	819,541
Advertising	321,149	73,509	(2,792)	391,866	163,678	88,371	252,049
Other	10,747	22,642	—	33,389	14,402	25,002	39,404

Total Revenue	$6,650,326	$2,659,416	$(2,792)	$9,306,950	$3,444,052	$2,573,160	$6,017,212

(a)
Reflects revenue from the Cablevision Acquisition Date.

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

(Unaudited)

(See Note 20)

NOTE 16. SEGMENT INFORMATION (Continued)

        Capital expenditures (cash basis) by reportable segment are presented below:

	Years Ended December 31,
	2017	2016
	As Adjusted (See Note 20)
Cablevision	$671,417	$298,357
Cequel	279,932	327,184

	$951,349	$625,541

        All revenues and assets of the Company's reportable segments are attributed to or located in the United States.

        Total assets by segment are not provided as such amounts are not regularly reviewed by the chief operating decision maker for purposes of decision making regarding resource allocations.

NOTE 17. BENEFIT PLANS

Qualified and Non-qualified Defined Benefit Plans

Retirement Plans (collectively, the "Defined Benefit Plans")

        The Company sponsors a non-contributory qualified defined benefit cash balance retirement plan (the "Pension Plan") for the benefit of non-union employees of Cablevision, as well as certain employees covered by a collective bargaining agreement in Brooklyn.

        The Company maintains an unfunded non-contributory non-qualified defined benefit excess cash balance plan ("Excess Cash Balance Plan") covering certain current and former employees of Cablevision who participate in the Pension Plan. The Company also maintained an additional unfunded non-contributory, non-qualified defined benefit plan ("CSC Supplemental Benefit Plan") for the benefit of certain former officers and employees of Cablevision which provided that, upon retiring on or after normal retirement age, a participant receives a benefit equal to a specified percentage of the participant's average compensation, as defined. All participants were 100% vested in the CSC Supplemental Benefit Plan. The benefits related to the CSC Supplemental Plan were paid to participants in January 2017 and the plan was terminated.

        Cablevision's Pension Plan and the Excess Cash Balance Plan are frozen and no employee of Cablevision who was not already a participant could participate in the plans and no further annual Pay Credits (a certain percentage of employees' eligible pay) are made. Existing account balances under the plans continue to be credited with monthly interest in accordance with the terms of the plans.

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

(Unaudited)

(See Note 20)

NOTE 17. BENEFIT PLANS (Continued)

Plan Results for Defined Benefit Plans

        Summarized below is the funded status and the amounts recorded on the Company's consolidated balance sheets for all of the Company's Defined Benefit Plans at December 31, 2017 and 2016:

	December 31,
	2017	2016
Change in projected benefit obligation:
Projected benefit obligation at beginning of year	$382,517	$403,963
Interest cost	11,786	14,077
Actuarial loss (gain)	13,171	(11,429)
Curtailments	6,332	3,968
Settlements	6,910	—
Benefits paid	(121,650)	(28,062)

Projected benefit obligation at end of year	299,066	382,517

Change in plan assets:
Fair value of plan assets at beginning of year	284,118	297,846
Actual return on plan assets, net	6,356	5,829
Employer contributions	26,944	8,505
Benefits paid	(121,650)	(28,062)

Fair value of plan assets at end of year	195,768	284,118

Unfunded status at end of year	$(103,298)	$(98,399)

        The accumulated benefit obligation for the Company's Defined Benefit Plans aggregated $299,066 and $382,517 at December 31, 2017 and 2016.

        The Company's net funded status relating to its Defined Benefit Plans at December 31, 2017 and 2016, is as follows:

	December 31,
	2017	2016
Defined Benefit Plans	$(103,298)	$(98,399)
Less: Current portion related to nonqualified plans	135	14,293

Long-term defined benefit plan obligations	$(103,163)	$(84,106)

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

(Unaudited)

(See Note 20)

NOTE 17. BENEFIT PLANS (Continued)

        Components of the benefit costs, recorded in other income (expense), net, for the Defined Benefit Plans for the years ended December 31, 2017 and 2016, is as follows:

	Years Ended December 31,
	2017	2016
Interest cost	$11,786	$6,946
Expected return on plan assets, net	(4,905)	(3,880)
Curtailment loss	3,137	231
Settlement loss (income) (reclassified from accumulated other comprehensive loss)(a)	1,845	(154)

Non-operating pension costs	$11,863	$3,143

(a)
As a result of benefit payments to terminated or retired individuals exceeding the service and interest costs for the Pension Plan and the Excess Cash Balance Pension Plan during the year ended December 31, 2017 and during the period June 21, 2016 through December 31, 2016, the Company recognized a non-cash settlement loss that represented the acceleration of the recognition of a portion of the previously unrecognized actuarial losses recorded in accumulated other comprehensive loss on the Company's consolidated balance sheet relating to these plans.

Plan Assumptions for Defined Benefit Plans

        Weighted-average assumptions used to determine pension costs (made at the beginning of the year) and benefit obligations (made at the end of the year) for the Defined Benefit Plans are as follows:

	Benefit Costs		Benefit Obligations at December 31,
	For the Year Ended December 31, 2017	For the Period June 21, 2016 to December 31, 2016
			2017	2016
Discount rate(a)	3.69%	3.53%	3.50%	3.81%
Rate of increase in future compensation levels	—%	—%	—%	—%
Expected rate of return on plan assets (Pension Plan only)	3.90%	3.97%	N/A	N/A

(a)
The discount rate of 3.53% for the period June 21, 2016 through December 31, 2016, represents the average of the quarterly discount rates used to remeasure the Company's projected benefit obligation and benefit costs in connection with the recognition of settlement losses discussed above.

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

(Unaudited)

(See Note 20)

NOTE 17. BENEFIT PLANS (Continued)

        The discount rate used by the Company in calculating the benefit costs for the Cash Balance Plan and the Excess Cash Balance Plan was determined based on the expected future benefit payments for the plans and from the Towers Watson U.S. Rate Link: 40-90 Discount Rate Model. The model was developed by examining the yields on selected highly rated corporate bonds.

        The Company's expected long-term return on Pension Plan assets is based on a periodic review and modeling of the plan's asset allocation structure over a long-term horizon. Expectations of returns and risk for each asset class are the most important of the assumptions used in the review and modeling and are based on comprehensive reviews of historical data, forward looking economic outlook, and economic/financial market theory. The expected long-term rate of return was chosen as a best estimate and was determined by (a) historical real returns, net of inflation, for the asset classes covered by the investment policy, and (b) projections of inflation over the long-term period during which benefits are payable to plan participants.

Pension Plan Assets and Investment Policy

        The weighted average asset allocations of the Pension Plan at December 31, 2017 and 2016 were as follows:

	Plan Assets at December 31,
	2017	2016
Asset Class:
Mutual funds	32%	43%
Fixed income securities	66	55
Cash equivalents and other	2	2

	100%	100%

        The Pension Plan's investment objectives reflect an overall low risk tolerance to stock market volatility. This strategy allows for the Pension Plan to invest in portfolios that would obtain a rate of return throughout economic cycles, commensurate with the investment risk and cash flow needs of the Pension Plan. The investments held in the Pension Plan are readily marketable and can be sold to fund benefit payment obligations of the plan as they become payable.

        Investment allocation decisions are formally made by the Company's Benefit Committee, which takes into account investment advice provided by its external investment consultant. The investment consultant takes into account expected long-term risk, return, correlation, and other prudent investment assumptions when recommending asset classes and investment managers to the Company's Benefit Committee. The major categories of the Pension Plan assets are cash equivalents and bonds which are marked-to-market on a daily basis. Due to the Pension Plan's significant holdings in long-term government and non-government fixed income securities, the Pension Plan's assets are subjected to interest rate risk; specifically, a rising interest rate environment. Consequently, an increase in interest

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

(Unaudited)

(See Note 20)

NOTE 17. BENEFIT PLANS (Continued)

rates may cause a decrease to the overall liability of the Pension Plan thus creating a hedge against rising interest rates. In addition, a portion of the Pension Plan's bond portfolio is invested in foreign debt securities where there could be foreign currency risks associated with them, as well as in non-government securities which are subject to credit risk of the bond issuer defaulting on interest and/or principal payments.

Investments at Estimated Fair Value

        The fair values of the assets of the Pension Plan at December 31, 2017 by asset class are as follows:

Asset Class	Level I	Level II	Level III	Total
Mutual funds	$61,833	$—	$—	$61,833
Fixed income securities held in a portfolio:
Foreign issued corporate debt	—	10,721	—	10,721
U.S. corporate debt	—	39,992	—	39,992
Government debt	—	4,645	—	4,645
U.S. Treasury securities	—	62,601	—	62,601
Asset-backed securities	—	10,978	—	10,978
Other	—	—	—	—
Cash equivalents(a)	6,691	2,782	—	9,473

Total(b)	$68,524	$131,719	$—	$200,243

(a)
A significant portion represents an investment in a short-term investment fund that invests primarily in securities of high quality and low risk.

(b)
Excludes cash and net payables relating to the purchase of securities that were not settled as of December 31, 2017.

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

(Unaudited)

(See Note 20)

NOTE 17. BENEFIT PLANS (Continued)

        The fair values of the assets of the Pension Plan at December 31, 2016 by asset class are as follows:

Asset Class	Level I	Level II	Level III	Total
Mutual funds	$121,356	$—	$—	$121,356
Fixed income securities held in a portfolio:
Foreign issued corporate debt	—	13,583	—	13,583
U.S. corporate debt	—	48,046	—	48,046
Government debt	—	4,810	—	4,810
U.S. Treasury securities	—	77,285	—	77,285
Asset-backed securities	—	14,065	—	14,065
Other	—	247	—	247
Cash equivalents(a)	2,593	3,089	—	5,682

Total(b)	$123,949	$161,125	$—	$285,074

(a)
A significant portion represents an investment in a short-term investment fund that invests primarily in securities of high quality and low risk.

(b)
Excludes cash and net payables relating to the purchase of securities that were not settled as of December 31, 2016.

        The fair values of mutual funds and cash equivalents were derived from quoted market prices that the Pension Plan administrator has the ability to access.

        The fair values of corporate and government debt, treasury securities and asset-back securities were derived from bids received from a vendor or broker not available in an active market that the Pension Plan administrator has the ability to access.

Benefit Payments and Contributions for Defined Benefit Plans

        The following benefit payments are expected to be paid during the periods indicated:

2018	$96,482
2019	18,960
2020	14,052
2021	13,282
2022	13,792
2023 - 2027	69,369

        The Company currently expects to contribute approximately $18,000 to the Pension Plan in 2018.

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

(Unaudited)

(See Note 20)

NOTE 17. BENEFIT PLANS (Continued)

Defined Contribution Plans

        The Company maintains the Cablevision 401(k) Savings Plan, a contributory qualified defined contribution plan for the benefit of non-union employees of Cablevision. Participants can contribute a percentage of eligible annual compensation and the Company will make a matching cash contribution or discretionary contribution, as defined in the plan. In addition, the Company maintains an unfunded non-qualified excess savings plan which was frozen on January 1, 2017 for which the Company provided a matching contribution similar to the Cablevision 401(k) Savings Plan. Applicable employees of the Company were eligible for an enhanced employer matching contribution, as well as a year-end employer discretionary contribution to the Cablevision 401(k) Savings Plan and the Cablevision Excess Savings Plan.

        Through September 30, 2017, the Company also maintained a 401(k) plan for employees of Cequel. Cequel employees that qualified for participation were able to contribute a percentage of eligible annual compensation and the Company would make a matching cash contribution, as defined in the plan. During the fourth quarter of 2017, the Suddenlink 401(k) plan assets were transferred to the Cablevision 401(k) Savings Plan and the plan was renamed the Altice USA 401(k) Savings Plan.

        The cost associated with these plans (including the enhanced employer matching and discretionary contributions on 2016) was $27,577 and $28,501 for the years ended December 31, 2017 and 2016, respectively.

NOTE 18. ALLOWANCE FOR DOUBTFUL ACCOUNTS

        Activity related to the Company's allowance for doubtful accounts is presented below:

	Balance at Beginning of Period	Provision for Bad Debt	Deductions/ Write-Offs and Other Charges	Balance at End of Period
Year Ended December 31, 2017
Allowance for doubtful accounts	$11,677	$74,183	$(72,440)	$13,420

Year Ended December 31, 2016
Allowance for doubtful accounts	$1,051	$53,249	$(42,623)	$11,677

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

(Unaudited)

(See Note 20)

NOTE 19. INTERIM FINANCIAL INFORMATION (Unaudited)

        The following is a summary of the Company's selected quarterly financial data for the years ended December 31, 2017 and 2016:

	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017(a)	Total 2017
Residential:
Pay TV	$1,083,878	$1,071,163	$1,069,946	$1,049,135	$4,274,122
Broadband	625,918	642,620	658,278	681,779	2,608,595
Telephony	180,961	178,261	172,479	169,064	700,765
Business services and wholesale	319,420	323,641	324,642	330,510	1,298,213
Advertising	83,361	97,501	89,292	121,712	391,866
Other	8,721	9,176	7,884	7,608	33,389

Revenue	2,302,259	2,322,362	2,322,521	2,359,808	9,306,950
Operating expenses	(2,052,149)	(2,069,094)	(2,201,946)	(2,142,753)	(8,465,942)

Operating income	$250,110	$253,268	$120,575	$217,055	$841,008

Net income (loss)	$(76,188)	$(479,939)	$(192,434)	$2,243,325	$1,494,764

Net income attributable to noncontrolling interests	(237)	(365)	(135)	(850)	(1,587)

Net income (loss) attributable to Altice USA Inc.'s stockholders	$(76,425)	$(480,304)	$(192,569)	$2,242,475	$1,493,177

Basic and diluted net income (loss) per share attributable to Altice USA Inc.'s stockholders	$(0.12)	$(0.73)	$(0.26)	$3.04	$2.15

(a)
Pursuant to the enactment of the Tax Reform on December 22, 2017, the Company recorded a noncash deferred tax benefit of $2,332,677 to remeasure the net deferred tax liability to adjust for the reduction in the corporate federal income tax rate 35% to 21% which is effective on January 1, 2018.

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

(Unaudited)

(See Note 20)

NOTE 19. INTERIM FINANCIAL INFORMATION (Unaudited) (Continued)

	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016	Total 2016
Residential:
Pay TV	$279,736	$370,122	$1,066,019	$1,072,996	$2,788,873
Broadband	196,691	245,568	594,932	614,383	1,651,574
Telephony	39,735	55,855	185,834	184,347	465,771
Business services and wholesale	84,404	111,193	309,366	314,578	819,541
Advertising	20,887	29,843	90,555	110,764	252,049
Other	6,136	10,920	13,515	8,833	39,404

Revenue	627,589	823,501	2,260,221	2,305,901	6,017,212
Operating expenses	(573,329)	(777,564)	(2,115,955)	(2,087,555)	(5,554,403)

Operating income	$54,260	$45,937	$144,266	$218,346	$462,809

Net loss	$(140,748)	$(282,129)	$(172,553)	$(236,049)	$(831,479)
Net loss (income) attributable to noncontrolling interests	—	364	(256)	(659)	(551)

Net loss attributable to Altice USA, Inc. stockholders	$(140,748)	$(281,765)	$(172,809)	$(236,708)	$(832,030)

Basic and diluted net loss per share attributable to Altice USA Inc.'s stockholders	$(0.22)	$(0.43)	$(0.27)	$(0.36)	$(1.28)

        The Company's previously reported statements of cash flows for the three months ended March 31, 2017, the six months ended June 30, 2017 and the nine months ended September 30, 2017 reflected distributions to stockholders of $79,617 in cash provided by operating activities. These distributions should have been reflected in financing activities.

NOTE 20. CHANGE IN ACCOUNTING POLICIES AND ATS ACQUISITION

Adoption of ASC 606—Revenue from Contracts with Customers

        On January 1, 2018, the Company adopted the guidance pursuant to ASC 606, Revenue from Contracts with Customers. The Company elected to apply the guidance on a full retrospective basis, which required the Company to reflect the impact of the updated guidance for all periods presented. The adoption of the guidance resulted in the deferral of certain installation revenue, the deferral of certain commission expenses, and a reduction of revenue due to the reclassification of certain third party giveaways and incentives from operating expense. Additionally, the Company made changes in the composition of revenue resulting from the allocation of value related to bundled services sold to residential customers at a discount.

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

(Unaudited)

(See Note 20)

NOTE 20. CHANGE IN ACCOUNTING POLICIES AND ATS ACQUISITION (Continued)

Installation Services Revenue

        Pursuant to ASC 606, the Company's installation services revenue is deferred and recognized over the benefit period. For residential customers, the benefit period is less than one year. For business and wholesale customers, the benefit period is the contract term. Prior to the adoption of ASC 606, the Company recognized installation services revenue for residential and small and medium-sized business ("SMB") customers when installations were completed. As a result of the deferral of installation services revenue for residential and SMB customers, the Company recognized contract liabilities of $6,978 and recorded a cumulative effect adjustment of $5,093 (net of tax of $1,885) to retained earnings. The accounting for installation services revenue related to business and wholesale customers has not changed.

Commission Expenses

        Pursuant to ASC 606, the Company defers commission expenses related to obtaining a contract with a customer when the expected amortization is greater than one year and amortizes these costs over the average contract term. For commission expenses related to customer contracts with a term of one year or less, the Company is utilizing the practical expedient and is recognizing the costs when incurred. Prior to the adoption of ASC 606, the Company recognized commission expenses related to the sale of its services when incurred. As a result of the change in the timing of recognition of these commission expenses, the Company recognized contract assets of $24,329 and recorded a cumulative effect adjustment of $17,759 (net of tax of $6,570) to retained earnings.

Third Party Product Giveaways and Incentives

        When the Company acts as the agent in providing certain product giveaways or incentives, revenue is recorded net of the costs of the giveaways and incentives. For the periods prior to January 1, 2018, costs for the giveaways and incentives recorded in other operating expense have been reclassified to revenue.

Bundled Services

        The Company provides bundled services at a discounted rate to its customers. Under ASC 606, revenue should be allocated to separate performance obligations within a bundled offering based on the relative stand-alone selling price of each service within the bundle. In connection with the adoption of ASC 606, the Company revised the amounts allocated to each performance obligation within its bundled offerings which reduced previously reported revenue for telephony services and increased previously reported revenue allocated to pay television and broadband services.

Adoption of ASU No. 2017-07—Compensation-Retirement Benefits (Topic 715)

        On January 1, 2018, the Company adopted the guidance pursuant to ASU No. 2017-07. ASU No. 2017-07 requires that an employer disaggregate the service cost component from the other components of net benefit cost. In connection with the adoption of ASU No. 2017-07, the Company

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

(Unaudited)

(See Note 20)

NOTE 20. CHANGE IN ACCOUNTING POLICIES AND ATS ACQUISITION (Continued)

retroactively reclassified certain pension costs from other operating expenses to other income (expense), net.

Acquisition of Altice Technical Services US Corp

        In January 2018, the Company acquired 70% of the equity interests in Altice Technical Services US Corp. ("ATS") for $1.00 (the "ATS Acquisition") and the Company became the owner of 100% of the equity interests in ATS in March 2018. ATS was previously owned by Altice N.V. and a member of ATS's management through a holding company. As the acquisition is a combination of businesses under common control, the Company combined the results of operations and related assets and liabilities of ATS for all periods since its commencement of operations in April 2017, including goodwill of $23,101, representing the amount previously transferred to ATS.

        The adoption of ASU No. 2017-07 had no impact on the Company's consolidated balance sheet. The following table summarizes the impact of adopting ASC 606 and the impact of the ATS Acquisition on the Company's consolidated balance sheets:

	December 31, 2017				December 31, 2016
	As Reported	Impact of ASC 606	Impact of ATS Acquisition	As Adjusted	As Reported	Impact of ASC 606	As Adjusted
Cash and cash equivalents	$273,329	$—	$56,519	$329,848	$486,792	$—	$486,792
Other current assets	580,231	14,068	(20,548)	573,751	1,218,127	14,068	1,232,195
Property, plant and equipment, net	6,063,829	—	(40,003)	6,023,826	6,597,635	—	6,597,635
Goodwill	7,996,760	—	23,101	8,019,861	7,992,700	—	7,992,700
Other assets, long-term	19,861,076	10,261	(6,541)	19,864,796	20,178,995	10,261	20,189,256

Total assets	$34,775,225	$24,329	$12,528	$34,812,082	$36,474,249	$24,329	$36,498,578

Current liabilities	2,492,983	6,978	20,401	2,520,362	3,704,933	6,978	3,711,911
Deferred tax liability	4,775,115	4,685	(10,514)	4,769,286	7,966,815	4,685	7,971,500
Liabilities, long-term	21,779,997	—	6,394	21,786,391	22,704,512	—	22,704,512

Total liabilities	$29,048,095	$11,663	$16,281	$29,076,039	$34,376,260	$11,663	$34,387,923
Redeemable equity	231,290	—	—	231,290	68,147	—	68,147
Paid-in-capital	4,642,128	—	23,101	4,665,229	3,003,554	—	3,003,554
Retained earnings (accumulated deficit)	854,824	12,666	(26,854)	840,636	(975,978)	12,666	(963,312)
Total stockholders' equity	5,495,840	12,666	(3,753)	5,504,753	2,029,842	12,666	2,042,508

Total liabilities and stockholders' equity	$34,775,225	$24,329	$12,528	$34,812,082	$36,474,249	$24,329	$36,498,578

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

(Unaudited)

(See Note 20)

NOTE 20. CHANGE IN ACCOUNTING POLICIES AND ATS ACQUISITION (Continued)

        The following table summarizes the impact of adopting ASC 606 and ASU No. 2017-07 and the impact of the ATS Acquisition on the Company's consolidated statements of operations:

	Year Ended December 31, 2017
	As Reported	Impact of ASC 606	Impact of ASU No. 2017-07	Impact of ATS Acquisition	As Adjusted
Residential
Pay TV	$4,214,745	$59,878	$—	$(501)	$4,274,122
Broadband	2,563,772	45,192	—	(369)	2,608,595
Telephony	823,981	(122,981)	—	(235)	700,765
Business services and wholesale	1,298,817	(604)	—	—	1,298,213
Advertising	391,866	—	—	—	391,866
Other	33,389	—	—	—	33,389

Total revenue	9,326,570	(18,515)	—	(1,105)	9,306,950

Programming and other direct costs	3,035,655	—	—	—	3,035,655
Other operating expenses	2,342,655	(18,515)	(11,863)	35,038	2,347,315
Restructuring and other expense	152,401	—	—	—	152,401
Depreciation and amortization	2,930,475	—	—	96	2,930,571

Operating income	865,384	—	11,863	(36,239)	841,008
Other income (expense), net	(2,196,733)	—	(11,863)	—	(2,208,596)

Loss before income taxes	(1,331,349)	—	—	(36,239)	(1,367,588)
Income tax benefit	2,852,967	—	—	9,385	2,862,352

Net income	$1,521,618	$—	$—	$(26,854)	$1,494,764

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

(Unaudited)

(See Note 20)

NOTE 20. CHANGE IN ACCOUNTING POLICIES AND ATS ACQUISITION (Continued)

	Year Ended December 31, 2016
	As Reported	Impact of ASC 606	Impact of ASU No. 2017-07	As Adjusted
Residential
Pay TV	$2,759,216	$29,657	$—	$2,788,873
Broadband	1,617,029	34,545	—	1,651,574
Telephony	529,973	(64,202)	—	465,771
Business services and wholesale	819,541	—	—	819,541
Advertising	252,049	—	—	252,049
Other	39,404	—	—	39,404

Total revenue	6,017,212	—	—	6,017,212

Programming and other direct costs	1,911,230	—	—	1,911,230
Other operating expenses	1,705,615	—	(3,143)	1,702,472
Restructuring and other expense	240,395	—	—	240,395
Depreciation and amortization	1,700,306	—	—	1,700,306

Operating income	459,666	—	3,143	462,809
Other income (expense), net	(1,550,811)	—	(3,143)	(1,553,954)

Loss before income taxes	(1,091,145)	—	—	(1,091,145)
Income tax benefit	259,666	—	—	259,666

Net loss	$(831,479)	$—	$—	$(831,479)

NOTE 21. SUBSEQUENT EVENT

        In January 2018, CSC Holdings borrowed $150,000 under its revolving credit facility and entered into a new $1,500,000 incremental term loan facility (the "Incremental Term Loan") under its existing CVC Credit Facilities Agreement. The Incremental Term Loan was priced at 99.5% and will mature on January 25, 2026. The Incremental Term Loan is comprised of eurodollar borrowings or alternate base rate borrowings, and bears interest at a rate per annum equal to the adjusted LIBO rate or the alternate base rate, as applicable, plus the applicable margin, where the applicable margin is (i) with respect to any alternate base rate loan, 1.50% per annum and (ii) with respect to any eurodollar loan, 2.50% per annum.

        In January 2018, CSC Holdings issued $1,000,000 aggregate principal amount of 5.375% senior guaranteed notes due February 1, 2028 (the "2028 Guaranteed Notes"). The 2028 Guaranteed Notes are senior unsecured obligations and rank pari passu in right of payment with all of the existing and future senior indebtedness, including the existing senior notes and the CVC Credit Facilities and rank senior in right of payment to all of existing and future subordinated indebtedness.

        The proceeds from the 2028 Guaranteed Notes, together with proceeds from the Incremental Term Loan, borrowings under the CVC revolving credit facility and cash on hand, were used in February 2018 to repay certain senior notes ($300,000 principal amount of CSC Holdings' senior notes due in

ALTICE USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

(Unaudited)

(See Note 20)

NOTE 21. SUBSEQUENT EVENT (Continued)

February 2018 and $750,000 principal amount of Cablevision senior notes due in April 2018) and will be used to fund a dividend of $1,500,000 to the Company's stockholders immediately prior to and in connection with the Distribution discussed in Note 1.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Cablevision Systems Corporation:

        We have audited the accompanying consolidated balance sheet of Cablevision Systems Corporation and subsidiaries (the Company) as of December 31, 2015 and the related consolidated statements of operations and comprehensive income (loss), stockholders' equity (deficiency), and cash flows for the period from January 1, 2016 to June 20, 2016, and the year ended December 31, 2015. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cablevision Systems Corporation and subsidiaries as of December 31, 2015, and the results of their operations and their cash flows for the period from January 1, 2016 to June 20, 2016, and the year ended December 31, 2015, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

New York, New York
April 10, 2017

CABLEVISION SYSTEMS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

December 31, 2015

(In thousands)

December 31, 2015
ASSETS
Current Assets:
Cash and cash equivalents	$1,003,279
Restricted cash	1,600
Accounts receivable, trade (less allowance for doubtful accounts of $6,039)	266,383
Prepaid expenses and other current assets	123,242
Amounts due from affiliates	767
Deferred tax asset	14,596
Investment securities pledged as collateral	455,386
Derivative contracts	10,333

Total current assets	1,875,586
Property, plant and equipment, net of accumulated depreciation of $9,625,348	3,017,015
Investment in affiliates	—
Investment securities pledged as collateral	756,596
Derivative contracts	72,075
Other assets	32,920
Amortizable customer relationships, net of accumulated amortization of $27,778	11,636
Other amortizable intangibles, net of accumulated amortization of $32,532	25,315
Trademarks and other indefinite-lived intangible assets	7,250
Indefinite-lived cable television franchises	731,848
Goodwill	262,345
Deferred financing costs, net of accumulated amortization of $8,150	7,588

$6,800,174

See accompanying notes to consolidated financial statements.

CABLEVISION SYSTEMS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET (Continued)

(In thousands, except share and per share amounts)

December 31, 2015
LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current Liabilities:
Accounts payable	$453,653
Accrued liabilities:
Interest	119,005
Employee related costs	344,091
Other accrued expenses	169,899
Amounts due to affiliates	29,729
Deferred revenue	55,545
Liabilities under derivative contracts	2,706
Credit facility debt	562,898
Collateralized indebtedness	416,621
Senior notes and debentures	—
Capital lease obligations	20,350
Notes payable	13,267

Total current liabilities	2,187,764
Defined benefit plan obligations	99,228
Other liabilities	165,768
Deferred tax liability	704,835
Credit facility debt	1,951,556
Collateralized indebtedness	774,703
Senior guaranteed notes	—
Senior notes and debentures	5,801,011
Capital lease obligations	25,616
Notes payable	1,277

Total liabilities	11,711,758

Commitments and contingencies
Stockholders' Deficiency:
Preferred Stock, $.01 par value, 50,000,000 shares authorized, none issued	—
CNYG Class A common stock, $.01 par value, 800,000,000 shares authorized, 304,196,703 shares issued and 222,572,210 shares outstanding	3,042
CNYG Class B common stock, $.01 par value, 320,000,000 shares authorized, 54,137,673 shares issued and outstanding	541
RMG Class A common stock, $.01 par value, 600,000,000 shares authorized, none issued	—
RMG Class B common stock, $.01 par value, 160,000,000 shares authorized, none issued	—
Paid-in capital	792,351
Accumulated deficit	(4,059,411)

(3,263,477)
Treasury stock, at cost (81,624,493 CNYG Class A common shares)	(1,610,167)
Accumulated other comprehensive loss	(37,672)

Total stockholders' deficiency	(4,911,316)
Noncontrolling interest	(268)

Total deficiency	(4,911,584)

$6,800,174

See accompanying notes to consolidated financial statements.

CABLEVISION SYSTEMS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	January 1, 2016 to June 20, 2016	Year ended December 31, 2015
Revenue (including revenue from affiliates of $2,088 and $5,343, respectively) (See Note 16)	$3,137,604	$6,545,545

Operating expenses:
Programming and other direct costs (including charges from affiliates of $84,636 and $176,909, respectively) (See Note 16)	1,088,555	2,269,290
Other operating expenses (including charges (credits) from affiliates of $2,182 and $5,372, respectively) (See Note 16)	1,136,970	2,546,319
Restructuring and other expense	22,223	16,213
Depreciation and amortization (including impairments)	414,550	865,252

	2,662,298	5,697,074

Operating income	475,306	848,471

Other income (expense):
Interest expense	(287,098)	(585,764)
Interest income	1,590	925
Gain (loss) on investments, net	129,990	(30,208)
Gain (loss) on equity derivative contracts, net	(36,283)	104,927
Loss on extinguishment of debt and write-off of deferred financing costs	—	(1,735)
Other expense, net	4,855	6,045

	(186,946)	(505,810)

Income from continuing operations before income taxes	288,360	342,661
Income tax expense	(124,848)	(154,872)

Income from continuing operations, net of income taxes	163,512	187,789
Loss from discontinued operations, net of income taxes	—	(12,541)

Net income	163,512	175,248
Net loss attributable to noncontrolling interests	236	201

Net income attributable to Cablevision Systems Corporation stockholders	$163,748	$175,449

INCOME PER SHARE:
Basic income (loss) per share attributable to Cablevision Systems Corporation stockholder(s):
Income from continuing operations, net of income taxes	$0.60	$0.70

Income (loss) from discontinued operations, net of income taxes	$—	$(0.05)

Net income	$0.60	$0.65

Basic weighted average common shares (in thousands)	272,035	269,388

Diluted income (loss) per share attributable to Cablevision Systems Corporation stockholder(s):
Income from continuing operations, net of income taxes	$0.58	$0.68

Income (loss) from discontinued operations, net of income taxes	$—	$(0.05)

Net income	$0.58	$0.63

Diluted weighted average common shares (in thousands)	280,199	276,339

Amounts attributable to Cablevision Systems Corporation stockholder(s):
Income from continuing operations, net of income taxes	$163,748	$187,990
Loss from discontinued operations, net of income taxes	—	(12,541)

Net income	$163,748	$175,449

Cash dividends declared and paid per share of common stock	$—	$0.45

See accompanying notes to consolidated financial statements.

CABLEVISION SYSTEMS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands)

	January 1, 2016 to June 20, 2016	Year ended December 31, 2015
Net income	$163,512	$175,248

Other comprehensive income (loss):
Defined benefit pension and postretirement plans (see Note 14):
Unrecognized actuarial gain	68	2,694
Applicable income taxes	(28)	(1,106)

Unrecognized income arising during period, net of income taxes	40	1,588

Amortization of actuarial losses, net included in net periodic benefit cost	929	1,224
Applicable income taxes	(388)	(502)

Amortization of actuarial losses, net included in net periodic benefit cost, net of income taxes	541	722

Settlement loss included in net periodic benefit cost	1,655	3,822
Applicable income taxes	(679)	(1,569)

Settlement loss included in net periodic benefit cost, net of income taxes	976	2,253

Other comprehensive income	1,557	4,563

Comprehensive income	165,069	179,811
Comprehensive loss attributable to noncontrolling interests	236	201

Comprehensive income attributable to Cablevision Systems Corporation stockholder(s)	$165,305	$180,012

See accompanying notes to consolidated financial statements.

CABLEVISION SYSTEMS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIENCY

(In thousands)

	CNYG Class A Common Stock	CNYG Class B Common Stock	Paid-in Capital	Accumulated Deficit	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Equity (Deficiency)	Non- controlling Interest	Total Equity (Deficiency)
Balance at January 1, 2015	$3,003	$541	$823,103	$(4,234,860)	$(1,591,021)	$(42,235)	$(5,041,469)	$779	$(5,040,690)
Net income attributable to Cablevision Systems Corporation stockholders	—	—	—	175,449	—	—	175,449	—	175,449
Net loss attributable to noncontrolling interests	—	—	—	—	—	—	—	(146)	(146)
Pension and postretirement plan liability adjustments, net of income taxes	—	—	—	—	—	4,563	4,563	—	4,563
Proceeds from exercise of options and issuance of restricted shares	39	—	18,648	—	—	—	18,687	—	18,687
Recognition of equity-based stock compensation arrangements	—	—	60,817	—	—	—	60,817	—	60,817
Treasury stock acquired from forfeiture and acquisition of restricted shares	—	—	5	—	(19,146)	—	(19,141)	—	(19,141)
Excess tax benefit on share-based awards	—	—	5,694	—	—	—	5,694	—	5,694
Dividends on CNYG Class A and CNYG Class B common stock	—	—	(124,752)	—	—	—	(124,752)	—	(124,752)
Adjustments to noncontrolling interests	—	—	8,836	—	—	—	8,836	(901)	7,935
Balance at December 31, 2015	$3,042	$541	$792,351	$(4,059,411)	$(1,610,167)	$(37,672)	$(4,911,316)	$(268)	$(4,911,584)

See accompanying notes to consolidated financial statements.

CABLEVISION SYSTEMS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIENCY (Continued)

(In thousands)

	CNYG Class A Common Stock	CNYG Class B Common Stock	Paid-in Capital	Accumulated Deficit	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Equity (Deficiency)	Non- controlling Interest	Total Equity (Deficiency)
Balance at January 1, 2016	$3,042	$541	$792,351	$(4,059,411)	$(1,610,167)	$(37,672)	$(4,911,316)	$(268)	$(4,911,584)
Net income attributable to Cablevision Systems Corporation stockholders	—	—	—	163,748	—	—	163,748	—	163,748
Net loss attributable to noncontrolling interests	—	—	—	—	—	—	—	(236)	(236)
Pension and postretirement plan liability adjustments, net of income taxes	—	—	—	—	—	1,557	1,557	—	1,557
Proceeds from exercise of options and issuance of restricted shares	15	—	14,544	—	—	—	14,559	—	14,559
Recognition of equity-based stock compensation arrangements	—	—	24,997	—	—	—	24,997	—	24,997
Treasury stock acquired from forfeiture and acquisition of restricted shares	—	—	1	—	(41,470)	—	(41,469)	—	(41,469)
Tax withholding associated with shares issued for equity-based compensation	(4)	—	(6,030)	—	—	—	(6,034)	—	(6,034)
Excess tax benefit on share-based awards	—	—	82	—	—	—	82	—	82
Contributions from noncontrolling interests	—	—	—	—	—	—	—	240	240
Balance at June 20, 2016	$3,053	$541	$825,945	$(3,895,663)	$(1,651,637)	$(36,115)	$(4,753,876)	$(264)	$(4,754,140)

See accompanying notes to consolidated financial statements.

CABLEVISION SYSTEMS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	January 1, 2016 to June 20, 2016	Year ended December 31, 2015
Cash flows from operating activities:
Net income	$163,512	$175,248
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Loss (income) from discontinued operations, net of income taxes	—	12,541
Depreciation and amortization (including impairments)	414,550	865,252
Loss (gain) on investments, net	(129,990)	30,208
Loss (gain) on equity derivative contracts, net	36,283	(104,927)
Loss on extinguishment of debt and write-off of deferred financing costs	—	1,735
Amortization of deferred financing costs and discounts on indebtedness	11,673	23,764
Share-based compensation expense	24,778	60,321
Settlement loss and amortization of actuarial losses related to pension and postretirement plans	2,584	5,046
Deferred income taxes	116,150	133,396
Provision for doubtful accounts	13,240	35,802
Excess tax benefits related to share-based awards	(82)	(5,694)
Change in assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable, trade	(18,162)	(24,760)
Prepaid expenses and other assets	(844)	38,860
Amounts due from and due to affiliates, net	(5,082)	1,043
Accounts payable	36,147	6,896
Accrued liabilities	(160,937)	1,200
Deferred revenue	(9,726)	2,156

Net cash provided by operating activities	494,094	1,258,087

Cash flows from investing activities:
Capital expenditures	(330,131)	(816,396)
Proceeds related to sale of equipment, including costs of disposal	1,106	4,407
Decrease (increase) in other investments	610	(7,779)
Additions to other intangible assets	(1,709)	(8,035)

Net cash used in investing activities	(330,124)	(827,803)

Cash flows from financing activities:
Repayment of credit facility debt	$(14,953)	$(260,321)
Proceeds from issuance of senior notes	—	—
Proceeds from collateralized indebtedness	337,149	774,703
Repayment of collateralized indebtedness and related derivative contracts	(281,594)	(639,237)
Redemption and repurchase of senior notes, including premiums and fees	—	—
Repayment of notes payable	(1,291)	(2,458)
Proceeds from stock option exercises	14,411	18,727
Tax withholding associated with shares issued for equity-based awards	(6,034)	—
Dividend distributions to common stockholders	(4,066)	(125,170)
Principal payments on capital lease obligations	(11,552)	(20,250)
Deemed repurchases of restricted stock	(41,469)	(19,141)
Additions to deferred financing costs	—	(250)
Payment for purchase of noncontrolling interest	—	(8,300)
Contributions from (distributions to) noncontrolling interests, net	240	(901)
Excess tax benefit related to share-based awards	82	5,694

Net cash used in financing activities	(9,077)	(276,904)

Net increase in cash and cash equivalents from continuing operations	154,893	153,380

Cash flows of discontinued operations:
Net cash used in operating activities	(21,000)	(484)
Net cash used in investing activities	—	(30)

Net decrease in cash and cash equivalents from discontinued operations	(21,000)	(514)

Cash and cash equivalents at beginning of period	1,003,279	850,413

Cash and cash equivalents at end of period	$1,137,172	$1,003,279

See accompanying notes to consolidated financial statements.

CABLEVISION SYSTEMS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except share and per share amounts)

NOTE 1. DESCRIPTION OF BUSINESS, RELATED MATTERS AND BASIS OF PRESENTATION

The Company and Related Matters

        Cablevision Systems Corporation ("Cablevision"), through its wholly-owned subsidiary CSC Holdings, LLC ("CSC Holdings,") and collectively with Cablevision, the "Company"), owns and operates cable systems and owns companies that provide regional news, local programming and advertising sales services for the cable television industry and Ethernet-based data, Internet, voice and video transport and managed services to the business market. The Company operates and reports financial information in one segment. Prior to the sale of a 75% interest in Newsday LLC on July 7, 2016, the Company consolidating the operating results of Newsday. Effective July 7, 2016, the operating results of Newsday are no longer consolidated with those of the Company and the Company's 25% interest in the operating results of Newsday is recorded on the equity basis (see Note 16).

Altice Merger

        On June 21, 2016 (the "Merger Date"), pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of September 16, 2015, by and among Cablevision, Altice N.V. ("Altice"), Neptune Merger Sub Corp., a wholly-owned subsidiary of Altice ("Merger Sub"), Merger Sub merged with and into Cablevision, with Cablevision surviving the merger (the "Merger").

        In connection with the Merger, each outstanding share of the Cablevision NY Group Class A common stock, par value $0.01 per share ("CNYG Class A Shares"), and Cablevision NY Group Class B common stock, par value $0.01 per share ("CNYG Class B Shares", and together with the CNYG Class A Shares, the "Shares") other than (i) Shares owned by Cablevision, Altice or any of their respective wholly-owned subsidiaries, in each case not held on behalf of third parties in a fiduciary capacity, received $34.90 in cash without interest, less applicable tax withholdings (the "Merger Consideration").

        Pursuant to an agreement, dated December 21, 2015, by and among CVC 2B.V., CIE Management IX Limited, for and on behalf of the limited partnerships BC European Capital IX-1through 11 and Canada Pension Plan Investment Board, certain affiliates of BCP and CPPIB (the "Co-Investors") funded approximately $1,000,000 toward the payment of the aggregate Merger Consideration, and indirectly acquired approximately 30% of the Shares of Cablevision.

        Also in connection with the Merger, outstanding equity-based awards granted under Cablevision's equity plans were cancelled and converted into cash based upon the $34.90 per Share merger price in accordance with the original terms of the awards. The total consideration for the outstanding CNYG Class A Shares, the outstanding CNYG Class B Shares, and the equity-based awards amounted to $9,958,323.

        In connection with the Merger, in October 2015, Neptune Finco Corp. ("Finco"), an indirect wholly-owned subsidiary of Altice formed to complete the financing described herein and the merger with CSC Holdings, borrowed an aggregate principal amount of $3,800,000 under a term loan facility (the "Term Credit Facility") and entered into revolving loan commitments in an aggregate principal amount of $2,000,000 (the "Revolving Credit Facility" and, together with the Term Credit Facility, the "Credit Facilities").

CABLEVISION SYSTEMS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

NOTE 1. DESCRIPTION OF BUSINESS, RELATED MATTERS AND BASIS OF PRESENTATION (Continued)

        Finco also issued $1,800,000 aggregate principal amount of 10.125% senior notes due 2023 (the "2023 Notes"), $2,000,000 aggregate principal amount of 10.875% senior notes due 2025 (the "2025 Notes"), and $1,000,000 aggregate principal amount of 6.625% senior guaranteed notes due 2025 (the "2025 Guaranteed Notes") (collectively the "Merger Notes").

        On June 21, 2016, immediately following the Merger, Finco merged with and into CSC Holdings, with CSC Holdings surviving the merger (the "CSC Holdings Merger"), and the Merger Notes and the Credit Facilities became obligations of CSC Holdings.

        The accompanying financial statements represent the operating results and cash flows of the Company for the period January 1, 2016 to June 20, 2016 (Predecessor) and for the year ended December 31, 2015. The operating results of the Company for the period June 21, 2016 to December 31, 2016 (Successor) are incorporated in the consolidated financial statements of Altice USA, Inc.

Basis of Presentation

Principles of Consolidation

        The accompanying consolidated financial statements of Cablevision include the accounts of Cablevision and its majority-owned subsidiaries. Cablevision has no business operations independent of CSC Holdings, whose operating results and financial position are consolidated into Cablevision. All significant intercompany transactions and balances between Cablevision and CSC Holdings and their respective consolidated subsidiaries are eliminated in consolidation.

Use of Estimates in Preparation of Financial Statements

        The preparation of financial statements in conformity with U.S. generally accepted accounting principles ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. See Note 12 for a discussion of fair value estimates.

Reclassifications

        Certain reclassifications have been made in the consolidated financial statements in the 2015 financial statements to conform to the 2016 presentation.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Summary of Significant Accounting Policies

Revenue Recognition

        The Company recognizes video, high-speed data, and voice services revenues as the services are provided to customers. Revenue received from customers who purchase bundled services at a discounted rate is allocated to each product in a pro-rata manner based on the individual product's

CABLEVISION SYSTEMS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

selling price (generally, the price at which the product is regularly sold on a standalone basis). Installation revenue for the Company's video, consumer high-speed data and VoIP services is recognized as installations are completed, as direct selling costs have exceeded this revenue in all periods reported. Advertising revenues are recognized when commercials are aired.

        Revenues derived from other sources are recognized when services are provided or events occur.

Multiple-Element Transactions

        In the normal course of business, the Company may enter into multiple-element transactions where it is simultaneously both a customer and a vendor with the same counterparty or in which it purchases multiple products and/or services, or settles outstanding items contemporaneous with the purchase of a product or service from a single counterparty. The Company's policy for accounting for each transaction negotiated contemporaneously is to record each deliverable of the transaction based on its best estimate of selling price in a manner consistent with that used to determine the price to sell each deliverable on a standalone basis. In determining the fair value of the respective deliverable, the Company will utilize quoted market prices (as available), historical transactions or comparable transactions.

Gross Versus Net Revenue Recognition

        In the normal course of business, the Company is assessed non-income related taxes by governmental authorities, including franchising authorities (generally under multi-year agreements), and collects such taxes from its customers. The Company's policy is that, in instances where the tax is being assessed directly on the Company, amounts paid to the governmental authorities and amounts received from the customers are recorded on a gross basis. That is, amounts paid to the governmental authorities are recorded as programming and other direct costs and amounts received from the customer are recorded as revenue. For the period January 1, 2016 through June 20, 2016 and for the year ended December 31, 2015, the amount of franchise fees and certain other taxes and fees included as a component of revenue aggregated $95,432 and $199,701, respectively.

Technical and Operating Expenses

        Costs of revenue related to sales of services are classified as "programming and other direct costs" in the accompanying consolidated statements of operations.

Programming Costs

        Programming expenses related to the Company's video service represent fees paid to programming distributors to license the programming distributed to subscribers. This programming is acquired generally under multi-year distribution agreements, with rates usually based on the number of subscribers that receive the programming. There have been periods when an existing distribution agreement has expired and the parties have not finalized negotiations of either a renewal of that agreement or a new agreement for certain periods of time. In substantially all these instances, the Company continues to carry and pay for these services until execution of definitive replacement agreements or renewals. The amount of programming expense recorded during the interim period is

CABLEVISION SYSTEMS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

based on the Company's estimates of the ultimate contractual agreement expected to be reached, which is based on several factors, including previous contractual rates, customary rate increases and the current status of negotiations. Such estimates are adjusted as negotiations progress until new programming terms are finalized.

        In addition, the Company has received, or may receive, incentives from programming distributors for carriage of the distributors' programming. The Company generally recognizes these incentives as a reduction of programming costs in "programming and other direct costs", generally over the term of the distribution agreement.

Advertising Expenses

        Advertising costs are charged to expense when incurred and are reflected in "other operating expenses" in the accompanying consolidated statements of operations. Advertising costs amounted to $62,760 and $160,671, for the period January 1, 2016 through June 20, 2016 and for the year ended December 31, 2015, respectively.

Share-Based Compensation

        Share-based compensation expense is based on the fair value of the portion of share-based payment awards that are ultimately expected to vest. For share-based compensation awards that can be settled in cash, the Company recognizes compensation expense based on the estimated fair value of the award at each reporting period.

        For options and performance based option awards, Cablevision recognized compensation expense based on the estimated grant date fair value using the Black-Scholes valuation model. For options not subject to performance based vesting conditions, Cablevision recognized the compensation expense using a straight-line amortization method. For options subject to performance based vesting conditions, Cablevision recognized compensation expense based on the probable outcome of the performance criteria over the requisite service period for each tranche of awards.

        For restricted shares, Cablevision recognized compensation expense using a straight-line amortization method based on the grant date price of CNYG Class A common stock over the vesting period. For restricted stock units granted to non-employee director which vested 100% on the date of grant, compensation expense was recognized on the date of grant based on the grant date price of CNYG Class A common stock.

        For performance based restricted stock units ("PSUs") which cliff vested in three years, Cablevision recognized compensation expense on a straight-line basis over the vesting period based on the estimated number of shares of CNYG Class A common stock expected to be issued.

Income Taxes

        The Company's provision for income taxes is based on current period income, changes in deferred tax assets and liabilities and changes in estimates with regard to uncertain tax positions. Deferred tax assets are subject to an ongoing assessment of realizability. The Company provides deferred taxes for the outside basis difference of its investment in partnerships. In the second quarter of 2016, the

CABLEVISION SYSTEMS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Company changed its accounting policy on a prospective basis to present interest expense relating to uncertain tax position as additional interest expense.

Cash and Cash Equivalents

        The Company's cash investments are placed with money market funds and financial institutions that are investment grade as rated by Standard & Poor's and Moody's Investors Service. The Company selects money market funds that predominantly invest in marketable, direct obligations issued or guaranteed by the United States government or its agencies, commercial paper, fully collateralized repurchase agreements, certificates of deposit, and time deposits.

        The Company considers the balance of its investment in funds that substantially hold securities that mature within three months or less from the date the fund purchases these securities to be cash equivalents. The carrying amount of cash and cash equivalents either approximates fair value due to the short-term maturity of these instruments or are at fair value.

Accounts Receivable

        Accounts receivable are recorded at net realizable value. The Company periodically assesses the adequacy of valuation allowances for uncollectible accounts receivable by evaluating the collectability of outstanding receivables and general factors such as historical collection experience, length of time individual receivables are past due, and the economic and competitive environment.

Investments

        Investment securities and investment securities pledged as collateral are classified as trading securities and are stated at fair value with realized and unrealized holding gains and losses included in net income.

Long-Lived Assets and Amortizable Intangible Assets

        Property, plant and equipment, including construction materials, are carried at cost, and include all direct costs and certain indirect costs associated with the construction of cable systems, and the costs of new equipment installations. Equipment under capital leases is recorded at the present value of the total minimum lease payments. Depreciation on equipment is calculated on the straight-line basis over the estimated useful lives of the assets or, with respect to equipment under capital leases and leasehold improvements, amortized over the shorter of the lease term or the assets' useful lives and reported in depreciation and amortization (including impairments) in the consolidated statements of operations.

        The Company capitalizes certain internal and external costs incurred to acquire or develop internal-use software. Capitalized software costs are amortized over the estimated useful life of the software and reported in depreciation and amortization (including impairments).

        Customer relationships, trade names and other intangibles established in connection with acquisitions that are finite-lived are amortized in a manner that reflects the pattern in which the projected net cash inflows to the Company are expected to occur, such as the sum of the years' digits

CABLEVISION SYSTEMS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

method, or when such pattern does not exist, using the straight-line basis over their respective estimated useful lives.

        The Company reviews its long-lived assets (property, plant and equipment, and intangible assets subject to amortization that arose from acquisitions) for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected cash flows, undiscounted and without interest, is less than the carrying amount of the asset, an impairment loss is recognized as the amount by which the carrying amount of the asset exceeds its fair value.

Goodwill and Indefinite-Lived Intangible Assets

        Goodwill and the value of franchises, trademarks, and certain other intangibles acquired in purchase business combinations which have indefinite useful lives are not amortized. Rather, such assets are tested for impairment annually or upon the occurrence of a triggering event.

        The Company assesses qualitative factors for its reporting units that carry goodwill. If the qualitative assessment results in a conclusion that it is more likely than not that the fair value of a reporting unit exceeds the carrying value, then no further testing is performed for that reporting unit.

        When the qualitative assessment is not used, or if the qualitative assessment is not conclusive and it is necessary to calculate the fair value of a reporting unit, then the impairment analysis for goodwill is performed at the reporting unit level using a two-step approach. The first step of the goodwill impairment test is used to identify potential impairment by comparing the fair value of the reporting unit with its carrying amount, including goodwill utilizing an enterprise-value based premise approach. If the carrying amount of the reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of goodwill impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit's goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit's goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill which would be recognized in a business combination.

        The Company assesses qualitative factors to determine whether it is necessary to perform the one-step quantitative identifiable indefinite-lived intangible assets impairment test. This quantitative test is required only if the Company concludes that it is more likely than not that a unit of accounting's fair value is less than its carrying amount. When the qualitative assessment is not used, or if the qualitative assessment is not conclusive, the impairment test for other intangible assets not subject to amortization requires a comparison of the fair value of the intangible asset with its carrying value. If the carrying value of the indefinite-lived intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess.

Deferred Financing Costs

        Deferred financing costs are being amortized to interest expense using the effective interest method over the terms of the related debt.

CABLEVISION SYSTEMS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Derivative Financial Instruments

        The Company accounts for derivative financial instruments as either assets or liabilities measured at fair value. The Company uses derivative instruments to manage its exposure to market risks from changes in certain equity prices and interest rates and does not hold or issue derivative instruments for speculative or trading purposes. These derivative instruments are not designated as hedges, and changes in the fair values of these derivatives are recognized in the statements of income as gains (losses) on derivative contracts.

Commitments and Contingencies

        Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when the Company believes it is probable that a liability has been incurred and the amount of the contingency can be reasonably estimated.

Recently Adopted Accounting Pronouncements

        In November 2015, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2015-17 (Topic 740), Balance Sheet Classification of Deferred Taxes. This ASU amends existing guidance to require the presentation of deferred tax liabilities and assets as noncurrent within a classified statement of financial position. ASU No. 2015-17 was adopted by the Company as of June 30, 2016 and was applied prospectively to all deferred tax liabilities and assets.

        In September 2015, the FASB issued ASU No. 2015-16, Simplifying the Accounting for Measurement-Period Adjustments, which requires that an acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. Prior to the issuance of the standard, entities were required to retrospectively apply adjustments made to provisional amounts recognized in a business combination. ASU No. 2015-16 was adopted by the Company on January 1, 2016.

        In April 2015, the FASB issued ASU No. 2015-05, Intangibles-Goodwill and Other-Internal-Use Software (Subtopic 350-40): Customer's Accounting for Fees Paid in a Cloud Computing Arrangement. ASU No. 2015-05 provides guidance to customers about whether a cloud computing arrangement includes a software license. If a cloud computing arrangement includes a software license, then the customer should account for the software license element of the arrangement consistent with the acquisition of other software licenses. If a cloud computing arrangement does not include a software license, the customer should account for the arrangement as a service contract. ASU No. 2015-05 was adopted by the Company on January 1, 2016 and did not have a material impact on the Company's consolidated financial statements.

        In April 2015, the FASB issued ASU No. 2015-03, Simplifying the Presentation of Debt Issuance Costs, which requires debt issuance costs to be presented in the balance sheet as a direct deduction from the carrying value of the associated debt liability, consistent with the presentation of a debt discount. In August 2015, the FASB issued ASU No. 2015-15, Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements, which clarifies the treatment of debt issuance costs from line-of-credit arrangements after adoption of ASU No. 2015-03. ASU No. 2015-15 clarifies that the Securities and Exchange Commission staff would not object to an

CABLEVISION SYSTEMS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

entity deferring and presenting debt issuance costs as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement. ASU No. 2015-03 was adopted by the Company on January 1, 2016 representing a change in accounting principle and was applied retrospectively to all periods presented. Debt issuance costs, net for the Company of $67,119, as of December 31, 2015 were reclassified from deferred financing costs and presented as a reduction to debt in the consolidated balance sheets.

        Debt issuance costs, net for the Company of $7,588 as of December 31, 2015 relating to its revolving credit facility were not impacted by the adoption of ASU No. 2015-03 and are reflected as long-term assets in the accompanying consolidated balance sheets.

        In August 2014, the FASB issued ASU No. 2014-15, Disclosures of Uncertainties about an Entity's Ability to Continue as a Going Concern, which requires management to evaluate whether there are conditions or events that raise substantial doubt about the entity's ability to continue as a going concern, and to provide certain disclosures when it is probable that the entity will be unable to meet its obligations as they become due within one year after the date that the financial statements are issued. ASU No. 2014-15 was adopted by the Company on January 1, 2016.

        In June 2014, the FASB issued ASU No. 2014-12, Compensation—Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved After the Requisite Service Period. ASU No. 2014-12 requires that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. Entities may apply the amendments in this ASU either: (a) prospectively to all awards granted or modified after the effective date; or (b) retrospectively to all awards with performance targets that are outstanding as of the beginning of the earliest annual period presented in the financial statements and to all new or modified awards thereafter. ASU No. 2014-12 was adopted by the Company on January 1, 2016 on a prospective basis and did not have any impact on the Company's consolidated financial statements.

Recently Issued But Not Yet Adopted Accounting Pronouncements

        In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, requiring an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. ASU No. 2014-09 will replace most existing revenue recognition guidance in GAAP when it becomes effective and allows the use of either the retrospective or cumulative effect transition method. In August 2015, the FASB issued ASU No. 2015-14 that approved deferring the effective date by one year so that ASU No. 2014-09 would become effective for the Company on January 1, 2018. The FASB also approved, in July 2015, permitting the early adoption of ASU No. 2014-09, but not before the original effective date for the Company of January 1, 2017.

        In December 2016, the FASB issued ASU No. 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers, in order to clarify the Codification and to correct any unintended application of the guidance. These items are not expected to have a significant effect on the current accounting standard. The amendments in this update affect the guidance in ASU

CABLEVISION SYSTEMS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

No. 2014-09, which is not yet effective. ASU No. 2014-09 will be effective, reflecting the one-year deferral, for interim and annual periods beginning after December 15, 2017 (January 1, 2018 for the Company). Early adoption of the standard is permitted but not before the original effective date. Companies can transition to the standard either retrospectively or as a cumulative-effect adjustment as of the date of adoption. The Company is in the process of evaluating the impact that the adoption of ASU No. 2014-09 will have on its consolidated financial statements and selecting the method of transition to the new standard. We currently expect the adoption to impact the timing of the recognition of residential installation revenue and the recognition of commission expenses.

        In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, which requires that the statement of cash flows disclose the change during the period in the total of cash, cash equivalents, restricted cash and restricted cash equivalents. Restricted cash should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of period total amounts shown on the statement of cash flows. ASU No. 2016-18 provides specific guidance on the presentation of restricted cash in the statement of cash flows. The new guidance becomes effective for the Company on January 1, 2019 with early adoption permitted and will be applied retrospectively.

        In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments which clarifies how entities should classify certain cash receipts and cash payments on the statement of cash flows. ASU No. 2016-15 also clarifies how the predominance principle should be applied when cash receipts and cash payments have aspects of more than one class of cash flows. The new guidance becomes effective for the Company on January 1, 2018 with early adoption permitted and will be applied retrospectively. The Company has not yet completed the evaluation of the effect that ASU No. 2016-15 will have on its consolidated financial statements.

        In March 2016, the FASB issued ASU 2016-09, Compensation—Stock Compensation: Improvements to Employee Share-Based Payment Accounting, which provides simplification of income tax accounting for share-based payment awards. The new guidance becomes effective for the Company on January 1, 2017 with early adoption permitted. Amendments related to the timing of when excess tax benefits are recognized, minimum statutory withholding requirements, forfeitures, and intrinsic value will be applied using the modified retrospective transition method. Amendments requiring recognition of excess tax benefits and tax deficiencies in the income statement and the practical expedient for estimating expected term will be applied prospectively. The Company may elect to apply the amendments related to the presentation of excess tax benefits on the statement of cash flows using either a prospective transition method or a retrospective transition method. In connection with the adoption on January 1, 2017, a deferred tax asset of approximately $309,000 for previously unrealized excess tax benefits will be recognized with the offset recorded to accumulated deficit.

        In February 2016, the FASB issued ASU 2016-02, Leases, which increases transparency and comparability by recognizing a lessee's rights and obligations resulting from leases by recording them on the balance sheet as lease assets and lease liabilities. The new guidance becomes effective for the Company on January 1, 2019 with early adoption permitted and will be applied using the modified retrospective method. The Company has not yet completed the evaluation of the effect that ASU No. 2016-02 will have on its consolidated financial statements.

CABLEVISION SYSTEMS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Common Stock of Cablevision

        Prior to the Merger, each holder of CNYG Class A common stock had one vote per share while holders of CNYG Class B common stock had ten votes per share. CNYG Class B shares could be converted to CNYG Class A common stock at anytime with a conversion ratio of one CNYG Class A common share for one CNYG Class B common share. CNYG Class A stockholders were entitled to elect 25% of Cablevision's Board of Directors. CNYG Class B stockholders had the right to elect the remaining members of Cablevision's Board of Directors. In addition, CNYG Class B stockholders were parties to an agreement which had the effect of causing the voting power of these CNYG Class B stockholders to be cast as a block.

        The following table provides details of Cablevision's shares of common stock through the Merger Date:

	Shares of Common Stock Outstanding
	Class A Common Stock	Class B Common Stock
Balance at December 31, 2014	220,219,935	54,137,673

Employee and non-employee director stock transactions (a)	2,352,275	—

Balance at December 31, 2015	222,572,210	54,137,673

Employee and non-employee director stock transactions (a)	(185,276)	—

Balance at June 20, 2016	222,386,934	54,137,673

(a)
Primarily included issuances of common stock in connection with employee and non-employee director exercises of stock options and restricted shares granted to employees, offset by shares acquired by the Company in connection with the fulfillment of employees' statutory tax withholding obligation for applicable income and other employment taxes and forfeited employee restricted shares.

Dividends

        Pursuant to the terms of the Merger Agreement, Cablevision was not permitted to declare and pay dividends or repurchase stock, in each case, without the prior written consent of Altice. In accordance with these terms, Cablevision did not declare dividends during the period January 1, 2016 through June 20, 2016.

        During the period January 1, 2016 through June 20, 2016, Cablevision paid $4,066 related to restricted shares that vested in respect of dividends declared and accrued on the CNYG common stock in prior periods.

CABLEVISION SYSTEMS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Prior to the Merger, the Board of Directors of Cablevision had declared and paid the following cash dividends to stockholders of record on both its CNYG Class A common stock and CNYG Class B common stock:

Declaration Date	Dividend per Share	Record Date	Payment Date
August 6, 2015	$0.15	August 21, 2015	September 10, 2015
May 1, 2015	$0.15	May 22, 2015	June 12, 2015
February 24, 2015	$0.15	March 16, 2015	April 3, 2015

        Cablevision paid dividends aggregating $125,170 during the year ended December 31, 2015, including accrued dividends on vested restricted shares of $3,935.

        Cablevision's and CSC Holdings' indentures and CSC Holdings' credit agreement restrict the amount of dividends and distributions in respect of any equity interest that can be made.

Income (Loss) Per Share

        Basic income per common share attributable to Cablevision stockholders was computed by dividing net income attributable to Cablevision stockholders by the weighted average number of common shares outstanding during the period. Diluted income per common share attributable to Cablevision stockholders reflected the dilutive effects of stock options, restricted stock and restricted stock units. For such awards that were performance based, the diluted effect was reflected upon the achievement of the performance criteria.

        The following table presents a reconciliation of weighted average shares used in the calculations of the basic and diluted net income per share attributable to Cablevision stockholders:

		Years Ended December 31,
	January 1, 2016 to June 20, 2016
		2015
Basic weighted average shares outstanding	272,035	269,388
Effect of dilution:
Stock options	4,444	3,532
Restricted stock	3,720	3,419

Diluted weighted average shares outstanding	280,199	276,339

        Anti-dilutive shares (options whose exercise price exceeds the average market price of Cablevision's common stock during the period and certain restricted shares) totaling approximately 1,160,000 shares were excluded from diluted weighted average shares outstanding for the years ended 2015. There were no anti-dilutive shares excluded from diluted weighted average shares outstanding for the period January 1, 2016 to June 20, 2016. In addition, approximately 1,772,000 performance based restricted stock units for the year ended December 31, 2015 issued pursuant to the Company's former employee stock plan were also excluded from the diluted weighted average shares outstanding as the performance criteria on these awards had not yet been satisfied for the respective period.

        Net income (loss) per share for Cablevision subsequent to the merger is not presented since Cablevision's common stock is no longer publicly traded.

CABLEVISION SYSTEMS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Concentrations of Credit Risk

        Financial instruments that may potentially subject the Company to a concentration of credit risk consist primarily of cash and cash equivalents and trade account receivables. The Company monitors the financial institutions and money market funds where it invests its cash and cash equivalents with diversification among counterparties to mitigate exposure to any single financial institution. The Company's emphasis is primarily on safety of principal and liquidity and secondarily on maximizing the yield on its investments. Management believes that no significant concentration of credit risk exists with respect to its cash and cash equivalents balances because of its assessment of the creditworthiness and financial viability of the respective financial institutions.

        The Company did not have a single customer that represented 10% or more of its consolidated revenues for the period January 1, 2016 through June 20, 2016 and the year ended December 31, 2015, or 10% or more of its consolidated net trade receivables at December 31, 2015.

NOTE 3. ALLOWANCE FOR DOUBTFUL ACCOUNTS

        Activity related to the allowance for doubtful accounts:

	Balance at Beginning of Period	Provision for Bad Debt	Deductions/ Write-Offs and Other Charges	Balance at End of Period
Period from January 1, 2016 through June 20, 2016
Allowance for doubtful accounts	$6,039	$13,240	$(12,378)	$6,901

Year Ended December 31, 2015
Allowance for doubtful accounts	$12,112	$35,802	$(41,875)	$6,039

CABLEVISION SYSTEMS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

NOTE 4. SUPPLEMENTAL CASH FLOW INFORMATION

        The Company's non-cash investing and financing activities and other supplemental data were as follows:

	January 1, 2016 to June 20, 2016	Years Ended December 31, 2015
Non-Cash Investing and Financing Activities:
Continuing Operations:
Property and equipment accrued but unpaid	$68,356	$63,843
Notes payable to vendor	—	8,318
Capital lease obligations	—	19,987
Intangible asset obligations	290	1,121
Non-Cash Investing and Financing Activities:
Dividends payable on unvested restricted share awards	—	3,517
Supplemental Data:
Continuing Operations:
Cash interest paid	258,940	560,361
Income taxes paid, net	7,082	3,849

NOTE 5. RESTRUCTURING AND OTHER EXPENSE

Restructuring

        The Company recorded net restructuring charges (credits) of $2,299 and $(1,649), for the period January 1, 2016 through June 20, 2016 and for the year ended December 31, 2015, respectively. The 2016 and 2015 restructuring expense (credit) primarily related to changes to the Company's previous estimates recorded in connection with the Company's prior restructuring plans.

        Subsequent to the Altice Merger, the Company commenced its restructuring initiatives (the "2016 Restructuring Plan") that are intended to simplify the Company's organizational structure. The 2016 Restructuring Plan resulted in charges of $188,847 associated with the elimination of positions primarily in corporate, administrative and infrastructure functions across the Company and estimated charges of $10,410 associated with facility realignment and other costs.

Other Expense

        In connection with the Altice Merger, the Company incurred transaction costs of $19,924 and $17,862 for the period January 1, 2016 through June 20, 2016 and for the year ended December 31, 2015, respectively, which are reflected in restructuring and other expense in the consolidated statements of operations. Subsequent to the Altice Merger, the Company incurred transaction costs of $12,920.

CABLEVISION SYSTEMS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

NOTE 6. DISCONTINUED OPERATIONS

        Loss from discontinued operations for the year ended December 31, 2015 amounted to $21,272 ($12,541, net of income taxes) and primarily reflects an expense of $21,000 ($12,380, net of income taxes) related to the settlement of a legal matter relating to Rainbow Media Holdings LLC, a business whose operations were previously discontinued (see Note 17).

NOTE 7. PROPERTY, PLANT AND EQUIPMENT

        Costs incurred in the construction of the Company's cable systems, including line extensions to, and upgrade of, the Company's hybrid fiber/coaxial infrastructure, initial placement of the feeder cable to connect a customer that had not been previously connected, and headend facilities are capitalized. These costs consist of materials, subcontractor labor, direct consulting fees, and internal labor and related costs associated with the construction activities. The internal costs that are capitalized consist of salaries and benefits of the Company's employees and the portion of facility costs, including rent, taxes, insurance and utilities, that supports the construction activities. These costs are depreciated over the estimated life of the plant (10 to 25 years) and headend facilities (4 to 25 years). Costs of operating the plant and the technical facilities, including repairs and maintenance, are expensed as incurred.

        Costs associated with initial customer installations and the additions of network equipment necessary to enable advanced services are also capitalized. Costs capitalized as part of new customer installations include materials, subcontractor costs and internal direct labor costs, including service technicians and internal overhead costs incurred to connect the customer to the plant from the time of installation scheduling through the time service is activated and functioning. The internal direct labor cost capitalized is based on a combination of the actual and estimated time to complete the installation. Overhead capitalized consists mainly of employee benefits, such as payroll taxes and health insurance, directly associated with that portion of the capitalized labor and vehicle operating costs related to capitalizable activities. New connections are amortized over the estimated useful life of 5 years for customer wiring and feeder cable to the home. The portion of departmental costs related to disconnecting services, reconnection of a customer, and repair and maintenance are expensed as incurred.

        The estimated useful lives assigned to our property, plant and equipment are reviewed on an annual basis or more frequently if circumstances warrant and such lives are revised to the extent necessary due to changing facts and circumstances. Any changes in estimated useful lives are reflected prospectively.

CABLEVISION SYSTEMS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

NOTE 7. PROPERTY, PLANT AND EQUIPMENT (Continued)

        Property, plant and equipment (including equipment under capital leases) consist of the following assets, which are depreciated or amortized on a straight-line basis over the estimated useful lives shown below:

	December 31, 2015	Estimated Useful Lives
Customer equipment	$1,952,336	3 to 5 years
Headends and related equipment	2,388,289	4 to 25 years
Infrastructure	5,639,226	3 to 25 years
Equipment and software	1,577,616	3 to 10 years
Construction in progress (including materials and supplies)	87,412
Furniture and fixtures	96,561	5 to 12 years
Transportation equipment	210,013	5 to 18 years
Buildings and building improvements	322,267	10 to 40 years
Leasehold improvements	354,136	Term of lease
Land	14,507

	12,642,363
Less accumulated depreciation and amortization	(9,625,348)

	$3,017,015

        During the period January 1, 2016 through June 20, 2016 and the year ended December 31, 2015, the Company capitalized certain costs aggregating $58,409 and $144,349, respectively, related to the acquisition and development of internal use software, which are included in the table above.

        Depreciation expense on property, plant and equipment (including capital leases) for the period January 1, 2016 through June 20, 2016 and the year ended December 31, 2015 amounted to $404,234 and $857,440, respectively.

        At December 31, 2015, the gross amount of equipment and related accumulated amortization recorded under capital leases was as follows:

December 31, 2015
Equipment	$90,099
Less accumulated amortization	(28,119)

$61,980

CABLEVISION SYSTEMS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

NOTE 8. OPERATING LEASES

        The Company leases certain office, production, and transmission facilities under terms of leases expiring at various dates through 2035. The leases generally provide for escalating rentals over the term of the lease plus certain real estate taxes and other costs or credits. Costs associated with such operating leases are recognized on a straight-line basis over the initial lease term. The difference between rent expense and rent paid is recorded as deferred rent. In addition, the Company rents space on utility poles for its operations. The Company's pole rental agreements are for varying terms, and management anticipates renewals as they expire. Rent expense, including pole rentals, for the period January 1, 2016 through June 20, 2016 and the year ended December 31, 2015 amounted to $41,573 and $82,704, respectively.

        The minimum future annual payments for all operating leases (with initial or remaining terms in excess of one year) during the next five years and thereafter, including pole rentals from January 1, 2017 through December 31, 2021, are as follows:

2017	$57,853
2018	52,206
2019	44,908
2020	41,221
2021	38,697
Thereafter	141,063

NOTE 9. INTANGIBLE ASSETS

        The following table summarizes information relating to the Company's acquired intangible assets:

	December 31, 2015
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Estimated Useful Lives
Customer relationships	$39,414	$(27,778)	$11,636	10 to 18 years
Trade names	—	—	—
Other amortizable intangibles	57,847	(32,532)	25,315	3 to 28 years

	$97,261	$(60,310)	$36,951

        Amortization expense for the period January 1, 2016 through June 20, 2016 and the year ended December 31, 2015 amounted to $10,316 and $7,812, respectively.

CABLEVISION SYSTEMS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

NOTE 9. INTANGIBLE ASSETS (Continued)

        The following table summarizes information relating to the Company's acquired indefinite-lived intangible assets:

December 31, 2015
Cable television franchises	$731,848
Trademarks and other assets	7,250
Goodwill	262,345

Total	$1,001,443

        The carrying amount of goodwill is presented below:

Gross goodwill as of December 31, 2015 (Predecessor)	$596,403
Accumulated impairment losses	(334,058)

Net goodwill as of June 20, 2016	$262,345

Impairment Charges

        Goodwill and indefinite-lived intangible assets are tested annually for impairment or earlier upon the occurrence of certain events or substantive changes in circumstances.

        No goodwill impairments were recorded for the period January 1, 2016 through June 20, 2016 and for the year ended December 31, 2015, respectively.

NOTE 10. DEBT

Restricted Group Credit Facility

        Prior to the Merger, CSC Holdings and certain of its subsidiaries (the "Restricted Subsidiaries") had a credit agreement (the "Previous Credit Facility") that provided for (1) a revolving credit facility of $1,500,000, (2) a Term A facility of $958,510, and (3) a Term B facility of $1,200,000.

        Loans under the Previous Credit Facility bore interest as follows:

  •
  Revolving credit loans and Term A loans, either (i) the Eurodollar rate (as defined) plus a spread ranging from 1.50% to 2.25% based on the cash flow ratio (as defined), or (ii) the base rate (as defined) plus a spread ranging from 0.50% to 1.25% based on the cash flow ratio;

  •
  Term B loans, either (i) the Eurodollar rate plus a spread of 2.50% or (ii) the base rate plus a spread of 1.50%.

        There was a commitment fee of 0.30% on undrawn amounts under the revolving credit facility in connection with the Previous Credit Facility.

CABLEVISION SYSTEMS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

NOTE 10. DEBT (Continued)

Repayment of Restricted Group Credit Facility Debt

        In April 2015, CSC Holdings made a repayment of $200,000 on its outstanding Term B loan facility with cash on hand. In connection with the repayment, the Company recognized a loss on extinguishment of debt of $731 and wrote-off unamortized deferred financing costs related to this loan facility of $1,004 for the year ended December 31, 2015.

        On June 21, 2016, in connection with the Merger, the Previous Credit Facility was repaid.

Newsday LLC Credit Facility

        Newsday LLC ("Newsday") had a senior secured credit agreement (the "Newsday Credit Agreement"), which consisted of a $480,000 floating rate term loan. Interest under the Newsday Credit Agreement was calculated, at the election of Newsday, at either the Eurodollar rate or the base rate, plus 3.50% or 2.50%, respectively, as specified in the Newsday Credit Agreement. Borrowings under the Newsday Credit Agreement were guaranteed by CSC Holdings on a senior unsecured basis and certain of its subsidiaries that own interests in Newsday on a senior secured basis. The Newsday Credit Agreement was secured by a lien on the assets of Newsday and Cablevision senior notes with an aggregate principal amount of $611,455 owned by Newsday Holdings.

        On June 21, 2016, in connection with the Merger, Newsday LLC repaid its outstanding indebtedness under the Newsday Credit Agreement.

        The following table provides details of the Company's outstanding credit facility debt (net of unamortized financing costs and unamortized discounts):

	Maturity Date	Interest Rate	Principal	December 31, 2015(a)
Restricted Group:
Term A loan facility(b)	April 17, 2018	2.17%	$886,621	$885,105
Term B loan facility(b)	April 17, 2020	2.92%	1,159,031	1,150,227

Restricted Group Credit Facilities debt				$2,035,332

(a)
The unamortized discounts and deferred financing costs amounted to $11,200 at December 31, 2015.

(b)
In connection with the Merger, the Company repaid the then outstanding Term A and Term B loan facilities (see discussion above).

CABLEVISION SYSTEMS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

NOTE 10. DEBT (Continued)

Senior Notes and Debentures

        The following table summarizes the Company's senior notes and debentures as of December 31, 2015:

Issuer	Date Issued	Maturity Date	Interest Rate	Principal Amount	Carrying Amount(c)
CSC Holdings(a)	February 6, 1998	February 15, 2018	7.875%	$300,000	$299,091
CSC Holdings(a)	July 21, 1998	July 15, 2018	7.625%	500,000	498,942
CSC Holdings(b)	February 12, 2009	February 15, 2019	8.625%	526,000	511,079
CSC Holdings(b)	November 15, 2011	November 15, 2021	6.750%	1,000,000	985,640
CSC Holdings(b)	May 23, 2014	June 1, 2024	5.250%	750,000	737,500
Cablevision(b)	September 23, 2009	September 15, 2017	8.625%	900,000	891,238
Cablevision(b)	April 15, 2010	April 15, 2018	7.750%	750,000	744,402
Cablevision(b)	April 15, 2010	April 15, 2020	8.000%	500,000	494,410
Cablevision(b)	September 27, 2012	September 15, 2022	5.875%	649,024	638,709

Total					$5,801,011

(a)
The debentures are not redeemable by the Company prior to maturity.

(b)
The Company may redeem some or all of the notes at any time at a specified "make-whole" price plus accrued and unpaid interest to the redemption date.

(c)
The carrying amount of the notes is net of the unamortized deferred financing costs and/or discounts/premiums.

        The table above excludes (i) the principal amount of Cablevision 7.75% senior notes due 2018 of $345,238 and the principal amount of Cablevision 8.00% senior notes due 2020 of $266,217 held by Newsday at December 31, 2015 which are eliminated in the consolidated balance sheets of Cablevision.

Debt Transaction Subsequent to Merger

        In connection with the Merger, in October 2015, Finco borrowed an aggregate principal amount of $3,800,000 under the Term Credit Facility and entered into revolving loan commitments in an aggregate principal amount of $2,000,000. The Term Credit Facility was to mature on October 9, 2022 and the Revolving Credit Facility was to mature on October 9, 2020 (see discussion below regarding the extension amendments). In addition, on June 21, 2016 and July 21, 2016, the Company entered into incremental loan assumption agreements whereby the Revolving Credit Facility was increased by $70,000 and $35,000, respectively, to $2,105,000.

        Finco also issued $1,800,000 aggregate principal amount of the 2023 Notes, $2,000,000 aggregate principal amount of the 2025 Notes, and $1,000,000 aggregate principal amount of the 2025 Guaranteed Notes.

        On June 21, 2016, immediately following the Merger, Finco merged with and into CSC Holdings, with CSC Holdings surviving the merger (the "CSC Holdings Merger"), and the Merger Notes and the Credit Facilities became obligations of CSC Holdings. The 2025 Guaranteed Notes are guaranteed on a

CABLEVISION SYSTEMS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

NOTE 10. DEBT (Continued)

senior basis by each restricted subsidiary of CSC Holdings (other than CSC TKR, LLC and its subsidiaries, which own and operate the New Jersey cable television systems, Cablevision Lightpath, Inc. and any subsidiaries of CSC Holdings that are "Excluded Subsidiaries" under the indenture governing the 2025 Guaranteed Notes) (such subsidiaries, the "Initial Guarantors") and the obligations under the Credit Facilities are (i) guaranteed on a senior basis by each Initial Guarantor and (ii) secured on a first priority basis by capital stock held by CSC Holdings and the guarantors in certain subsidiaries of CSC Holdings, subject to certain exclusions and limitations.

        Altice used the proceeds from the Term Credit Facility and the Merger Notes, together with an equity contribution from Altice and its Co-Investors and existing cash at Cablevision, to (a) finance the Merger, (b) refinance the credit agreement, dated as of April 17, 2013 (the "Previous Credit Facility"), among CSC Holdings, certain subsidiaries of CSC Holdings and the lenders party thereto ($2,030,699 outstanding at Merger Date), (c) repay the senior secured credit agreement, dated as of October 12, 2012, among Newsday LLC, CSC Holdings, and the lenders party thereto (the "Previous Newsday Credit Facility") of $480,000 at Merger Debt, and (d) pay related fees and expenses.

        The Credit Facilities permit CSC Holdings to request revolving loans, swing line loans or letters of credit from the revolving lenders, swingline lenders or issuing banks, as applicable, thereunder, from time to time prior to October 9, 2020, unless the commitments under the Revolving Credit Facility have been previously terminated.

        Loans comprising each Eurodollar Borrowing or ABR Borrowing, as applicable, bear interest at a rate per annum equal to the Adjusted LIBO Rate or the Alternate Base Rate, as applicable, plus the Applicable Margin, where the Applicable Margin means: in respect of revolving credit loans with respect to any Eurodollar Loan, 3.25% per annum and (ii) with respect to any ABR Loan, 2.25% per annum.

        On September 9, 2016, CSC Holdings entered into an amendment (the "Extension Amendment") to the Credit Facilities and the incremental loan assumption agreements dated June 21, 2016 and July 21, 2016 between CSC Holdings and certain lenders party thereto (the "Extending Lenders") pursuant to which each Extending Lender agreed to extend the maturity of its Term Credit Facility under the Credit Facilities to October 11, 2024 and to certain other amendments to the Credit Facilities. In October 2016, CSC Holdings used the net proceeds from the sale of $1,310,000 aggregate principal amount of 5.5% senior guaranteed notes due 2027 (the "2027 Guaranteed Notes") (after the deduction of fees and expenses) to prepay outstanding loans under the Term Credit Facility that were not extended pursuant to the Extension Amendment. The total aggregate principal amount of the Term Credit Facility, after giving effect to the use of proceeds of the 2027 Guaranteed Notes, is $2,500,000 (the "Extended Term Loan"). The Extended Term Loan was effective on October 11, 2016. In connection with the prepayment of the Term Credit Facility, the Company wrote-off the deferred financing costs and the unamortized discount related to the existing term loan aggregating $102,894. Additionally, the Company recorded deferred financing costs and an original issue discount of $7,249 and $6,250, respectively, which are both being amortized to interest expense over the term of the Extended Term Loan.

        On December 9, 2016, the Credit Facilities were amended to increase the availability under the Revolving Credit Facility from $2,105,000 to $2,300,000 and extend the maturity on $2,280,000 of this

CABLEVISION SYSTEMS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

NOTE 10. DEBT (Continued)

facility to November 30, 2021. The remaining $20,000 will mature on October 9, 2020. The Credit Facilities require CSC Holdings to prepay outstanding term loans, subject to certain exceptions and deductions, with (i) 100%of the net cash proceeds of certain asset sales, subject to reinvestment rights and certain other exceptions, and (ii) commencing with the first full fiscal year after the consummation of the Merger, a ratable share (based on the outstanding principal amount of the Extended Term Loan divided by the sum of the outstanding principal amount of all pari passu indebtedness and the Extended Term Loan) of 50% of the annual excess cash flow of CSC Holdings and its restricted subsidiaries, which will be reduced to 0% if the Consolidated Net Senior Secured Leverage Ratio of CSC Holdings is less than or equal to 4.5 to 1.

        Under the Term Credit Facility, CSC Holdings was required to make and made scheduled quarterly payment of $9,500 beginning with the fiscal quarter ending September 30, 2016. Under the Extended Term Loan, CSC Holdings is required to make scheduled quarterly payments equal to 0.25% of the principal amount of the Extended Term Loan, with the remaining balance scheduled to be paid on October 11, 2024, beginning with the fiscal quarter ending March 31, 2017.

        Interest will be calculated under the Extended Term Loan subject to a "floor" applicable to the Adjusted LIBO Rate of 0.75% per annum, and the Applicable Margin is (1) with respect to any ABR Loan, 2.00% per annum and (2) with respect to any Eurodollar Loan, 3.00% per annum. If the Adjusted LIBO Rate for the Extended Term Loan is less than 0.75% for any given period, the interest rate is fixed at 3.75% per annum.

        The Credit Facilities include negative covenants that are substantially similar to the negative covenants contained in the indentures under which the Merger Notes were issued (see discussion below). The Credit Facilities include one financial maintenance covenant (solely for the benefit of the Revolving Credit Facility), consisting of a maximum Consolidated Net Senior Secured Leverage Ratio of 5.0 to 1, which will be tested on the last day of any fiscal quarter but only if on such day there are outstanding borrowings under the Revolving Credit Facility (including swingline loans but excluding any cash collateralized letters of credit and undrawn letters of credit not to exceed $15,000). The Credit Facilities also contain certain customary representations and warranties, affirmative covenants and events of default (including, among others, an event of default upon a change of control). If an event of default occurs, the obligations under the Credit Facilities may be accelerated.

        Total amounts payable by the Company under its various debt obligations outstanding, including the debt transaction subsequent to the merger discussed above and including notes payable, collateralized indebtedness, and capital leases, during the periods shown below, are as follows:

Years Ending December 31,
2017	$1,719,180
2018	2,103,441
2019	557,348
2020	526,340
2021	1,200,256
Thereafter	9,884,024

CABLEVISION SYSTEMS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

NOTE 11. DERIVATIVE CONTRACTS AND COLLATERALIZED INDEBTEDNESS

        The Company has entered into various transactions to limit the exposure against equity price risk on its shares of Comcast Corporation ("Comcast") common stock. The Company has monetized all of its stock holdings in Comcast through the execution of prepaid forward contracts, collateralized by an equivalent amount of the respective underlying stock. At maturity, the contracts provide for the option to deliver cash or shares of Comcast stock with a value determined by reference to the applicable stock price at maturity. These contracts, at maturity, are expected to offset declines in the fair value of these securities below the hedge price per share while allowing the Company to retain upside appreciation from the hedge price per share to the relevant cap price.

        The Company received cash proceeds upon execution of the prepaid forward contracts discussed above which has been reflected as collateralized indebtedness in the accompanying consolidated balance sheets. In addition, the Company separately accounts for the equity derivative component of the prepaid forward contracts. These equity derivatives have not been designated as hedges for accounting purposes. Therefore, the net fair values of the equity derivatives have been reflected in the accompanying consolidated balance sheets as an asset or liability and the net increases or decreases in the fair value of the equity derivative component of the prepaid forward contracts are included in gain (loss) on derivative contracts in the accompanying consolidated statements of operations.

        All of the Company's monetization transactions are obligations of its wholly-owned subsidiaries that are not part of the Restricted Group; however, CSC Holdings has provided guarantees of the subsidiaries' ongoing contract payment expense obligations and potential payments that could be due as a result of an early termination event (as defined in the agreements). If any one of these contracts were terminated prior to its scheduled maturity date, the Company would be obligated to repay the fair value of the collateralized indebtedness less the sum of the fair values of the underlying stock and equity collar, calculated at the termination date.

        The Company monitors the financial institutions that are counterparties to its equity derivative contracts and it diversifies its equity derivative contracts among various counterparties to mitigate exposure to any single financial institution.

        The following represents the location of the assets and liabilities associated with the Company's derivative instruments within the consolidated balance sheets:

		Asset Derivatives	Liability Derivatives
Derivatives Not Designated as Hedging Instruments	Balance Sheet Location	Fair Value at December 31, 2015
Prepaid forward contracts	Current derivative contracts	$10,333	$2,706
Prepaid forward contracts	Long-term derivative contracts	72,075	—

		$82,408	$2,706

        Unrealized and realized gains (losses) related to Company's equity derivative contracts related to the Comcast common stock for the period January 1, 2016 through June 20, 2016 and the year ended December 31, 2015 of $(36,283) and $104,927, respectively, are reflected in gain (loss) on equity derivative contracts, net in the Company's consolidated statements of operations.

CABLEVISION SYSTEMS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

NOTE 11. DERIVATIVE CONTRACTS AND COLLATERALIZED INDEBTEDNESS (Continued)

        For the period January 1, 2016 through June 20, 2016 and the year ended December 31, 2015 and, the Company recorded a gain (loss) on investments of $129,510 and $(33,935), respectively, representing the net increase (decrease) in the fair values of all investment securities pledged as collateral.

Settlements of Collateralized Indebtedness

        The following table summarizes the settlement of the Company's collateralized indebtedness relating to Comcast shares that were settled by delivering cash equal to the collateralized loan value, net of the value of the related equity derivative contracts.

	January 1 to June 20, 2016	Year Ended December 31, 2015
Number of shares(a)	10,802,118	26,815,368

Collateralized indebtedness settled	$(273,519)	$(569,562)
Derivative contracts settled	(8,075)	(69,675)

	(281,594)	(639,237)
Proceeds from new monetization contracts	337,149	774,703

Net cash receipt	$55,555	$135,466

(a)
Share amounts adjusted for the 2 for 1 stock split in February 2017.

        The cash was obtained from the proceeds of new monetization contracts covering an equivalent number of Comcast shares. The terms of the new contracts allow the Company to retain upside participation in Comcast shares up to each respective contract's upside appreciation limit with downside exposure limited to the respective hedge price.

NOTE 12. FAIR VALUE MEASUREMENT

        The fair value hierarchy is based on inputs to valuation techniques that are used to measure fair value that are either observable or unobservable. Observable inputs reflect assumptions market participants would use in pricing an asset or liability based on market data obtained from independent sources while unobservable inputs reflect a reporting entity's pricing based upon their own market assumptions. The fair value hierarchy consists of the following three levels:

  •
  Level I—Quoted prices for identical instruments in active markets.

  •
  Level II—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

  •
  Level III—Instruments whose significant value drivers are unobservable.

CABLEVISION SYSTEMS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

NOTE 12. FAIR VALUE MEASUREMENT (Continued)

        The following table presents for each of these hierarchy levels, the Company's financial assets and financial liabilities that are measured at fair value on a recurring basis:

	At December 31, 2015
	Level I	Level II	Level III	Total
Assets:
Money market funds	$922,765	$—	$—	$922,765
Investment securities	130	—	—	130
Investment securities pledged as collateral	1,211,982	—	—	1,211,982
Prepaid forward contracts	—	82,408	—	82,408
Liabilities:
Prepaid forward contracts	—	2,706	—	2,706

        The Company's cash equivalents, investment securities and investment securities pledged as collateral are classified within Level I of the fair value hierarchy because they are valued using quoted market prices.

        The Company's prepaid forward contracts reflected as derivative contracts and liabilities under derivative contracts on the Company's balance sheets are valued using market-based inputs to valuation models. These valuation models require a variety of inputs, including contractual terms, market prices, yield curves, and measures of volatility. When appropriate, valuations are adjusted for various factors such as liquidity, bid/offer spreads and credit risk considerations. Such adjustments are generally based on available market evidence. Since model inputs can generally be verified and do not involve significant management judgment, the Company has concluded that these instruments should be classified within Level II of the fair value hierarchy.

        In addition, see Note 9 for a discussion of impairment charges related to nonfinancial assets not measured at fair value on a recurring basis.

Fair Value of Financial Instruments

        The following methods and assumptions were used to estimate fair value of each class of financial instruments for which it is practicable to estimate:

Credit Facility Debt, Collateralized Indebtedness, Senior Notes and Debentures, Senior Guaranteed Notes and Notes Payable

        The fair values of each of the Company's debt instruments are based on quoted market prices for the same or similar issues or on the current rates offered to the Company for instruments of the same remaining maturities. The fair value of notes payable is based primarily on the present value of the remaining payments discounted at the borrowing cost.

CABLEVISION SYSTEMS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

NOTE 12. FAIR VALUE MEASUREMENT (Continued)

        The carrying values, estimated fair values, and classification under the fair value hierarchy of the Company's financial instruments, excluding those that are carried at fair value in the accompanying consolidated balance sheets, are summarized as follows:

		December 31, 2015
	Fair Value Hierarchy	Carrying Amount	Estimated Fair Value
Debt instruments:
Credit facility debt	Level II	$2,514,454	$2,525,654
Collateralized indebtedness	Level II	1,191,324	1,176,396
Senior notes and debentures	Level II	5,801,011	5,756,608
Notes payable	Level II	14,544	14,483

Total debt instruments		$9,521,333	$9,473,141

        The fair value estimates related to the Company's debt instruments and senior notes receivable presented above are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgments and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

NOTE 13. INCOME TAXES

        Income tax expense attributable to the Company's continuing operations consists of the following components:

	January 1 to June 20, 2016	Year Ended December 31, 2015
Current expense:
Federal	$6,473	$4,844
State	1,917	15,869

	8,390	20,713

Deferred (benefit) expense:
Federal	93,253	97,927
State	22,897	35,469

	116,150	133,396

Tax (benefit) expense relating to uncertain tax positions	308	763

Income tax expense	$124,848	$154,872

        Income tax benefit attributable to discontinued operations for the year ended December 31, 2015 of $8,731 is comprised of current and deferred income tax benefit of $111 and $8,620, respectively.

CABLEVISION SYSTEMS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

NOTE 13. INCOME TAXES (Continued)

        The income tax (benefit) expense attributable to the Company's continuing operations differs from the amount derived by applying the statutory federal rate to pretax income principally due to the effect of the following items:

	January 1 to June 20, 2016	Year Ended December 31, 2015
Federal tax expense at statutory rate	$100,926	$119,931
State income taxes, net of federal impact	14,825	18,874
Changes in the valuation allowance	86	(902)
Changes in the state rates used to measure deferred taxes, net of federal impact	—	(1,006)
Tax expense (benefit) relating to uncertain tax positions	178	574
New York tax reform	—	16,334
Non-deductible officers' compensation	462	846
Non-deductible merger transaction costs	9,392	—
Other non-deductible expenses	1,337	3,099
Research credit	(850)	(2,630)
Adjustment to prior year tax expense	—	(515)
Other, net	(1,508)	267

Income tax expense	$124,848	$154,872

        The tax effects of temporary differences which give rise to significant portions of deferred tax assets or liabilities and the corresponding valuation allowance at December 31, 2015 are as follows.

Deferred Tax Asset (Liability)
Current
NOLs and tax credit carry forwards	$76,007
Compensation and benefit plans	80,831
Allowance for doubtful accounts	2,196
Merger transaction costs	7,332
Inventory	7,135
Other	26,216

Deferred tax asset	199,717
Valuation allowance	(2,098)

Net deferred tax asset, current	197,619

Investments	(163,396)
Prepaid expenses	(19,627)

Deferred tax liability, current	(183,023)

Net deferred tax asset, current	$14,596

CABLEVISION SYSTEMS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

NOTE 13. INCOME TAXES (Continued)

Noncurrent
NOLs and tax credit carry forwards	36,866
Compensation and benefit plans	97,005
Partnership investments	123,529
Investments	9,798
Other	9,201

Deferred tax asset	276,399
Valuation allowance	(2,816)

Net deferred tax asset, noncurrent	273,583

Fixed assets and intangibles	(978,418)

Deferred tax liability, noncurrent	(978,418)

Net deferred tax liability, noncurrent	(704,835)

Total net deferred tax liability	$(690,239)

        The Company used the 'with-and-without' approach to determine the recognition and measurement of excess tax benefits. Cash flows resulting from excess tax benefits were classified as cash flows from financing activities. Excess tax benefits are realized tax benefits from tax deductions for options exercised and restricted shares issued in excess of the deferred tax asset attributable to share-based compensation expense for such awards. The Company realized excess tax benefit of $82 and $5,694 for the period January 1, 2016 through June 20, 2016, and for the year ended December 31, 2015, respectively, resulting in an increase to paid-in-capital.

        Deferred tax assets have resulted primarily from the Company's future deductible temporary differences and NOLs. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax asset will not be realized. The Company's ability to realize its deferred tax assets depends upon the generation of sufficient future taxable income and tax planning strategies to allow for the utilization of its NOLs and deductible temporary differences. If such estimates and related assumptions change in the future, the Company may be required to record additional valuation allowances against its deferred tax assets, resulting in additional income tax expense in the Company's consolidated statements of income. Management evaluates the realizability of the deferred tax assets and the need for additional valuation allowances quarterly. At this time, based on current facts and circumstances, management believes that it is more likely than not that the Company will realize benefit for its gross deferred tax assets, except those deferred tax assets against which a valuation allowance has been recorded which relate to certain state NOLs.

        In the normal course of business, the Company engages in transactions in which the income tax consequences may be uncertain. The Company's income tax returns are filed based on interpretation of tax laws and regulations. Such income tax returns are subject to examination by taxing authorities. For financial statement purposes, the Company only recognizes tax positions that it believes are more likely than not of being sustained. There is considerable judgment involved in determining whether positions taken or expected to be taken on the tax return are more likely than not of being sustained.

CABLEVISION SYSTEMS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

NOTE 13. INCOME TAXES (Continued)

        A reconciliation of the beginning and ending amount of unrecognized tax benefits associated with uncertain tax positions, excluding associated deferred tax benefits and accrued interest, is as follows:

Balance at December 31, 2015	$4,022
Increases related to prior year tax positions	3
Increases related to current year tax positions	6

Balance at June 20, 2016	$4,031

        In the second quarter of 2016, the Company changed its accounting policy on a prospective basis to present interest expense relating to uncertain tax positions as additional interest expense. During the period ended June 20, 2016 and December 31, 2015, interest expense of $209 and $314 was included in income tax expense, respectively.

        The most significant jurisdictions in which the Company is required to file income tax returns include the states of New York, New Jersey and Connecticut and the City of New York. The State of New York is presently auditing income tax returns for years 2009 through 2011.

        Management does not believe that the resolution of the ongoing income tax examination described above will have a material adverse impact on the financial position of the Company. Changes in the liabilities for uncertain tax positions will be recognized in the interim period in which the positions are effectively settled or there is a change in factual circumstances.

NOTE 14. BENEFIT PLANS

Qualified and Non-qualified Defined Benefit Plans

Cablevision Retirement Plans (collectively, the "Defined Benefit Plans")

        The Company sponsors a non-contributory qualified defined benefit cash balance retirement plan (the "Pension Plan") for the benefit of non-union employees other than those of Newsday, as well as certain employees covered by a collective bargaining agreement in Brooklyn.

        The Company maintains an unfunded non-contributory non-qualified defined benefit excess cash balance plan ("Excess Cash Balance Plan") covering certain current and former employees of the Company who participate in the Pension Plan, as well as an additional unfunded non-contributory, non-qualified defined benefit plan ("CSC Supplemental Benefit Plan") for the benefit of certain former officers and employees of the Company which provided that, upon retiring on or after normal retirement age, a participant receives a benefit equal to a specified percentage of the participant's average compensation, as defined. All participants were 100% vested in the CSC Supplemental Benefit Plan. The benefits related to the CSC Supplemental Plan were paid to participants in January 2017 and the plan was terminated.

        The Company amended the Pension Plan and the Excess Cash Balance Plan to freeze participation and future benefit accruals effective December 31, 2013 for all Company employees except those covered by a collective bargaining agreement in Brooklyn. Effective April 1, 2015, participation was frozen and future benefit accruals ceased for employees covered by a collective bargaining agreement in Brooklyn. Therefore, after April 1, 2015, no employee of the Company who was not already a

CABLEVISION SYSTEMS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

NOTE 14. BENEFIT PLANS (Continued)

participant could participate in the plans and no further annual Pay Credits (a certain percentage of employees' eligible pay) were made. Existing account balances under the plans continue to be credited with monthly interest in accordance with the terms of the plans.

Plan Results for Defined Benefit Plans

        Summarized below is the funded status and the amounts recorded on the Company's consolidated balance sheets for all of the Company's Defined Benefit Plans at December 31, 2015:

Change in projected benefit obligation:
Projected benefit obligation at beginning of year	$430,846
Service cost	344
Interest cost	15,523
Actuarial (gain) loss	(14,912)
Curtailments	—
Benefits paid	(27,838)

Projected benefit obligation at end of year	403,963

Change in plan assets:
Fair value of plan assets at beginning of year	303,676
Actual return (loss) on plan assets, net	(3,921)
Employer contributions	25,929
Benefits paid	(27,838)

Fair value of plan assets at end of year	297,846

Unfunded status at end of year	$(106,117)

        The accumulated benefit obligation for the Company's Defined Benefit Plans aggregated $403,963 at December 31, 2015.

        The Company's net funded status relating to its Defined Benefit Plans at December 31, 2015 are as follows:

Defined Benefit Plans	$(106,117)
Less: Current portion related to nonqualified plans	6,889

Long-term defined benefit plan obligations	$(99,228)

CABLEVISION SYSTEMS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

NOTE 14. BENEFIT PLANS (Continued)

        Components of the net periodic benefit cost, recorded in other operating expenses, for the Defined Benefit Plans for the period January 1, 2016 to June 20, 2016 and for the year ended December 31, 2015, are as follows:

	January 1, 2016 to June 20, 2016	Year ended December 31, 2015
Service cost	$—	$344
Interest cost	7,130	15,523
Expected return on plan assets, net	(3,565)	(8,297)
Recognized actuarial loss (reclassified from accumulated other comprehensive loss)	(1,446)	1,294
Settlement (income) loss (reclassified from accumulated other comprehensive loss)(a)	1,655	3,822

Net periodic benefit cost	$3,774	$12,686

(a)
As a result of benefit payments to terminated or retired individuals exceeding the service and interest costs for the Pension Plan and the Excess Cash Balance Pension Plan during the period January 1, 2016 through June 20, 2016, and year ended December 31, 2015, the Company recognized a non-cash settlement loss that represented the acceleration of the recognition of a portion of the previously unrecognized actuarial losses recorded in accumulated other comprehensive loss on the Company's consolidated balance sheets relating to these plans.

Plan Assumptions for Defined Benefit Plans

        Weighted-average assumptions used to determine net periodic cost (made at the beginning of the year) and benefit obligations (made at the end of the year) for the Defined Benefit Plans are as follows:

	Weighted-Average Assumptions
	Net Periodic Benefit Cost		Benefit Obligations
	January 1, 2016 to June 20, 2016	Year ended December 31, 2015	December 31, 2015
Discount rate(a)	3.76%	3.83%	3.94%
Rate of increase in future compensation levels	—%	—%	—%
Expected rate of return on plan assets (Pension Plan only)	3.97%	4.03%	N/A

(a)
The discount rates of 3.76% and 3.83%, for the period January 1, 2016 through June 20, 2016, and year ended December 31, 2015, respectively, represent the average of the quarterly discount rates used to remeasure the Company's projected benefit obligation and net periodic benefit cost in connection with the recognition of settlement losses discussed above.

        The discount rate used by the Company in calculating the net periodic benefit cost for the Cash Balance Plan and the Excess Cash Balance Plan was determined based on the expected future benefit

CABLEVISION SYSTEMS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

NOTE 14. BENEFIT PLANS (Continued)

payments for the plans and from the Towers Watson U.S. Rate Link: 40-90 Discount Rate Model. The model was developed by examining the yields on selected highly rated corporate bonds.

        The Company's expected long-term return on Pension Plan assets is based on a periodic review and modeling of the plan's asset allocation structure over a long-term horizon. Expectations of returns and risk for each asset class are the most important of the assumptions used in the review and modeling and are based on comprehensive reviews of historical data, forward looking economic outlook, and economic/financial market theory. The expected long-term rate of return was chosen as a best estimate and was determined by (a) historical real returns, net of inflation, for the asset classes covered by the investment policy, and (b) projections of inflation over the long-term period during which benefits are payable to plan participants.

Pension Plan Assets and Investment Policy

        The weighted average asset allocations of the Pension Plan at December 31, 2015 are as follows:

Plan Assets at December 31, 2015
Asset Class:
Mutual funds	39%
Fixed income securities	61
Cash equivalents and other	—

100%

        The Pension Plan's investment objectives reflect an overall low risk tolerance to stock market volatility. This strategy allows for the Pension Plan to invest in portfolios that would obtain a rate of return throughout economic cycles, commensurate with the investment risk and cash flow needs of the Pension Plan. The investments held in the Pension Plan are readily marketable and can be sold to fund benefit payment obligations of the plan as they become payable.

        Investment allocation decisions are formally made by the Altice USA Benefits Committee, which takes into account investment advice provided by its external investment consultant. The investment consultant takes into account expected long-term risk, return, correlation, and other prudent investment assumptions when recommending asset classes and investment managers to the Company's Investment and Benefit Committee. The major categories of the Pension Plan assets are cash equivalents and bonds which are marked-to-market on a daily basis. Due to the Pension Plan's significant holdings in long-term government and non-government fixed income securities, the Pension Plan's assets are subjected to interest rate risk; specifically, a rising interest rate environment. Consequently, an increase in interest rates may cause a decrease to the overall liability of the Pension Plan thus creating a hedge against rising interest rates. In addition, a portion of the Pension Plan's bond portfolio is invested in foreign debt securities where there could be foreign currency risks associated with them, as well as in non-government securities which are subject to credit risk of the bond issuer defaulting on interest and/or principal payments.

CABLEVISION SYSTEMS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

NOTE 14. BENEFIT PLANS (Continued)

Investments at Estimated Fair Value

        The fair values of the assets of the Pension Plan at December 31, 2015 by asset class are as follows:

Asset Class	Level I	Level II	Level III	Total
Mutual funds	$117,174	$—	$—	$117,174
Fixed income securities held in a portfolio:
Foreign issued corporate debt	—	12,825	—	12,825
U.S. corporate debt	—	54,005	—	54,005
Government debt	—	8,273	—	8,273
U.S. Treasury securities	—	90,414	—	90,414
Asset-backed securities	—	18,563	—	18,563
Cash equivalents(a)	893	—	—	893

Total(b)	$118,067	$184,080	$—	$302,147

(a)
Represents an investment in a money market fund.

(b)
Excludes cash and net payables relating to the sale of securities that were not settled as of December 31, 2015.

        The fair values of mutual funds and cash equivalents were derived from quoted market prices that the Pension Plan administrator has the ability to access.

        The fair values of corporate and government debt, treasury securities and asset-back securities were derived from bids received from a vendor or broker not available in an active market that the Pension Plan administrator has the ability to access.

Defined Contribution Plans

        The Company also maintains the Cablevision 401(k) Savings Plan, a contributory qualified defined contribution plan for the benefit of non-union employees of the Company. Employees can contribute a percentage of eligible annual compensation and the Company will make a matching cash contribution or discretionary contribution, as defined in the plan. In addition, the Company maintains an unfunded non-qualified excess savings plan for which the Company provides a matching contribution similar to the Cablevision 401(k) Savings Plan.

        Applicable employees of the Company are eligible for an enhanced employer matching contribution, as well as a year-end employer discretionary contribution to the Cablevision 401(k) Savings Plan and the Cablevision Excess Savings Plan.

        The cost associated with these plans (including the enhanced employer matching and discretionary contributions) was $26,964 and $61,343 for the period January 1, 2016 through June 20, 2016, and year ended December 31, 2015, respectively.

CABLEVISION SYSTEMS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

NOTE 15. EQUITY AND LONG-TERM INCENTIVE PLANS

Equity Plans

        In connection with the Merger, outstanding equity-based awards granted under the Company's equity plans were cancelled and converted into a right to receive cash based upon the $34.90 per Share merger price in accordance with the original terms of the awards. On the Merger Date, the Company had 11,880,700 stock options, 3,769,485 restricted shares, 1,724,940 restricted stock units issued to employees and 466,283 restricted stock units issued to non-employee directors outstanding. The aggregate payment was $439,167 and represents a portion of the merger consideration. Approximately $63,484 of compensation costs related to the acceleration of the vesting of these awards in connection with the Merger and the related employer payroll taxes of $7,929 were recorded on the black line and therefore are not reflected in either the Predecessor or Successor periods.

        In March 2015, the Company's Board of Directors approved the Cablevision Systems Corporation 2015 Employee Stock Plan ("2015 Plan"), which was approved by Cablevision's stockholders at its annual stockholders meeting on May 21, 2015. Under the 2015 Plan, the Company was authorized to grant stock options, restricted shares, restricted stock units, stock appreciation rights, and other equity-based awards. As of December 31, 2015, 79,780 equity based awards had been granted under the 2015 Plan.

        The Company also had an employee stock plan ("2006 Plan") under which it was authorized to grant incentive stock options, nonqualified stock options, restricted shares, restricted stock units, stock appreciation rights and other equity-based awards and a 2006 Stock Plan for Non-Employee Directors, whereby the Company was authorized to grant nonqualified stock options, restricted stock units and other equity-based awards. In 2015, the Company granted its non-employee directors an aggregate of 73,056 restricted stock units. Total non-employee director restricted stock units outstanding as of December 31, 2015 were 466,283.

        Since share-based compensation expense is based on awards that are ultimately expected to vest, such compensation expense was reduced for estimated forfeitures. Forfeitures were estimated based primarily on historical experience.

        The following table presents the share-based compensation expense recognized by the Company as other operating expenses:

	January 1, 2016 to June 20, 2016	Year ended December 31, 2015
Stock options	$3,848	$9,159
Restricted shares and restricted stock units	20,930	51,162
Share-based compensation related to equity classified awards	24,778	60,321
Other share-based compensation	453	4,965
Total share-based compensation	$25,231	$65,286

        An income tax benefit of $10,357 and $26,718 was recognized in continuing operations resulting from share-based compensation expense for the period from January 1, 2016 through June 20, 2016 and year ended December 31, 2015, respectively.

CABLEVISION SYSTEMS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

NOTE 15. EQUITY AND LONG-TERM INCENTIVE PLANS (Continued)

        Cash received from stock option exercises for the period January 1, 2016 through June 20, 2016, and year ended December 31, 2015, respectively was $14,411 and $18,727, respectively.

Valuation Assumptions—Stock Options

        The Company calculated the fair value of each option award on the date of grant. The Company's computation of expected life was determined based on historical experience of similar awards, giving consideration to the contractual terms of the share-based awards and vesting schedules, or by using the simplified method (the average of the vesting period and option term), if applicable. The interest rate for periods within the contractual life of the stock option was based on interest yields for U.S. Treasury instruments in effect at the time of grant. The Company's computation of expected volatility was based on historical volatility of its common stock.

        The following assumptions were used to calculate the fair values of stock option awards granted in the first quarter of 2015:

2015
Risk-free interest rate	1.82%
Expected life (in years)	8
Dividend yield	3.63%
Volatility	39.98%
Grant date fair value	$5.45

Share-Based Payment Award Activity

        The following table summarizes activity relating to Company employees who held Cablevision stock options for the period January 1, 2016 to June 20, 2016 and for the year ended December 31, 2015:

	Shares Under Option		Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term (in years)
	Time Vesting Options	Performance Based Vesting Options			Aggregate Intrinsic Value(a)
Balance, December 31, 2014	5,097,666	7,633,500	$14.41	7.17	$79,347
Granted	2,000,000	—	19.17
Exercised	(353,666)	(1,024,283)	12.84
Balance, December 31, 2015	6,744,000	6,609,217	15.28	6.80	221,900
Exercised	(744,000)	(728,517)	13.97
Balance, June 20, 2016	6,000,000	5,880,700	$15.45

(a)
The aggregate intrinsic value is calculated as the difference between (i) the exercise price of the underlying award and (ii) the quoted price of CNYG Class A common stock on December 31, 2015, as indicated.

CABLEVISION SYSTEMS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

NOTE 15. EQUITY AND LONG-TERM INCENTIVE PLANS (Continued)

Restricted Stock Award Activity

        The following table summarizes activity relating to Company employees who held Cablevision restricted shares and restricted stock units for the period January 1, 2016 to June 20, 2016 and for the year ended December 31, 2015:

	Number of Restricted Shares	Number of Performance Restricted Shares	Number of Performance Based Restricted Stock Units ("PSU")(a)	Weighted Average Fair Value Per Share at Date of Grant
Unvested award balance, December 31, 2014	5,314,870	2,035,300	—	$15.46
Granted	1,747,870	584,400	1,851,700	19.43
Vested	(1,598,363)	(739,600)	—	14.48
Awards forfeited	(496,629)	—	(79,270)	17.28

Unvested award balance, December 31, 2015	4,967,748	1,880,100	1,772,430	17.53
Vested	(2,239,167)	(753,296)	—	15.35
Awards forfeited	(85,900)	—	(47,490)	18.38

Unvested award balance, June 20, 2016	2,642,681	1,126,804	1,724,940

(a)
The PSUs entitled the employee to shares of CNYG common stock up to 150% of the number of PSUs granted depending on the level of achievement of the specified performance criteria. If the minimum performance threshold was not met, no shares were issued. Accrued dividends were paid to the extent that a PSU vested and the related stock was issued.

        During the first quarter of 2016, 2,992,463 Cablevision restricted shares issued to employees of the Company vested. To fulfill the employees' statutory minimum tax withholding obligations for the applicable income and other employment taxes, 1,248,875 of these shares, with an aggregate value of $41,469, were surrendered to the Company. During the year ended December 31, 2015, 2,337,963 Cablevision restricted shares issued to employees of the Company vested. To fulfill the employees' statutory minimum tax withholding obligations for the applicable income and other employment taxes, 1,004,950 of these shares, with an aggregate value of $19,141 were surrendered to the Company. These acquired shares had been classified as treasury stock.

Long-Term Incentive Plan Awards

        In March 2011, the Company's Board of Directors approved the Cablevision Systems Corporation 2011 Cash Incentive Plan, which was approved by the Company's stockholders at its annual stockholders meeting in May 2011. The Company recorded expenses of $9,169 and $27,170 for the period January 1, 2016 through June 20, 2016, and year ended December 31, 2015, respectively, related to this plan.

CABLEVISION SYSTEMS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

NOTE 15. EQUITY AND LONG-TERM INCENTIVE PLANS (Continued)

Carried Unit Plan

        Subsequent to the merger, in July 2016, certain employees of the Company and its affiliates received awards of units in a Carry Unit Plan of an entity which has an ownership interest in the Company's parent, Neptune Holding. The awards generally will vest as follows: 50% on the second anniversary of June 21, 2016 ("Base Date"),25% on the third anniversary of the Base Date, and 25% on the fourth anniversary of the Base Date. Prior to the fourth anniversary, the Company has the right to repurchase vested awards held by employees upon their termination. The Carry Unit Plan has 259,442,785 units authorized for issuance, of which 102,500,000 have been issued to employees of the Company and 100,300,000 have been issued to employees of Altice and affiliated companies.

NOTE 16. AFFILIATE AND RELATED PARTY TRANSACTIONS

Equity Method Investments

        In September 2015, the Company purchased the minority interest in Newsday Holdings LLC ("Newsday Holdings") held by Tribune Media Company ("Tribune") for approximately $8,300. As a result of this transaction, Newsday Holdings became a wholly-owned subsidiary of the Company. In addition, the indemnity provided by the Company to Tribune for certain taxes incurred by Tribune if Newsday Holdings or its subsidiary sold or otherwise disposed of Newsday assets in a taxable transaction or failed to maintain specified minimum outstanding indebtedness, was amended so that the restriction period lapsed on September 2, 2015.

        Subsequent to the Merger, in July 2016, the Company completed the sale of a 75% interest in Newsday LLC. The Company retained the remaining 25% ownership interest.

        In December 2016, the Company made an investment of $1,966 in i 24NEWS, Altice's 24/7 international news and current affairs channel, representing a 25% ownership interest and the 75% interest is owned by a subsidiary of Altice.

Related Party Transactions

        As the transactions discussed below were conducted between subsidiaries under common control, amounts charged for certain services may not have represented amounts that might have been received or incurred if the transactions were based upon arm's length negotiations.

        Cablevision is controlled by Charles F. Dolan, certain members of his immediate family and certain family related entities (collectively the "Dolan Family"). Members of the Dolan Family are also the controlling stockholders of AMC Networks, The Madison Square Garden Company and MSG Networks Inc. ("MSG Networks").

CABLEVISION SYSTEMS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

NOTE 16. AFFILIATE AND RELATED PARTY TRANSACTIONS (Continued)

        The following table summarizes the revenue and charges (credits) related to services provided to or received from AMC Networks, Madison Square Garden Company and MSG Networks for the Predecessor periods:

	January 1, 2016 to June 20, 2016	Year Ended December 31, 2015
Revenue	$2,088	$5,343

Operating expenses:
Programming and other direct costs, net of credits	$84,636	$176,909
Other operating expenses, net of credits	2,182	5,372

Operating expenses, net	86,818	182,281

Net charges	$84,730	$176,938

Revenue

        The Company recognized revenue in connection with television advertisements and print advertising, as well as certain telecommunication services charged by its subsidiaries to AMC Networks, Madison Square Garden and MSG Networks. The Company and its subsidiaries, together with AMC Networks, Madison Square Garden and MSG Networks may have entered into agreements with third parties in which the amounts paid/received by AMC Networks, Madison Square Garden and MSG Networks, their subsidiaries, or the Company may have differed from the amounts that would have been paid/received if such arrangements were negotiated separately. Where subsidiaries of the Company have incurred a cost incremental to fair value and AMC Networks, Madison Square Garden and MSG Networks have received a benefit incremental to fair value from these negotiations, the Company and its subsidiaries charged AMC Networks, Madison Square Garden and MSG Networks for the incremental amount.

Programming and other direct costs

        Programming and other direct costs included costs incurred by the Company for the carriage of the MSG Networks, as well as for AMC, WE tv, IFC, Sundance Channel and BBC America (2015 period only) on the Company's cable systems. The Company also purchased certain programming signal transmission and production services from AMC Networks.

Other operating expenses (credits)

        The Company, AMC Networks, Madison Square Garden and MSG Networks routinely entered into transactions with each other in the ordinary course of business. Such transactions included, but were not limited to, sponsorship agreements and cross-promotion arrangements. Additionally, amounts reflected in the tables were net of allocations to AMC Networks, Madison Square Garden and MSG Networks for services performed by the Company on their behalf. Amounts also included charges to the Company for services performed or paid by the affiliate on the Company's behalf.

CABLEVISION SYSTEMS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

NOTE 16. AFFILIATE AND RELATED PARTY TRANSACTIONS (Continued)

        Subsequent to the Merger, the Company continues to receive or provide services to these entities, but these entities are no longer related parties.

Transactions with Other Affiliates

        During the period ended January 1, 2016 to June 20, 2016 and the year ended December 31, 2015, the Company provided services to or incurred costs on behalf of certain related parties, including from time to time, the Dolan Family. All costs incurred on behalf of these related parties were reimbursed to the Company. Aggregate amounts that were due from and due to AMC Networks, Madison Square Garden and MSG Networks and other affiliates at December 31, 2015 (Predecessor) is summarized below:

December 31, 2015
Amounts due from affiliates	$767
Amounts due to affiliates	29,729

NOTE 17. COMMITMENTS AND CONTINGENCIES

Legal Matters

Cable Operations Litigation

Marchese, et al. v. Cablevision Systems Corporation and CSC Holdings, LLC:

        The Company is a defendant in a lawsuit filed in the U.S. District Court for the District of New Jersey by several present and former Cablevision subscribers, purportedly on behalf of a class of iO video subscribers in New Jersey, Connecticut and New York. After three versions of the complaint were dismissed without prejudice by the District Court, plaintiffs filed their third amended complaint on August 22, 2011, alleging that the Company violated Section 1 of the Sherman Antitrust Act by allegedly tying the sale of interactive services offered as part of iO television packages to the rental and use of set-top boxes distributed by Cablevision, and violated Section 2 of the Sherman Antitrust Act by allegedly seeking to monopolize the distribution of Cablevision compatible set-top boxes. Plaintiffs seek unspecified treble monetary damages, attorney's fees, as well as injunctive and declaratory relief. On September 23, 2011, the Company filed a motion to dismiss the third amended complaint. On January 10, 2012, the District Court issued a decision dismissing with prejudice the Section 2 monopolization claim, but allowing the Section 1 tying claim and related state common law claims to proceed. Cablevision's answer to the third amended complaint was filed on February 13, 2012. On December 7, 2015, the parties entered into a settlement agreement, which is subject to approval by the Court. On December 11, 2015, plaintiffs filed a motion for preliminary approval of the settlement, conditional certification of the settlement class, and approval of a class notice distribution plan. On March 10, 2016 the Court granted preliminary approval of the settlement and approved the class notice distribution plan.

        Subsequent to the Merger, the class notice distribution and the claims submission process have now concluded. The Court granted final approval of the settlement on September 12, 2016 in the amount of $15,600, and the effective date of the settlement was October 24, 2016.

CABLEVISION SYSTEMS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

NOTE 17. COMMITMENTS AND CONTINGENCIES (Continued)

In re Cablevision Consumer Litigation:

        Following expiration of the affiliation agreements for carriage of certain Fox broadcast stations and cable networks on October 16, 2010, News Corporation terminated delivery of the programming feeds to the Company, and as a result, those stations and networks were unavailable on the Company's cable television systems. On October 30, 2010, the Company and Fox reached an agreement on new affiliation agreements for these stations and networks, and carriage was restored. Several purported class action lawsuits were subsequently filed on behalf of the Company's customers seeking recovery for the lack of Fox programming. Those lawsuits were consolidated in an action before the U. S. District Court for the Eastern District of New York, and a consolidated complaint was filed in that court on February 22, 2011. Plaintiffs asserted claims for breach of contract, unjust enrichment, and consumer fraud, seeking unspecified compensatory damages, punitive damages and attorneys' fees. On March 28, 2012, the Court ruled on the Company's motion to dismiss, denying the motion with regard to plaintiffs' breach of contract claim, but granting it with regard to the remaining claims, which were dismissed. On April 16, 2012, plaintiffs filed a second consolidated amended complaint, which asserts a claim only for breach of contract. The Company's answer was filed on May 2, 2012. On October 10, 2012, plaintiffs filed a motion for class certification and on December 13, 2012, a motion for partial summary judgment. On March 31, 2014, the Court granted plaintiffs' motion for class certification, and denied without prejudice plaintiffs' motion for summary judgment. On May 30, 2014, the Court approved the form of class notice, and on October 7, 2014, approved the class notice distribution plan. The class notice distribution has been completed, and the opt-out period expired on February 27, 2015. Expert discovery commenced on May 5, 2014, and concluded on December 8 and 28, 2015, when the Court ruled on the pending expert discovery motions. On January 26, 2016, the Court approved a schedule for filing of summary judgment motions. Plaintiffs filed a motion for summary judgment on March 31, 2016. The Company filed its own summary judgment motion on June 13, 2016. The parties are actively engaged in settlement discussions although financial terms have not yet been finalized.

Patent Litigation

        Cablevision is named as a defendant in certain lawsuits claiming infringement of various patents relating to various aspects of the Company's businesses. In certain of these cases other industry participants are also defendants. In certain of these cases the Company expects that any potential liability would be the responsibility of the Company's equipment vendors pursuant to applicable contractual indemnification provisions. The Company believes that the claims are without merit and intends to defend the actions vigorously, but is unable to predict the outcome of these lawsuits or reasonably estimate a range of possible loss.

        In addition to the matters discussed above, the Company is party to various lawsuits, some involving claims for substantial damages. Although the outcome of these other matters cannot be predicted and the impact of the final resolution of these other matters on the Company's results of operations in a particular subsequent reporting period is not known, management does not believe that the resolution of these other lawsuits will have a material adverse effect on the financial position of the Company or the ability of the Company to meet its financial obligations as they become due.

CABLEVISION SYSTEMS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

NOTE 17. COMMITMENTS AND CONTINGENCIES (Continued)

Other Litigation

        In April 2011, Thomas C. Dolan, a director and Executive Vice President, Strategy and Development, in the Office of the Chairman at Cablevision, filed a lawsuit against Cablevision and Rainbow Media Holdings LLC (which was subsequently dismissed as a party) in New York State Supreme Court. The lawsuit raised compensation-related claims related to events largely from 2005 to 2008. The matter was handled under the direction of an independent committee of the Board of Directors of Cablevision. In April 2015, the Court granted summary judgment in favor of the plaintiff on liability, with damages to be determined. On June 18, 2015, the Company filed a notice of appeal. On February 8, 2016, Cablevision and Thomas C. Dolan entered into a settlement pursuant to which the Company agreed to pay plaintiff $21,000 and plaintiff released all claims. A stipulation of dismissal with prejudice was approved and entered by the Court on February 8, 2016, and payment was made the same day. The appeal has also been withdrawn. The Company recorded an expense of $21,000 which is reflected in discontinued operations in the accompanying consolidated statements of operations for the year ended December 31, 2015 (see Note 6).

NOTE 18. INTERIM FINANCIAL INFORMATION (Unaudited)

        The following is a summary of the Company's selected quarterly financial data:

	Predecessor
2016:	March 31, 2016	April 1 to June 20, 2016
Revenue	$1,645,890	$1,491,714
Operating expenses	(1,394,635)	(1,267,663)

Operating income	$251,255	$224,051

Net income	$94,311	$69,201
Net loss attributable to noncontrolling interests	66	170

Net income attributable to Cablevision Systems Corporation stockholders	$94,377	$69,371

Basic income per share attributable to Cablevision Systems Corporation stockholders:
Income from continuing operations, net of income taxes	$0.35	$0.25

Loss from discontinued operations, net of income taxes	$—	$—

Net income	$0.35	$0.25

Diluted income per share attributable to Cablevision Systems Corporation stockholders:
Income from continuing operations, net of income taxes	$0.34	$0.25

Loss from discontinued operations, net of income taxes	$—	$—

Net income	$0.34	$0.25

Amounts attributable to Cablevision Systems Corporation stockholders:
Income from continuing operations, net of income taxes	$94,377	$69,371
Loss from discontinued operations, net of income taxes	—	—
Net income	$94,377	$69,371

CABLEVISION SYSTEMS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

NOTE 18. INTERIM FINANCIAL INFORMATION (Unaudited) (Continued)

	Predecessor
2015:	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015	Total 2015
Revenue	$1,622,352	$1,661,940	$1,624,828	$1,636,425	$6,545,545
Operating expenses	(1,398,601)	(1,417,476)	(1,441,712)	(1,439,285)	(5,697,074)

Operating income	$223,751	$244,464	$183,116	$197,140	$848,471

Income from continuing operations, net of income taxes	$54,901	$75,676	$23,431	$33,781	$187,789
Income (loss) from discontinued operations, net of income taxes	(10,502)	—	(406)	(1,633)	(12,541)

Net income	44,399	75,676	23,025	32,148	175,248
Net loss (income) attributable to noncontrolling interests	234	(81)	78	(30)	201

Net income attributable to Cablevision Systems Corporation stockholders	$44,633	$75,595	$23,103	$32,118	$175,449

Basic income per share attributable to Cablevision Systems Corporation stockholders:
Income from continuing operations, net of income taxes	$0.21	$0.28	$0.09	$0.12	$0.70

Income (loss) from discontinued operations, net of income taxes	$(0.04)	$—	$—	$(0.01)	$(0.05)

Net income	$0.17	$0.28	$0.09	$0.12	$0.65

Diluted income per share attributable to Cablevision Systems Corporation stockholders:
Income from continuing operations, net of income taxes	$0.20	$0.27	$0.08	$0.12	$0.68

Income (loss) from discontinued operations, net of income taxes	$(0.04)	$—	$—	$(0.01)	$(0.05)

Net income	$0.16	$0.27	$0.08	$0.12	$0.63

Amounts attributable to Cablevision Systems Corporation stockholders:
Income from continuing operations, net of income taxes	$55,135	$75,595	$23,509	$33,751	$187,990
Income (loss) from discontinued operations, net of income taxes	(10,502)	—	(406)	(1,633)	(12,541)

Net income	$44,633	$75,595	$23,103	$32,118	$175,449

CABLEVISION SYSTEMS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

NOTE 19. BUSINESS COMBINATION

        As discussed in Note 1, Cablevision completed the Merger on June 21, 2016. The Merger was accounted for as a business combination in accordance with ASC Topic 805. The following table provides the preliminary allocation of the total purchase price of $9,958,323 to the identifiable tangible and intangible assets and liabilities of Cablevision based on preliminary fair value information currently available, which is subject to change within the measurement period (up to one year from the acquisition date).

	Estimates of Fair Values (As of December 31, 2016)	Estimated Useful Lives
Current assets	$1,923,071
Accounts receivable	271,305
Property, plant and equipment	4,864,621	2 - 18 years
Goodwill	5,838,959
Indefinite-lived cable television franchises	8,113,575	Indefinite-lived
Customer relationships	4,850,000	8 to 18 years
Trade names	1,010,000	12 years
Amortizable intangible assets	23,296	1 - 15 years
Other non-current assets	748,998
Current liabilities	(2,305,954)
Long-term debt	(8,355,386)
Deferred income taxes.	(6,834,807)
Other non-current liabilities	(189,355)

Total	$9,958,323

        The fair value of identified intangible assets was estimated using derivations of the "income" approach. Customer relationships and cable television franchises were valued using the multiple period excess earnings method ("MPEEM") approach. The MPEEM approach quantifies the expected earnings of an asset by isolating earnings attributable to the asset from the overall business enterprise earnings and then removing a charge for those assets that contribute to the generation of the isolated earnings. The future expected earnings are discounted to their present value equivalent.

        Trade names were valued using the relief from royalty method, which is based on the present value of the royalty payments avoided as a result of the company owning the intangible asset.

        The basis for the valuation methods was the Company's projections. These projections were based on management's assumptions including among others, penetration rates for video, high speed data, and voice; revenue growth rates; operating margins; and capital expenditures. The assumptions are derived based on the Company's and its peers' historical operating performance adjusted for current and expected competitive and economic factors surrounding the cable industry. The discount rates used in the analysis are intended to reflect the risk inherent in the projected future cash flows generated by the respective intangible asset. The value is highly dependent on the achievement of the future financial results contemplated in the projections. The estimates and assumptions made in the valuation are inherently subject to significant uncertainties, many of which are beyond the Company's control, and there is no assurance that these results can be achieved. The primary assumptions for which there is a

CABLEVISION SYSTEMS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share amounts)

NOTE 19. BUSINESS COMBINATION (Continued)

reasonable possibility of the occurrence of a variation that would have significantly affected the value include the assumptions regarding revenue growth, programming expense growth rates, the amount and timing of capital expenditures and the discount rate utilized.

        In establishing fair value for the vast majority of the Company's property, plant and equipment, the cost approach was utilized. The cost approach considers the amount required to replace an asset by constructing or purchasing a new asset with similar utility, then adjusts the value in consideration of physical depreciation, and functional and economic obsolescence as of the appraisal date. The cost approach relies on management's assumptions regarding current material and labor costs required to rebuild and repurchase significant components of our property, plant and equipment along with assumptions regarding the age and estimated useful lives of our property, plant and equipment.

        The estimates of expected useful lives take into consideration the effects of contractual relationships, customer attrition, eventual development of new technologies and market competition.

        As a result of applying business combination accounting, the Company recorded goodwill, which represented the excess of organization value over amounts assigned to the other identifiable tangible and intangible assets arising from expectations of future operational performance and cash generation.

        The following table sets forth the estimated amortization expense on the intangible assets recorded in the connection with the Merger for the years ending December 31:

Estimated amortization expense
Year Ending December 31, 2017	$701,908
Year Ending December 31, 2018	655,409
Year Ending December 31, 2019	609,245
Year Ending December 31, 2020	562,613
Year Ending December 31, 2021	515,430

        The unaudited pro forma revenue, loss from continuing operations and net loss for the years ended December 31, 2015, as if the Merger had occurred on January 1, 2015, are as follows:

Revenue	$6,545,545

Loss from continuing operations	$(740,115)

Net loss	$(752,656)

        The pro forma results presented above include the impact of additional interest expense related to the debt issued to finance the Merger. The pro forma results also reflect additional amortization expense related to the identifiable intangible assets recorded in connection with the Merger and additional depreciation expense related to the fair value adjustment to property, plant and equipment.

Report of Independent Auditors

To the Board of Directors of Cequel Corporation

        We have audited the accompanying consolidated financial statements of Cequel Corporation and its subsidiaries (Predecessor), which comprise the consolidated statements of operations and comprehensive loss, of changes in stockholders' equity and of cash flows for the period from January 1, 2015 to December 20, 2015.

Management's Responsibility for the Consolidated Financial Statements

        Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

        Our responsibility is to express an opinion on the consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Cequel Corporation and its subsidiaries (Predecessor) for the period from January 1, 2015 to December 20, 2015, in accordance with accounting principles generally accepted in the United States of America.

/s/PricewaterhouseCoopers LLP

St. Louis, Missouri
March 30, 2016

Report of Independent Auditors

To the Board of Directors of Cequel Corporation

        We have audited the accompanying consolidated financial statements of Cequel Corporation and its subsidiaries (Successor), which comprise the consolidated balance sheet as of December 31, 2015, and the related consolidated statements of operations and comprehensive loss, of changes in stockholders' equity and of cash flows for the period from December 21, 2015 to December 31, 2015.

Management's Responsibility for the Consolidated Financial Statements

        Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

        Our responsibility is to express an opinion on the consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cequel Corporation and its subsidiaries (Successor) as of December 31, 2015, and the results of their operations and their cash flows for the period from December 21, 2015 to December 31, 2015 in accordance with accounting principles generally accepted in the United States of America.

/s/PricewaterhouseCoopers LLP

St. Louis, Missouri
March 30, 2016

Cequel Corporation

Consolidated Balance Sheet

(dollars in thousands)

Successor December 31, 2015
ASSETS
Cash and cash equivalents	$86,065
Accounts receivable, net of allowance of $1,051	192,667
Deferred tax asset	20,866
Prepaid expenses and other assets	23,549

Total current assets	323,147
Property, plant and equipment	2,234,274
Less—accumulated depreciation	(10,162)

Property, plant and equipment, net	2,224,112
Deferred financing costs, net	39,876
Intangible assets:
Subscriber relationships, net	1,054,728
Franchise rights, net	4,984,589
Trade Names	37,109
Goodwill	2,040,402

Total intangible assets, net	8,116,828
Other long-term assets	10,468

Total assets	$10,714,431

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accounts payable and accrued expenses	$217,781
Due to affiliates	296
Deferred revenue	157,764
Accrued interest	93,594
Current portion of capital leases and other obligations	10,126
Current portion of long-term debt	105,129

Total current liabilities	584,690
Long-term deferred revenue	623
Long-term deferred tax liability	1,546,301
Long-term portion of capital leases and other obligations	2,813
Due to parent	291,277
Long-term debt	6,054,063
Other long-term liabilities	247

Total liabilities	$8,480,014
Commitments and contingencies (Note 11)
Stockholders' equity:
Stockholders' equity	2,252,028
Accumulated deficit	(17,611)

Total stockholders' equity	2,234,417

Total liabilities and stockholders' equity	$10,714,431

The accompanying notes are an integral part of these consolidated financial statements.

Cequel Corporation

Consolidated Statements of Operations and Comprehensive Loss

(dollars in thousands)

	Successor Period from December 21, 2015 to December 31, 2015	Predecessor Period from January 1, 2015 to December 20, 2015
Revenues	$72,943	$2,347,369
Costs and expenses:
Operating (excluding depreciation and amortization)	26,586	872,308
Selling, general and administrative	39,166	889,960
Depreciation and amortization	23,533	531,561
Loss on disposal of cable assets	41	1,796

Total costs and expenses	89,326	2,295,625
(Loss)/income from operations	(16,383)	51,744
Interest expense, net	(11,491)	(237,319)

Loss before income taxes	(27,874)	(185,575)
Benefit/(provision) for income taxes	10,263	(29,301)

Net loss	$(17,611)	$(214,876)

Comprehensive loss	$(17,611)	$(214,876)

The accompanying notes are an integral part of these consolidated financial statements.

Cequel Corporation

Consolidated Statements of Cash Flows

(dollars in thousands)

	Successor Period from December 21, 2015 to December 31, 2015	Predecessor Period from January 1, 2015 to December 20, 2015
Cash flows from operating activities:
Net loss	$(17,611)	$(214,876)
Adjustments to reconcile net loss to cash flows from operating activities:
Loss on disposal of cable assets	41	1,766
Depreciation and amortization	23,533	531,562
Non-cash interest expense	1,444	(1,184)
Non-cash equity compensation expense	—	287,691
Deferred income tax (benefit)/provision	(10,418)	24,866
Changes in assets and liabilities:
Accounts receivable, net	(13,291)	31,508
Prepaid expenses	965	3,115
Accounts payable and accrued expenses	(23,080)	20,845
Deferred revenue	11,584	(2,829)
Accrued interest	9,855	(20,660)

Net cash provided by (used in) operating activities	(16,978)	661,804
Cash flows from investing activities:
Purchases of property, plant and equipment (Note 6)	(30,582)	(447,864)
Acquisition of cable systems	—	—
Net proceeds from disposal of assets	25	2,137
Purchase of patent rights	—	(4,003)
Other	—	—

Net cash used in investing activities	(30,557)	(449,730)
Cash flows from financing activities:
Issuance of long-term debt	—	—
Repayments of long-term debt	(3,941)	(18,317)
Repayments of capital lease obligations	(30)	(13,065)
Equity contributions	—	32,187
Equity distributions	—	(218)
Cash paid for financing costs	—	—

Net cash provided by (used in) financing activities	(3,971)	587
(Decrease)/Increase in cash and cash equivalents	(51,506)	212,661
Cash and cash equivalents, beginning of period	137,571	154,931

Cash and cash equivalents, end of period	$86,065	$367,592

Supplemental cash flow disclosures:
Cash paid for interest	$884	$259,417

Cash paid for taxes	$—	$6,137

Non-cash transactions:
Other obligations (Note 8)	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

Cequel Corporation

Consolidated Statements of Changes in Stockholders' Equity

(dollars in thousands)

	Stockholders' Equity	Accumulated Deficit	Total Stockholders' Equity
PREDECESSOR:
Balance, December 31, 2014	$1,430,848	$(105,028)	$1,325,820
Net loss	—	(214,876)	(214,876)
Non-cash equity compensation	287,691	—	287,691
Equity contribution	32,187	—	32,187
Equity distribution	(218)	—	(218)

Balance, December 20, 2015	$1,750,508	$(319,904)	$1,430,604

SUCCESSOR:
Balance, December 21, 2015	$2,252,028	$—	$2,252,028
Net loss	—	(17,611)	(17,611)

Balance, December 31, 2015	$2,252,028	$(17,611)	$2,234,417

The accompanying notes are an integral part of these consolidated financial statements.

Cequel Corporation

Notes to Consolidated Financial Statements

December 31, 2015

(dollars in thousands, except where otherwise indicated)

1. Organization

        Cequel Corporation, a Delaware Corporation ("Cequel Corporation"), through its subsidiaries (together, the "Company") is a leading owner, operator and acquirer of broadband communication systems serving a diversified mix of markets. Cequel Communications Holdings I, LLC ("Cequel") is a wholly owned subsidiary of Cequel Communications Holdings, LLC, a Delaware limited liability company ("Cequel Holdings"), which is a wholly owned subsidiary of Cequel Corporation. Cequel Capital Corporation is a wholly owned subsidiary of Cequel (and together with Cequel, the "Issuers"). Cequel Communications, LLC, a Delaware limited liability company, doing business as Suddenlink Communications ("Suddenlink"), is an indirect wholly owned subsidiary of Cequel.

        The Issuers are holding companies and conduct no operations. Accordingly, the Issuers depend on the cash flow of their subsidiaries in order to make payments on, or repay or refinance, the Notes, as defined herein. The terms of the Credit Agreement generally restrict Suddenlink and its restricted subsidiaries from making dividends and other distributions to the Issuers subject to satisfaction of certain conditions, including pro forma compliance with maximum senior secured leverage ratio, and that no event of default has occurred and is continuing, or would be caused by the making of such dividends or other distributions, and based on, among other things, availability under a restricted payment basket. However, the Credit Agreement permits Suddenlink to make dividends and distributions to Cequel for payment of regularly scheduled interest payments through maturity on indebtedness which was incurred by Cequel to refinance the Issuers' 8.625% Senior Notes due 2017 (the "2017 Notes"). The Issuers' 6.375% Senior Notes due 2020 (the "2020 Notes"), the Issuers' 5.125% Senior Notes due 2021, issued on May 16, 2013 (the "Initial 2021 Notes") and the Issuers' 5.125% Senior Notes due 2021, issued on September 9, 2014 (the "2021 Mirror Notes,") and the 2025 Senior Notes, as defined herein (collectively the 2020 Notes, the 2021 Notes and the 2025 Senior Notes, the "Senior Notes"), are unsecured and are not guaranteed by any subsidiaries of the Issuers, including Suddenlink.

        On December 21, 2015, Altice N.V., a public company with limited liability (naamloze vennootshcap) under Dutch law ("Altice"), as successor in interest to Altice S.A., certain other direct or indirect wholly-owned subsidiaries of Altice (the "Purchasers"), acquired approximately 70% of the total outstanding equity interests in Cequel Corporation (the "Altice Acquisition") from the direct and indirect stockholders of Cequel Corporation (the "Sellers"). Prior to the date hereof, Cequel Corporation was directly or indirectly owned by investment funds advised by BC Partners Limited ("BCP"), CPPIB-Suddenlink LP, a wholly owned subsidiary of Canada Pension Plan Investment Board ("CPPIB" and together with BCP, the "Sponsors"), and IW4MK Carry Partnership LP (the "Management Holder" and together with the Sponsors, the "Stockholders"). The consideration for the acquired equity interests was based on a total equity valuation for 100% of the capital and voting rights of Cequel Corporation of $4,132.0 million, which includes $2,956.4 million of cash consideration, $675.6 million of retained equity held by the Sponsors and $500 million funded by the issuance by an affiliate of Altice of a senior vendor note that is subscribed by the Sponsors. Following the closing of the Altice Acquisition, the Sponsors retained equity interests in Cequel Corporation representing, in the aggregate, 30% of Cequel Corporation's outstanding capital stock on a post-closing basis. In addition, the carry interest plans of the Stockholders were cashed out based on an agreement between

Cequel Corporation

Notes to Consolidated Financial Statements (Continued)

December 31, 2015

(dollars in thousands, except where otherwise indicated)

1. Organization (Continued)

the Sponsors and the Management Holder whereby payments were made to participants in such carry interest plans, including certain officers and directors of Cequel and Cequel Corporation.

2. Liquidity and Capital Resources

        The Company has significant indebtedness and incurred net losses of $17.6 million and $214.9 million for the successor period from December 21, 2015 through December 31, 2015 and the predecessor period from January 1, 2015 through December 20, 2015, respectively. The Company's net cash flows used in operating activities were $17.0 million for the successor period from December 21, 2015 through December 31, 2015, and net cash flows provided by operating activities were $661.8 million and $686.3 million for the predecessor period from January 1, 2015 through December 20, 2015, respectively.

        The Company requires significant cash to fund debt service requirements, capital expenditures and ongoing operations. The Company also has negative working capital, which is primarily due to the payment terms it has with its vendors. The Company has historically funded these requirements through cash flows from operating activities, borrowings under its $2.7 billion credit facility (the "Credit Facility"), sales of assets, issuances of debt, and cash on hand. However, the mix of funding sources changes from period to period. For the combined year ended December 31, 2015, the Company generated $627.5 million of cash flows from operating activities after paying cash interest of $260.3 million. In addition, the Company used $478.4 million for purchases of property, plant and equipment.

        The Company expects that cash on hand, cash flows from operating activities and available credit under its revolving credit facility will be adequate to meet its cash flow needs in 2016.

3. Summary of Significant Accounting Policies

  Basis of Preparation of Consolidated Financial Statements

        The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America ("GAAP"). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. All significant intercompany accounts and transactions have been eliminated in consolidation. However, in the opinion of management, such financial statements include all adjustments, which consist of only normal recurring adjustments, necessary for the fair statement of the results of the periods presented. Certain estimates and assumption have been made that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

        The financial information set forth in this report, unless otherwise set forth or as the context otherwise indicates, includes the accounts of Cequel and its subsidiaries for the period from December 21, 2015 to December 31, 2015 ("Successor"), and of Cequel and its subsidiaries for the period from January 1, 2015 through December 20, 2015 ("Predecessor"). Effective December 21, 2015, the Company applied business combination accounting which requires certain assets and liabilities to be

Cequel Corporation

Notes to Consolidated Financial Statements (Continued)

December 31, 2015

(dollars in thousands, except where otherwise indicated)

3. Summary of Significant Accounting Policies (Continued)

reflected at fair value. For a summary of the application and valuation of business combination accounting, see Footnote 4.

  Revenue Recognition

        Revenue by service offering consisted of the following:

	Successor Period from December 21, 2015 to December 31, 2015	Predecessor Period from January 1, 2015 to December 20, 2015
Video	$33,690	$1,107,718
High-speed Internet	27,789	845,514
Telephone	6,209	201,377
Advertising sales	2,079	85,587
Other	3,176	107,173

Total revenues	$72,943	$2,347,369

        Video revenue includes subscriber fees received from residential and commercial customers for the Company's various tiers or packages of video programming services, related equipment and rental charges, fees collected on behalf of local franchising authorities and the Federal Communications Commission, as well as revenue from the sale of premium networks, transactional VOD (e.g. events and movies) and digital video recorder service. High-speed Internet revenue includes subscriber fees received from residential and commercial customers for the Company's high-speed Internet services and related equipment rental charges, and wholesale transport revenue, including amounts generated by the sale of point-to-point transport services offered to wireless telephone providers (i.e. cell tower backhaul) and other carriers. Telephone revenue includes subscriber fees received from residential and commercial customers for the Company's telephone services, as well as fees collected on behalf of governmental authorities. Advertising sales includes revenue generated from the sale of advertising time to national, regional and local customers. Other revenue includes revenue from the Company's security services, installation charges, revenue from tower services, including site development and construction, and other residential and commercial subscriber-related fees.

        Revenue from video, high-speed Internet, telephone and security services are recognized in the period during which the related services are provided. Revenue received from customers who purchase bundled services at a discounted rate is allocated to each product in a pro-rata manner based on the individual product's selling price (generally, the price at which the product is regularly sold on a standalone basis). Installation revenue is recognized in the period the service is performed to the extent of direct selling costs, with the remaining amount deferred over the life of the customer relationship. The Company generally bills customers in advance for the services they have chosen to use and record such amounts as deferred revenue until the services are provided. Customer services paid for in advance are recorded as income when earned. Advertising sales are recognized in the period that the advertisements are broadcast.

Cequel Corporation

Notes to Consolidated Financial Statements (Continued)

December 31, 2015

(dollars in thousands, except where otherwise indicated)

3. Summary of Significant Accounting Policies (Continued)

        Local or state government authorities impose franchise fees on the majority of the Company's systems ranging up to a federally mandated maximum of 5% of gross revenues as defined in the franchise agreements. Such fees are collected on a monthly basis from the Company's customers and are periodically remitted to franchise authorities. Because franchise fees are the Company's obligation, the Company presents them on a gross basis in revenue with a corresponding operating expense. Franchise fees reported on a gross basis in revenue amounted to approximately $1.4 million and $46.3 million for the successor period from December 21, 2015 through December 31, 2015 and the predecessor period from January 1, 2015 through December 20, 2015, respectively.

  Allowance for Doubtful Accounts

        The allowance for doubtful accounts represents the Company's best estimate of uncollectible balances in the accounts receivable balance. The allowance is based on the number of days outstanding, customer balances, historical experience and other currently available information.

  Concentrations of Credit Risk

        Financial instruments that potentially subject the Company to concentrations of credit risk are primarily cash and accounts receivable. Concentration of credit risk with respect to the Company's cash balance is limited. The Company maintains or invests its cash with highly qualified financial institutions. With respect to the Company's receivables, credit risk is limited due to the large number of customers, individually small balances and short payment terms.

  Programming Costs

        The Company purchases certain analog, digital and premium programming provided by program suppliers whose compensation is typically based on a flat fee per customer at the negotiated rates included in the programming contracts. The cost of the right to provide network programming under such arrangements is recorded in operating expenses in the month the programming is distributed. Programming costs are paid each month based on calculations performed by the Company and are subject to adjustment based on periodic audits performed by the programmers. Net programming costs included in the operating costs line item in the accompanying consolidated statements of operations was $17.9 million and $594.2 million for the successor period from December 21, 2015 through December 31, 2015 and the predecessor period from January 1, 2015 through December 20, 2015, respectively.

  Advertising Costs

        The Company expenses advertising costs as incurred. Advertising expense, included in the selling, general and administrative expense line item in the accompanying consolidated statements of operations, was approximately $1.9 million and $62.7 million for the successor period from December 21, 2015 through December 31, 2015 and the predecessor period from January 1, 2015 through December 20, 2015, respectively.

Cequel Corporation

Notes to Consolidated Financial Statements (Continued)

December 31, 2015

(dollars in thousands, except where otherwise indicated)

3. Summary of Significant Accounting Policies (Continued)

  Equity Based Compensation

        Prior to the Altice Acquisition, the general partners of the partnerships that held the shares of Cequel Corporation (collectively, the "Carry Interest Partnerships"), each adopted a separate carried interest plan (see Footnote 18). The Company measured the cost of employee services received in exchange for carried interest units based on the fair value of the award at each reporting period. The Company used the Monte Carlo Simulation Method to estimate the fair value of the awards. Because the Monte Carlo Simulation Method required the use of subjective assumptions, changes in these assumptions can materially affect the fair value of the carried interest units granted. The time to liquidity event assumption is based on management's judgment. The equity volatility assumption was estimated using the historical weekly volatility of publicly traded comparable companies. The risk-free rate assumed in valuing the units was based on the U.S. Constant Maturity Treasury Rates for a period matching the expected time to liquidity event. The Company's total equity value was estimated by a third party using a range of indicated business enterprise values. The plan was terminated on December 21, 2015, concurrent with the Altice Acquisition.

  Income Taxes

        The Company provides for estimated income taxes for amounts payable or refundable on current year income tax returns, as well as the estimated future tax effects attributable to temporary differences and carryforwards using existing guidance from the FASB. This guidance also requires that a valuation allowance be recorded against deferred tax assets when it is more likely than not that all or some portion of the deferred income tax asset will not be realized in the future. Significant management judgment is required in determining the provision for income taxes, deferred tax assets and liabilities and any valuation allowances recorded (See Footnote 15).

  Cash and Cash Equivalents

        For financial reporting purposes, the Company considers all highly liquid investments with original maturities at purchase of three months or less to be cash equivalents. These investments are carried at cost, which approximates market value.

  Property, Plant and Equipment

        Property, plant and equipment are recorded at cost, including all material, labor and certain indirect costs associated with the construction of cable transmission and distribution facilities (or fair value at date of Acquisition). While the Company's capitalization is based on specific activities, once capitalized, costs are tracked by fixed asset category at the cable system level and not on a specific asset basis. For assets that are sold or retired, the estimated historical cost and related accumulated depreciation is removed. Costs associated with initial customer installations and the additions of network equipment necessary to enable advanced services are capitalized. Costs capitalized as part of initial customer installations include materials, labor and certain indirect costs. Indirect costs are associated with the activities of the Company's personnel who assist in connecting and activating the new service. Indirect costs include employee benefits and payroll taxes, direct variable costs associated

Cequel Corporation

Notes to Consolidated Financial Statements (Continued)

December 31, 2015

(dollars in thousands, except where otherwise indicated)

3. Summary of Significant Accounting Policies (Continued)

with capitalizable activities, consisting of installation and construction vehicle costs, the cost of dispatch personnel and indirect costs directly attributable to capitalizable activities. Leasehold improvements are amortized over the shorter of their estimated life or the term of the related leases. Costs for repairs and maintenance are charged to operating expense as incurred, while plant and equipment replacements, including replacement of cable drops, are capitalized.

        Depreciation is computed using the straight-line method over the following estimated useful lives of the assets:

Buildings and improvements	3 - 20 years
Customer equipment and installations	4 - 7 years
Capitalized leases	3 - 15 years
Vehicles	3 - 5 years
Broadband distribution systems	4 - 25 years
Office furniture, tools and equipment	2 - 7 years

  Capitalized Internal Costs

        Costs capitalized as part of new customer installations include materials, subcontractor costs and internal direct labor costs, including service technicians and internal overhead costs incurred to connect the customer to the plant from the time of installation scheduling through the time service is activated and functioning. The internal direct labor cost capitalized is based on a combination of the actual and estimated time to complete the installation. Overhead capitalized consists mainly of employee benefits, such as payroll taxes and health insurance, directly associated with that portion of the capitalized labor and vehicle operating costs related to capitalizable activities. Capitalized internal payroll costs were approximately $1.2 million and $49.2 million for the successor period from December 21, 2015 through December 31, 2015 and the predecessor period from January 1, 2015 through December 20, 2015, respectively. Related capitalized overhead were approximately $0.7 million and $28.7 million for the successor period from December 21, 2015 through December 31, 2015 and the predecessor period from January 1, 2015 through December 20, 2015, respectively.

  Deferred Financing Costs

        Deferred financing costs are being amortized to interest expense using the effective interest method over the terms of the related debt.

  Franchises

        Franchise rights are periodically reviewed to determine if each franchise has a finite life or an indefinite life in accordance with goodwill and other intangible asset financial accounting standards. Accordingly, the Company believes its franchises qualify for indefinite life treatment and are not amortized against earnings but instead are tested for impairment annually or more frequently as warranted by events or changes in circumstances (see Footnote 12). Costs incurred in negotiating and

Cequel Corporation

Notes to Consolidated Financial Statements (Continued)

December 31, 2015

(dollars in thousands, except where otherwise indicated)

3. Summary of Significant Accounting Policies (Continued)

renewing broadband franchises are amortized on a straight-line basis over the life of the renewal period.

  Accounting for Long-Lived and Intangible Assets

  Long-lived Assets

        Long-lived assets (e.g., property, plant and equipment) do not require that an annual impairment test be performed; instead, long-lived assets are tested for impairment upon the occurrence of a triggering event. Triggering events include the more likely than not disposal of a portion of such assets or the occurrence of an adverse change in the market involving the business employing the related assets. Once a triggering event has occurred, the impairment test is based on whether the intent is to hold the asset for continued use or to hold the asset for sale. If the intent is to hold the asset for continued use, the impairment test first requires a comparison of estimated undiscounted future cash flows generated by the asset group against the carrying value of the asset group. If the carrying value of the asset group exceeds the estimated undiscounted future cash flows, the asset would be deemed to be impaired. The impairment charge would then be measured as the difference between the estimated fair value of the asset and its carrying value. Fair value is generally determined by discounting the future cash flows associated with that asset. If the intent is to hold the asset for sale and certain other criteria are met (e.g., the asset can be disposed of currently, appropriate levels of authority have approved the sale, and there is an active program to locate a buyer), the impairment test involves comparing the asset's carrying value to its estimated fair value. To the extent the carrying value is greater than the asset's estimated fair value, an impairment charge is recognized for the difference. Significant judgments in this area involve determining whether a triggering event has occurred, determining the future cash flows for the assets involved and selecting the appropriate discount rate to be applied in determining estimated fair value. For the year ended December 31, 2015, no triggering event had occurred and no impairment test was performed.

  Goodwill and Indefinite-lived Intangible Assets

        Goodwill is tested annually for impairment during the fourth quarter or earlier upon occurrence of a triggering event. Accounting guidance related to goodwill impairment testing provides an option to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the Company performs a qualitative assessment, various events and circumstances are considered when evaluating whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount and whether the first step of the goodwill impairment test is necessary. If, after this qualitative assessment, the Company determines that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then no further quantitative testing would be necessary.

        If determined necessary as a result of the qualitative assessment described above, or if we do not perform the qualitative assessment as allowed under authoritative guidance from the FASB, goodwill impairment is determined using a two-step process. The first step involves a comparison of the estimated fair value of the Company to its carrying amount, including goodwill. In performing the first

Cequel Corporation

Notes to Consolidated Financial Statements (Continued)

December 31, 2015

(dollars in thousands, except where otherwise indicated)

3. Summary of Significant Accounting Policies (Continued)

step, the Company determines the fair value using a discounted cash flow ("DCF") analysis corroborated by a market-based approach. Determining fair value requires the exercise of significant judgment, including judgment about appropriate discount rates, perpetual growth rates, the amount and timing of expected future cash flows, as well as relevant comparable company earnings multiples for the market-based approach. The cash flows employed in the DCF analyses are based on the Company's most recent budget and, for years beyond the budget, the Company's estimates, which are based on assumed growth rates. The discount rates used in the DCF analyses are intended to reflect the risks inherent in the future cash flows of the Company. If the estimated fair value of the Company exceeds its carrying amount, goodwill of the reporting unit is not impaired and the second step of the impairment test is not necessary. If the carrying amount of the Company exceeds its estimated fair value, then the second step of the goodwill impairment test must be performed. The second step of the goodwill impairment test compares the implied fair value of the goodwill with the goodwill carrying amount to measure the amount of impairment, if any. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. In other words, the estimated fair value of the Company is allocated to all of the assets and liabilities of the Company (including any unrecognized intangible assets) as if the Company had been acquired in a business combination and the fair value of the Company was the purchase price paid. If the carrying amount of the Company's goodwill exceeds the implied fair value of that goodwill, an impairment charge is recognized in an amount equal to that excess.

        Other intangible assets not subject to amortization, primarily cable franchise rights, are tested annually for impairment during the fourth quarter or earlier upon the occurrence of a triggering event. The impairment test for other intangible assets not subject to amortization involves a comparison of the estimated fair value of the intangible asset with its carrying value. If the carrying value of the asset group exceeds the estimated undiscounted cash flows, the asset would be deemed to be impaired. The impairment charge would then be measured as the difference between the estimated fair value of the asset and its carrying value. The estimates of fair value of intangible assets not subject to amortization are determined using Greenfield Discounted Cash Flow Method ("Greenfield Method"), which entails identifying the projected discrete cash flows related to such cable franchise rights and discounting them back to the valuation date. Significant judgments inherent in this analysis include the selection of appropriate discount rates, estimating the amount and timing of estimated future cash flows attributable to cable franchise rights and identification of appropriate terminal growth rate assumptions. The discount rates used in the Greenfield Method are intended to reflect the risk inherent in the projected future cash flows generated by the respective intangible assets.

        For the Company's impairment analysis completed in the fourth quarter of 2015 the Company did not perform a qualitative assessment for any of its six reporting units and instead began with the first step of the goodwill impairment analysis. The Company's impairment analysis for 2015 indicated no impairment of its goodwill and other intangible assets not subject to amortization.

Cequel Corporation

Notes to Consolidated Financial Statements (Continued)

December 31, 2015

(dollars in thousands, except where otherwise indicated)

3. Summary of Significant Accounting Policies (Continued)

  Asset Retirement Obligations

        Accounting for asset retirement obligations requires that a liability be recognized for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. If a lease or franchise agreement is not renewed, certain of the Company's franchise agreements and leases contain provisions requiring the Company to remove equipment or restore facilities. The Company expects to continually renew its franchise agreements and has concluded that the related franchise right is an indefinite lived intangible asset. The Company could be required to incur substantial restoration or removal costs related to these franchise agreements in the unlikely event a franchise agreement containing such a provision were no longer expected to be renewed. The Company would record an estimated liability at the time that it became probable that a franchise agreement would not be renewed. The obligations related to the removal provisions contained in the Company's lease agreements or any disposal obligations related to the Company's operating assets are not material to the Company's consolidated financial condition or results of operation or are not estimable.

  Fair Value of Financial Instruments

        The carrying amounts of certain of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and other accrued liabilities, approximate fair value because of their short maturities (see Footnote 10).

  Derivative Financial Instruments

        Accounting for derivative financial instruments requires that all derivative instruments be recognized on the balance sheet at fair value. The Company's policy is to manage interest costs using a mix of fixed and variable rate debt. The Company does not hold or issue derivative instruments for trading or speculative purposes.

  Recently Issued Accounting Pronouncements

        In May 2014, the FASB issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers ("ASU 2014-09"), which supersedes the revenue recognition requirements in ASC 605, Revenue Recognition. The new guidance stipulates that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 is effective for annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2016. Early application is not permitted, and the standard permits the use of either the retrospective or cumulative effect transition method. The Company is evaluating the effect that ASU 2014-09 will have on its consolidated financial statements and related disclosures. In August 2015, the FASB issued Accounting Standards update No. 2015-14, Deferral of Effective Date, which deferred the effective date of ASU 2014-09 by one year to December 15, 2017 for interim and annual reporting periods beginning after that date. The FASB permitted early adoption of the standard, but not before the original effective date of December 15, 2016. The Company has not

Cequel Corporation

Notes to Consolidated Financial Statements (Continued)

December 31, 2015

(dollars in thousands, except where otherwise indicated)

3. Summary of Significant Accounting Policies (Continued)

yet selected a transition method nor has it determined the effect of these standards on its ongoing operations or financial reporting.

        In August 2014, the FASB issued Accounting Standards Update No. 2014-15, Disclosures of Uncertainties about an Entity's Ability to Continue as a Going Concern ("ASU 2014-15"), which requires management to evaluate whether there are conditions or events that raise substantial doubt about the entity's ability to continue as a going concern, and to provide certain disclosures when it is probable that the entity will be unable to meet its obligations as they become due within one year after the date that the financial statements are issued. ASU 2014-15 is effective for the annual period ended December 31, 2016 and for annual periods and interim periods thereafter, with early adoption permitted. The adoption of ASU 2014-15 is not expected to materially impact the Company's consolidated financial statements.

        In April 2015, the FASB issued Accounting Standards Update No. 2015-03, Simplifying the Presentation of Debt Issuance Costs ("ASU 2015-03"). The new guidance stipulates that an entity should present debt issuance costs in the balance sheet as a direct deduction from the related debt liability rather than as an asset, and amortization of the costs should be reported as interest expense. ASU 2015-03 is effective for annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2015. Early application is permitted, and entities would apply the new guidance retrospectively to all prior periods. In August 2015, the FASB issued Accounting Standards Update No. 2015-15, Presentation and Subsequent Measurement of Debt Issuance Costs Associated with line-of-Credit Arrangements ("ASU 2015-15"), which provides additional guidance to ASU 2015-03 to address the presentation or subsequent measurement of debt issuance costs related to line-of-credit arrangements. ASU 2015-15 noted that the SEC staff would not object to an entity deferring and presenting debt issuance costs as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the arrangement. The adoption of ASU 2015-03 and ASU 2015-15 is not expected to have a material impact on the Company's consolidated financial statements and related disclosures.

        In September 2015, the FASB issued Accounting Standards Update No. 2015-16, Simplifying the Accounting for Measurement-Period Adjustments ("ASU 2015-16"), which requires that an acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. Prior to the issuance of the standard, entities were required to retrospectively apply adjustments made to provisional amount recognized in a business combination. ASU 2015-16 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2015, and early adoption is permitted. The adoption of ASU 2015-16 is not expected to materially impact the Company's consolidated financial statements.

        In November 2015, the FASB issued Accounting Standards Update No. 2015-17, Balance Sheet Classification of Deferred Taxes ("ASU 2015-17"), which requires that all deferred tax assets and liabilities, along with any related valuation allowance, be classified as noncurrent on the balance sheet. ASU 2015-17 is effective for fiscal years, and interim periods within those years, beginning after

Cequel Corporation

Notes to Consolidated Financial Statements (Continued)

December 31, 2015

(dollars in thousands, except where otherwise indicated)

3. Summary of Significant Accounting Policies (Continued)

December 15, 2016, and early adoption is permitted. The adoption of ASU 2015-17 is not expected to materially impact the Company's consolidated financial statements.

4. Altice Acquisition

        On December 21, 2015, Altice N.V., a public company with limited liability (naamloze vennootshcap) under Dutch law ("Altice"), as successor in interest to Altice S.A., certain other direct or indirect wholly-owned subsidiaries of Altice (the "Purchasers"), acquired approximately 70% of the total outstanding equity interests in Cequel Corporation (the "Altice Acquisition") from the direct and indirect stockholders of Cequel Corporation (the "Sellers"). Prior to the date hereof, Cequel Corporation was directly or indirectly owned by investment funds advised by BC Partners Limited ("BCP"), CPPIB-Suddenlink LP, a wholly owned subsidiary of Canada Pension Plan Investment Board ("CPPIB" and together with BCP, the "Sponsors"), and IW4MK Carry Partnership LP (the "Management Holder" and together with the Sponsors, the "Stockholders"). The consideration for the acquired equity interests was based on a total equity valuation for 100% of the capital and voting rights of Cequel Corporation of $4,132.0 million, which includes $2,956.4 million of cash consideration, $675.6 million of retained equity held by the Sponsors and $500 million funded by the issuance by an affiliate of Altice of a senior vendor note that is subscribed by the Sponsors. Following the closing of the Altice Acquisition, the Sponsors retained equity interests in Cequel Corporation representing, in the aggregate, 30% of Cequel Corporation's outstanding capital stock on a post-closing basis. In addition, the carry interest plans of the Stockholders were cashed out based on an agreement between the Sponsors and the Management Holder whereby payments were made to participants in such carry interest plans, including certain officers and directors of Cequel and Cequel Corporation.

        In connection with the Altice Acquisition, on June 12, 2015, affiliates of Altice issued (i) $320 million principal amount of senior holdco notes due 2025 (the "Holdco Notes"), (ii) $300 million principal amount of senior notes due 2025 (the "2025 Senior Notes") and (iii) $1.1 billion principal amount of senior secured notes due 2023 (the "Senior Secured Notes"), the proceeds from which were placed in escrow, to finance a portion of the purchase price for the Altice Acquisition. The Holdco Notes were issued by Altice US Finance S.A. (the "Holdco Notes Issuer"), an indirect subsidiary of Altice, bear interest at a rate of 7.75% per annum and were issued at a price of 98.275%. The 2025 Senior Notes were issued by Altice US Finance II Corporation (the "Senior Notes Issuer"), an indirect subsidiary of Altice, bear interest at a rate of 7.75% per annum and were issued at a price of 100.00%. The Senior Secured Notes were issued by Altice US Finance I Corporation (the "Senior Secured Notes Issuer"), an indirect subsidiary of Altice, bear interest at a rate of 5.375% per annum and were issued at a price of 100.00%. Interest on the Holdco Notes, the 2025 Senior Notes and the Senior Secured Notes is payable semi-annually on January 15 and July 15. The Holdco Notes will automatically exchange into an equal aggregate principal amount of 2025 Senior Notes once the 2025 Senior Notes Issuer builds sufficient restricted payment capacity and the ability to incur additional indebtedness in excess of the aggregate amount of the Holdco Notes. Following the consummation of the Altice Acquisition and related transactions, (i) the indirect parent of the Holdco Notes Issuer owned 70% of Cequel Corporation, (ii) the 2025 Senior Notes Issuer merged into Cequel, the Senior Notes became the obligations of Cequel and Cequel Capital Corporation became the co-issuer of the

Cequel Corporation

Notes to Consolidated Financial Statements (Continued)

December 31, 2015

(dollars in thousands, except where otherwise indicated)

4. Altice Acquisition (Continued)

2025 Senior Notes, and (iii) the equity interests in the Senior Secured Notes Issuer were contributed through one or more intermediary steps to Suddenlink, and the Senior Secured Notes were guaranteed by Cequel Communications Holdings II LLC, Suddenlink and certain of the subsidiaries of Suddenlink and are secured by certain assets of Cequel Communications Holdings II LLC, Suddenlink and its subsidiaries.

        In connection with the Altice Acquisition, we received consent from holders of the 2020 Notes to, among other things, waive any obligation that the Issuers may have under the 2020 Indenture to repurchase the 2020 Notes as a result of the consummation of the Altice Acquisition and make certain related changes to the 2020 Indenture (the "Indenture Amendments"), and the Issuers entered into a first supplemental indenture to the 2020 Indenture with U.S. Bank National Association, as trustee (the "First Supplemental Indenture"), containing the Indenture Amendments. In exchange for this consent, we paid holders who consented to these amendments an aggregate fee of approximately $26.3 million at the closing of the Altice Acquisition, at which time the Indenture Amendments become effective.

        In connection with the Altice Acquisition, we received consent from lenders under the credit and guaranty agreement, dated February 14, 2012, entered into by Cequel Communications, LLC, Cequel Communications Holdings II, LLC, certain subsidiaries of Cequel Communications, LLC and a syndicate of lenders, as amended, which provides for up to $2.7 billion of loans in the aggregate, consisting of a $2.2 billion term loan facility and a $500.0 million revolving credit facility (collectively, the "Existing Credit Facility"), to amend the definition of change of control and certain other related definitions therein so that the consummation of the Altice Acquisition did not constitute a change of control and corresponding event of default thereunder (the "Existing Credit Facility Amendments"), and we entered into a Second Amendment and Consent to the Existing Credit Facility (the "Second Amendment and Consent") with the lenders thereunder, containing, among other things, the Existing Credit Facility Amendments. In exchange for this consent, we paid lenders who consented to these amendments an aggregate fee of approximately $6.8 million.

        In addition, lenders holding (a) $290.0 million of loans and commitments under the existing revolving credit facility under the Existing Credit Facility and (b) approximately $815.4 million of loans under the existing term loan facility under the Existing Credit Facility consented to roll over, on a cashless basis, such lenders' loans and commitments under the Existing Credit Facility into loans and commitments of the same amount under a new credit facility (the "New Credit Facility") made available to Altice US Finance I Corporation effective upon the consummation of the Altice Acquisition (the "Roll Consents"). The New Credit Facility will mature on December 21, 2022, or sooner if certain amounts of the 2020 Notes, the 2021 Notes or the Senior Secured Notes remain outstanding at certain future dates. Upon the closing of the Altice Acquisition, the $290.0 million of loans and commitments under the existing revolving credit facility under the Existing Credit Facility that lenders elected to rollover into the New Credit Facility, plus $60.0 million of new revolving commitments from other lenders, formed a new $350 million revolving credit facility under the New Credit Facility, and all remaining commitments under the then existing $500 million revolving credit facility under the Existing Credit Facility were terminated.

Cequel Corporation

Notes to Consolidated Financial Statements (Continued)

December 31, 2015

(dollars in thousands, except where otherwise indicated)

4. Altice Acquisition (Continued)

        We applied business combination accounting for the Altice Acquisition. This resulted in the Company having a new accounting basis in the identifiable assets and liabilities and no retained earnings or accumulated losses. Accordingly, the consolidated financial statements on or after December 21, 2015 are not comparable to the consolidated financial statements prior to that date. The financial statements for the periods ended prior to December 20, 2015 do not include the effect of any changes in our corporate structure or changes in the fair value of assets and liabilities as a result of business combination accounting.

        Business combination accounting provides, among other things, for a determination of the value to be assigned to the equity of the company as of a date selected for financial reporting purposes. The value of the Company was set forth at approximately $9.1 billion. The value was based upon the purchase price that the Purchasers paid to acquire the Company on December 21, 2015, and including liabilities assumed. Further, DCF analysis was completed for purchase price allocation purposes. A more detailed explanation of the DCF analysis is discussed below.

        The basis for the DCF analysis was the Company's projections. These seven-year projections were based on management's assumptions including among others, penetration rates for basic and digital video, high speed Internet, and telephone; revenue growth rates; operating margins; and capital expenditures. The assumptions are derived based on the Company's and its peers' historical operating performance adjusted for current and expected competitive and economic factors surrounding the cable industry. The DCF analysis was completed using a discount rate of approximately 9.0% based on the Company's cost of equity and after-tax cost of debt and a perpetuity growth rate of 2.5%. The value is highly dependent on the achievement of the future financial results contemplated in the projections. The estimates and assumptions made in the valuation are inherently subject to significant uncertainties, many of which are beyond our control, and there is no assurance that these results can be achieved. The primary assumptions for which there is a reasonable possibility of the occurrence of a variation that would have significantly affected the value include the assumptions regarding revenue growth, programming expense growth rates, the amount and timing of capital expenditures and the discount

Cequel Corporation

Notes to Consolidated Financial Statements (Continued)

December 31, 2015

(dollars in thousands, except where otherwise indicated)

4. Altice Acquisition (Continued)

rate utilized. The following table summarizes the estimates of the fair values of the assets acquired and liabilities assumed in the Altice Acquisition (dollars in millions):

Amount Recognized as of December 21, 2015
Current Assets	$156.2
Accounts Receivable	179.4
Property, plant and equipment
2,208.3
Goodwill ($538.9 million tax deductible)	2,040.4
Intangible assets	6,089.8
Other non-current assets	62.1
Current liabilities	(571.4)
Long-term debt	(6,056.7)
Deferred income taxes	(1,944.8)
Other non-current liabilities	(4.0)

Total	$2,159.3

        The significant assumptions related to the valuations of our assets and liabilities in connection with business combination accounting include the following:

        Property, plant and equipment was given a preliminary fair value of $2.2 billion as of December 21, 2015. In establishing fair value for the vast majority of the Company's property, plant and equipment, the cost approach was utilized. The cost approach considers the amount required to replace an asset by constructing or purchasing a new asset with similar utility, then adjusts the value in consideration of physical depreciation, and functional and economic obsolescence as of the appraisal date. The cost approach relies on management's assumptions regarding current material and labor costs required to rebuild and repurchase significant components of our property, plant and equipment along with assumptions regarding the age and estimated useful lives of our property, plant and equipment.

        The Company identified the following intangible assets to be valued: franchise and patent rights, trade names and subscriber relationships. Franchise rights were valued using the greenfield method and were given a preliminary value of $4,984.6 million as of December 21, 2015. Trade names were valued using a deviation of the income approach, known as the royalty savings method, and were given a preliminary value of $37.9 million as of December 21, 2015. Subscriber relationships were valued using a deviation of the excess earnings method and were given a preliminary value of $1,067.4 million as of December 21, 2015. (See Footnote 12)

        Long-term debt was valued at fair value as of December 21, 2015 using quoted market prices (Level 2).

        The carrying value of most other assets and liabilities approximated fair value as of December 21, 2015. The contractual value of accounts receivable as of December 21, 2015 is approximately $191.2 million, compared to a preliminary fair value of $179.4 million.

Cequel Corporation

Notes to Consolidated Financial Statements (Continued)

December 31, 2015

(dollars in thousands, except where otherwise indicated)

4. Altice Acquisition (Continued)

        As a result of applying business combination accounting, the Company recorded preliminary goodwill of $2.0 billion, which represented the excess of organization value over amounts assigned to the other identifiable tangible and intangible assets, arising from expectations of future operational performance and cash generation.

5. Allowance for Doubtful Accounts

        Allowance for doubtful accounts consisted of the following:

	Successor 2015	Predecessor 2015
Balance, beginning of period	$—	$15,567
Charged to expense	1,051	29,144
Uncollected balances written off, net of recoveries	—	(33,106)

Balance, end of period	$1,051	$11,605

6. Property, Plant and Equipment

        Property, plant and equipment consisted of the following as of December 31:

Successor 2015
Land	$44,666
Buildings and improvements	112,085
Capitalized leases	2,547
Vehicles	25,324
Broadband distribution systems	2,005,783
Office furniture, tools and equipment	43,869

Total Property, plant and equipment	2,234,274
Less: accumulated depreciation	(10,162)

Property, plant and equipment, net	$2,224,112

        Depreciation expense was $10.2 million and $465.2 million for the successor period from December 21, 2015 through December 31, 2015 and the predecessor period from January 1, 2015 through December 20, 2015, respectively.

        During the successor period from December 21, 2015 through December 31, 2015, we acquired $26.0 million of property, plant and equipment. As reflected in our consolidated statement of cash flows, $30.6 million represents capital expenditures for which cash was paid during the year ended December 31, 2015. This amount includes $4.6 million of cash outflows related to the decrease in accounts payable and accrued expenses related to capital expenditures from $16.9 million as of December 20, 2015 to $12.3 million as of December 31, 2015.

Cequel Corporation

Notes to Consolidated Financial Statements (Continued)

December 31, 2015

(dollars in thousands, except where otherwise indicated)

6. Property, Plant and Equipment (Continued)

        During the predecessor period from January 1, 2015 through December 20, 2015, we acquired $444.0 million of property, plant and equipment. As reflected in our consolidated statement of cash flows, $447.9 million represents capital expenditures for which cash was paid during the year ended December 31, 2015. This amount includes $3.9 million of cash outflows related to the decrease in accounts payable and accrued expenses related to capital expenditures from $20.8 million as of December 31, 2014 to $16.9 million as of December 20, 2015.

        For the successor period from December 21, 2015 through December 31, 2015 and the predecessor period from January 1, 2015 through December 20, 2015, the Company recorded a loss on the disposal of cable assets of less than $0.1 million and $1.8 million, respectively.

7. Accounts Payable and Accrued Expenses

        Accounts payable and accrued expenses as of December 31, 2015 consist of the following:

Accounts payable—trade	$17,497
Accounts payable and accrued expenses related to capital expenditures	12,329
Accrued liabilities:
Programming costs	54,047
Compensation and benefits	43,498
Taxes and insurance	23,851
Telephone and circuit costs	7,271
Franchise related fees	15,399
Pole rentals	9,441
Other	34,448

Total	$217,781

8. Capital Lease and Other Obligations

        Capital lease and other obligations consist of capital leases related to assets, facilities and multi-year vendor service agreements. The Company has financing agreements with original obligations totaling $43.0 million, of which $12.9 million was outstanding at December 31, 2015, that expire between December 2015 and January 2028.

Cequel Corporation

Notes to Consolidated Financial Statements (Continued)

December 31, 2015

(dollars in thousands, except where otherwise indicated)

8. Capital Lease and Other Obligations (Continued)

        The future principal payments of the Company's capital lease obligations as of December 31, 2015 are as follows (dollars in thousands):

Year	Amount
2016	$10,127
2017	865
2018	503
2019	180
2020	266
Thereafter	1,001

Total	$12,942

        In 2014, the Company entered into a three year capital lease commitment totaling approximately $14.1 million, of which $4.1 million was outstanding at December 31, 2015, and a five year capital lease commitment totaling approximately $0.8 million, of which $0.6 million was outstanding at December 31, 2015.

9. Long-Term Debt

        Outstanding debt consisted of the following at December 31:

Successor 2015(a)
Existing credit facility	$1,459,077
New credit facility	795,138
6.375% Senior Notes due 2020	1,447,659
5.125% Senior Notes due 2021(b)	1,094,461
5.375% Senior Secured Notes due 2023	1,089,036
7.750% Senior Notes due 2025	273,821

Total Debt	6,159,192
Less: Current portion	(105,129)

Long-Term Debt	$6,054,063

(a)
On December 21, 2015, we applied business combination accounting to adjust our debt to reflect fair value. Therefore, as of December 31, 2015, the accreted values presented above generally represent the fair value at December 21, 2015, plus or minus the accretions to the balance sheet date of December 31, 2015.

(b)
Includes the Initial 2021 Notes and the 2021 Mirror Notes.

Cequel Corporation

Notes to Consolidated Financial Statements (Continued)

December 31, 2015

(dollars in thousands, except where otherwise indicated)

9. Long-Term Debt (Continued)

  Existing Credit Facility

        On February 14, 2012, Suddenlink, Cequel Communications Holdings II, LLC ("Holdings II"), Cequel's direct subsidiary and the direct parent of Suddenlink, certain subsidiaries of Suddenlink and a syndicate of lenders entered into a Credit and Guaranty Agreement, (the "Existing Credit Agreement"), which provides for up to $2.7 billion of loans in the aggregate, consisting of a $2.2 billion term loan facility funded at closing and a $500.0 million revolving credit facility (collectively, the "Existing Credit Facility"). The revolving credit facility was scheduled to mature on February 14, 2017. The term loan facility is scheduled to mature on February 14, 2019. The interest rate on the term loans outstanding under the Existing Credit Agreement initially equaled the prime rate plus 1.75% or the LIBOR rate plus 2.75%, with a LIBOR floor of 0.75%, while the interest rate on the revolver loans initially equaled the prime rate plus 1.50% or the LIBOR rate plus 2.50%. The term loan facility requires quarterly repayments in annual amounts equal to 1.00% of the original principal amount, with the remainder due at maturity. The debt under the Existing Credit Agreement is secured by a first priority security interest in the capital stock of Suddenlink and substantially all of the present and future assets of Suddenlink and its restricted subsidiaries, and is guaranteed by Holdings II, as well as all of Suddenlink's existing and future direct and indirect subsidiaries, subject to certain exceptions set forth in the Existing Credit Agreement. The Existing Credit Agreement contains customary representations, warranties and affirmative covenants. In addition, the Existing Credit Agreement contains restrictive covenants that limit, among other things, the ability of Suddenlink and its subsidiaries to incur indebtedness, create liens, engage in mergers, consolidations and other fundamental changes, make investments or loans, engage in transactions with affiliates, pay dividends, and make acquisitions and dispose of assets. The Existing Credit Agreement also contains a maximum senior secured leverage maintenance covenant. Additionally, the Existing Credit Agreement contains customary events of default, including failure to make payments, breaches of covenants and representations, cross defaults to other indebtedness, unpaid judgments, changes of control and bankruptcy events. The lenders' commitments to fund amounts under the revolving credit facility are subject to certain customary conditions.

        In connection with the Altice Acquisition, we received consent from lenders under the Existing Credit Facility to amend the definition of change of control and certain other related definitions therein so that the consummation of the Altice Acquisition did not constitute a change of control and corresponding event of default thereunder (the "Existing Credit Facility Amendments"), and we entered into a Second Amendment and Consent to the Existing Credit Facility (the "Second Amendment and Consent") with the lenders thereunder, containing, among other things, the Existing Credit Facility Amendments. In exchange for this consent, we paid lenders who consented to these amendments an aggregate fee of approximately $6.8 million.

        Additionally, as of December 21, 2015, in connection with the formation of the New Credit Facility (as described below) the interest rate on the term loans outstanding under the Existing Credit Agreement was increased to the prime rate plus 1.8125% or the LIBOR rate plus 2.8125%, with a LIBOR floor of 1.00%, and the commitments under the then existing $500 million revolving credit facility under the Existing Credit Facility were terminated.

Cequel Corporation

Notes to Consolidated Financial Statements (Continued)

December 31, 2015

(dollars in thousands, except where otherwise indicated)

9. Long-Term Debt (Continued)

        On April 29, 2016, the Company will be required to make an excess cash flow recapture payment of $80.7 million in accordance with the terms of the Existing Credit Agreement.

  New Credit Facility

        In connection with the Altice Acquisition, lenders holding (a) $290.0 million of loans and commitments under the existing revolving credit facility under the Existing Credit Facility and (b) approximately $815.4 million of loans under the existing term loan facility under the Existing Credit Facility consented to roll over, on a cashless basis, such lenders' loans and commitments under the Existing Credit Facility into loans and commitments of the same amount under the New Credit Facility made available to Altice US Finance I Corporation effective upon the consummation of the Altice Acquisition. The New Credit Facility will mature on December 21, 2022, or sooner if certain amounts of the 2020 Notes, the 2021 Notes or the Senior Secured Notes remain outstanding at certain future dates. Upon the closing of the Altice Acquisition, the $290.0 million of loans and commitments under the existing revolving credit facility under the Existing Credit Facility that lenders elected to rollover into the New Credit Facility, plus $60.0 million of new revolving commitments from other lenders, formed a new $350 million revolving credit facility under the New Credit Facility, and all remaining commitments under the then existing $500 million revolving credit facility under the Existing Credit Facility were terminated.

        The revolving credit facility under the New Credit Facility is scheduled to mature on December 21, 2020. The New Credit Facility will mature on December 21, 2022, or sooner if certain amounts of the 2020 Notes, the 2021 Notes or the Senior Secured Notes remain outstanding at certain future dates. The interest rate on the term loans outstanding under the New Credit Agreement equal the prime rate plus 2.25% or the LIBOR rate plus 3.25%, with a LIBOR floor of 1.00%, while the interest rate on the revolver loans equal the prime rate plus 2.25% or the LIBOR rate plus 3.25%. The term loan facility requires quarterly repayments in annual amounts equal to 1.00% of the original principal amount, commencing on March 31, 2016, with the remainder due at maturity. The debt under the New Credit Agreement is secured by a first priority security interest in the capital stock of Suddenlink and substantially all of the present and future assets of Suddenlink and its restricted subsidiaries, and is guaranteed by Holdings II, as well as all of Suddenlink's existing and future direct and indirect subsidiaries, subject to certain exceptions set forth in the New Credit Agreement. The New Credit Agreement contains customary representations, warranties and affirmative covenants. In addition, the New Credit Agreement contains restrictive covenants that limit, among other things, the ability of Suddenlink and its subsidiaries to incur indebtedness, create liens, engage in mergers, consolidations and other fundamental changes, make investments or loans, engage in transactions with affiliates, pay dividends, and make acquisitions and dispose of assets. The New Credit Agreement also contains a maximum senior secured leverage maintenance covenant. Additionally, the New Credit Agreement contains customary events of default, including failure to make payments, breaches of covenants and representations, cross defaults to other indebtedness, unpaid judgments, changes of control and bankruptcy events. The lenders' commitments to fund amounts under the revolving credit facility are subject to certain customary conditions.

Cequel Corporation

Notes to Consolidated Financial Statements (Continued)

December 31, 2015

(dollars in thousands, except where otherwise indicated)

9. Long-Term Debt (Continued)

  Senior Secured Notes

        On June 12, 2015, affiliates of Altice issued $1.1 billion principal amount of Senior Secured Notes, the proceeds from which were placed in escrow to finance a portion of the purchase price for the Altice Acquisition. The Senior Secured Notes were issued by the Senior Secured Notes Issuer, an indirect subsidiary of Altice, bear interest at a rate of 5.375% per annum and were issued at a price of 100.00%. Interest on the Senior Secured Notes is payable semi-annually on January 15 and July 15. Following the consummation of the Altice Acquisition and related transactions the equity interests in the Senior Secured Notes Issuer were contributed through one or more intermediary steps to Suddenlink, and the Senior Secured Notes were guaranteed by Cequel Communications Holdings II LLC, Suddenlink and certain of the subsidiaries of Suddenlink and are secured by certain assets of Cequel Communications Holdings II LLC, Suddenlink and its subsidiaries.

  Senior Notes

        On September 9, 2014, the Issuers issued $500.0 million aggregate principal amount of the 2021 Mirror Notes. The proceeds from the sale, plus cash on hand, were used to make a distribution in the amount of $600 million to our parent and pay related fees and expenses. The 2021 Mirror Notes mature on December 15, 2021. Interest is payable on the 2021 Mirror Notes semi-annually in cash on June 15 and December 15 of each year. The 2021 Mirror Notes have substantially the same terms as the Initial 2021 Notes.

        On June 12, 2015, affiliates of Altice issued $300 million principal amount of the 2025 Senior Notes, the proceeds from which were placed in escrow, to finance a portion of the purchase price for the Altice Acquisition. The 2025 Senior Notes were issued by the 2025 Senior Notes Issuer, an indirect subsidiary of Altice, bear interest at a rate of 7.75% per annum and were issued at a price of 100.00%. Interest on the 2025 Senior Notes is payable semi-annually on January 15 and July 15. Following the consummation of the Altice Acquisition and related transactions, the 2025 Senior Notes Issuer merged into Cequel, the 2025 Senior Notes became the obligations of Cequel and Cequel Capital Corporation became the co-issuer of the 2025 Senior Notes.

        On June 12, 2015, affiliates of Altice issued $320 million principal amount of the Holdco Notes, the proceeds from which were placed in escrow, to finance a portion of the purchase price for the Altice Acquisition. The Holdco Notes were issued by the Holdco Notes Issuer, an indirect subsidiary of Altice, bear interest at a rate of 7.75% per annum and were issued at a price of 100.00%. Interest on the Holdco Notes is payable semi-annually on January 15 and July 15 (See Footnote 16). The Holdco Notes will automatically exchange into an equal aggregate principal amount of 2025 Senior Notes once the 2025 Senior Notes Issuer builds sufficient restricted payment capacity and the ability to incur additional indebtedness in excess of the aggregate amount of the Holdco Notes. This automatic exchange is expected to take place during the second quarter of 2016.

        The Issuers have no ability to service interest or principal on the Senior Notes, other than through any dividends or distributions received from Suddenlink. Suddenlink is restricted in certain circumstances, from paying dividends or distributions to the Issuers by the terms of the Credit Agreements. However, the Credit Agreements permit Suddenlink to make dividends and distributions

Cequel Corporation

Notes to Consolidated Financial Statements (Continued)

December 31, 2015

(dollars in thousands, except where otherwise indicated)

9. Long-Term Debt (Continued)

subject to satisfaction of certain conditions, including pro forma compliance with a maximum senior secured leverage ratio, and that no event of default has occurred and is continuing, or would be caused by the making of such dividends or other distributions, and based on, among other things, availability under a restricted payment basket. The Senior Notes are unsecured and are not guaranteed by any subsidiaries of the Issuers, including Suddenlink.

        The Indentures contain certain covenants, agreements and events of default which are customary with respect to non-investment grade debt securities, including limitations on our ability to incur additional indebtedness, pay dividends on or make other distributions or repurchase our capital stock, make certain investments, enter into certain types of transactions with affiliates, create liens and sell certain assets or merge with or into other companies.

        The Company's debt agreements include restrictive covenants such as restrictions on additional indebtedness. The Credit Agreements also require the Company to satisfy a financial maintenance covenant. The Company was in compliance with those covenants as of December 31, 2015.

  Loss on Extinguishment of Debt

        The Company did not incur any losses on extinguishment of debt for the successor period from December 21, 2015 through December 31, 2015, and the predecessor period from January 1, 2015 through December 20, 2015.

  Future Principal Payments

        The future maturities of long-term debt, excluding premiums and discounts, as of December 31, 2015 are as follows (dollars in thousands):

Year	Amount
2016	$105,129
2017	24,422
2018	24,422
2019	1,361,804
2020	1,508,657
Thereafter	3,422,160

Total debt	$6,446,594

Cequel Corporation

Notes to Consolidated Financial Statements (Continued)

December 31, 2015

(dollars in thousands, except where otherwise indicated)

10. Fair Value of Financial Instruments

        The Company has established a process for determining fair value of its financial assets and liabilities using available market information or other appropriate valuation methodologies. Fair value is based upon quoted market prices, where available. If such valuation methods are not available, fair value is based on internally or externally developed models using market-based or independently-sourced market parameters, where available. Fair value may be subsequently adjusted to ensure that those assets and liabilities are recorded at fair value. The use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value estimate as of the Company's reporting date.

        Fair value guidance establishes a three-level hierarchy for disclosure of fair value measurements, based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date, as follows:

  •
  Level 1—inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

  •
  Level 2—inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset and liability, either directly or indirectly, for substantially the full term of the financial instrument.

  •
  Level 3—inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Financial Assets and Liabilities

        The Company has estimated the fair value of its financial instruments as of December 31, 2015 using available market information or other appropriate valuation methodologies. Considerable judgment, however, is required in interpreting market data to develop the estimates of fair value. Accordingly the estimates presented in the accompanying consolidated financial statements are not necessarily indicative of the amounts the Company would realize in a current market exchange.

        The carrying amounts of cash and cash equivalents, receivables, payables and other current assets and liabilities approximate fair value because of the short maturity of those instruments.

        The estimated fair value of the Company's debt at December 31, 2015 is based on quoted market prices for the debt and is classified within Level 2 of the valuation hierarchy. Unrealized gains or losses on debt do not result in the realization or expenditure of cash and are not recognized for financial reporting purposes.

Cequel Corporation

Notes to Consolidated Financial Statements (Continued)

December 31, 2015

(dollars in thousands, except where otherwise indicated)

10. Fair Value of Financial Instruments (Continued)

        A summary of the carrying value and fair value of the Company's debt at December 31, 2015 is as follows:

	Successor December 31, 2015
	Carrying Value(a)	Fair Value
Existing credit facility	$1,459,077	$1,455,231
New credit facility	795,138	797,096
6.375% Senior Notes due 2020	1,447,659	1,451,250
5.125% Senior Notes due 2021(b)	1,094,461	1,118,750
5.375% Senior Notes due 2023	1,089,036	1,102,750
7.750% Senior Notes due 2025	273,821	276,000

Total	$6,159,192	$6,201,077

(a)
On December 21, 2015, we applied business combination accounting to adjust our debt to reflect fair value. Therefore, as of December 31, 2015, the accreted values presented above generally represent the fair value at December 21, 2015, plus or minus the accretions to the balance sheet date of December 31, 2015.

(b)
Includes the Initial 2021 Notes and the 2021 Mirror Notes.

Non-financial Assets and Liabilities

        The Company's non-financial assets such as franchises, property, plant and equipment, and other intangible assets are not measured at fair value on a recurring basis; however, they are subject to fair value adjustments in certain circumstances, such as when there is evidence that an impairment may exist. No impairments were recorded for the successor period from December 21, 2015 through December 31, 2015 and the predecessor period from January 1, 2015 through December 20, 2015.

11. Commitments and Contingencies

  Contractual Obligations

        The Company has obligations to make future payments for goods and services under certain contractual arrangements. These contractual obligations secure future rights to various assets and services to be used in the normal course of the Company's operations. For example, the Company is contractually committed to make minimum lease payments for the use of property under operating lease agreements. in accordance with applicable accounting rules, the future rights and obligations pertaining to firm commitments, such as operating lease obligations and certain purchase obligations under contracts, are not reflected as assets or liabilities in the consolidated balance sheet.

Cequel Corporation

Notes to Consolidated Financial Statements (Continued)

December 31, 2015

(dollars in thousands, except where otherwise indicated)

11. Commitments and Contingencies (Continued)

        The following table summarizes the estimated timing and effect of the Company's payment obligations as of December 31, 2015 on the Company's liquidity and cash flows in future periods (dollars in millions):

	Total	2016	2017	2018	2019	2020	Thereafter
Contractual Obligations:
Operating lease obligations(1)	$27.9	$7.9	$6.0	$4.4	$3.6	$2.9	$3.1
Other commitments(2)	26.4	26.0	0.4	—	—	—	—

Total contractual obligation	$54.3	$33.9	$6.4	$4.4	$3.6	$2.9	$3.1

(1)
The Company leases certain site and office space under non-cancelable operating leases. Rent expense for site leases and office space was approximately $0.2 million and $8.1 million for the successor period from December 21, 2015 through December 31, 2015 and the predecessor period from January 1, 2015 through December 20, 2015, respectively.

(2)
Represents contractual obligations under programming and content purchase agreements and various other contractual obligations.

        The following items are not included as contractual obligations due to various factors discussed below. However, the Company incurs these costs as part of its operations:

  •
  The Company rents utility poles used in its operations. Generally, pole rentals are cancelable on short notice, but the Company anticipates that such rentals will recur. Rent expense for pole rental attachments was approximately $0.4 million and $13.9 million for the successor period from December 21, 2015 through December 31, 2015 and the predecessor period from January 1, 2015 through December 20, 2015, respectively.

  •
  The Company pays franchise fees under multi-year franchise agreements based on a percentage of revenues generated from video service per year. Franchise fees and other franchise-related costs included in the accompanying consolidated statements of operations were $1.4 million and $46.2 million for the successor period from December 21, 2015 through December 31, 2015 and the predecessor period from January 1, 2015 through December 20, 2015, respectively.

  •
  The Company has cable franchise agreements containing provisions requiring the construction of cable plant and the provision of services to customers within the franchise areas. In connection with these obligations under existing franchise agreements, the Company obtains letters of credit guaranteeing performance to municipalities and public utilities and payment of insurance premiums. Such letters of credit as of December 31, 2015 totaled $21.2 million which reduced the availability under the $350.0 million to approximately $328.8 million. Payments under these arrangements are required only in the event of nonperformance. The Company does not expect that these contingent commitments will result in any amounts being paid within at least the next twelve months.

Cequel Corporation

Notes to Consolidated Financial Statements (Continued)

December 31, 2015

(dollars in thousands, except where otherwise indicated)

11. Commitments and Contingencies (Continued)

  Litigation

        The Company is a defendant or a co-defendant in several lawsuits involving alleged infringement of various patents relating to various aspects of its businesses. Other industry participants are also defendants in certain of these cases, and, in many cases, the Company expects that any potential liability would be the responsibility of the Company's equipment vendors pursuant to applicable contractual indemnification provisions.

        In the event that a court ultimately determines that the Company infringed on any intellectual property rights, the Company may be subject to substantial damages and/or an injunction that could require the Company or the Company's vendors to modify certain products and services the Company offers to its customers, as well as negotiate royalty or license agreements with respect to the patents at issue. While the Company believes the lawsuits are without merit and intends to defend the actions vigorously, no assurance can be given that any adverse outcome would not be material to the Company's consolidated financial condition, results of operations, or liquidity. The Company cannot predict the outcome of any such claims nor can it reasonably estimate the range of possible loss.

        From time to time, the Company is involved in other litigation and regulatory proceedings arising out of the Company's operations. Management believes that the Company is not currently a party to any other legal or regulatory proceedings, the adverse outcome of which, individually or in the aggregate, would materially adversely affect the Company's business, financial position, results of operations, or liquidity.

12. Intangible Assets

        The Company does not amortize indefinite lived intangible assets. Accordingly, all franchises that qualify for indefinite life treatment are not amortized against earnings but instead are tested for impairment annually, or more frequently as warranted by events or changes in circumstances. Based on testing of impairment of indefinite lived intangible asset guidance, franchises are aggregated into essentially inseparable asset groups to conduct the valuations. The asset groups generally represent geographic clustering of the Company's broadband systems into groups by which such systems are managed and by which the franchise rights are associated and tracked. Management believes such grouping represents the highest and best use of those assets for purposes of evaluating impairment of its franchises. The impairment test for intangible assets not subject to amortization involves a comparison of the estimated fair value of the intangible asset with its carrying value. The Company determines the fair value of the intangible asset using a DCF analysis, which utilizes significant unobservable inputs (Level 3) within the fair value hierarchy. Determining fair value requires the exercise of significant judgment, including judgment about appropriate discount rates, perpetual growth rates, the amount and timing of expected future cash flows, as well as relevant comparable company earnings multiples for the market-based approach.

        The Company performs its impairment assessment of its goodwill at the same inseparable asset group level as franchises discussed above. The asset groups generally represent geographic clustering of the Company's broadband systems into groups by which such systems are managed and by which goodwill is tracked. The impairment test for goodwill involves a comparison of the estimated fair value

Cequel Corporation

Notes to Consolidated Financial Statements (Continued)

December 31, 2015

(dollars in thousands, except where otherwise indicated)

12. Intangible Assets (Continued)

to its carrying amount, including goodwill. The Company determines its fair value using a DCF analysis corroborated by a market-based approach, which utilize significant unobservable inputs (Level 3) within the fair value hierarchy.

        On December 21, 2015, the Company applied business combination accounting and adjusted its franchise, goodwill and other intangible assets including trademarks and customer relationships to reflect fair value. As a result of applying business combination accounting, the Company recorded goodwill, which is tax deductible, of $2.04 billion, which represents the excess of organization value over amounts assigned to the other assets and liabilities (see Footnote 4).

        The Company determined the estimated fair value utilizing an income approach model based on the present value of the estimated discrete future cash flows attributable to each of the intangible assets identified for each unit assuming a discount rate. This approach makes use of unobservable factors such as projected revenues, expenses, capital expenditures, and a discount rate applied to the estimated cash flows. The determination of the discount rate was based on a weighted average cost of capital approach, which uses a market participant's cost of equity and after-tax cost of debt and reflects the risks inherent in the cash flows.

        The Company estimated discounted future cash flows using reasonable and appropriate assumptions including among others, penetration rates for basic and digital video, high speed Internet, and telephone, revenue growth rates, operating margins and capital expenditures. The assumptions are derived based on the Company's and its peers' historical operating performance adjusted for current and expected competitive and economic factors surrounding the cable industry. The estimates and assumptions made in the Company's valuations are inherently subject to significant uncertainties, many of which are beyond its control, and there is no assurance that these results can be achieved. The primary assumptions for which there is a reasonable possibility of the occurrence of a variation that would significantly affect the measurement value include the assumptions regarding revenue growth, programming expense growth rates, the amount and timing of capital expenditures and the discount rate utilized.

        Franchises, for valuation purposes, are defined as the future economic benefits of the right to solicit and service potential customers (customer marketing rights), and the right to deploy and market new services, such as interactivity and telephone, to potential customers (service marketing rights). Franchises rights of $4.98 billion were recorded as a result of the application of business combination accounting. Franchises are expected to generate cash flows indefinitely and as such will continue to be tested for impairment annually.

        Subscriber relationships, for valuation purposes, represent the value of the business relationship with existing customers (less the anticipated customer churn), and are calculated by projecting the discrete future after-tax cash flows from these customers, including the right to deploy and market additional services to these customers. The Company recorded $1.07 billion of customer relationships in connection with the application of business combination accounting. Subscriber relationships will be amortized on an accelerated method over a useful life of four years based on the period over which current customers are expected to generate cash flows.

Cequel Corporation

Notes to Consolidated Financial Statements (Continued)

December 31, 2015

(dollars in thousands, except where otherwise indicated)

12. Intangible Assets (Continued)

        The Company recorded $37.9 million in trade names in connection with the application of business combination accounting. The fair value of trade names was determined using the relief from royalty method which applies a fair royalty ratio to estimated revenue. Trade names will be amortized on an accelerated method over a useful life of 2 years based on the period over which the Company expects to continue to use each trade name.

        The results of the Company's analysis of indefinite-lived intangible assets as of December 31, 2015 indicated no impairment of the carrying value of those assets and no accumulated impairment of goodwill existed.

        Indefinite-lived and finite-lived intangible assets are presented in the following table as of December 31:

	Successor 2015
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Indefinite-lived
Franchise and Patent rights	$4,981,233	$—	$4,981,233
Trade Names	—	—	—
Goodwill	2,040,402	—	2,040,402

Total	$7,021,635	$—	$7,021,635

Finite-lived
Franchise and Patent rights	$3,356	$—	$3,356
Trade Names	37,856	(746)	37,110
Subscriber relationships	1,067,353	(12,625)	1,054,728

Total	$1,108,565	$(13,371)	$1,095,194

        Amortization expense for franchise and patent rights represents the amortization related to patents rights and amortization related to franchises that did not qualify for indefinite-life treatment, including costs associated with franchise renewals. Franchise amortization expense for the successor period from December 21, 2015 through December 31, 2015 was less than $0.1 million and franchise amortization expense for the predecessor period from January 1, 2015 through December 20, 2015 was $0.7 million. Trade names amortization expense was $0.7 million for the successor period from December 21, 2015 through December 31, 2015 and was zero for the predecessor period from January 1, 2015 through December 20, 2015. Subscriber relationships amortization expense was $12.6 million and $65.7 million, for the successor period from December 21, 2015 through December 31, 2015 and the predecessor period from January 1, 2015 through December 20, 2015, respectively.

Cequel Corporation

Notes to Consolidated Financial Statements (Continued)

December 31, 2015

(dollars in thousands, except where otherwise indicated)

12. Intangible Assets (Continued)

        Below is a summary of the changes in the carrying value of the Company's goodwill for the year ended December 31, 2015:

	Predecessor 2015
	Gross Amount	Accumulated Impairment Charge	Carrying Value
Balance, beginning of year	$1,543,103	$—	$1,543,103
Goodwill recognized(a)	—	—	—

Balance, end of period	$1,543,103	$—	$1,543,103

(a)
Includes Goodwill recognized from the acquisitions

	Successor 2015
	Gross Amount	Accumulated Impairment Charge	Carrying Value
Balance, beginning of period	$2,040,402	$—	$2,040,402

Balance, end of period	$2,040,402	$—	$2,040,402

        The Company has upgraded the technological state of many of its broadband systems since the commencement of operations and has experience with local franchise authorities where the franchises exist and believes all franchises will be renewed indefinitely.

        The following table sets forth the estimated amortization expense on intangible assets for the fiscal years ending December 31:

Year	Amount
2016	$93,577
2017	65,564
2018	30,420
2019	13,472
2020	273
Thereafter	1,230

Total	$204,536

Cequel Corporation

Notes to Consolidated Financial Statements (Continued)

December 31, 2015

(dollars in thousands, except where otherwise indicated)

13. Operating Expenses

        Operating expenses by key expense components consisted of the following:

	Successor Period from December 21, 2015 through December 31, 2015	Predecessor Period from January 1, 2015 through December 20, 2015
Programming	$17,943	$594,152
High-speed Internet	1,559	54,177
Telephone	823	26,934
Plant and Operating	6,261	197,045

Total Operating Expenses	$26,586	$872,308

        Programming costs consist primarily of costs paid for programmers for basic, digital, premium, VOD and pay-per-view programming. High-speed Internet costs primarily consist of costs for bandwidth connectivity. Telephone costs primarily consist of costs for delivering telephone service to customers, such as subscriber line costs and regulatory fees. Plant and operating costs consist primarily of employee costs related to wages and benefits of technical personnel who maintain our cable network and provide customer support, outside labor costs, vehicle, utilities and pole rental expenses.

14. Selling, General and Administrative Expenses

        Selling, general and administrative expenses by key expense components consisted of the following:

	Successor Period from December 21, 2015 through December 31, 2015	Predecessor Period from January 1, 2015 through December 20, 2015
General and Administrative	$7,982	$687,802
Marketing	2,873	95,547
Corporate Overhead and Management Fees	28,311	106,611

Total Selling, General and Administrative	$39,166	$889,960

        General and administrative expenses consist primarily of wages and benefits for our call centers, customer service and support and administrative personnel; bad debt; billing; advertising; facilities costs; non-cash stock compensation expenses and other administrative expenses. Marketing costs represent the costs of marketing to our current and potential commercial and residential customers, including wages and benefits for our marketing departments and other labor costs. Corporate overhead and management fees primarily consist of wages and benefits for our corporate personnel, legal fees, accounting and audit fees and other corporate expenses.

Cequel Corporation

Notes to Consolidated Financial Statements (Continued)

December 31, 2015

(dollars in thousands, except where otherwise indicated)

15. Income and Other Taxes

        Components of the Company's current and deferred income tax (benefit)/provision for the year ended December 31, 2015 was as follows:

	Successor Period from December 21, 2015 through December 31, 2015	Predecessor Period from January 1, 2015 through December 20, 2015
Current Tax Expense:
Federal	$—	$—
State	155	4,435

Total Current	155	4,435
Deferred Tax (Benefit)/Expense:
Federal	(9,794)	30,116
State	(624)	(5,250)

Total Deferred	(10,418)	24,866

Net (Benefit)/Provision for Income Taxes	$(10,263)	$29,301

        The Company's (benefit)/provision for income taxes differs from the expected tax expense amount computed by applying the statutory federal income tax rate to the income/(loss) before income taxes as a result of the following:

	Successor Period from December 21, 2015 through December 31, 2015	Predecessor Period from January 1, 2015 through December 20, 2015
Tax at U.S. statutory rate	35.0%	35.0%
State taxes, net of benefit	1.9	(1.2)
Uncertain tax position	—	—
Change in valuation allowance	—	0.4
Non-cash stock option expense	—	(57.7)
Return to provision	—	—
Change in state effective tax rate	—	5.4
State income tax credits	—	(0.1)
Other, net	(0.1)	2.4

Effective tax rate	36.8%	(15.8)%

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax

Cequel Corporation

Notes to Consolidated Financial Statements (Continued)

December 31, 2015

(dollars in thousands, except where otherwise indicated)

15. Income and Other Taxes (Continued)

purposes. Significant components of the Company's deferred tax assets and liabilities are as follows as of December 31:

Successor 2015
Deferred tax assets:
Net operating loss carryforwards	$631,216
State income tax credits	3,809
Accrued expenses	20,634
Other	888

Total gross deferred tax assets	656,547
Less: valuation allowance	(1,283)

Net deferred tax asset	655,264
Deferred tax liabilities:
Book over tax basis of depreciable assets	(385,437)
Book over tax basis of amortizable assets	(1,795,262)

Gross deferred tax liabilities	(2,180,699)

Net deferred tax liabilities	$(1,525,435)

        The Company has approximately $1,709.0 million of federal net operating loss carryforwards in 2015, which will expire at various dates through 2035. In addition, the Company has state net operating loss carryforwards, net of US Federal income taxes, of approximately $33.1 million in 2015, which will expire at various dates through 2035. At December 31, 2015, the Company has a $1.3 million valuation allowance on state net operating loss carryforwards as it is more likely than not that a portion of the deferred tax asset will not be realized in the future. The net operating loss carryforwards are subject to certain limitations arising from changes in ownership rules under the Internal Revenue Code and state taxing authorities. The Company does not expect the limitations to impact the ability to utilize the losses prior to their expiration. The utilization of the net operating losses and the acquired net operating losses will be determined based on the ordering rules required by the applicable taxing jurisdiction.

        The Company accounts for uncertain tax positions in accordance with the accounting guidance for such items. This guidance prescribes a recognition threshold that a tax position is required to meet before being recognized in the financial statements and provides guidance on de-recognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition issues. The Company recognizes income tax benefits for those income tax provisions determined more likely than not to be sustained upon examination, based on the technical merits of

Cequel Corporation

Notes to Consolidated Financial Statements (Continued)

December 31, 2015

(dollars in thousands, except where otherwise indicated)

15. Income and Other Taxes (Continued)

the positions. Changes in the Company's reserve for uncertain income tax positions, excluding the related accrual for interest and penalties are presented below:

	Successor Period from December 21, 2015 through December 31, 2015	Predecessor Period from January 1, 2015 through December 20, 2015
Balance, beginning of period	$—	$—
Additions for tax positions related to prior years	—	—
Reductions for tax positions related to prior years	—	—
Additions for tax positions related to current year	—	—
Reductions for tax positions related to current year	—	—
Reductions due to settlements with taxing authorities	—	—
Reductions due to expiration of statute of limitations	—	—

Balance, end of period	$—	$—

        Tax years ending 2011 through 2014 remain subject to examination and assessment. By statute, the Company's use of certain carryforward attributes that were generated prior to 2010 will allow the Internal Revenue Service ("IRS") to subsequently examine those periods. In 2015, the Company reached a settlement with the IRS on the audit of the income tax return for the successor tax period ending December 31, 2012, resulting in no material adjustments to the Company's financial statements.

        We adjust our tax reserve estimates periodically because of ongoing examinations by, and settlements with, the various taxing authorities, as well as changes in tax laws, regulations and precedent. We recognize interest and penalties related to uncertain tax positions in income tax expense. As of December 31, 2015, we have no accrued interest or penalties related to uncertain tax positions.

        As of December 31, 2015, the Company does not currently have any uncertain tax positions, nor does it believe that any events or rulings will cause one, within the next twelve months. However, various events could cause the Company's current expectations to change in the future.

16. Related Party Transactions

        Prior to the consummation of the Altice Acquisition, pursuant to the Amended and Restated Cequel Communications Management Agreement, dated as of February 14, 2012, as amended (the "Management Agreement"), Cequel III, LLC ("Cequel III") provided certain executive, administrative and managerial services to the broadband systems owned by Cequel Holdings and its subsidiaries. Compensation under the terms of the agreement was an annual base fee of $5.3 million, set in 2006, paid quarterly in arrears. The base fee increased 5% annually on each anniversary date of the Management Agreement. The Cequel Holdings Board of Directors approved an additional incentive fee of $3.2 million to Cequel III, LLC for the predecessor period from January 1, 2015 through December 20, 2015. The Management Agreement was terminated upon consummation of the Altice

Cequel Corporation

Notes to Consolidated Financial Statements (Continued)

December 31, 2015

(dollars in thousands, except where otherwise indicated)

16. Related Party Transactions (Continued)

Acquisition, so no incentive fees were approved during the successor period from December 21, 2015 through December 31, 2015.

        Total compensation paid to Cequel III, LLC under the Management Agreement, which is included in the selling, general and administrative line in the accompanying consolidated statements of operations, was $11.0 million for the predecessor period from January 1, 2015 through December 20, 2015. The Management Agreement was terminated upon consummation of the Altice Acquisition, so no fees were paid to Cequel III during the successor period from December 21, 2015 through December 31, 2015. No payables to Cequel III, LLC were recorded at December 31, 2015.

        Pursuant to the Stockholders Agreement of CVC 2 B.V., a subsidiary of Altice and indirect owner of Cequel Corporation, dated as of December 21, 2015, Altice provides certain executive services, including CEO, CFO and COO services, to the Company. Compensation under the terms of the agreement is an annual fee of $10.0 million. At December 31, 2015, the Company had approximately $0.3 million recorded as a payable to Altice, related to services provided for the successor period from December 21, 2015 through December 31, 2015.

        On December 21, the Holdco Notes Issuer loaned the proceeds of the Holdco Notes to the Company to consummate the Altice Acquisition. The intercompany loan was recorded as Due to Parent at the fair value of the related debt at the time of the transaction. Once the Senior Notes Issuer builds sufficient restricted payment capacity and the ability to incur additional indebtedness in excess of the aggregate amount of the Holdco Notes, the Holdco Notes will automatically exchange into an equal aggregate principal amount of 2025 Senior Notes and the intercompany loan will be eliminated.

17. Employee Benefit Plan

        The Company's employees may participate in a 401(k) plan. Employees that qualify for participation can contribute up to 15% of their salary, on a pre-tax basis, subject to a maximum contribution limit as determined by the Internal Revenue Service. The Company matches 50% of the first 6% of participant contributions. The Company contributed approximately $0.2 million and $6.6 million, to the 401(k) plan for successor period from December 21, 2015 through December 31, 2015 and the predecessor period from January 1, 2015 through December 20, 2015, respectively.

18. Equity Based Compensation

Carried Interest Plan

        Prior to the Altice Acquisition, the general partners of the partnerships that held the shares of Cequel Corporation (collectively, the "Carry Interest Partnerships"), each adopted separate carried interest plans (collectively, the "Carried Interest Plan"), pursuant to which participants were awarded profit interest units in those partnerships. The purpose of the Carried Interest Plan was to provide participation in Cequel Corporation's long-term success and growth as an incentive to our executives, key employees, directors and other individuals who were responsible for and contributed to our management, growth and profitability, and to attract, retain and reward such participants.

Cequel Corporation

Notes to Consolidated Financial Statements (Continued)

December 31, 2015

(dollars in thousands, except where otherwise indicated)

18. Equity Based Compensation (Continued)

        Pursuant to the Carried Interest Plan, each Carry Interest Partnership was permitted to issue no more than 1,000,000 carry units. The Carry Interest Partnerships issued an aggregate of approximately 996,500 carry units. The awarded carry units that were forfeited or canceled in accordance with the Carried Interest Plan were available, under certain terms and conditions, for reissue in subsequent awards. In certain instances following cessation of their services on behalf of us, the participants had put rights or the Carry Interest Partnerships had call rights, with respect to such participants' carry units.

        The carry units were to vest in quarterly installments over four years. Certain adjustments to the vesting schedules and/or certain distributions could occur in respect of certain specified events in connection with the Carried Interest Plan, which included: (i) a sale or series of sales by one of the Sponsors to the other resulting in the transferring Sponsor owning less than 35% of its original total Sponsor ownership interest following such transaction, (ii) a sale or series of sales by the Sponsors to third parties resulting in the Sponsors together owning less than 35% of their aggregate original Sponsor ownership interests, (iii) a sale or series of sales by either BC Partners or CPPIB to third parties resulting in such Sponsor owning less than 35% of its original total Sponsor ownership interest, or (iv) a sale of substantially all of the assets of Cequel Corporation or a sale of substantially all of its shares.

        The Carried Interest Plan entitled participants to receive certain percentages of net cash proceeds received by the Carry Interest Partnerships in connection with sales by the Carry Interest Partnerships of common stock of Cequel Corporation, distributions from Cequel Corporation or amounts received upon liquidation or dissolution of Cequel Corporation. The amounts were paid to participants once threshold amounts had been received by the Carry Interest Partnerships and paid to the Sponsors and Management Investors in Cequel Corporation, and the percentage of cash proceeds to which the participants are entitled increased as the return to the Sponsors and such Management Investors increased.

        The Company measured the cost of employee services received in exchange for carry units based on the fair value of the award at each reporting period. The Company used the Monte Carlo Simulation Method to estimate the fair value of the awards. Because the Monte Carlo Simulation Method required the use of subjective assumptions, changes in these assumptions could have materially affected the fair value of the carried interest units granted. The time to liquidity event assumption was based on management's judgment. The equity volatility assumption were estimated using the historical weekly volatility of publicly traded comparable companies. The risk-free rate assumed in valuing the units was based on the U.S. Constant Maturity Treasury Rates for a period matching the expected time to liquidity event. The Company's total equity value was estimated by a third party using a range of indicated business enterprise values. For the year ended December 31, 2015, the Company recognized approximately $287.7 million, related to the push down of non-cash compensation expense for employees of Cequel.

        Concurrent with the Altice Acquisition, the Carried Interest Plan was cashed out based on an agreement between the Sponsors and the Management Holder whereby payments were made to

Cequel Corporation

Notes to Consolidated Financial Statements (Continued)

December 31, 2015

(dollars in thousands, except where otherwise indicated)

18. Equity Based Compensation (Continued)

participants in such Carried Interest Plan, including certain officers and directors of Cequel and Cequel Corporation, and the Carried Interest Plan was terminated.

19. Equity Distributions

        In December 2015, $32.2 million was contributed to the Company to pay certain transaction fees and expenses related to the Altice Acquisition.

20. Unaudited Quarterly Financial Data

        The following table presents quarterly data for the periods presented on the consolidated statements of operations (unaudited):

	Quarter Ended
	March 31,	June 30,	September 30,	December 31,
Successor 2015(1)
Revenues	$—	$—	$—	$72,943
Loss from operations	—	—	—	(16,383)
Net loss	—	—	—	(17,611)
Predecessor 2015(2)
Revenues	$588,250	$608,016	$605,112	$545,991
Income/(loss) from operations	79,029	(19,792)	62,196	(69,689)
Net income/(loss)	8,994	(277,397)	35,326	18,201

(1)
Successor 2015 consists of the period from December 21, 2015 through December 31, 2015.

(2)
Predecessor 2015 consists of the period from January 1, 2015 through December 20, 2015.

21. Subsequent Events

        The Company has updated its review of subsequent events as of March 30, 2016 (the date available for issuance) noting no events that require disclosure.